As filed with the Securities and Exchange Commission on November 25, 2009

Registration No. 333-162089

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HARRAH’S ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	7993	62-1411755
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

HARRAH’S OPERATING COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	7993	75-1941623
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael D. Cohen, Esq.

Vice President and Corporate Secretary

Harrah’s Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Monica K. Thurmond, Esq.

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

(212) 326-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
10.00% Second-Priority Senior Secured Notes due 2015	$214,800,000	100%	$214,800,000	$11,986
Guarantee of 10.00% Second-Priority Senior Secured Notes due 2015(3)	—	—	—	(4)
10.00% Second-Priority Senior Secured Notes due 2018	$847,621,000	100%	$847,621,000	$47,297
Guarantee of 10.00% Second-Priority Senior Secured Notes due 2018(3)	—	—	—	(4)
10.00% Second-Priority Senior Secured Notes due 2018	$3,705,498,000	100%	$3,705,498,000	$206,767
Guarantee of 10.00% Second-Priority Senior Secured Notes due 2018	—	—	—	(4)
11.25% Senior Secured Notes due 2017	$2,095,000,000	100%	$2,095,000,000	$116,901
Guarantee of 11.25% Senior Secured Notes due 2017(3)	—	—	—	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(f) of the rules and regulations of the Securities Act. Paid by wire transfer on September 24, 2009.
(3)	Harrah’s Entertainment, Inc. unconditionally guarantees the 10.00% Second-Priority Senior Secured Notes due 2015, the 10.00% Second-Priority Senior Secured Notes due 2018(1), the 10.00% Second-Priority Senior Secured Notes due 2018(2) on a senior unsecured basis and the 11.25% Senior Secured Notes due 2017 on a senior secured basis.
(4)	Pursuant to Rule 457(n) of the rules and regulations under the Securities Act, no separate fee for the guarantee is payable.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to Completion, dated November 25, 2009

PRELIMINARY PROSPECTUS

Harrah’s Operating Company, Inc.

OFFERS TO EXCHANGE

$214,800,000 aggregate principal amount of its 10.00% Second-Priority Senior Secured Notes due 2015, $847,621,000 aggregate principal amount of its 10.00% Second-Priority Senior Secured Notes due 2018, $3,705,498,000 aggregate principal amount of its 10.00% Second-Priority Senior Secured Notes due 2018 and $2,095,000,000 aggregate principal amount of its 11.25% Senior Secured Notes due 2017, the issuance of each of which has been registered under the Securities Act of 1933, as amended, for

any and all of its outstanding 10.00% Second-Priority Senior Secured Notes due 2015, 10.00% Second-Priority Senior Secured Notes due 2018, 10.00% Second-Priority Senior Secured Notes due 2018 and 11.25% Senior Secured Notes due 2017, respectively.

Harrah’s Operating Company, Inc. hereby offers, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offers”), to exchange up to $214,800,000 in aggregate principal amount of its registered 10.00% Second-Priority Senior Secured Notes due 2015 (the “2015 Second Lien Exchange Notes”) and the guarantee thereof, $847,621,000 in the aggregate principal amount of its registered 10.00% Second-Priority Senior Secured Notes due 2018 (the “2018(1) Second Lien Exchange Notes”), $3,705,498,000 in the aggregate principal amount of its registered 10.00% Second-Priority Senior Secured Notes due 2018 (the “2018(2) Second Lien Exchange Notes” and, collectively with the 2015 Second Lien Exchange Notes and the 2018(1) Second Lien Exchange Notes, the “Second Lien Exchange Notes”) and the guarantee thereof, and $2,095,000,000 in aggregate principal amount of its registered 11.25% Senior Secured Notes due 2017 (the “First Lien Exchange Notes” and, collectively with the Second Lien Exchange Notes, the “exchange notes”) and any guarantees thereof, for a like principal amount of its unregistered 10.00% Second-Priority Senior Secured Notes due 2015 (the “Original 2015 Second Lien Notes”), 10.00% Second-Priority Senior Secured Notes due 2018 (the “Original 2018(1) Second Lien Notes”), 10.00% Second-Priority Senior Secured Notes due 2018 (the “Original 2018(2) Second Lien Notes” and, collectively with the Original 2015 Second Lien Notes and Original 2018(1) Second Lien Notes, the “Original Second Lien Notes”) and 11.25% Senior Secured Notes due 2017 (the “Original First Lien Notes” and, collectively with the Original Second Lien Notes, the “original notes”). We refer to the original First Lien Notes and the First Lien Exchange Notes collectively as the First Lien Notes, and we refer to the Original Second Lien Notes and the Second Lien Exchange Notes as the “Second Lien Notes.” We refer to the original notes and exchange notes collectively as the “notes.” The terms of the exchange notes and the guarantee thereof are identical to the terms of the related original notes and the guarantees thereof in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the original notes. The notes are irrevocably and unconditionally guaranteed by Harrah’s Entertainment, Inc. The notes will be exchanged in denominations of $2,000 and in integral multiples of $1,000.

We will exchange any and all original notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on                     , 2009, unless extended.

We have not applied, and do not intend to apply, for listing of the notes on any national securities exchange or automated quotation system.

See “Risk Factors” beginning on page 28 of this prospectus for a discussion of certain risks that you should consider before participating in these exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission (the “SEC”) the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

Until                     , 2009 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offers, may be required to deliver a prospectus.

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PROSPECTUS SUMMARY

The following summary contains information about Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc. and the notes. It does not contain all of the information that may be important to you in making a decision to participate in the offering. For a more complete understanding of Harrah’s Entertainment, Inc., Harrah’s Operating and the notes, we urge you to read this prospectus carefully, including the sections entitled “Risk Factors,” “Forward Looking Statements” and “Where You Can Find More Information.” Unless otherwise noted or indicated by the context, the terms “Harrah’s,” “HET” and “Harrah’s Entertainment” refer to Harrah’s Entertainment, Inc., and “we,” “us” and “our” refer to Harrah’s Entertainment, Inc. and its consolidated subsidiaries, and “Harrah’s Operating” or “HOC” refers to Harrah’s Operating Company, Inc.

As of September 30, 2009, Harrah’s Entertainment owned or managed 52 casinos through its subsidiaries. In connection with the financing of the Acquisition described under “The Acquisition Transactions,” six casinos were spun or transferred out of HOC to entities that are side-by-side with HOC. See “The Acquisition Transactions—CMBS Transactions.” In addition, in connection with the Acquisition Transactions, London Clubs and its subsidiaries became subsidiaries of HOC. See “The Acquisition Transactions—London Clubs Transfer.” HOC has remained a direct, wholly owned subsidiary of Harrah’s Entertainment and as of September 30, 2009 owned or managed 46 of our 52 casinos. Notwithstanding these spin-offs and transfers, management of Harrah’s Entertainment continues to manage all of the properties of HOC and those held by its sister subsidiaries as one company, but HOC is not entitled to receive any direct contribution or proceeds from its sister subsidiaries’ operations. Harrah’s Entertainment will guarantee the exchange notes; the CMBS Borrowers (as defined) will not. As a result, you should see the financial and pro forma financial information of Harrah’s Entertainment as well as pro forma financial information of HOC to give a meaningful and complete presentation of the CMBS Transactions and the London Clubs Transfer, among others.

Our Company

Harrah’s Entertainment, Inc., a Delaware corporation, is one of the largest casino entertainment providers in the world. As of September 30, 2009, we owned or managed, through various subsidiaries, 52 casinos in six countries, but primarily in the United States and the United Kingdom. HOC owned or managed 46 of these casinos. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States. Our casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one managed casino in Canada, one combination greyhound racetrack and casino, one combination thoroughbred racetrack and casino and one harness racetrack and casino. Our 33 land-based casinos include one in Uruguay, eleven in the United Kingdom, two in Egypt and one in South Africa. As of September 30, 2009, our facilities have an aggregate of approximately three million square feet of gaming space and approximately 39,000 hotel rooms. We have a customer loyalty program, Total Rewards, which has over 40 million members, that we use for marketing promotions and to generate play by our customers when they travel among our markets in the United States and Canada. We also own and operate the World Series of Poker tournament and brand.

Our History

Harrah’s Entertainment commenced its casino operations in 1937 and became a publicly listed company in 1971. Two years later, it became the first gaming company to be listed on the New York Stock Exchange (“NYSE”). In 1980, Harrah’s Entertainment was acquired by Holiday Inns, Inc. and was delisted from the NYSE. In 1995, Harrah’s Entertainment again became a stand-alone company and resumed trading on the NYSE.

Harrah’s Entertainment has grown through a series of strategic acquisitions that have strengthened its scale, geographic diversity and leading market positions. In 1998, it completed its acquisition of Showboat, Inc. and in 1999, it purchased Rio Hotel & Casino, Inc. In 2000, it completed the purchase of Players International. During the next five years, Harrah’s Entertainment acquired Harveys Casino Resorts (2001), Horseshoe Gaming Holding Corp (2004), the rights to the World Series of Poker (2004) and the Imperial Palace Hotel & Casino in Las Vegas (2005). Harrah’s Entertainment also acquired Caesars Entertainment, Inc. in 2005, which, at $9.3 billion, was the largest merger in the history of the gaming industry and secured Harrah’s Entertainment’s position as the world’s largest casino company. Additionally, Harrah’s Entertainment has expanded internationally, completing the acquisitions of London Clubs International plc (“London Clubs”) in 2006 and Macau Orient Golf in 2007.

In order to generate same store gaming revenue growth (defined as annual gaming revenue growth for properties held by us throughout the year) and cross-market play (defined as play by a guest in a property outside the home market of their primary gaming property) among its casinos, in 1997, Harrah’s Entertainment launched the Total Rewards program, which allows customers to earn benefits by playing at most Harrah’s Entertainment casinos, as well as WINet (Winner’s Information Network), the industry’s first sophisticated nationwide customer database. Total Rewards was the first technology-based customer relationship management strategy implemented in the gaming industry and has been an effective tool used by management to enhance overall operating results.

The Acquisition

On December 19, 2006, Harrah’s Entertainment entered into a definitive merger agreement with Hamlet Holdings LLC, a Delaware limited liability company (“Hamlet Holdings”), and Hamlet Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Hamlet Holdings (“Merger Sub”). Hamlet Holdings and Merger Sub were formed and are controlled by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG” and, together with Apollo, the “Sponsors”). Pursuant to the merger agreement, on January 28, 2008, Merger Sub merged with and into Harrah’s Entertainment, and each share of Harrah’s

Entertainment’s common stock issued and outstanding immediately prior to the effective time of the merger, was converted into the right to receive $90.00 in cash, which, when taken together with the net settlement of outstanding options, stock appreciation rights, restricted stock and restricted stock units, represents merger consideration of $17,375 million in the aggregate. We refer to the merger and payment of merger consideration as the “Acquisition.”

Upon completion of the Acquisition, Hamlet Holdings, funds affiliated with and controlled by the Sponsors, certain co-investors and certain members of management became the owners of all of the outstanding equity interests of Harrah’s Entertainment. Hamlet Holdings, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, holds all of the voting common stock of Harrah’s Entertainment. The voting common stock does not have any economic rights. Funds affiliated with and controlled by the Sponsors, their co-investors and members of management each hold non-voting common stock and non-voting preferred stock.

For more information regarding the Acquisition, including the financing thereof, see “The Acquisition Transactions.”

Recent Events

Tender Offers and Incremental Loans

On October 22, 2009, HOC completed cash tender offers (the “2010/2011 Tender Offers”) for certain of its outstanding debt securities with maturities in 2010 and 2011. HOC purchased $4.5 million of its 5.500% senior notes due 2010, $17.2 million of its 7.875% senior subordinated notes due 2010, $19.6 million of its 8.000% senior notes due 2011 and $4.2 million of its 8.125% senior subordinated notes due 2011 for an aggregate consideration of approximately $44.5 million. In connection with the 2010/2011 Tender Offers, HOC borrowed $1 billion of new term loans under its senior secured credit facilities pursuant to an incremental amendment (the “Incremental Loans”). A portion of the net proceeds of the Incremental Loans was used to purchase the notes validly tendered and not validly withdrawn pursuant to the 2010/2011 Tender Offers.

CMBS Loan Purchases

On October 22, 2009, Harrah’s Entertainment entered into purchase and sale agreements with certain lenders to acquire mezzanine loans under its commercial mortgage-backed securities financing. Harrah’s Entertainment will purchase these loans using up to an aggregate amount of $250 million of cash, at a purchase price of between 25 and 30 cents per $1.00 principal amount of such loans, depending on certain circumstances. Any loan purchased by Harrah’s Entertainment in such purchases will be cancelled.

The Sponsors

Apollo

Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Singapore, Frankfurt, Luxembourg and Mumbai. As of September 30, 2009, Apollo has assets under management in excess of $41 billion in private equity, hedge funds, distressed debt and mezzanine funds invested across a core group of industries where Apollo has considerable knowledge and resources.

TPG

TPG manages one of the world’s leading private investment firms with approximately $45 billion of assets under management as of September 30, 2009. The firm was founded in 1992 and is led by David Bonderman and James G. Coulter. Through its global buyout platform, TPG Capital, the firm generally makes significant investments in companies through acquisitions and restructurings across a broad range of industries throughout North America, Europe, Asia and Australia.

Organizational Structure

The chart below is a summary of the organizational structure of Harrah’s Entertainment and HOC and illustrates the long-term debt that will be outstanding following the exchange offers.

Corporate Structure

(1)	The members of Hamlet Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo, and David Bonderman, James Coulter and Jonathan Coslet, each of whom is affiliated with TPG. Each member holds approximately 17% of the limited liability company interests of Hamlet Holdings.

(2)	HET currently guarantees all of the debt securities set forth above and the senior secured credit facilities. In addition, it has provided a payment guarantee of the operating leases under the CMBS Facilities (as defined in “The Acquisition Transactions”). The guarantee by HET of the obligations under all of the debt of HOC set forth above and the notes is structurally subordinated to the CMBS Facilities.
(3)	Includes captive insurance subsidiaries and Harrah’s BC, Inc. (“HBC”).
(4)	Upon the closing of the Acquisition, we entered into the senior secured credit facilities, which include a $2,000 million revolving credit facility that was reduced to $1,630 million due to debt retirements subsequent to the closing of the Acquisition. At September 30, 2009, on an adjusted basis after giving effect to the Incremental Loans, $1,433 million of additional borrowing capacity is available under our revolving credit facility, with an additional $162 million committed to back letters of credit, all of which is secured on a first priority basis.
(5)	Excludes HOC’s 5.625% Senior Notes due 2015, 6.50% Senior Notes due 2016 and 5.75% Senior Notes due 2017 currently held by HBC.
(6)	The CMBS Borrowers and their respective subsidiaries do not guarantee, or pledge their assets as security for, the notes, the senior secured credit facilities or any other indebtedness of HOC and are not directly liable for any obligations thereunder.
(7)	Each of the wholly owned domestic subsidiaries of HOC that pledged its assets to secure the senior secured credit facilities has also pledged its assets to secure the notes. The equity interests of HOC and of HOC’s subsidiaries that have been pledged to secure HOC’s obligations under its senior secured credit facilities and the First Lien Notes have not been pledged to secure HOC’s obligations under the Second Lien Notes.
(8)	Includes $230 million senior secured term loan entered into in August 2009 by Chester Downs and Marina, LLC, which is not a Subsidiary Pledgor.

Summary of the Terms of the Exchange Offers

In connection with the issuance of the original notes, Harrah’s Operating entered into registration rights agreements with the dealer managers for the offerings of the Original Second Lien Notes and the initial purchasers of the Original First Lien Notes. Under those agreements, Harrah’s Operating agreed to deliver to you this prospectus and to consummate the exchange offers.

Original Notes

Original 2015 Second Lien Notes	$214,800,000 aggregate principal amount of 10.00% Second-Priority Senior Secured Notes due 2015 (the “Original 2015 Second Lien Notes”);

Original 2018(1) Second Lien Notes	$847,621,000 aggregate principal amount of 10.00% Second-Priority Senior Secured Notes due 2018 (the “Original 2018(1) Second Lien Notes”).

Original 2018(2) Second Lien Notes	$3,705,498,000 aggregate principal amount of 10.00% Second-Priority Senior Secured Notes due 2018 (the “Original 2018(2) Second Lien Notes”). We refer to the Original 2015 Second Lien Notes, the Original 2018(1) Second Lien Notes and the Original 2018(2) Second Lien Notes collectively as the “Original Second Lien Notes.”

Original First Lien Notes	$2,095,000,000 aggregate principal amount of 11.25% Senior Secured Notes due 2017 consisting of $1,375,000,000 11.25% Senior Secured Notes due 2017 issued on June 10, 2009 and $720,000,000 11.25% Senior Secured Notes due 2017 issued on September 11, 2009 (collectively, the “Original First Lien Notes”). We refer to the Original Second Lien Notes and the Original First Lien Notes collectively as the “original notes.”

Notes Offered

2015 Second Lien Exchange Notes	10.00% Second-Priority Senior Secured Notes due 2015 (the “2015 Second Lien Exchange Notes”). The terms of the 2015 Second Lien Exchange Notes are substantially identical to those terms of the Original 2015 Second Lien Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the Original 2015 Second Lien Notes do not apply to the 2015 Second Lien Exchange Notes.

2018(1) Second Lien Exchange Notes	10.00% Second-Priority Senior Secured Notes due 2018 (the “2018 Second Lien Exchange Notes”). The terms of the 2018 Second Lien Exchange Notes are substantially identical to those terms of the Original 2018(1) Second Lien Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the original notes do not apply to the exchange notes.

2018(2) Second Lien Exchange Notes	10.00% Second-Priority Senior Secured Notes due 2018 (the “2018 Second Lien Exchange Notes”). The terms of the 2018 Second Lien Exchange Notes are substantially identical to those terms of the

Original 2018(2) Second Lien Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the original notes do not apply to the exchange notes. We refer to the 2015 Second Lien Exchange Notes, the 2018(1) Second Lien Exchange Notes and the 2018(2) Second Lien Exchange Notes collectively as the “Second Lien Exchange Notes.” We refer to the Original Second Lien Notes and the Second Lien Exchange Notes collectively as the “Second Lien Notes.”

First Lien Exchange Notes	11.25% Senior Secured Notes due 2017 (the “First Lien Exchange Notes”). The terms of the First Lien Exchange Notes are substantially identical to those terms of the Original First Lien Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the Original First Lien Notes do not apply to the First Lien Exchange Notes. We refer to the Original First Lien Notes and the First Lien Exchange Notes collectively as the “First Lien Notes.” We refer to the 2015 Second Lien Exchange Notes, the 2018 Second Lien Exchange Notes and the First Lien Exchange Notes as the “exchange notes.”

Exchange Offers	Harrah’s Operating is offering to exchange:

•	up to $214,800,000 aggregate principal amount of its 2015 Second Lien Exchange Notes, which have been registered under the Securities Act, for an equal amount of its Original 2015 Second Lien Notes;

•

up to $847,621,000 aggregate principal amount of its 2018(1) Second Lien Exchange Notes, which have been registered under the Securities Act, for an equal amount of its Original 2018(1) Second Lien Notes;

•

up to $3,705,498,000 aggregate principal amount of its 2018(2) Second Lien Exchange Notes, which have been registered under the Securities Act, for an equal amount of its Original 2018(2) Second Lien Notes; and

•	up to $2,095,000,000 aggregate principal amount of its First Lien Exchange Notes, which have been registered under the Securities Act, for an equal amount of its Original First Lien Notes.

Harrah’s Operating is also offering to satisfy certain of its obligations under the registration rights agreements that Harrah’s Operating entered into when it issued the original notes in transactions exempt from registration under the Securities Act.

Expiration Date; Withdrawal of Tenders

The exchange offers will expire at 5:00 p.m., New York City time, on                     , 2009, or such later date and time to which Harrah’s Operating extends it. Harrah’s Operating does not currently intend to extend the expiration date. A tender of original notes pursuant to the exchange offers may be withdrawn at any time prior to the expiration date. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers.

Conditions to the Exchange Offers	The exchange offers are subject to customary conditions, some of which Harrah’s Operating may waive. For more information, see “The Exchange Offers—Certain Conditions to the Exchange Offers.”

Procedures for Tendering Original Notes	If you wish to accept the exchange offers, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the original notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold original notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•

you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery Procedures	If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offers—Guaranteed Delivery Procedures.”

Effect on Holders of Original Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, the exchange offers, Harrah’s Operating will have fulfilled a covenant contained in each of the registration rights agreements for the original notes and, accordingly, Harrah’s Operating will not be obligated to pay additional interest as described in each of the registration rights agreements. If you are a holder of original notes and do not tender your original notes in the exchange offers, you will continue to hold such original notes and you will be entitled to all the rights and limitations applicable to the original notes in the indenture, except for any rights under the registration rights agreements that, by their terms, terminate upon the consummation of the exchange offers.

Consequences of Failure to Exchange	All untendered original notes will continue to be subject to the restrictions on transfer provided for in the original notes and in the indenture. In general, the original notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, Harrah’s Operating does not currently anticipate that it will register the original notes under the Securities Act.

Resale of the Exchange Notes	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for original notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the exchange notes in the ordinary course of business; and

•

have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of Harrah’s Entertainment’s affiliates, to participate in, a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offers in exchange for original notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of Distribution.” Any holder of original notes, including any broker-dealer, who:

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of its business, or

•	tenders in the exchange offers with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Material Tax Consequences	The exchange of original notes for exchange notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes. For more information, see “Certain U.S. Federal Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offers. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offers—Exchange Agent.”

Summary of the Terms of the Exchange Notes

The following summary highlights the material information regarding the exchange notes contained elsewhere in this prospectus. We urge you to read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and related notes.

Issuer	Harrah’s Operating Company, Inc.

2015 Second Lien Exchange Notes	$214,800,000 aggregate principal amount of our 10.00% Second-Priority Senior Secured Notes due 2015.

Maturity Date	The 2015 Second Lien Exchange Notes will mature on December 15, 2015.

Interest Rate	Interest on the 2015 Second Lien Exchange Notes will be payable in cash and will accrue from the issue date of the 2015 Second Lien Exchange Notes at a rate of 10.00% per annum.

Interest Payment Date	June 15 and December 15, commencing on June 15, 2009

Collateral	The 2015 Second Lien Exchange Notes will be secured by a second priority security interest in the collateral granted to the collateral agent for the benefit of the holders of the Second Lien Notes and other future parity lien debt that may be issued in compliance with the terms of the indenture governing the 2015 Second Lien Exchange Notes. These liens will be junior in priority to the liens on substantially the same collateral securing the senior secured credit facilities and the First Lien Notes and to all other permitted prior liens, including liens securing certain hedging obligations and cash management obligations. The liens securing first priority lien obligations will be held by the collateral agent under the senior secured credit facilities.

The collateral securing the 2015 Second Lien Exchange Notes will be substantially all of Harrah’s Operating’s and the Subsidiary Pledgor’s property and assets that secure the senior secured credit facilities, which excludes: (i) any property or assets owned by any foreign subsidiaries, (ii) certain real property and vessels, (iii) any vehicles, (iv) cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements), (v) subject to limited exceptions, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation (including gaming regulations) or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement, and (vi) certain other limited exclusions. While the collateral securing the senior secured credit facilities and the First Lien Notes includes the equity interests of Harrah’s Operating and substantially all of Harrah’s Operating’s domestic subsidiaries and

“first-tier” foreign subsidiaries, the collateral securing the 2015 Second Lien Exchange Notes will not include securities and other equity interests of Harrah’s Operating or its subsidiaries. For more information, see “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Security for the Notes.”

Intercreditor Agreement	The trustee and the collateral agent under the indenture governing the 2015 Second Lien Exchange Notes and representatives of the first priority lien obligations are parties to an intercreditor agreement as to the relative priorities of their respective security interests in Harrah’s Operating’s and Subsidiary Pledgors’ assets securing the 2015 Second Lien Exchange Notes and first priority lien obligations and certain other matters relating to the administration of security interests. The terms of the intercreditor agreement are set forth under “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Security for the Notes.”

Ranking	The 2015 Second Lien Exchange Notes:

•	will be senior indebtedness of Harrah’s Operating;

•	will rank pari passu in right of payment with all existing and future senior indebtedness of Harrah’s Operating;

•	will be senior in right of payment to all existing and future subordinated indebtedness of Harrah’s Operating; and

•	will be effectively subordinated in right of payment to all existing and future indebtedness and liabilities of subsidiaries of Harrah’s Operating that are not Subsidiary Pledgors.

The 2015 Second Lien Exchange Notes will have the benefit of a security interest in the collateral that will be second in priority behind the senior secured credit facilities and the First Lien Notes, subject to permitted prior liens and exceptions described under “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Security for the Notes.” Although none of HOC’s subsidiaries will guarantee the Second Lien Exchange Notes, all of HOC’s domestic wholly owned subsidiaries that pledge their assets and property to secure the loans under the senior secured credit facilities, the First Lien Notes and other first priority lien obligations, if any, will become Subsidiary Pledgors with respect to the 2015 Second Lien Exchange Notes, and their assets and property will secure the 2015 Second Lien Exchange Notes to the extent described under “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes —Security for the Notes.”

Guarantee	The 2015 Second Lien Exchange Notes are irrevocably and unconditionally guaranteed by Harrah’s Entertainment.

Optional Redemption	Harrah’s Operating may redeem the 2015 Second Lien Exchange Notes, in whole or part, at any time prior to December 15, 2012 at a price equal to 100% of the principal amount of the 2015 Second Lien

Exchange Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium,” as described in “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Optional Redemption.”

Harrah’s Operating may redeem the 2015 Second Lien Exchange Notes, in whole or in part, on or after December 15, 2012 at the redemption prices set forth under “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) before December 15, 2011, Harrah’s Operating may choose to redeem up to 35% of the principal amount of the 2015 Second Lien Exchange Notes at a redemption price equal to 110.00% of the face amount thereof with the net proceeds of one or more equity offerings to the extent such net cash proceeds are received by or contributed to Harrah’s Operating and so long as at least 50% of the aggregate principal amount of the 2015 Second Lien Exchange Notes issued remains outstanding afterwards. See “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Optional Redemption.”

Mandatory Redemption	If the 2015 Second Lien Exchange Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of each accrual period ending after the fifth anniversary of the 2015 Second Lien Exchange Notes’ issuance (each an “AHYDO redemption date”), we will be required to redeem for cash a portion of each applicable 2015 Second Lien Exchange Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each 2015 Exchange Second Lien Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a 2015 Second Lien Exchange Note that must be required to be redeemed to prevent such 2015 Second Lien Exchange Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the 2015 Second Lien Exchange Notes prior to the AHYDO redemption date pursuant to any other provision of the indenture will alter our obligation to make the Mandatory Principal Redemption with respect to any 2015 Second Lien Exchange Notes that remain outstanding on an AHYDO redemption date.

Change of Control

If Harrah’s Operating experiences a change of control (as defined in the indentures governing the exchange notes), Harrah’s Operating will be required to make an offer to repurchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Change of Control.”

Certain Covenants	We issued the 2015 Second Lien Exchange Notes and the 2018(1) Second Lien Exchange Notes under a single indenture, which contains covenants limiting Harrah’s Operating’s ability and the ability of its subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of its capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into certain transactions with its affiliates; and

•	designate its subsidiaries as unrestricted subsidiaries.

The covenants are subject to a number of important limitations and exceptions. In addition, the restrictive covenants do not apply to Harrah’s Entertainment. See “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes.” Certain covenants will cease to apply to the 2015 Second Lien Exchange Notes for so long as such notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

2018(1) Second Lien Exchange Notes	$847,621,000 aggregate principal amount of 10.00% Second-Priority Senior Secured Notes due 2018.

Maturity Date	The 2018(1) Second Lien Exchange Notes will mature on December 15, 2018.

Interest Rate	Interest on the 2018(1) Second Lien Exchange Notes will be payable in cash and will accrue from the issue date of the 2018(1) Second Lien Exchange Notes at a rate of 10.00% per annum.

Interest Payment Date	June 15 and December 15, commencing on June 15, 2009

Collateral

The 2018(1) Second Lien Exchange Notes will be secured by a second priority security interest in the collateral granted to the collateral agent for the benefit of the holders of the Second Lien Notes and other future parity lien debt that may be issued in compliance with the terms of the indenture governing the 2018(1)

Second Lien Exchange Notes. These liens will be junior in priority to the liens on substantially the same collateral securing the senior secured credit facilities and the First Lien Notes and to all other permitted prior liens, including liens securing certain hedging obligations and cash management obligations. The liens securing first priority lien obligations will be held by the collateral agent under the senior secured credit facilities.

The collateral securing the 2018(1) Second Lien Exchange Notes will be substantially all of Harrah’s Operating’s and the Subsidiary Pledgor’s property and assets that secure the senior secured credit facilities, which excludes: (i) any property or assets owned by any foreign subsidiaries, (ii) certain real property and vessels, (iii) any vehicles, (iv) cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements), (v) subject to limited exceptions, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation (including gaming regulations) or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement, and (vi) certain other limited exclusions. While the collateral securing the senior secured credit facilities and the First Lien Notes includes the equity interests of Harrah’s Operating and substantially all of Harrah’s Operating’s domestic subsidiaries and “first-tier” foreign subsidiaries, the collateral securing the 2018(1) Second Lien Exchange Notes will not include securities and other equity interests of Harrah’s Operating or its subsidiaries. For more information, see “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Security for the Notes.”

Intercreditor Agreement	The trustee and the collateral agent under the indenture governing the 2015 Second Lien Exchange Notes and the representatives of the first priority lien obligations entered into an intercreditor agreement as to the relative priorities of their respective security interests in Harrah’s Operating’s and Subsidiary Pledgors’ assets securing the 2015 Second Lien Exchange Notes and the first priority lien obligations facilities and certain other matters relating to the administration of security interests. The terms of the intercreditor agreement are set forth under “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Security for the Notes.”

Ranking	The 2018(1) Second Lien Exchange Notes:

•	will be senior indebtedness of Harrah’s Operating;

•	will rank pari passu in right of payment with all existing and future senior indebtedness of Harrah’s Operating;

•	will be senior in right of payment to all existing and future subordinated indebtedness of Harrah’s Operating; and

•	will be effectively subordinated in right of payment to all existing and future indebtedness and liabilities of subsidiaries of Harrah’s Operating that are not Subsidiary Pledgors.

The 2018(1) Second Lien Exchange Notes will have the benefit of a security interest in the collateral that will be second in priority behind the senior secured credit facilities and the First Lien Notes, subject to permitted prior liens and exceptions described under “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Security for the Notes.” Although none of HOC’s subsidiaries will guarantee the Second Lien Exchange Notes, all of HOC’s domestic wholly owned subsidiaries that pledge their assets and property to secure the loans under the senior secured credit facilities, the First Lien Notes and other first priority lien obligations, if any, will become Subsidiary Pledgors with respect to the 2018(1) Second Lien Exchange Notes, and their assets and property will secure the 2018(1) Second Lien Exchange Notes to the extent described under “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Security for the Notes.”

Guarantee	The 2018(1) Second Lien Exchange Notes are irrevocably and unconditionally guaranteed by Harrah’s Entertainment.

Optional Redemption	Harrah’s Operating may redeem the 2018(1) Second Lien Exchange Notes, in whole or part, at any time prior to December 15, 2013 at a price equal to 100% of the principal amount of the 2018(1) Second Lien Exchange Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium,” as described in “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Optional Redemption.”

Harrah’s Operating may redeem the 2018(1) Second Lien Exchange Notes, in whole or in part, on or after December 15, 2013 at the redemption prices set forth under “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) before December 15, 2011, Harrah’s Operating may choose to redeem up to 35% of the principal amount of the 2018(1) Second Lien Exchange Notes at a redemption price equal to 110.00% of the face amount thereof with the net proceeds of one or more equity offerings to the extent such net cash proceeds are received by or contributed to Harrah’s Operating and so long as at least 50% of the aggregate principal amount of the 2018(1) Second Lien Exchange Notes issued remains outstanding afterwards. See “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Optional Redemption.”

Mandatory Redemption	If the 2018(1) Second Lien Exchange Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of each accrual period ending after the fifth anniversary of the 2018(1) Second Lien Exchange Notes’ issuance (each an “AHYDO redemption date”), we will be required to redeem for cash a portion of each applicable 2018(1) Second Lien Exchange Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each 2018(1) Exchange Second Lien Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a 2018(1) Second Lien Exchange Note that must be required to be redeemed to prevent such 2018(1) Second Lien Exchange Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the 2018(1) Second Lien Exchange Notes prior to the AHYDO redemption date pursuant to any other provision of the indenture will alter our obligation to make the Mandatory Principal Redemption with respect to any 2018(1) Second Lien Exchange Notes that remain outstanding on an AHYDO redemption date.

Change of Control	If Harrah’s Operating experiences a change of control (as defined in the indentures governing the exchange notes), Harrah’s Operating will be required to make an offer to repurchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Change of Control.”

Certain Covenants	We issued the 2015 Second Lien Exchange Notes and the 2018(1) Second Lien Exchange Notes under a single indenture, which contains covenants limiting Harrah’s Operating ability and the ability of its subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of its capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into certain transactions with its affiliates; and

•	designate its subsidiaries as unrestricted subsidiaries.

The covenants are subject to a number of important limitations and exceptions. In addition, the restrictive covenants do not apply to Harrah’s Entertainment. See “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes.” Certain covenants will cease to apply to the 2015 Second Lien Exchange Notes for so long as such notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

2018(2) Second Lien Exchange Notes	$3,705,498,000 aggregate principal amount of 10.00% Second-Priority Senior Secured Notes due 2018.

Maturity Date	The 2018(2) Second Lien Exchange Notes will mature on December 15, 2018.

Interest Rate	Interest on the 2018(2) Second Lien Exchange Notes will be payable in cash and will accrue from the issue date of the 2018(2) Second Lien Exchange Notes at a rate of 10.00% per annum.

Interest Payment Date	June 15 and December 15, commencing on June 15, 2009.

Collateral	The 2018(2) Second Lien Exchange Notes will be secured by a second priority security interest in the collateral granted to the collateral agent for the benefit of the holders of the Second Lien Notes and other future parity lien debt that may be issued in compliance with the terms of the indenture governing the 2018(2) Second Lien Exchange Notes. These liens will be junior in priority to the liens on substantially the same collateral securing the senior secured credit facilities and the First Lien Notes and to all other permitted prior liens, including liens securing certain hedging obligations and cash management obligations. The liens securing first priority lien obligations will be held by the collateral agent under the senior secured credit facilities.

The collateral securing the 2018(2) Second Lien Exchange Notes will be substantially all of Harrah’s Operating’s and the Subsidiary Pledgor’s property and assets that secure the senior secured credit facilities, which excludes: (i) any property or assets owned by any foreign subsidiaries, (ii) certain real property and vessels, (iii) any vehicles, (iv) cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements), (v) subject to limited exceptions, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation (including gaming regulations) or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement, and (vi) certain other limited exclusions. While the collateral securing the senior secured credit facilities and the First Lien Notes includes the equity interests of Harrah’s Operating and substantially all of Harrah’s Operating’s domestic subsidiaries and “first-tier” foreign subsidiaries, the collateral securing the 2018(2) Second Lien Exchange Notes will not include securities and other equity interests of Harrah’s Operating or its subsidiaries. For more information, see “Description of 2018(2) Second Lien Exchange Notes—Security for the Notes.”

Intercreditor Agreement	The trustee and the collateral agent under the indenture governing the 2018(2) Second Lien Exchange Notes and representatives of the first priority lien obligations entered into a joinder to the intercreditor agreement, dated as of December 24, 2008, as to the relative priorities of their respective security interests in Harrah’s Operating’s and Subsidiary Pledgors’ assets securing the 2018(2) Second Lien Exchange Notes and the first priority lien obligations and certain other matters relating to the administration of security interests. The terms of the intercreditor agreement are set forth under “Description of 2018(2) Second Lien Exchange Notes—Security Documents and Intercreditor Agreement.”

Ranking	The 2018(2) Second Lien Exchange Notes:

•	will be senior indebtedness of Harrah’s Operating;

•	will rank pari passu in right of payment with all existing and future senior indebtedness of Harrah’s Operating;

•	will be senior in right of payment to all existing and future subordinated indebtedness of Harrah’s Operating; and

•	will be effectively subordinated in right of payment to all existing and future indebtedness and liabilities of subsidiaries of Harrah’s Operating that are not Subsidiary Pledgors.

The 2018(2) Second Lien Exchange Notes will have the benefit of a security interest in the collateral that will be second in priority behind the senior secured credit facilities and the First Lien Notes, subject to permitted prior liens and exceptions described under “Description of 2018(2) Second Lien Exchange Notes—Security for the Notes.” Although none of HOC’s subsidiaries will guarantee the Second Lien Exchange Notes, all of HOC’s domestic wholly owned subsidiaries that pledge their assets and property to secure the loans under the senior secured credit facilities, the First Lien Notes and other first priority lien obligations, if any, will become Subsidiary Pledgors with respect to the 2018(2) Second Lien Exchange Notes, and their assets and property will secure the 2018(2) Second Lien Exchange Notes to the extent described under “Description of 2018(2) Second Lien Exchange Notes—Security for the Notes.”

Guarantee	The 2018(2) Second Lien Exchange Notes are irrevocably and unconditionally guaranteed by Harrah’s Entertainment, subject to certain limitations. See “Description of 2018(2) Second Lien Exchange Notes—Parent Guarantee.”

Optional Redemption	Harrah’s Operating may redeem the 2018(2) Second Lien Exchange Notes, in whole or part, at any time prior to December 15, 2013 at a price equal to 100% of the principal amount of the Second Lien Exchange Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium,” as described in “Description of 2018(2) Second Lien Exchange Notes—Optional Redemption.” Harrah’s Operating may redeem the 2018(2) Second Lien Exchange Notes, in whole or in part, on or after December 15, 2013 at the redemption prices set forth under “Description of 2018(2) Second Lien Exchange Notes—Optional Redemption.”

Optional Redemption after Certain Equity Offerings and Mandatory Redemption	At any time (which may be more than once) before December 15, 2011, Harrah’s Operating may choose to redeem up to 35% of the principal amount of 2018(2) Second Lien Exchange Notes at a redemption price equal to 110.00% of the face amount thereof with the net proceeds of one or more equity offerings to the extent such net cash proceeds are received by or contributed to Harrah’s Operating and so long as at least 50% of the aggregate principal amount of the 2018(2) Second Lien Exchange Notes s outstanding afterwards. See “Description of 2018(2) Second Lien Exchange Notes—Optional Redemption.”

Change of Control	If Harrah’s Operating experiences a change of control (as defined in the indentures governing the exchange notes), Harrah’s Operating will be required to make an offer to repurchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of 2018(2) Second Lien Exchange Notes—Change of Control.”

Certain Covenants	We issued the 2018(2) Second Lien Exchange Notes under an indenture that contains covenants limiting Harrah’s Operating’s ability and the ability of its subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of its capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into certain transactions with its affiliates; and

•	designate its subsidiaries as unrestricted subsidiaries.

The covenants are subject to a number of important limitations and exceptions. In addition, the restrictive covenants do not apply to Harrah’s Entertainment. See “Description of 2018(2) Second Lien Exchange Notes.” Certain covenants will cease to apply to 2018(2) Second Lien Exchange Notes for so long as such notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

First Lien Exchange Notes	$2,095,000,000 aggregate principal amount 11.25% notes due 2017.

Maturity Date	The First Lien Exchange Notes will mature on June 1, 2017.

Interest Rate	Interest on the First Lien Exchange Notes will be payable in cash and will accrue from the issue date of the First Lien Exchange Notes at a rate of 11.25% per annum.

Interest Payment Date	June 1 and December 1 of each year after the date of issuance of the First Lien Exchange Notes commencing December 1, 2009

Ranking	The First Lien Exchange Notes:

•	will be senior indebtedness of Harrah’s Operating;

•	will rank pari passu in right of payment with all existing and future senior indebtedness of Harrah’s Operating;

•	will be senior in right of payment to all existing and future subordinated indebtedness of Harrah’s Operating; and

•	will be effectively subordinated in right of payment to all existing and future indebtedness and liabilities of subsidiaries of Harrah’s Operating that are not Subsidiary Pledgors.

The First Lien Exchange Notes will have the benefit of a security interest in the collateral that will be first in priority and pari passu with the senior secured credit facilities, subject to permitted liens and exceptions described under “Description of First Lien Exchange Notes—Security for the Notes.” While the First Lien Exchange Notes will initially be secured by the pledge of HOC’s capital stock and the capital stock of the Subsidiary Pledgors, these pledges will be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required in connection with the filing of a registration statement related to the First Lien Exchange Notes. See “Description of First Lien Exchange Notes—Security for the Notes.” All of HOC’s domestic wholly owned subsidiaries that pledge their assets and property to secure the loans under the senior secured credit facilities and other first priority lien obligations, if any, will become Subsidiary Pledgors with respect to the First Lien Exchange Notes, and their assets and property will secure the notes to the extent described under “Description of First Lien Exchange Notes—Security for the Notes.”

Collateral	The First Lien Exchange Notes will be secured by a first priority security interest in the collateral granted to the collateral agent for the benefit of the holders of the notes and other future parity lien debt that may be issued in compliance with the terms of the indenture governing the First Lien Exchange Notes. The collateral securing the First Lien Exchange Notes is the same as the collateral securing the senior secured credit facilities. The liens securing the First Lien Exchange Notes are pari passu in priority to the liens on the collateral securing the senior secured credit facilities. The liens securing the First Lien Exchange Notes and other first priority lien obligations will be held by the collateral agent under the senior secured credit facilities.

While the First Lien Exchange Notes will initially be secured by the pledge of HOC’s capital stock and the capital stock of the Subsidiary Pledgors, these pledges will be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required in connection with the filing of a registration statement related to the First Lien Exchange Notes. See “Description of First Lien Exchange Notes—Security for the Notes.”

Except as set forth above, the collateral securing the First Lien Exchange Notes will be substantially all of HOC’s and the Subsidiary Pledgor’s property and assets that secure the senior secured credit facilities, which excludes: (i) any property or assets owned by any foreign subsidiaries, (ii) certain real property and vessels, (iii) any vehicles, (iv) cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements), (v) subject to limited exceptions, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation (including gaming regulations) or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement, and (vi) certain other limited exclusions. For more information, see “Description of First Lien Exchange Notes—Security for the Notes.”

Guarantee	The notes are irrevocably and unconditionally guaranteed by Harrah’s Entertainment, subject to certain limitations. See “Description of First Lien Exchange Notes—Parent Guarantee.”

Optional Redemption	HOC may redeem the First Lien Exchange Notes, in whole or in part, at any time prior to June 1, 2013, at a price equal to 100% of the principal amount of the First Lien Exchange Notes plus accrued and unpaid interest and an applicable make-whole premium. Thereafter, the First Lien Exchange Notes may be redeemed at the option of HOC on the redemption dates and at the redemption prices specified under “Description of First Lien Exchange Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings	On or prior to June 1, 2012, HOC may redeem up to 35% of the aggregate principal amount of First Lien Exchange Notes with the net cash proceeds of one or more equity offerings at the redemption prices specified under “Description of First Lien Exchange Notes—Optional Redemption.”

Change of Control	If Harrah’s Operating experiences a change of control (as defined in the indenture governing the exchange notes), Harrah’s Operating will be required to make an offer to repurchase the First Lien Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of First Lien Exchange Notes—Change of Control.”

Certain Covenants	We issued the First Lien Exchange Notes under an indenture that contains covenants limiting Harrah’s Operating’s ability and the ability of its subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of its capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into certain transactions with its affiliates; and

•	designate its subsidiaries as unrestricted subsidiaries.

The covenants are subject to a number of important limitations and exceptions. In addition, the restrictive covenants do not apply to Harrah’s Entertainment. See “Description of First Lien Exchange Notes.” Certain covenants will cease to apply to the First Lien Exchange Notes for so long as such notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

Risk Factors

See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Additional Information

Our principal executive offices are located at One Caesars Palace Drive, Las Vegas, Nevada 89109, and our telephone number is (702) 407-6000. The address of our internet site is http://www.harrahs.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated herein.

Summary Historical Consolidated

and Unaudited Pro Forma Consolidated Financial Data

of Harrah’s Entertainment, Inc.

The following table presents our summary historical and pro forma financial information as of and for the periods presented. The summary historical financial information as of December 31, 2006, 2007 and 2008 and for each of the years in the two-year period ended December 31, 2007, and the periods from January 1, 2008 through January 27, 2008 and from January 28, 2008 through December 31, 2008, have been derived from, and should be read in conjunction with, our audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial information as of September 30, 2009 and for the nine months ended September 30, 2009 and the period from January 28, 2008 through September 30, 2008 are derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements included elsewhere in this prospectus, and, except as otherwise described herein, have been prepared on a basis consistent with our annual audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of such data.

The summary unaudited pro forma consolidated financial data for the year ended December 31, 2008 is based on our audited financial statements appearing elsewhere in this prospectus and gives effect to the Transactions as if they had occurred on January 1, 2008. See “—The Acquisition Transactions.” The pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable. The summary unaudited pro forma consolidated financial data are for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Harrah’s Operating or Harrah’s Entertainment actually would have been if the CMBS Transactions, the London Clubs Transfer or the other Transactions had occurred at any given date, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Please refer to “Unaudited Pro Forma Condensed Consolidated Financial Information of Harrah’s Entertainment, Inc.,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this prospectus. The audited consolidated financial statements as of December 31, 2008 and 2007 and for each of the years in the two-year period ended December 31, 2007, and the periods from January 1, 2008 through January 27, 2008, and from January 28, 2008 through December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm.

Effective January 1, 2009, we adopted Accounting Standards Codification (“ASC”) 810-10-65-1 (formerly Statement of Financial Accounting Standards (“SFAS”) No. 160), “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” The adoption of ASC 810-10-65-1 did not have a material impact on our financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of non-controlling (minority) interests in our consolidated financial statements. As a result of the presentation and disclosure requirements of ASC 810-10-65-1, we are required to reflect the change in presentation and disclosure for all periods presented within future filings.

Harrah’s Entertainment, Inc.

Summary Historical Consolidated Financial Information

	Historical						Pro Forma(1)
	Predecessor			Successor			Year Ended Dec. 31, 2008
(Dollars in millions)	2006	2007	Jan. 1, 2008 through Jan. 27, 2008	Jan. 28, 2008 through Sept. 30, 2008	Jan. 28, 2008 through Dec. 31, 2008	Nine Months Ended Sept. 30, 2009
Revenues
Casino	$7,868.6	$8,831.0	$614.6	$5,653.2	$7,476.9	$5,444.8	$8,091.5
Food and beverage	1,577.7	1,698.8	118.4	1,160.2	1,530.2	1,129.3	1,648.6
Rooms	1,240.7	1,353.6	96.4	894.2	1,174.5	817.8	1,270.9
Management fees	89.1	81.5	5.0	45.8	59.1	43.5	64.1
Other	611.0	695.9	42.7	462.4	624.8	447.9	667.5
Less: casino promotional allowances	(1,713.2)	(1,835.6)	(117.0)	(1,127.3)	(1,498.6)	(1,075.0)	(1,615.6)

Net revenues	9,673.9	10,825.2	760.1	7,088.5	9,366.9	6,808.3	10,127.0

Operating Expenses
Direct
Casino	3,902.6	4,595.2	340.6	3,037.1	4,102.8	2,968.0	4,443.4
Food and beverage	697.6	716.5	50.5	486.1	639.5	451.1	690.0
Rooms	256.6	266.3	19.6	179.4	236.7	160.4	256.3
Property general and administrative and other	2,206.8	2,421.7	178.2	1,619.0	2,143.0	1,518.3	2,321.2
Depreciation and amortization	667.9	817.2	63.5	452.4	626.9	516.8	679.5
Project opening costs	20.9	25.5	0.7	26.3	28.9	2.9	29.6
Write-downs, reserves and recoveries	62.6	(59.9)	4.7	(61.8)	16.2	78.6	20.9
Impairment of intangible assets	20.7	169.6	—	—	5,489.6	1,625.7	5,489.6
(Income)/loss in non-consolidated affiliates	(3.6)	(3.9)	(0.5)	1.3	2.1	1.3	1.6
Corporate expense	177.5	138.1	8.5	95.9	131.8	111.7	139.2
Merger and integration costs	37.0	13.4	125.6	23.1	24.0	0.3	149.6
Amortization of intangible assets	70.7	73.5	5.5	119.2	162.9	131.7	184.0

Total operating expenses	8,117.3	9,173.2	796.9	5,978.0	13,604.4	7,566.8	14,404.9

Income/(loss) from operations	1,556.6	1,652.0	(36.8)	1,110.5	(4,237.5)	(758.5)	(4,277.9)
Interest expense, net of interest capitalized	(670.5)	(800.8)	(89.7)	(1,469.4)	(2,074.9)	(1,404.7)	(2,277.5)
(Losses)/gains on early extinguishments of debt	(62.0)	(2.0)	—	(203.9)	742.1	4,279.2	742.1
Other income, including interest income	10.7	43.3	1.1	18.7	35.2	23.2	36.3

Income/(loss) from continuing operations before income taxes	834.8	892.5	(125.4)	(544.1)	(5,535.1)	2,139.2	(5,777.0)
(Provision)/benefit for income taxes	(295.6)	(350.1)	26.0	147.7	360.4	(1,590.8)	427.3

Income/(loss) from continuing operations, net of tax	$539.2	$542.4	$(99.4)	$(396.4)	$(5,174.7)	$548.4	$(5,349.7)
Other Financial Data
Capital expenditures	$2,548.3	$1,462.2	$120.1	$1,001.2	$1,204.2	$411.9	$1,324.3
Ratio of earnings to fixed charges(2)	2.2x	2.1x	—	—	—	2.5x	—
Balance Sheet Data
Cash and cash equivalents	$799.6	$710.0		$1,005.9	$650.5	$948.2	$650.5
Working capital	(610.2)	(126.1)		(167.9)	(536.4)	(118.9)	(536.4)
Total assets	22,284.9	23,357.7		37,012.3	31,048.6	29,230.5	31,048.6
Total debt	12,089.9	12,440.4		24,214.2	23,208.9	19,342.4	23,208.9
Total stockholders’ equity/(deficit)	6,123.5	6,679.1		3,666.2	(1,360.8)	(1,080.7)	(1,360.8)

(1)	Includes pro forma adjustments for (i) the Acquisition; and (ii) the Financing.
(2)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and non-controlling interests, excluding equity in undistributed earnings of less-than-50%-owned investments. Fixed charges include interest, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense we deem to be representative of interest. Our earnings were insufficient to cover our fixed charges by $122.5 million, $501.0 million and $5.5 billion for the Predecessor period from January 1, 2008 through January 27, 2008, the Successor period from January 28, 2008 through September 30, 2008 and the Successor period from January 28, 2008 through December 31, 2008, respectively. On a pro forma basis, after giving effect to the pro forma adjustments for (i) the Acquisition; and (ii) the Financing, our earnings were insufficient to cover our fixed charges by $5.7 billion for the year ended December 31, 2008.

Summary Pro Forma Consolidated Financial Data

of Harrah’s Operating Company, Inc.

The following unaudited pro forma condensed consolidated financial data has been developed by applying pro forma adjustments to the historical audited consolidated financial statements of Harrah’s Entertainment and subsidiaries. Set forth below is summary unaudited pro forma consolidated financial data of Harrah’s Operating and its consolidated subsidiaries for the fiscal years ended December 31, 2006 and 2007, for the periods from January 1, 2008 through January 27, 2008, January 28 through September 30, 2008 and January 28, 2008 through December 31, 2008, and for the nine months ended September 30, 2009.

Note that we have presented pro forma financial information for both Harrah’s Entertainment, Inc., as parent guarantor, and Harrah’s Operating, the issuer of the exchange notes. We believe that the additional unaudited pro forma financial information for Harrah’s Operating (which has been derived from Harrah’s Entertainment audited historical financial statements) as the issuer of the exchange notes provides a meaningful presentation for investors to consider given other operations and activities of Harrah’s Entertainment that are not included in the credit of Harrah’s Operating, including the separate real estate financing by other subsidiaries of Harrah’s Entertainment. The CMBS Financing described herein is not a direct obligation of Harrah’s Operating.

The summary unaudited pro forma condensed consolidated financial data for the fiscal years ended December 31, 2006 and 2007, the periods from January 1, 2008 through January 27, 2008, from January 28, 2008 through September 30, 2008, from January 28, 2008 through December 31, 2008, and for the nine months ended September 30, 2009, have been prepared to give effect to the CMBS Transactions as if they had occurred on January 1, 2006. The summary unaudited pro forma consolidated financial data for the fiscal year ended December 31, 2008 have been prepared to give effect to the London Clubs Transfer from December 2006 (when the acquisition of London Clubs by Harrah’s Entertainment was completed) and the remaining Transactions (including the CMBS Transactions) as if they had occurred on January 1, 2007, in the case of the summary unaudited pro forma consolidated statement of operations data. The pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable. The summary unaudited pro forma consolidated financial data are for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Harrah’s Operating or Harrah’s Entertainment actually would have been if the CMBS Transactions, the London Clubs Transfer or the other Transactions had occurred at any given date, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Harrah’s Operating has not historically reported financial information on a stand-alone basis. Accordingly, the financial information presented herein for Harrah’s Operating has been prepared on an unaudited pro forma basis. The pro forma financial information has been derived from Harrah’s Entertainment financial statements for the relevant periods, as adjusted to remove the historical financial information of all subsidiaries of and account balances at Harrah’s Entertainment that are not components of Harrah’s Operating.

The summary unaudited pro forma consolidated financial data should be read in conjunction with “The Acquisition Transactions,” “Unaudited Pro Forma Condensed Consolidated Financial Information of Harrah’s Operating Company, Inc.,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this prospectus.

Effective January 1, 2009, we adopted ASC 810-10-65-1. The adoption of ASC 810-10-65-1 did not have a material impact on our financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of non-controlling (minority) interests in our consolidated financial statements. As a result of the presentation and disclosure requirements of ASC 810-10-65-1, we are required to reflect the change in presentation and disclosure for all periods presented within future filings.

Harrah’s Operating Company, Inc.

Summary Pro Forma Consolidated Financial Information

Pro Forma for the CMBS Transactions and London Clubs Transfer(1)

	Predecessor			Successor			Pro Forma(1)
(Dollars in millions)	2006	2007	Jan. 1, 2008 through Jan. 27, 2008	Jan. 28, 2008 through Sept. 30, 2008	Jan. 28, 2008 through Dec. 31, 2008	Nine Months Ended Sept. 30, 2009	Year Ended Dec. 31, 2008
Revenues
Casino	$6,194.7	$7,082.8	498.2	$4,501.1	$5,962.6	$4,397.1	$6,460.8
Food and beverage	978.6	1,076.9	77.3	733.4	971.6	716.8	1,048.9
Rooms	719.4	791.7	56.0	518.8	684.2	485.8	740.2
Management fees	89.1	81.5	5.0	45.8	59.1	43.5	64.1
Other	406.0	453.1	28.0	380.0	520.9	367.0	548.9
Less: casino promotional allowances	(1,249.9)	(1,342.2)	(87.0)	(814.2)	(1,080.7)	(768.5)	(1,167.7)

Net revenues	7,137.9	8,143.8	577.5	5,364.9	7,117.7	5,241.7	7,695.2

Operating Expenses
Direct
Casino	3,147.6	3,780.7	285.2	2,494.3	3,376.3	2,469.8	3,661.5
Food and beverage	394.2	415.4	30.3	282.2	371.4	259.5	401.7
Rooms	142.3	146.3	10.7	97.7	128.7	88.5	139.4
Property general and administrative and other	1,672.2	1,812.5	141.7	1,246.4	1,650.9	1,159.4	1,792.6
Depreciation and amortization	492.3	612.4	47.5	340.4	473.6	396.3	521.1
Project opening costs	20.7	23.6	0.7	25.0	27.6	2.7	28.3
Write-downs, reserves and recoveries	77.3	(82.4)	0.2	(108.9)	(60.1)	50.3	(59.9)
Impairment of intangible assets	—	169.6	—	—	3,745.2	1,166.6	3,745.2
(Income)/loss on interests in non-consolidated affiliates	(3.6)	(4.0)	(0.5)	1.2	2.0	(0.9)	1.5
Corporate expense	89.1	99.1	(26.2)	88.5	106.3	56.3	80.1
Merger and integration costs	37.0	13.4	125.6	23.1	24.0	0.3	149.6
Amortization of intangible assets	70.2	73.0	5.5	79.4	108.2	87.0	113.7

Total operating expenses	6,139.3	7,059.6	620.7	4,569.3	9,954.1	5,735.8	10,574.8

Income/(loss) from operations	998.6	1,084.2	(43.2)	795.6	(2,836.4)	(494.1)	(2,879.6)
Interest expense, net of interest capitalized	(670.5)	(800.8)	(89.7)	(1,208.2)	(1,704.3)	(1,245.0)	(1,794.0)
(Losses)/gains on early extinguishments of debt	(62.0)	(2.0)	—	(203.9)	742.1	3,931.4	742.1
Other income, including interest income	14.1	47.3	5.1	15.5	29.6	22.4	34.7

Income/(loss) from continuing operations before income taxes	280.2	328.7	(127.8)	(601.0)	(3,769.0)	2,214.7	(3,896.8)
(Provision)/benefit for income taxes	(99.9)	(152.6)	21.6	186.7	378.5	(1,480.8)	400.1

Income/(loss) from continuing operations, net of tax	$180.3	$176.1	$(106.2)	$(414.3)	$(3,390.5)	$733.9	$(3,496.7)

Other Financial Data
Capital expenditures	$2,250.2	$1,072.6	$93.0	$864.2	$1,051.7	$389.6	$1,144.7
Ratio of earnings to fixed charges(2)	1.4x	1.4x	—	—	—	2.8x	—

Balance Sheet Data
Cash and cash equivalents				$782.9	$447.4	$599.8	$447.4
Working capital				(179.5)	(539.6)	(248.7)	(539.6)
Total assets				25,996.5	21,932.3	20,603.8	21,932.3
Total debt				17,713.8	16,708.5	13,417.8	16,708.5
Total stockholders’ equity/(deficit)				3,135.9	(95.4)	605.4	(95.4)

(1)	Includes pro forma adjustments only for the CMBS Transactions and the London Clubs Transfer. Does not reflect any adjustments for the Acquisition, the Financing, or any of the other Acquisition Transactions, or the 2010/2011 Tender Offers or Incremental Loans.
(2)	For the purpose of computing the pro forma ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and non-controlling interests, excluding equity in undistributed earnings of less-than-50%-owned investments. Fixed charges include interest, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense we deem to be representative of interest. Our earnings were insufficient to cover our fixed charges by $125.0 million, $558.5 million and $3.7 billion for the Predecessor period from January 1, 2008 through January 27, 2008 and the Successor period from January 28, 2008 through September 30, 2008 and the Successor period from January 28, 2008 through December 31, 2008, respectively. On a pro forma basis, after giving effect to the Transactions, our earnings were insufficient to cover our fixed charges by $3.8 billion for the year ended December 31, 2008.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment.

Risks Relating to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes in the exchange offers, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreements, we do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offers will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding original notes that you continue to hold following completion of the exchange offers. See “The Exchange Offers—Consequences of Failure to Exchange.”

There is no public market for the exchange notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The exchange notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

We do not intend to apply for listing or quotation of the exchange notes on any securities exchange or automated quotation system. The liquidity of any market for the exchange notes is subject to a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the original notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

We understand that one or more of the dealer managers and initial purchasers with respect to the original notes presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offers or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

You must comply with the exchange offers procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offers will be made only after timely receipt by the exchange agent of book-entry transfer of original notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of original notes for exchange. Original notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offers, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offers, certain registration and other rights under the registration rights agreements will terminate. See “The Exchange Offers—Procedures for Tendering” and “The Exchange Offers—Consequences of Failure to Exchange.”

Some holders who exchange their original notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your original notes in the exchange offers for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to the Notes and Our Indebtedness

The notes are structurally subordinated to all liabilities of Harrah’s Operating’s and Harrah’s Entertainment’s subsidiaries that are not Subsidiary Pledgors.

The notes are structurally subordinated to indebtedness and other liabilities of Harrah’s Operating’s subsidiaries that are not Subsidiary Pledgors, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. As of September 30, 2009, subsidiaries of Harrah’s Operating that are not Subsidiary Pledgors had $247 million of outstanding indebtedness. In the event of a bankruptcy, liquidation or reorganization of any subsidiaries that are not Subsidiary Pledgors, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to Harrah’s Entertainment. In addition, the guarantee of the notes by Harrah’s Entertainment is structurally subordinated to the CMBS Facilities of $6,500 million, less any amount purchased by Harrah’s Entertainment pursuant to the purchase agreements described under “Prospectus Summary—Recent Events—CMBS Loan Purchases,” as well as any other indebtedness of subsidiaries of Harrah’s Entertainment that are not also Subsidiary Pledgors. See Note 19 to the audited consolidated financial statements as of December 31, 2008, and Note 18 to the unaudited condensed consolidated financial statements as of September 30, 2009, included elsewhere in this prospectus for financial information regarding certain of Harrah’s Operating’s subsidiaries that are not subsidiary guarantors of certain other obligations of Harrah’s Operating. As those subsidiary guarantors are identical to the Subsidiary Pledgors, information related to the assets and liabilities of the Subsidiary Pledgors and non-Subsidiary Pledgors can be found therein.

The notes will not be secured by the assets of any of Harrah’s Operating’s non-U.S. subsidiaries or any other subsidiaries that are not wholly owned by Harrah’s Operating. These subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that Harrah’s Entertainment, Harrah’s Operating or the Subsidiary Pledgors have to receive any assets of any of these subsidiaries upon their liquidation or reorganization, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

The notes are secured only to the extent of the value of the assets that have been granted as security for the notes, which may not be sufficient to satisfy our obligations under the notes.

No appraisals of any of the collateral have been prepared by us or on our behalf in connection with this offering. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recoverability if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time, general, market and economic conditions and the timing and the manner of the sale.

In addition, the collateral securing the notes is subject to liens permitted under the terms of the indentures governing the notes and the intercreditor agreement, whether arising on or after the date the notes were issued. The existence of any permitted liens could adversely affect the value of the collateral securing the notes, as well as the ability of the collateral agent to realize or foreclose on such collateral.

There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to realize or foreclose on the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the notes.

In addition, not all of Harrah’s Operating’s assets secure the notes. See “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Security for the Notes,” “Description 2018(2) Second Lien Exchange Notes—Security for the Notes” and “Description of First Lien Exchange Notes—Security for the Notes.” For example, the collateral will not include, among other things:

•	any property or assets owned by any foreign subsidiaries;

•	certain real property and vessels;

•	any vehicles;

•	cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements);

•

subject to certain limitations, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement; or

•	in the case of the Second Lien Notes only, the capital stock or other equity interests of Harrah’s Operating or its Subsidiaries.

In addition, while the First Lien Notes are secured by the pledge of our capital stock and the capital stock of the Subsidiary Pledgors, these pledges will be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required in connection with the filing of a registration statement related to the Notes. See “Description of First Lien Exchange Notes—Security for the Notes.”

To the extent that the claims of the holders of the notes exceed the value of the assets securing those notes and other liabilities, those claims will rank equally with the claims of the holders of our outstanding unsecured notes (except to the extent holders of the senior unsecured cash pay and PIK toggle notes hold senior claims against such subsidiaries pursuant to certain subsidiary guarantees executed in favor of such notes) and any other indebtedness ranking pari passu with those unsecured notes. As a result, if the value of the assets pledged as security for the notes and other liabilities is less than the value of the claims of the holders of the notes and other liabilities, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

In the event that the security is enforced against the collateral securing the Second Lien Notes, the holders of the Second Lien Notes will receive proceeds from the collateral only after the lenders under our senior secured credit facilities and the holders of the First Lien Notes.

Substantially all the assets owned by Harrah’s Operating and the Subsidiary Pledgors on the date of the indenture or thereafter acquired, and all proceeds therefrom, are subject to first-priority liens in favor of the lenders under our senior secured credit facilities and the holders of the First Lien Notes. The failure of Harrah’s Operating to comply with the terms of the senior secured credit facilities or the First Lien Notes could entitle those lenders and holders to declare all indebtedness thereunder to be immediately due and payable. If Harrah’s Operating were unable to service the indebtedness under the senior secured credit facilities or the First Lien Notes, the lenders and holders could foreclose on its assets that serve as collateral. In addition, the collateral securing the Second Lien Exchange Notes may secure certain derivatives obligations and cash management obligations owing to with lenders or their affiliates as permitted by the terms of the senior secured credit facilities. The holders of the Second Lien Notes have second-priority liens on such assets, excluding pledges of stock of Harrah’s Operating or its subsidiaries. As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of any of our indebtedness or an event of default under our indebtedness and enforcement of the collateral, the lenders under our senior secured credit facilities and the holders of the First Lien Notes will be entitled to be repaid in full from the proceeds of all the pledged assets owned by Harrah’s Operating or the Subsidiary Pledgors on the date of the related indenture or thereafter acquired securing the indebtedness to them before any payment is made to the holders of the Second Lien Notes from the proceeds of that collateral.

Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement the claims of the holders of the Second Lien Notes to the proceeds of such enforcement will rank behind the claims of the holders of obligations under our senior secured credit facilities and First Lien Notes, which are first-priority obligations, and claims of holders of additional secured indebtedness (to the extent permitted to have priority by the indentures).

In addition, under the terms of the intercreditor agreement governing the senior unsecured cash pay and PIK toggle notes, in the event that HOC or a guarantor of the senior unsecured cash pay and PIK/toggle notes is declared bankrupt, becomes insolvent or is liquidated or reorganized, its obligations under the senior secured credit facilities and First Lien Notes are entitled to be paid in full from its assets or the assets of such guarantor, as the case may be, pledged as security for the obligations under the senior secured credit facilities and First Lien Notes before any payment may be made with respect to the senior unsecured cash pay and PIK toggle notes. The Second Lien notes do not benefit from the provisions of the intercreditor agreement governing the senior unsecured cash pay and PIK toggle notes and would not be entitled to be paid in full before any payment may be made with respect to the senior unsecured cash pay and PIK toggle notes. As a result, the senior secured credit facilities and First Lien Notes may be entitled to be paid from assets of HOC or of such guarantor that the Second Lien Notes are not entitled to be paid from prior to the repayment of the senior unsecured cash pay and PIK toggle notes.

Even though the holders of the First Lien Notes benefit from a first-priority lien on the collateral that secures our senior secured credit facilities, the representative of the lenders under the senior secured credit facilities initially controls actions with respect to that collateral.

The rights of the holders of the First Lien Notes with respect to the collateral that secure the First Lien Notes on a first-priority basis will be subject to a first lien intercreditor agreement among all holders of obligations secured by that collateral on a first-priority basis, including the obligations under our senior secured credit facilities. Under the first lien intercreditor agreement, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral, to control such proceedings and to approve amendments to releases of such collateral from the lien of, and waive past defaults under, such documents relating to such collateral, will be at the direction of the authorized representative of the lenders under our senior secured credit facilities until (1) our obligations under our senior secured credit facilities are discharged (which discharge does not include certain refinancings of our senior secured credit facilities) or (2) 180 days after the occurrence of an event of default under the indenture governing the First Lien Notes, if the authorized representative of the holders of the First Lien Notes represents the largest outstanding principal amount of indebtedness secured by a first-priority lien on the collateral (other than our senior secured credit facilities) and has complied with the applicable notice provisions. Bank of America, N.A., the administrative agent under our senior secured credit facilities, is also the collateral agent for such facilities and is the collateral agent for the noteholders as well.

However, even if the authorized representative of the First Lien Notes gains the right to direct the collateral agent in the circumstances described in clause (2) above, the authorized representative must stop doing so (and those powers with respect to the collateral would revert to the authorized representative of the lenders under our senior secured credit facilities) if the authorized representative of the lenders under the senior secured credit facility has commenced and is diligently pursuing enforcement action with respect to the collateral or the grantor of the security interest in that collateral (whether our company or the applicable subsidiary guarantor) is then a debtor under or with respect to (or otherwise subject to) an insolvency or liquidation proceeding.

In addition, the senior secured credit facilities and the indentures permit us to issue additional series of notes or other debt that also have a first-priority lien on the same collateral. At any time that the representative of the lenders under our senior secured credit facilities does not have the right to take actions with respect to the collateral pursuant to the first lien intercreditor agreement, that right passes to the authorized representative of the holders of the next largest outstanding principal amount of indebtedness secured by a first-priority lien on the collateral. If we issue additional first lien notes or other debt in the future in a greater principal amount than the First Lien Notes, then the authorized representative for those additional notes or other debt would be next in line to exercise rights under the first lien intercreditor agreement, rather than the authorized representative for the First Lien Notes.

Under the first lien intercreditor agreement, the authorized representative of the holders of the First Lien Notes may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared collateral to secure that financing, subject to conditions and limited exceptions. After such a filing, the value of this collateral could materially deteriorate, and holders of the First Lien Notes would be unable to raise an objection.

The collateral secures the First Lien Notes on a first-priority basis will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the authorized representative of the lenders under our senior secured credit facilities during any period that such authorized representative controls actions with respect to the collateral pursuant to the first lien intercreditor agreement. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the First Lien Notes as well as the ability of the collateral agent to realize or foreclose on such collateral for the benefit of the holders of the First Lien Notes.

The rights of holders of Second Lien Notes to the collateral are governed, and materially limited, by the intercreditor agreement.

The rights of holders of Second Lien Notes to the collateral will be governed, and materially limited, by the intercreditor agreement. Pursuant to the terms of the intercreditor agreement, the holders of indebtedness under our senior secured credit facilities and of our First Lien Notes, which are secured on a first-priority basis, control substantially all matters related to the collateral and the Second Lien Notes. Under the intercreditor agreement, at any time that the indebtedness secured on a first-priority basis remains outstanding, any actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and to approve amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the holders of such indebtedness. Under such circumstances, the trustee and the collateral agent on behalf of the holders of Second Lien Notes will not have the ability to control or direct such actions, even if the rights of the holders of Second Lien Notes are adversely affected. Any release of all first-priority liens upon any collateral approved by the holders of first-priority liens will also release the second-priority liens securing the Second Lien Notes on substantially the same collateral, and holders of Second Lien Notes will have no control over such release. See “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Security for the Notes—Release of Collateral” and “Description of 2018(2) Second Lien Exchange Notes—Security for the Notes—Release of Collateral.”

Furthermore, because the lenders under the senior secured credit facilities and holders of our First Lien Notes will control the disposition of the collateral securing the senior secured credit facilities, the First Lien Notes and the Second Lien Notes, if there were an event of default under the Second Lien Notes, the lenders under the senior secured credit facilities and holders of our First Lien Notes could decide not to proceed against the collateral, regardless of whether or not there is a default under the senior secured credit facilities or the First Lien Notes. In such event, the only remedy available to the holders of Second Lien Notes would be to sue for payment on the Second Lien Notes and the related guarantee of Harrah’s Entertainment. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to you.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes, except, under certain circumstances, cash transferred to accounts controlled by the administrative agent under our asset-based revolving credit facility.

In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”) if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes,” “Description of 2018(2) Second Lien Exchange Notes” and “Description of First Lien Notes.”

The First Lien Notes will not have the benefit of a first priority pledge on any equity interests until we receive approval from the Nevada Gaming Commission. In addition, we are not permitted to agree to restrictions on our ability to transfer or encumber the shares and other ownership interests until we receive approval from Nevada gaming authorities.

We have agreed to secure the First Lien Notes with a first priority pledge on the equity interest in the Subsidiary Pledgors. However, such pledge cannot be effective without the prior approval from the Nevada Gaming Commission, upon a recommendation of the Nevada State Gaming Control Board. This pledge will not be effective unless and until we receive such approvals. While we have agreed to seek such approval, we cannot give any assurance that such approvals will be granted within any particular time period or at all. Any delay between the issuance of the First Lien Notes and the granting of any regulatory approvals necessary to make effective the pledge of equity interests may result in rendering such pledge subject to avoidance by a bankruptcy trustee if (i) the obligations with respect to the First Lien Notes constitute an “antecedent debt” for purposes of the Bankruptcy Code, (ii) the pledge occurs at a time when HOC and its subsidiaries, on a consolidated basis, or the restricted subsidiaries granting such liens, are insolvent, (iii) the pledge is deemed to occur within 90 days of the commencement of a bankruptcy proceeding of HOC or the Subsidiary Pledgors granting such liens and (iv) as a result of such pledge the holders of the First Lien Notes (or any insider-creditor for whose benefit the transfer is made) receive more than they would have received in a liquidation under chapter 7 of the Bankruptcy Code. In the event that such pledge is avoided by the bankruptcy trustee, the First Lien Notes would rank equally in right of payment to existing or future senior indebtedness of such Subsidiary Pledgors, and would not be effectively senior to such other senior indebtedness to the extent of the value of the collateral, which could adversely affect any recovery on the First Lien Notes in a bankruptcy proceeding.

Furthermore, any agreements restricting our ability to transfer or encumber the shares and other ownership interest of our registered subsidiaries or any of our subsidiaries which hold gaming licenses cannot be effective without the prior approval of the Chairman of Nevada State Gaming Control Board, or the approval of the Nevada Gaming Commission, upon a recommendation of the Nevada State Gaming Control Board. While we have agreed to seek such approval, we cannot give any assurance that such approvals will be granted within any particular time period or at all.

Upon the filing of this registration statement, the pledge of the capital stock, other securities and similar items of our subsidiaries that secure the First Lien Notes will automatically be released from the lien on them and no longer constitute collateral to the extent and for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for the subsidiary.

The First Lien Notes and the guarantee are secured by a pledge of the stock of HOC and certain of its subsidiaries. Under the SEC regulations in effect as of the issue date of the First Lien Notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the First Lien Notes indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral to the extent and for so long as the pledge of such capital stock or other securities to secure the First Lien Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

In addition, the absence of a lien on a portion of the capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of a subsidiary being pledged to secure the First Lien Notes or the exchange notes, which could impair the ability of the collateral agent, acting on behalf of the holders of the First Lien Notes, to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary’s stock or assets.

As a result, holders of the First Lien Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of First Lien Notes—Security for the Notes.”

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the applicable indenture;

•

to release excess proceeds and collateral excess proceeds that remain unexpended after the conclusion of an asset sale offer or a collateral asset sale offer conducted in accordance with the applicable indenture;

•

in respect of the property and assets of a Subsidiary Pledgor, upon the designation of such Subsidiary Pledgor to be an unrestricted subsidiary in accordance with the terms of the applicable indenture;

•

in respect of the property and assets of a Subsidiary Pledgor, upon the release or discharge of the pledge by such Subsidiary Pledgor of the senior secured credit facilities or other indebtedness or the guarantee of any other indebtedness which resulted in the obligation to become a Subsidiary Pledgor other than (x) in connection with a release or discharge by or as a result of payment in respect of the senior secured credit facilities or, in the case of the First Lien Notes such other indebtedness or guarantees or (y) at any time that the senior secured credit facilities or such other indebtedness or guarantees does not constitute a majority of the aggregate principal amount of first lien obligations outstanding at such time; and

•

with respect to the collateral upon which the First Lien Notes have a first-priority lien, upon any release in connection with a foreclosure or exercise of remedies with respect to that collateral directed by the authorized representative of the lenders under our senior secured credit facilities during any period that such authorized representative controls actions with respect to the collateral pursuant to the first-lien intercreditor agreement. Even though the holders of the First Lien Notes share ratably with the lenders under our senior secured credit facilities, the authorized representative of the lenders under our senior secured credit facilities will initially control actions with respect to the collateral, whether or not the holders of the First Lien Notes agree or disagree with those actions. See “—Even though the holders of the First Lien Notes will benefit from a first-priority lien on the collateral that secures our senior secured credit facilities, the representative of the lenders under the senior secured credit facilities will initially control most actions with respect to that collateral.”

The indentures will also permit us to designate one or more of our restricted subsidiaries that is a Subsidiary Pledgor of the First Lien Notes as an unrestricted subsidiary. If we designate a Subsidiary Pledgor as an unrestricted subsidiary for purposes of the indenture governing the First Lien Notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under our senior secured credit facilities. Designation of a Subsidiary Pledgor as an unrestricted subsidiary will reduce the aggregate value of the collateral securing the First Lien Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of First Lien Notes.”

The rights of holders of notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. Harrah’s Operating and the Subsidiary Pledgors will have limited obligations to perfect the security interest of the holders of notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that HOC will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of notes against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

In the event of our bankruptcy, the ability of the holders of notes to realize upon the collateral will be subject to certain bankruptcy law limitations and, with respect to the Second Lien Notes, limitations under the intercreditor agreement.

The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the collateral agent for the notes’ liens to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given “adequate protection.” “Adequate protection” could include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case, the use of collateral (including cash collateral) and the incurrence of such senior indebtedness. However, pursuant to the terms of the intercreditor agreement, the holders of Second Lien Notes will agree not to seek or accept “adequate protection” consisting of cash payments and will not object to the incurrence of additional indebtedness secured by liens senior to the collateral agent for the notes’ liens in an aggregate principal amount agreed to by the holders of first-priority lien obligations and second-priority lien obligations. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict whether or when the collateral agent could foreclose upon or sell the collateral, and as a result of the limitations under the intercreditor agreement, the holders of Second Lien Notes will not be compensated for any delay in payment or loss of value of the collateral through the provision of “adequate protection,” except to the extent of any grant of additional liens that are junior to the first-priority obligations and the second-priority obligations. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the indebtedness under the notes would be “undersecured” and the holders of the notes would have unsecured claims as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees on undersecured indebtedness during the debtor’s bankruptcy case.

In addition to the waiver with respect to adequate protection set forth above, under the terms of the intercreditor agreement, the holders of Second Lien Notes will also waive certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding, as described in “Description of 2015 Second Lien Exchange Notes and 2018(1) Second Lien Exchange Notes—Security for the Notes—Security Documents and Intercreditor Agreement” and “Description of 2018(2) Second Lien Exchange Notes—Security for the Notes—Security Documents and Intercreditor Agreement.” These waivers could adversely impact the ability of the holders to recover amounts owed to them in a bankruptcy proceeding.

The collateral securing the notes may be diluted under certain circumstances.

The collateral that will secure the notes also secures our obligations under the senior secured credit facilities. This collateral may secure on a first priority basis additional senior indebtedness that HOC or certain of its subsidiaries incurs in the future, subject to restrictions on their ability to incur debt and liens under the senior secured credit facilities and the indentures governing the notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured on a first priority basis by this collateral.

Federal and state statutes allow courts, under specific circumstances, to void notes and pledges securing such notes and require note holders to return payments received.

If HOC or any Subsidiary Pledgor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void, subordinate or otherwise decline to enforce the notes or such Subsidiary Pledgor’s pledge of assets securing (or, if applicable, guarantee of) the notes. A court might do so if it found that when HOC issued the notes or the Subsidiary Pledgor made its pledge (or guarantee, if applicable), or in some states when payments became due under the notes, the Subsidiary Pledgor or HOC received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of notes or a related pledge (or guarantee, if applicable) by a Subsidiary Pledgor, without regard to the above factors, if the court found that HOC issued the notes or the applicable Subsidiary Pledgor made its pledge (or guarantee, if applicable) with actual intent to hinder, delay or defraud its creditors.

A court would likely find that HOC or a Subsidiary Pledgor did not receive reasonably equivalent value or fair consideration for the notes or its pledge securing the notes (or guarantee, if applicable), if HOC or a Subsidiary Pledgor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or any pledge (or guarantee, if applicable) you would no longer have any claim against HOC or the applicable Subsidiary Pledgor. Sufficient funds to repay the notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from HOC or a Subsidiary Pledgor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Subsidiary Pledgor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each Subsidiary Pledgor, after giving effect to its pledge securing (or guarantee of, if applicable) the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Delivery of security interests in collateral after the issue dates of the original notes increases the risk that the other security interests could be avoidable in bankruptcy.

Certain collateral, including mortgages on real property, was, or will be, granted as security after the issue dates of the original notes. If the grantor of such security interest were to become subject to a bankruptcy proceeding after the issue dates of the original notes, any mortgage or security interest in collateral delivered after the issue date of the original notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such security interest is avoided as a preference, you would lose the benefit of the security interest.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes (which, in the case of all First Lien Notes, is deemed to be the original issue price of the Original First Lien Notes issued on June 10, 2009; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

HOC may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, HOC will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that HOC will not have sufficient funds at the time of the change of control to make the required repurchase or that restrictions in our senior secured credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes—Change of Control.”

The old notes were issued with original issue discount for U.S. federal income tax purposes and consequently the exchange notes will be treated as issued with original issue discount for U.S. federal income tax purposes.

The old notes were issued with original issue discount (OID) equal to the excess of the stated principal amount for the notes over the issue price. Consequently, the exchange notes will be treated as issued with OID for U.S. federal income maturity basis in advance of receipt of cash payment thereof.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We are a highly leveraged company. As of September 30, 2009, after giving effect to the 2010/2011 Tender Offers and the Incremental Loans, we had $22,650.7 million face value of outstanding indebtedness and our current debt service obligation would be $1,282.8 million, which includes required interest payments of $1,233.8 million. As of September 30, 2009, after giving effect to the 2010/2011 Tender Offers and the Incremental Loans, HOC had $17,004.4 million face value of outstanding indebtedness, and HOC’s debt service obligations would be $1,149.9 million, which includes required interest payments of $1,100.9 million.

Our substantial indebtedness could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, developing new gaming facilities, introducing new technologies or exploiting business opportunities;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at a variable rate of interest.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

Our senior secured credit facilities, the real estate facility loans and the indentures governing most of Harrah’s Operating’s existing notes contain, and the indentures governing the exchange notes will contain, and any future indebtedness of ours would likely contain, a number of covenants that will impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged and will pledge a significant portion of our assets as collateral under our senior secured credit facilities, our real estate facility loans, our second lien notes and the notes. If any of these lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Under our senior secured credit facilities, we will be required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios. A failure to comply with the covenants contained in our senior secured credit facilities or our other indebtedness could result in an event of default under the facilities or the existing agreements, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; or

•	require us to apply all of our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our new senior secured credit facilities, our real estate facilities, our second lien notes and the notes could proceed against the collateral granted to them to secure that indebtedness.

If the indebtedness under our notes, senior secured credit facilities, real estate facilities or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

We and our subsidiaries may be able to incur substantial indebtedness at any time from time to time, including in the near future. Although the terms of the agreements governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, our senior secured credit facilities allow for one or more future issuances of additional secured notes or loans, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under the senior secured credit facilities and the First Lien Notes. This indebtedness could be used for a variety of purposes, including financing capital expenditures, refinancing or repurchasing our outstanding indebtedness, including existing unsecured indebtedness, or for general corporate purposes. We have, and will continue to, raise debt (including secured debt) to directly or indirectly refinance our outstanding unsecured debt on an opportunistic basis.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•

our future ability to borrow under our senior secured credit facilities, the availability of which depends on, among other things, our complying with the covenants in our senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to draw under our senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Neither the Sponsors nor any of their respective affiliates has any continuing obligation to provide us with debt or equity financing.

Repayment of our debt, including required principal and interest payments on the notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the exchange notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the exchange notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing the notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If Harrah’s Operating defaults on its obligations to pay its other indebtedness, Harrah’s Operating may not be able to make payments on the notes.

Any default under the agreements governing the indebtedness of Harrah’s Operating, including a default under the senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could leave Harrah’s Operating unable to pay principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If Harrah’s Operating is unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on its indebtedness, or if Harrah’s Operating otherwise fails to comply with the various covenants, including financial and operating covenants, in the instruments governing its indebtedness (including the senior secured credit facilities), Harrah’s Operating could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against the assets of Harrah’s Operating, and Harrah’s Operating could be forced into bankruptcy or liquidation. If the operating performance of Harrah’s Operating declines, Harrah’s Operating may in the future need to seek waivers from the required lenders under the senior secured credit facilities to avoid being in default. If Harrah’s Operating breaches its covenants under the senior secured credit facilities and seeks a waiver, HOC may not be able to obtain a waiver from the required lenders. If this occurs, Harrah’s Operating would be in default under the senior secured credit facilities, the lenders could exercise their rights as described above, and Harrah’s Operating could be forced into bankruptcy or liquidation.

Risks Related to Our Business

If we are unable to effectively compete against our competitors, our profits will decline.

The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market that we participate may have substantially greater financial, marketing and other resources than we do, and there can be no assurance that they will not in the future engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot assure you that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations and cash flow.

In recent years, with fewer new markets opening for development, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some markets, including Las Vegas, our largest market, and competition has increased significantly. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets, including Atlantic City.

In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada, New Jersey, New York, Connecticut, Pennsylvania, Mississippi, Missouri, Michigan, Indiana, Iowa, Kansas, Kentucky, Illinois, Louisiana, Ontario, South Africa, Uruguay, United Kingdom, Egypt and/or other projects not yet announced which may be competitive in the other markets where we operate or intend to operate. Several states and Native American tribes are also considering enabling the development and operation of casinos or casino-like operations in their jurisdictions. In addition, our operations located in New Jersey and Nevada may be adversely impacted by the expansion of Native American gaming in New York and California, respectively.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition and results of operations.

We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions where we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations. For example, revenues and income from operations were negatively impacted during July 2006 in Atlantic City by a three-day government-imposed casino shutdown.

From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact our operations. For example, the City Council of Atlantic City passed an ordinance in 2007 requiring that we segregate at least 75% of the casino gaming floor as a nonsmoking area, leaving no more than 25% of the casino gaming floor as a smoking area. Illinois has also passed the Smoke Free Illinois Act which became effective January 1, 2008, and bans smoking in nearly all public places, including bars, restaurants, work places, schools and casinos. The Act also bans smoking within 15 feet of any entrance, window or air intake area of these public places. These smoking bans have adversely affected revenues and operating results at our properties. The likelihood or outcome of similar legislation in other jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.

The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones are susceptible to delays, cost overruns and other uncertainties, which could have an adverse effect on our business, financial condition and results of operations.

We may decide to develop, construct and open new hotels, casinos and other gaming venues in response to opportunities that may arise. Future development projects and acquisitions may require significant capital commitments, the incurrence of additional debt, guarantees of third party-debt, the incurrence of contingent liabilities and an increase in amortization expense related to intangible assets, which could have an adverse effect upon our business, financial condition and results of operations. The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones, such as our recent expansion at Caesars Palace in Las Vegas, are susceptible to various risks and uncertainties, such as:

•	the existence of acceptable market conditions and demand for the completed project;

•

general construction risks, including cost overruns, change orders and plan or specification modification, shortages of equipment, materials or skilled labor, labor disputes, unforeseen environmental, engineering or geological problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences;

•	changes and concessions required by governmental or regulatory authorities;

•	the ability to finance the projects, especially in light of the substantial indebtedness incurred by us related to the Acquisition;

•	delays in obtaining, or inability to obtain, all licenses, permits and authorizations required to complete and/or operate the project; and

•	disruption of our existing operations and facilities.

Our failure to complete any new development or expansion project as planned, on schedule, within budget or in a manner that generates anticipated profits, could have an adverse effect on our business, financial condition and results of operations.

The recent downturn in the national economy, the volatility and disruption of the capital and credit markets and adverse changes in the global economy could negatively impact our financial performance and our ability to access financing.

The recent severe economic downturn and adverse conditions in the local, regional, national and global markets have negatively affected our operations, and may continue to negatively affect our operations in the future. During periods of economic contraction such as the current period, our revenues may decrease while some of our costs remain fixed or even increase, resulting in decreased earnings. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline during economic downturns, during which consumers generally earn less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending and adversely affect our operations.

Acts of terrorism and war and natural disasters may negatively impact our future profits.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. We cannot predict the extent to which terrorism, security alerts or war, or hostilities in Iraq and other countries throughout the world will continue to directly or indirectly impact our business and operating results. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. Given current conditions in the global insurance markets, we are substantially uninsured for losses and interruptions caused by terrorist acts and acts of war. If any such event were to affect our properties, we would likely be adversely impacted.

In addition, natural disasters such as major fires, floods, hurricanes and earthquakes could also adversely impact our business and operating results.

For example, four of our properties were closed for an extended period of time due to the damage sustained from Hurricanes Katrina and Rita in August and September 2005. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted.

In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control.

Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.

Work stoppages and other labor problems could negatively impact our future profits.

Some of our employees are represented by labor unions. A lengthy strike or other work stoppage at one of our casino properties or construction projects could have an adverse effect on our business and results of operations. From time to time, we have also experienced attempts to unionize certain of our non–union employees. While these efforts have achieved only limited success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future. There has been a trend towards unionization for employees in Atlantic City and Las Vegas. For example, certain dealers at certain of our Atlantic City properties have voted to be represented by the United Auto Workers; however, to date, there are no collective bargaining agreements in place. The impact of this union activity is undetermined and could negatively impact our profits.

We may not realize all of the anticipated benefits of potential future acquisitions.

Our ability to realize the anticipated benefits of potential future acquisitions will depend, in part, on our ability to integrate the businesses of such acquired company with our businesses. The combination of two independent companies is a complex, costly and time consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected. The difficulties of combining the operations of the companies include, among others:

•	coordinating marketing functions;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

There is no assurance that we will realize the full benefits anticipated for any future acquisitions.

The risks associated with our international operations could reduce our profits.

Some of our properties are located in countries outside the United States, and our acquisition of London Clubs in 2006 has increased the percentage of our revenue derived from operations outside the United States. International operations are subject to inherent risks including:

•	variation in local economies;

•	currency fluctuation;

•	greater difficulty in accounts receivable collection;

•	trade barriers;

•	burden of complying with a variety of international laws; and

•	political and economic instability.

The loss of the services of key personnel could have a material adverse effect on our business.

The leadership of our chief executive officer, Mr. Loveman, and other executive officers has been a critical element of our success. The death or disability of Mr. Loveman or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business. Our other executive officers and other members of senior management have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect us. We are not protected by key man or similar life insurance covering members of our senior management. We have employment agreements with our executive officers, but these agreements do not guarantee that any given executive will remain with the company.

If we are unable to attract, retain and motivate employees, we may not be able to compete effectively and will not be able to expand our business.

Our success and ability to grow are dependent, in part, on our ability to hire, retain and motivate sufficient numbers of talented people, with the increasingly diverse skills needed to serve clients and expand our business, in many locations around the world. Competition for highly qualified, specialized technical and managerial, and particularly consulting personnel, is intense. Recruiting, training, retention and benefits costs place significant demands on our resources. Additionally, the recent downturn in the gaming, travel and leisure sectors has made recruiting executives to our business more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.

We are controlled by the Sponsors, whose interests may not be aligned with ours.

All of the voting common stock of Harrah’s is held by Hamlet Holdings LLC, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors. As such, the Sponsors have the power to control our affairs and policies. The Sponsors also control the election of our board of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions.

Eight of our eleven directors have been appointed by the Sponsors. In addition, two of the three members of our Executive Committee are affiliated with the Sponsors. The members affiliated with the Sponsors have the authority, subject to the terms of our debt, to issue additional shares, implement share repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so. Furthermore, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, as well as businesses that represent major customers of our businesses. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the individuals affiliated with the Sponsors continue to control a significant amount of our outstanding voting common stock, the Sponsors will continue to be able to strongly influence or effectively control our decisions.

In addition, affiliates of the Sponsors currently hold certain debt (including other first lien debt and second lien debt) of HOC, and may continue acquiring additional debt of HOC from time to time in open market purchases, in possible future tender offers or repurchases or otherwise. In the event of our bankruptcy, the Sponsors will have claims against us and our subsidiaries as creditors with respect to the debt obligations of HOC that the Sponsors hold, and may be able to vote their claims in any matters which require the consent of our creditors in bankruptcy, and which could potentially conflict with the interests of other lenders or securityholders.

We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.

From time to time, we are defendants in various lawsuits relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Native American tribes and others in the ordinary course of business. As with all litigation, no assurance can be provided as to the outcome of these matters and in general, litigation can be expensive and time consuming. We may not be successful in the defense or prosecution of lawsuits that we face, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward looking statements because they contain words such as “believes,” “project,” “might,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward looking statements. In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments. These forward looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward looking statements included in this prospectus. All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	the impact of our substantial indebtedness;

•	the effect of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industry in particular;

•

construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	the effects of environmental and structural building conditions relating to our properties;

•	our ability to timely and cost effectively integrate companies that we acquire into our operations;

•	access to available and reasonable financing on a timely basis;

•	changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•	litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•	the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	our ability to recoup costs of capital investments through higher revenues;

•	acts of war or terrorist incidents or natural disasters;

•	access to insurance on reasonable terms for our assets;

•	abnormal gaming holds;

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness and the recent downturn in the gaming and hotel industries;

•	the effects of competition, including locations of competitors and operating and market competition; and

•	the other factors set forth under “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry sources and professional organizations, including National Indian Gaming Commission, Casino City’s North American Gaming Almanac, 2008 AGA Survey of Casino Entertainment, Las Vegas Convention and Visitors Authority, Smith Travel Research, Nevada State Gaming Control Board—Nevada Gaming Abstract, South Jersey Transportation Authority, New Jersey Casino Control Commission, Macau Gaming Inspection and Coordination Bureau and on our management’s knowledge of our business and markets.

Although we believe that the third-party sources are reliable, neither we nor the initial purchasers have independently verified market industry data provided by third parties or by industry or general publications, and neither we nor the initial purchasers take any further responsibility for this data. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we cannot assure you that they are accurate. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” above.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

We have entered into registration rights agreements with the dealer managers with respect to the Original Second Lien Notes and the initial purchasers of the Original First Lien Notes, in which we agreed to file a registration statement relating to an offer to exchange each series of the original notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file such a registration statement with the SEC and to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the original notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offers by the dates set forth in the registration rights agreements. Original 2015 Second Lien Notes in an aggregate principal amount of $214,800,000 and Original 2018(1) Second Lien Notes in an aggregate principal amount of $847,621,000 were issued on December 24, 2008 and remain outstanding. Original 2018(2) Second Lien Notes in an aggregate principal amount of $3,705,498,000 were issued on April 15, 2009 and remain outstanding. Original 2017 Notes in aggregate principal amounts of $1,375,000,000 and $720,000,000 were issued on June 10, 2009 and September 11, 2009, respectively, and remain outstanding.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the original notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	the exchange offers are not permitted by applicable law or SEC policy;

•

prior to the consummation of the exchange offers, existing SEC interpretations are changed such that the debt securities received by the holders in the exchange offers would not be transferable without restriction under the Securities Act;

•

if any initial purchaser so requests on or prior to the 60th day after consummation of these exchange offers with respect to original notes not eligible to be exchanged for the exchange notes and held by it following the consummation of these exchange offers; or

•

if any holder that participates in these exchange offers does not receive freely transferable exchange notes in exchange for tendered original notes and so requests on or prior to the 60th day after the consummation of the exchange offers.

Each holder of original notes that wishes to exchange such original notes for transferable exchange notes in the exchange offers will be required to make the following representations:

•	any exchange notes to be received by it will be acquired in the ordinary course of the holder’s business;

•

the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act;

•

the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

•

if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes and if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities and such holder will acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offers in exchange for original notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offers with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period of 180 days after the exchange offers are consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offers. Original notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding original notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

The exchange offers are not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

As of the date of this prospectus: (a) $214,800,000 in aggregate principal amount of Original 2015 Second Lien Notes was outstanding, and there was one registered holder, CEDE & Co., a nominee of DTC,

(b) $847,621,000 in aggregate principal amount of Original 2018(1) Second Lien Notes was outstanding and there was one registered holder, CEDE & Co., a nominee of DTC, (c) $3,705,498,000 in aggregate principal amount of Original 2018(2) Second Lien Notes was outstanding and there was one registered holder, CEDE & Co., a nominee of DTC, and (d) $2,095,000,000 in aggregate principal amount of Original 2017 Notes was outstanding and there was one registered holder, CEDE & Co., a nominee of DTC. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offers.

We will conduct the exchange offers in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Original notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the original notes.

We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offers, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offers.”

Holders who tender original notes in the exchange offers will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offers. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Date; Extensions; Amendments

The exchange offers will expire at 5:00 p.m., New York City time on                     , 2009 unless we extend it in our sole discretion.

In order to extend the exchange offers, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of original notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any original notes in connection with the extension of the exchange offers;

•

to extend the exchange offers or to terminate the exchange offers and to refuse to accept original notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offers” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offers in any manner, provided that in the event of a material change in the exchange offers, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offers following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of original notes. If we amend the exchange offers in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of original notes of such amendment, provided that in the event of a material change in the exchange offers, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offers following notice of the material change. If we terminate these exchange offers as provided in this prospectus before accepting any original notes for exchange or if we amend the terms of these exchange offers in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all original notes properly tendered and accepted for exchange in the exchange offers.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offers, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offers

Despite any other term of the exchange offers, we will not be required to accept for exchange, or exchange any exchange notes for, any original notes, and we may terminate the exchange offers as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

•

the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offers, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offers,” “—Procedures for Tendering” and “Plan of Distribution,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offers, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving written notice of such extension to the registered holders of the original notes. During any such extensions, all original notes previously tendered will remain subject to the exchange offers, and we may accept them for exchange unless they have been previously withdrawn. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offers.

We expressly reserve the right to amend or terminate the exchange offers on or prior to the scheduled expiration date of the exchange offers, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offers specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offers must be satisfied or waived by us prior to the expiration of the exchange offers. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offers. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes.

In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of original notes may tender such original notes in the exchange offers. To tender in the exchange offers, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive original notes along with the letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or original notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

•	make appropriate arrangements to register ownership of the original notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of original notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any original notes listed on the original notes, such original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offers electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering original notes that are the subject of such book-entry confirmation;

•

such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. Our interpretation of the terms and conditions of the exchange offers (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date or termination of the exchange offers, as applicable.

In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offers only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation of such original notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of original notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•

the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offers promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of original notes who are unable to deliver confirmation of the book-entry tender of their original notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their original notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their original notes but whose original notes are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such original notes and the principal amount of original notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of original notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “—Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the principal amount of such original notes; and

•	where certificates for original notes have been transmitted, specify the name in which such original notes were registered, if different from that of the withdrawing holder.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offers. Any original notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for original notes) promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn original notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offers. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

U.S. Bank National Association

(Exchange Agent/Depositary addresses)

By Registered & Certified Mail:	Regular Mail or Overnight Courier:

U.S. BANK NATIONAL ASSOCIATION	U.S. BANK NATIONAL ASSOCIATION
Corporate Trust Services	60 Livingston Avenue
EP-MN-WS3C	St. Paul, Minnesota 55107
60 Livingston Avenue	Attention: Specialized Finance
St. Paul, Minnesota 55107-1419

In Person by Hand Only:	By Facsimile (for Eligible Institutions only):

U.S. BANK NATIONAL ASSOCIATION	(651) 495-8158
60 Livingston Avenue
1st Floor—Bond Drop Window	For Information or Confirmation by Telephone:
St. Paul, Minnesota 55107
1-800-934-6802

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offers include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their original notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of original notes who do not exchange their original notes for exchange notes under the exchange offers, including as a result of failing to timely deliver original notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such original notes:

•

as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the prospectus distributed in connection with the private offering of the original notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the original notes.

In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offers may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offers. Any holder who tenders in the exchange offers for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offers are consummated, if you continue to hold any original notes, you may have difficulty selling them because there will be fewer original notes outstanding.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offers.

Other

Participation in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered original notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered original notes.

THE ACQUISITION TRANSACTIONS

The Acquisition

On December 19, 2006, Harrah’s Entertainment entered into a definitive merger agreement with Hamlet Holdings, and Hamlet Merger Inc., a Delaware corporation and a wholly owned subsidiary of Hamlet Holdings (“Merger Sub”). Hamlet Holdings and Merger Sub were formed and are controlled by affiliates of the Sponsors. Pursuant to the merger agreement, on January 28, 2008, Merger Sub merged with and into Harrah’s Entertainment, and each share of Harrah’s Entertainment’s common stock issued and outstanding immediately prior to the effective time of the merger, was converted into the right to receive $90.00 in cash, which, when taken together with the net settlement of outstanding options, stock appreciation rights, restricted stock and restricted stock units, represents merger consideration of $17,375 million in the aggregate. We refer to the merger and payment of merger consideration as the “Acquisition.”

Upon completion of the Acquisition, Hamlet Holdings, funds affiliated with and controlled by the Sponsors, certain co-investors and certain members of management became the owners of all of the outstanding equity interests of Harrah’s Entertainment. Hamlet Holdings, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, holds all of the voting common stock of Harrah’s Entertainment. The voting common stock does not have any economic rights. Funds affiliated with and controlled by the Sponsors, their co-investors and members of management each hold non-voting common stock and non-voting preferred stock.

CMBS Transactions

In connection with the CMBS portion of the financing for the Acquisition described in more detail below under “—The Financing,” HOC spun off to Harrah’s Entertainment the following casino properties and related operating assets of those casinos (collectively, the “CMBS Closing Assets”) at or prior to the closing of the Acquisition: Harrah’s Las Vegas, Rio and Flamingo Las Vegas in Las Vegas, Nevada; Harrah’s Atlantic City and Showboat Atlantic City in Atlantic City, New Jersey; and Harrah’s Lake Tahoe, Harveys Lake Tahoe and Bill’s Lake Tahoe in Lake Tahoe, Nevada. All of the CMBS Closing Assets were spun out of HOC and its subsidiaries through a series of distributions, liquidations, transfers and contributions. We refer to the spin-off of the CMBS Closing Assets by HOC, resulting in the ownership of those assets by Harrah’s Entertainment through subsidiaries of Harrah’s Entertainment that are not also subsidiaries of HOC, as the “CMBS Spin-Off.”

Subsequent to the closing of the Acquisition and the CMBS Spin-Off, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of HOC and its subsidiaries, and Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City and their related operating assets were transferred to subsidiaries of HOC from Harrah’s Entertainment. We refer to the spin-off of Paris Las Vegas and Harrah’s Laughlin by HOC and the transfer to subsidiaries of HOC of Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City as the “Post-Closing CMBS Transaction,” and we refer to the following casino properties and related operating assets of those casinos as the “CMBS Assets”: Harrah’s Las Vegas, Rio, Paris Las Vegas and Flamingo Las Vegas in Las Vegas, Nevada; Harrah’s Atlantic City in Atlantic City, New Jersey and Harrah’s Laughlin in Laughlin, Nevada. The Post-Closing CMBS Transaction occurred in May 2008.

The holders of the CMBS Assets (the “CMBS Borrowers”), are side-by-side with HOC under Harrah’s Entertainment. Pursuant to a shared services agreement, HOC provides the CMBS Borrowers with certain corporate management and administrative operations and costs are allocated by HOC for providing such services. These operations include, but are not limited to, payroll, marketing, accounting and legal. The agreement also memorializes certain short-term cash management arrangements and other operating efficiencies that reflect the way in which we have historically operated its business. We refer to the CMBS Spin-Off together with the subsequent Post-Closing CMBS Transaction as the “CMBS Transactions.”

London Clubs Transfer

In December 2006, we acquired London Clubs, which owns and/or manages casinos in the United Kingdom, Egypt and South Africa. When acquired, London Clubs and its subsidiaries became wholly owned subsidiaries of Harrah’s Entertainment and not subsidiaries of HOC. In connection with the CMBS Transactions and the financing described below under “—The Financing,” London Clubs and its subsidiaries, with the exception of those related to the London Clubs’ South African operations, became subsidiaries of HOC on or before the closing of the Acquisition. During the second quarter of 2008, Harrah’s Entertainment transferred to HOC the London Clubs’ South African operations, as well. We refer to the transfer of the London Clubs operations to HOC as the “London Clubs Transfer.”

The Financing

On January 28, 2008, the Acquisition was financed with the following:

•	a cash equity investment by the Sponsors, their co-investors and certain members of management in Harrah’s Entertainment of approximately $6,079 million;

•	the proceeds from the incurrence by HOC of $5,275 million of senior unsecured cash pay interim loans;

•	the proceeds from the incurrence by HOC of $1,500 million of senior unsecured PIK toggle interim loans;

•

borrowings of $7,250 million by HOC under the term loan portion of its senior secured credit facilities, which also includes a $2,000 million revolving credit facility none of which was drawn at closing, but was subject to $188 million in outstanding letters of credit; and

•

$6,500 million of mortgage loans and related mezzanine financing under a real estate facility (the “CMBS Financing”) entered into by the CMBS Borrowers (with a payment guarantee by Harrah’s Entertainment of the operating leases thereunder) and secured initially by the CMBS Closing Assets and, after the Post-Closing CMBS Transaction, the CMBS Assets.

HOC used the proceeds of the Old Cash Pay Notes and Old Toggle Notes, which were issued on February 1, 2008, to reduce its interim loan borrowings described above on a dollar-for-dollar basis.

HOC used a portion of the proceeds of the senior secured credit facilities described above to repay all outstanding borrowings under its existing credit facilities, which, as of January 28, 2008, amounted to approximately $5,796 million.

HOC also used a portion of the proceeds described above (including the senior secured credit facilities) to repurchase $131 million of its 7.5% Senior Notes due 2009, $394 million of its 8.875% Senior Subordinated Notes due 2008, $424 million of its 7.5% Senior Notes due 2009, $299 million of its 7% Senior Notes due 2013, all $250 million of its Senior Floating Rate Notes due 2008 and $375 million of its Floating Rate Contingent Convertible Senior Notes due 2024 pursuant to tender offers and consent solicitations (collectively, the “Tender Offer”) completed on the same day as the Acquisition, as well as a discharge of all Senior Floating Rate Notes that were not tendered in the Tender Offer. We refer to the Tender Offer, the discharge, the repayment of senior unsecured interim loans with the proceeds of the notes which were issued on February 1, 2008 and the other financing transactions described above as the “Financing.”

Hedging Arrangements

In conjunction with the Acquisition, HOC entered into three hedging arrangements with respect to LIBOR borrowings under the senior secured credit facilities, all of which fix the floating rate of interest thereunder to a fixed rate.

Throughout this prospectus, we collectively refer to the Acquisition, the CMBS Transactions, the London Clubs Transfer, the Financing and the hedging arrangements as the “Acquisition Transactions.”

USE OF PROCEEDS

These exchange offers are intended to satisfy certain of our obligations under the registration rights agreements. We will not receive any proceeds from the issuance of the exchange notes in the exchange offers. In exchange for each of the exchange notes, Harrah’s Operating will receive original notes in like principal amount. Harrah’s Operating will retire or cancel all of the original notes tendered in the exchange offers. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our consolidated cash, cash equivalents and investments and capitalization of Harrah’s Entertainment as of September 30, 2009, on (i) an actual basis and (ii) on an as adjusted basis to give effect to the consummation of the 2010/2011 Tender Offers and the Incremental Loans.

You should read this table in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and our financial statements and the related notes included elsewhere in this prospectus.

	As of September 30, 2009
	Actual	As Adjusted
	($ in millions) (unaudited)
Cash and cash equivalents(1)	$948.2	$1,088.8

Term loan(2)	$5,840.1	$6,815.1
Revolving credit facility(3)	804.9	35.0
CMBS financing(4)	6,500.0	6,500.0
First lien notes(5)	2,044.3	2,044.3
2015 second lien notes(6)	149.3	149.3
2018(1) second lien notes(6)	550.5	550.5
2018(2) second lien notes(6)	1,393.1	1,393.1
Subsidiary guaranteed unsecured senior debt(7)	488.0	488.0
Unsecured senior notes(8)	1,055.6	1,033.3
Unsecured senior subordinated notes(9)	174.8	153.9
Other(10)	341.8	341.8

Total debt, including current portion	19,342.4	19,504.3
Preferred stock	2,547.1	2,547.1
Equity(11)	(1,137.7)	(1,137.7)

Total capitalization	$20,751.8	$20,913.7

(1)	“As Adjusted” amount includes the $185.1 million net cash proceeds received in connection with the Incremental Loans and $44.5 million in cash paid in conjunction with the 2010/2011 Tender Offers. “As Adjusted” amount does not reflect the anticipated purchase of CMBS Loans by Harrah’s Entertainment using up to an aggregate amount of $250 million of cash as described under “Prospectus Summary—Recent Events—CMBS Loan Purchases.”
(2)	Upon the closing of the Acquisition, HOC entered into a seven-year $7,250 million term loan facility, all of which was drawn at the closing of the Acquisition. Harrah’s Entertainment guarantees this facility, and all of the material wholly owned domestic subsidiaries of HOC have pledged their assets to secure this facility.
(3)	Upon the closing of the Acquisition, we entered into the senior secured credit facilities, which include a $2,000 million revolving credit facility that was reduced to $1,630 million due to debt retirements subsequent to the closing of the Acquisition. At September 30, 2009, on an as adjusted basis after giving effect to the 2010/2011 Tender Offers and the Incremental Loans, $1,433 million of additional borrowing capacity is available under our revolving credit facility, with an additional $162 million committed to back letters of credit. Harrah’s Entertainment guarantees this facility, and all of the material wholly owned domestic subsidiaries of HOC have pledged their assets to secure this facility.
(4)	“As Adjusted” amount does not reflect the anticipated purchase of CMBS Loans by Harrah’s Entertainment using up to an aggregate amount of $250 million of cash as described under “Prospectus Summary—Recent Events—CMBS Loan Purchases.”

(5)	Includes $720 million aggregate principal amount of 11.25% Senior Secured Notes due 2017 that were issued at par and $1,375 million aggregate principal amount of Original First Lien Notes that were issued at a price of 96.225% of their face value, resulting in approximately $1,323 million of gross proceeds. The approximate $52 million discount will accrete and be included in interest expense until the Original First Lien Notes mature.
(6)	“Actual” amounts include the book values of $215 million of Original 2015 Second Lien Notes and $848 million of Original 2018(1) Second Lien Notes issued in connection with the exchange offers that were consummated on December 24, 2008 and book values of $3,705 million of Original 2018(2) Second Lien Notes issued in connection with the 2009 Exchange Offers, and are inclusive of amounts paid in fees in connection with such exchange offers. The face value of such notes is $4,768 million.
(7)	“Actual” amounts consist of $479 million of 10.75% Senior Notes due 2016 and $9 million of 10.75%/11.5% Senior Toggle Notes due 2018. All of this indebtedness is guaranteed on a joint and several basis by Harrah’s Entertainment and each of the Subsidiary Pledgors.
(8)	The “Actual” unsecured senior notes consists of the book values of the following notes: $33 million of 8% Senior Notes due 2011, $125 million of 5.375% Senior Notes due 2013, $229 million of 5.5% Senior Notes due 2010, $452 million of 5.625% Senior Notes due 2015, $238 million of 5.75% Senior Notes due 2017, $360 million of 6.5% Senior Notes due 2016, $0.6 million of 7% Senior Notes due 2013 and $0.2 million of Floating Rate Contingent Convertible Senior Notes due 2024, all of which are obligations of HOC and guaranteed by Harrah’s Entertainment. The aggregate face value of such notes is $1,437 million.
(9)	The “Actual” unsecured senior subordinated notes consist of the book values of the following notes: $16 million of 8.125% Senior Subordinated Notes due 2011 and $162 million of 7.875% Senior Subordinated Notes due 2010. The face value of such notes is $178 million.
(10)	Consists of the book values of the following debt: $230 million of 12.375% senior secured term loan due 2016 incurred by Chester Downs in connection with the Chester Transaction, $25 million of 6% Secured Debt due 2010, $17 million of unsecured Uruguay bonds due 2010, $68 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds and approximately $15 million of miscellaneous other indebtedness.
(11)	In calculating the capitalization amount for Harrah’s Entertainment, total equity attributable to non-controlling interests has been excluded. We adopted Accounting Standards Codification 810-10-65-1 (formerly Statement of Financial Accounting Standards No. 160) effective January 1, 2009, which changes the presentation of non-controlling interests’ share of equity and income/(loss) within our unaudited consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

OF HARRAH’S ENTERTAINMENT, INC.

The following unaudited pro forma condensed consolidated financial information for Harrah’s Entertainment has been developed by applying pro forma adjustments to the historical audited consolidated financial statements of Harrah’s Entertainment and its subsidiaries. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 gives effect to the Acquisition (as defined below) and Financing (as defined below) as if they had occurred on January 1, 2008. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information.

Pro forma adjustments were made to reflect:

•	changes in depreciation and amortization expenses resulting from fair value adjustments to tangible and intangible assets due to the Acquisition;

•

changes in interest expense resulting from additional indebtedness incurred in connection with the Financing and the refinancing of existing debt, including amortization of estimated debt issuance costs; and

•	the effect to deferred income taxes of the pro forma adjustments.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our actual consolidated results of operations or the consolidated financial condition would have been had the Acquisition and Financing actually occurred on the date indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial condition. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in the audited financial statements of Harrah’s Entertainment and the related notes contained herein. All pro forma adjustments and their underlying assumptions are described more fully herein in the notes to our unaudited pro forma condensed consolidated financial information.

The audited financial statements from which the pro forma condensed consolidated financial information were prepared in accordance with U.S. GAAP.

For purposes of this pro forma financial information, “Acquisition” means the merger of Hamlet Merger Inc (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Hamlet Holdings, LLC (“Hamlet Holdings”), with and into Harrah’s Entertainment on January 28, 2008 pursuant to a merger agreement dated December 19, 2006 among Harrah’s Entertainment, Merger Sub and Hamlet Holdings. In connection with the merger, each share of common stock of Harrah’s Entertainment issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive $90.00 in cash, which, when taken together with the net settlement of outstanding options, stock appreciation rights, restricted stock and restricted stock units, represents merger consideration of $17,375 million in the aggregate.

For purposes of this pro forma financial information, “Financing” means, collectively, the following financing transactions completed in connection with the Acquisition:

•

the cash equity investment by affiliates of Apollo Global Management, LLC and TPG Capital, LP, their co-investors and certain members of management in Harrah’s Entertainment of approximately $6,079 million;

•	the incurrence by HOC of $5,275 million of senior unsecured cash pay interim loans;

•	the incurrence by HOC of $1,500 million of senior unsecured PIK toggle interim loans;

•	borrowings of $7,250 million by HOC under the term loan portion of its $9,250 million senior secured credit facilities;

•

the incurrence of $6,500 million of mortgage loans and related mezzanine financing under a real estate facility entered into by the holders of the Harrah’s Las Vegas, Rio, Paris Las Vegas, Flamingo Las Vegas, Harrah’s Atlantic City and Harrah’s Laughlin casinos and related operating assets of those casinos (the “CMBS Borrowers”);

•	the issuance by HOC of $4,932 million of 10.75% senior cash pay notes due 2016, the proceeds of which were used to repay a portion of the senior unsecured cash pay interim loans;

•	the issuance by HOC of $1,403 million of 10.75%/11.5% senior toggle notes due 2018, the proceeds of which were used to repay a portion of the senior unsecured PIK toggle interim loans;

•

the repurchase of $131 million of HOC’s 7.5% senior notes due 2009, $394 million of HOC’s 8.875% senior subordinated notes due 2008, $424 million of HOC’s 7.5% senior notes due 2009, $299 million of HOC’s 7% senior notes due 2013, $250 million of HOC’s senior floating rate notes due 2008 and $375 million of its floating rate contingent convertible notes due 2024, pursuant to tender offers completed on the same day as the Acquisition, as well as a discharge of all senior floating rate notes that were not tendered in the tender offer; and

•	HOC’s entry into three hedging arrangements with respect to LIBOR borrowings under the senior secured credit facilities, all of which fix the floating rate interest thereunder to a fixed rate.

For purposes of this pro forma financial information, we collectively refer to the Acquisition and the Financing as the “Transactions.”

The Acquisition was accounted for as a business combination using the purchase method of accounting. The purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determined the estimated fair values after review and consideration of relevant information including discounted cash flow analysis, quoted market prices and our own estimates. To the extent that the purchase price exceeded the fair value of the net identifiable tangible and intangible assets and liabilities assumed, such excess was allocated to goodwill. Goodwill and intangible assets that are determined to have an indefinite life are not amortized.

The following table reconciles the purchase price and financing adjustments in connection with the Acquisition and summarizes the estimated fair values of the assets and liabilities assumed at the date of the Acquisition.

	Predecessor		Successor
(In millions)	January 27, 2008	Merger Adjustments	January 28, 2008
Assets
Current assets	$1,658.6	$696.8	$2,355.4
Land, buildings, riverboats and equipment	15,621.3	2,165.7	17,787.0
Long-term assets	511.5	812.9	1,324.4
Intangible assets other than goodwill	2,030.2	4,385.7	6,415.9
Goodwill	3,549.7	5,888.2	9,437.9

	$23,371.3	$13,949.3	$37,320.6

Liabilities and Stockholders’ Equity
Current liabilities, including current portion of long-term debt	$1,797.9	$321.7	$2,119.6
Deferred income taxes	1,974.1	2,914.4	4,888.5
Long-term debt	12,367.5	11,535.0	23,902.5
Other long-term liabilities	499.3	0.6	499.9

Total liabilities	16,638.8	14,771.7	31,410.5

Total Harrah’s Entertainment, Inc. stockholders’ equity	6,680.2	(822.4)	5,857.8
Non-controlling interests	52.3	—	52.3

Total equity	6,732.5	(822.4)	5,910.1

	$23,371.3	$13,949.3	$37,320.6

Of the estimated $6,415.9 million of intangible assets other than goodwill, $2,732.0 million was assigned to trademarks that are not subject to amortization, and $1,951.0 million was assigned to gaming rights that are not subject to amortization. The remaining intangible assets included customer relationships of $1,454.5 million (12-year weighted-average useful life), contract/management rights estimated at $134.3 million (5-year estimated useful life), gaming rights estimated at $42.8 million (16-year estimated useful life), trademarks subject to amortization estimated at $7.8 million (5-year estimated useful life) and internally developed information technology systems estimated at $93.5 million (8-year estimated useful life). The weighted-average useful life of all amortizing intangible assets related to the Acquisition is approximately 11 years. Certain of the goodwill and other non-amortizing intangible assets were determined to be impaired and charges of $5.5 billion were recorded in the fourth quarter of 2008.

We anticipate that the goodwill related to the Acquisition will not be deductible for tax purposes.

HARRAH’S ENTERTAINMENT, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(In millions)	Harrah’s Entertainment(1)	Acquisition and Financing		Pro Forma
Revenues
Casino	$8,091.5	—		$8,091.5
Food and beverage	1,648.6	—		1,648.6
Rooms	1,270.9	—		1,270.9
Management fees	64.1	—		64.1
Other	667.5	—		667.5
Less: casino promotional allowances	(1,615.6)	—		(1,615.6)

Net revenues	10,127.0	—		10,127.0

Operating expense
Direct
Casino	4,443.4	—		4,443.4
Food and beverage	690.0	—		690.0
Rooms	256.3	—		256.3
Property general and administrative, corporate and other	2,461.5	(1.1	)(2)	2,460.4
Depreciation and amortization	690.4	(10.9	)(2)	679.5
Project opening costs	29.6	—		29.6
Write-downs, reserves and recoveries	20.9	—		20.9
Impairment of intangible assets	5,489.6	—		5,489.6
Equity in losses of nonconsolidated affiliates	1.6	—		1.6
Acquisition and integration costs	149.6	—		149.6
Amortization of intangible assets	168.4	15.6	(2)	184.0

Total operating expenses	14,401.3	3.6		14,404.9

Loss from operations	(4,274.3)	(3.6)		(4,277.9)
Interest expense, net of interest capitalized	(2,164.6)	(112.9	)(3)	(2,277.5)
Gain on early extinguishments of debt	742.1	—		742.1
Other income, including interest income	36.3	—		36.3

Loss from continuing operations before income taxes	(5,660.5)	(116.5)		(5,777.0)
Benefit for income taxes	386.4	40.9	(4)	427.3

Loss from continuing operations, net of tax	$(5,274.1)	$(75.6)		$(5,349.7)

(1)	Represents the financial information of Harrah’s Entertainment for the combination of the Predecessor period from January 1, 2008 through January 27, 2008, and the Successor period from January 28, 2008 through December 31, 2008.
(2)	Reflects the adjustment to depreciation and amortization resulting from estimated fair value adjustments and estimated useful lives assigned to buildings, riverboats and equipment and amortizing intangible assets as a result of the Transactions.
(3)	Reflects adjustments to pro forma interest expense, as follows:

(In millions)	Year Ended December 31, 2008
Reversal of historical interest expense(i)	$(31.7)
Reversal of amortization of debt issuance costs(ii)	(0.6)
Interest expense on new indebtedness(iii)	100.9
Amortization of debt issuance costs on new indebtedness	7.8
Amortization of fair value adjustments(iv)	14.8
Interest rate swaps(v)	21.7

$112.9

(i)	Reversal of the historical interest expense related to indebtedness repaid as a result of the Transactions.
(ii)	Reversal of the historical amortization of debt issuance costs related to indebtedness repaid as a result of the Transactions.
(iii)	Increase in interest expense related to the new indebtedness in the aggregate principal amount of $20,525 million, consisting of the senior unsecured cash pay debt and senior unsecured PIK toggle debt, borrowings under our new senior credit facility and the CMBS Financing.
(iv)	Effects on interest expense from the purchase accounting on the outstanding indebtedness.

The interest rates used for pro forma purposes are based on the rates effective as of December 31, 2008. The weighted-average interest rate of the new indebtedness for pro forma purposes is 6.5%.

A 0.125% change in the interest rates on our new indebtedness, consisting of the senior unsecured cash pay debt, the senior unsecured PIK toggle debt, borrowings under our new senior credit facility and the CMBS Financing, would change pro forma interest expense by $25.7 million for the year ended December 31, 2008.

(v)	Represents estimated interest expense on forward interest rate swap agreements, which were entered into in connection with the Transactions.

(4)	Reflects the income tax effect on the pro forma adjustments using an estimated combined statutory income tax rate of 35.0% for 2008. This rate is not necessarily indicative of our future effective tax rate.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

OF HARRAH’S OPERATING COMPANY, INC.

The following unaudited pro forma condensed combined financial statements for Harrah’s Operating have been developed by applying pro forma adjustments to the historical audited consolidated financial statements of Harrah’s Entertainment and its subsidiaries to remove the historical financial information of all subsidiaries of and account balances at Harrah’s Entertainment that are not components of Harrah’s Operating. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 gives effect to all of the Acquisition Transactions (as defined below) as if they had occurred on January 1, 2008. The unaudited condensed combined balance sheet included in this section gives effect to all of the Acquisition Transactions. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

Pro forma adjustments were made to reflect:

•	changes in depreciation and amortization expenses resulting from fair value adjustments to tangible and intangible assets due to the Acquisition Transactions;

•

changes in interest expense resulting from additional indebtedness incurred in connection with the Financing and the refinancing of existing debt, including amortization of estimated debt issuance costs; and

•	the effect to deferred income taxes of the pro forma adjustments.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma condensed combined information does not purport to represent what our actual combined results of operations or the combined financial condition would have been had the Acquisition Transactions actually occurred on the date indicated, nor are they necessarily indicative of future combined results of operations or combined financial condition. The unaudited pro forma condensed combined financial information should be read in conjunction with the information contained in the “Unaudited Pro Forma Condensed Consolidated Financial Information of Harrah’s Entertainment, Inc.” appearing elsewhere in this Exhibit, as well as the audited financial statements of Harrah’s Entertainment and the related notes contained herein. All pro forma adjustments and their underlying assumptions are described more fully herein in the notes to our unaudited pro forma condensed combined financial information.

The audited financial statements from which the pro forma condensed combined financial information have been derived have been prepared in accordance with U.S. GAAP.

For purposes of this pro forma financial information, “Acquisition” means the merger of Hamlet Merger Inc (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Hamlet Holdings, LLC (“Hamlet Holdings”), with and into Harrah’s Entertainment on January 28, 2008 pursuant to a merger agreement dated December 19, 2006 among Harrah’s Entertainment, Merger Sub and Hamlet Holdings. In connection with the merger, each share of common stock of Harrah’s Entertainment issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive $90.00 in cash, which, when taken together with the net settlement of outstanding options, stock appreciation rights, restricted stock and restricted stock units, represents merger consideration of $17,375 million in the aggregate.

For purposes of this pro forma financial information, “Financing” means, collectively, the following financing transactions completed in connection with the Acquisition:

•

the cash equity investment by affiliates of Apollo Global Management, LLC and TPG Capital, LP, their co-investors and certain members of management in Harrah’s Entertainment of approximately $6,079 million;

•	the incurrence by HOC of $5,275 million of senior unsecured cash pay interim loans;

•	the incurrence by HOC of $1,500 million of senior unsecured PIK toggle interim loans;

•	borrowings of $7,250 million by HOC under the term loan portion of its $9,250 million senior secured credit facilities;

•	the issuance by HOC of $4,932 million of 10.75% senior cash pay notes due 2016, the proceeds of which were used to repay a portion of the senior unsecured cash pay interim loans;

•	the issuance by HOC of $1,403 million of 10.75%/11.5% senior toggle notes due 2018, the proceeds of which were used to repay a portion of the senior unsecured PIK toggle interim loans;

•

the repurchase of $131 million of HOC’s 7.5% senior notes due 2009, $394 million of HOC’s 8.875% senior subordinated notes due 2008, $424 million of HOC’s 7.5% senior notes due 2009, $299 million of HOC’s 7% senior notes due 2013, $250 million of HOC’s senior floating rate notes due 2008 and $375 million of its floating rate contingent convertible notes due 2024, pursuant to tender offers completed on the same day as the Acquisition, as well as a discharge of all senior floating rate notes that were not tendered in the tender offer; and

•	HOC’s entry into three hedging arrangements with respect to LIBOR borrowings under the senior secured credit facilities, all of which fix the floating rate interest thereunder to a fixed rate.

For purposes of this pro forma financial information, “CMBS Transactions” means the spin-off of the following casino properties and their related operating assets by HOC to Harrah’s Entertainment: Harrah’s Las Vegas, Rio, Paris Las Vegas and Flamingo Las Vegas in Las Vegas, Nevada; Harrah’s Atlantic City in Atlantic City, New Jersey and Harrah’s Laughlin in Laughlin, Nevada.

For purposes of this pro forma financial information, “London Clubs Transfer” means the transfer of the London Clubs operations acquired by Harrah’s Entertainment in December 2006 to HOC in connection with the Acquisition and the Financing.

For purposes of this pro forma financial information, we collectively refer to the Acquisition, the Financing, the CMBS Transactions and the London Clubs Transfer as the “Acquisition Transactions.”

HARRAH’S OPERATING COMPANY, INC.

UNAUDITED CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2008

(In millions)	Harrah’s Entertainment(1)	HET Parent and Other Harrah’s Entertainment Subsidiaries and Accounts(2)	HOC(3)
ASSETS
Current assets
Cash and cash equivalents	$650.5	$(203.1)	$447.4
Receivables, net of allowance for doubtful accounts	394.0	(90.1)	303.9
Deferred income taxes	157.6	(21.7)	135.9
Prepayments and other	199.4	(67.1)	132.3
Inventories	62.7	(14.2)	48.5

Total current assets	1,464.2	(396.2)	1,068.0

Land, buildings, riverboats and equipment, net of accumulated depreciation	18,267.1	(5,635.5)	12,631.6
Assets held for sale	49.3	—	49.3
Goodwill	4,902.2	(2,148.5)	2,753.7
Intangible assets other than goodwill	5,307.9	(677.3)	4,630.6
Deferred costs and other	1,057.9	(258.8)	799.1

	$31,048.6	$(9,116.3)	$21,932.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$382.3	$(106.7)	$275.6
Accrued expenses	1,532.7	(286.1)	1,246.6
Current portion of long-term debt	85.6	(0.2)	85.4

Total current liabilities	2,000.6	(393.0)	1,607.6

Long-term debt	23,123.3	(6,500.2)	16,623.1
Intercompany notes	—	160.6	160.6
Liabilities held for sale	—	—	—
Deferred credits and other	669.1	(20.4)	648.7
Deferred income taxes	4,327.0	(1,339.3)	2,987.7

	30,120.0	(8,092.3)	22,027.7

Preferred stock	2,289.4	(2,289.4)	—

Total stockholders’ equity/(deficit)	(1,410.4)	1,270.2	(140.2)
Non-controlling interests(4)	49.6	(4.8)	44.8

Total equity/(deficit)(4)	(1,360.8)	1,265.4	(95.4)

	$31,048.6	$(9,116.3)	$21,932.3

(1)	Represents the financial information of Harrah’s Entertainment.
(2)	Represents the removal of (i) the financial information of subsidiaries of Harrah’s Entertainment that are not a component of HOC, namely, captive insurance companies and the CMBS properties; and (ii) account balances at Harrah’s Entertainment parent company.
(3)	Represents the financial information of HOC.
(4)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

HARRAH’S OPERATING COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(In millions)	Harrah’s Entertainment(1)	HET Parent and Other Harrah’s Entertainment Subsidiaries and Accounts(2)(3)	HOC(4)	Acquisition and Financing		Pro Forma
Revenues
Casino	$8,091.5	$(1,630.7)	$6,460.8	—		$6,460.8
Food and beverage	1,648.6	(599.7)	1,048.9	—		1,048.9
Rooms	1,270.9	(530.7)	740.2	—		740.2
Management fees	64.1	—	64.1	—		64.1
Other	667.5	(118.6)	548.9	39.9	(5)	588.8
Less: casino promotional allowances	(1,615.6)	447.9	(1,167.7)	—		(1,167.7)

Net revenues	10,127.0	(2,431.8)	7,695.2	39.9		7,735.1

Operating expense
Direct
Casino	4,443.4	(781.9)	3,661.5	—		3,661.5
Food and beverage	690.0	(288.3)	401.7	—		401.7
Rooms	256.3	(116.9)	139.4	—		139.4
Property general and administrative, corporate and other	2,461.5	(588.8)	1,872.7	36.3	(5)(6)	1,909.0
Depreciation and amortization	690.4	(169.3)	521.1	(4.6	)(6)	516.5
Project opening costs	29.6	(1.3)	28.3	—		28.3
Write-downs, reserves and recoveries	20.9	(80.8)	(59.9)	—		(59.9)
Impairment of intangible assets	5,489.6	(1,744.4)	3,745.2	—		3,745.2
Equity in losses of nonconsolidated affiliates	1.6	(0.1)	1.5	—		1.5
Acquisition and integration costs	149.6	—	149.6	—		149.6
Amortization of intangible assets	168.4	(54.7)	113.7	4.1	(6)	117.8

Total operating expenses	14,401.3	(3,826.5)	10,574.8	35.8		10,610.6

Loss from operations	(4,274.3)	1,394.7	(2,879.6)	4.1		(2,875.5)
Interest expense, net of interest capitalized	(2,164.6)	370.6	(1,794.0)	(88.7	)(7)	(1,882.7)
Gain on early extinguishments of debt	742.1	—	742.1	—		742.1
Other income, including interest income	36.3	(1.6)	34.7	—		34.7

Loss from continuing operations before income taxes	(5,660.5)	1,763.7	(3,896.8)	(84.6)		(3,981.4)
Income tax benefit/(expense)	386.4	13.7	400.1	29.7	(8)	429.8

Loss from continuing operations, net of tax	$(5,274.1)	$1,777.4	$(3,496.7)	$(54.9)		$(3,551.6)

(1)	Represents the financial information of Harrah’s Entertainment for the combination of the Predecessor period from January 1, 2008 through January 27, 2008, and the Successor period from January 28, 2008 through December 31, 2008.
(2)	Represents the removal of (i) financial information of all subsidiaries of Harrah’s Entertainment that are not a component of HOC, namely, captive insurance companies and the CMBS properties; and (ii) accounts at Harrah’s Entertainment parent company.
(3)	The historical operating expenses of HOC include unallocated costs attributable to services that have been performed by HOC on behalf of the CMBS properties. These costs are primarily related to corporate functions such as accounting, tax, treasury, payroll and benefits administration, risk management, legal, and information management and technology. The CMBS Transactions reflect the push-down of corporate expense of $34.7 million that was unallocated at January 27, 2008. Following the Acquisition, many of these services continue to be provided by HOC pursuant to a shared services agreement with the CMBS properties.

(4)	Represents the financial information of HOC.
(5)	Represents the estimated revenue on the shared services agreement with the CMBS Borrowers, which was entered into as a result of the Acquisition Transactions, and related costs.
(6)	Reflects the adjustment to depreciation and amortization resulting from estimated fair value adjustments and estimated useful lives assigned to buildings, riverboats and equipment and amortizing intangible assets as a result of the Acquisition Transactions.
(7)	Reflects adjustments to pro forma interest expense, as follows:

(In millions)	Year Ended December 31, 2008
Reversal of historical interest expense(i)	$(31.7)
Reversal of amortization of debt issuance costs(ii)	(0.6)
Interest expense on new indebtedness(iii)	79.3
Amortization of debt issuance costs on new indebtedness	5.2
Amortization of fair value adjustments(iv)	14.8
Interest rate swaps(v)	21.7

$88.7

(i)	Reversal of the historical interest expense related to existing indebtedness, which was repaid as a result of the Acquisition Transactions.
(ii)	Reversal of the historical amortization of debt issuance costs related to existing indebtedness, which was repaid as a result of the Acquisition Transactions.
(iii)	Increase in interest expense related to the new indebtedness in the aggregate principal amount of $14,025 million, consisting of the senior unsecured cash pay debt and senior unsecured PIK toggle debt and borrowings under our new senior credit facility.
(iv)	Effects on interest expense from the purchase accounting on the outstanding indebtedness.

The interest rates used for pro forma purposes are based on the rates effective as of December 31, 2008. The weighted-average interest rate of the new indebtedness for pro forma purposes is 7.4%.

A 0.125% change in the interest rates on our new indebtedness, consisting of the senior unsecured cash pay debt, the senior unsecured PIK toggle debt and borrowings under our new senior credit facility, would change pro forma interest expense by $17.5 million for the year ended December 31, 2008.

(v)	Represents estimated interest expense on forward interest rate swap agreements, which were entered into in connection with the Acquisition Transactions.

(8)	Reflects the income tax effect on the pro forma adjustments using an estimated combined statutory income tax rate of 35.0% for 2008. This rate is not necessarily indicative of our future effective tax rate.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data as of December 31, 2007 and 2008 and for each of the years in the two-year period ended December 31, 2007, and the periods from January 1, 2008 through January 27, 2008 and from January 28, 2008 through December 31, 2008, included in the table here have been derived from, and should be read in conjunction with, our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial and other data for the years ended December 31, 2004 and 2005 and as of December 31, 2004 and 2005 have been derived from our audited consolidated financial statements not included in this prospectus. The summary historical financial information as of and for the nine months ended September 30, 2009 and the period from January 28, 2008 through September 30, 2008, are derived from, and should be read in conjunction with, our unaudited consolidated condensed financial statements included elsewhere in this prospectus, and, except as otherwise described herein, have been prepared on a basis consistent with our annual audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of such data.

Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this prospectus.

Effective January 1, 2009, we adopted the provisions of Accounting Standards Codification (“ASC”) 810-10-65-1 (formerly Statement of Financial Accounting Standards (“SFAS”) No. 160), “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” The adoption of ASC 810-10-65-1 did not have a material impact on our financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of non-controlling (minority) interests in our consolidated financial statements. As a result of the presentation and disclosure requirements of ASC 810-10-65-1 , we are required to reflect the change in presentation and disclosure for all periods presented within future filings.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

OF HARRAH’S ENTERTAINMENT, INC.

	Predecessor					Successor
	Year Ended December 31,				Jan. 1, 2008 through Jan. 27, 2008	Jan. 28, 2008 through Sept. 30, 2008	Jan. 28, 2008 through Dec. 31, 2008	Nine Months Ended Sept. 30, 2009
	2004	2005	2006	2007
	(dollars in millions)
Revenues
Casino	$3,922.9	$5,966.5	$7,868.6	$8,831.0	$614.6	$5,653.2	$7,476.9	$5,444.8
Food and beverage	650.9	1,086.7	1,577.7	1,698.8	118.4	1,160.2	1,530.2	1,129.3
Rooms	382.2	786.2	1,240.7	1,353.6	96.4	894.2	1,174.5	817.8
Management fees	60.6	75.6	89.1	81.5	5.0	45.8	59.1	43.5
Other	215.9	424.7	611.0	695.9	42.7	462.4	624.8	447.9
Less: casino promotional allowances	(835.7)	(1,329.7)	(1,713.2)	(1,835.6)	(117.0)	(1,127.3)	(1,498.6)	(1,075.0)

Net revenues	4,396.8	7,010.0	9,673.9	10,825.2	760.1	7,088.5	9,366.9	6,808.3

Operating Expenses
Direct
Casino	1,972.5	2,984.6	3,902.6	4,595.2	340.6	3,037.1	4,102.8	2,968.0
Food and beverage	275.1	482.3	697.6	716.5	50.5	486.1	639.5	451.1
Rooms	66.7	151.5	256.6	266.3	19.6	179.4	236.7	160.4
Property general and administrative and other	898.1	1,464.4	2,206.8	2,421.7	178.2	1,619.0	2,143.0	1,518.3
Depreciation and amortization	313.1	485.7	667.9	817.2	63.5	452.4	626.9	516.8
Project opening costs	9.4	16.4	20.9	25.5	0.7	26.3	28.9	2.9
Write-downs, reserves and recoveries	9.6	56.1	62.6	(59.9)	4.7	(61.8)	16.2	78.6
Impairment of intangible assets	—	138.6	20.7	169.6	—	—	5,489.6	1,625.7
Loss/(income) in non-consolidated affiliates	0.9	(1.2)	(3.6)	(3.9)	(0.5)	1.3	2.1	1.3
Corporate expense	66.8	97.7	177.5	138.1	8.5	95.9	131.8	111.7
Acquisition and integration costs	2.3	55.0	37.0	13.4	125.6	23.1	24.0	0.3
Amortization of intangible assets	9.5	49.9	70.7	73.5	5.5	119.2	162.9	131.7

Total operating expenses	3,624.0	5,981.0	8,117.3	9,173.2	796.9	5,978.0	13,604.4	7,566.8

Income/(loss) from operations	772.8	1,029.0	1,556.6	1,652.0	(36.8)	1,110.5	(4,237.5)	(758.5)
Interest expense, net of interest capitalized	(269.3)	(479.6)	(670.5)	(800.8)	(89.7)	(1,469.4)	(2,074.9)	(1,404.7)
(Losses)/gains on early extinguishments of debt	—	(3.3)	(62.0)	(2.0)	—	(203.9)	742.1	4,279.2
Other income, including interest income	9.5	8.0	10.7	43.3	1.1	18.7	35.2	23.2

Income/(loss) from continuing operations before income taxes	513.0	554.1	834.8	892.5	(125.4)	(544.1)	(5,535.1)	2,139.2
(Provision) benefit for income taxes	(185.1)	(225.9)	(295.6)	(350.1)	26.0	147.7	360.4	(1,590.8)

Income/(loss) from continuing operations, net of tax	$327.9	$328.2	$539.2	$542.4	$(99.4)	$(396.4)	$(5,174.7)	$548.4

Other Financial Data
Capital expenditures	$702.9	$1,201.0	$2,548.3	$1,462.2	$120.1	$1,001.2	$1,204.2	$411.9
Ratio of earnings to fixed charges(1)	2.7x	2.1x	2.2x	2.1x	—	—	—	2.5x

Balance Sheet Data
Cash and cash equivalents	$489.0	$724.4	$799.6	$710.0		$1,005.9	$650.5	$948.2
Working capital	33.2	30.7	(610.2)	(126.1)		(167.9)	(536.4)	(118.9)
Total assets	8,585.6	20,517.6	22,284.9	23,357.7		37,012.3	31,048.6	29,230.5
Total debt	5,152.9	11,045.8	12,089.9	12,440.4		24,214.2	23,208.9	19,342.4
Total stockholders’ equity/(deficit)	2,067.7	5,696.7	6,123.5	6,679.1		3,666.2	(1,360.8)	(1,080.7)

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and non-controlling interests, excluding equity in undistributed earnings of less-than-50%-owned investments. “Fixed charges” include interest, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. For the Predecessor period from January 1, 2008 through January 27, 2008 and Successor period from January 28, 2008 through September 30, 2008 and the Successor period from January 28, 2008 through December 31, 2008, our earnings were insufficient to cover fixed charges by $122.5 million, $501.0 million and $5.5 billion, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Harrah’s Entertainment, Inc., a Delaware corporation, was incorporated on November 2, 1989, and prior to such date operated under predecessor companies. In this discussion, the words “Harrah’s Entertainment,” “Company,” “we,” “our,” and “us” refer to Harrah’s Entertainment, Inc., together with its subsidiaries where appropriate.

Overview

We are one of the largest casino entertainment providers in the world. As of September 30, 2009, we operated 52 casinos in six countries, but primarily in the United States and the United Kingdom. Our facilities operate primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States. Our properties include land-based casinos and casino hotels, dockside casinos, a combination greyhound racetrack and casino, a combination thoroughbred racetrack and casino, a combination harness racetrack and casino, casino clubs and managed casinos. We are focused on building customer loyalty through a unique combination of customer service, excellent products, unsurpassed distribution, operational excellence and technology leadership and on exploiting the value of our major hotel/casino brands—Harrah’s, Caesars and Horseshoe and our loyalty program, Total Rewards. We believe that the customer-relationship marketing and business-intelligence capabilities fueled by Total Rewards are constantly bringing us closer to our customers so we better understand their preferences, and from that understanding, we are able to improve entertainment experiences we offer accordingly.

On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG”) in an all-cash transaction, hereinafter referred to as the “Acquisition,” valued at approximately $30.7 billion, including the assumption of $12.4 billion of debt and the incurrence of approximately $1.0 billion of acquisition costs. Holders of Harrah’s Entertainment stock received $90.00 in cash for each outstanding share of common stock. As a result of the Acquisition, the issued and outstanding shares of non-voting common stock and non-voting preferred stock of Harrah’s Entertainment are owned by entities affiliated with Apollo and TPG and certain co-investors and members of management, and the issued and outstanding shares of voting common stock of Harrah’s Entertainment are owned by Hamlet Holdings LLC, which is owned by certain individuals affiliated with Apollo and TPG. As a result of the Acquisition, our stock is no longer publicly traded.

Overall Operating Results

In accordance with Generally Accepted Accounting Principles (“GAAP”), we have separated our historical financial results for the Successor period and the Predecessor period; however, we have also combined results for the Successor and Predecessor periods for 2008 in the presentations below because we believe that it enables a meaningful presentation and comparison of results. As a result of the application of purchase accounting as of the Acquisition date, financial information for the Successor period and the Predecessor periods are presented on different bases and are, therefore, not comparable. We have reclassified certain amounts for prior periods to conform to our 2009 presentation.

Because both 2009 and 2008 (Loss)/income from operations include significant impairment charges, the following tables also present Income/(loss) from operations before impairment charges and the impairment charges to provide more meaningful comparisons of results. This presentation is not in accordance with GAAP.

Certain of our properties were sold during 2006, and their operating results prior to these sales were included in discontinued operations, if appropriate. Note 15 to our audited consolidated financial statements as of and for the year ended December 31, 2008 included elsewhere in this prospectus provides information regarding dispositions. The discussion that follows is related to our continuing operations.

Overall Operating Results

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$5,444.8	$5,653.2	$614.6	$6,267.8	(13.1)%

Net revenues	$6,808.3	$7,088.5	$760.1	$7,848.6	(13.3)%

Income/(loss) from operations before impairment charges	$867.2	$1,110.5	$(36.8)	$1,073.7	(19.2)%
Impairment of intangible assets	(1,625.7)	—	—	—	N/M

(Loss)/income from operations	$(758.5)	$1,110.5	$(36.8)	$1,073.7	N/M

Income/(loss) from continuing operations, net of tax	$548.4	$(396.4)	$(99.4)	$(495.8)	N/M

Net income/(loss) attributable to Harrah’s Entertainment, Inc.	$532.0	$(314.2)	$(100.9)	$(415.1)	N/M

(In millions)	Successor	Predecessor	Combined 2008
	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008		Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07	07 vs. 06
Casino revenues	$7,476.9	$614.6	$8,091.5	$8,831.0	$7,868.6	(8.4)%	12.2%

Net revenues	$9,366.9	$760.1	$10,127.0	$10,825.2	$9,673.9	(6.4)%	11.9%

Income/(loss) from operations before impairment charges	$1,252.1	$(36.8)	$1,215.3	$1,821.6	$1,577.3	(33.3)%	15.5%
Impairment of intangible assets	(5,489.6)	—	(5,489.6)	(169.6)	(20.7)	N/M	N/M

(Loss)/income from operations	$(4,237.5)	$(36.8)	$(4,274.3)	$1,652.0	$1,556.6	N/M	6.1%

(Loss)/income from continuing operations, net of tax	$(5,174.7)	$(99.4)	$(5,274.1)	$542.4	$539.2	N/M	0.6%

Net (loss)/income attributable to Harrah’s Entertainment, Inc	$(5,096.3)	$(100.9)	$(5,197.2)	$619.4	$535.8	N/M	15.6%

N/M = Not Meaningful

Revenues for the nine months ended September 30, 2009 were impacted by the current economic environment, which reduced customer spending, particularly in the Las Vegas and Atlantic City markets. The earnings impact of the declines in revenue in 2009 compared to the same periods in 2008 was partially offset by company- wide cost savings initiatives that began in the third quarter of 2008. Income from continuing operations, net of tax, for the nine months ended September 30, 2009, also reflects net gains on early extinguishments of debt of $4,279.2 million, and was partially offset by a charge of $1,625.7 million for impairment of goodwill and certain intangible assets. The nine months ended September 30, 2008, included expenses incurred in connection with the Acquisition, primarily related to the accelerated vesting of employee stock options, stock appreciation rights (“SARs”) and restricted stock, higher interest expense and losses on the early extinguishments of debt, partially offset by proceeds from the settlement of insurance claims related to hurricane damage in 2005.

During the nine months ended September 30, 2009, we exchanged approximately $3.6 billion principal amount of new 10% second-priority senior secured notes due in 2018 for approximately $5.4 billion aggregate principal amount of outstanding debt with maturity dates ranging from 2010 to 2018, purchased approximately $1.5 billion principal amount of outstanding debt through tender offers or open market purchases, retired a portion of and amended the terms of our credit agreement and issued approximately $1.4 billion principal amount of senior secured notes due 2017. These events are discussed more fully in the “—Debt and Liquidity” section that follows herein.

The decrease in revenues in 2008 from 2007 was primarily attributable to turbulent economic conditions in the United States that have reduced, in some cases dramatically, customer visitation to our casinos. The impact of a smoking ban in Illinois, heavy rains and flooding affecting visitor volumes at our properties in the Midwest and the temporary closure of Gulf Coast properties due to a hurricane also contributed to the decline in 2008 revenues. Income from continuing operations was also impacted by charges for impairment of certain goodwill and other intangible assets; expense incurred in connection with the Acquisition, primarily related to the accelerated vesting of employee stock options, stock appreciation rights (“SARs”) and restricted stock; and higher interest expense, partially offset by net gains from early extinguishments of debt and proceeds from the settlement of insurance claims related to hurricane damage in 2005.

The increase in revenues in 2007 from 2006 was driven by strong results from our properties in Las Vegas, the opening of slot play at Harrah’s Chester in January 2007, contributions from properties included in our acquisition of London Clubs International Limited (London Clubs) in late 2006 and a full year’s results from Harrah’s New Orleans and Grand Casino Biloxi, which were closed for a portion of 2006 due to hurricane damage in 2005. Income/(loss) from operations was impacted by insurance proceeds, impairment charges related to certain intangible assets and the effect on the Atlantic City market of slot operations at facilities in Pennsylvania and New York and the implementation of new smoking regulations in New Jersey, all of which are discussed in the following regional discussions.

Regional Results and Development Plans

The executive officers of our Company review operating results, assess performance and make decisions related to the allocation of resources on a property-by-property basis. We, therefore, believe that each property is an operating segment and that it is appropriate to aggregate and present the operations of our Company as one reportable segment. In order to provide more detail than would be possible on a consolidated basis, our properties have been grouped as follows to facilitate discussion of our operating results:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Harrah’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Showboat Atlantic City	Harrah’s Louisiana Downs	Harrah’s North Kansas City
Flamingo Las Vegas	Bally’s Atlantic City	Horseshoe Bossier City	Harrah’s Council Bluffs
Harrah’s Las Vegas	Caesars Atlantic City	Grand Biloxi	Horseshoe Council Bluffs/
Paris Las Vegas	Harrah’s Chester (1)	Harrah’s Tunica	Bluffs Run
Rio		Horseshoe Tunica
Imperial Palace		Sheraton Tunica
Bill’s Gamblin’ Hall & Saloon

Illinois/Indiana	Other Nevada	Managed/International/Other
Horseshoe Southern Indiana	Harrah’s Reno	Harrah’s Ak-Chin(2)
Harrah’s Joliet(1)	Harrah’s Lake Tahoe	Harrah’s Cherokee(2)
Harrah’s Metropolis	Harvey’s Lake Tahoe	Harrah’s Rincon(2)
Horseshoe Hammond	Bill’s Lake Tahoe	Conrad Punta del Este(1)
	Harrah’s Laughlin	Caesars Windsor(3)
London Clubs International(4)

(1)	Not wholly owned by Harrah’s Entertainment.
(2)	Managed, not owned.

(3)	We have a 50 percent interest in Windsor Casino Limited, which manages this property. The province of Ontario owns the complex.
(4)	As of September 30, 2009, we operate 11 casino clubs in the United Kingdom, 2 in Egypt and 1 in South Africa. One of the properties is managed and two others are not wholly owned.

Included in income from operations for each grouping are project opening costs and write-downs, reserves and recoveries. Project opening costs include costs incurred in connection with expansion and renovation projects at various properties. Write-downs, reserves and recoveries include various pretax charges to record asset impairments, contingent liability reserves, project write-offs, demolition costs, recoveries of previously recorded charges and other non-routine transactions.

We perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30 each year. We completed a preliminary assessment of goodwill and other non-amortizing intangible assets as of September 30, 2009, and as a result of this assessment, recorded a charge of approximately $1.3 billion within HET’s Consolidated Statement of Operations in the third quarter which brings the charge recorded for the nine months ended September 30, 2009 to approximately $1.6 billion. This impairment charge is largely a result of adjustments to our long-term operating plan as a result of the current economic climate. We are not able to finalize our impairment charge until such time as we finalize our 2010 operating plan and certain other assumptions, which we expect to complete during fourth quarter 2009 in conjunction with our annual assessment for impairment as of September 30, 2009. Changes to the preliminary 2010 operating plan or other assumptions could require us to update our assessment of impairment, which could change the required impairment charge.

Based on projected performance, which reflects factors impacted by market conditions, including lower valuation multiples for gaming assets; higher discount rates resulting from turmoil in the credit markets; and the completion of our 2009 budget and forecasting process, our 2008 analysis indicated that certain of our goodwill and other intangible assets were impaired; therefore, a charge of $5.5 billion was recorded to our consolidated statement of operations in fourth quarter 2008. Our 2007 analysis determined that, based on historical and projected performance, intangible assets at London Clubs and Horseshoe Southern Indiana had been impaired, and we recorded impairment charges of $169.6 million in fourth quarter 2007. Our 2006 analysis indicated that, based on the historical performance and projected performance of Harrah’s Louisiana Downs, intangible assets of that property had been impaired, and a charge of $20.7 million was recorded in fourth quarter 2006. Our 2008, 2007 and 2006 analyses of the tangible assets, applying the provisions of ASC 360 (formerly SFAS No. 144), indicated that the carrying values of the tangible assets were not impaired.

Write-downs, reserves and recoveries include various pretax charges to record certain asset impairments, contingent liability reserves, project write-offs, demolition costs and recoveries of previously recorded reserves and other non-routine transactions. The components of Write-downs, reserves and recoveries were as follows:

(In millions)	Successor			Predecessor	Combined 2008	Predecessor
	Nine Months Ended Sept. 30, 2009	Jan. 28, 2008 through Sept. 30, 2008	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008		2007	2006
Remediation costs	$28.2	$35.2	$60.5	$4.4	$64.9	$—	$—
Impairment of long-lived tangible assets	43.7	—	39.6	—	39.6	—	23.6
Write-off of abandoned assets	4.8	47.6	34.3	—	34.3	21.0	0.2
Efficiency projects	27.9	5.0	29.4	0.6	30.0	21.5	5.2
Termination of contracts	—	14.0	14.4	—	14.4	—	—
Litigation awards and settlements	(29.2)	9.4	10.1	—	10.1	8.5	32.5
Demolition costs	2.2	8.8	9.2	0.2	9.4	7.3	11.4
Other	1.0	3.6	4.1	(0.5)	3.6	12.1	(0.1)
Insurance proceeds in excess of deferred costs	—	(185.4)	(185.4)	—	(185.4)	(130.3)	(10.2)

	$78.6	$(61.8)	$16.2	$4.7	$20.9	$(59.9)	$62.6

Remediation costs relate to room remediation projects at certain of our Las Vegas properties.

Impairment of long-lived tangible assets in 2009 was primarily related to the Company’s office building in Memphis, Tennessee due to the relocation to Las Vegas, Nevada of those corporate functions formerly performed in that location. The impairment recorded in 2008 represents declines in the market value of certain assets that were held for sale and reserves for amounts that were not expected to be recovered for other non-operating assets. The impairment in 2006 resulted from an assessment of certain bonds classified as held-to-maturity and the determination that they were highly uncollectible.

Write-off of abandoned assets represents costs associated with various projects that are determined to no longer be viable.

Efficiency projects in 2006 and 2007 represents costs incurred to identify efficiencies and cost savings in our corporate organization. Expenses in 2008 and 2009 represent costs related to additional projects aimed at streamlining corporate and operations functions to achieve further cost savings and efficiencies.

Termination of contracts in 2008 represents amounts recognized in connection with abandonment of buildings under long-term lease arrangements.

Insurance proceeds in excess of deferred costs represents proceeds received from our insurance carriers for hurricane damages incurred in 2005. The proceeds included in Write-downs, reserves and recoveries are for those properties that we still own and operate. Proceeds related to properties that were subsequently sold are included in Discontinued operations in our consolidated statements of operations.

Las Vegas Results

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$1,113.5	$1,186.2	$138.7	$1,324.9	(16.0)%

Net revenues	$2,048.8	$2,279.2	$253.6	$2,532.8	(19.1)%

Income from operations before impairment charges	$352.6	$497.3	$51.9	$549.2	(35.8)%
Impairment of intangible assets	(1,130.9)	—	—	—	N/M

(Loss)/income from operations	$(778.3)	$497.3	$51.9	$549.2	N/M

Operating margin before impairment charges	17.2%	21.8%	20.5%	21.7%	(4.5)pts

(In millions)	Successor	Predecessor	Combined 2008
	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008		Predecessor		Percentage Increase/ (Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Casino revenues	$1,579.9	$138.7	$1,718.6	$1,986.6	$1,726.5	(13.5)%		15.1%

Net revenues	$3,000.6	$253.6	$3,254.2	$3,626.7	$3,267.2	(10.3)%		11.0%

Income from operations before impairment charges	$591.4	$51.9	$643.3	$886.4	$828.2	(27.4)%		7.0%
Impairment of intangible assets	(2,579.4)	—	(2,579.4)	—	—	N/M		N/M

(Loss)/income from operations	$(1,988.0)	$51.9	$(1,936.1)	$886.4	$828.2	N/M		7.0%

Operating margin before impairment charges	19.7%	20.5%	19.8%	24.4%	25.3%	(4.6	)pts	(0.9	)pts

N/M = Not meaningful

For the nine months ended September 30, 2009, revenues and income from operations were lower than in the nine months ended September 30, 2008, driven by lower spend per visitor and declines in the group-travel business. While hotel occupancy was strong, average room rates declined. Loss from operations included a charge of $1,130.9 million recorded for the impairment of goodwill for certain Las Vegas properties.

An expansion and renovation of Caesars Palace Las Vegas was recently completed on the new Octavius Tower, a new hotel tower with approximately 110,000 square feet of additional meeting and convention space, three 10,000-square-foot villas and an expanded pool and garden area. We have deferred completion of the rooms in the hotel tower expansion as a result of current economic conditions impacting the Las Vegas tourism sector. The estimated total capital expenditures for the project, excluding the costs to complete the deferred rooms, are expected to be $685.4 million, $628.9 million of which had been spent as of September 30, 2009. The convention center is now open, and the remainder of the expansion project, other than the deferred rooms, was completed in the third quarter of 2009.

The declines in revenues and income from operations in 2008 from 2007 reflect lower visitation and spend per trip as our customers reacted to higher travel costs, volatility in the financial markets and other economic concerns. Fewer hotel rooms available at Caesars Palace due to re-modeling and at Harrah’s Las Vegas and Rio due to room remediation projects also contributed to the 2008 decline. Income from operations for Las Vegas includes charges of $2.6 billion recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

Increases in revenues and income from operations in 2007 from 2006 were generated by increased visitor volume, cross-market play (defined as gaming by customers at Harrah’s Entertainment properties other than their “home” casinos) and the acquisition of Bill’s Gamblin’ Hall & Saloon.

On February 27, 2007, we exchanged certain real estate that we owned on the Las Vegas Strip for property located at the northeast corner of Flamingo Road and Las Vegas Boulevard between Bally’s Las Vegas and Flamingo Las Vegas. We began operating the acquired property on March 1, 2007, as Bill’s Gamblin’ Hall & Saloon, and its results are included in our operating results from the date of its acquisition.

Atlantic City Results

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$1,455.3	$1,632.9	$163.4	$1,796.3	(19.0)%

Net revenues	$1,558.5	$1,663.2	$160.8	$1,824.0	(14.6)%

Income from operations before impairment charges	$184.6	$254.0	$18.7	$272.7	(32.3)%
Impairment of intangible assets	(178.6)	—	—	—	N/M

Income from operations	$6.0	$254.0	$18.7	$272.7	(97.8)%

Operating margin before impairment charges	11.8%	15.3%	11.6%	15.0%	(3.2	)pts

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Casino revenues	$2,111.8	$163.4	$2,275.2	$2,429.9	$2,147.2	(6.4)%		13.2%

Net revenues	$2,156.0	$160.8	$2,316.8	$2,372.0	$2,071.4	(2.3)%		14.5%

Income from operations before impairment charges	$284.5	$18.7	$303.2	$351.4	$420.5	(13.7)%		(16.4)%
Impairment of intangible assets	(699.9)	—	(699.9)	—	—	N/M		N/M

(Loss)/income from operations	$(415.4)	$18.7	$(396.7)	$351.4	$420.5	N/M		(16.4)%

Operating margin before impairment charges	13.2%	11.6%	13.1%	14.8%	20.3%	(1.7	)pts	(5.5	)pts

N/M = Not meaningful

Revenues and income from operations for the nine months ended September 30, 2009, were lower than in the nine months ended September 30, 2008, due to reduced visitor volume and spend per trip. The Atlantic City market continues to be affected by competition from three slot facilities in eastern Pennsylvania and one in Yonkers, New York and the current economic environment. Income from operations was also impacted by a charge of $178.6 million for impairment of goodwill of certain of the Atlantic City properties.

In August 2009, Chester Downs and Marina LLC (“Chester Downs”), a majority-owned subsidiary of HOC, entered into an agreement to borrow under a senior secured term loan in the amount of $230 million and borrowed such amount. The proceeds of the term loan were used to pay off intercompany debt due to HOC and to repurchase equity interests from certain minority partners of Chester Downs. HOC currently owns 95% of Chester Downs.

Revenues and income from operations for the Atlantic City region in 2008 were down from 2007 due to reduced visitor volume, and spend per trip and higher operating costs, including utilities and employee benefits. Declines were partially offset by favorable results from Harrah’s Chester and from Harrah’s Atlantic City, which benefited from the recent expansion and upgrade at that property. The Atlantic City market continued to be affected by the opening of three slot facilities in eastern Pennsylvania and one in Yonkers, New York, and smoking restrictions in Atlantic City. Income from operations for the Atlantic City region included a charge of $699.9 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

Construction was completed in 2008 on a $498.6 million upgrade and expansion of Harrah’s Atlantic City, which includes a new hotel tower with approximately 960 rooms, a casino expansion, a new buffet and a retail and entertainment complex. Portions of the new hotel tower opened in the first and second quarters of 2008, and the remaining phase opened in July 2008.

Atlantic City regional revenues were higher in 2007 as compared to 2006 due to the inclusion of Harrah’s Chester, which opened for simulcasting and live harness racing on September 10, 2006, and for slot play on January 22, 2007. Additionally, promotional and marketing costs aimed at attracting and retaining customers and a shift of revenues from Atlantic City to Pennsylvania, where tax rates are higher, resulted in higher operating expenses as compared to 2006.

2006 revenues and income from operations were negatively impacted by a three-day government-imposed casino shutdown during the year. Casinos in Atlantic City were closed from July 5 until July 8, 2006, as non-essential state agencies, including the New Jersey Casino Control Commission, were shut down by the state due to lack of a budget agreement for the state. In New Jersey, Casino Control Commission Inspectors must be on site in order for casinos to operate.

Louisiana/Mississippi Results

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$878.2	$946.3	$99.0	$1,045.3	(16.0)%

Net revenues	$959.8	$1,010.8	$106.1	$1,116.9	(14.1)%

Income from operations before impairment charges	$156.8	$327.9	$10.1	$338.0	(53.6)%
Impairment of intangible assets	(6.0)	—	—	—	N/M

Income from operations	$150.8	$327.9	$10.1	$338.0	(55.4)%

Operating margin before impairment charges	16.3%	32.4%	9.5%	30.3%	(14.0	)pts

(In millions)	Successor	Predecessor	Combined 2008
	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008		Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Casino revenues	$1,252.7	$99.0	$1,351.7	$1,462.5	$1,351.4	(7.6)%		8.2%

Net revenues	$1,340.8	$106.1	$1,446.9	$1,538.7	$1,384.3	(6.0)%		11.2%

Income from operations before impairment charges	$357.2	$10.1	$367.3	$352.1	$254.1	4.3%		38.6%
Impairment of intangible assets	(328.9)	—	(328.9)	—	(20.7)	N/M		N/M

Income from operations	$28.3	$10.1	$38.4	$352.1	$233.4	(89.1)%		50.9%

Operating margin before impairment charges	26.6%	9.5%	25.4%	22.9%	18.4%	2.5	pts	4.5	pts

N/M = Not meaningful

Revenues for the nine months ended September 30, 2009, from our properties in Louisiana and Mississippi were lower compared to the same periods in 2008 driven by lower visitor volume due to the current economic environment. Included in income from operations for 2009 was a $6.0 million charge for impairment of goodwill of certain of the properties in the Louisiana/Mississippi region. Income from operations for the nine months ended September 30, 2008, included insurance proceeds of $185.4 million from the final settlement of claims related to the 2005 hurricanes. The proceeds are included in write-downs, reserves and recoveries in our 2008 consolidated condensed statement of operations. Excluding the insurance proceeds in 2008 from the comparison, operating margin for the Louisiana/Mississippi group of properties improved 2.6 percentage points as a result of cost savings initiatives.

Revenues for 2008 were lower than in 2007 due to declines in visitation, hurricane-related evacuations and temporary closures of our two Gulf Coast properties during third quarter and disruptions during the renovation at Harrah’s Tunica (formerly Grand Casino Tunica). Income from operations included a charge of $328.9 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets, which was partially offset by insurance proceeds of $185.4 million that were in excess of the net book value of the impacted assets and costs and expenses that were reimbursed under our business interruption claims related to 2005 hurricane damage. All proceeds from claims related to the 2005 hurricanes have now been received. The insurance proceeds are included in write-downs, reserves and recoveries in our 2008 consolidated statement of operations.

In May 2008, Grand Casino Resort in Tunica, Mississippi, was re-branded to Harrah’s Tunica. In connection with the re-branding, renovations to the property costing approximately $30.3 million were completed.

Revenues from our operations in Louisiana and Mississippi in 2007 were higher than in 2006 due to contributions from Harrah’s New Orleans and Grand Casino Biloxi, which were closed for a portion of 2006 due to damages caused by Hurricane Katrina. Income from operations for the years ended December 31, 2007 and 2006, included insurance proceeds of $130.3 million and $10.2 million, respectively, that were in excess of the net book value of the impacted assets and costs and expenses that were expected to be reimbursed under our business interruption claims. Income from operations was negatively impacted by increased promotional spending in the Tunica market and higher depreciation expense related to the 26-story, 450-room hotel at Harrah’s New Orleans that opened in September 2006.

Construction began in third quarter 2007 on Margaritaville Casino & Resort in Biloxi. We have halted construction on this project, and will continue to review and refine the project in light of the current economic environment, market conditions on the Gulf Coast and the current financing environment. We license the Margaritaville name from an entity affiliated with the singer/songwriter Jimmy Buffett. As of September 30, 2009, $178.8 million had been spent on this project.

Grand Casino Gulfport was sold in March 2006, and Harrah’s Lake Charles was sold in November 2006. Results of Grand Casino Gulfport and Harrah’s Lake Charles, through their sales dates, are classified as discontinued operations and are, therefore, not included in our Louisiana/Mississippi grouping.

Iowa/Missouri Results

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$539.8	$503.9	$52.5	$556.4	(3.0)%

Net revenues	$577.1	$537.3	$55.8	$593.1	(2.7)%

Income from operations	$146.1	$112.8	$7.7	$120.5	21.2%

Operating margin	25.3%	21.0%	13.8%	20.3%	5.0	pts

	Successor	Predecessor
	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/ (Decrease)
(In millions)				2007	2006	08 vs. 07		07 vs. 06
Casino revenues	$678.7	$52.5	$731.2	$764.1	$770.6	(4.3)%		(0.8)%

Net revenues	$727.0	$55.8	$782.8	$811.4	$809.7	(3.5)%		0.2%

Income from operations before impairment charges	$157.2	$7.7	$164.9	$143.6	$132.2	14.8%		8.6%
Impairment of intangible assets	(49.0)	—	(49.0)	—	—	N/M		N/M

Income from operations	$108.2	$7.7	$115.9	$143.6	$132.2	(19.3)%		8.6%

Operating margin before impairment charges	21.6%	13.8%	21.1%	17.7%	16.3%	3.4	pts	1.4	pts

N/M = Not meaningful

Revenues for the first nine months of 2009 at our Iowa and Missouri properties were slightly lower compared to the same period in 2008, but income from operations was higher than in the prior year period due to cost savings initiatives.

Revenues at our Iowa and Missouri properties in 2008 were lower than in 2007, driven primarily by Harrah’s St. Louis, where the opening of a new facility by a competitor impacted results. Income from operations for Iowa/Missouri included a charge of $49.0 million recorded in fourth quarter 2008 for the impairment of certain non-amortizing intangible assets. Partially offsetting the impairment were favorable results due to cost savings.

The increases in combined revenues and income from operations for 2007 were driven primarily by the capital improvements completed in March 2006 at Horseshoe Council Bluffs and higher operating margins at most properties in the group, driven by efficiencies and cost savings.

Illinois/Indiana Results

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$908.6	$810.1	$86.9	$897.0	1.3%

Net revenues	$901.1	$804.5	$85.5	$890.0	1.2%

Income from operations before impairment charges	$115.4	$91.3	$8.7	$100.0	15.4%
Impairment of intangible assets	(180.7)	—	—	—	N/M

(Loss)/income from operations	$(65.3)	$91.3	$8.7	$100.0	N/M

Operating margin before impairment charges	12.8%	11.3%	10.2%	11.2%	1.6	pts

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/ (Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Casino revenues	$1,102.5	$86.9	$1,189.4	$1,330.8	$1,277.3	(10.6)%		4.2%

Net revenues	$1,098.7	$85.5	$1,184.2	$1,285.8	$1,239.5	(7.9)%		3.7%

Income from operations before impairment charges	$111.2	$8.7	$119.9	$195.7	$225.2	(38.7)%		(13.1)%
Impairment of intangible assets	(617.1)	—	(617.1)	(60.4)	—	N/M		N/M

(Loss)/income from operations	$(505.9)	$8.7	$(497.2)	$135.3	$225.2	N/M		(39.9)%

Operating margin before impairment charges	10.1%	10.2%	10.1%	15.2%	18.2%	(5.1	)pts	(3.0	)pts

N/M = Not meaningful

Higher revenues for the nine months ended September 30, 2009 compared to the 2008 period, were driven by the renovation and expansion at Horseshoe Hammond that opened in August 2008. Cost savings initiatives at properties in the region also contributed to the increase in income from operations before impairment charges in 2009. For the nine months ended September 30, 2009, the loss from operations included a $180.7 million charge for impairment of goodwill and non-amortizing intangible assets of certain of the Illinois/Indiana region properties and the write-down of the value of assets that were taken out of service at Horseshoe Hammond.

Revenues and income from operations in 2008 were lower than in 2007 due to reduced overall customer volumes and spend per trip, the imposition of a smoking ban in Illinois and heavy rains and flooding. Horseshoe Southern Indiana, formerly Caesars Indiana, was closed for four days in March 2008 due to flooding in the area. Combined revenues were boosted by the August opening of the $497.9 million renovation and expansion at Horseshoe Hammond, which included a two-level entertainment vessel including a 108,000-square-foot casino. Income from operations for Illinois/Indiana included a charge of $617.1 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

In July 2008, Caesars Indiana was re-branded to Horseshoe Southern Indiana. The re-branding and renovation project cost approximately $52.3 million.

Revenues from our properties in Illinois and Indiana in 2007 increased over 2006 revenues; however, income from operations was lower than the prior year due primarily to an impairment charge in 2007 related to certain intangible assets at Caesars Indiana. Our 2007 annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization indicated that, based on the projected performance of Caesars Indiana, its intangible assets were impaired, and a charge of $60.4 million was taken in fourth quarter 2007. Also contributing to the decline in income from operations were increased real estate taxes in Indiana and a 3% tax assessed by Illinois against certain gaming operations in July 2006. Higher non-operating expenses in 2007 also impacted income from operations.

Other Nevada Results

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$289.1	$332.4	$30.2	$362.6	(20.3)%

Net revenues	$370.6	$419.0	$38.9	$457.9	(19.1)%

Income from operations	$48.5	$59.7	$0.5	$60.2	(19.4)%

Operating margin	13.1%	14.2%	1.3%	13.1%	—	pts

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Casino revenues	$425.4	$30.2	$455.6	$508.0	$511.0	(10.3)%		(0.6)%

Net revenues	$534.0	$38.9	$572.9	$632.4	$640.8	(9.4)%		(1.3)%

Income from operations before impairment charges	$62.6	$0.5	$63.1	$93.0	$107.7	(32.2)%		(13.6)%
Impairment of intangible assets	(318.5)	—	(318.5)	—	—	N/M		N/M

(Loss)/income from operations	$(255.9)	$0.5	$(255.4)	$93.0	$107.7	N/M		(13.6)%

Operating margin before impairment charges	11.7%	1.3%	11.0%	14.7%	16.8%	(3.7	)pts	(2.1	)pts

N/M = Not meaningful

For the nine months ended September 30, 2009, revenues from our Nevada properties outside of Las Vegas were lower than in the first nine months of 2008 due to lower customer spend per trip. Despite lower revenues and income from operations in the first nine months of 2009 when compared to the same period of 2008, operating margin remained stable due to cost savings initiatives.

Revenues and income from operations from our Nevada properties outside of Las Vegas in 2008 were lower than in 2007 due to lower customer spend per trip, the opening of an expansion at a competing property in Reno and higher costs aimed at attracting and retaining customers. Income from operations was also impacted by a charge of $318.5 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

2007 revenues and income from operations from our Nevada properties outside of Las Vegas were lower than 2006 due to higher customer complimentary costs and lower unrated play and retail customer visitation. We define retail customers as Total Rewards customers who typically spend up to $50 per visit. Also contributing to the year-over-year declines were poor ski conditions in the Lake Tahoe market in the first quarter of 2007, a poor end to the spring ski season and fires in the Lake Tahoe area.

Managed, International and Other

(In millions)	Successor Period Nine Months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Revenues
Managed	$29.9	$45.9	$5.0	$50.9	(41.3)%
International	308.5	275.9	51.2	327.1	(5.7)%
Other	54.0	52.7	3.2	55.9	(3.4)%

Total revenues	$392.4	$374.5	$59.4	$433.9	(9.6)%

Income/(loss) from operations
Managed	$12.0	$18.3	$4.0	$22.3	(46.2)%
International	(36.7)	(65.2)	2.2	(63.0)	41.7%
Other	(129.6)	(66.6)	(6.5)	(73.1)	(77.3)%

Total loss from operations	$(154.3)	$(113.5)	$(0.3)	$(113.8)	(35.6)%

N/M = Not Meaningful

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07	07 vs. 06
Revenues
Managed	$59.1	$5.0	$64.1	$81.5	$89.1	(21.3)%	(8.5)%
International	375.7	51.2	426.9	396.4	99.8	7.7%	N/M
Other	75.0	3.2	78.2	80.3	72.1	(2.6)%	11.4%

Total revenues	$509.8	$59.4	$569.2	$558.2	$261.0	2.0%	N/M

Income/(loss) from operations
Managed	$22.1	$4.0	$26.1	$64.7	$72.1	(59.7)%	(10.3)%
International	(276.0)	2.2	(273.8)	(128.6)	12.8	N/M	N/M
Other	(799.1)	(6.5)	(805.6)	(94.4)	(261.0)	N/M	63.8%

Total loss from operations	$(1,053.0)	$(0.3)	$(1,053.3)	$(158.3)	$(176.1)	N/M	10.1%

N/M = Not meaningful

Managed, international and other results include income from our managed properties, results of our international properties, certain marketing and administrative expenses, including development costs, income from our non-consolidated affiliates, and our businesses related to the World Series of Poker® (“WSOP”) brand.

Managed

We manage three tribal casinos and have consulting arrangements with casino companies in Australia. The table below gives the location and expiration date of the current management contracts for our Indian properties as of September 30, 2009.

Casino	Location	Expiration of Management Agreement
Harrah’s Ak-Chin	near Phoenix, Arizona	December 2009
Harrah’s Rincon	near San Diego, California	November 2013
Harrah’s Cherokee	Cherokee, North Carolina	November 2011

The decline in revenues for the nine months ended September 30, 2009 reflects the impact of the current economic environment on our managed properties.

Our 2008 results from managed properties were lower than in 2007 due to the termination of our contract with the Prairie Band Potawatomi Nation on June 30, 2007, the impact of the economy on our managed properties and a change in the fee structure at one of our managed properties.

Revenues from our managed casinos were lower in 2007 compared to 2006 due to the termination of our contract with the Prairie Band Potawatomi Nation on June 30, 2007.

International

The decline in revenues for the nine months ended September 30, 2009 reflects the impact of the current economic environment on our international properties; however, for the nine months ended September 30, 2009, loss from operations in our international businesses improved due to cost savings initiatives at our London Clubs properties.

International revenues were higher in 2008 than in 2007 due to the opening during 2008 of two new properties of London Clubs International Limited (“London Clubs”) and a full year of revenues from two properties that opened during 2007, partially offset by the impact of a new smoking ban enacted in mid-2007. Income from operations was unfavorably impacted by a charge of $210.8 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets, and London Clubs’ table game hold, higher gaming taxes imposed during 2007 and reserves for receivables due from a joint venture member that may not be collectible. The impairment charge and reserve for the receivable are included in write-downs, reserves and recoveries in our 2008 consolidated statement of operations. As of September 30, 2009, London Clubs owns or manages eleven casinos in the United Kingdom, two in Egypt and one in South Africa. As of December 31, 2008, London Clubs managed an additional property in Egypt. During 2009, the management contract expired.

In September 2007, we acquired Macau Orient Golf, located on 175 acres on Cotai adjacent to the Lotus Bridge, one of the two border crossings into Macau from China, and rights to a land concession contract for a total consideration of approximately $577.7 million. The government of Macau owns most of the land in Macau, and private interests are obtained through long-term leases and other grants of rights to use land from the government. The term of the land concession is 25 years from its inception in 2001, with rights to renew for additional periods until 2049. Annual rental payments are approximately $90,000 and are adjustable at five-year intervals. Macau Orient Golf is one of only two golf courses in Macau and is the only course that is semi-private. In December 2008, we announced plans for Caesars Macau Golf, a five-star golf lifestyle destination, the centerpieces of which will be a redesigned par-72 golf course and the establishment of Asia’s first Butch Harmon School of Golf, the first of Harmon’s flagship teaching facilities outside of the United States. The redevelopment includes expansion of the existing clubhouse into a 32,000 square-foot golf lifestyle boutique, meeting facilities and VIP entertainment suites. In addition, plans call for the clubhouse to feature a fine-dining restaurant operated by Macau’s leading restaurateur, G&L Group.

In December 2006, we completed our acquisition of all of the ordinary shares of London Clubs, which, as of December 31, 2008, owned or managed eleven casinos in the United Kingdom, three in Egypt and one in South Africa. London Clubs’ results that were included in our consolidated financial statements were not material to our 2006 financial results.

In November 2005, we signed an agreement to develop a joint venture casino and hotel in the master-planned community of Ciudad Real, 118 miles south of Madrid, Spain, to develop and operate a Caesars branded casino and hotel within the project. The joint venture between a subsidiary of the Company and Nueva Compania de Casinos de El Reino de Don Quijote S.L.U. is owned 60% and 40%, respectively. Completion of this project is subject to a number of conditions.

In January 2007, we signed a joint venture agreement with a subsidiary of Baha Mar Resort Holdings Ltd. to create the Caribbean’s largest single-phase destination in the Bahamas. The joint venture partners have also signed management agreements with subsidiaries of Starwood Hotels & Resorts Worldwide, Inc. The joint venture is 57% owned by a subsidiary of Baha Mar Resort Holdings Ltd. and 43% by a subsidiary of the Company. We have terminated our involvement with the Baha Mar development (See “—Litigation Related to Development.”)

Other

Other results include certain marketing and administrative expenses, including development costs, results from our businesses related to the World Series of Poker brand, and income from nonconsolidated subsidiaries. Other losses from operations for the nine months ended September 30, 2009 were unfavorably impacted by a charge of $129.5 million for the impairment of certain non-amortizing intangible assets.

In 2008, income from operations was impacted by a charge of $686.0 million for the impairment of certain non-amortizing intangible assets and a charge of $14.4 million to recognize the remaining exposure under a lease agreement for office space no longer utilized by the Company.

The favorable results in 2007 versus the prior year were due to lower development costs in 2007.

Other Factors Affecting Net Income

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Expense/(income)
Corporate expense	$111.7	$95.9	$8.5	$104.4	7.0%
Acquisition and integration costs	0.3	23.1	125.6	148.7	(99.8)%
Amortization of intangible assets	131.7	119.2	5.5	124.7	5.6%
Interest expense, net	1,404.7	1,469.4	89.7	1,559.1	(9.9)%
(Gains)/loss on early extinguishments of debt	(4,279.2)	203.9	—	203.9	N/M
Other income	(23.2)	(18.7)	(1.1)	(19.8)	17.2%
Provision/(benefit) for income taxes	1,590.8	(147.7)	(26.0)	(173.7)	N/M
Effective tax rate provision/(benefit)	74.4%	(27.1)%	(20.7)%	(25.9)%	N/M
Income attributable to non-controlling interests	16.1	6.2	1.6	7.8	N/M
Loss/(income) from discontinued operations, net of income taxes	0.3	(88.4)	(0.1)	(88.5)	N/M

N/M = Not Meaningful

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Expense/income
Corporate expense	$131.8	$8.5	$140.3	$138.1	$177.5	1.6%		(22.2)%
Acquisition and integration costs	24.0	125.6	149.6	13.4	37.0	N/M		(63.8)%
Amortization of intangible assets	162.9	5.5	168.4	73.5	70.7	N/M		4.0%
Interest expense, net	2,074.9	89.7	2,164.6	800.8	670.5	N/M		19.4%
(Gains)/losses on early extinguishments of debt	(742.1)	—	(742.1)	2.0	62.0	N/M		N/M
Other income	(35.2)	(1.1)	(36.3)	(43.3)	(10.7)	(16.2)%		N/M
Effective tax rate	(6.5)%	(20.7)%	(6.8)%	39.2%	35.4%	(46.0	)pts	3.8	pts
Income attributable to non-controlling interests	$12.0	$1.6	$13.6	$15.2	$15.3	(10.5)%		(0.7)%
Loss/(income) from discontinued operations, net of income taxes	(90.4)	(0.1)	(90.5)	(92.2)	(11.9)	(1.8)%		N/M

N/M = Not meaningful

Corporate expense increased in the first nine months of 2009 from the same periods in the prior year due to expenses related to the debt exchange offer and other advisory services, partially offset by the continued realization of cost savings initiatives that began in the third quarter of 2008.

Corporate expense was higher in 2008 than in 2007 due to a monitoring fee paid to affiliates of Apollo and TPG in periods subsequent to the Acquisition and is partially offset by the continued realization of cost savings and efficiencies identified in an on-going project that began in September 2006.

In 2007, Corporate expense decreased from the prior year due to allocation of stock-based compensation expense to the applicable reporting unit and implementation of cost savings and efficiencies, which were identified in a project that began in September 2006 and continued through 2007.

Corporate expense for each year presented includes the impact of the implementation of ASC 718 (formerly SFAS No. 123(R)), “Share-Based Payment,” in first quarter 2006. Our 2008, 2007 and 2006 financial results include $18.7 million, $53.0 million and $52.8 million, respectively, in expense due to the implementation of ASC 718. 2006 also includes incremental corporate expense arising from the 2005 acquisition of Caesars Entertainment and the cost of transforming our corporate centers to manage the combined company.

Acquisition and integration costs in 2008 include costs incurred in connection with the Acquisition, including the expense related to the accelerated vesting of employee stock options, SARs and restricted stock. 2007 costs also related to the Acquisition. 2006 Acquisition and integration costs includes costs in connection with the review of certain strategic matters by the special committee appointed by our Board of Directors and costs for consultants and dedicated internal resources executing the plans for the integration of Caesars into Harrah’s Entertainment.

Amortization of intangible assets was slightly higher in the nine months ended September 30, 2009 than in the same nine-month period last year due to finalization of the purchase price allocation in connection with the Acquisition. Until the finalization of the purchase price allocation in the fourth quarter of 2008, amortization was estimated based on a preliminary purchase price allocation.

Amortization of intangible assets was higher in 2008 due to higher amortization of intangible assets identified in the purchase price allocation in connection with the Acquisition. Higher amortization of intangible assets in 2007 versus 2006 was due primarily to amortization of intangible assets related to London Clubs.

Interest expense declined in the first nine months of 2009 compared to the same period in 2008 primarily due to lower debt levels resulting from debt exchanges completed in April 2009 and December 2008 and debt purchases on the open market in 2009. Interest expense for the nine months ended September 30, 2008 included losses resulting from changes in the fair value of our interest rate swap agreements prior to their designation as hedging instruments.

A change in interest rates on variable-rate debt will impact our financial results. For example, assuming a constant outstanding balance for our variable-rate debt, excluding $6.5 billion of variable-rate debt for which we have entered into interest rate swap agreements, for the next twelve months, a hypothetical 1% increase in corresponding interest rates would change interest expense for the next twelve months at September 30, 2009 and at December 31, 2008, by approximately $67.0 million and $81.9 million, respectively. At September 30, 2009, the three-month USD LIBOR rate was 0.298%. A hypothetical reduction of this rate to 0% would decrease interest expense for the next twelve months by approximately $22.5 million. At September 30, 2009, our variable-rate debt, excluding $6.5 billion of variable-rate debt for which we have entered into interest rate swap agreements, represents approximately 34.4% of our total debt, while our fixed-rate debt is approximately 65.6% of our total debt. In addition to the swap agreements, we have an interest rate cap agreement for a notional amount of $6.5 billion at a LIBOR cap rate of 4.5%.

Interest expense increased in 2008 from 2007 primarily due to increased borrowings in connection with the Acquisition. Also included in interest expense in 2008 is a charge of $104.3 million representing the changes in the fair values of our derivative instruments. Interest expense for 2007 included $45.4 million representing the losses from the change in the fair values of our interest rate swap agreements. At December 31, 2008, our variable-rate debt, excluding $6.5 billion of variable-rate debt for which we have entered into interest rate swap agreements, represents approximately 35.3% of our total debt, while our fixed-rate debt is approximately 64.7% of our total debt.

Included in 2006 interest expense is $3.6 million to adjust the liability to market value of interest rate swap agreements that were terminated during the first quarter of 2006. (For discussion of our interest rate swap agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt and Liquidity, Derivative Instruments.”)

Gains on early extinguishments of debt in the nine months ended September 30, 2009 represent discounts related to the exchange of certain outstanding debt for new debt in the second quarter of 2009 and purchases of certain of our debt in the open market during the first nine months of 2009. Losses on early extinguishments of debt in the nine months ended September 30, 2008 represented premiums paid and the write-offs of unamortized deferred financing costs and market value premiums related to debt retired in connection with the Acquisition.

Gains on early extinguishments of debt in 2008 represent discounts related to the exchange of certain debt for new debt and purchases of certain of our debt in connection with the exchange offer and in the open market. The gains were partially offset by the write-off of market value premiums and unamortized deferred financing costs. Losses on early extinguishments of debt in 2007 and 2006 represent premiums paid and the write-offs of unamortized deferred financing costs. The charges in 2007 were incurred in connection with the retirement of a $120.1 million credit facility of London Clubs. 2006 losses were associated with the June 2006 retirement of portions of our 7.5% Senior Notes due in January 2009 and our 8.0% Senior Notes due in February 2011.

Other income for all periods presented included interest income on the cash surrender value of life insurance policies. Other income for the nine months ended September 30, 2009 and for the period from January 28, 2008 through December 31, 2008 and for the period from January 1, 2008 through January 27, 2008 included the receipt of insurance proceeds related to the Company’s deferred compensation plan. Other income in 2007 and 2006 included gains on the sales of corporate assets.

The effective tax rate for the nine months ended September 30, 2009 is higher than the federal statutory rate due primarily to permanent book/tax differences, state income taxes and the non-deductibility of the goodwill impairment charges. In 2008, tax benefits were generated by operating losses caused by higher interest expense, partially offset by non-deductible merger costs, international income taxes and state income taxes. In 2007 and 2006, the effective tax rates are higher than the federal statutory rate due primarily to state income taxes. Our 2007 effective tax rate was increased by the recording of a valuation allowance against certain foreign net operating losses. The effective tax rate in 2006 was impacted by provision-to-return adjustments and adjustments to income tax reserves resulting from settlement of outstanding tax issues.

Non-controlling interests reflect minority owners’ shares of income from our majority-owned subsidiaries.

Discontinued operations for 2008 reflects insurance proceeds of $87.3 million, after taxes, representing the final funds received that were in excess of the net book value of the impacted assets and costs and expenses that were reimbursed under our business interruption claims for Grand Casino Gulfport. 2007 Discontinued operations reflected insurance proceeds of $89.6 million, after taxes, for reimbursements under our business interruption claims related to Harrah’s Lake Charles and Grand Casino Gulfport, both of which were sold in 2006. Pursuant to the terms of the sale agreements, we retained all insurance proceeds related to those properties. Discontinued operations for 2006 also included Reno Hilton, Flamingo Laughlin, Harrah’s Lake Charles and Grand Casino Gulfport, all of which were sold in 2006. 2006 Discontinued operations reflect the results of Harrah’s Lake Charles, Grand Casino Gulfport, Reno Hilton and Flamingo Laughlin through their respective sales dates and include any gain/loss on the sales (See Notes 15 and 16 to our audited consolidated financial statements as of December 31, 2008 included elsewhere in this prospectus.)

Cost Savings Initiatives

In light of the severe economic downturn and adverse conditions in the travel and leisure industry generally, Harrah’s Entertainment has undertaken a comprehensive cost reduction effort to right-size expenses with business levels. Beginning in August 2008, the program includes organizational restructurings at our corporate and property operations, reduction of travel and entertainment expenses, an examination of our corporate-wide marketing expenses, and headcount reductions at property operations and corporate offices. To date, Harrah’s Entertainment has identified $555.0 million in estimated cost savings from these initiatives, of which approximately $368.3 million had been realized in the trailing twelve months ending September 30, 2009. Harrah’s Entertainment expects to implement most of the program directives, and achieve approximately $517.0 million in annual savings on a run-rate basis, by the end of 2009.

Capital Spending and Development

In addition to the development and expansion projects discussed in the “—Operating Results” section, we also perform on-going refurbishment and maintenance at our casino entertainment facilities to maintain our quality standards, and we continue to pursue development and acquisition opportunities for additional casino entertainment facilities that meet our strategic and return on investment criteria. Prior to the receipt of necessary regulatory approvals, the costs of pursuing development projects are expensed as incurred. Construction-related costs incurred after the receipt of necessary approvals are capitalized and depreciated over the estimated useful life of the resulting asset. Project opening costs are expensed as incurred.

Our planned development projects, if they go forward, will require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion and the commencement of operations of casino entertainment development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements. Cash needed to finance projects currently under development as well as additional projects being pursued is expected to be made available from operating cash flows, established debt programs (see “—Debt and Liquidity”), joint venture partners, specific project financing, guarantees of third-party debt and additional debt offerings. Our capital spending for the first nine months of 2009 totaled approximately $411.9 million. Estimated total capital expenditures for 2009 are expected to be between $445 million and $520 million.

Our capital spending for 2008 totaled approximately $1.3 billion. Capital spending in 2007 totaled approximately $1.5 billion, excluding our acquisitions of a golf course in Macau and Bill’s Gamblin’ Hall and Saloon. 2006 capital spending was approximately $2.5 billion, excluding the cost of our acquisition of London Clubs.

Debt and Liquidity

We generate substantial cash flows from operating activities, as reflected on the Consolidated Statements of Cash Flows in our audited consolidated financial statements as of December 31, 2008, and in our unaudited condensed consolidated financial statements as of September 30, 2009. We use the cash flows generated by our operations to fund debt service, to reinvest in existing properties for both refurbishment and expansion projects, to pursue additional growth opportunities via new development and, prior to the closing of the Acquisition, to return capital to our stockholders in the form of dividends. When necessary, we supplement the cash flows generated by our operations with funds provided by financing activities to balance our cash requirements. Our ability to fund our operations, pay our debt obligations and fund planned capital expenditures depends, in part, on economic and other factors that are beyond our control, and recent disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to secure additional funds through financing activities. We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets or attempt to restructure our debt. In addition, we have pledged a significant portion of our assets as collateral under certain of our debt agreements, and if any of those lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Our cash and cash equivalents totaled approximately $948.2 million at September 30, 2009. Our cash and cash equivalents totaled $650.5 million at December 31, 2008, compared to $710.0 million at December 31, 2007.

Our consolidated condensed statements of cash flows included elsewhere in this prospectus reflect the impact on our consolidated operations of the success of our marketing programs and on-going cost containment focus and, in 2008 and 2009, the impact of current economic conditions. For the first nine months of 2009, we reported cash flows provided by operating activities of $397.6 million compared to $668.0 million in the first nine months of 2008. The following provides a summary of our cash flows for the years ended December 31, 2008, 2007 and 2006.

	Successor	Predecessor	Combined 2008
	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
(In millions)				Predecessor
				2007	2006
Cash provided by operating activities	$522.1	$7.2	$529.3	$1,508.8	$1,539.6
Capital investments	(1,181.4)	(125.6)	(1,307.0)	(1,376.7)	(2,500.1)
Payments for business acquisitions	—	0.1	0.1	(584.3)	(562.5)
Proceeds from sales of discontinued operations	—	—	—	—	457.3
Insurance proceeds for hurricane losses for continuing operations	98.1	—	98.1	15.7	124.9
Insurance proceeds for hurricane losses for discontinued operations	83.3	—	83.3	13.4	174.7
Payment for Acquisition	(17,490.2)	—	(17,490.2)	—	—
Other investing activities	(24.0)	1.4	(22.6)	8.3	62.0

Cash used in operating/investing activities	(17,992.1)	(116.9)	(18,109.0)	(414.8)	(704.1)
Cash provided by financing activities	18,027.0	17.3	18,044.3	236.5	764.8
Cash provided by discontinued operations	4.7	0.5	5.2	88.7	14.5

Net increase/(decrease) in cash and cash equivalents	$39.6	$(99.1)	$(59.5)	$(89.6)	$75.2

We believe that our cash and cash equivalents balance, our cash flows from operations and the financing sources discussed herein will be sufficient to meet our normal operating requirements during the next twelve months and to fund capital expenditures. In addition, we may consider issuing additional debt in the future to refinance existing debt or to finance specific capital projects. In connection with the Acquisition, we incurred substantial additional debt, which has significantly changed our financial position.

The majority of our debt is due after 2010. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows and from borrowings under our established debt programs. Long-term obligations are expected to be paid through operating cash flows, refinancing of debt, joint venture partners or, if necessary, additional debt offerings.

A substantial portion of the financing of the Company is comprised of credit facility and notes financing obtained by Harrah’s Operating Company, Inc (“HOC”), a wholly owned subsidiary of Harrah’s Entertainment. This financing is neither secured nor guaranteed by Harrah’s Entertainment’s other direct, wholly owned subsidiaries, including certain subsidiaries that own properties that are security for $6.5 billion of commercial mortgage-backed securities (“CMBS”).

Long-term debt consisted of the following as of September 30, 2009 and December 31, 2008 (in millions):

	September 30, 2009			December 31, 2008
	HOC and Subsidiaries	Other Subsidiaries of HET	Total HET	Total HET
Credit facilities
Term loans, 3.5%–3.6% at September 30, 2009, maturities to 2015	$5,840.1	$—	$5,840.1	$7,195.6
Revolving credit facility, 3.25%–3.5% at September 30, 2009, maturities to 2014	804.9	—	804.9	533.0
Subsidiary-guaranteed debt
10.75% Senior Notes due 2016, including senior interim loans(1)	478.6	—	478.6	4,542.7
10.75%/11.5% Senior PIK Toggle Notes due 2018, including senior interim loans(1)	9.4	—	9.4	1,150.0
Secured Debt
CMBS financing, 4.2% at December 31, 2008, maturity 2013	—	6,500.0	6,500.0	6,500.0
11.25% Senior Secured Notes, maturity 2017	2,044.3	—	2,044.3	—
10.0% Second-Priority Senior Secured Notes, maturity 2018	1,943.6	—	1,943.6	542.7
10.0% Second-Priority Senior Secured Notes, maturity 2015	149.3	—	149.3	144.0
6.0%, maturity 2010	25.0	—	25.0	25.0
Senior Secured loan, 12.375% at September 30, 2009, maturity 2016	216.8	—	216.8	—
4.375%–5.75%, maturities to 2035 at September 30, 2009	2.0	—	2.0	1.1
Unsecured Senior Notes
7.5%, maturity 2009	—	—	—	6.0
5.5%, maturity 2010	219.7	—	219.7	321.5
8.0%, maturity 2011	30.9	—	30.9	47.4
5.375%, maturity 2013	94.1	—	94.1	200.6
7.0%, maturity 2013	0.7	—	0.7	0.7
5.625%, maturity 2015	550.2	(234.9)	315.3	578.1
6.5%, maturity 2016	396.2	(146.9)	249.3	436.7
5.75%, maturity 2017	339.2	(193.7)	145.5	372.7
Floating Rate Contingent Convertible Senior Notes, maturity 2024	0.2	—	0.2	0.2
Unsecured Senior Subordinated Notes
7.875%, maturity 2010	159.6	—	159.6	287.0
8.125%, maturity 2011	15.2	—	15.2	216.8
Other Unsecured Borrowings
5.3% special improvement district bonds, maturity 2037	68.4	—	68.4	69.7
Other, various maturities	18.2	—	18.2	24.9
Capitalized Lease Obligations
6.42%–9.8%, maturities to 2011	11.2	0.1	11.3	12.5

Total debt, net of unamortized discounts of $3,123.9 and premiums of $0.1	13,417.8	5,924.6	19,342.4	23,208.9
Current portion of long-term debt	(48.8)	(0.2)	(49.0)	(85.6)

Total long-term debt	$13,369.0	$5,924.4	$19,293.4	$23,123.3

(1)	In connection with the exchange offer discussed below, the senior interim loans are no longer outstanding.

At September 30, 2009, $162.0 million, face amount, of our 7.875% Senior Subordinated Notes due March 15, 2010, $228.6 million, face amount, of our 5.5% Senior Notes due July 1, 2010, and $25.0 million, face amount, of our 6.0% Secured Debt due July 15, 2010, are classified as long-term in our consolidated condensed balance sheet because the Company has both the intent and the ability to refinance these notes under our revolving credit facility.

In July 2008, HOC made the permitted election under the Indenture governing its 10.75%/11.5% Senior Toggle Notes due 2018 and the Interim Loan Agreement dated January 28, 2008, to pay all interest due on January 28, and February 1, 2009, for the loan in-kind. A similar election was made in January 2009 to pay the interest due August 1, 2009, for the 10.75%/11.5% Senior Toggle Notes due 2018 in-kind, and in March 2009, the election was made to pay the interest due April 28, 2009, on the Interim Loan Agreement in-kind. In connection with the debt exchange detailed below, the Interim Toggle Notes were no longer outstanding as of September 30, 2009. The Company used the cash savings generated by this election for general corporate purposes, including the early retirement of other debt.

In connection with the Acquisition, the following debt was issued on or about January 28, 2008:

Debt Issued	Face Value
(in millions)
Term loan facility, maturity 2015	$7,250.0
10.75% Senior Notes due 2016(a)	5,275.0
10.75%/11.5% Senior PIK Toggle Notes due 2018(b)	1,500.0
CMBS financing	6,500.0

(a)	includes senior unsecured cash pay interim loans of $342.6 million
(b)	includes senior unsecured PIK toggle interim loans of $97.4 million

In connection with the Acquisition, the following debt was retired on or about January 28, 2008:

Debt Extinguished	Face Value
(in millions)
Credit Facilities due 2011	$5,795.8
7.5% Senior Notes due 2009	131.2
8.875% Senior Subordinated Notes due 2008	394.3
7.5% Senior Notes due 2009	424.2
7.0% Senior Notes due 2013	299.4
Floating Rate Notes due 2008	250.0
Floating Rate Contingent Convertible Senior Notes due 2024	374.7

Subsequent to the Acquisition, the following debt was retired through purchase or exchange during 2008 and the first nine months of 2009:

Debt Extinguished	Face Value
(in millions)
5.5% Senior Notes due 2010	$529.4
7.875% Senior Subordinated Notes due 2010	240.4
8.125% Senior Subordinated Notes due 2011	339.5
10.75% Senior PIK Toggle Notes due 2018	1,553.9
10.75% Senior Notes due 2016	4,796.4
8.0% Senior Notes due 2011	39.2
5.375% Senior Notes due 2013	374.8
5.75% Senior Notes due 2017	512.1
5.625% Senior Notes due 2015	548.2
6.5% Senior Notes due 2016	390.0

Included in the table above is approximately $2.2 billion, face amount, of HOC’s debt that was retired in connection with private exchange offers in December 2008. Retired notes, maturing between 2010 and 2013, were exchanged for new 10.0% Second-Priority Senior Secured Notes due 2015 in the 2008 exchange offer, and retired notes maturing between 2015 and 2018 were exchanged for new 10.0% Second-Priority Senior Secured

Notes due 2018 in the December 2008 exchange offer, as reflected in the table below. Approximately $448 million, face amount, of the retired notes maturing between 2010 and 2011 and participating in the December 2008 exchange offers elected to receive cash of approximately $289 million in lieu of new notes.

On April 15, 2009, HOC completed private exchange offers to exchange approximately $3.6 billion aggregate principal amount of new 10.0% Second-Priority Senior Secured Notes due 2018 for approximately $5.4 billion principal amount of its outstanding debt due between 2010 and 2018. The new notes are guaranteed by Harrah’s Entertainment and are secured on a second-priority lien basis by substantially all of HOC’s and its subsidiaries’ assets that secure the senior secured credit facilities. In addition to the exchange offers, a subsidiary of Harrah’s Entertainment paid approximately $97 million to purchase for cash certain notes of HOC with an aggregate principal amount of approximately $523 million maturing between 2015 and 2017. The notes purchased pursuant to this tender offer will remain outstanding for HOC but will reduce Harrah’s Entertainment’s outstanding debt on a consolidated basis. Additionally, HOC paid approximately $4.8 million in cash to purchase notes of approximately $24 million aggregate principal amount from retail holders that were not eligible to participate in the exchange offers.

As a result of the 2009 exchange and tender offers, we recorded a pretax gain in 2009 of approximately $4.0 billion arising from this early extinguishment of debt. As a result of the receipt of the requisite consent of lenders having loans made under the Senior Unsecured Interim Loan Agreement (“Interim Loan Agreement”) representing more than 50% of the sum of all loans outstanding under the Interim Loan Agreement, waivers or amendments of certain provisions of the Interim Loan Agreement to permit HOC, from time to time, to buy back loans at prices below par from specific lenders in the form of voluntary prepayments of the loans by HOC on a non-pro rata basis are now operative. Included in the exchanged debt discussed above are approximately $297 million of 10.0% Second-Priority Senior Secured Notes that were exchanged for approximately $442 million principal amount of loans surrendered in the exchange offer for loans outstanding under the Interim Loan Agreement. As a result of these transactions, all loans outstanding under the Interim Loan Agreement have been retired.

On June 3, 2009, HOC entered into an amendment and waiver to its credit agreement to, among other things: (i) allow for one or more future issuances of additional secured notes or loans, including the $1.375 billion and $720 million of first lien notes both of which are discussed below, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under its senior secured credit facilities, so long as, in each case, among other things, an agreed amount of the net cash proceeds from any such issuance are used to prepay term loans and revolving loans under such senior secured credit facilities at par; (ii) exclude from the maintenance covenant under its senior secured credit facilities (a) notes secured with a first priority lien on the assets of HOC and its subsidiaries that secure the senior secured credit facilities that collectively result in up to $2 billion of net proceeds (provided that the aggregate face amount of all such notes shall not collectively exceed $2.2 billion) and (b) up to $250 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries; (iii) subject to specified procedures, allow HOC to buyback loans from individual lenders at negotiated prices, which may be less than par and (iv) subject to the requirement to make such offers on a pro rata basis to all lenders, allow HOC to agree with certain lenders to extend the maturity of their term loans or revolving commitments, and for HOC to pay increased interest rates or otherwise modify the terms of their loans or revolving commitments in connection with such an extension.

On June 15, 2009, HOC issued $1.375 billion principal amount of 11.25% senior secured notes due 2017. These notes are secured with a first priority lien on the assets of HOC and the subsidiaries that secure the senior secured credit facilities. Proceeds from this issuance were used to pay a portion of HOC’s outstanding terms loan and revolving loans under its senior secured credit facilities, of which approximately $0.2 billion was used to permanently reduce commitments under the revolving credit facility and approximately $0.8 billion was used to reduce amounts due on the term loan.

On September 11, 2009, HOC completed the Additional First Lien Notes Offering in the aggregate amount of $720 million of the Additional First Lien Notes. Harrah’s Entertainment used the net proceeds from the private offering to repay a portion of Harrah’s Entertainment’s existing term loan and revolving credit indebtedness under HOC’s senior secured credit facilities, of which approximately $138 million was used to permanently reduce commitments under the revolving credit facility and approximately $495.3 million was used to reduce amounts due on the term loan.

The following debt was issued in connection with our debt exchanges in December 2008 and April 2009 and our First Lien Notes offerings in June and September 2009:

Debt Issued	Face Value
(in millions)
10.0% Second-Priority Senior Secured Notes due 2015	$214.8
10.0% Second-Priority Senior Secured Notes due 2018	847.6
10.0% Second-Priority Senior Secured Notes due 2018	3,705.5
11.25% Senior Secured Notes due 2017	2,095.0

On October 22, 2009, HOC completed the 2010/2011 Tender Offers for certain of its outstanding debt securities with maturities in 2010 and 2011. HOC purchased $4.5 million of its 5.500% senior notes due 2010, $17.2 million of its 7.875% senior subordinated notes due 2010, $19.6 million of its 8.000% senior notes due 2011 and $4.2 million of its 8.125% senior subordinated notes due 2011 for an aggregate consideration of approximately $44.5 million. In connection with the 2010/2011 Tender Offers, HOC borrowed $1 billion of new term loans under its senior secured credit facilities pursuant to an incremental amendment (the “Incremental Loans”). A portion of the net proceeds of the Incremental Loans were used to purchase the notes validly tendered and not validly withdrawn pursuant to the 2010/2011 Tender Offers.

Open Market Repurchases and Other Retirements

From time to time, we may retire portions of our outstanding debt in open market purchases, privately negotiated transactions or otherwise. These repurchases will be funded through available cash from operations and from our established debt programs. Such repurchases are dependent on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors.

The table below summarizes the open market purchase activity and exchange offers for the quarter and nine months ended September 30, 2009:

(In millions)	Quarter ended September 30, 2009	Nine months ended September 30, 2009
Face value of HOC Open Market Purchases:
5.50% due 7/01/2010	$11.0	$31.0
7.875% due 3/15/2010	75.9	92.9
8.00% due 02/01/2011	0.1	18.1
8.125% due 05/15/2011	121.3	174.0
5.375% due 12/15/2013	—	87.2
10.75% due 1/28/2016	—	265.0

Face value of other HET Subsidiary Open Market Purchases:
5.625% due 06/01/2015	—	$138.0
5.750% due 06/01/2017	—	169.0
6.50% due 06/01/2016	—	24.0

Total Face Value of open market purchases	208.3	999.2
Cash paid for open market purchases	200.1	579.2

Net cash gain on purchases	$8.2	$420.0

Under the American Recovery and Reinvestment Act of 2009 (“the Act”), the Company will receive temporary tax relief under the Delayed Recognition of Cancellation of Debt Income (“CODI”) rules. The Act contains a provision that allows for a five-year deferral for tax purposes of CODI for debt reacquired in 2009, followed by recognition of CODI ratably over the succeeding five years. The provision applies for specified types of repurchases including the acquisition of a debt instrument for cash and the exchange of one debt instrument for another.

Senior Secured Credit Facility

Overview. As of September 30, 2009, HOC’s senior secured credit facilities (the “Credit Facilities”) provide for senior secured financing of up to $7.47 billion, consisting of (i) senior secured term loan facilities in an aggregate principal amount of up to $5.84 billion maturing on January 28, 2015 and (ii) a senior secured revolving credit facility in an aggregate principal amount of $1.63 billion, maturing January 28, 2014, including both a letter of credit sub-facility and a swingline loan sub-facility. During the second quarter of 2009, the term loans were reduced by approximately $0.8 billion and the revolving credit facility was reduced by approximately $0.2 billion as a result of debt retirements, and the mandatory quarterly payment obligation on the term loans decreased from $18.125 million to $5.0 million. During the third quarter of 2009, the term loans were permanently reduced by approximately $0.5 billion and the revolving credit facility was permanently reduced by approximately $0.1 billion as a result of debt retirements. In October 2009, we completed an incremental amendment to the Credit Facilities and funded $1 billion of the Incremental Loans maturing on October 31, 2016. A total of $6.6 billion in borrowings were outstanding under the Credit Facilities as of September 30, 2009, with an additional $162.2 million committed to letters of credit that were issued under the Credit Facilities. After consideration of these borrowings and letters of credit, $663 million of additional borrowing capacity was available to the Company under the Credit Facilities as of September 30, 2009. The Credit Facilities also allow us to request one or more incremental term loan facilities and/or increase commitments under our revolving facility in an aggregate amount of up to $750 million, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the retained notes.

Proceeds from the term loan drawn on the closing date were used to repay extinguished debt in the table above and pay expenses related to the Acquisition. Proceeds of the revolving loan draws, swingline and letters of credit are used for working capital and general corporate purposes. Proceeds from the Incremental Loans were used to refinance or retire existing debt and to provide additional liquidity.

Interest Rates and Fees. Borrowings under the Credit Facilities (other than the Incremental Loans) bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case plus an applicable margin. The Incremental Loans bear interest at a rate equal to the greater of the then current LIBOR rate subject to a 2.00% floor or at a rate equal to the alternate base rate, in each case plus an applicable margin. In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unused commitments under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of September 30, 2009, the Credit Facilities bore interest at LIBOR plus 300 basis points for the term loans and a portion of the revolver loan and at the alternate base rate plus 200 basis points for the remainder of the revolver loan and bore a commitment fee for unborrowed amounts of 50 basis points.

Collateral and Guarantors. HOC’s Credit Facilities are guaranteed by Harrah’s Entertainment, and are secured by a pledge of HOC’s capital stock, and by substantially all of the existing and future property and assets of HOC and its material, wholly owned domestic subsidiaries, including a pledge of the capital stock of HOC’s material, wholly owned domestic subsidiaries and 65% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. The following casino properties have mortgages under the Credit Facilities:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Caesars Atlantic City	(Hotel only)	Harrah’s Council Bluffs
Imperial Palace	Showboat Atlantic City	Harrah’s Louisiana Downs	Horseshoe Council Bluffs/
Bill’s Gamblin’ Hall		Horseshoe Bossier City	Bluffs Run
Harrah’s Tunica
Horseshoe Tunica
Sheraton Tunica
Illinois/Indiana	Other Nevada
Horseshoe Southern Indiana	Harrah’s Reno
Harrah’s Metropolis	Harrah’s Lake Tahoe
Horseshoe Hammond	Harveys Lake Tahoe
Bill’s Lake Tahoe

Additionally, certain undeveloped land in Las Vegas also is mortgaged.

Restrictive Covenants and Other Matters. The Credit Facilities require, after an initial grace period, compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting HOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt”.

Harrah’s Entertainment is not bound by any financial or negative covenants contained in HOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of HOC.

Other Financing Transactions

In August 2009, Chester Downs and Marina LLC (“Chester Downs”), a majority-owned subsidiary of HOC, entered into an agreement to borrow under a senior secured term loan in the amount of $230 million and borrowed such amount. The proceeds of the term loan were used to pay off intercompany debt due to HOC and to repurchase equity interests from certain minority partners of Chester Downs. HOC currently owns 95% of Chester Downs.

Certain covenants contained in HOC’s credit agreement require the maintenance of a senior secured debt to last twelve months (LTM) Adjusted EBITDA (“Earnings Before Interest, Taxes, Depreciation and Amortization”), as defined in the agreements, ratio (“Senior Secured Leverage Ratio”). The amendment and waiver to our credit agreement excludes from the Senior Secured Leverage Ratio (a) notes secured with a first priority lien on the assets of HOC and its subsidiaries that secure the senior secured credit facilities (including the $1.375 billion senior secured notes issued June 15, 2009 and the $720 million first lien notes issued September 11, 2009) that collectively result in up to $2 billion in net proceeds (provided that the aggregate face amount of all notes shall not exceed $2.2 billion) and (b) up to $250 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries. Certain covenants contained in HOC’s credit agreement governing its senior secured credit facilities, the indenture and other agreements governing HOC’s 10.0% Second-Priority Senior Secured Notes due 2015 and 2018 restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to LTM Adjusted EBITDA and consolidated debt to LTM Adjusted EBITDA ratios. The covenants that restrict additional indebtedness and the ability to make future acquisitions require an LTM Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

We believe we are in compliance with HOC’s credit agreement and indentures, including the Senior Secured Leverage Ratio, as of September 30, 2009. If our LTM Adjusted EBITDA were to decline significantly from the level achieved through September 30, 2009, it could cause us to exceed the Senior Secured Leverage Ratio and could be an Event of Default under HOC’s credit agreement. However, we could implement certain actions in an effort to minimize the possibility of a breach of the Senior Secured Leverage Ratio, including reducing payroll and other operating costs, deferring or eliminating certain maintenance, delaying or deferring capital expenditures, or selling assets. In addition, under certain circumstances, our credit agreement allows us to apply the cash contributions received by HOC as a capital contribution to cure covenant breaches. However, there is no guarantee that such contributions will be able to be secured.

10.75% Senior Notes and 10.75%/11.5% Senior PIK Toggle Notes

On January 28, 2008, HOC entered into a Senior Interim Loan Agreement for $6.775 billion, consisting of $5.275 billion Senior Interim Cash Pay Loans and $1.5 billion Interim Toggle Loans. On February 1, 2008, $4,932.4 million of the Senior Interim Cash Pay Loans and $1,402.6 million of the Interim Toggle Loans were repaid, and $4,932.4 million of 10.75% Senior Notes due 2016 and $1,402.6 million of 10.75%/11.5% Senior Toggle Notes due 2018 were issued. In connection with the private exchange offers in April 2009, HOC exchanged second lien notes and paid cash for $3,456.6 million in aggregate principal amount at maturity of the 10.75% Senior Notes due 2016 and $1,104.2 million in aggregate principal amount at maturity of the 10.75%/11.5% Senior Toggle Notes due 2018, of which $478.5 million and $8.9 million currently remain outstanding, respectively.

10.0% Second-Priority Senior Secured Notes

On December 24, 2008, HOC issued Original 2015 Second Lien Notes in an aggregate principal amount of $214.8 million and Original 2018(1) Second Lien Notes in an aggregate principal amount of $847.6 million, which will mature on December 15, 2015 and December 15, 2018, respectively. On April 15, 2009, HOC issued Original 2018(2) Second Lien Notes in an aggregate principal amount of $3.705 billion, which will mature on December 15, 2018. The Original Second Lien Notes bear interest at a rate of 10.0% per annum, payable semiannually to holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year. The Original Second Lien Notes are secured by a second-priority security interest in substantially all of HOC’s and its subsidiary’s property and assets that secure the senior secured credit facility.

11.25% Senior Secured Notes due 2017

On June 10, 2009, HOC assumed Original First Lien Notes in an aggregate principal amount of $1.375 billion from Harrah’s Operating Escrow LLC and Harrah’s Escrow Corporation, each a wholly owned, unrestricted subsidiary of HOC. On September 11, 2009, HOC completed an offering of an aggregate principal amount of $720 million of additional First Lien Notes. The First Lien Notes mature on June 1, 2017 and bear interest at a rate of 11 1/4% per annum, payable semiannually to holders of record at the close of business on

May 15 or November 15 immediately preceding the interest payment date on and of each year. The First Lien Notes are secured by a first priority security interest in substantially all of HOC’s and its subsidiary’s property and assets that secure the senior secured credit facility.

Commercial Mortgaged-Backed Securities (“CMBS”) Financing

In connection with the Acquisition, eight of our properties (“the CMBS properties”) and their related assets were spun out of HOC to Harrah’s Entertainment. As of the Acquisition date, the CMBS properties were Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Showboat Atlantic City, Harrah’s Lake Tahoe, Harveys Lake Tahoe and Bill’s Lake Tahoe. The CMBS properties borrowed $6.5 billion of mortgage loans and/or related mezzanine financing and/or real estate term loans (the “CMBS Financing”). The CMBS Financing is secured by the assets of the CMBS properties and certain aspects of the financing are guaranteed by Harrah’s Entertainment. On May 22, 2008, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of HOC to Harrah’s Entertainment and became property secured under the CMBS loans, and Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City were transferred to HOC from Harrah’s Entertainment as contemplated under the debt agreements effective pursuant to the Acquisition.

On October 22, 2009, Harrah’s Entertainment entered into purchase and sale agreements with certain lenders to acquire mezzanine loans under its commercial mortgage-backed securities financing. Harrah’s Entertainment will purchase these loans using up to an aggregate amount of $250 million of cash, at a purchase price of between 25 and 30 cents per $1.00 principal amount of such loans, depending on certain circumstances. Any loan purchased by Harrah’s Entertainment in such purchases will be cancelled.

Derivative Instruments

We account for derivative instruments in accordance with ASC 815 (formerly SFAS No. 133 “Accounting for Derivatives and Hedging Instruments”), which requires that all derivative instruments be recognized in the financial statements at fair value. Any changes in fair value are recorded in the income statement or in other comprehensive income, depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts.

Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty, if the derivative is an asset, or the Company, if the derivative is a liability.

We use interest rate swap agreements to manage the mix of our debt between fixed and variable rate instruments. As of September 30, 2009, we have 10 interest rate swap agreements for notional amounts totaling $6.5 billion. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreement will have a corresponding effect on future cash flows. The major terms of the interest rate swap agreements are as follows:

Effective Date	Notional Amount	Fixed Rate Paid	Variable Rate Received as of September 30, 2009	Next Reset Date	Maturity Date
	(In millions)
April 25, 2007	$200	4.898%	0.504%	October 26, 2009	April 25, 2011
April 25, 2007	200	4.896%	0.504%	October 26, 2009	April 25, 2011
April 25, 2007	200	4.925%	0.504%	October 26, 2009	April 25, 2011
April 25, 2007	200	4.917%	0.504%	October 26, 2009	April 25, 2011
April 25, 2007	200	4.907%	0.504%	October 26, 2009	April 25, 2011
September 26, 2007	250	4.809%	0.504%	October 26, 2009	April 25, 2011
September 26, 2007	250	4.775%	0.504%	October 26, 2009	April 25, 2011
April 25, 2008	2,000	4.276%	0.504%	October 26, 2009	April 25, 2013
April 25, 2008	2,000	4.263%	0.504%	October 26, 2009	April 25, 2013
April 25, 2008	1,000	4.172%	0.504%	October 26, 2009	April 25, 2012

Until February 15, 2008, none of our interest rate swap agreements were designated as hedging instruments; therefore, gains or losses resulting from changes in the fair value of the swaps were recognized in earnings in the period of the change. On February 15, 2008, eight of our interest rate swap agreements for notional amounts totaling $3.5 billion were designated as hedging instruments, and on April 1, 2008, the remaining swap agreements were designated as hedging instruments. At September 30, 2009, we removed the cash flow hedge designation for the $1.0 billion swap thus reducing the total notional amount on interest rate swaps designated as cash flow hedging instruments to $5.5 billion. Upon designation as cash flow hedging instruments, only any measured ineffectiveness is recognized in earnings in the period of change. Interest rate swap agreements increased our 2008 and 2007 interest expense by $161.9 million and $44.0 million, respectively. There was no measured ineffectiveness recognized in earnings for the nine months ended September 30, 2009, compared with a net charge of $54.6 million for the nine months ended September 30, 2008, due to changes in the fair values of swap agreements. Due to current interest rate levels, interest rates swap agreements increased interest expense $147.6 million for the nine months ended September 30, 2009, compared to $50.4 million for the nine months ended September 30, 2008. The variable rate did not materially change as a result of the October 26, 2009, reset.

Additionally, on January 28, 2008, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the CMBS financing. The interest rate cap agreement, which was effective January 28, 2008, and terminates February 13, 2013, is for a notional amount of $6.5 billion at a LIBOR cap rate of 4.5%. The interest rate cap was designated as a hedging instrument on May 1, 2008. For the year ended December 31, 2008, a net charge of $19.9 million, is included in Interest expense in our Consolidated Condensed Statement of Operations. The change in the fair value of the interest rate cap did not impact interest expense for the nine months ended September 30, 2009, whereas, for the nine months ended September 30, 2008, a net charge of $12.2 million, representing the change in the fair value, is included in interest expense in our unaudited consolidated condensed statement of operations for the nine months ended September 30, 2008 included elsewhere in this prospectus.

Subsequent to the end of the third quarter 2009, on October 15, 2009, we borrowed $1 billion under the Incremental Facility Amendment and used a majority of the net proceeds to temporarily repay most of our revolving debt under the Credit Facility. As a result, we no longer have a sufficient amount of outstanding debt under the same terms as our interest rate swap agreements to support hedge accounting treatment for the full $6.5 billion in interest rate swaps. As previously discussed, we have removed the cash flow hedge designation and discontinued hedge accounting for the last hedge we executed, specifically the $1 billion hedge entered into on April 25, 2008. At September 30, 2009, $22.8 million of existing deferred losses related to this interest rate swap agreement is included in accumulated other comprehensive income on our consolidated condensed balance sheet. Beginning October 1, 2009, these deferred losses will be amortized into income over the original remaining term of the hedged forecasted transactions that are still considered to be probable of occurring. Therefore, we will record $8.7 million as an increase to interest expense and other comprehensive income over the next 12 months. Any future changes in fair value of the interest rate swap will be recognized in earnings during the period in which the changes in value occur.

Guarantees of Third-Party Debt and Other Obligations and Commitments

The following tables summarize our contractual obligations and other commitments as of September 30, 2009.

	Payments due by Period
Contractual Obligations(a)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(In millions)
Debt, face value	$22,452.8	$11.8	$532.5	$6,666.4	$15,242.1
Capital lease obligations	11.4	—	11.4	—	—
Estimated interest payments(b)	9,886.9	388.9	4,482.9	2,196.7	2,818.4
Operating lease obligations	2,066.0	23.5	196.5	112.4	1,733.6
Purchase orders obligations	30.9	30.9	—	—	—
Guaranteed payments to State of Louisiana	89.8	15.0	74.8	—	—
Community reinvestment	119.9	1.6	18.6	12.1	87.6
Construction commitments	405.1	405.1	—	—	—
Entertainment obligations	111.0	15.3	93.2	2.5	—
Other contractual obligations	556.6	32.1	156.1	82.4	286.0

	$35,730.4	$924.2	$5,566.0	$9,072.5	$20,167.7

(a)	In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits that, based on uncertainties associated with the items, we are unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities (See Note 10 to our unaudited consolidated condensed financial statements as of September 30, 2009 included elsewhere in this prospectus.)
(b)	Estimated interest for variable rate debt included in this table is based on rates at September 30, 2009. Estimated interest includes the estimated impact of our interest rate swap and interest rate cap agreements.

	Amounts of Commitment Per Year
Contractual Obligations(a)	Total amounts committed	Less than 1 year	1-3 years	4-5 years	After 5 years
	(In millions)
Letters of credit	$161.9	$18.7	$143.2	$—	$—
Minimum payments to tribes	31.1	3.4	26.6	1.1	—

The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments, pursuant to these contracts for the three managed Indian-owned facilities now open, which extend for periods of up to 50 months from September 30, 2009, is $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

Competitive Pressures

The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market may have substantially greater financial, marketing and other resources than we do and there can be no assurance that they will not in the future engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot make assurances that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations and cash flows.

In recent years, with fewer new markets opening for development, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed expansion projects, supply has typically grown at a faster pace than demand in some markets and competition has increased significantly. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets.

Several states and Indian tribes are also considering enabling the development and operation of casinos or casino-like operations in their jurisdictions. Due to harsh economic times affect states’ budgets, many are looking to add gambling within their states. The State of Ohio recently approved the use of Video Lottery Terminals (“VLT”) and in June 2009, Illinois state officials approved slot machines in bars and taverns.

Although, historically, the short-term effect of such competitive developments on our Company generally has been negative, we are not able to determine the long-term impact, whether favorable or unfavorable, that development and expansion trends and events will have on current or future markets. We also cannot determine the long-term impact of the current financial crisis on the economy, and casinos specifically. In the short-term, the current financial crisis has stalled or delayed some of our capital projects, as well as those of many of our competitors. In addition, our substantial indebtedness could limit our flexibility in planning for, or reacting to, changes in our operations or business and restrict us from developing new gaming facilities, introducing new technologies or exploiting business opportunities, all of which could place us at a competitive disadvantage. We believe that the geographic diversity of our operations; our focus on multi-market customer relationships; our service training, our rewards and customer loyalty programs; and our continuing efforts to establish our brands as premier brands upon which we have built strong customer loyalty have well-positioned us to face the challenges present within our industry. We utilize the unique capabilities of WINet, a sophisticated nationwide customer database, and Total Rewards, a nationwide loyalty program that allows our customers to earn cash, comps and other benefits for playing at our casinos. We believe these sophisticated marketing tools provide us with competitive advantages, particularly with players who visit more than one market.

Significant Accounting Policies and Estimates

We prepare our Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States. Certain of our accounting policies, including the estimated lives assigned to our assets, the determination of bad debt, asset impairment, fair value of self-insurance reserves and the calculation of our income tax liabilities, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Our judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. There can be no assurance that actual results will not differ from our estimates. The policies and estimates discussed below are considered by management to be those in which our policies, estimates and judgments have a significant impact on issues that are inherently uncertain.

Property and Equipment

We have significant capital invested in our property and equipment, which represents approximately 62% of our total assets at September 30, 2009. Judgments are made in determining the estimated useful lives of assets, salvage values to be assigned to assets and if or when an asset has been impaired. The accuracy of these estimates affects the amount of depreciation expense recognized in our financial results and whether we have a gain or loss on the disposal of the asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset. We review the carrying value of our property and equipment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino.

Goodwill and Other Intangible Assets

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill.

We perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30 each year. We completed a preliminary assessment of goodwill and other non-amortizing intangible assets as of September 30, 2009, and as a result of this assessment, recorded a charge of approximately $1.3 billion within HET’s Consolidated Statement of Operations in the third quarter which brings the charge recorded for the nine months ended September 30, 2009 to approximately $1.6 billion. This impairment charge is largely a result of adjustments to our long-term operating plan as a result of the current economic climate. We are not able to finalize our impairment charge until such time as we finalize our 2010 operating plan and certain other assumptions, which we expect to complete during fourth quarter 2009 in conjunction with our annual assessment for impairment as of September 30, 2009. Changes to the preliminary 2010 operating plan or other assumptions could require us to update our assessment of impairment, which could change the required impairment charge.
Our 2008 analysis reflected factors impacted by market conditions, including lower valuation multiples for gaming assets, higher discount rates resulting from turmoil in the credit markets and the completion of our 2009 budget and forecasting process, and indicated that our goodwill and other nonamortizing intangible assets were impaired; therefore, a charge of $5.5 billion was recorded to our consolidated statement of operations in fourth quarter 2008.

We determine estimated fair value of a reporting unit as a function, or multiple, of earnings before interest, taxes, depreciation and amortization (“EBITDA”) or by using the discounted cash flows, common measures used to value and buy or sell cash-intensive businesses such as casinos. We determine the estimated fair values of our intangible assets by using the Relief From Royalty Method under the income approach. After consideration of the impairment charges recorded in 2009 and 2008, we have approximately $8.5 billion in goodwill and other intangible assets in our Consolidated Balance Sheet at September 30, 2009 as compared to $10.2 billion at December 31, 2008.

The annual evaluation of goodwill and other nonamortizing intangible assets requires the use of estimates about future operating results, valuation multiples and discount rates of each reporting unit to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Once an impairment of goodwill or other intangible assets has been recorded, it cannot be reversed.

Total Rewards Point Liability Program

Our customer loyalty program, Total Rewards, offers incentives to customers who gamble at certain of our casinos throughout the United States. Under the program, customers are able to accumulate, or bank, Reward Credits over time that they may redeem at their discretion under the terms of the program. The Reward Credit balance will be forfeited if the customer does not earn a Reward Credit over the prior six-month period. As a result of the ability of the customer to bank the Reward Credits, we accrue the expense of Reward Credits, after consideration of estimated breakage, as they are earned. The value of the cost to provide Reward Credits is expensed as the Reward Credits are earned and is included in Casino expense on our Consolidated Statements of Operations. To arrive at the estimated cost associated with Reward Credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates and the mix of goods and services for which Reward Credits will be redeemed. We use historical data to assist in the determination of estimated accruals. At September 30, 2009 and December 31, 2008, $54.0 million and $64.7 million, respectively, were accrued for the cost of anticipated Total Rewards credit redemptions.

In addition to Reward Credits, customers at certain of our properties can earn points based on play that are redeemable in cash (“cash-back points”). In 2007, certain of our properties introduced a modification to the cash-back program whereby points are redeemable in playable credits at slot machines where, after one play-through, the credits can be cashed out. We accrue the cost of cash-back points and the modified program, after consideration of estimated breakage, as they are earned. The cost is recorded as contra-revenue and included in Casino promotional allowances on our Consolidated Statements of Operations. At September 30, 2009 and December 31, 2008, the liability related to outstanding cash-back points, which is based on historical redemption activity, was $2.8 million and $9.3 million, respectively.

Bad Debt Reserves

We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating bad debt reserves range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. At September 30, 2009 and December 31, 2008, we had $220.2 million and $201.4 million, respectively, in our bad debt reserve. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for bad debts.

Self-Insurance Accruals

We are self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. At September 30, 2009 and December 31, 2008, we had total self-insurance accruals reflected in our Consolidated Balance Sheets of $216.5 million and $213.0 million, respectively. In estimating these reserves, we consider historical loss experience and make judgments about the expected levels of costs per claim. We also rely on consultants to assist in the determination of estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities. We continually monitor the potential for changes in estimates, evaluate our insurance accruals and adjust our recorded provisions.

Income Taxes

We are subject to income taxes in the United States as well as various states and foreign jurisdictions in which we operate. We account for income taxes under ASC 740, (formerly SFAS No. 109, “Accounting for Income Taxes,”) whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on differences between financial statement carrying amounts of existing assets and their respective tax bases using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As indicated in Note 11 to the audited consolidated financial statements as of December 31, 2008, we have provided a valuation allowance on foreign tax credits, certain foreign and state net operating losses (“NOLs”), and other deferred foreign and state tax assets. U.S. tax rules require us to allocate a portion of our total interest expense to our foreign operations for purposes of determining allowable foreign tax credits. Consequently, this decrease to taxable income from foreign operations results in a diminution of the foreign taxes available as a tax credit. Although we have consistently generated taxable income on a consolidated basis, certain foreign and state NOLs and other deferred foreign and state tax assets were not deemed realizable because they are attributable to subsidiaries that are not expected to produce future earnings. Other than these exceptions, we are unaware of any circumstances that would cause the remaining deferred tax assets to not be realizable.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. As a large taxpayer, we are under continual audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. Our 2004 federal income tax year was closed and the IRS audit of our 2006 federal income tax year concluded during the quarter ended September 30, 2009. Our 2005 and 2007 federal income tax years have reached the IRS appeals stage of the audit process. Our 2008 federal income tax year is currently under audit by the IRS.

We also are subject to exam by various state and foreign tax authorities, although tax years prior to 2004 are generally closed as the statutes of limitations have lapsed. However, various subsidiaries are still being examined by the New Jersey Division of Taxation for tax years beginning with 1999.

We classify reserves for tax uncertainties within Accrued expenses and Deferred credits and other in our Consolidated Condensed Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740, reserve amounts relate to any uncertain tax position, as well as potential interest or penalties associated with those items. For the nine months ended September 30, 2009, we recorded an increase in gross unrecognized tax benefit (“UTB”) of $140 million. The increase in gross UTB related to the cancellation of indebtedness and other uncertain tax positions identified during 2009. The total amount of the increase in gross UTB that, if recognized, would affect the effect tax rate, is $112 million.

Recently Issued and Proposed Accounting Standards

On July 1, 2009 the Financial Accounting Standards Board (“FASB”) launched the Accounting Standards Codification (“ASC”), a structural overhaul to U.S. GAAP that changes from a standards-based model (with thousands of individual standards) to a topical based model. For final consensuses that have been ratified by the FASB, the ASC will be updated with an Accounting Standards Update (“ASU”), which is assigned a number that corresponds to the year and that ASU’s spot in the progression (e.g., 2010 – 1 will be the first ASU issued in 2010). ASUs will replace accounting changes that historically were issued as Statement of Financial Accounting Standards (“SFAS”), FASB Interpretations (“FIN,”) FASB Staff Positions (“FSPs,”) or other types of FASB Standards.

The following are accounting standards adopted or issued in the first nine months of 2009 that could have an impact on our Company.

We adopted the provisions of ASC 805, (formerly SFAS No. 141(R) (Revised 2007)) on January 1, 2009. This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and non-controlling interest in the acquiree and the goodwill acquired. The revision is intended to simplify existing guidance and converge rulemaking under U.S. GAAP with international accounting rules. ASC 805 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The primary impact to our financial results will be possible charges to income tax expense for changes in deferred tax valuation allowances and income tax uncertainties related to the Merger.

We adopted the provision of ASC 810-10-65-1, (formerly SFAS No. 160 “Non-controlling Interests in Consolidated Financial Statements—An Amendment of Accounting Research Bulletin No. 51,”) on January 1, 2009. This statement requires an entity to classify non-controlling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and non-controlling interests are required to be treated as equity transactions. As a result of the adoption of this standard, we have recast certain amounts within our 2008 financial statements to conform to the 2009 presentation.

On January 1, 2009, we adopted the provisions of ASC 815, (formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133,”) which requires disclosures that allow financial statement users to understand (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under ASC 815 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Because ASC 815 applies only to financial statement disclosures, it did not have a material impact on our consolidated financial position, results of operations and cash flows.

In April 2009, the FASB issued ASC 320, (formerly FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,”) which amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This statement is effective for interim and annual reporting periods ending after June 15, 2009, but did not affect our consolidated condensed financial statements upon adoption.

In April 2009, the FASB issued ASC 825, (formerly FSP No. FAS 107-1 and Accounting Principles Board (“APB”) 28-1, “Interim Disclosures about Fair Value of Financial Instruments,”) which requires disclosures about fair value of financial instruments, whether recognized or not recognized in the statement of financial position, for interim reporting periods of publicly traded companies as well as in annual financial statements. This statement is effective for interim reporting periods ending after June 15, 2009, we have included the required disclosure in our interim financial statements for the period ended September 30, 2009.

In second quarter 2009, we adopted the provisions of ASC 855 (formerly FASB Statement No. 165, “Subsequent Events”). ASC 855 establishes general standards for accounting for and disclosing events that occur after the balance sheet date, but before the financial statements are issued or are available to be issued. We have evaluated subsequent events through November 12, 2009, which represents the date these financial statements are issued. The results of our evaluation are described further in Note 17 “Subsequent Events.”

In June 2009, the FASB issued ASC 810, (formerly SFAS No. 167, “Amendments to FASB Interpretation (FIN) No. 46(R),”) which is effective as of January 1, 2010. The new standard, which amends existing consolidation guidance for variable interest entities, requires a company to perform a qualitative analysis when determining whether it must consolidate a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the company that has both the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and either the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. We are currently evaluating the impact of this statement on our consolidated condensed financial statements.

In August 2009, the FASB issued ASU 2009-05 (previously exposed for comments as proposed FSP FAS 157-f) to provide guidance on measuring the fair value of liabilities under ASC 820. The ASU clarifies that the quoted price for the identical liability, when traded as an asset in an active market, is also a Level 1 measurement for that liability when no adjustment to the quoted price is required. In the absence of a Level 1 measurement, an entity must use a valuation technique that uses a quoted price or another valuation technique consistent with the principles of Topic 820 (e.g., a market approach or an income approach.) The ASU is effective for the first interim or annual reporting period beginning after ASU’s issuance. We are currently evaluating the impact of this update on our financial statements.

Supplemental Discussion of Pro forma Harrah’s Operating Company Results

On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of the Sponsors in the Acquisition, an all cash transaction. A substantial portion of the financing of the Acquisition is comprised of bank and bond financing obtained by Harrah’s Operating, a wholly owned subsidiary of Harrah’s Entertainment. This financing is neither secured nor guaranteed by Harrah’s Entertainment’s other wholly owned subsidiaries, including the CMBS Borrowers, which own the CMBS Assets, which are properties that are secured under $6.5 billion of CMBS financing. Therefore, we believe it is meaningful to provide pro forma information pertaining solely to the consolidated financial position and results of operations of HOC and its subsidiaries.

Operating Results and Development Plans for HOC

The results of operations and other financial information included in this section are adjusted to reflect the pro forma effect of the CMBS Transactions as if they had occurred on January 1, 2007. Pro forma adjustments relate primarily to the removal of the historical results of the CMBS Assets after giving effect to the Post-Closing CMBS Transaction and other direct subsidiaries of Harrah’s Entertainment and allocations of certain unallocated corporate costs that are being allocated to each group subsequent to the Acquisition. We believe that this is the most meaningful way to comment on HOC’s results of operations.

In accordance with Generally Accepted Accounting Principles (“GAAP”), we have separated our historical financial results for the Successor period and the Predecessor period; however, we have also combined the Successor and Predecessor periods results for the year ended December 31, 2008, in the presentations below because we believe that it enables a meaningful presentation and comparison of results. As a result of the application of purchase accounting as of the Acquisition date, financial information for the Successor period and the Predecessor periods are presented on different bases and are, therefore, not comparable.

Because 2009 and 2008 (Loss)/income from operations includes significant impairment charges, the following tables also present Income/(loss) from operations before impairment charges to provide a more meaningful comparisons of results. This presentation is not in accordance with GAAP.

Overall Summary Statement of Operations Information for HOC

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 Through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$4,397.1	$4,501.1	$498.2	$4,999.3	(12.0)%

Net revenues	$5,241.7	$5,364.9	$577.5	$5,942.4	(11.8)%

Income/(loss) from operations before impairment charges	$672.5	$795.6	$(43.2)	$752.4	(10.6)%
Impairment of intangible assets	(1,166.6)	—	—	—	N/M

(Loss)/income from operations	$(494.1)	$795.6	$(43.2)	$752.4	N/M

Income/(loss) from continuing operations, net of tax(1)	$733.9	$(414.3)	$(106.2)	$(520.5)	N/M

Net income/(loss) attributable to Harrah’s Operating Company	$721.9	$(327.5)	$(107.5)	$(435.0)	N/M

N/M = Not Meaningful

	Successor	Predecessor
Overall (In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07	07 vs. 06
Casino revenues	$5,962.6	$498.2	$6,460.8	$7,082.8	$6,194.7	(8.8)%	14.3%

Total revenues	$7,117.7	$577.5	$7,695.2	$8,143.8	$7,137.9	(5.5)%	14.1%

Income/(loss) operations before impairment charges	$908.8	$(43.2)	$865.6	$1,253.8	$1,019.3	(31.0)%	23.0%
Impairment of intangible assets	(3,745.2)	—	(3,745.2)	(169.6)	(20.7)	N/M	N/M

(Loss)/income from operations	$(2,836.4)	$(43.2)	$(2,879.6)	$1,084.2	$998.6	N/M	8.6%

(Loss)/income from continuing operations, net of tax(1)	$(3,390.5)	$(106.2)	$(3,496.7)	$176.1	$180.3	N/M	(2.3)%

Net (loss)/income attributable to Harrah’s Operating Company	$(3,306.5)	$(107.5)	$(3,414.0)	$259.0	$182.9	N/M	41.6%

(1)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

Revenues for the nine months ended September 30, 2009 were impacted by the current economic environment, which reduced customer spending, particularly in the Las Vegas and Atlantic City markets. The earnings impact of the declines in revenue in 2009 compared to the same period in 2008 was partially offset by company-wide cost savings initiatives implemented in the third quarter of 2008. Income from continuing operations, net of tax, for the nine months ended September 30, 2009, also reflected net gains on early extinguishments of debt of $3,931.4 million, and were partially offset by a charge of $1,166.6 million for impairment of certain intangible assets. The nine months ended September 30, 2008 included expenses incurred in connection with the Acquisition, primarily related to the accelerated vesting of employee stock options, SARs and restricted stock, higher interest expense and losses on the early extinguishments of debt, partially offset by proceeds from the settlement of insurance claims related to hurricane damage in 2005.

During the nine months ended September 30, 2009, we exchanged approximately $3.6 billion principal amount of new 10% second-priority senior secured notes due in 2018 for approximately $5.4 billion aggregate principal amount of outstanding debt with maturity dates ranging from 2010 to 2018, purchased approximately $0.7 billion principal amount of outstanding debt through open market purchases, retired a portion of and amended the terms of our credit agreement and issued approximately $1.4 billion principal amount of senior secured notes due 2017. These events are discussed more fully in “—Debt and Liquidity.”

The decrease in 2008 revenues from 2007 was primarily attributable to turbulent economic conditions in the United States that have reduced, in some cases dramatically, customer visitation to HOC’s casinos. The impact of a smoking ban in Illinois, heavy rains and flooding affecting visitor volumes at HOC’s properties in the Midwest and the temporary closure of Gulf Coast properties due to a hurricane also contributed to the decline in 2008 revenues. Income from continuing operations was also impacted by charges for impairment of certain goodwill and other intangible assets; expense incurred in connection with the Acquisition, primarily related to the accelerated vesting of employee stock options, stock appreciation rights (“SARs”) and restricted stock; and higher interest expense, partially offset by net gains from early extinguishments of debt and proceeds from the settlement of insurance claims related to hurricane damage in 2005.

The increase in 2007 revenues from 2006 was driven by strong results from HOC’s properties in Las Vegas, the opening of slot play at Harrah’s Chester in January 2007, contributions from properties included in HOC’s acquisition of London Clubs International Limited (London Clubs) in late 2006 and a full year’s results from Harrah’s New Orleans and Grand Casino Biloxi, which were closed for a portion of 2006 due to hurricane damage in 2005. Income from operations was impacted by insurance proceeds, impairment charges related to certain intangible assets and the effect on the Atlantic City market of slot operations at facilities in Pennsylvania and New York and the implementation of new smoking regulations in New Jersey, all of which are discussed in the following regional discussions.

Regional Results and Development Plans of HOC

The executive officers of HOC review operating results, assess performance and make decisions related to the allocation of resources on a property-by-property basis. We, therefore, believe that each property is an operating segment and that it is appropriate to aggregate and present HOC’s operations as one reportable segment. In order to provide more detail than would be possible on a consolidated basis, HOC’s properties have been grouped as follows to facilitate discussion of HOC’s operating results:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Caesars Atlantic City	Harrah’s Louisiana Downs	Harrah’s North Kansas City
Imperial Palace	Showboat Atlantic City	Horseshoe Bossier City	Harrah’s Council Bluffs
Bill’s Gamblin’ Hall	Harrah’s Chester(1)	Grand Biloxi	Horseshoe Council Bluffs/
		Harrah’s Tunica(2)	Bluffs Run
Horseshoe Tunica
Sheraton Tunica

Illinois/Indiana	Other Nevada	Managed/International/Other
Horseshoe Southern Indiana(3)	Harrah’s Reno	Harrah’s Ak-Chin(4)
Harrah’s Joliet(1)	Harrah’s Lake Tahoe	Harrah’s Cherokee(4)
Harrah’s Metropolis	Harveys Lake Tahoe	Harrah’s Prairie Band (through 6/30/07)(4)
Horseshoe Hammond	Bill’s Lake Tahoe	Harrah’s Rincon(4)
Conrad Punta del Este(1)
Caesars Windsor(5)
London Clubs International(6)

(1)	Not wholly owned by HOC.
(2)	Re-branded from Grand Casino Tunica in May 2008.
(3)	Re-branded from Caesars Indiana in July 2008.
(4)	Managed, not owned.
(5)	HOC has a 50 percent interest in Windsor Casino Limited, which manages this property. The province of Ontario owns the complex. The property was re-branded from Casino Windsor in June 2008.
(6)	As of September 30, 2009, we operate 11 casino clubs in the United Kingdom, 2 in Egypt and 1 in South Africa. One of the properties is managed and two others are not wholly owned.

Included in income from operations for each grouping are project opening costs, impairment of goodwill and other intangible assets and write-downs, reserves and recoveries. Project opening costs include costs incurred in connection with the integration of acquired properties into Harrah’s Entertainment’s systems and technology and costs incurred in connection with expansion and renovation projects at various properties.

We completed a preliminary assessment of goodwill and other non-amortizing intangible assets as of September 30, 2009 and as a result of this assessment, recorded a charge of approximately $1.1 billion in the third quarter which brings the charge recorded for the nine months ended September 30, 2009 to approximately $1.3 billion.

As previously discussed, analysis conducted in 2008 indicated that certain of HOC’s goodwill and other non-amortizing intangible assets were impaired; therefore, a charge of $3.7 billion was recorded in fourth quarter 2008. Our 2007 analysis determined that, based on historical and projected performance, intangible assets at London Clubs and Caesars Indiana had been impaired, and HOC recorded impairment charges of $169.6 million in fourth quarter 2007. Our 2006 analysis indicated that, based on the historical performance and projected performance of Harrah’s Louisiana Downs, intangible assets of that property had been impaired, and a charge of $20.7 million was recorded in fourth quarter 2006. Our 2008, 2007 and 2006 analyses of the tangible assets, applying the provisions of ASC 360 (formerly SFAS No. 144), indicated that the carrying value of the tangible assets was not impaired.

Write-downs, reserves and recoveries include various pretax charges to record asset impairments, contingent liability reserves, project write-offs, demolition costs and recoveries of previously recorded reserves and other non-routine transactions. The components of Write-downs, reserves and recoveries were as follows:

	Successor			Predecessor
(In millions)	Nine Months Ended Sept. 30, 2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 28, 2008 through Sept. 30, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor
						2007	2006
Remediation costs	$3.4	$2.5	$—	$—	$2.5	$—	$—
Impairment of long-lived tangible assets	43.7	38.3	—	—	38.3	—	20.0
Write-off of abandoned assets	4.8	30.6	45.6	0.6	31.2	10.2	—
Efficiency projects	26.3	28.6	5.6	—	28.6	21.5	5.2
Termination of contracts	—	14.4	—	—	14.4	—	—
Litigation awards and settlements	(29.2)	1.1	0.4	—	1.1	8.5	32.1
Demolition costs	0.7	8.0	7.9	0.1	8.1	5.7	7.2
Other	0.6	1.8	17.0	(0.5)	1.3	2.0	2.3
Insurance proceeds in excess of deferred costs	—	(185.4)	(185.4)	—	(185.4)	(130.3)	(10.2)

	$50.3	$(60.1)	$(108.9)	$0.2	$(59.9)	$(82.4)	$56.6

Remediation costs relate to room remediation projects at certain of HOC’s Las Vegas properties.

Impairment of long-lived tangible assets in 2009 was primarily related to the Company’s office building in Memphis, Tennessee, due to the relocation to Las Vegas, Nevada of those corporate functions formerly performed in that location. The impairment recorded in 2008 represents declines in the market value of certain assets that were held for sale and reserves for amounts that were not expected to be recovered for other non-operating assets. The impairment in 2006 resulted from an assessment of certain bonds classified as held-to-maturity and the determination that they were highly uncollectible.

Write-off of abandoned assets represents costs associated with various projects that are determined to no longer be viable.

Efficiency projects in 2006 and 2007 represents costs incurred to identify efficiencies and cost savings in HOC’s corporate organization. Expenses in 2008 and 2009 represent costs related to additional projects aimed at streamlining corporate and operations functions to achieve further cost savings and efficiencies.

Termination of contracts in 2008 represents amounts recognized in connection with abandonment of buildings under long-term lease arrangements.

Insurance proceeds in excess of deferred costs represents proceeds received from HOC’s insurance carriers for hurricane damages incurred in 2005. The proceeds included in Write-downs, reserves and recoveries are for those properties that HOC still owns and operates. Proceeds related to properties that were subsequently sold are included in Discontinued operations in our consolidated statements of operations included elsewhere in this prospectus.

Las Vegas Results of HOC

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$500.3	$504.0	$67.7	$571.7	(12.5)%

Net revenues	$907.6	$996.5	$118.5	$1,115.0	(18.6)%

Income from operations before impairment charges	$141.6	$207.1	$29.7	$236.8	(40.2)%
Impairment of intangible assets	(671.8)	—	—	—	N/M

(Loss)/income from operations	$(530.2)	$207.1	$29.7	$236.8	N/M

Operating margin before impairment charges	15.6%	20.8%	25.1%	21.2%	(5.6)pts

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Casino revenues	$677.5	$67.7	$745.2	$903.6	$700.0	(17.5)%		29.1%

Net revenues	$1,318.9	$118.5	$1,437.4	$1,626.7	$1,381.1	(11.6)%		17.8%

Income from operations before impairment charges	$252.1	$29.7	$281.8	$417.2	$341.9	(32.5)%		22.0%
Impairment of intangible assets	(1,121.4)	—	(1,121.4)	—	—	N/M		N/M

(Loss)/income from operations	$(869.3)	$29.7	$(839.6)	$417.2	$341.9	N/M		22.0%

Operating margin before impairment charges	19.1%	25.1%	19.6%	25.6%	24.8%	(6.0	)pts	0.8	pts

For the nine months ended September 30, 2009, revenues and income from operations were lower than in the nine months ended September 30, 2008, driven by lower spend per visitor and declines in the group-travel business. While hotel occupancy was strong, average room rates declined. Loss from operations for the nine months ended September 30, 2009 included a charge of $671.8 million for the impairment of goodwill for certain Las Vegas properties.

An expansion and renovation of Caesars Palace Las Vegas was recently completed on the new Octavius Tower, a new hotel tower with approximately 110,000 square feet of additional meeting and convention space, three 10,000-square-foot villas and an expanded pool and garden area. We have deferred completion of approximately 660 rooms, including 75 luxury suites, within the hotel tower expansion as a result of current economic conditions impacting the Las Vegas tourism sector. The estimated total capital expenditures for the project, excluding the costs to complete the deferred rooms, are expected to be $685.4 million, $628.9 million of which had been spent as of September 30, 2009. The convention center is now open, and the remainder of the expansion project, other than the deferred rooms, was completed in the third quarter of 2009.

The declines in revenues and income from operations in 2008 from 2007 reflect lower visitation and spend per trip as HOC’s customers reacted to higher travel costs, volatility in the financial markets and other economic concerns. Fewer hotel rooms available at Caesars Palace due to re-modeling also contributed to the 2008 decline. Income from operations for Las Vegas includes charges of $1.1 billion recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

Increases in revenues and income from operations in 2007 from 2006 were generated by increased visitor volume, cross-market play (defined as gaming by customers at Harrah’s Entertainment properties other than their “home” casinos) and the acquisition of Bill’s Gamblin’ Hall & Saloon.

On February 27, 2007, HOC exchanged certain real estate that HOC owned on the Las Vegas Strip for property located at the northeast corner of Flamingo Road and Las Vegas Boulevard between Bally’s Las Vegas and Flamingo Las Vegas. HOC began operating the acquired property on March 1, 2007, as Bill’s Gamblin’ Hall & Saloon, and its results are included in HOC’s operating results from the date of its acquisition.

Atlantic City Results of HOC

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$1,111.7	$1,262.7	$128.7	$1,391.4	(20.1)%

Net revenues	$1,176.0	$1,276.0	$125.8	$1,401.8	(16.1)%

Income from operations before impairment charges	$127.3	$184.5	$8.0	$192.5	(33.9)%
Impairment of intangible assets	(178.6)	—	—	—	N/M

(Loss)/income from operations	$(51.3)	$184.5	$8.0	$192.5	N/M

Operating margin before impairment charges	10.8%	14.5%	6.4%	13.7%	(2.9	)pts

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Casino revenues	$1,630.5	$128.7	$1,759.2	$1,916.7	$1,643.8	(8.2)%		16.6%

Net revenues	$1,650.8	$125.8	$1,776.6	$1,872.6	$1,596.6	(5.1)%		17.3%

Income from operations before impairment charges	$205.8	$8.0	$213.8	$263.2	$308.0	(18.8)%		(14.5)%
Impairment of intangible assets	(514.5)	—	(514.5)	—	—	N/M		N/M

(Loss)/income from operations	$(308.7)	$8.0	$(300.7)	$263.2	$308.0	N/M		(14.5)%

Operating margin before impairment charges	12.5%	6.4%	12.0%	14.1%	19.3%	(2.1	)pts	(5.2	)pts

Revenues and income from operations for the nine months ended September 30, 2009, were lower than in the nine months ended September 30, 2008, due to reduced visitor volume and spend per trip. The Atlantic City market continues to be affected by competition from three slot facilities in eastern Pennsylvania and one in Yonkers, New York and the current economic environment. Included in loss from operations for the nine months ended September 30, 2009 was a $178.6 million charge recorded for impairment of goodwill of certain of the Atlantic City properties.

In August 2009, Chester Downs and Marina LLC (“Chester Downs”), a majority-owned subsidiary of HOC, entered into an agreement to borrow under a senior secured term loan in the amount of $230 million and borrowed such amount. The proceeds of the term loan were used to pay off intercompany debt due to HOC and to repurchase equity interests from certain minority partners of Chester Downs. HOC currently owns 95% of Chester Downs.

Combined 2008 revenues and income from operations for the Atlantic City region were down from 2007 due to reduced visitor volume and spend per trip, and higher operating costs, including utilities and employee benefits. Declines were partially offset by favorable results from Harrah’s Chester. The Atlantic City market continued to be affected by the opening of three slot parlors in eastern Pennsylvania and one in Yonkers, New York, and smoking restrictions in Atlantic City. Income from operations for the Atlantic City region included a charge of $514.5 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

Atlantic City regional revenues were higher in 2007 as compared to 2006 due to the inclusion of Harrah’s Chester, which opened for simulcasting and live harness racing on September 10, 2006, and for slot play on January 22, 2007. The Atlantic City market was affected by the opening of slot operations at the three facilities in eastern Pennsylvania and one in New York, and the implementation of new smoking regulations in New Jersey, resulting in lower revenues for the market. Additionally, promotional and marketing costs aimed at attracting and retaining customers and a shift of revenues from Atlantic City to Pennsylvania, where tax rates are higher, resulted in higher operating expenses as compared to 2006.

2006 revenues and income from operations were negatively impacted by a three-day government-imposed casino shutdown during the year. Casinos in Atlantic City were closed from July 5 until July 8, 2006, as non-essential state agencies, including the New Jersey Casino Control Commission, were shut down by the state due to lack of a budget agreement for the state. In New Jersey, Casino Control Commission Inspectors must be on site in order for casinos to operate.

Louisiana/Mississippi Results of HOC

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$878.2	$946.3	$99.0	$1,045.3	(16.0)%

Net revenues	$959.8	$1,010.8	$106.1	$1,116.9	(14.1)%

Income from operations before impairment charges	$156.8	$327.9	$10.1	$338.0	(53.6)%
Impairment of intangible assets	(6.0)	—	—	—	N/M

Income from operations	$150.8	$327.9	$10.1	$338.0	(55.4)%

Operating margin before impairment charges	16.3%	32.4%	9.5%	30.3%	(14.0	)pts

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Casino revenues	$1,252.7	$99.0	$1,351.7	$1,462.5	$1,351.4	(7.6)%		8.2%

Net revenues	$1,340.8	$106.1	$1,446.9	$1,538.7	$1,384.3	(6.0)%		11.2%

Income from operations before impairment charges	$357.2	$10.1	$367.3	$352.1	$254.1	4.3%		38.6%
Impairment of intangible assets	(328.9)	—	(328.9)	—	(20.7)	N/M		N/M

Income from operations	$28.3	$10.1	$38.4	$352.1	$233.4	(89.1)%		50.9%

Operating margin before impairment charges	26.6%	9.5%	25.4%	22.9%	18.4%	2.5	pts	4.5	pts

Revenues for the nine months ended September 30, 2009, from HOC’s properties in Louisiana and Mississippi were lower compared to the same periods in 2008 driven by lower visitor volume due to the current economic environment. Included in income from operations for the nine months ended September 30, 2009 was a $6.0 million charge for impairment of goodwill of certain of the properties in the Louisiana/Mississippi region. Income from operations for the nine months ended September 30, 2008, included insurance proceeds of $185.4 million from the final settlement of claims related to the 2005 hurricanes. The proceeds are included in Write-downs, reserves and recoveries in HOC’s Summary Historical Consolidated Financial Information schedule included herein. Excluding the insurance proceeds in 2008 from the comparison, operating margin for the Louisiana/Mississippi group of properties improved 3.4 percentage points as a result of cost savings initiatives.

Construction began in third quarter 2007 on Margaritaville Casino & Resort in Biloxi. HOC has halted construction on this project, and will continue to review and refine the project in light of the current economic environment, market conditions on the Gulf Coast and the current financing environment. HOC licenses the Margaritaville name from an entity affiliated with the singer/songwriter Jimmy Buffett. As of September 30, 2009, $178.8 million had been spent on this project.

Grand Casino Gulfport was sold in March 2006, and Harrah’s Lake Charles was sold in November 2006. Results of Grand Casino Gulfport and Harrah’s Lake Charles, through their sales dates, are classified as discontinued operations and are, therefore, not included in HOC’s Louisiana/Mississippi grouping.

Revenues for 2008 were lower than in 2007 due to declines in visitation, hurricane-related evacuations and temporary closures of HOC’s two Gulf Coast properties during third quarter and disruptions during the renovation at Harrah’s Tunica (formerly Grand Casino Tunica). Income from operations includes a charge of $328.9 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets, which was partially offset by insurance proceeds of $185.4 million that were in excess of the net book value of the impacted assets and costs and expenses that were reimbursed under HOC’s business interruption claims related to 2005 hurricane damage. All proceeds from claims related to the 2005 hurricanes have now been received. The insurance proceeds are included in Write-downs, reserves and recoveries in our condensed pro forma combined statement of operations for the period from January 28, 2008, through December 31, 2008.

In May 2008, Grand Casino Resort in Tunica, Mississippi, was re-branded to Harrah’s Tunica. In connection with the re-branding, renovations to the property costing approximately $30.3 million were completed.

Revenues from HOC’s operations in Louisiana and Mississippi in 2007 were higher than in 2006 due to contributions from Harrah’s New Orleans and Grand Casino Biloxi, which were closed for a portion of 2006 due to damages caused by Hurricane Katrina. Income from operations for the years ended December 31, 2007 and 2006, includes insurance proceeds of $130.3 million and $10.2 million, respectively, that are in excess of the net book value of the impacted assets and costs and expenses that are expected to be reimbursed under HOC’s business interruption claims. Income from operations was negatively impacted by increased promotional spending in the Tunica market and higher depreciation expense related to the 26-story, 450-room hotel at Harrah’s New Orleans that opened in September 2006.

Iowa/Missouri Results of HOC

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$539.8	$503.9	$52.5	$556.4	(3.0)%

Net revenues	$577.1	$537.3	$55.8	$593.1	(2.7)%

Income from operations	$146.1	$112.8	$7.7	$120.5	21.2%

Operating margin	25.3%	21.0%	13.8%	20.3%	5.0	pts

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Casino revenues	$678.7	$52.5	$731.2	$764.1	$770.6	(4.3)%		(0.8)%

Net revenues	$727.0	$55.8	$782.8	$811.4	$809.7	(3.5)%		0.2%

Income from operations before impairment charges	$157.2	$7.7	$164.9	$143.6	$132.2	14.8%		8.6%
Impairment of intangible assets	(49.0)	—	(49.0)	—	—	N/M		N/M

Income from operations	$108.2	$7.7	$115.9	$143.6	$132.2	(19.3)%		8.6%

Operating margin before impairment charges	21.6%	13.8%	21.1%	17.7%	16.3%	3.4	pts	1.4	pts

Revenues for the first nine months of 2009 at HOC’s Iowa and Missouri properties were slightly lower compared to the same period last year, but income from operations was higher than in the prior year periods due to cost savings initiatives.

Revenues at HOC’s Iowa and Missouri properties in 2008 were lower than in 2007, driven primarily by Harrah’s St. Louis, where the opening of a new facility by a competitor impacted results. Income from operations for Iowa/Missouri includes a charge of $49.0 million recorded in fourth quarter 2008 for the impairment of certain non-amortizing intangible assets. Partially offsetting the impairment were favorable results due to cost savings and lower depreciation and amortization.

The increases in revenues and income from operations for 2007 compared to 2006 were driven primarily by the capital improvements completed in March 2006 at Horseshoe Council Bluffs and higher operating margins at most properties in the group, driven by efficiencies and cost savings.

Illinois/Indiana Results of HOC

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$908.6	$810.1	$86.9	$897.0	1.3%

Net revenues	$901.1	$804.5	$85.5	$890.0	1.2%

Income from operations before impairment charges	$115.4	$91.3	$8.7	$100.0	15.4%
Impairment of intangible assets	(180.7)	—	—	—	N/M

(Loss)/income from operations	$(65.3)	$91.3	$8.7	$100.0	N/M

Operating margin before impairment charges	12.8%	11.3%	10.2%	11.2%	1.6	pts

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Casino revenues	$1,102.5	$86.9	$1,189.4	$1,330.8	$1,277.3	(10.6)%		4.2%

Net revenues	$1,098.7	$85.5	$1,184.2	$1,285.8	$1,239.5	(7.9)%		3.7%

Income from operations before impairment charges	$111.2	$8.7	$119.9	$195.7	$225.2	(38.7)%		(13.1)%
Impairment of Intangible assets	(617.1)	—	(617.1)	(60.4)	—	N/M		N/M

(Loss)/income from operations	$(505.9)	$8.7	$(497.2)	$135.3	$225.2	N/M		(39.9)%

Operating margin before impairment charges	10.1%	10.2%	10.1%	15.2%	18.2%	(5.1	)pts	(3.	0)pts

Higher revenues for the nine months ended September 30, 2009, were driven by the renovation and expansion at Horseshoe Hammond that opened in August 2008. Cost savings initiatives at properties in the region also contributed to the increase in income from operations before impairment charges for 2009. For the nine months ended September 30, 2009, the loss from operations included a $180.7 million charge for impairment of goodwill and non-amortizing assets of certain of the Illinois/Indiana region properties and the write-down of the value of assets that were taken out of service at Horseshoe Hammond. The impairment charge is included in write-downs, reserves and recoveries in HOC’s Summary Historical Consolidated Information schedule included herein.

Revenues and income from operations in 2008 were lower than in 2007 due to reduced overall customer volumes and spend per trip, the imposition of a smoking ban in Illinois and heavy rains and flooding. Horseshoe Southern Indiana, formerly Caesars Indiana, was closed for four days in March 2008 due to flooding in the area. Revenues were boosted by the August 2008 opening of the $497.9 million renovation and expansion at Horseshoe Hammond, which includes a two-level entertainment vessel including a 108,000-square-foot casino. Income from operations for Illinois/Indiana includes a charge of $617.1 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

In July 2008, Caesars Indiana was re-branded to Horseshoe Southern Indiana. The re-branding and renovation project cost approximately $52.3 million.

Revenues from HOC’s properties in Illinois and Indiana in 2007 increased over 2006 revenues; however, income from operations was lower than the prior year due primarily to an impairment charge in 2007 related to certain intangible assets at Caesars Indiana. Our 2007 annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization indicated that, based on the projected performance of Caesars Indiana, its intangible assets were impaired, and a charge of $60.4 million was taken in fourth quarter 2007. Also contributing to the decline in income from operations were increased real estate taxes in Indiana and a 3% tax assessed by Illinois against certain gaming operations in July 2006. Higher non-operating expenses in 2007 also impacted income from operations.

Other Nevada Results of HOC

(In millions)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Casino revenues	$198.2	$232.6	$19.5	$252.1	(21.4)%

Net revenues	$261.6	$299.8	$26.8	$326.6	(19.9)%

Income/(loss) from operations	$29.8	$40.5	$(1.9)	$38.6	(22.8)%

Operating margin	11.4%	13.5%	(7.1)%	11.8%	(0.4	)pts

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Casino revenues	$294.8	$19.5	$314.3	$356.1	$366.9	(11.7)%		(2.9)%

Net revenues	$379.5	$26.8	$406.3	$454.2	$468.8	(10.5)%		(3.1)%

Income/(loss) from operations before impairment charges	$39.0	$(1.9)	$37.1	$48.1	$64.4	(22.9)%		(25.3)%
Impairment of intangible assets	(217.5)	—	(217.5)	—	—	N/M		N/M

(Loss)/income from operations	$(178.5)	$(1.9)	$(180.4)	$48.1	$64.4	N/M		(25.3)%

Operating margin before impairment charges	10.3%	(7.1)%	9.1%	10.6%	13.7%	(1.5	)pts	(3.1	)pts

For the nine months ended September 30, 2009, revenues from HOC’s Nevada properties outside of Las Vegas were lower than in the first nine months of 2008 due to lower customer spend per trip. Despite lower revenues and income from operations in the first nine months when compared to the same period of 2008, operating margin remained stable due to cost savings initiatives.

Revenues and income from operations from HOC’s Nevada properties, in 2008, outside of Las Vegas were lower than in 2007 due to lower customer spend per trip, the opening of an expansion at a competing property in Reno and higher costs aimed at attracting and retaining customers. Income from operations was also impacted by a charge of $217.5 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets.

2007 revenues and income from operations from HOC’s Nevada properties outside of Las Vegas were lower than 2006 due to higher customer complimentary costs and lower unrated play and retail customer visitation. We define retail customers as Total Rewards customers who typically spend up to $50 per visit. Also contributing to the year-over-year declines were poor ski conditions in the Lake Tahoe market in the first quarter of 2007, a poor end to the spring ski season and fires in the Lake Tahoe area.

Managed/International/Other of HOC

(In millions)	Successor Period Nine Months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 through Jan. 28, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Revenues
Managed	$43.2	$45.8	$5.0	$50.8	(15.0)%
International	295.1	281.2	45.9	327.1	(9.8)%
Other	120.2	113.0	8.1	121.1	(0.7)%

Total revenues	$458.5	$440.0	$59.0	$499.0	(8.1)%

Income/(loss) from operations
Managed	$14.6	$18.3	$4.0	$22.3	(34.5)%
International	(39.3)	(63.5)	0.5	(63.0)	37.6%
Other	(92.7)	(8.7)	(10.6)	(19.3)	N/M

Total loss from operations	$(117.4)	$(53.9)	$(6.1)	$(60.0)	(95.7)%

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07	07 vs. 06
Revenues
Managed	$59.2	$5.0	$64.2	$81.5	$89.1	(21.2)%	(8.5)%
International	381.0	45.9	426.9	396.4	99.8	7.7%	N/M
Other	161.8	8.1	169.9	76.5	69.0	N/M	10.9%

Total revenues	$602.0	$59.0	$661.0	$554.4	$257.9	19.2%	N/M

Income/(loss) from operations
Managed	$22.1	$4.0	26.1	$64.7	$72.1	(59.7)%	(10.3)%
International	(274.3)	0.5	(273.8)	(128.6)	12.8	N/M	N/M
Other	(728.0)	(10.6)	(738.6)	(98.9)	(265.3)	N/M	62.7%

Total loss from operations	$(980.2)	$(6.1)	$(986.3)	$(162.8)	$(180.4)	N/M	9.8%

N/M = Not Meaningful

Managed, international and other results include income from our managed properties, results of our international properties, certain marketing and administrative expenses, including development costs and income from our non-consolidated affiliates.

Managed. HOC manages three tribal casinos and have consulting arrangements with casino companies in Australia. The table below gives the location and expiration date of the current management contracts for HOC’s Native American properties as of September 30, 2009.

Casino	Location	Expiration of Management Agreement
Harrah’s Ak-Chin	near Phoenix, Arizona	December 2009
Harrah’s Rincon	near San Diego, California	November 2013
Harrah’s Cherokee	Cherokee, North Carolina	November 2011

The decline in revenues and income from operations for the nine months ended September 30, 2009 reflects the impact of the current economic environment on our managed properties.

HOC’s 2008 revenues and income from operations from managed properties were lower than in the 2007 due to the termination of HOC’s contract with the Prairie Band Potawatomi Nation on June 30, 2007, the impact of the economy on HOC’s managed properties and a change in the fee structure at one of HOC’s managed properties.

Revenues and income from operations from HOC’s managed casinos were lower in 2007 due to the termination of HOC’s contract with the Prairie Band Potawatomi Nation on June 30, 2007.

International. The decline in revenues for the nine months ended September 30, 2009 reflects the impact of the current economic environment on our international properties. For the nine months ended September 30, 2009, loss from operations in our international businesses improved due to cost savings initiatives at our London Clubs properties.

International revenues were higher in 2008 than in 2007 due to the opening during 2008 of two new properties of London Clubs International Limited (“London Clubs”) and a full year of revenues from two properties that opened during 2007, partially offset by the impact of a new smoking ban enacted in mid-2007. Loss from operations was further impacted by a charge of $210.8 million recorded in fourth quarter 2008 for the impairment of certain goodwill and other non-amortizing intangible assets, and London Club’s table game hold, higher gaming taxes imposed during 2007 and reserves for receivables due from a joint venture member that may not be collectible. The impairment charge and reserve for the receivable are included in write-downs, reserves and recoveries in HOC’s 2008 condensed pro forma combined statement of operations for the period from January 28, 2008, through December 31, 2008. As of September 30, 2009, London Clubs owns or manages eleven casinos in the United Kingdom, two in Egypt and one in South Africa. As of December 31, 2008, London Clubs managed an additional property in Egypt. During 2009, the management contract expired.

Revenues from HOC’s international properties increased in 2007 from 2006 due to the inclusion of London Clubs, which was acquired in fourth quarter 2006.

In September 2007, HOC acquired Macau Orient Golf, located on 175 acres on Cotai adjacent to the Lotus Bridge, one of the two border crossings into Macau from China, and rights to a land concession contract for a total consideration of approximately $577.7 million. The government of Macau owns most of the land in Macau, and private interests are obtained through long-term leases and other grants of rights to use land from the government. The term of the land concession is 25 years from its inception in 2001, with rights to renew for additional periods until 2049. Annual rental payments are approximately $90,000 and are adjustable at five-year intervals. Macau Orient Golf is one of only two golf courses in Macau and is the only course that is semi-private. In December 2008, HOC announced plans for Caesars Macau Golf, a five-star golf lifestyle destination, the centerpieces of which will be a redesigned par-72 golf course and the establishment of Asia’s first Butch Harmon School of Golf, the first of Harmon’s flagship teaching facilities outside of the United States. The redevelopment includes expansion of the existing clubhouse into a 32,000 square-foot golf lifestyle boutique, meeting facilities and VIP entertainment suites. In addition, plans call for the clubhouse to feature a fine-dining restaurant operated by Macau’s leading restaurateur, G&L Group.

In December 2006, HOC completed its acquisition of all of the ordinary shares of London Clubs, which, as of December 31, 2008, owned or managed eleven casinos in the United Kingdom, three in Egypt and one in South Africa. London Clubs’ results that were included in our consolidated financial statements were not material to HOC’s 2006 financial results.

In November 2005, we signed an agreement to develop a joint venture casino and hotel in the master-planned community of Ciudad Real, 118 miles south of Madrid, Spain, to develop and operate a Caesars branded casino and hotel within the project. The joint venture between a subsidiary of the Company and Nueva Compania de Casinos de El Reino de Don Quijote S.L.U. is owned 60% and 40%, respectively. Completion of this project is subject to a number of conditions.

In January 2007, HOC signed a joint venture agreement with a subsidiary of Baha Mar Resort Holdings Ltd. to create the Caribbean’s largest single-phase destination in the Bahamas. The joint venture partners have also signed management agreements with subsidiaries of Starwood Hotels & Resorts Worldwide, Inc. The joint venture is 57% owned by a subsidiary of Baha Mar Resort Holdings Ltd. and 43% by a subsidiary of the Company. We have terminated HOC’s involvement with the Baha Mar development.

Other. Other results include certain marketing and administrative expenses, including development costs, certain marketing, and income from nonconsolidated subsidiaries. Other losses from operations for the nine months ended September 30, 2009, were unfavorably impacted by a charge of $129.5 million for the impairment of certain non-amortizing intangible assets. In 2008, income from operations was impacted by a charge of $686.0 million for the impairment of certain non-amortizing intangible assets and a charge of $12.6 million to recognize the remaining exposure under a lease agreement for office space no longer utilized by the Company.

The improved loss from operations in 2007 versus the prior year was due to lower development costs in 2007.

Other Factors Affecting Net Income of HOC

(In millions) Expense/(income)	Successor Nine months Ended Sept. 30, 2009	Successor Period Jan. 28, 2008 through Sept. 30, 2008	Predecessor Period Jan. 1, 2008 Through Jan. 27, 2008	Combined Nine Months Ended Sept. 30, 2008	Percentage Increase/ (Decrease)
Corporate expense	$56.3	$88.5	$(26.2)	$62.3	(9.6)%
Acquisition and integration costs	0.3	23.1	125.6	148.7	(99.8)%
Amortization of intangible assets	87.0	79.4	5.5	84.9	2.5%
Interest expense, net	1,245.0	1,208.2	89.7	1,297.9	(4.1)%
(Gains)/loss on early extinguishments of debt	(3,931.4)	203.9	—	203.9	N/M
Other income	(22.4)	(15.5)	(5.1)	(20.6)	(8.7)%
Provision/(benefit) for income taxes	1,480.8	(186.7)	(21.6)	(208.3)	N/M
Income attributable to non-controlling interests	11.7	1.6	1.4	3.0	N/M
Loss/(income) from discontinued operations, net of income taxes	0.3	(88.4)	(0.1)	(88.5)	N/M

N/M = Not Meaningful

(In millions) Expense/(income)	Successor	Predecessor	Combined 2008
	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008		Predecessor		Percentage Increase/(Decrease)
				2007	2006	08 vs. 07		07 vs. 06
Corporate expense	$106.3	$(26.2)	$80.1	$99.1	$89.1	(19.2)%		11.2%
Merger and integration costs	24.0	125.6	149.6	13.4	37.0	N/M		(63.8)%
Amortization of intangible assets	108.2	5.5	113.7	73.0	70.2	55.8%		4.0%
Interest expense, net	1,704.3	89.7	1,794.0	800.8	670.5	N/M		19.4%
(Gain)/loss on early extinguishments of debt	(742.1)	—	(742.1)	2.0	62.0	N/M		(96.8)%
Other income	(29.6)	(5.1)	(34.7)	(47.3)	(14.1)	(26.6)%		N/M
Effective tax rate (benefit)/provision	(10.0)%	(16.9)%	(10.3)%	46.4%	35.7%	(56.7	)pts	10.7	pts
Income attributable to non-controlling interests	6.4	1.4	7.8	9.3	9.3	(16.1)%		—
Loss from discontinued operations, net of income taxes	90.4	0.1	90.5	92.2	11.9	(1.8)%		N/M

Corporate expense decreased in the first nine months of 2009 from the prior year due to the continued realization of cost savings initiatives that began in the third quarter of 2008.

Corporate expense was lower in 2008 from 2007 due to continued realization of cost savings and efficiencies identified in an on-going project that began in September 2006.

Corporate expense for each year presented includes the impact of the implementation of ASC 718 (formerly SFAS No. 123(R)), “Share-Based Payment,” in first quarter 2006. Our 2008, 2007 and 2006 financial results include $18.7 million, $53.0 million and $52.8 million, respectively, in expense due to the implementation of ASC 718 (formerly SFAS No. 123(R)).

Acquisition and integration costs in 2008 include costs in connection with the Acquisition, including the expense related to the accelerated vesting of employee stock options, SARs and restricted stock. 2007 costs also related to the Acquisition. Acquisition and integration costs in 2006 includes costs in connection with the review of certain strategic matters by the special committee appointed by HOC’s Board of Directors and costs for consultants and dedicated internal resources executing the plans for the integration of Caesars into Harrah’s Entertainment.

Amortization of intangible assets was slightly lower in the nine months ended September 30, 2009, than in the same period last year due to finalization of the purchase price allocation in connection with the Acquisition. Until the finalization of the purchase price allocation in the fourth quarter of 2008, amortization was estimated based on a preliminary purchase price allocation.

Amortization of intangible assets was higher in 2008 compared to 2007 due to higher amortization of intangible assets identified in the purchase price allocation in connection with the Acquisition. Higher amortization of intangible assets in 2007 versus 2006 was due primarily to amortization of intangible assets related to London Clubs.

Interest expense declined in the first nine months of 2009 compared to the same period in 2008 primarily due to lower debt levels resulting from debt exchanges completed in April 2009 and December 2008 and debt purchases in the open market in 2009. Interest expense for the nine months ended September 30, 2008, included losses resulting from changes in the fair value of our interest rate swap agreements prior to their designation as hedging instruments. A change in interest rates on variable-rate debt will impact our financial results. For example, assuming a constant outstanding balance for our variable-rate debt, excluding $6.5 billion of variable- rate debt for which we have entered into interest rate swap agreements, for the next twelve months, a hypothetical 1% increase in corresponding interest rates would change interest expense for the next twelve months at September 30, 2009 and at December 31, 2008, by approximately $0.8 million and $16.9 million, respectively. A hypothetical reduction of this rate to 0% would reduce interest expense for the next twelve months by approximately $3.1 million. At September 30, 2009, our variable-rate debt, excluding $6.5 billion of variable-rate debt for which we have entered into interest rate swap agreements, represents approximately 1.2% of our total debt, while our fixed-rate debt is approximately 98.8% of our total debt.

Interest expense increased in 2008 from 2007 primarily due to increased borrowings in connection with the Acquisition. Also included in interest expense in 2008 is a charge of $84.4 million representing the changes in the fair values of HOC’s derivative instruments. Interest expense for 2007 included $45.4 million representing the losses from the change in the fair values of HOC’s interest rate swaps. At December 31, 2008, HOC’s variable-rate debt, excluding $6.5 billion of variable-rate debt for which HOC has entered into interest rate swap agreements, represents approximately 10% of HOC’s total debt, while HOC’s fixed-rate debt is approximately 90% of HOC’s total debt.

Included in 2006 interest expense is $3.6 million to adjust the liability to market value of interest rate swaps that were terminated during the first quarter of 2006. (For discussion of HOC’s interest rate swap agreements, see “—Debt and Liquidity—Derivative Instruments.”)

Gains on early extinguishments of debt in the nine months ended September 30, 2009, represent discounts related to the exchange of certain outstanding debt for new debt and purchases of certain of our debt in the open market during the first nine months of 2009. Losses on early extinguishments of debt in the nine months ended September 30, 2008 represented premiums paid and the write-offs of unamortized deferred financing costs and market value premiums related to debt retired in connection with the Acquisition.

Gains on early extinguishments of debt in 2008 represent discounts related to the exchange of certain debt for new debt and purchases of certain of HOC’s debt in connection with the exchange offer and in the open market. The gains were partially offset by the write-off of market value premiums and unamortized deferred financing costs. Losses on early extinguishments of debt in 2007 and 2006 represent premiums paid and the write-offs of unamortized deferred financing costs. The charges in 2007 were incurred in connection with the retirement of a $120.1 million credit facility of London Clubs. 2006 losses were associated with the June 2006 retirement of portions of HOC’s 7.5% Senior Notes due in January 2009 and HOC’s 8.0% Senior Notes due in February 2011.

Other income includes interest income on the cash surrender value of life insurance policies in the nine months ended September 30, 2009. Other income in the nine months ended September 30, 2008, included receipt of insurance proceeds related to the Company’s deferred compensation plan.

Other income for all periods presented included interest income on the cash surrender value of life insurance policies. As stated above, 2008 also included the receipt of insurance proceeds related to the Company’s deferred compensation plan. Other income in 2007 and 2006 included gains on the sales of corporate assets.

The effective tax provision rate for nine months ended September 30, 2009, is higher than the federal statutory rate due primarily to permanent book/tax differences, state income tax and the non-deductibility of the goodwill impairment charges. The effective tax benefit rate for nine months ended September 30, 2008, was lower than the federal statutory rate due primarily to non-deductible merger costs, permanent book/tax differences, international income taxes and state income taxes.

In 2008, tax benefits were generated by operating losses caused by higher interest expense, partially offset by non-deductible merger costs, international income taxes and state income taxes. In 2007 and 2006, the effective tax rates are higher than the federal statutory rate due primarily to state income taxes. HOC’s 2007 effective tax rate was increased by the recording of a valuation allowance against certain foreign net operating losses. The effective tax rate in 2006 was impacted by provision-to-return adjustments and adjustments to income tax reserves resulting from settlement of outstanding tax issues.

Income attributable to non-controlling interests reflects minority owners’ shares of income from our majority-owned subsidiaries.

Discontinued operations for 2008 reflects insurance proceeds of $87.3 million, after taxes, representing the final funds received that were in excess of the net book value of the impacted assets and costs and expenses that were reimbursed under HOC’s business interruption claims for Grand Casino Gulfport. 2007 Discontinued operations reflected insurance proceeds of $89.6 million, after taxes, for reimbursements under HOC’s business interruption claims related to Harrah’s Lake Charles and Grand Casino Gulfport, both of which were sold in 2006. Pursuant to the terms of the sales agreements, HOC retained all insurance proceeds related to those properties. Discontinued operations for 2006 also included Reno Hilton, Flamingo Laughlin, Harrah’s Lake Charles and Grand Casino Gulfport, all of which were sold in 2006. 2006 Discontinued operations reflect the results of Harrah’s Lake Charles, Grand Casino Gulfport, Reno Hilton and Flamingo Laughlin through their respective sales dates and include any gain/loss on the sales (See Notes 15 and 16 to our consolidated financial statements included elsewhere in this prospectus.)

Cost Savings Initiatives of HOC

In light of the severe economic downturn and adverse conditions in the travel and leisure industry generally, Harrah’s Entertainment has undertaken a comprehensive cost reduction effort to right-size expenses with business levels. Beginning in August 2008, the program includes organizational restructurings at our corporate and property operations, reduction of travel and entertainment expenses, rationalization of our corporate wide marketing expenses, and headcount reductions at property operations and corporate offices. To date, Harrah’s Entertainment has identified $555.0 million in estimated cost savings from these initiatives, of which approximately $368.3 million had been realized in the trailing twelve months (TTM) ending September 30, 2009. In accordance with our shared services agreement with Harrah’s Entertainment, $399.6 million of these estimated cost savings and $265.2 million of the realized cost savings have been allocated to Harrah’s Operating Company, Inc. Harrah’s Entertainment expects to implement most of the program directives and achieve approximately $517.0 million in annual savings (of which approximately $372.0 million is Harrah’s Operating Company, Inc.’s proportionate share), on a run-rate basis, by the end of 2009.

Capital Spending and Development of HOC

In addition to the development and expansion projects discussed above, HOC also performs on-going refurbishment and maintenance at its casino entertainment facilities to maintain its quality standards, and HOC continues to pursue development and acquisition opportunities for additional casino entertainment facilities that meet its strategic and return on investment criteria. Prior to the receipt of necessary regulatory approvals, the costs of pursuing development projects are expensed as incurred. Construction-related costs incurred after the receipt of necessary approvals are capitalized and depreciated over the estimated useful life of the resulting asset. Project opening costs are expensed as incurred.

HOC’s planned development projects, if they go forward, will require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion and the commencement of operations of casino entertainment development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. HOC must also comply with covenants and restrictions set forth in its debt agreements. Cash needed to finance projects currently under development as well as additional projects being pursued is expected to be made available from operating cash flows, established debt programs (see “—Debt and Liquidity of HOC”), joint venture partners, specific project financing, guarantees of third-party debt and additional debt offerings. Our capital spending for the first nine months of 2009 totaled approximately $389.6 million. Estimated total capital expenditures for 2009 are expected to be between $425 million and $490 million.

Debt and Liquidity of HOC

HOC generates substantial cash flows from operating activities, as reflected on the consolidated statements of cash flows included elsewhere in this prospectus in our audited consolidated financial statements as of December 31, 2008, and our unaudited condensed consolidated financial statements as of September 30, 2009. For the first nine months of 2009, HOC reported cash flows provided by operating activities of $48.9 million compared to $502.4 million for the period from January 28, 2008 through September 30, 2008, and cash flows used in operating activities of $49.8 million for the period from January 1, 2008 through January 27, 2008. For the years ended December 31, 2008 and 2007, HOC reported cash flows from operating activities of $317.6 million and $925.4 million.

HOC uses the cash flows generated by the Company to fund debt service, to reinvest in existing properties for both refurbishment and expansion projects and to pursue additional growth via new development opportunities. When necessary, HOC supplements the cash flows generated by our operations with funds provided by financing activities to balance our cash requirements. HOC’s ability to fund its operations, pay its debt obligations and fund planned capital expenditures depends, in part, on economic and other factors that are beyond its control, and recent disruptions in capital markets and restrictive covenants related to its existing debt could impact HOC’s ability to secure additional funds through financing activities. We cannot assure you that HOC’s business will generate sufficient cash flows from operations, or that future borrowings will be available to HOC to fund its liquidity needs and pay its indebtedness. If HOC is unable to meet its liquidity needs or pay its indebtedness when it is due, HOC may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets or attempt to restructure its debt. In addition, HOC has pledged a significant portion of its assets as collateral under certain of its debt agreements, and if any of those lenders accelerate the repayment of borrowings, there can be no assurance that HOC will have sufficient assets to repay its indebtedness.

HOC’s cash and cash equivalents totaled approximately $599.8 million at September 30, 2009. HOC’s cash and cash equivalents totaled $447.4 million at December 31, 2008, compared to $493.9 million at December 31, 2007.

The following provides a summary of HOC’s cash flows for the periods indicated.

(In millions)	Successor	Predecessor	Combined 2008	Predecessor
	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008		2007
Cash provided by/(used in) operating activities	$367.4	$(49.8)	$317.6	$925.4
Capital investments	(1,031.4)	(80.9)	(1,112.3)	(1,003.8)
Payments for business acquisitions	—	0.1	0.1	(584.3)
Insurance proceeds for hurricane losses for continuing operations	98.1	—	98.1	15.7
Insurance proceeds for hurricane losses for discontinued operations	83.3	—	83.3	13.4
Other investing activities	(18.4)	(1.1)	(19.5)	10.6

Cash (used in)/provided by operating/investing activities	(501.0)	(131.7)	(632.7)	(623.0)
Cash (used in)/provided by financing activities	510.1	70.9	581.0	452.8
Cash provided by discontinued operations	4.7	0.5	5.2	88.7

Net increase/(decrease) in cash and cash equivalents	$13.8	$(60.3)	$(46.5)	$(81.5)

We believe that HOC’s cash and cash equivalents balance, HOC’s cash flows from operations and the financing sources discussed herein will be sufficient to meet HOC’s normal operating requirements during the next twelve months and to fund capital expenditures. In addition, HOC may consider issuing additional debt in the future to refinance existing debt or to finance specific capital projects. In connection with the Acquisition, HOC incurred substantial additional debt, which has significantly changed HOC’s financial position.

At September 30, 2009, $162.0 million, face amount, of HOC’s 7.875% Senior Subordinated Notes due March 15, 2010, $228.6 million, face amount, of HOC’s 5.5% Senior Notes due July 1, 2010, and $25.0 million, face amount, of our 6.0% Secured Debt due July 15, 2010 are classified as long-term in its consolidated condensed balance sheet because the Company has both the intent and the ability to refinance these notes under our revolving credit facility.

For more information regarding the long-term debt of HOC and the terms of HOC’s debt instruments, as well as HOC’s derivative instruments, see “—Debt and Liquidity” for Harrah’s Entertainment discussed earlier in this prospectus.

The majority of our debt is due after 2010. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows and from borrowings under our established debt programs. Long-term obligations are expected to be paid through operating cash flows, refinancing of debt, joint venture partners or, if necessary, additional debt offerings.

Guarantees of Third-Party Debt and Other Obligations and Commitments of HOC

The following tables summarize our contractual obligations and other commitments as of September 30, 2009.

	Payments due by Period
Contractual Obligations(a)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(In millions)
Debt, face value	$16,806.6	$11.8	$532.5	$166.4	$16,095.9
Capital lease obligations	11.2	—	11.2	—	—
Estimated interest payments(b)	9,480.0	338.6	3,987.2	2,260.6	2,893.6
Operating lease obligations	2,058.7	21.8	190.8	112.4	1,733.7
Purchase orders obligations	23.5	23.5	—	—	—
Guaranteed payments to State of Louisiana	89.8	15.0	74.8	—	—
Community reinvestment	119.9	1.6	18.6	12.1	87.6
Construction commitments	383.9	383.9	—	—	—
Entertainment obligations	76.5	11.5	64.8	0.2	—
Other contractual obligations	294.1	22.0	91.2	22.4	158.5

	$29,344.2	$829.7	$4,971.1	$2,574.1	$20,969.3

(a)	In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits that, based on uncertainties associated with the items, we are unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities.
(b)	Estimated interest for variable rate debt included in this table is based on rates at September 30, 2009. Estimated interest includes the estimated impact of our interest rate swap agreements.

	Amounts of Commitment Per Year
Contractual Obligations(a)	Total amounts committed	Less than 1 year	1-3 years	4-5 years	After 5 years
	(In millions)
Letters of credit	$161.9	$18.6	$143.3	$—	$—
Minimum payments to tribes	31.1	3.4	26.6	1.1	—

The agreements pursuant to which HOC manages casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, HOC must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to HOC in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. HOC’s aggregate monthly commitment for the minimum guaranteed payments, pursuant to these contracts for the three managed Indian-owned facilities now open, which extend for periods of up to 50 months from September 30, 2009, is $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

Debt Covenant Compliance of HOC

Certain covenants contained in HOC’s credit agreement require the maintenance of a senior secured debt to last twelve months (LTM) Adjusted EBITDA (“Earnings Before Interest, Taxes, Depreciation and Amortization”), as defined in the agreements, ratio (“Senior Secured Leverage Ratio”). The amendment and waiver to our credit agreement excludes from the Senior Secured Leverage Ratio (a) notes secured with a first priority lien on the assets of HOC and its subsidiaries that secure the senior secured credit facilities (including the $1.375 billion senior secured notes issued June 15, 2009 and the $720 million senior secured notes issued September 11, 2009) that collectively result in up to $2 billion in net proceeds (provided that the aggregate face amount of all notes shall not exceed $2.2 billion) and (b) up to $250 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries. Certain covenants contained in HOC’s credit agreement governing the senior secured credit facilities, the indentures and other agreements governing HOC’s Second Lien Notes and First Lien Notes restrict HOC’s ability to take certain actions such as incurring additional debt or making acquisitions if HOC is unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to LTM Adjusted EBITDA and consolidated debt to LTM Adjusted EBITDA ratios. The covenants that restrict additional indebtedness and the ability to make future acquisitions require an LTM Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0: 1.0. Failure to comply with these covenants can result in limiting HOC’s long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

We believe HOC is in compliance with our credit agreement and indentures, including the Senior Secured Leverage Ratio, as of September 30, 2009. If HOC’s LTM Adjusted EBITDA were to decline significantly from the level achieved at September 30, 2009, it could cause HOC to exceed the Senior Secured Leverage Ratio and could be an Event of Default under our credit agreement. However, HOC could implement certain actions in an effort to minimize the possibility of a breach of the Senior Secured Leverage Ratio, including reducing payroll and other operating costs, deferring or eliminating certain maintenance, delaying or deferring capital expenditures, or selling assets. In addition, under certain circumstances, HOC’s credit agreement allows HOC to apply the cash contributions received by HOC as a capital contribution to cure covenant breaches. However, there is no guarantee that such contributions will be able to be secured.

EBITDA is defined as income from continuing operations plus interest, income taxes, depreciation and amortization. EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to income from continuing operations as a measure of operating performance or to cash flows from operations as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than U.S. GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies. LTM Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments required or permitted in calculating covenant compliance under the indenture and other agreements governing the Second Lien Notes, the First Lien Notes and/or HOC’s senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting LTM Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that HOC does not expect to continue at the same level in the future. Because not all companies use identical calculations, our presentation of LTM Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table reconciles income/(loss) from continuing operations and LTM Adjusted EBITDA of HOC for the twelve months ended September 30, 2009, and takes into consideration the CMBS Transactions and the London Clubs Transfer as if they had occurred at the beginning of the period.

	(1)	Predecessor	Successor	(2)	Predecessor	Successor	(3)	(1)-(2)+(3) LTM
	Successor			Combined			Combined
(In millions)	Nine months Ended Sept. 30, 2009(b)	Jan. 1, 2008 Through Jan. 27, 2008	Jan. 28, 2008 Through Sept. 30, 2008	Jan. 1, 2008 Through Sept. 30, 2008	Jan. 1, 2008 Through Jan. 27, 2008(a)	Jan. 28, 2008 Through Dec. 31, 2008(a)(b)	Jan. 1, 2008 Through Dec, 31, 2008(b)
Income/(loss) from continuing operations, net of tax	$733.9	$(106.2)	$(414.3)	$(520.5)	$(106.2)	$(3,390.5)	$(3,496.7)	$(2,242.3)
Net income attributable to non-controlling interests	(11.7)	(1.4)	(1.6)	(3.0)	(1.4)	(6.4)	(7.8)	(16.5)
Interest expense, net of interest income	1,222.6	85.7	1,193.2	1,278.9	85.7	1,675.4	1,761.1	1,704.8
Provision/(benefit) for income taxes	1,480.8	(21.6)	(186.7)	(208.3)	(21.6)	(378.5)	(400.1)	1,289.0
Depreciation and amortization	493.6	56.7	431.7	488.4	56.7	597.2	653.9	659.1

EBITDA	3,919.2	13.2	1,022.3	1,035.5	13.2	(1,502.8)	(1,489.6)	1,394.1
Project opening costs, abandoned projects and development costs(c)	2.7	0.9	27.1	28.0	0.9	30.0	30.9	5.6
Acquisition and integration costs	0.3	125.6	23.1	148.7	125.6	24.0	149.6	1.2
(Gain)/losses on early extinguishment of debt(d)	(3,931.4)	—	203.9	203.9	—	(742.1)	(742.1)	(4,877.4)
Net (loss)/income attributable to non-controlling interests, net of distributions(e)	(0.2)	0.8	(3.9)	(3.1)	0.8	(7.2)	(6.4)	(3.5)
Impairment of goodwill, intangible assets and investment securities	1,166.6	—	—	—	—	3,745.2	3,745.2	4,911.8
Non-cash expense for stock compensation benefits(f)	9.3	1.7	9.2	10.9	1.7	12.1	13.8	12.2
Income from insurance claims for hurricane losses(g)	—	—	(185.5)	(185.5)	—	(185.4)	(185.4)	0.1
Other non-recurring or non-cash items(h)	66.9	0.8	83.7	84.5	0.8	130.1	130.9	113.3
Pro forma adjustment for yet-to-be realized cost savings(i)								134.4

LTM Adjusted EBITDA								$1,691.8

(a)	Includes operating results of South Africa.
(b)	Includes the impairment of goodwill, intangible assets and investment securities.
(c)	Represents (i) project opening costs incurred in connection with expansion and renovation projects at various properties; (ii) write-off of abandoned development projects; and (iii) non-recurring strategic planning and restructuring costs.
(d)	Represents (i) the difference between the net book value and cash paid for notes exchanged and retired for cash; (ii) the difference between the net book value of the old notes and the fair market value of new notes issued; and (iii) the write-off of historical unamortized deferred financing costs and unamortized market value premiums/discounts.
(e)	Represents minority owners’ share of income from our majority-owned subsidiaries, net of cash distributions to minority owners.
(f)	Represents non-cash compensation expense related to stock options.
(g)	Represents non-recurring insurance recoveries related to Hurricane Katrina.
(h)	Represents the elimination of other non-recurring and/or non-cash items such as litigation awards and settlements, severance and relocation costs, excess gaming taxes, gains and losses from disposal of assets, income on interests in non-consolidated affiliates (net of distributions) and one-time costs relating to new state gaming legislation.
(i)	Represents the yet-to-be realized cost savings from our previously announced profitability improvement program.

INDUSTRY

Introduction

Casino gambling was first legalized in the U.S. by the State of Nevada in 1931. Since then, the industry has grown to 467 commercial casinos in 12 states with over $34.1 billion of gross gaming revenue, according to the American Gaming Association. Additionally, according to the National Indian Gaming Commission, the relatively recent development of Tribal gaming establishments has created another 382 gaming operations across 29 states. According to Casino City’s North American Gaming Almanac, there are over 663,000 slots and 25,000 table games (including poker) in the U.S., including Tribal casinos.

Historically, the U.S. gaming industry was predominately located in two cities, Las Vegas, NV and Atlantic City, NJ. In 2006, the Las Vegas Boulevard (the “Las Vegas Strip” or the “Strip”) and Atlantic City generated approximately $12 billion of revenue and accounted for approximately 37% of the total commercial casino revenues in the U.S. However, as casinos have gained more recognition as a key source of entertainment, jobs, and income, and as the demand for gaming has increased, there has been an increased proliferation of gaming in other regional markets. The following chart shows total revenues in the top 10 casino markets in the U.S. for 2008:

Source: 2008 AGA Survey of Casino Entertainment

Las Vegas

Las Vegas is the largest and most prominent gaming market in the U.S. with 160 licensed casinos, 131,900 nonrestricted slot machines, 4,800 licensed tables and $10.9 billion of gaming revenue in 2007 for Clark County. Las Vegas’ 140,000 hotel rooms consistently exhibit occupancy rates in the 80%—90% range and are home to 22 of 25 of the largest hotels in the U.S. During the past 10-15 years, Las Vegas has successfully focused on attracting more than just gamblers as operators have invested in non-gaming amenities. As a result, Las Vegas has become one of the nation’s most popular convention center destinations and draws travelers attracted to the city’s fine dining, shopping, and entertainment, as well as the gaming facilities. The city drew 37.5 million visitors in 2008.

Las Vegas effectively illustrates a supply-generated market dynamic. Each new wave of mega-resort openings has expanded the Las Vegas market in terms of visitation and total revenues. Since 1970, visitor volumes have grown at a faster pace than the Las Vegas room supply. This in turn has generated room demand and led to consistently strong occupancy rates. In addition, the average length of stay and amount spent per trip has increased as Las Vegas has evolved from a one-dimensional casino town into a diversified destination-resort market.

As a result, the Las Vegas market has shown consistent growth over the long term, both in terms of visitation and expenditures, and has exhibited one of the highest hotel occupancy rates of any major market in the U.S. According to the Las Vegas Convention and Visitors Authority, the number of visitors traveling to Las Vegas increased significantly over the last 17 years, from 21.0 million visitors in 1990 to 39.2 million visitors in 2007. Over this period, Las Vegas hotel room inventory has been highly correlated with visitation. Below is a chart showing Las Vegas hotel room inventory and visitation over that period and a chart comparing Las Vegas occupancy with that of other major U.S. markets.

Source: Las Vegas Convention and Visitors Authority

Source: Las Vegas Convention and Visitors Authority and Smith Travel Research.

The development and expansion of mega-resorts along the Strip has been a primary generator of the recent visitation growth in the market. As the Strip has continued to evolve there has been a substantial shift in revenue mix, with an increased focus on non-gaming amenities. Industry analysts believe that there are three primary influences for this shift in recent years:

(1)	newer, larger and more diverse resorts

(2)	greater focus on the convention market and

(3)	new marketing campaigns targeting a broader customer base

As the total room inventory in Las Vegas has grown via the increasing presence of mega-resorts, there has been a corresponding impact in non-gaming revenues. According to Nevada State Gaming Control Board—Nevada Gaming Abstract, while gaming revenues have continued to grow in terms of absolute dollars, from $2.6 billion in 1990 to $6.8 billion in 2007 (5.9% compound annual growth rate (“CAGR”)), the percentage of total Strip casino-hotel resort revenues represented by gaming (casino) has declined substantially over the past 17 years, from 61% of total revenues in 1990, to just 42% in 2007.

Much of this shift occurred after the second stage of mega-resorts began to come on-line in the late 1990s (Bellagio, Mandalay Bay, Venetian and Paris), offering more non-gaming amenities and targeting a more affluent customer. From 1990 to 2007 the percentage of revenues derived from hotel rooms increased by 9% to 25%, while food & beverage increased 3% to 19%.

Las Vegas continues to be an intensely competitive market with continued increases in new development and expansions. In April 2005, Wynn Resorts opened the first new resort on the Strip since 1999. Along with Wynn’s opening, several other competitors have recently opened new resorts or made announcements of their planned capital expenditures in the area. In early 2008, the Las Vegas Sands opened an adjacent property to the Venetian Resort and Casino, named the Palazzo. Wynn Resorts also completed a new property adjacent to Wynn Las Vegas, called Encore, which opened in late 2008. In November 2004, MGM Mirage announced plans to build the CityCenter, a multi-use property on 67 acres of land on the Strip between Bellagio and Monte Carlo, scheduled to open in late 2009. Consistent with these trends, we are investing capital in the Las Vegas market to further bolster our leading market position. This expansion will dramatically improve our food and beverage and retail offerings as well as further solidifying our leading position on the premier corner of the Strip.

The current state of the national economy has affected the bottom line of Nevada casinos. For the first nine months of 2009, gaming revenues decreased as customers cut their discretionary spending, in some cases, dramatically. A company’s vulnerability will be determined by the duration and depth of the economic downturn.

Atlantic City

Atlantic City first legalized gaming in 1976 and is now the second largest gaming market in the U.S. Home to 11 casinos and over 34,000 slots, the Atlantic City market benefits from attractive demographics with 42 million adults within a 300 mile radius. 2006 brought 34.5 million visitors, according to South Jersey Transportation Authority, and the average customer visits seven times per year. Below is a chart depicting historical Atlantic City gaming revenues.

Source: New Jersey Casino Control Commission

Over the past five years, growth in the Atlantic City market can be attributed primarily to the expansion of select properties (Tropicana, Bally’s) and the opening of the Borgata Hotel, Casino and Spa. The Borgata, a joint venture between Boyd Gaming Corporation and MGM Mirage, opened in July 2003, in Atlantic City’s Marina District. The Borgata was the first casino to open in Atlantic City since April 1990.

Several recent trends have negatively impacted Atlantic City properties. In 2004, Pennsylvania passed legislation to legalize slot machines at seven horse racing tracks, five independent slot parlors and two resort slot parlors. At least four of these facilities are expected to be in the greater Philadelphia area. Currently, seven facilities have opened in Pennsylvania with the balance expected to open after 2008. Movements are underway, though in varying stages of development, to legalize slot machines in Delaware, West Virginia, New York and at the New Jersey Meadowlands. Additionally, Atlantic City enacted a partial smoking ban on April 15, 2007 designating 75% of the gaming floor as smoke free. Revenues have been impacted in the periods following the enactment, in some cases, dramatically. Competition from Pennsylvania and New York, and the national economy, have severely affected the Atlantic City market in 2008 and 2009.

Regional Markets

Regional markets have become increasingly popular with both casino operators and customers. Casinos are choosing to invest more capital in these regions as capital expenditure requirements are low relative to other major markets and several major markets have already been largely penetrated. Customers are traveling to these destinations more often due to both their close proximity and as an alternative form of entertainment. Additionally, an increasing number of states have been taking a more liberal approach to legalizing casinos as gaming has become a mainstream form of leisure entertainment with the potential to generate significant tax revenues. States with regional commercial gaming properties include Colorado, Illinois, Indiana, Iowa, Louisiana, Michigan, Mississippi, Missouri, Pennsylvania and South Dakota.

Many regional casinos directly compete with Tribal gaming properties. Tribal gaming began with the Indian Gaming Regulatory Act of 1988, which permitted states to authorize tribes to operate casinos on Native

American reservations. Recently many tribes have built Las Vegas style casinos, with high-class accommodations and different forms of entertainment, such as concerts, as a way to entice younger people to their casinos.

International Markets

International gaming growth is expected to continue. Macau is located on the Southeast coast of China to the western bank of the Pearl River Delta. Macau gaming revenue has grown from $2.0 billion in 2000 to $10.3 billion in 2007. The rapid pace of new casino growth in Macau should benefit casino operators who hold concessions, as well as gaming equipment suppliers. Other major international gaming markets include Australia, New Zealand, Malaysia, Great Britain and South Africa.

BUSINESS

Overview

Harrah’s Entertainment, Inc., a Delaware corporation, is one of the largest casino entertainment providers in the world. Our business is primarily conducted through a wholly owned subsidiary, Harrah’s Operating Company, Inc., although certain material properties are not owned by Harrah’s Operating Company, Inc. As of September 30, 2009, we owned or managed, through various subsidiaries, 52 casinos in six countries, but primarily in the United States and the United Kingdom. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States, and include land-based casinos, casino clubs, riverboat or dockside casinos, casinos on Indian reservations, a combination greyhound racing facility and casino and combination thoroughbred racetrack and a harness racetrack and slot facility. As of September 30, 2009, our facilities have an aggregate of approximately 3 million square feet of gaming space and approximately 39,000 hotel rooms. We have a customer loyalty program, Total Rewards, which has over 40 million members and which we use for marketing promotions and to generate play by our customers when they travel among our markets in the United States and Canada. We also own and operate the World Series of Poker tournament and brand. Unless otherwise noted or indicated by the context, the terms “Harrah’s,” “Harrah’s Entertainment,” “Company,” “we,” “us,” and “our” refer to Harrah’s Entertainment, Inc.

We were incorporated on November 2, 1989 in Delaware, and prior to such date operated under predecessor companies. Our principal executive offices are located at One Caesars Palace Drive, Las Vegas, Nevada 89109, telephone (702) 407-6000. Until January 28, 2008, our common stock was traded on the New York Stock Exchange under the symbol “HET.”

On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG”) in an all-cash transaction, hereinafter referred to as the “Acquisition,” valued at approximately $30.7 billion, including the assumption of $12.4 billion of debt and approximately $1.0 billion of acquisition costs. Holders of Harrah’s Entertainment stock received $90.00 in cash for each outstanding share of common stock. As a result of the Acquisition, the issued and outstanding shares of non-voting common stock and non-voting preferred stock of Harrah’s Entertainment are owned by entities affiliated with Apollo and TPG and certain co-investors and members of management, and the issued and outstanding shares of voting common stock of Harrah’s Entertainment are owned by Hamlet Holdings LLC, which is owned by certain individuals affiliated with Apollo and TPG. As a result of the Acquisition, our stock is no longer publicly traded.

Description of Business

Our casino business commenced operations in 1937. We own or manage casino entertainment facilities in more areas throughout the United States than any other participant in the casino industry. In addition to casinos, our facilities typically include hotel and convention space, restaurants and non-gaming entertainment facilities. Three of our properties are racetracks at which we have installed slot machines. The descriptions below are as of December 31, 2008, except where otherwise noted.

In southern Nevada, Harrah’s Las Vegas, Rio All-Suite Hotel & Casino, Caesars Palace, Bally’s Las Vegas, Flamingo Las Vegas, Paris Las Vegas, Imperial Palace Hotel & Casino and Bill’s Gamblin’ Hall & Saloon are located in Las Vegas, and draw customers from throughout the United States. Harrah’s Laughlin is located near both the Arizona and California borders and draws customers primarily from the southern California and Phoenix metropolitan areas and, to a lesser extent, from throughout the U.S. via charter aircraft.

In northern Nevada, Harrah’s Lake Tahoe, Harveys Resort & Casino and Bill’s Casino are located near Lake Tahoe and Harrah’s Reno is located in downtown Reno. These facilities draw customers primarily from northern California, the Pacific Northwest and Canada.

Our Atlantic City casinos, Harrah’s Resort Atlantic City, Showboat Atlantic City, Caesars Atlantic City and Bally’s Atlantic City, draw customers primarily from the Philadelphia metropolitan area, New York and New Jersey.

Harrah’s Chester is a combination harness racetrack and slot facility located approximately six miles south of Philadelphia International Airport which draws customers primarily from the Philadelphia metropolitan area and Delaware.

Our Chicagoland dockside casinos, Harrah’s Joliet in Joliet, Illinois, and Horseshoe Hammond in Hammond, Indiana, draw customers primarily from the greater Chicago metropolitan area. In southern Indiana, we own Horseshoe Southern Indiana (formerly Caesars Indiana), a dockside casino complex located in Elizabeth, Indiana, which draws customers primarily from northern Kentucky, including the Louisville metropolitan area, and southern Indiana, including Indianapolis.

In Louisiana, we own Harrah’s New Orleans, a land-based casino located in downtown New Orleans, which attracts customers primarily from the New Orleans metropolitan area. In northwest Louisiana, Horseshoe Bossier City, a dockside casino, and Harrah’s Louisiana Downs, a thoroughbred racetrack with slot machines, located in Bossier City, cater to customers in northwestern Louisiana and east Texas, including the Dallas/Fort Worth metropolitan area.

On the Mississippi gulf coast, we own the Grand Casino Biloxi, located in Biloxi, Mississippi, which caters to customers in southern Mississippi, southern Alabama and northern Florida.

Harrah’s North Kansas City and Harrah’s St. Louis, both dockside casinos, draw customers from the Kansas City and St. Louis metropolitan areas, respectively. Harrah’s Metropolis is a dockside casino located in Metropolis, Illinois, on the Ohio River, drawing customers from southern Illinois, western Kentucky and central Tennessee.

Horseshoe Tunica, Harrah’s Tunica (formerly Grand Casino Tunica) and Sheraton Casino & Hotel Tunica, dockside casino complexes located in Tunica, Mississippi, are approximately 30 miles from Memphis, Tennessee and draw customers primarily from the Memphis area.

Horseshoe Council Bluffs, a land-based casino, and Harrah’s Council Bluffs, a dockside casino facility, are located in Council Bluffs, Iowa, across the Missouri River from Omaha, Nebraska. The Bluffs Run Greyhound Racetrack is in operation at Horseshoe Council Bluffs as well. At Bluffs Run, we own the assets other than gaming equipment, and lease these assets to the Iowa West Racing Association, or IWRA, a nonprofit corporation, and we manage the facility for the IWRA under a management agreement expiring in October 2024. Iowa law requires that a qualified nonprofit corporation hold Bluffs Run’s gaming and pari-mutuel licenses and its gaming equipment.

Caesars Windsor (formerly Casino Windsor), located in Windsor, Ontario, draws customers primarily from the Detroit metropolitan area and the Conrad Resort & Casino located in Punta Del Este, Uruguay, draws customers primarily from Argentina and Uruguay.

As part of the acquisition of London Clubs in December 2006, we own or manage five casinos in London: the Sportsman, the Golden Nugget, the Rendezvous, Fifty and The Casino at the Empire. Our casinos in London draw customers primarily from the London metropolitan area as well as international visitors. We also own Alea Nottingham, Alea Glasgow, Alea Leeds, Manchester235, Rendezvous Brighton and Rendezvous Southend-on-Sea in the provinces of the United Kingdom, which primarily draw customers from their local areas. We also manage two casinos in Cairo, Rendezvous Cairo-Ramses and Caesars Cairo (which opened on December 22, 2008), which draw customers primarily from other countries in the Middle East. Emerald Safari, located in the province of Gauteng in South Africa, draws customers primarily from South Africa.

We also earn fees through our management of three casinos for Indian tribes:

•

Harrah’s Phoenix Ak-Chin, located near Phoenix, Arizona, which we manage for the Ak-Chin Indian Community under a management agreement that expires in December 2009. Harrah’s Phoenix Ak-Chin draws customers from the Phoenix metropolitan area;

•

Harrah’s Cherokee Casino and Hotel, which we manage for the Eastern Band of Cherokee Indians on their reservation in Cherokee, North Carolina under a management contract that expires November 2011. Harrah’s Cherokee draws customers from eastern Tennessee, western North Carolina, northern Georgia and South Carolina.

•

Harrah’s Rincon Casino and Resort, located near San Diego, California, which we manage for the Rincon San Luiseno Band of Mission Indians under a management agreement that expires in November 2013. Harrah’s Rincon draws customers from the San Diego metropolitan area and Orange County, California; and

We own and operate Bluegrass Downs, a harness racetrack located in Paducah, Kentucky, and own a one-half interest in Turfway Park LLC, which is the owner of the Turfway Park thoroughbred racetrack in Boone County, Kentucky. Turfway Park LLC owns a minority interest in Kentucky Downs LLC, which is the owner of the Kentucky Downs racetrack located in Simpson County, Kentucky.

We also operate the World Series of Poker tournament circuit and license trademarks for merchandise related to this brand.

We also own Macau Orient Golf located on Cotai in Macau.

Additional information about our casino entertainment properties is set forth below:

Summary of Property Information*

Property	Type of Casino	Casino Space– Sq. Ft(a)	Slot Machines(a)	Table Games(a)	Hotel Rooms & Suites(a)
Atlantic City, New Jersey
Harrah’s Atlantic City	Land-based	173,200	3,150	150	2,590
Showboat Atlantic City	Land-based	120,100	2,850	120	1,330
Bally’s Atlantic City(b)	Land-based	147,400	3,660	200	1,760
Caesars Atlantic City	Land-based	141,800	2,840	170	1,140

Las Vegas, Nevada
Harrah’s Las Vegas	Land-based	90,600	1,440	100	2,530
Rio	Land-based	107,000	1,090	100	2,520
Caesars Palace	Land-based	131,000	1,420	160	3,290
Paris Las Vegas	Land-based	85,000	1,160	100	2,920
Bally’s Las Vegas	Land-based	66,400	1,050	60	2,810
Flamingo Las Vegas(c)	Land-based	76,800	1,400	120	3,460
Imperial Palace	Land-based	75,000	770	60	2,640
Bill’s Gamblin’ Hall & Saloon	Land-based	42,500	390	40	200

Laughlin, Nevada
Harrah’s Laughlin	Land-based	56,000	850	30	1,510

Reno, Nevada
Harrah’s Reno	Land-based	41,600	820	40	930

Property	Type of Casino	Casino Space– Sq. Ft(a)	Slot Machines(a)	Table Games(a)	Hotel Rooms & Suites(a)

Lake Tahoe, Nevada
Harrah’s Lake Tahoe	Land-based	57,600	830	70	510
Harveys Lake Tahoe	Land-based	63,300	780	80	740
Bill’s Lake Tahoe	Land-based	18,000	310	—	—

Chicago, Illinois area
Harrah’s Joliet (Illinois)(d)	Dockside	38,900	1,170	30	200
Horseshoe Hammond (Indiana)	Dockside	108,200	3,230	150	—

Metropolis, Illinois
Harrah’s Metropolis(e)	Dockside	31,000	1,140	30	260

Southern Indiana
Horseshoe Southern Indiana	Dockside	86,600	1,940	110	500

Council Bluffs, Iowa
Harrah’s Council Bluffs	Dockside	28,000	1,040	30	250
Horseshoe Council Bluffs(f)	Greyhound racing facility and land- based casino	78,800	1,840	70	—

Tunica, Mississippi
Horseshoe Tunica	Dockside	63,000	1,760	80	510
Harrah’s Tunica	Dockside	136,000	1,740	70	1,360
Sheraton Casino & Hotel	Dockside	31,000	910	20	130

Mississippi Gulf Coast
Grand Casino Biloxi	Dockside	28,800	830	30	490

St. Louis, Missouri
Harrah’s St. Louis	Dockside	111,500	2,720	90	500

North Kansas City, Missouri
Harrah’s North Kansas City	Dockside	60,100	1,760	60	390

New Orleans, Louisiana
Harrah’s New Orleans	Land-based	125,100	2,040	120	450

Bossier City, Louisiana
Louisiana Downs	Thoroughbred racing facility and land- based casino	14,900	1,160	—	—
Horseshoe Bossier City	Dockside	29,900	1,510	70	610

Chester, Pennsylvania
Harrah’s Chester(g)	Harness racing facility and land- based casino	93,500	3,000	—	—
Phoenix, Arizona
Harrah’s Ak-Chin(h)	Indian Reservation	50,300	1,100	30	150

Cherokee, North Carolina
Harrah’s Cherokee(h)	Indian Reservation	78,500	2,640	50	580

San Diego, California
Harrah’s Rincon(h)	Indian Reservation	69,900	1,600	80	660

Property	Type of Casino	Casino Space– Sq. Ft(a)	Slot Machines(a)	Table Games(a)	Hotel Rooms & Suites(a)

Punta del Este, Uruguay
Conrad Punta del Este Resort and Casino(i)	Land-based	44,500	520	60	300

Ontario, Canada
Caesars Windsor(j)	Land-based	100,000	2,550	70	770

United Kingdom
Golden Nugget	Land-based	5,100	40	20	—
Rendezvous Casino	Land-based	6,200	30	20	—
The Sportsman	Land-based	5,200	40	20	—
Fifty(k)	Land-based	3,200	—	20	—
Rendezvous Brighton	Land-based	7,800	70	30	—
Rendezvous Southend-on-Sea	Land-based	8,700	50	30	—
Manchester235	Land-based	11,500	70	30	—
The Casino at the Empire	Land-based	20,900	120	30	—
Alea Nottingham	Land-based	10,000	50	20	—
Alea Glasgow	Land-based	15,000	60	30	—
Alea Leeds	Land-based	10,300	50	20	—

Egypt
Rendezvous Cairo-Ramses(h)	Land-based	2,700	30	20	—
Caesars Cairo(h)	Land-based	5,500	30	20	—

South Africa
Emerald Safari(l)	Land-based	37,700	660	30	190

*	As of September 30, 2009, unless otherwise noted.
(a)	Approximate.
(b)	Reflects reductions in casino space and slot machines for temporary closure of gaming areas in the first quarter of 2009.
(c)	Information includes O’Shea’s Casino, which is adjacent to this property.
(d)	We have an 80 percent ownership interest in and manage this property.
(e)	A hotel, in which we own a 12.5% special limited partnership interest, is adjacent to the Metropolis facility. We own a second 260-room hotel.
(f)	The property is owned by the Company, leased to the operator, and managed by the Company for the operator for a fee pursuant to an agreement that expires in October 2024. This information includes the Bluffs Run greyhound racetrack that operates at the property.
(g)	We have a 95% ownership interest in this property.
(h)	Managed.
(i)	We have an approximate 95 percent ownership interest in and manage this property.
(j)	We have a 50 percent interest in Windsor Casino Limited, which manages this property. The Province of Ontario owns the complex.
(k)	We have a 50 percent ownership interest in and manage this property. On November 6, 2009, application was made to the High Court in the United Kingdom to place the joint venture into Administration. The operations of Fifty are not material to our consolidated financial statements.
(l)	We have a 70 percent interest in and manage this property.

Sales and Marketing

We believe that our distribution system of casino entertainment facilities provides us the ability to generate play by our customers when they travel among markets, which we refer to as cross-market play. In addition, we have several critical multi-property markets like Las Vegas, Atlantic City and Tunica, and we have seen increased revenue from customers visiting multiple properties in the same market. We believe our customer loyalty program, Total Rewards, in conjunction with this distribution system, allows us to capture a growing share of our customers’ gaming budget and compete more effectively.

Our Total Rewards program is structured in tiers, providing customers an incentive to consolidate their play at our casinos. Total Rewards customers are able to earn Tier Credits and Reward Credits and redeem those Credits at substantially all of our casino entertainment facilities located in the U.S. and Canada for on-property entertainment expenses. Depending on their level of play with us in a calendar year, customers may be designated as either Gold, Platinum, Diamond, or Seven Stars customers. Customers who do not participate in Total Rewards are encouraged to join, and those with a Total Rewards card are encouraged to consolidate their play through targeted promotional offers and rewards.

We have developed a database containing information for our customers and aspects of their casino gaming play. We use this information for marketing promotions, including through direct mail campaigns and the use of electronic mail and our website.

Patents and Trademarks

We own the following trademarks used in this document: Harrah’s ® , Caesars ® , Grand CasinoSM, Bally’s® , Flamingo®, Paris®, Caesars Palace®, Rio®, Showboat®, Bill’s®, Harveys®, Total Rewards®, Bluffs Run®, Louisiana Downs®, Reward Credits®, Horseshoe ® , Seven Stars®, and World Series of Poker®. Trademark rights are perpetual provided that the mark remains in use by us. We consider all of these marks, and the associated name recognition, to be valuable to our business.

We have been issued six U.S. patents covering some of the technology associated with our Total Rewards program-U.S. Patent No. 5,613,912 issued March 25, 1997, expiring April 5, 2015 (which is the subject of a license agreement with Mikohn Gaming Corporation); U.S. Patent No. 5,761,647 issued June 2, 1998, expiring May 24, 2016; U.S. Patent No. 5,809,482 issued September 15, 1998, expiring September 15, 2015; U.S. Patent No. 6,003,013 issued December 14, 1999, now expired; U.S. Patent No. 6,183,362, issued February 6, 2001, which we will allow to lapse in 2009; and U.S. Patent No. 7,419,427, issued September 2, 2008, which will expire on May 24, 2016. We have also been issued two U.S. patents covering some of the technology associated with our Total Rewards 2 program-U.S. Patent 7,329,185, issued February 12, 2008, which will expire on September 29, 2024; and U.S. Patent 7,410,422, issued on August 12, 2008, which will expire on April 24, 2025.

Competition

We own or manage land-based, dockside, riverboat and Indian casino facilities in most U.S. casino entertainment jurisdictions. We also own or manage properties in Canada, the United Kingdom, South Africa, Egypt and Uruguay. We compete with numerous casinos and casino hotels of varying quality and size in the market areas where our properties are located. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. The casino entertainment business is characterized by competitors that vary considerably by their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity.

In most markets, we compete directly with other casino facilities operating in the immediate and surrounding market areas. In some markets, we face competition from nearby markets in addition to direct competition within our market areas.

In recent years, with fewer new markets opening for development, competition in existing markets has intensified. Many casino operators, including us, have invested in expanding existing facilities, developing new facilities, and acquiring established facilities in existing markets, such as our acquisition of Caesars Entertainment, Inc. in 2005 and our renovated and expanded facility in Hammond, Indiana. This expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors has increased competition in many markets in which we compete, and this intense competition can be expected to continue.

The expansion of casino entertainment into new markets, such as the recent expansion of tribal casino opportunities in New York and California and the approval of gaming facilities in Pennsylvania, Florida, Ohio and Illinois present competitive issues for us which have had a negative impact on our financial results.

The casino entertainment industry is also subject to political and regulatory uncertainty. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overall Operating Results” and “—Regional Results and Development Plans.”

Development

Macau. In September 2007, we acquired Macau Orient Golf, located on 175 acres on Cotai adjacent to the Lotus Bridge, one of the two border crossings into Macau from China, and rights to a land concession contract. In December 2008, we announced plans for Caesars Macau Golf, a five-star golf lifestyle destination, the centerpieces of which will be a redesigned par-72 golf course and the establishment of Asia’s first Butch Harmon School of Golf, the first of Harmon’s flagship teaching facilities outside of the United States. The redevelopment includes expansion of the existing clubhouse into a golf lifestyle boutique, meeting facilities, VIP entertainment suites and a restaurant.

Las Vegas. In July 2007, we announced plans for an expansion and renovation of Caesars Palace Las Vegas. The expansion included a new hotel tower, the Octavius Tower with 110,000 square feet of additional meeting and convention space, three 10,000-square-foot villas, luxury villa suites and an expanded pool and garden area. We have deferred completion of approximately 660 rooms, including 75 luxury suites within the hotel tower expansion as a result of current economic conditions impacting the Las Vegas tourism sector. The estimated total capital expenditures for the project, excluding the costs to complete the deferred rooms, are expected to be $685.4 million, $628.9 million of which had been spent as of September 30, 2009. The convention center is now open, and the remainder of the expansion project, other than the deferred rooms, was completed in the third quarter of 2009.

Biloxi. Construction began in third quarter 2007 on Margaritaville Casino & Resort in Biloxi. We have halted construction on this project, and will continue to review and refine the project in light of the current economic environment, market conditions on the Gulf Coast and the current financing environment. We license the Margaritaville name from an entity affiliated with the singer/songwriter Jimmy Buffett. As of September 30, 2009, $178.8 million had been spent on this project.

Litigation Related to Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (“Hilton”) spun-off its gaming operations as Park Place Entertainment Corporation (“Park Place”). In connection with the spin-off, Hilton and Park Place entered an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the “Allocation Agreement”) whereby Park Place assumed or retained, as applicable, liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the “Hilton Plan”) based on the accrued benefits of Hilton employees and Park Place employees. Park Place changed its name to Caesars Entertainment, Inc. (“Caesars”) and the Company acquired Caesars in June 2005. In 1999 and 2005, the United States District Court for the District of Columbia certified two nationwide class action lawsuits against Hilton alleging that the Hilton Plan’s benefit formula was back loaded in violation of ERISA, and that Hilton failed to properly calculate Hilton Plan participants’ service for vesting purposes. In May 2009, the Court issued a decision granting summary judgment to the plaintiffs. In November 2009, the plaintiffs and Hilton are scheduled to attend a Court-mandated mediation session in an effort to determine an appropriate remedy.

The Company received a letter from Hilton in October 2009 alleging potential liability under the above described claims and under the terms of the Allocation Agreement. The Company may be responsible for a portion of the liability resulting from the claims noted above. We are monitoring the status of the lawsuit, remedy determination, and our potential liability, if any.

Litigation Related to Our Operations

In April 2000, the Saint Regis Mohawk Tribe (the “Tribe”) granted Caesars the exclusive rights to develop a casino project in the State of New York. On April 26, 2000, certain individual members of the Tribe purported to commence a class action proceeding in a “Tribal Court” in Hogansburg, New York, against Caesars seeking to nullify Caesars’ agreement with the Tribe. On March 20, 2001, the “Tribal Court” purported to render a default judgment against Caesars in the amount of $1,787 million. Prior to our acquisition of Caesars in June 2005, it was believed that this matter was settled pending execution of final documents and mutual releases. Although fully executed settlement documents were never provided, on March 31, 2003, the United States District Court for the Northern District of New York dismissed litigation concerning the validity of the judgment, without prejudice, while retaining jurisdiction to reopen that litigation, if, within three months thereof, the settlement had not been completed. On June 22, 2007, a lawsuit was filed in the United States District Court for the Northern District of New York against us by certain trustees of the Catskill Litigation Trust alleging the Catskill Litigation Trust had been assigned the “Tribal Court” judgment and seeks to enforce it, with interest. According to a “Tribal Court” order, accrued interest through July 9, 2007, was approximately $1,014 million. On September 28, 2009, the Court entered summary judgment against the Tribe and dismissed the action, ruling that although alternative grounds were presented in the motion, the subject matter of the action was asserted in a prior action and settled by an oral agreement to end that matter with prejudice. On October 27, 2009, the Tribe filed a Notice of Appeal to the United States Court of Appeals for the Second Circuit. We intend to oppose the appeal.

Litigation Related to Development

On March 6, 2008, Caesars Bahamas Investment Corporation (“CBIC”), an indirect subsidiary of HOC, terminated its previously announced agreement to enter into a joint venture in the Bahamas with Baha Mar Joint Venture Holdings Ltd. and Baha Mar JV Holding Ltd (collectively, “Baha Mar”). To enforce its rights, on March 13, 2008, CBIC filed a complaint against Baha Mar and the Baha Mar Development Company Ltd. in the Supreme Court of the State of New York, seeking a declaratory judgment with respect to CBIC’s rights under the Subscription and Contribution Agreement (the “Subscription Agreement”) between CBIC and Baha Mar dated January 12, 2007. Pursuant to the Subscription Agreement, CBIC agreed, subject to certain conditions, to subscribe for shares in Baha Mar Joint Venture Holdings Ltd., which was formed to develop and construct a casino, golf course and resort project in the Bahamas. The complaint alleges that (i) the Subscription Agreement grants CBIC the right to terminate the agreement at any time prior to the closing of the transactions contemplated therein, if the closing does not occur on time; (ii) the closing did not occur on time; and, (iii) CBIC exercised its right to terminate the Subscription Agreement and to abandon the transactions contemplated therein. The complaint seeks a declaratory judgment that the Subscription Agreement has been terminated in accordance with its terms and the transactions contemplated therein have been abandoned.

Baha Mar and Baha Mar Development Company Ltd (“Baha Mar Development”) filed an Amended Answer and Counterclaims against CBIC and a Third Party Complaint dated June 18, 2008, against HOC in the Supreme Court of the State of New York. Baha Mar and Baha Mar Development allege that CBIC wrongfully terminated the Subscription Agreement and that CBIC wrongfully failed to make capital contributions under the Joint Venture Investors Agreement, by and between CBIC and Baha Mar, dated January 12, 2007. In addition, Baha Mar and Baha Mar Development allege that HOC wrongfully failed to perform its purported obligations under the Harrah’s Baha Mar Joint Venture Guaranty, dated January 12, 2007. Baha Mar and Baha Mar Development assert claims for breach of contract, breach of fiduciary duty, promissory estoppel, equitable estoppel and negligent misrepresentation. Baha Mar and Baha Mar Development seek (i) declaratory relief; (ii) specific performance; (iii) the recovery of alleged monetary damages; (iv) the recovery of attorneys fees, costs, and expenses and (v) the dismissal with prejudice of CBIC’s Complaint. CBIC and HOC have each answered, denying all allegations of wrongdoing. During the quarter ended June 30, 2009, both sides filed motions for summary judgment.

At the conclusion of oral argument on October 6, 2009, on cross motions for summary judgment, the Court stated that it was going to grant summary judgment to CBIC and HOC and that Baha Mar Development’s claims are dismissed. The Court stated that it will issue a written opinion, but the opinion has not been issued to date.

Litigation Related to the December 2008 Exchange Offer

On January 9, 2009, S. Blake Murchison and Willis Shaw filed a purported class action lawsuit in the United Stated District Court for the District of Delaware, Civil Action No. 09-00020-SLR, against Harrah’s Entertainment, Inc. and its board of directors, and Harrah’s Operating Company, Inc. The lawsuit was amended on March 4, 2009, alleging that the bond exchange offer which closed on December 24, 2008, wrongfully impaired the rights of bondholders. The amended complaint alleges, among others, breach of the bond indentures, violation of the Trust Indenture Act of 1939, equitable rescission, and liability claims against the members of the board. The amended complaint seeks, among other relief, class certification of the lawsuit, declaratory relief that the alleged violations occurred, unspecified damages to the class, and attorneys’ fees. On April 30, 2009 the defendants filed a motion to dismiss the amended complaint. Prior to responding to the motion to dismiss, the defendants stipulated to the plaintiff’s request to dismiss the lawsuit, without prejudice, which the court entered on June 18, 2009. Both sides have reserved the right to request the court to award attorneys’ fees.

Other Litigation

In addition, the Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any pending litigation to have a material adverse effect on our consolidated financial position or results of operations.

Governmental Regulation

The gaming industry is highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. Each of our casinos is subject to extensive regulation under the laws, rules and regulations of the jurisdiction where it is located. These laws, rules and regulations generally concern the responsibility, financial stability and character of the owners, managers, and persons with financial interests in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. See “Gaming Regulatory Overview.”

Our businesses are subject to various foreign, federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.

Employee Relations

We have approximately 80,000 employees through our various subsidiaries. Despite a strike in Atlantic City in 2004 that was settled, we consider our labor relations with employees to be good. Approximately 25,000 employees are covered by collective bargaining agreements with certain of our subsidiaries, relating to certain casino, hotel and restaurant employees at certain of our properties. Most of our employees covered by collective bargaining agreements are located at our properties in Las Vegas and Atlantic City. Our collective bargaining agreements with employees located at our Atlantic City properties expires in September 2010 and at our Las Vegas properties in May 2012.

GAMING REGULATORY OVERVIEW

General

The ownership and operation of casino entertainment facilities are subject to pervasive regulation under the laws, rules and regulations of each of the jurisdictions in which we operate. Gaming laws are based upon declarations of public policy designed to ensure that gaming is conducted honestly, competitively and free of criminal and corruptive elements. Since the continued growth and success of gaming is dependent upon public confidence, gaming laws protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability. In addition, gaming laws require gaming industry participants to:

•	Establish and maintain responsible accounting practices and procedures;

•	Maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	Maintain systems for reliable record keeping;

•	File periodic reports with gaming regulators; and

•	Maintain strict compliance with various laws, regulations and required minimum internal controls pertaining to gaming.

Typically, regulatory environments in the jurisdictions in which we operate are established by statute and are administered by a regulatory agency or agencies with interpretive authority with respect to gaming laws and regulations and broad discretion to regulate the affairs of owners, managers, and persons/entities with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we operate:

•	Adopt rules and regulations under the implementing statutes;

•	Make appropriate investigations to determine if there has been any violation of laws or regulations

•	Enforce gaming laws and impose disciplinary sanctions for violations, including fines and penalties;

•	Review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	Grant licenses for participation in gaming operations;

•	Collect and review reports and information submitted by participants in gaming operations;

•	Review and approve transactions, such as acquisitions or change—of—control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and

•	Establish and collect fees and/or taxes.

Licensing and Suitability Determinations

Gaming laws require us, each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, our stockholders and holders of our debt securities, to obtain licenses or findings of suitability from gaming authorities. Licenses or findings of suitability typically require a determination that the applicant qualifies or is suitable. Gaming authorities have very broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. Criteria used in determining whether to grant a license or finding of suitability, while varying between jurisdictions, generally include consideration of factors such as:

•

The financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the jurisdiction and exhibits the ability to maintain adequate insurance levels;

•	The quality of the applicant’s casino facilities;

•	The amount of revenue to be derived by the applicable jurisdiction through operation of the applicant’s gaming facility;

•	The applicant’s practices with respect to minority hiring and training; and

•	The effect on competition and general impact on the community.

In evaluating individual applicants, gaming authorities consider the individual’s reputation for good character and criminal and financial history and the character of those with whom the individual associates.

Many jurisdictions limit the number of licenses granted to operate gaming facilities within the jurisdiction, and some jurisdictions limit the number of licenses granted to any one gaming operator. For example, in Indiana, state law allows us to only hold two gaming licenses. Licenses under gaming laws are generally not transferable unless the transfer is approved by the requisite regulatory agency. Licenses in many of the jurisdictions in which we conduct gaming operations are granted for limited durations and require renewal from time to time. In Iowa, our ability to continue our casino operations is subject to a referendum every eight years or at any time upon petition of the voters in the county in which we operate; the most recent referendum occurred in 2002. Our New Orleans casino operates under a contract with the Louisiana gaming authorities which extends until 2014, with a ten—year renewal period. There can be no assurance that any of our licenses or any of the above mentioned contracts will be renewed, or with respect to our gaming operations in Iowa, that continued gaming activity will be approved in any referendum.

In addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities may investigate any individual or entity having a material relationship to, or material involvement with, any of these entities to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Certain jurisdictions require that any change in our directors or officers, including the directors or officers of our subsidiaries, must be approved by the requisite regulatory agency. Our officers, directors and certain key employees must also file applications with the gaming authorities and may be required to be licensed, qualified or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The burden of demonstrating suitability is on the applicant, who must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to disapprove of a change in a corporate position.

If gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.

Moreover, in many jurisdictions, any of our stockholders or holders of our debt securities may be required to file an application, be investigated, and qualify or have his, her or its suitability determined. For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security in a public corporation which is registered with the Nevada Gaming Commission (the “Commission”), such as Harrah’s Entertainment, may be required to be found suitable if the Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Commission. Any person required by the Commission to be found suitable shall apply for a finding of suitability within 30 days after the Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board (the “Board”) a sum of money which, in the sole discretion of the Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Board to pay final costs and charges.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, shall not be able to hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority, such as Harrah’s Entertainment, beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of our voting securities and, in some jurisdictions, our non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, however, allow an “institutional investor” to apply for a waiver that allows the “institutional investor” to acquire, in most cases, up to 15% of our voting securities without applying for qualification or a finding of suitability. An “institutional investor” is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or those of any of our gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities for investment purposes only. An application for a waiver as an institutional investor requires the submission of detailed information about the company and its regulatory filings, the name of each person that beneficially owns more than 5% of the institutional investor’s voting securities or other equivalent and a certification made under oath and under the penalty of perjury, that the voting securities were acquired and are held for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations. A change in the investment intent of an institutional investor must be reported to certain regulatory authorities immediately after its decision.

Notwithstanding, each person who acquires directly or indirectly; beneficial ownership of any voting security; or beneficial or record ownership of any nonvoting security or any debt security in our company may be required to be found suitable if a gaming authority has reason to believe that such person’s acquisition of that ownership would otherwise be inconsistent with the declared policy of the jurisdiction.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised it is required by gaming authorities may be denied a license or found unsuitable, as applicable. The same restrictions may also apply to a record owner if the record owner, after request fails to identify the beneficial owner. Any person found unsuitable or denied a license and who holds, directly or indirectly, any beneficial ownership of our securities beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense. Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we:

•	pay that person any dividend or interest upon our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•

fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

Although many jurisdictions generally require the individual holders of debt securities such as notes to be investigated and found suitable, gaming authorities may nevertheless retain the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability or otherwise qualify must generally pay all investigative fees and costs of the gaming authority in connection with such an investigation. If the gaming authority determines that a person is unsuitable to own a debt security, we may be subject to disciplinary action, including the loss of our approvals, if without the prior approval of the gaming authority, we:

•	pay to the unsuitable person any dividend, interest or any distribution whatsoever;

•	recognize any voting right by the unsuitable person in connection with those securities;

•	pay the unsuitable person remuneration in any form; or

•	make any payment to the unsuitable person by way of principal, redemption, conversion exchange, liquidation or similar transaction.

Certain jurisdictions impose similar restrictions in connection with debt securities and retain the right to require holders of debt securities to apply for a license or otherwise be found suitable by the gaming authority.

Under New Jersey gaming laws, if a holder of our debt or equity securities is required to qualify, the holder may be required to file an application for qualification or divest itself of the securities. If the holder files an application for qualification, it must place the securities in trust with an approved trustee. If the gaming regulatory authorities approve interim authorization, and while the application for plenary qualification is pending, such holder may, through the approved trustee, continue to exercise all rights incident to the ownership of the securities. If the gaming regulatory authorities deny interim authorization, the trust shall become operative and the trustee shall have the authority to exercise all the rights incident to ownership, including the authority to dispose of the securities and the security holder shall have no right to participate in casino earnings and may only receive a return on its investment in an amount not to exceed the actual cost of the investment (as defined by New Jersey gaming laws). If the security holder obtains interim authorization but the gaming authorities later find reasonable cause to believe that the security holder may be found unqualified, the trust shall become operative and the trustee shall have the authority to exercise all rights incident to ownership pending a determination on such holder’s qualifications. However, during the period the securities remain in trust, the security holder may petition the New Jersey gaming authorities to direct the trustee to dispose of the trust property and distribute proceeds of the trust to the security holder in an amount not to exceed the lower of the actual cost of the investment or the value of the securities on the date the trust became operative. If the security holder is ultimately found unqualified, the trustee is required to sell the securities and to distribute the proceeds of the sale to the applicant in an amount not exceeding the lower of the actual cost of the investment or the value of the securities on the date the trust became operative and to distribute the remaining proceeds to the state. If the security holder is found qualified, the trust agreement will be terminated.

Additionally, our Certificates of Incorporation and the Certificate of Incorporation of Harrah’s Operating Company, Inc., contain provisions establishing the right to redeem the securities of disqualified holders if necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed. The Certificates of Incorporation also contain provisions defining the redemption price and the rights of a disqualified security holder. In the event a security holder is disqualified, the New Jersey gaming authorities are empowered to propose any necessary action to protect the public interest, including the suspension or revocation of the licenses for the casinos we own in New Jersey.

Many jurisdictions also require that manufacturers and distributors of gaming equipment and suppliers of certain goods and services to gaming industry participants be licensed and require us to purchase and lease gaming equipment, supplies and services only from licensed suppliers.

Violations of Gaming Laws

If we or our subsidiaries violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable jurisdictions. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our financial condition, prospects and results of operations.

Reporting and Recordkeeping Requirements

We are required periodically to submit detailed financial and operating reports and furnish any other information about us and our subsidiaries which gaming authorities may require. Under both Nevada gaming law and federal law, we are required to record and submit detailed reports of currency transactions involving greater than $10,000 at our casinos and Suspicious Activity Reports (“SARCs”) if the facts presented so warrant. Some jurisdictions require us to maintain a log that records aggregate cash transactions in the amount of $3,000 or more. We are required to maintain a current stock ledger which may be examined by gaming authorities at any time. We may also be required to disclose to gaming authorities upon request the identities of the holders of our debt or other securities. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. Failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may also require certificates for our stock to bear a legend indicating that the securities are subject to specified gaming laws. In certain jurisdictions, gaming authorities have the power to impose additional restrictions on the holders of our securities at any time.

Review and Approval of Transactions

Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to, or approved by, gaming authorities. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise require prior approval of gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

Certain gaming laws and regulations in jurisdictions we operate in establish that certain corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting us or our subsidiaries may be injurious to stable and productive corporate gaming, and as a result, prior approval may be required before we may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) above the current market price and before a corporate acquisition opposed by management can be consummated. In certain jurisdictions, the gaming authorities also require prior approval of a plan of recapitalization proposed by the board of directors of a publicly traded corporation which is registered with the gaming authority in response to a tender offer made directly to the registered corporation’s shareholders for the purpose of acquiring control of the registered corporation.

Because licenses under gaming laws are generally not transferable, our ability to grant a security interest in any of our gaming assets is limited and may be subject to receipt of prior approval from gaming authorities. A pledge of the stock of a subsidiary holding a gaming license and the foreclosure of such a pledge may be ineffective without the prior approval of gaming authorities. Moreover, our subsidiaries holding gaming licenses may be unable to guarantee a security issued by an affiliated or parent company pursuant to a public offering, or pledge their assets to secure payment of the obligations evidenced by the security issued by an affiliated or parent company, without the prior approval of gaming authorities. We are subject to extensive prior approval requirements relating to certain borrowings and security interests with respect to our New Orleans casino. If the holder of a security interest wishes operation of the casino to continue during and after the filing of a suit to enforce the security interest, it may request the appointment of a receiver approved by Louisiana gaming authorities, and under Louisiana gaming laws, the receiver is considered to have all our rights and obligations under our contract with Louisiana gaming authorities.

Some jurisdictions also require us to file a report with the gaming authority within a prescribed period of time following certain financial transactions and the offering of debt securities. Were they to deem it appropriate, certain gaming authorities reserve the right to order such transactions rescinded.

Certain jurisdictions require the implementation of a compliance review and reporting system created for the purpose of monitoring activities related to our continuing qualification. These plans require periodic reports to senior management of our company and to the regulatory authorities.

License Fees and Gaming Taxes

We pay substantial license fees and taxes in many jurisdictions, including the counties, cities, and any related agencies, boards, commissions, or authorities, in which our operations are conducted, in connection with our casino gaming operations, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable either daily, monthly, quarterly or annually. License fees and taxes are based upon such factors as:

•	a percentage of the gross revenues received;

•	the number of gaming devices and table games operated;

•	franchise fees for riverboat casinos operating on certain waterways; and

•	admission fees for customers boarding our riverboat casinos.

In many jurisdictions, gaming tax rates are graduated with the effect of increasing as gross revenues increase. Furthermore, tax rates are subject to change, sometimes with little notice, and we have recently experienced tax rate increases in a number of jurisdictions in which we operate. A live entertainment tax is also paid in certain jurisdictions by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.

Operational Requirements

In many jurisdictions, we are subject to certain requirements and restrictions on how we must conduct our gaming operations. In many jurisdictions, we are required to give preference to local suppliers and include minority–owned and women–owned businesses in construction projects to the maximum extent practicable.

Some jurisdictions also require us to give preferences to minority–owned and women–owned businesses in the procurement of goods and services. Some of our operations are subject to restrictions on the number of gaming positions we may have, the minimum or maximum wagers allowed by our customers, and the maximum loss a customer may incur within specified time periods.

Our land–based casino in New Orleans operates under a contract with the Louisiana Gaming Control Board and the Louisiana Economic Development and Gaming Act and related regulations. Under this authority, our New Orleans casino is subject to not only many of the foregoing operational requirements, but also to restrictions on our food and beverage operations, including with respect to the size, location and marketing of eating establishments at our casino entertainment facility. Furthermore, with respect to the hotel tower, we are subject to restrictions on the number of rooms within the hotel, the amount of meeting space within the hotel and how we may market and advertise the rates we charge for rooms.

In Mississippi, we are required to include adequate parking facilities (generally 500 spaces or more) in close proximity to our existing casino complexes, as well as infrastructure facilities, such as hotels, that will amount to at least 25% of the casino cost. The infrastructure requirement was increased to 100% of the casino cost for any new casinos in Mississippi.

To comply with requirements of Iowa gaming laws, we have entered into management agreements with Iowa West Racing Association, a non–profit organization. The Iowa Racing and Gaming Commission has issued a joint license to Iowa West Racing Association and Harveys Iowa Management Company, Inc. for the operation of the Harrah’s Council Bluffs Casino, which is an excursion gambling boat that is now permanently moored, and issued a license for the Horseshoe Council Bluffs Casino at Bluffs Run Greyhound Park which is a full service, land based casino and a greyhound racetrack. The company operates both facilities pursuant to the management agreements.

The United Kingdom Gaming Act of 1968 prohibits casino operators from advertising and from offering encouragement or inducement to the public to gamble. Casino operators are allowed to place a limited amount of advertising in certain sections of newspapers or publications. The United Kingdom Gambling Act of 2005 which became effective in September 2007 also contains certain prohibitions on advertising as well as provisions to establish regulations for the control of advertising.

Native American Gaming

The terms and conditions of management contracts and the operation of casinos and all gaming on Native American land in the United States are subject to the Indian Gaming Regulatory Act of 1988, (the “IGRA”), which is administered by the National Indian Gaming Commission, (the “NIGC”), the gaming regulatory agencies of tribal governments, and Class III gaming compacts between the tribes for which we manage casinos and the states in which those casinos are located. IGRA established three separate classes of tribal gaming—Class I, Class II and Class III. Class I includes all traditional or social games solely for prizes of minimal value played by a tribe in connection with celebrations or ceremonies. Class II gaming includes games such as bingo, pulltabs, punchboards, instant bingo and non-banked card games (those that are not played against the house) such as poker. Class III gaming includes casino-style gaming such as banked table games like blackjack, craps and roulette, and gaming machines such as slots and video poker, as well as lotteries and pari-mutuel wagering. Harrah’s Ak-Chin Phoenix and Rincon provide Class II gaming and, as limited by the tribal-state compact, Class III gaming. The Eastern Band Cherokee Casino currently provides only Class III gaming.

IGRA prohibits all forms of Class III gaming unless the tribe has entered into a written agreement or compact with the state that specifically authorizes the types of Class III gaming the tribe may offer. These compacts may address, among other things, the manner and extent to which each state will conduct background investigations and certify the suitability of the manager, its officers, directors, and key employees to conduct gaming on tribal lands. We have received our permanent certification from the Arizona Department of Gaming as management contractor for the Ak-Chin Native American Community’s casino and have been licensed by the relevant tribal gaming authorities to manage the Ak-Chin Native American Community’s casino, the Eastern Band of Cherokee Native Americans’ casino and the Rincon San Luiseno Band of Mission Native Americans, respectively.

IGRA requires NIGC approval of management contracts for Class II and Class III gaming as well as the review of all agreements collateral to the management contracts. Management contracts which are not so approved are void. The NIGC will not approve a management contract if a director or a 10% shareholder of the management company:

•	is an elected member of the Native American tribal government which owns the facility purchasing or leasing the games;

•	has been or is convicted of a felony gaming offense;

•	has knowingly and willfully provided materially false information to the NIGC or the tribe;

•	has refused to respond to questions from the NIGC; or

•

is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable activities in gaming or the business and financial arrangements incidental thereto.

In addition, the NIGC will not approve a management contract if the management company or any of its agents have attempted to unduly influence any decision or process of tribal government relating to gaming, or if the management company has materially breached the terms of the management contract or the tribe’s gaming ordinance, or a trustee, exercising due diligence, would not approve such management contract. A management contract can be approved only after the NIGC determines that the contract provides, among other things, for:

•	adequate accounting procedures and verifiable financial reports, which must be furnished to the tribe;

•	tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income;

•	minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs;

•	a ceiling on the repayment of such development and construction costs; and

•

a contract term not exceeding five years and a management fee not exceeding 30% of net revenues (as determined by the NIGC); provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of net revenues if NIGC is satisfied that the capital investment required, and the income projections for the particular gaming activity require the larger fee and longer term.

Management contracts can be modified or cancelled pursuant to an enforcement action taken by the NIGC based on a violation of the law or an issue affecting suitability.

Native American tribes are sovereign with their own governmental systems, which have primary regulatory authority over gaming on land within the tribes’ jurisdiction. Therefore, persons engaged in gaming activities, including the company, are subject to the provisions of tribal ordinances and regulations on gaming. These ordinances are subject to review by the NIGC under certain standards established by IGRA. The NIGC may determine that some or all of the ordinances require amendment, and that additional requirements, including additional licensing requirements, may be imposed on us. The possession of valid licenses from the Ak-Chin Native American Community, the Eastern Band of Cherokee Native Americans and the Rincon San Luiseno Band of Mission Native Americans, are ongoing conditions of our agreements with these tribes.

Riverboat Casinos

In addition to all other regulations applicable to the gaming industry generally, some of our riverboat casinos are also subject to regulations applicable to vessels operating on navigable waterways, including regulations of the U.S. Coast Guard. These requirements set limits on the operation of the vessel, mandate that it must be operated by a minimum complement of licensed personnel, establish periodic inspections, including the physical inspection of the outside hull, and establish other mechanical and operational rules.

Racetracks

We own a full service casino which includes a full array of table games in conjunction with a greyhound racetrack in Council Bluffs, Iowa. The casino operation and the greyhound racing operation are regulated by the same state agency and are subject to the same regulatory structure established for all Iowa gaming facilities. A single operating license covers both parts of the operation in Council Bluffs. We also own slot machines at a thoroughbred racetrack in Bossier City, Louisiana, and we own slot machines at a horse track in southeastern Pennsylvania in which the company, through various subsidiary entities, owns a 50% interest in the entity licensed by the Pennsylvania Gaming Control Board. Generally, our slot operations at the Iowa racetrack is regulated in the same manner as our other gaming operations in Iowa. In addition, regulations governing racetracks are typically administered separately from our other gaming operations (except in Iowa), with separate licenses and license fee structures. For example, racing regulations may limit the number of days on which races may be held.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and members of our boards of directors.

Name	Age	Position(s)
Gary W. Loveman	49	Chairman of the Board, President, Chief Executive Officer and Director
Jonathan S. Halkyard	44	Senior Vice President, Chief Financial Officer and Treasurer
John W. Baker	46	Senior Vice President, Enterprise Effectiveness
Timothy R. Donovan	54	Senior Vice President and General Counsel
Peter E. Murphy	47	President, Strategy and Development
Thomas M. Jenkin	54	Western Division President
Janis L. Jones	60	Senior Vice President, Communications/Government Relations
Katrina R. Lane	44	Senior Vice President and Chief Technology Officer
David W. Norton	41	Senior Vice President and Chief Marketing Officer
John Payne	41	Central Division President
Donald P. Marrandino	50	Eastern Division President
Mary H. Thomas	43	Senior Vice President, Human Resources
Jeffrey Benjamin	48	Director
David Bonderman	66	Director
Anthony Civale	35	Director
Jonathan Coslet	45	Director
Kelvin Davis	46	Director
Karl Peterson	38	Director
Eric Press	44	Director
Marc Rowan	47	Director
Lynn C. Swann	57	Director
Christopher J. Williams	51	Director

Gary W. Loveman has been a Director since 2000; Chairman of the Board since January 1, 2005; Chief Executive Officer since January 2003; President since April 2001. Mr. Loveman also serves as a director of Coach, Inc., a designer and marketer of high-quality handbags and women’s and men’s accessories, and FedEx Corporation, a world-wide provider of transportation, e-commerce and business services, each of which are traded on the New York Stock Exchange.

Jonathan S. Halkyard became our Chief Financial Officer in August 2006, a Senior Vice President in July 2005 and Treasurer in November 2003. He served as a Vice President from November 2002 to July 2005, Assistant General Manager-Harrah’s Las Vegas from May 2002 to November 2002 and Vice President and Assistant General Manager-Harrah’s Lake Tahoe from September 2001 to May 2002.

John W. Baker became our Senior Vice President-Enterprise Effectiveness in February 2009. He served as Vice President-Procurement & Enterprise Effectiveness from August 2007 to February 2009. Prior to joining our company, Mr. Baker served as President and Chief Operating Officer of Home Gain, Inc. from September 1999 to September 2004.

Timothy R. Donovan became our Senior Vice President and General Counsel in April 2009. Prior to joining our company, Mr. Donovan served as Executive Vice President, General Counsel and Corporate Secretary of Republic Services, Inc. from December 2008 to March 2009 after a merger with Allied Waste Industries, Inc., where he served in the same capacities from April 2007 to December 2008. Mr. Donovan earlier served as Executive Vice President-Strategy & Business Development and General Counsel of Tenneco, Inc. from July 1999 to March 2007.

Peter E. Murphy became our President-Strategy and Development in October 2009. He has also served as Chief Executive Officer of Wentworth Capital Management and Senior Advisor to Apollo Management since August 2006. He served as Senior Executive Vice President and Chief Strategic Officer of The Walt Disney Company from August 1988 to January 2007.

Thomas M. Jenkin became our Western Division President in January 2004. He served as Senior Vice President-Southern Nevada from November 2002 to December 2003 and Senior Vice President and General Manager-Rio from July 2001 to November 2002.

Janis L. Jones became our Senior Vice President-Communications/Government Relations in November 1999. Prior to joining Harrah’s Entertainment, Ms. Jones served as Mayor of Las Vegas from 1991 to 1999.

Katrina R. Lane became our Senior Vice President and Chief Technology Officer in January 2009. She served as our Vice President-Channel Marketing from March 2004 to January 2009.

David Norton became our Senior Vice President and Chief Marketing Officer in January 2008. Prior to that role, Mr. Norton served as our Senior Vice President-Relationship Marketing since January 2003. Prior to becoming a Senior Vice President, Mr. Norton served as Vice President-Loyalty Marketing from October 1998 to January 2003.

John Payne became our Central Division President in January 2007. Before becoming Central Division President, Mr. Payne served as Atlantic City Regional President from January 2006 to December 2006, Gulf Coast Regional President from June 2005 to January 2006, Senior Vice President and General Manager-Harrah’s New Orleans from November 2002 to June 2005 and Senior Vice President and General Manager-Harrah’s Lake Charles from March 2000 to November 2002.

Donald P. Marrandino became our Eastern Division President in October 2009. He served as Las Vegas Regional President from September 2005 to September 2009, Northern Nevada Regional President from June 2005 to September 2005, and Senior Vice President and General Manager of Harrah’s Lake Tahoe and Harveys Lake Tahoe from October 2003 to June 2005.

Mary H. Thomas became our Senior Vice President-Human Resources in February 2006. Prior to joining our company, Ms. Thomas served as Senior Vice President-Human Resources North America for Allied Domecq Spirits & Wines from October 2000 to December 2005.

Jeffrey Benjamin became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Benjamin has been a Senior Advisor to Cyrus Capital Partners since June 2008, having previously been a senior advisor to Apollo since 2002. Mr. Benjamin also serves as a Consultant to Apollo with respect to investments in the gaming industry. Mr. Benjamin also serves on the boards of directors of Exco Resources, Inc. and Virgin Media Inc.

David Bonderman became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Bonderman is a founding partner of TPG. Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of Keystone, Inc. (formerly known as the Robert M. Bass Group, Inc.). Mr. Bonderman also serves on the boards of directors of Armstrong World Industries, Inc., CoStar Group, Inc. and Ryanair Holdings, plc, of which he is Chairman, the Wilderness Society, the Grand Canyon Trust, the University of Washington Foundation, and the American Himalayan Foundation.

Anthony Civale became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Civale is a Partner at Apollo Global Management, LLC, where he has worked since 1999. Mr. Civale also serves on the boards of directors of Berry Plastics Holding Corporation and Prestige Cruise Holdings, Inc.

Jonathan Coslet became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Coslet is a Senior Partner at TPG Capital, LP. Mr. Coslet serves on the boards of directors of

The Neiman Marcus Group, Inc., Petco Animal Supplies, Inc., Quintiles Transnational Corp., Iasis Healthcare Corp., and Biomet, Inc. Mr. Coslet also serves on the Board of Directors of Lucille Packard Children’s Hospital at Stanford, Harvard Business School Advisory Board for the West Coast and Harvard Business School Board of Dean’s Advisors. He also serves on the Federal Reserve Bank of San Francisco Economic Advisory Council.

Kelvin Davis became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Davis is a Senior Partner at TPG Capital, LP and Head of the firm’s North American Buyouts Group. Mr. Davis also serves as directors of Kraton Polymers LLC, Metro-Goldwyn-Mayer Studios Inc., and Univision Communications, Inc.

Karl Peterson became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Peterson is a Partner at TPG Capital, LP, where he has worked since 2004. Prior to joining TPG, Mr. Peterson was President and Chief Executive Officer of Hotwire, Inc. from 2000 to 2003. Mr. Peterson also serves on the boards of directors of Sabre Holdings and Norwegian Cruise Lines.

Eric Press became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Press is a Partner at Apollo Global Management, LLC, where he has worked since 1998. Mr. Press also serves on the boards of directors of Prestige Cruise Holdings, Inc., Noranda Aluminum, Affinion Group, Metals USA Holdings and Innkeepers USA.

Marc Rowan became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Rowan is a managing partner of Apollo Global Management, LLC. Mr. Rowan also serves on the boards of directors of the general partner of AAA, an Apollo-sponsored multi-billion dollar alternative investment manager and Norwegian Cruise Lines. Mr. Rowan is a founding member and serves on the executive committee of the Youth Renewal Fund and also serves on the board of directors of the National Jewish Outreach Program, Riverdale Country School and the Undergraduate Executive Board of The Wharton School.

Lynn Swann became a member of our board of directors in April 2008. Mr. Swann is president of Swann, Inc., a consulting firm specializing in marketing and communications and managing director of Diamond Edge Capital Partners, LLC, a New York based finance company. He also serves as a director on the Hershey Entertainment and Resorts Company Board and the H. J. Heinz Company.

Christopher Williams became a member of our board of directors in April 2008. Mr. Williams has been Chairman of the Board and Chief Executive Officer of Williams Capital Group, L.P., an investment bank, since 1994, and Chairman of the Board and Chief Executive Officer of Williams Capital Management, LLC, an investment management firm, since 2002. He was a director from November 2003 to January 2008, and was a member of the Audit Committee. He also serves as a director of The Partnership for New York City, the National Association of Securities Professionals, and Wal-Mart Stores, Inc.

Board Composition

Board Committees

Audit Committee. Prior to January 28, 2008, the Audit Committee was composed of Barbara T. Alexander, Stephen F. Bollenbach, Gary G. Michael and Christopher J. Williams. Each of these individuals had been determined by our Board to be independent and were designated as “audit committee financial experts.” After the closing of the Acquisition, the Audit Committee was reconstituted with two members: Karl Peterson and Eric Press. Christopher J. Williams was appointed to the Audit Committee in April 2008. In light of our status as a privately-held company and the absence of a public trading market for our common stock, our Board has not designated any member of the Audit Committee as an “audit committee financial expert.” Though not formally considered by our Board given that our securities are no longer registered or traded on any national securities exchange, based upon the listing standards of the New York Stock Exchange, the national securities exchange upon which our common stock was listed prior to the Acquisition, we do not believe that either of Messrs. Peterson or Press would be considered independent because of their relationships with certain affiliates of the Sponsors and other entities which hold 100% of our outstanding voting common stock, and other relationships with us.

Human Resources Committee. See “—Executive Compensation—Compensation Discussion and Analysis—Corporate Governance—Our Human Resources Committee”

Executive Committee. The Executive Committee consists of three members: Kelvin Davis, Marc Rowan and Gary Loveman. The Executive Committee has all the powers of our Board in the management of our business and affairs, including without limitation, the establishment of additional committees or subcommittees of our Board and the delegation of authority to such committees and subcommittees, and may act on behalf of our Board to the fullest extent permitted under Delaware law and our organizational documents. The Executive Committee serves at the pleasure of our Board and may act by a majority of its members, provided that at least one member affiliated with TPG or Apollo must approve any action of the Executive Committee.

Finance Committee. The Finance Committee consists of two members: Karl Peterson and Marc Rowan. The Finance Committee has been delegated management of our indebtedness and the indebtedness of our subsidiaries.

Code of Ethics

In February 2003, our Board adopted a Code of Business Conduct and Ethics that applies to our Chairman, Chief Executive Officer and President, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer and is intended to qualify as a “code of ethics” as defined by rules of the Securities and Exchange Commission. This Code, set forth as Exhibit 14 to this Report, is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

•	accountability for adherence to the Code.

Executive Compensation

Compensation Discussion and Analysis

Corporate Governance

Our Human Resources Committee. The Human Resources Committee (the “Committee” or “HRC”) serves as the Company’s compensation committee with the specific purpose of designing, approving, and evaluating the administration of the Company’s compensation plans, policies, and programs. The Committee ensures that compensation programs are designed to encourage high performance, promote accountability and align employee interests with the interests of the Company’s stockholders. The Committee is also charged with reviewing and recommending the compensation of the Chief Executive Officer and our other senior executives, including all of the named executive officers. The Committee operates under Harrah’s Entertainment, Inc. the Human Resources Committee Charter. The HRC Charter was last updated on April 15, 2008, and it is reviewed no less than once per year with any recommended changes provided to the Board of Directors of the Company (the “Board”) for approval.

As of September 30, 2009, the Committee comprised two members: Kelvin Davis and Marc Rowan. The qualifications of the Committee members stem from roles as corporate leaders, private investors, and board members of several large corporations. Their knowledge, intelligence, and experience in company operations, financial analytics, business operations, and understanding of human capital management enables the members to carry out the objectives of the Committee.

Until January 28, 2008 (the closing date of the Acquisition), the Committee was comprised of five members: Frank J. Biondi, Jr (Chair), Ralph Horn, R. Brad Martin, Robert G. Miller, and Boake A. Sells.

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee or to specified executives of the Company, except that it shall not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with (a) the exemptions under Section 16(b) of the Securities Exchange Act of 1934, or (b) Section 162(m) of the Internal Revenue Code.

In February 2009, the Board of Directors formed the 162(m) Plan Committee comprised of two members: Lynn C. Swann and Christopher J. Williams. The purpose of the 162(m) Plan Committee is to administer the Harrah’s Entertainment, Inc. 2009 Senior Executive Incentive Plan.

HRC Consultant Relationships. The Committee has the authority to engage services of independent legal counsel, consultants and subject matter experts in order to analyze, review, recommend and approve actions with regard to Board compensation, executive officer compensation, or general compensation and plan provisions. The Company provides for appropriate funding for any such services commissioned by the Committee. These consultants are used by the HRC for purposes of executive compensation review, analysis, and recommendations. The HRC has in the past, and expects to in the future, to engage external consultants for the purposes of determining Chief Executive Officer and other senior executive compensation.

2008 HRC Activity

During four meetings in 2008, as delineated in the Human Resources Committee Charter and as outlined below, the Committee performed various tasks in accordance with their assigned duties and responsibilities, including:

•

Chief Executive Officer Compensation: reviewed and approved corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluated the performance of the Chief Executive Officer in light of these approved corporate goals and objectives and established the equity compensation and annual bonus of the Chief Executive Officer based on such evaluation.

•	Other Senior Executive Compensation: set base compensation, annual bonus and equity compensation for all senior executives, which included an analysis relative to our competition peer group.

•

Executive Compensation Plans: reviewed status of various executive compensation plans, programs and incentives, including the Annual Management Bonus Plan, the Company’s various deferred compensation plans and the Company’s various equity plans, and approved the 2009 Senior Executive Incentive Plan.

•	Committee Charter: reviewed and recommended a revised Human Resources Committee Charter.

•	Independent Director Compensation: reviewed and recommended compensation for the Company’s independent directors.

Roles in establishing compensation

Role of Human Resources Committee. The HRC has sole authority in setting the material compensation of the Company’s senior executives, including base pay, incentive pay (bonus) and equity awards. The HRC receives information and input from senior executives of the Company and outside consultants (as described below) to help establish these material compensation determinations, but the HRC is the final arbiter on these decisions.

Role of company executives in establishing compensation. When determining the pay levels for the Chief Executive Officer and our other senior executives, the Committee solicits advice and counsel from internal as well as external resources. Internal Company resources include the Chief Executive Officer, Senior Vice

President of Human Resources and Vice President of Compensation, Benefits, and Human Resource Systems and Services. The Senior Vice President of Human Resources is responsible for developing and implementing the Company’s business plans and strategies for all companywide human resource functions, as well as day-to-day human resources operations. The Vice President of Compensation and Human Resource Systems and Services is responsible for the design, execution, and daily administration of the Company’s compensation, benefits, and human resources shared-services operations. Both of these Human Resources executives attend the HRC meetings and act as a source of informational resources and serve in an advisory capacity. The Corporate Secretary is also in attendance at each of the HRC meetings and oversees the legal aspects of the Company’s executive compensation plans, updates the Committee regarding changes in laws and regulations affecting the Company’s compensation policies, and records the minutes of each HRC meeting. The Chief Executive Officer also attends HRC meetings.

In 2008, the HRC communicated directly with the Chief Executive Officer and top Human Resources executives in order to obtain external market data, industry data, internal pay information, individual and Company performance results, and updates on regulatory issues. The HRC also delegated specific tasks to the Human Resources executives in order to facilitate the decision making process and to assist in the finalization of meeting agendas, documentation, and compensation data for HRC review and approval.

The Chief Executive Officer annually reviews the performance of our senior executives and, based on these reviews, recommends to the HRC compensation for all senior executives, other than his own compensation. The HRC, however, has the discretion to modify the recommendations and makes the final decisions regarding material compensation to senior executives, including base pay, incentive pay (bonus), and equity awards.

Role of outside consultants in establishing compensation. The Company’s internal Human Resources executives regularly engage outside consultants related to the Company’s compensation policies. Standing consulting relationships are held with several global consulting firms specializing in executive compensation, human capital management, and board of director pay practices. During 2008, the services engaged for the Human Resources Committee as set forth below:

1.	Watson Wyatt Worldwide provided us with the development of the premium-equivalents for the Company’s self-insured medical, dental, vision, and short term disability plans, recommended appropriate reserves for these plans, and reported on the plans’ financial performance. In addition, they served as a consultant on plan design, compliance, strategy, and vendor management for these plans.

2.	Mercer Human Resources Consulting was retained by the Savings & Retirement Plan (401k) and Executive Deferred Compensation Plan Investment Committees to advise these Committees on investment management performance, monitoring, investment policy development, and investment manager searches. Mercer also provides plan design, compliance, and operational consulting for the Company’s qualified defined contribution plan and non-qualified deferred compensation plans.

The consultants provided the information described above to the Company’s compensation and benefits departments to help formulate information that is then provided to the HRC. The consultants did not interact with each other in 2008, as they each work on discrete areas of compensation.

Objectives of Compensation Programs

The Company’s executive compensation program is designed to achieve the following objectives:

•	align our rewards strategy with our business objectives, including enhancing stockholder value and customer satisfaction,

•	support a culture of strong performance by rewarding employees for results,

•	attract, retain and motivate talented and experienced executives, and

•	foster a shared commitment among our senior executives by aligning the Company’s and their individual goals.

These objectives are ever present and are at the forefront of our compensation philosophy and all compensation design decisions.

Compensation Philosophy

The Company’s compensation philosophy provides the foundation upon which all compensation programs are built. Our goal is to compensate our executives with a program that rewards loyalty, results-driven individual performance, and dedication to the organization’s overall success. These principles define our compensation philosophy and are used to align our compensation programs with our business objectives. Further, the HRC specifically outlines in its charter the following duties and responsibilities in shaping and maintaining the Company’s compensation philosophy:

•	Assess whether the components of executive compensation support the Company’s culture and business goals;

•	Consider the impact of executive compensation programs on stockholders;

•	Consider issues and approve policies regarding qualifying compensation for executives for tax deductibility purposes;

•	Approve the appropriate balance of fixed and variable compensation; and

•	Approve the appropriate role of performance based and retention based compensation.

The executive compensation program rewards our executives for their contributions in achieving the Company’s mission of providing outstanding customer service and attaining strong financial results, as discussed in more detail below. The Company’s executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of the Company’s stockholders.

Various Company policies are in place to shape our executive pay plans, including:

•	Salaries are linked to competitive factors, internal equity, and can be increased as a result of successful job performance;

•	The annual bonus program is competitively based and provides incentive compensation based on our financial performance;

•	Long-term compensation is tied to enhancing stockholder value and to our financial performance; and

•	Qualifying compensation paid to senior executives is designed to maximize tax deductibility, where possible.

The executive compensation practices are to compensate executives primarily on performance, with a large portion of potential compensation at risk. In the past, the HRC has set senior executive compensation with two driving principals in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, historically the HRC has set our senior executive compensation so that at least 50% of our senior executives’ total compensation be at risk based on these objectives.

Compensation Program Design

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short and long-term payment structures in order to recognize and reward executives for their contributions to the Company today and in the future.

The table below reflects our short-term and long-term executive compensation programs:

Short-term	Long-term
Fixed and Variable Pay	Variable Pay
Base Salary	Equity Awards
Annual Management Bonus Plan	Executive Supplemental Savings Plan II
2009 Senior Executive Incentive Plan

The Company continually assesses and evaluates the internal and external competitiveness for all components of the executive compensation program. Internally, we look at critical and key positions that are directly linked to the profitability and viability of the Company. We ensure that the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. We believe the appropriate ratio of Chief Executive Officer compensation compared to other senior executives ranges from 2:1 on the low end to 6:1 on the high end. These ratios are merely a reference point for the HRC in setting the compensation of our Chief Executive Officer, and were set after reviewing the job responsibilities of our Chief Executive Officer versus other senior executives and market practice. Internal equity is based on qualitative job evaluation methods, span of control, required skills and abilities, and long-term career growth opportunities. Externally, benchmarks are used to provide guidance and to ensure that our ability to attract, retain and recruit talented senior executives is intact. Due to the highly competitive nature of the gaming industry as well as the competitiveness across industries for talented senior executives, it is important for our pay plans to provide us the ability to internally develop executive talent, as well as recruit highly qualified senior executives.

External competitiveness is reviewed with the help of outside consultants and measured by data gathered from published executive compensation surveys and proxy data from peer companies. We define our peer group as one which operates under similar business conditions as the Company’s, such as large gaming companies, hotel and lodging companies and large companies in the consumer services industries. We did not do a formal peer review in 2008 or in 2007, but the companies comprising our peer group for 2006 were:

• American Real Estate Partners, L.P.	• Las Vegas Sands Corp.

• Aramark Corporation	• Marriott International, Inc.

• Boyd Gaming Corporation	• MGM MIRAGE

• Carnival Corporation	• Penn National Gaming, Inc.

• CBS Corporation	• Starbucks Corporation

• The DIRECTV Group, Inc.	• Starwood Hotels & Resorts Worldwide, Inc.

• GTECH Holdings Corporation	• Station Casinos, Inc.

• Hilton Hotels Corporation	• Wynn Resorts, Limited.

• IAC/InteractiveCorp	• YUM! Brands

• International Game Technology

When used in 2006, median revenue and market capitalization for the 19 peer companies listed above are $6 billion and $12 billion, respectively. The Company’s revenue and market capitalization each fell at the 68th percentile of the peer group in 2006.

The peer group is used to benchmark senior executive compensation, which includes base salary, bonus, and long-term incentive pay. Each compensation element is considered individually and as a portion of total compensation, particularly when applying marketing data, which means that if one element is under or over our target market position, a corresponding adjustment does not necessarily take place if the executive’s total compensation is positioned competitively. The Company targets its senior executive total direct compensation or

“TDC” (base + bonus + long-term incentive opportunity) at the 75 – 90th percentile of the peer group. In June 2006, a TDC analysis was conducted in conjunction with Watson Wyatt Worldwide and the findings showed that we were within our 75 – 90th percentile range in base pay, bonus, long-term compensation, and total compensation. We target at the higher end of the market due to the competitive environment of the gaming industry, our goal to attract the most talented executives, and to support our efforts of retaining our executives for long-term business success.

The overall design of the executive compensation program and the elements thereof is a culmination of years of development and compensation plan design adjustments. Each year the plans are reviewed for effectiveness, competitiveness, and legislative compliance. The current plans have been put into place with the approval of the HRC and in support of the principles of the compensation philosophy and objectives of the Company’s pay practices and policies.

Although no formal peer review was performed by the Committee in 2008, the Company’s Human Resources department continually monitors the Company’s senior executive compensation and measures it against that of other gaming, leisure and entertainment companies.

Impact of Performance on Compensation

The impact of individual performance on compensation is present in base pay merit increases, setting the annual bonus plan payout percentages as compared to base pay, and the amount of equity awards granted. The impact of the Company’s financial performance and customer satisfaction is present in the calculation of the annual bonus payment and the intrinsic value of equity awards. Supporting a performance culture and providing compensation that is directly linked to outstanding individual and overall financial results is at the core of the Company’s compensation philosophy and human capital management strategy.

For senior executives, the most significant compensation plans that are directly affected by the attainment of performance goals are the Annual Management Bonus Plan and 2005 Senior Executive Incentive Plan. The bonus plan performance criteria, target percentages, and plan awards under the 2005 Senior Executive Incentive Plan were set in February 2008 and the bonus plan performance criteria, target percentages, and plan awards under the Annual Management Bonus Plan were set in April 2008 for the bonus payments for fiscal 2008 (paid in 2009). The financial measurements used to determine the bonus under the Annual Management Bonus Plan are adjusted EBITDA and corporate expense. The non-financial measurement used to determine plan payments is customer satisfaction. The financial measure for the 2005 Senior Executive Incentive Plan is earnings before interest, taxes, depreciation and amortization (EBITDA), as more fully described below.

Based on performance goals set by the HRC each year, there are minimum requirements that must be met in order for a bonus plan payment to be provided. Just as bonus payments are increased as performance goals are exceeded, results falling short of goals reduce or eliminate bonus payments. In order for senior executives to receive a bonus, a minimum attainment of 80% of financial and customer satisfaction scores approved by the HRC must be met. The 2008 requirements were approved by the HRC in April 2008.

Elements of Compensation

Elements of Active Employment Compensation and Benefits

The total direct compensation mix for each Named Executive Officer (“NEO”) varies. For our Chief Executive Officer, the allocation for 2008 was 40% for base salary and 60% for annual bonus. For the other NEOs in 2008, the average allocation was 53% for base salary and 47% for annual bonus. Each compensation element is considered individually and as a component within the total compensation package. In reviewing each element of our senior executive’s compensation, the HRC reviews peer data, internal and external benchmarks, the performance of the Company over the past 12 months (as compared to the Company’s internal plan as well as compared to other gaming companies) and the executive’s individual performance. Prior compensation and wealth accumulation is considered when making decisions regarding current and future compensation; however, it has not been a decision point used to cap a particular compensation element.

Base Salary

Salaries are reviewed each year and increases, if any, are based primarily on an executive’s accomplishment of various performance objectives and salaries of executives holding similar positions within the peer group, or within our Company. Adjustments in base salary may be attributed to one of the following:

•

Merit: increases in base salary as a reward for meeting or exceeding objectives during a review period. The size of the increase is directly tied to pre-defined and weighted objectives (qualitative and quantitative) set forth at the onset of the review period. The greater the achievement in comparison to the goals, generally, the greater the increase. Merit increases can sometimes be distributed as lump-sum bonuses rather than increasing base salary.

•	Market: increases in base salary as a result of a competitive market analysis, or in coordination with a long term plan to pay a position at a more competitive level.

•	Promotional: increases in base salary as a result of increased responsibilities associated with a change in position.

•	Additional Responsibilities: increases in base salary as a result of additional duties, responsibilities, or organizational change. A promotion may be, but, is not necessarily involved.

•	Retention: increases in base salary as a result of a senior executive’s being recruited by or offered a position by another employer.

All of the above reasons for base salary adjustments for senior executives must be approved by the HRC and are not guaranteed as a matter of practice or in policy.

Our Chief Executive Officer and other NEO’s did not receive an increase in base salary in 2008 due to the general economic environment. In February 2009, the Company implemented a 5% reduction in base salary for management employees, including the NEO’s.

Senior Executive Incentive Plan

The 2005 Senior Executive Incentive Plan was approved by the Company’s stockholders in 2004 to provide participating executives with incentive compensation based upon the achievement of pre-established performance goals. The 2005 Senior Executive Incentive Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the tax deductibility by the Company of compensation paid to executive officers named in the Summary Compensation Table to $1 million. The Committee approves which officers will participate each calendar year prior to, or at the time of, establishment of the performance objectives for a calendar year. In 2008, Messrs. Loveman, Atwood and Halkyard participated in the 2005 Senior Executive Incentive Plan. The 2005 Senior Executive Incentive Plan’s objective for 2008 was based on the Company’s EBITDA. Under the 2005 Senior Executive Incentive Plan, EBITDA is adjusted for the following income statement line items: write-downs, reserves and recoveries, project opening costs, and any gain or loss on early extinguishment of debt. Bonus amounts were set at 0.5% of EBITDA.

The Committee has discretion to decrease bonuses under the 2005 Senior Executive Incentive Plan and it has been the Committee’s practice to decrease the bonuses by reference to the achieved performance goals and bonus formulas used under the Annual Management Bonus Plan discussed below. No Senior Executive Incentive Plan bonuses were awarded to our NEOs in 2009 for 2008 performance under the 2005 Senior Executive Incentive Plan.

In December 2008, the Harrah’s Entertainment, Inc. 2009 Senior Executive Incentive Plan was approved by the HRC and our sole voting stockholder, to be effective January 1, 2009. The 2009 Senior Executive Incentive Plan replaces the 2005 Senior Executive Incentive Plan. The awards granted pursuant to the 2009 Plan are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Eligibility to participate in the 2009 Senior Executive Incentive Plan is limited to senior executives of Harrah’s and its subsidiaries who are or at some future date may be, subject to Section 16 of the Securities Exchange Act of 1934, as amended. The 162(m) Plan Committee has selected the 2009 Senior Executive Incentive Plan participants for each performance period. The 2009 Senior Executive Incentive Plan’s performance goal will be based upon Harrah’s EBITDA. The 162(m) Plan Committee set criteria of .5% of EBITDA for 2009 in March 2009. Subject to the foregoing and to the maximum award limitations, no awards will be paid for any period unless Harrah’s achieves positive EBITDA.

The 162(m) Plan Committee has determined that Messrs. Loveman, Halkyard and other executive officers will participate in the 2009 Senior Executive Incentive Plan for the year 2009. As noted above, the 162(m) Plan Committee has authority to reduce bonuses earned under the 2009 Senior Executive Incentive Plan and also has authority to approve bonuses outside of the 2009 Senior Executive Incentive Plan to reward executives for special personal achievement.

Annual Management Bonus Plan

The Annual Management Bonus Plan (the “Bonus Plan”) provides the opportunity for the Company’s senior executives and other participants to earn an annual bonus payment based on meeting corporate financial and non-financial goals. These goals are set at the beginning of each fiscal year by the HRC. Under the Bonus Plan, the goals can pertain to operating income, pretax earnings, return on sales, earnings per share, a combination of objectives, or another objective approved by the Committee. For Messrs. Jenkin, Payne and Tolosa, who participated in the Bonus Plan for 2008, the objectives also include Adjusted EBITDA and customer satisfaction for their respective divisions. The goals may change annually to support the Company’s short or long-term business objectives. For the 2008 plan year, the plan’s goal consisted of a combination of Adjusted EBITDA, corporate expense, and customer satisfaction improvement. Although officers that participated in the 2005 Senior Executive Incentive Plan during 2008 do not participate in the Bonus Plan, goals are set for all officers under this plan. The measurement used to gauge the attainment of these goals is called the “corporate score.”

For 2008, financial goals are comprised of these separate measures, representing up to 90 percent of the corporate score.

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Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA): This is a common measure of company performance in the gaming industry and as bases for valuation of gaming companies and, in the case of Adjusted EBITDA, as a measure of compliance with certain debt covenants. Adjusted EBITDA comprised 70% of the corporate score for 2008, and was set at $3,106 million for 2008.

•

Corporate Expense: In the current recessionary environment, it is important for the Company to match decreased revenues with expenses. Corporate expense comprised 20% of the corporate score for 2008, and was set at $449 million for 2008.

Non-financial goals consist of one key measurement: customer satisfaction. We believe we distinguish ourselves from competitors by providing excellent customer service. Supporting our property team members who have daily interaction with our external customers is critical to maintaining and improving guest service. Customer satisfaction is measured by surveys taken by a third party of our loyalty program (Total Rewards) customers. These surveys are taken weekly across a broad spectrum of customers. Customers are asked to rate our casinos performance using a simple A-B-C-D-F rating scale. The survey questions focus on friendly/helpful and wait time in key operating areas, such as beverage service, slot services, Total Rewards, cashier services and hotel operation services.

Each of our casino properties works against an annual baseline defined by a composite of their performance in these key operating areas from the previous years. Customer satisfaction comprised 10% of the corporate score for 2008, and was set at 4% change from non-A to A scores for 2008.

In April 2008, the HRC determined the thresholds for the corporate score for 2008. Bonus plan payments would not be paid if Adjusted EBITDA is less than 80 percent of target, if corporate expense exceeds 20% or more of target or if there is less than a one percent shift in non-A to A customer satisfaction scores.

After the corporate score has been determined, a bonus matrix approved by the Committee provides for bonus amounts of participating executive officers and other participants that will result in the payment of a specified percentage of the participant’s salary if the target objective is achieved. This percentage of salary is adjusted upward or downward based upon the level of corporate score achievement.

In April 2005, the Committee reviewed a report on executive compensation that it commissioned from the Hay Group. Based on that report, the Committee approved an enhancement to the bonus target percentages for the Chief Executive Officer and other senior executives. This enhancement affects the target bonus percentages by applying a multiplier triggered by a corporate score of 1.1 or greater. The multiplier starts at 121% and caps at 250% for a corporate score of 1.1 and 1.5, respectively.

After the end of the fiscal year, the Chief Executive Officer assesses the Company’s performance against the financial and customer satisfaction targets set by the HRC. Taking into account the Company’s performance against the targets set by the HRC, the Chief Executive Officer will develop and recommend a performance score of 0 to 1.5 to the Committee.

The Committee has the authority under the Annual Management Bonus Plan to adjust any goal or bonus points with respect to executive officers. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen. For 2008, the HRC reviewed the corporate score and elected not to approve any adjustments.

The 2008 corporate score of 0.0 was approved by the HRC in February 2009. However, our Divisional Presidents may earn bonuses based on the performance of the properties in their divisions. Messrs. Jenkin and Tolosa received no bonus for 2008 but Mr. Payne was paid a bonus—see Summary Compensation Table.

Equity Awards

As approved by stockholders in 2006, the Harrah’s Entertainment, Inc. Amended and Restated 2004 Equity Incentive Award Plan (2004 EIAP) promoted the success and enhanced the value of the Company by linking the personal interests of the members of the Board, employees, and senior executives to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders.

The 2004 EIAP was intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees. The 2004 EIAP provided for the grant of stock options, both incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards to eligible individuals.

Prior to the Acquisition, the annual grant process for all eligible employees took place during the summer HRC meeting. The actual timing of the annual grant process was driven by the natural building of pay elements as the year progresses (base, bonus, and then equity). In the first and second quarters of the calendar year, the Company’s management team was heavily involved in performance reviews, corresponding merit increases, and bonus payments. During the second and third quarters, the Company focused on the equity grants. The second reason for the timing of grants was simply a product of the work load throughout the year, and with a summer equity grant date the administrative burden placed on the Company could be more easily absorbed. Lastly, the timing of the equity grants corresponded with the annual review of base salary by the HRC for our Chief Executive Officer and the other senior executives of the Company. Grant approvals can also be placed on the HRC agendas through the year, if necessary or appropriate. All equity grant dates coincide with the date the award is approved by the HRC, and as prescribed by the 2004 EIAP, the grant price is the average of the high and low price on the date prior to grant.

Historically, the HRC approved the award grants after considering the recommendations made by the Chief Executive Officer for senior executives, and determined the grant size for the Chief Executive Officer. Generally, historically, the size of an equity grant was based on a target percent of base pay, but was adjusted higher or lower from the target percent based on individual performance, job responsibilities, and expected future performance. The Committee determined awards that it believed would be suitable for providing an adequate incentive for both performance and retention purposes. The dollar value of the award was determined by applying conventional methods for valuing equity awards. As a result of the Acquisition, all unvested awards under the 2004 EIAP (and all predecessor equity incentive plans) vested at the closing in January 2008. Except for options awarded under the 2004 EIAP that were rolled over into the post-acquisition Company by Mr. Loveman, participants in the 2004 EIAP (and all predecessor plans) received consideration in the Acquisition for their awards. Participants who held restricted shares pursuant to the 2004 EIAP Plan (and any predecessor plans) received $90.00 per share, less any applicable withholding taxes. Participants who held options or stock appreciation rights under the 2004 EIAP (and any predecessor plans) received a cash payment equal to the excess of (a) the product of the number of shares subject to such options or stock appreciation right and the $90.00 per share merger consideration, over (b) the aggregate exercise price of the options or stock appreciation right, less any applicable withholding taxes. As a result of the Acquisition, no further awards will be made under the 2004 EIAP or any predecessor equity incentive plan.

In February 2008, the Board of Directors approved and adopted the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Equity Plan”). The purpose of the Equity Plan is to promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of our business; to motivate management personnel by means of growth-related incentives to achieve long range goals; and to further the alignment of interests of participants with those of our stockholders.

In February 2008, the Board of Directors approved grants as follows to our named executive officers:

Executive	Number of Shares of Time Based Options	Number of Shares of Performance Based Options
Gary Loveman	466,729	549,224
Charles Atwood(1)	40,212	24,128
Jonathan Halkyard	51,417	30,688
Thomas Jenkin	68,785	41,270
John Payne	49,384	29,630
Carlos Tolosa	29,630	17,778

(1)	The option shares awarded to Mr. Atwood were cancelled upon his retirement in December 2008.

These “megagrants” are in lieu of regular annual equity awards, however, the HRC has discretion to make additional equity awards.

Except as described below, the time-based options noted above vest and become exercisable in equal increments of 20% on each of the first five anniversaries of the Acquisition. The time vested options have a strike price equivalent to fair market value on the date of grant (as determined reasonably and in good faith by the

Board of Directors). Messrs Atwood and Tolosa have time-based options which vest 50% at 18 months after the date of the Acquisition and 50% at the third anniversary of the Acquisition. Mr. Atwood’s options were cancelled upon his retirement in December 2008.

The performance-based options vest based on investment return to our stockholders. One-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to two times their amount invested (the “2X options”), and one-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to three times their amount invested (the “3X options”). In addition, the performance-based options may vest earlier at lower thresholds upon liquidity events prior to December 31, 2011, as well as pro-rata, in certain circumstances.

The combination of time and performance based vesting of the options is designed to compensate executives for long term commitment to the Company, while motivating sustained increases in our financial performance and helping ensure the stockholders have received an appropriate return on their invested capital.

Employment Agreements and Severance Agreements

We have entered into employment agreements with each of our NEO’s, and severance agreements with each of our NEO’s, other than Mr. Loveman. The severance agreements related to a change in control of the Company and were put in place prior to the Acquisition, and will expire by their terms on February 1, 2010. The HRC and the board of directors put these agreements in place in order to attract and retain the highest quality executives. At least annually, the Company’s compensation department reviews our termination and change in control arrangements against peer companies as part of its review of the Company’s overall compensation package for executives to ensure that it is competitive. The compensation department’s analysis is performed by reviewing each of our executives under several factors, including the individual’s role in the organization, the importance of the individual to the organization, the ability to replace the executive if he/she were to leave the organization, and the level of competitiveness in the marketplace to replace an executive while minimizing the affect to the on-going business of the Company. The compensation department presents its assessment to the Committee for feedback. The Committee reviews the information, and determines if changes are necessary to the termination and severance packages of our executives.

Policy Concerning Tax Deductibility

The HRC’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company. The Company’s 2005 Senior Executive Incentive Plan and the 2009 Senior Executive Incentive Plan are designed to comply with Section 162(m) of the Internal Revenue Code so that annual bonuses paid under these plans, if any, will be eligible for deduction by the Company. See “Senior Executive Incentive Plan” above.

Stock Ownership Requirements

In 2002, our board of directors adopted a policy requiring our executives to own shares of our common stock, excluding stock options or unvested restricted stock, having a value equal to or greater than an established multiple ranging between one times and three times the executive’s annual base salary. We maintained these guidelines in an effort to firmly align the interests of our executives with those of our stockholders and to ensure our executives maintained a significant stake in our long term performance. As a privately held company, we no longer have a policy regarding stock ownership.

Chief Executive Officer’s Compensation

The objectives of our Chief Executive Officer are approved annually by the Committee. These objectives are revisited each year. The objectives for 2008 were:

•	ensuring successful closure of “going private” transaction and smooth transition from a public to privately-held company;

•	developing and implementing the Company’s strategic direction;

•	meeting or improving financial targets by enhancing loyalty and marketing programs and increasing reductions in corporate expense;

•	fostering the Company’s commitment to financial integrity, legal and regulatory compliance, and ethical business conduct;

•	preserving and enhancing the Company’s leadership in promoting responsible gaming;

•	assuring customer satisfaction and loyalty through operational and service excellence and technological innovation

•	enhancing employee effectiveness by creating a high performance employee culture and removing layers in operating reporting structure; and

•	pursuing new development opportunities for the Company.

The Committee’s assessment of the Chief Executive Officer’s performance is based on a subjective review of performance against these objectives. Specific weights may be assigned to particular objectives at the discretion of the Committee, and those weightings, or more focused objectives are communicated to the Chief Executive Officer at the time the goals are set forth. However, no specific weights were set against the Chief Executive Officer’s objectives in 2008.

As Chief Executive Officer, Mr. Loveman’s base salary was based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the hospitality, gaming, entertainment, restaurant and retail industries. Merit increases in his salary are a subjective determination by the Committee, which bases its decision upon his prior year’s performance versus his objectives as well as upon an analysis of competitive salaries. Although base salary increases are subjective, the Committee reviews Mr. Loveman’s base salary against peer groups, his roles and responsibilities within the Company, his contribution to the Company’s success and his individual performance against his stated objective criteria.

The Committee used the 2005 Senior Executive Incentive Plan to determine the Chief Executive Officer’s bonus for 2008. Under this plan, bonus is based on the Company achieving a specific financial objective. For 2008, the objective was based on the Company’s EBITDA, as more fully described above. The HRC has discretion to reduce bonuses (as permitted by Section 162(m) of the Internal Revenue Code), and it is the normal practice of the Committee to reduce the Chief Executive Officer’s bonus by reference to the achievement of performance goals and bonus formulas used under the Annual Management Bonus Plan. For 2008, the Committee made the determination not to award a bonus to the Chief Executive Officer.

Mr. Loveman’s salary, bonus and equity awards differ from those of our other named executive officers in order to (a) keep Mr. Loveman’s compensation in line with Chief Executive Officer’s of other gaming, hotel and lodging companies, as well as other consumer oriented companies, (b) compensate him for the role as the leader and public face of the Company and (c) compensate him for attracting and retaining the Company’s senior executive team.

Personal Benefits and Perquisites

During 2008, all of our NEOs received a financial counseling reimbursement benefit, and were eligible to participate in the Company’s deferred compensation plan, the Executive Supplemental Savings Plan II, and the

Company’s health and welfare benefit plans, including the Harrah’s Savings and Retirement Plan. The NEOs also received matching amounts from the Company pursuant to the plan documents, which are the same percentages of salary for all employees eligible for these plans. Amounts received by each NEO pursuant to these benefits are included in the “Summary Compensation Table” set forth herein.

Additionally, we provided for Mr. Loveman’s personal use of company aircraft at certain times during 2008. Lodging expenses were incurred by Mr. Loveman for use of his Las Vegas-based residence. We also provided security for Mr. Loveman and his family. The decision to provide Mr. Loveman with the personal security benefit was prompted by the results of an analysis provided by an independent professional consulting firm specializing in executive safety and security. Based on these results, the HRC approved personal security services to Mr. Loveman and his family.

These perquisites are more fully described in the “Summary Compensation Table” set forth herein.

Our use of perquisites as an element of compensation is limited. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Under the Company’s group life insurance program, senior executives, including the NEOs, are eligible for an employer provided life insurance benefit equal to three times their base annual salary, with a maximum benefit of $5.0 million. Mr. Loveman is provided with a life insurance benefit of $3.5 million under our group life insurance program and additional life insurance policies with a benefit of $2.5 million.

In addition to group long-term disability benefits, the Chief Executive Officer and all other NEOs are covered under a Company-paid individual long-term disability insurance policy paying an additional $5,000 monthly benefit. Mr. Loveman is also eligible for additional supplemental long-term disability policies with a monthly benefit of $60,000, subject to insurability.

Elements of Post-Employment Compensation and Benefits

Employment Arrangements

Chief Executive Officer. Mr. Loveman entered into a new employment agreement on January 28, 2008 (as amended to date), which provides that Mr. Loveman will serve as Chief Executive Officer and President until January 28, 2013, and the agreement shall extend for additional one year terms thereafter unless terminated by the Company or Mr. Loveman at least 60 days prior to each anniversary thereafter. Additionally, pursuant to the agreement, Mr. Loveman received a grant of stock options pursuant to the Equity Plan (described above). Mr. Loveman’s annual salary is $2,000,000, subject to annual merit reviews by the Human Resources Committee. In February 2009, Mr. Loveman agreed to reduce his salary to $1,900,000 as part of a broader management reduction of salaries.

Pursuant to his employment agreement, Mr. Loveman is entitled to participate in the annual incentive bonus compensation programs with a minimum target bonus of 1.5 times his annual salary. In addition, the agreement entitles Mr. Loveman to an individual long-term disability policy with a $180,000 annual maximum benefit and an individual long term disability excess policy with an additional $540,000 annual maximum benefit, subject to insurability.

Mr. Loveman is also entitled to life insurance with a death benefit of at least three times the greater of his base annual salary and $2,000,000. In addition, Mr. Loveman is entitled to financial counseling reimbursed by the Company, up to $50,000 per year. The agreement also requires Mr. Loveman, for security purposes, to use the Company’s aircraft, or other private aircraft, for himself and his family for business and personal travel. The agreement also provides that Mr. Loveman will be provided with accommodations while performing his duties in

Las Vegas, and the Company will also pay Mr. Loveman a gross-up payment for any taxes incurred for such accommodations. Our Board can terminate the employment agreement with or without cause, and Mr. Loveman can resign, at any time.

If the Company terminates the agreement without cause, or if Mr. Loveman resigns for good reason:

•	Mr. Loveman will be paid, in equal installments over a 24-month period, two times the greater of his annual salary and $2,000,000 plus his target bonus;

•	Mr. Loveman will continue to have the right to participate in Company benefit plans (other than bonus and long-term incentive plans) for a period of two years beginning on the date of termination; and

•	his pro-rated bonus (at target) for the year of termination.

“Cause” is defined under the agreement as:

(i)	the willful failure of Mr. Loveman to substantially perform his duties with the Company or to follow a lawful reasonable directive from the Board of Directors of the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Loveman by the Board which specifically identifies the manner in which the Board believes that Mr. Loveman has willfully not substantially performed his duties or has willfully failed to follow a lawful reasonable directive and Mr. Loveman is given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure, if curable.

(ii)	(a) any willful act of fraud, or embezzlement or theft by Mr. Loveman, in each case, in connection with his duties under the employment agreement or in the course of his employment or (b) Mr. Loveman’s admission in any court, or conviction of, or plea of novo contender to, a felony that could reasonably be expected to result in damage to the business or reputation of the Company.

(iii)	Mr. Loveman being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nevada, New Jersey, New York, or North Carolina.

(iv)	(x) Mr. Loveman’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company, or (y) a final judicial order or determination prohibiting Mr. Loveman from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange.

“Good Reason” shall mean, without Mr. Loveman’s express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (a), (d), (e), (f), or (g) such circumstances are fully corrected prior to the date of termination specified in the written notice given by Mr. Loveman notifying the Company of his resignation for Good Reason:

(a)	The assignment to Mr. Loveman of any duties materially inconsistent with his status as Chief Executive Officer of the Company or a material adverse alteration in the nature or status of his responsibilities, duties or authority;

(b)	The requirement that Mr. Loveman report to anyone other than the Board;

(c)	The failure of Mr. Loveman to be elected/re-elected as a member of the Board;

(d)	A reduction by the Company in Mr. Loveman’s annual base salary of Two Million Dollars ($2,000,000.00), as the same may be increased from time to time pursuant by the HRC;

(e)

The relocation of the Company’s principal executive offices from Las Vegas, Nevada, to a location more than fifty (50) miles from such offices, or the Company’s requiring Mr. Loveman either: (i) to be based anywhere other than the location of the Company’s principal offices in Las Vegas (except for required travel on the Company’s business to an extent substantially consistent with Mr. Loveman’s present business travel obligations); or (ii) to relocate his primary residence from Boston to Las Vegas;

(f)	The failure by the Company to pay to Mr. Loveman any material portion of his current compensation, except pursuant to a compensation deferral elected by Mr. Loveman, or to pay to Mr. Loveman any material portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

(g)	The failure by the Company to continue in effect compensation plans (and Mr. Loveman’s participation in such compensation plans) which provide benefits on an aggregate basis that are not materially less favorable, both in terms of the amount of benefits provided and the level of Mr. Loveman’s participation relative to other participants at Mr. Loveman’s grade level, to those in which Mr. Loveman is participating as of January 28, 2008;

(h)	The failure by the Company to continue to provide Mr. Loveman with benefits substantially similar to those enjoyed by him under the Savings and Retirement Plan and the life insurance, medical, health and accident, and disability plans in which Mr. Loveman is participating as of January 28, 2008, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Mr. Loveman of any material fringe benefit enjoyed by Mr. Loveman as of January 28, 2008, except as permitted by the employment agreement;

(i)	Delivery of a written Notice of non-renewal of the employment agreement by the Company to Mr. Loveman; or

(j)	The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

If the Company terminates the agreement for cause or Mr. Loveman terminates without good reason, Mr. Loveman’s salary will end as of the termination date.

After his employment with the Company terminates for any reason, Mr. Loveman will be entitled to participate in the Company’s group health insurance plans applicable to corporate executives, including family coverage, for his lifetime. The Company will pay 80% of the premium on an after-tax basis for this coverage, and Mr. Loveman will incur imputed taxable income equal to the amount of the Company’s payment. When Mr. Loveman becomes eligible for Medicare coverage, the Company’s group health insurance plan will become secondary, and Mr. Loveman will be eligible for the same group health benefits as normally provided to our other retired management directors. He will incur imputed taxable income equal to the premium cost of this benefit.

If a change in control were to occur during the term of Mr. Loveman’s employment agreement, and his employment was terminated involuntarily or he resigned for good reason within two years after the change in control, or if his employment was involuntarily terminated within six months before the change in control by reason of the request of the buyer, Mr. Loveman would be entitled to receive the benefits described above under termination without cause by the Company or by Mr. Loveman for good reason, except that (a) the multiplier would be three times (in lieu of two times) and (b) the payment would be in a lump sum (as opposed to over a 24 month period). In addition, if the payments are subject to a federal excise tax imposed on Mr. Loveman (the “Excise Tax”), the employment agreement requires the Company to pay Mr. Loveman an additional amount (the “Gross-Up Payment”) so that the net amount retained by Mr. Loveman after deduction of any Excise Tax on the change in control payments and all Excise Taxes and other taxes on the Gross-Up Payment, will equal the initial change in control payment, less normal taxes.

The agreement provides that Mr. Loveman will not compete with the Company or solicit employees to leave the Company above a certain grade level for a period of two years after termination of his active full time employment (which for this purpose does not include the salary continuation period).

Named Executive Officer Employment Arrangements

We also have employment agreements with our other NEOs and members of our senior management team, which provides for a base salary, subject to merit increases as our Human Resources Committee of the Board of Directors may approve. We entered into new employment agreements on February 28, 2008 with Charles L. Atwood, Jonathan S. Halkyard, Thomas M. Jenkin, John W. R. Payne and J. Carlos Tolosa. These new employment agreements superseded and replaced any prior employment agreements that these NEOs had with the Company. The agreements of Messrs. Atwood and Tolosa expire January 28, 2011; the agreements of Messrs. Jenkin, Halkyard, and Payne expire January 28, 2012. Below is a description of the material terms and conditions of these employment agreements. Mr. Atwood retired from the Company effective December 19, 2008 and Mr. Tolosa has announced that he will retire from the Company no later than January 31, 2010.

The agreement with each of Messrs. Atwood and Tolosa is for a term of three years beginning on the closing of the Acquisition and is automatically renewed for successive one year terms unless either the Company or the executive delivers a written notice of nonrenewal at least 60 days prior to the end of the term. The agreement with each of Messrs. Halkyard, Jenkin and Payne is for a term of four years beginning on the closing of the Acquisition and is automatically renewed for successive one year terms unless either the Company or the executive delivers a written notice of nonrenewal at least 60 days prior to the end of the term.

Pursuant to the employment agreements, the executives will receive base salaries as follows: Mr. Atwood, $1,300,000; Mr. Halkyard, $600,000; Mr. Jenkin, $1,200,000, Mr. Payne, $925,000 and Mr. Tolosa, $1,075,000. In February 2009, Messrs Halkyard, Jenkin, Payne and Tolosa agreed to reduce their respective base salaries by 5% as part of a broader management reduction of salaries. The HRC will review base salaries on an annual basis with a view towards merit increases (but not decreases) in such salary. In addition, each executive will participate in the Company’s annual incentive bonus program applicable to the executive’s position and shall have the opportunity to earn an annual bonus based on the achievement of performance objectives. In addition, the agreement provides for a stock option grant to be made following the effective date of the employment agreement with vesting based on both the passage of time and the achievement of performance objectives.

Each executive will be entitled to participate in benefits and perquisites at least as favorable to the executive as such benefits and perquisites currently available to the executives, group health insurance, long term disability benefits, life insurance, financial counseling, vacation, reimbursement of expenses, director and officer insurance and the ability to participate in the Company’s 401(k) plan. If (a) the executive attains age fifty (50) and, when added to his or her number of years of continuous service with the company, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds sixty-five (65), and at any time after the occurrence of both such events Executive’s employment is terminated and his employment then terminates either (1) without cause or (2) due to non-renewal of the agreement, or (b) the executive attains age fifty-five (55) and, when added to his number of years of continuous service with the company, including any period of salary continuation, the sum of his age and years of service equals or exceeds sixty-five (65) and Executive’s employment is terminated other than for cause, he will be entitled to lifetime coverage under our group health insurance plan. The executive will be required to pay 20% of the premium for this coverage and the Company will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if the executive competes with the Company.

In the event that the executive is terminated by the Company without cause (as defined in the severance agreement) or the executive resigns for good reason (as defined in the severance agreement) during the two year period following the date of the Acquisition, the executive’s severance agreement (described above under “Named Executive Officer Employment Arrangements—Severance Agreements”) will govern the executive’s severance benefits, if any, and the executive will be subject to the restrictive covenants set forth in the severance agreement, however, the executive shall retain the right to the retiree medical coverage described above.

Upon a termination without cause (as defined in the employment agreement and set forth below), a resignation by the executive for good reason (as defined in the employment agreement and set forth below) or upon the Company’s delivery of a non-renewal notice, the executive shall be entitled to his accrued but unused vacation, unreimbursed business expenses and base salary earned but not paid through the date of termination. In addition, the executive will receive a cash severance payment equal to 1.5 times his base salary payable in equal installments during the 18 months following such termination and pro-rated bonus for the year in which the termination occurs based on certain conditions. In the event that the executive’s employment is terminated by reason of his disability, he will be entitled to apply for the Company’s long term disability benefits, and, if he is accepted for such benefits, he will receive 18 months of base salary continuation offset by any long term disability benefits to which he is entitled during such period of salary continuation. Furthermore, during the time that the executive receives his base salary during the period of salary continuation, he will be entitled to all benefits. Payment of any severance benefits is contingent upon the execution of a general release in favor of the Company and its affiliates.

“Cause” under the employment agreements is defined as:

(i)	The willful failure of executive to substantially perform executive’s duties with the Company or to follow a lawful, reasonable directive from the Board or the chief executive officer of the Company (the “CEO”) or such other executive officer to whom executive reports (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to executive by the Board (or the CEO, as applicable) which specifically identifies the manner in which the Board (or the CEO, as applicable) believes that executive has willfully not substantially performed executive’s duties or has willfully failed to follow a lawful, reasonable directive;

(ii)	(A) Any willful act of fraud, or embezzlement or theft, by executive, in each case, in connection with executive’s duties hereunder or in the course of executive’s employment hereunder or (B) executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony;

(iii)	executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which the Company or Harrah’s Entertainment, Inc. conducts gaming operations;

(iv)	(A) executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company, or (B) a final judicial order or determination prohibiting executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange; or

(v)	A willful breach by executive of non competition provisions or confidentiality provisions of the agreement.

For purposes of definition, no act or failure to act on the part of executive, shall be considered “willful” unless it is done, or omitted to be done, by executive in bad faith and without reasonable belief that executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by executive in good faith and in the best interests of the Company. The cessation of employment of executive shall not be deemed to be for Cause unless and until executive has been provided with written notice of the claim(s) against him or her under the above provision(s) and a reasonable opportunity (not to exceed thirty (30) days) to cure, if possible, and to contest said claim(s) before the Board.

“Good Reason” under the employment agreements is defined as:

The occurrence, without executive’s express written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by executive notifying the Company of his or her intention to terminate his or her Employment for Good Reason:

(a)	A reduction by the Company in executive’s annual base salary, other than a reduction in base salary that applies to a similarly situated class of employees of the Company or its affiliates;

(b)	Any material diminution in the duties or responsibilities of executive as of the date of the employment agreement; provided that a change in control of the Company that results in the Company becoming part of a larger organization will not, in and of itself and unaccompanied by any material diminution in the duties or responsibilities of executive, constitute Good Reason;

(c)	(i) The failure by the Company to pay or provide to executive any material portion of his or her then current Base Salary or then current benefits under the employment agreement (except pursuant to a compensation deferral elected by executive) or (ii) the failure to pay executive any material portion of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers;

(d)	The Company’s requiring executive to be based anywhere other than Atlantic City or Las Vegas (except for required travel on the Company’s business to an extent substantially consistent with executive’s present business travel obligations); or

(e)	The Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

The executives each have covenants to not compete, not to solicit and not to engage in communication in a manner that is detrimental to the business. The executive’s “non-compete period” varies based on the type of termination that they executive has. If the executive has a voluntarily termination of employment with the Company without Good Reason, the non-compete period is 6 months, if the Company has terminated the executive’s employment without cause, or the executive has terminated for Good Reason, the Company has delivered a notice of non-renewal to the executive or if the executive’s employment terminates by reason of disability, the non-compete period is for 18 months, if the executive’s employment is terminated for cause, the non-compete period is for 6 months. The non-solicitation and non communication periods last for 18 months following termination. A breach of the non compete covenant will cause the Company’s obligations under the agreement to terminate. In addition, the executives each have confidentiality obligations.

Severance Agreements

We have entered into severance agreements with each of the NEOs, other than Mr. Loveman. The severance agreements relate to a change in control, which occurred pursuant to the definition of change in control in the severance agreements on January 28, 2008 as a result of the Acquisition. We believe these agreements reinforce and encourage the attention and dedication of our executives if they are faced with the possibility of a change in control of the Company that could affect their employment. The Severance Agreements of Messrs. Atwood, Jenkin, Halkyard and Tolosa became effective January 1, 2004. The Severance Agreement of Mr. Payne became effective January 1, 2007.

The severance agreements provide, under the circumstances described below, for a compensation payment (the “Compensation Payment”) of:

•

three times “annual compensation” (which includes salary and bonus (calculated as the average of the Executive’s annual bonuses for the three highest calendar years during the five calendar years preceding the calendar year in which the change in control occurred) amounts but excludes restricted stock vestings and compensation or dividends related to restricted stock, stock options or stock appreciation rights).

•	any bonus accrued for the prior year and pro-rata for the current year up to the date of termination.

•

an additional payment (the “Gross-Up Payment”) so that the net amount retained on the payments made under the Severance Agreement (“Severance Payments”) which are subject to a federal excise tax imposed on the executive (the “Excise Tax”) will equal the initial Severance Payments less normal taxes.

•	any bonus accrued for the prior year and pro-rata for the current year up to the date of termination.

•	life, accident and health insurance benefits for twenty four months substantially similar to those which the executive was receiving immediately prior to termination.

•	reasonable legal fees and expenses incurred by the executive as a result of termination.

The severance agreements entitle each of them to the Compensation Payment after a change in control if, within two years of the change in control, their employment is terminated without cause, or they resign with good reason, or if their employment is terminated without cause within six months before a change in control at the request of the buyer.

“Good Reason” is defined under the severance agreements as, without the executive’s express written consent, the occurrence after Change in Control of the Company, of any of the following circumstances unless such circumstances occur by reason of their death, disability or the executive’s voluntary termination or voluntary retirement, or, in the case of paragraphs (i), (ii), (iii), (iv) or (v), such circumstances are fully corrected prior to the date of termination, respectively, given in respect thereof:

(i)	The assignment to executive of any duties materially inconsistent with his status immediately prior to the Change in Control or a material adverse alteration in the nature or status of his or her responsibilities;

(ii)	A reduction by the Company in executive’s annual base salary as in effect on the date of the severance agreement or as the same may have been increased from time to time;

(iii)	The relocation of the Company’s executive offices where executive is located just prior to the Change in Control to a location more than fifty (50) miles from such offices, or the Company’s requiring executive to be based anywhere other than the location of such executive offices (except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations during the year prior to the Change in Control);

(iv)	The failure by the Company to pay to executive any material portion of current compensation, except pursuant to a compensation deferral elected by executive required by agreement, or to pay any material portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

(v)	Except as permitted by any agreement, the failure by the Company to continue in effect any compensation plan in which executive is participating immediately prior to the Change in Control which is material to executive’s total compensation, including but not limited to, the Company’s annual bonus plan, the ESSP, or the Stock Option Plan or any substitute plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants at grade level;

(vi)	The failure by the Company to continue to provide executive with benefits substantially similar to those enjoyed by executive under the Savings and Retirement Plan and the life insurance, medical,

health and accident, and disability plans in which executive is participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive executive of any material fringe benefit enjoyed by executive at the time of Change in Control;

(vii)	The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or

(viii)	Any purported termination of executive’s employment by the Company which is not effected pursuant to a notice of termination satisfying the requirements set forth in the severance agreement.

A Change in Control is defined in the Severance Agreements as the occurrence of any of the following:

1.	any person becomes the beneficial owner of 25% or more of our then outstanding voting securities, regardless of comparative voting power of such securities;

2.	within a two-year period, members of the Board of Directors at the beginning of such period and their approved successors no longer constitute a majority of the Board;

3.	the closing of a merger or other reorganization where the voting securities of the Company prior to the merger or reorganization represent less than a majority of the voting securities after the merger or consolidation; or

4.	stockholder approval of the liquidation or dissolution of the Company.

In addition to payments described above, under the severance agreements, NEOs receive accelerated vesting of certain stock options, or if the executive’s employment terminates subsequent to a change in control or within six months before the change in control by request of the buyer, accelerated vesting of all options (“Accelerated Payments”). Any unvested restricted stock and stock options granted prior to 2001 vested automatically upon a change in control regardless of whether the executive is terminated, as will any stock options granted in 2001 or later which are not assumed by the acquiring company. All unvested stock options granted in 2001 and later, including those assumed by the acquiring company, will vest if the executive becomes eligible for a Compensation Payment. At the election of the Company, the Company may “cash out” all or part of the executive’s outstanding and unexercised options, with the cash payment based upon the higher of the closing price of the Company’s common stock on the date of termination and the highest per share price for Company common stock actually paid in connection with any change in control. The Acquisition constituted a Change in Control under the Severance Agreements and all equity awards held by Messrs. Atwood, Jenkin, Halkyard, Payne and Tolosa were cancelled and cashed-out at the merger consideration of $90.00 per share (less applicable exercise prices and withholding taxes).

None of the executives is entitled to the Compensation Payment after a change in control if their termination is (i) by the Company for cause, or (ii) voluntary and not for good reason (as defined above).

For purposes of the severance agreements, “Cause” shall mean:

(i)	willful failure to perform substantially duties or to follow a lawful reasonable directive from a supervisor or the Board, as applicable, (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered by a supervisor or the Board, as applicable, which specifically identifies the manner in which a supervisor or the Board, as applicable, believe that the executive has not substantially performed his or her duties or to follow a lawful reasonable directive and you are given a reasonable opportunity (not to exceed thirty (30 days) to cure any such failure to substantially perform, if curable;

(ii)	(A) any willful act of fraud, or embezzlement or theft, in each case, in connection with the executive’s duties to the Company of in the course of employment with the Company or (B) admission in any court, or conviction of, a felony involving moral turpitude, fraud, or embezzlement, theft or misrepresentation, in each case against the Company;

(iii)	being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nevada, New Jersey, New York and North Carolina;

(iv)	(A) willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes Oxley Act of 2002 if applicable, provided that such violation or noncompliance resulted in material economic harm to the Company, or (B) a final judicial order of determination prohibiting the executive from service as an officer pursuant to the Securities Exchange Act of 1934 and the rules of the New York Stock Exchange.

If an executive officer becomes entitled to payments under a severance agreement (“Severance Payments”) which is subject to a federal excise tax imposed on the executive (the “Excise Tax”), the severance agreements require the Company to pay the executive an additional amount (the “Gross-Up Payment”) so that the net amount retained by the executive after deduction of any Excise Tax on the Severance Payments and all Excise Taxes and other taxes on the Gross-Up Payment, will equal the initial Severance Payments less normal taxes.

Each severance agreement has a term of one calendar year and is renewed automatically each year starting January 1 unless we give the executive six months notice of non-renewal. In cases where a potential change in control (as defined) has occurred or the non-renewal is done in contemplation of a potential change in control, we must give the executive one year’s notice. Each severance agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred. Therefore, since the Acquisition was a change in control under the severance agreement, each NEOs severance agreement shall continue in effect until February 1, 2010.

Deferred Compensation Plans

The Company has one deferred compensation plan, the Executive Supplemental Savings Plan II (“ESSP II”), currently active, although there are five other plans that contain deferred compensation assets: Harrah’s Executive Deferred Compensation Plan (“EDCP”), the Harrah’s Executive Supplemental Savings Plan (“ESSP”), Harrah’s Deferred Compensation Plan, the Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan, and the Caesars World, Inc. Executive Security Plan.

Further deferrals into the EDCP were terminated in 2001 when the HRC approved the ESSP, which permitted certain key employees, including executive officers, to make deferrals of specified percentages of salary and bonus. No deferrals were allowed after December 2004 into ESSP, and the Company approved the ESSP II, which complies with the American Jobs Creation Act of 2004 and allowed deferrals starting in 2005. ESSP II, similar to ESSP, allows participants to choose from a selection of varied investment alternatives and the results of these investments will be reflected in their deferral accounts. To assure payment of these deferrals, a trust fund was established similar to the escrow fund for the EDCP. The trust fund is funded to match the various types of investments selected by participants for their deferrals.

ESSP and ESSP II do not provide a fixed interest rate, as the EDCP does, and therefore the market risk of plan investments is borne by participants rather than the Company. To encourage EDCP participants to transfer their account balances to the ESSP thereby reducing the Company’s market risk, the Company approved a program in 2001 that provided incentives to a limited number of participants to transfer their EDCP account balances to the ESSP. Under this program, a currently employed EDCP participant who was five or more years away from becoming vested in the EDCP retirement rate, including any executive officers who were in this group, received an enhancement in his or her account balance if the participant elected to transfer the account balance to the ESSP. The initial enhancement was the greater of (a) twice the difference between the participant’s termination account balance and retirement account balance, (b) 40% of the termination account balance, not to exceed $100,000, or (c) four times the termination account balance not to exceed $10,000. Upon achieving eligibility for the EDCP retirement rate (age 55 and 10 years of service), the participant electing this program will receive an additional enhancement equal to 50% of the initial enhancement. Pursuant to the ESSP, the additional enhancement vested upon the closing of the Acquisition. Mr. Loveman elected to participate in this enhancement program, and therefore no longer has an account in the EDCP.

Messrs. Atwood, Jenkin and Tolosa maintained balances in the EDCP during 2008. The accounts for Messrs. Atwood and Tolosa were distributed as of May 31, 2008. Under the EDCP, the executive earns the retirement rate under the EDCP if he attains (a) specified age and service requirements (55 years of age plus 10 years of service or 60 years of age) or (2) attains specified age and service requirements (is at least 50 years old, and when added to years of service, equals 65 or greater) and if his employment is terminated without cause pursuant to his employment agreement. The executive receives service credit under the EDCP for any salary continuation and noncompete period. Additionally, if an executive is “separated from service” within 24 months of the Acquisition, the executive earns the retirement rate under the EDCP. Messrs. Atwood and Tolosa have attained the specified age and service requirements under the EDCP to earn the retirement rate. Mr. Jenkin will receive the retirement rate if he (1) is terminated without cause under his employment agreement, (2) is “separated from service” within 24 months after the Acquisition, or (3) he meets the age requirement.

While further deferrals into the EDCP were terminated, and while most EDCP participants transferred their EDCP account balance to the ESSP, amounts deferred pursuant to the EDCP prior to its termination and not transferred to the ESSP remain subject to the terms and conditions of the EDCP and will continue to earn interest as described above.

Under the deferred compensation plans, the Acquisition required that the trust and escrow fund be fully funded.

Summary Compensation Table

The Summary Compensation Table below sets forth certain compensation information concerning the Company’s Chief Executive Officer, Chief Financial Officer and our four additional most highly compensated executive officers during 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards and Stock Appreciation Rights ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total($)
Gary W. Loveman,	2008	2,000,000	—	—	36,389,259	—	—	1,237,724	39,626,983
Chairman, President and CEO	2007	2,000,000	—	937,504	8,509,684	2,400,000	—	1,575,044	15,422,232
	2006	2,000,000	—	937,504	7,673,070	2,490,000	—	1,139,271	14,239,845

Jonathan S. Halkyard,	2008	600,000	—	—	2,988,615	—	—	38,964	3,627,579
Senior Vice President,	2007	560,769	—	—	445,580	336,461	—	39,882	1,382,692
Chief Financial Officer and Treasurer(1)	2006	420,740	—	—	494,175	236,772	—	15,832	1,167,519

Charles L. Atwood,	2008	1,300,000	—	—	2,349,694	—	1,057	47,936	3,698,687
Vice Chairman and	2007	1,300,000	—	—	2,569,501	1,300,000	2,310	55,940	5,227,751
Former Chief Financial Officer(2)	2006	1,122,885	—	393,970	2,617,175	1,164,993	2,322	164,783	5,466,128

Thomas M. Jenkin,	2008	1,200,000	—	—	4,019,211	—	248,968	33,058	5,501,237
President, Western Division	2007	1,134,615	—	—	1,242,669	978,605	213,821	57,559	3,627,269
	2006	1,035,769	—	181,449	1,262,919	1,326,432	198,963	115,323	4,120,855

John W. R. Payne,	2008	978,365	—	—	2,885,592	277,500	—	38,820	4,180,277
President, Central Division	2007	922,115	—	146,637	450,990	508,305	—	53,297	2,081,344
	2006	896,491	—	211,746	506,728	297,388	—	156,903	2,069,256

J. Carlos Tolosa,	2008	1,075,000	—	—	1,731,340	—	44,149	601,682	3,452,171
President, Eastern Division(3)	2007	1,075,000	—	—	2,116,274	645,000	96,286	334,653	4,267,213
	2006	1,035,773	—	295,770	1,745,111	602,290	91,049	357,605	4,127,598

(1)	Mr. Halkyard became our Chief Financial Officer on August 1, 2006.
(2)	Mr. Atwood retired on December 19, 2008.
(3)	Mr. Tolosa resigned as President, Eastern Division, on August 19, 2009; Mr. Tolosa will continue to be employed by the Company through January 31, 2010.
(4)	The value of stock awards, option awards and stock appreciation rights was determined as required by Accounting Standards Codification (“ASC”) 718 (formerly Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R))). See Note 14 in the Notes to Consolidated Financial Statements for details on assumptions used in the valuation. The Acquisition triggered accelerated vesting of the unvested restricted stock, option awards, and stock appreciation rights. The value of the 2008 vesting of option awards, restricted stock and stock appreciation rights as a result of the Acquisition is as follows: Mr. Loveman, $10,329,474; Mr. Halkyard, $237,232; Mr. Atwood, $1,668,170; Mr. Jenkin, $774,778; Mr. Payne, $379,440 and Mr. Tolosa, $777,169.
(5)	Other than for Mr. Payne, no bonuses were approved for the NEO’s for 2008.
(6)

Includes above market earnings on the balance the executives maintain in the EDCP. Mr. Atwood and Mr. Tolosa have attained the specified age and service requirements such that they earn the retirement rate of interest on their EDCP balances. Mr. Jenkin has not attained the specified age and service requirements to earn the retirement rate of interest. However, we have assumed Mr. Jenkin will attain the specified age and service requirements in calculating the above market earnings on his EDCP balance. In October 1995, the HRC approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post 1995 deferrals continue to be approved each year by the Committee. The retirement rate on post

1995 deferrals during 2008 was the EDCP’s minimum retirement rate which was 9.85%. The accounts for Messrs. Atwood and Tolosa were distributed as of May 31, 2008.
(7)	All Other Compensation includes the amounts in the following table:

Name	Year	Executive Security ($)	Allocated amount for aircraft usage ($)	Allocated amount for company lodging and the associated taxes ($)	Matching contributions to the ESSP II ($)	Relocation ($)	Dividends paid on unvested stock awards ($)
Gary W. Loveman	2008	442,186	460,086	155,387	—	—	—
	2007	693,991	461,977	162,448	—	—	—
	2006	276,720	435,786	141,665	—	—	123,958

Charles L. Atwood	2008	—	—	—	—	—	—
	2007	—	—	—	—	—	—
	2006	—	—	—	28,119	—	91,500

Thomas M. Jenkin	2008	—	—	—	—	—	—
	2007	—	—	—	28,967	—	—
	2006	—	—	—	25,823	—	61,000

John W. R. Payne	2008	—	—	—	—	—	—
	2007	—	—	—	—	—	—
	2006	—	—	—	—	71,470	35,918

J. Carlos Tolosa	2008	—	501,240	—	—	—	—
	2007	—	248,196	—	—	—	—
	2006	—	174,696	—	—	—	97,600

All other compensation is detailed in the above table only to the extent that the amount of any individual perquisite item exceeds the greater of $25,000 or 10% of the executive’s total perquisites.

Mr. Loveman is required to have executive security protection which is provided at the Company’s cost; See “Compensation Discussion & Analysis—Personal Benefits and Perquisites” for additional information.

The amount allocated to Messrs. Loveman and Tolosa for personal and/or commuting aircraft usage is calculated based on the incremental cost to us of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other miscellaneous variable costs. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase costs of the Company-owned aircraft, fractional ownership commitment fees, and the cost of maintenance not specifically related to trips. For security reasons, Mr. Loveman is required to use Company aircraft for personal and commuter travel.

The amount allocated to Mr. Loveman for company lodging while in Las Vegas and the associated taxes are based on his respective taxable earnings for such lodging.

The Company does not provide a fixed benefit pension plan for its executives but maintains a deferred compensation plan, the Executive Supplemental Savings Plan II (“ESSP II”), under which the executives may defer a portion of their compensation. The ESSP II is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives.

The amount allocated to Mr. Payne for relocation is based on his taxable earnings for his relocation in 2006.

The executives received quarterly dividends during 2006 on their unvested restricted stock awards on the same basis as all stockholders of the Company and as all other employees holding unvested restricted stock awards.

Discussion of Summary Compensation Table

Each of our named executive officers have entered into employment and severance agreements (except Mr. Loveman who does not have a severance agreement) with the Company that relate to the benefits that the named executive officers receive upon termination. See “—Executive Compensation—Compensation Discussion & Analysis—Elements of Post Employment Compensation and Benefits—Employment Arrangements” for additional information.

Grants of Plan-Based Awards

The following table gives information regarding potential incentive compensation for 2008 to our executive officers named in the Summary Compensation Table. Non-Equity Incentive Plan Awards approved for 2008 are included in the “Non Equity Incentive Plan Compensation” column in the Summary Compensation Table.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Share Value on Grant Date ($/Sh)	Grant date fair value of option awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary W. Loveman	n/a	2,400,000	3,000,000	5,000,000	—	—	—	—	—	—	—
	2/27/2008							1,015,953	100.00	100.00	36,389,259

Jonathan S. Halkyard	n/a	360,000	450,000	1,125,000	—	—	—	—	—	—	—
	2/27/2008							81,835	100.00	100.00	2,988,615

Charles L. Atwood	n/a	1,300,000	1,625,000	4,062,500	—	—	—	—	—	—	—
	2/27/2008							64,340	100.00	100.00	2,349,694

Thomas M. Jenkin	n/a	720,000	900,000	2,250,000	—	—	—	—	—	—	—
	2/27/2008							110,055	100.00	100.00	4,019,211

John W. R. Payne	n/a	555,000	693,750	1,734,375	—	—	—
	2/27/2008							79,014	100.00	100.00	2,885,592

J. Carlos Tolosa	n/a	645,000	806,250	2,015,625	—	—	—	—	—	—	—
	2/27/2008							47,408	100.00	100.00	1,731,340

(1)	Represents potential threshold, target and maximum incentive compensation for 2008. Amounts actually paid for 2008 are described in the “Non Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Discussion of Grants of Plan Based Awards Table

In February 2008, the Board of Directors approved and adopted the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Equity Plan”). The purpose of the Equity Plan is to promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of our business; to motivate management personnel by means of growth-related incentives to achieve long range goals; and to further the alignment of interests of participants with those of our stockholders. For a more detailed discussion of how equity grants are determined, see “—Executive Compensation—Compensation Discussion & Analysis—Elements of Compensation—Equity Awards.”

On January 27, 2008, Mr. Loveman and the Company entered into a stock option rollover agreement that provides for the conversion of options to purchase shares of the Company prior to the Acquisition into options to purchase shares of the Company following the Acquisition with such conversion preserving the intrinsic “spread value” of the converted option. The rollover option is immediately exercisable with respect to 133,133 shares of non-voting common stock of the Company at an exercise price of $25.00 per share. The rollover options expire on June 17, 2012.

Outstanding Equity Awards at Fiscal Year-End

In February 2008, the Board of Directors approved and adopted the Harrah’s Entertainment, Inc. Management Equity Incentive Plan and awarded grants to each of our named executive officers. See “—Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation-Equity Awards” for more information.

	Options
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date
Gary W. Loveman	133,133	—	—	25.00	6/17/2012
	—	—	466,729	100.00	2/27/2018
	—	—	549,224	100.00	2/27/2018

Jonathan S. Halkyard	—	—	51,147	100.00	2/27/2018
	—	—	30,688	100.00	2/27/2018

Charles L. Atwood(1)	—	—	—	—	—

Thomas M. Jenkin	—	—	68,785	100.00	2/27/2018
	—	—	41,270	100.00	2/27/2018

John W. R. Payne	—	—	49,384	100.00	2/27/2018
	—	—	29,630	100.00	2/27/2018

J. Carlos Tolosa	—	—	29,630	100.00	2/27/2018
	—	—	17,778	100.00	2/27/2018

(1)	Options granted to Mr. Atwood were cancelled upon his retirement in December 2008

For a discussion of the treatment of equity awards in the Acquisition, see above under “—Discussion of Grants of Plan Based Awards Table.”

Option Exercises and Stock Vested

The following table gives certain information concerning stock option and stock award exchanges effective with the Acquisition on January 28, 2008 by our executive officers named in the Summary Compensation Table.

Name	Option/SAR Awards Number of Shares Exchanged (#)	Stock Awards Number of Shares Exchanged (#)	Value Realized on Exchange ($)
Gary W. Loveman	2,509,856	54,189	89,097,053
Jonathan S. Halkyard	147,993	—	4,811,551
Charles L. Atwood	480,157	—	11,774,775
Thomas M. Jenkin	255,458	—	6,698,600
John W. R. Payne	95,780	4,514	2,956,648
J. Carlos Tolosa	422,831	—	14,030,134

The Harrah’s Entertainment, Inc. Amended and Restated 2004 Equity Incentive Award Plan (“2004 EIAP”) promotes the success and enhances the value of the Company by linking the personal interests of the members of the Board, employees, and senior executives to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders.

Historically, each executive officer is normally granted an equity award that will give such officer an estimated dollar value of stock compensation targeted to equal a percentage of salary. This percentage increases commensurate with the grade level of the officer and is determined by an assessment of competitive stock awards. The Human Resource Committee determines awards that it believes will be suitable for providing an adequate incentive for both performance and retention purposes. The dollar value of the award is determined by applying conventional methods for valuing equity awards. For a more detailed discussion of how equity grants are determined, see “—Executive Compensation—Compensation Discussion & Analysis—Elements of Compensation—Equity Awards.”

Other than as noted below related to Mr. Loveman, pursuant to the merger agreement, all vested and unvested equity awards were terminated upon the consummation of the Acquisition in exchange for (a) $90.00 per share for restricted stock and (b) the difference between $90.00 per share and the exercise price per share for options and stock appreciation rights.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2008 ($)(1)	Registrant Contributions in 2008 ($)(1)	Aggregate Earnings in 2008 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in 2008 ($)(2)
Gary W. Loveman	1,200,000	50,000	(255,096)	13,625,766	37,150
Jonathan S. Halkyard	127,115	11,100	(223,426)	—	413,730
Charles L. Atwood	—	—	(619,409)	80,955	1,258,487
Thomas M. Jenkin	—	—	406,190	3,681,238	3,910,665
John W. R. Payne	254,168	12,689	(71,773)	2,458,023	8,738
J. Carlos Tolosa	258,000	25,350	45,669	4,239,308	285,581

(1)	The following deferred compensation contribution and earnings amounts were reported in the 2008 Summary Compensation Table.

Name	Contributions in 2008 ($)	Above Market Earnings in 2008 ($)
Gary W. Loveman	1,250,000	—
Jonathan S. Halkyard	138,215	—
Charles L. Atwood	—	1,057
Thomas M. Jenkin	—	248,968
John W. R. Payne	266,857	—
J. Carlos Tolosa	283,350	44,149

All other earnings were at market rates from deferred compensation investments directed by the executives.

(2)	The following deferred compensation contribution and earnings amounts were reported in the Summary Compensation Table in previous years.

Name	Prior Year Contributions and Above Market Earnings Amounts ($)
Gary W. Loveman	11,234,249
Jonathan S. Halkyard	183,829
Charles L. Atwood	1,261,068
Thomas M. Jenkin	687,858
John W. R. Payne	535,129
J. Carlos Tolosa	412,486

Discussion of Nonqualified Deferred Compensation Table

The Company does not provide a fixed benefit pension plan for its executives but maintains deferred compensation plans (collectively, “DCP”) and an Executive Supplemental Savings Plan II (“ESSP II”). During 2008, certain key employees, including executive officers, could defer a portion of their salary and bonus into the ESSP II. The ESSP II is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives. All the named executives were participants in the ESSP II during 2008. The contributions of the executives and the Company into the ESSP II during 2008 are reflected in the above table. The earnings of the executives in 2008 on current and prior year deferrals are also reflected in the above table.

The ESSP II replaced our Executive Supplemental Savings Plan (“ESSP”) for future deferrals beginning on January 1, 2005. No deferrals were allowed after December 2004 into ESSP, and the Company approved the ESSP II, which complies with the American Jobs Creation Act of 2004 and allowed deferrals starting in 2005. All the named executives maintain a balance in the ESSP and their earnings for 2008 are included in the above table.

Messrs. Atwood and Tolosa maintained, and Mr. Jenkin currently maintains a balance in the Executive Deferred Compensation Plan (“EDCP”). Under the EDCP, the executive earns the retirement rate under the EDCP if he attains (a) specified age and service requirements (55 years of age plus 10 years of service or 60 years of age) or (2) attains specified age and service requirements (is at least 50 years old, and when added to years of service, equals 65 or greater) and if his employment is terminated without cause pursuant to his employment agreement. The executive receives service credit under the EDCP for any salary continuation and noncompete period. Additionally, if an executive is “separated from service” within 24 months of the Acquisition, the executive earns the retirement rate under the EDCP. Messrs. Atwood and Tolosa have attained the specified age and service requirements under the EDCP to earn the retirement rate. Mr. Jenkin will receive the retirement rate if he (1) is terminated without cause under his employment agreement, (2) is “separated from service” within 24 months after the Acquisition, or (3) he meets the age requirement. Further deferrals into the EDCP were terminated in 2001. The Human Resources Committee approves the EDCP retirement rate (which cannot be lower than a specified formula rate) annually. In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the Committee. The retirement rate on post-1995 deferrals during 2008 was the Plan’s minimum retirement rate of 9.85%. Messrs. Atwood’s, Jenkin’s and Tolosa’s earnings in 2008 under the EDCP are included in the above table. Messrs. Atwood and Tolosa received distributions of the full amount of their balances in the EDCP during 2008.

The table below shows the investment funds available under the ESSP and the ESSP II and the annual rate of return for each fund for the year ended December 31, 2008:

Name of Fund	2008 Rate of Return
500 Index Trust B	(37.19)%
Aggressive Growth Lifecycle	(33.11)%
American Growth Trust	(44.20)%
American International Trust	(42.37)%
Brandes International Equity	(39.84)%
Conservative Lifecycle	(5.86)%
Equity-Income Trust	(35.94)%
Growth Lifecycle	(26.01)%
Inflation Managed	(9.34)%
International Equity Index Trust B	(44.38)%
Janus Risk-Managed Core	(36.24)%
Managed Bond	(1.71)%
Mid Cap Stock Trust	(43.75)%
Mid Value Trust	(34.67)%
Moderate Lifecycle	(16.26)%
Money Market Trust B	2.12%
Real Estate Securities Trust	(39.39)%
Small Cap Growth Trust	(39.54)%
Small Cap Value Trust	(26.07)%
Small Cap Index	(35.03)%

Pursuant to the terms of the DCP and ESSP II, any unvested amounts of the participants in the plans became fully vested upon the Acquisition.

Potential Payments Upon Termination or Change of Control

We have entered into employment and severance agreements (other than with Mr. Loveman who only has an employment agreement) with the named executive officers that require us to make payments and provide various benefits to the executives in the event of the executive’s termination or a change of control in the Company. The terms of the agreements are described above under “—Executive Compensation—Compensation Discussion and Analysis—Elements of Post-Employment Compensation and Benefits—Employment Arrangements.” The estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed below.

As a result of the Acquisition, certain payments were made to our named executive officers due to the acceleration of vesting and cash-out of all awards under our equity award plans. In addition, unvested amounts, if any, under our Savings and Retirement Plan and Deferred Compensation Plans became vested. The table below outlines the payments made and other additional amounts accrued as a result of the Acquisition which occurred on January 28, 2008.

Executive Benefits and Payments at the Change in Control	Gary Loveman(1)	Charles Atwood(2)	Jonathan Halkyard(3)	Carlos Tolosa(4)	Thomas Jenkin(5)	John Payne(6)
Compensation:
Stock Options/SARS/Stock Awards Unvested and Accelerated	$13,428,400	$2,889,413	$410,592	$1,341,833	$1,341,533	$914,794
Stock Options/SARS Vested and Unexercised	75,618,653	8,885,362	4,400,959	12,688,301	5,356,767	2,041,854
Benefits and Perquisites:
Acceleration of Interest from conversion to ESSP	50,000	—	—	—	—	—

Totals	$89,097,053	$11,774,775	$4,811,551	$14,030,134	$6,698,600	$2,956,648

(1)	On January 27, 2008, Mr. Loveman and the Company entered into a stock option rollover agreement that provides for the conversion of options to purchase shares of the Company prior to the Acquisition into options to purchase shares of the Company following the Acquisition with such conversion preserving the intrinsic “spread value” of the converted option. The rollover option is immediately exercisable with respect to 133,133 shares of non-voting common stock of the Company at an exercise price of $25.00 per share. The rollover options expire on June 17, 2012. In addition, Mr. Loveman invested $14,999,990 of the proceeds noted above in the equity of the Company after the Acquisition.
(2)	Mr. Atwood invested $4,100,000 of the proceeds noted above in the equity of the Company after the Acquisition.
(3)	Mr. Halkyard invested $1,719,395 of the proceeds noted above in the equity of the Company after the Acquisition.
(4)	Mr. Tolosa invested $4,400,000 of the proceeds noted above in the equity of the Company after the Acquisition.
(5)	Mr. Jenkin invested $2,227,500 of the proceeds noted above in the equity of the Company after the Acquisition.
(6)	Mr. Payne invested $1,058,580 of the proceeds noted above in the equity of the Company after the Acquisition.

In addition, the following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2008, assuming the executive’s employment terminates effective December 31, 2008.

For each of the named executive officers, we have assumed that their employment was terminated on December 31, 2008, and the market value of their unvested equity awards was $51.79, which was the fair market value of our stock (as determined by the HRC) on December 31, 2008. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment.

Gary W. Loveman	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	10,000,000	—	15,000,000	4,000,000	—
Short Term Incentive	—	—	3,000,000	—	3,000,000	—	—
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	—	—	—	—	—
Unvested and Accelerated Stock Options and SARs	—	—	—	—	—	—	—
Benefits and Perquisites:
Post-retirement Health Care(2)	302,350	302,350	302,350	302,350	302,350	302,350	—
Life & Accident Insurance and Benefits(3)	—	—	21,908	—	21,908	21,908	6,000,000
Disability Insurance and Benefits(4)	—	—	—	—	—	20,000 per mo.	—
Accrued Vacation Pay	—	—	—	—	—	—	—
Financial Planning	—	—	50,000	—	50,000	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—
Totals	302,350	302,350	13,374,258	302,350	18,374,258	4,324,258 and 20,000 per mo.	6,000,000

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability. An additional long-term disability benefit of $60,000 per month may be payable subject to insurability.

Jonathan S. Halkyard	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	900,000	—	2,481,772	900,000	—
Short Term Incentive	—	—	—	—	450,000	—	—
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	—	—	—	—	—
Unvested and Accelerated Stock Options and SARs	—	—	—	—	—	—	—

Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	20,286	347,038	—
Life & Accident Insurance and Benefits(3)	—	—	—	—	5,443	—	1,800,000
Disability Insurance and Benefits(4)	—	—	—	—	—	30,000 per mo.	—
Accrued Vacation Pay	10,514	10,514	10,514	10,514	10,514	10,514	10,514
Financial Planning	—	—	7,500	—	7,500	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—

Totals	10,514	10,514	918,014	10,514	2,975,515	1,257,552 and 30,000 per mo.	1,810,514

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.

Thomas M. Jenkin	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	1,800,000	—	7,041,432	1,800,000	—
Short Term Incentive	—	—	—	—	900,000	—	—
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	—	—	—	—	—
Unvested and Accelerated Stock Options and SARs	—	—	—	—	—	—	—

Benefits and Perquisites:
Post-retirement Health Care(2)	248,690	248,690	248,690	—	248,690	248,690	—
Life & Accident Insurance and Benefits(3)	—	—	—	—	19,488	—	3,500,000
Disability Insurance and Benefits(4)	—	—	—	—	—	30,000 per mo.	—
Accrued Vacation Pay	106,154	106,154	106,154	106,154	106,154	106,154	106,154
Financial Planning	—	—	15,000	—	15,000	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—

Totals	354,844	354,844	2,169,844	106,154	8,330,764	2,154,844 and 30,000 per mo.	3,606,154

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated present value of the cost of coverage for disability insurance and the amount of proceeds payable to the executive in the event of the executive’s disability.

John W. R. Payne	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	1,387,500	—	3,961,771	1,387,500	—
Short Term Incentive	—	—	277,500	—	693,750	—	—
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	—	—	—	—	—
Unvested and Accelerated Stock Options and SARs	—	—	—	—	—	—	—
Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	15,430	376,193	—
Life & Accident Insurance and Benefits(3)	—	—	—	—	7,660	—	2,775,000
Disability Insurance and Benefits(4)	—	—	—	—	—	30,000 per mo.	—
Accrued Vacation Pay	18,461	18,461	18,461	18,461	18,461	18,461	18,461
Financial Planning	—	—	15,000	—	15,000	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—

Totals	18,461	18,461	1,698,461	18,461	4,712,072	1,782,154 and 30,000 per mo.	2,793,461

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated present value of the cost of coverage for disability insurance and the amount of proceeds payable to the executive in the event of the executive’s disability.

J. Carlos Tolosa	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	1,612,500	—	5,327,290	1,612,500	—
Short Term Incentive	—	—	—	—	806,250	—	—
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	—	—	—	—	—
Unvested and Accelerated Stock Options and SARs	—	—	—	—	—	—	—
Benefits and Perquisites:
Post-retirement Health Care(2)	210,510	210,510	210,510	—	210,510	210,510	107,605
Life & Accident Insurance and Benefits(3)	—	—	—	—	38,313	—	3,225,000
Disability Insurance and Benefits(4)	—	—	—	—	—	30,000 per mo.	—
Accrued Vacation Pay	76,737	76,737	76,737	76,737	76,737	76,737	76,737
Financial Planning	—	—	15,000	—	15,000	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—

Totals	287,247	287,247	1,914,747	76,737	6,474,100	1,899,747 and 30,000 per mo.	3,409,342

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.

Mr. Atwood retired on December 19, 2008 and received the following payments and benefits:

Charles L. Atwood	Retirement ($)
Compensation:
Base Salary
Lump Sum Payment	638,457
Periodic Payments	520,000
Benefits and Perquisites:
Post-retirement Health Care(1)	145,552
Life & Accident Insurance and Benefits	—
Disability Insurance and Benefits	—
Accrued Vacation Pay	—
Financial Planning	—
Gross-Up Payment for Excise Taxes	—

Totals	1,304,009

(1)	Reflects the estimated present value of all future premiums under the Company’s health plans.

Compensation of Directors

From January 1, 2008 to January 28, 2008, directors who were not employees of the Company or any of our subsidiaries earned a monthly fee of $14,583.33 plus $1,500 for each non-regularly scheduled committee meeting they attended as a committee member. Committee chairpersons received an additional monthly retainer as follows: Audit Committee received $1,666.67, Human Resources Committee received $833.33, and Nominating/Corporate Governance Committee received $416.67. Directors were reimbursed for expenses reasonably incurred in connection with their service on the Board.

Pursuant to a director stock program, each director automatically received 50% of his or her director fees in our common stock in lieu of cash fees. Each director had the right to make an annual election to receive the remaining 50% of his or her director fees in common stock in lieu of cash fees for the duration of the program.

Grants of our common stock pursuant to the director stock program were made quarterly for an amount of our common stock, based on the market value on the grant date, equal in value to 50% of the fees that the director earned during the previous three-month grant period (or 100% of the fees if the director elected to receive the remaining 50% of fees in our common stock). Shares of our common stock that were granted could be disposed of until at least six months after the date of grant. A director could make an annual election to defer the grant of shares to be made the ensuing fiscal year. Prior to January 28, 2008, deferred shares were granted within 30 days after the director left our Board in a lump sum or in up to ten annual installments, as he or she elected. Those elections were made prior to each fiscal year. We created a trust to assure the payment of benefits pursuant to the directors stock program. Pursuant to the consummation of the Acquisition, the directors who elected to defer the grant of shares received $90.00 per share in accordance with their payment election.

All of these directors resigned as of January 28, 2008.

The following table sets forth the compensation provided by the Company to non-management directors during 2008:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Barbara T. Alexander(1)	23,750	—	—	—	23,750
Jeffrey Benjamin	—	—	—	—	—
Frank J. Biondi, Jr(1)	21,833	—	—	—	21,833
Stephen F. Bollenbach(1)	22,083	—	—	—	22,083
David Bonderman	—	—	—	—	—
Anthony Civale	—	—	—	—	—
Jonathan Coslet	—	—	—	—	—
Kelvin Davis	—	—	—	—	—
Ralph Horn(1)	20,583	—	1,017	265	21,865
Jeanne P. Jackson(7)	75,000	107,546	—	—	182,546
R. Brad Martin(1)	20,583	—	—	3,113	23,696
Gary G. Michael(1)(2)	88,083	—	—	—	88,083
Robert G. Miller(1)	20,583	—	—	—	20,583
Karl Peterson	—	—	—	—	—
Eric Press	—	—	—	—	—
Marc Rowan	—	—	—	—	—
Boake A. Sells(1)	20,583	—	420,513	2,850	443,946
Lynn C. Swann(7)	56,250	80,679	—	—	136,929
Christopher J. Williams(1)(7)(8)	247,083	107,546	—	—	354,629

(1)	Resigned January 28, 2008.

(2)	Mr. Michael is a member of our Compliance Committee, which oversees our compliance programs for gaming and other laws and regulations we are subject to. Mr. Michael was appointed to the Compliance Committee because he was a member of the Audit Committee. For his services on the Compliance Committee, Mr. Michael received a per meeting fee in 2008 of $1,000, and was paid an annual retainer of $30,000, all of which was paid in cash. Mr. Michael also serves on the NJ/PA Audit Committee which oversees surveillance and internal audit functions for our properties in New Jersey and Pennsylvania. For his services on the NJ/PA Audit Committee, Mr. Michael was paid an annual retainer of $30,000 in 2008.

(3)	Totals reflect one-time option awards to Messrs. Williams and Swann, and Ms. Jackson on July 1, 2008.

(4)	The value of stock and option awards was determined as required by ASC 718 (formerly Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R))). See Note 14 in the Notes to Consolidated Financial Statements for details on assumptions used in the valuation of the awards. Outstanding option awards at December 31, 2008 for each director are as follows: Ms. Jackson: 2,822 option awards; Mr. Williams: 2,822 option awards; and Mr. Swann: 2,117 option awards.

(5)	Messrs. Horn and Sells maintain balances in our Executive Deferred Compensation Plan (“EDCP”). In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post 1995 deferrals continue to be approved each year by the Committee. The retirement rate on post 1995 deferrals during 2008 was the Plan’s minimum retirement rate of 9.85%, and the retirement rate during 2009 for post 1995 deferrals has been approved once again at the Plan’s minimum retirement rate. Mr. Horn’s account was distributed as of January 31, 2008.

(6)	All Other Compensation includes the following:

The cost of participation in the Company’s group health insurance plan.

(7)	Elected to the Board of Directors April 7, 2008. Ms. Jackson resigned from her position as a director of the Company effective April 15, 2009.

(8)	Mr. Williams also serves on the NJ/PA Audit Committee. For his services on the NJ/PA Audit Committee, Mr. Williams was paid an annual retainer of $150,000 in 2008.

Until May 1, 1996, directors were eligible to participate in an unfunded compensation deferral program, the Executive Deferred Compensation Plan. Two non-management directors who served in 2008 deferred part of their cash fees pursuant to the Executive Deferred Compensation Plan prior to May 1, 1996 and maintained account balances in the Plan. See “—Executive Compensation—Compensation Discussion and Analysis—Elements of Post-Employment Compensation—Deferred Compensation Plans” for more information about the Executive Deferred Compensation Plan.

Each non-management director was also provided with travel accident insurance of $500,000 while traveling on behalf of the Company. Incumbent non-management directors who served on the Board as of February 21, 2001, are entitled to participate in the Company’s standard group health insurance plans while serving as a director. This program was not available to directors elected or appointed after February 21, 2001. The Company paid the premium cost for this insurance. Each director receiving these benefits incurred taxable income equal to the premium cost of the group insurance.

Non-management directors elected prior to February 21, 2001 received a grant of 1,000 shares of restricted stock vesting in ten annual installments over ten years. Directors who served a full ten years under this program received another ten-year grant of 1,000 shares. Messrs. Miller and Sells received this grant. This program was terminated on February 21, 2001, with respect to further grants to new directors. Non-management directors who were initially elected between February 2001 and January 2004 received a non-qualified stock option grant of 5,000 shares upon being elected or appointed to the Board. Directors serving during that same time period received an annual nonqualified stock option grant of 2,000 shares. These stock option programs have been discontinued.

Pursuant to the Company’s Amended and Restated 2004 Equity Incentive Award Plan, directors were eligible for grants of equity awards as may be approved by the Human Resources Committee from time to time. No equity awards were granted to our directors during 2008.

In November 2003, our Board of Directors implemented stock ownership guidelines for its non-management members. Within two years of first being elected, a director was expected to own and maintain a number of shares of the Company’s common stock having a minimum value equal to two times his or her annual retainer. Shares granted to a director for his or her service on the Company’s Board of Directors were included in determining the value of the director’s holdings. As a privately held company, we no longer have a policy regarding stock ownership guidelines.

Pursuant to the consummation of the Acquisition, all options held by non-management directors, vested and unvested, were cancelled in consideration for the difference between $90.00 per share and the exercise per share of each option held.

In recognition for the years of dedication and service to the Harrah’s stockholders prior to the Acquisition, the non-management directors that resigned effective upon the closing of the Acquisition were each given an antique slot machine and complimentary stays in a suite (or best available room) at our properties for the next 5 years, subject to availability. Each stay is limited to three complimentary nights. Complimentary privileges include golf and tickets to entertainment performances, subject to certain limitations.

Currently, only Messrs. Williams and Swann receive compensation for their services as a member of our Board of Directors. These directors received a one-time option grant on July 1, 2008, which vests ratably over five years from the date of election to our Board. Mr. Williams received an option to purchase 2,822 shares of non-voting common stock and Mr. Swann received an option to purchase 2,117 shares. In addition, each of these directors receives annual cash compensation paid quarterly in arrears. Mr. Williams receives $100,000 annually and Mr. Swann receives $75,000 annually. The remaining directors do not receive compensation for their service as a member of our Board of Directors. All of our directors are reimbursed for any expenses incurred in connection with their service.

Human Resources Committee Interlocks and Insider Participation

Until January 28, 2008, the members of the Human Resources Committee were Frank J. Biondi, Jr., Ralph Horn, R. Brad Martin, Robert G. Miller, and Boake A. Sells. None of these individuals were current or former officers or employees of the Company or any of our subsidiaries.

After the closing of the Acquisition, the Committee was reconstituted with two members: Kelvin Davis and Marc Rowan. Neither of these individuals are current or former officers or employees of the Company or any of our subsidiaries. During 2008, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Human Resources Committee.

Equity Compensation Plan Information

All of the Company’s previous equity award plans in place were terminated as of the date of the Acquisition. In February 2008, our Board of Directors approved the Harrah’s Entertainment, Inc. Management Equity Incentive Plan and granted options to purchase our non-voting common stock to certain of our officers and employees.

The table below sets forth information regarding our equity compensation plans as of December 31, 2008.

Plan Category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options(1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Management Equity Incentive Plan	3,144,792	$95.88	722,176

(1)	The weighted average remaining contract life for the options set forth in this column is 8.9 years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of our common stock as of November 24, 2009, by Hamlet Holdings, Inc., the Sponsors, all current directors, our six executive officers named in the Summary Compensation Table and all directors and executive officers as a group.

	Shares of Stock Beneficially Owned			Ownership Percentage
Name	Voting Common Stock	Non-Voting Common Stock	Non-Voting Preferred Stock	Voting Common Stock	Non-Voting Common Stock	Non-Voting Preferred Stock
Apollo(1)(2)	—	31,387,726	15,352,275	—%	99%	99%
TPG(2)(3)(4)	—	31,387,726	15,352,275	—	99	99
Hamlet Holdings(5)	10	—	—	100	—	—
Charles L. Atwood	—	—	—	—	*	*
Jeffrey Benjamin(1)	—	—	—	—	—	—
David Bonderman(3)(4)	31,387,726	15,352,275	—	17	—	—
Anthony Civale(1)	—	—	—	—	—	—
Jonathan Coslet(6)	—	—	—	17	—	—
Kelvin Davis(7)	—	—	—	—	—	—
Jonathan S. Halkyard	—	11,546.41	5,647.54	—	*	*
Thomas M. Jenkin	—	14,958.53	7,316.47	—	*	*
Gary W. Loveman(8)	—	233,863.76	49,269.14	—	*	*
John W. R. Payne	—	7,108.78	3,477.02	—	*	*
Karl Peterson(7)	—	—	—	—	—	—
Eric Press(1)	—	—	—	—	—	—
Marc Rowan(1)(5)	—	—	—	17	—	—
Lynn C. Swann	—	—	—	—	—	—
Christopher J. Williams	—	—	—	—	—	—
All directors and executive officers as a group(3)(4)(5)(6)(7)(9)	10	300,795.37	82,006.51	50	1	*

*	Indicates less than 1%
(1)	Includes all of the non-voting capital stock held by Apollo Hamlet Holdings, LLC and Apollo Hamlet Holdings B, LLC. Each of Apollo Hamlet Holdings, LLC and Apollo Hamlet Holdings B, LLC is an affiliate of, and is controlled by, affiliates of Apollo. Each of Messrs. Civale, Press and Rowan may be deemed to be a beneficial owner of these interests due to his status as an employee of or consultant to Apollo, and each such person disclaims beneficial ownership of any such interests in which he does not have a pecuniary interest. The address of Messrs. Benjamin, Civale, Press and Rowan and Apollo is c/o Apollo Global Management, LLC, 9 West 57th Street, New York, New York 10019.
(2)	Includes all of the non-voting capital stock held by certain co-investors, the disposition of which will be jointly controlled by Apollo and TPG.
(3)	Includes all of the non-voting capital stock held by TPG Hamlet Holdings, LLC (“TPG Hamlet”), TPG Hamlet Holdings B, LLC (“TPG Hamlet B,” and together with TPG Hamlet, the “TPG Hamlet Entities”), Co-Invest Hamlet Holdings B, LLC (“Co-Invest B”) and Co-Invest Hamlet Holdings, Series LLC (“Co-Invest LLC” and together with “Co-Invest B”, the “Co-Invest Entities”). Collectively, the TPG Hamlet Entities and the Co-Invest Entities may be referred to as the “Sponsor Entities.”
(4)

David Bonderman and James G. Coulter are officers, directors and shareholders of TPG Advisors V, Inc., which is the general partner of TPG GenPar V, L.P., which in turn is the general partner of TPG V Hamlet AIV, L.P., which in turn is the managing member of TPG Hamlet as defined in (3) above. TPG GenPar V, L.P. is also the managing member of TPG Hamlet B as defined in (3) above and a managing member of each of the Co-Invest Entities. Messrs. Bonderman and Coslet are also members of Hamlet Holdings LLC (“Hamlet Holdings”), which directly holds all of Harrah’s Entertainment, Inc. (“HEI”) Voting Common Stock (“Voting Common Stock”). Collectively, the Sponsor Entities directly hold 31,387,726 shares of HEI

Non-Voting Common Stock (“Non-Voting Common Stock”) and 15,352,275 shares of HEI’s Non-Voting Perpetual Preferred Stock (together with the Non-Voting Common Stock, the “Non-Voting Securities” and the Non-Voting Securities, together with the Voting Common Stock, the “Securities”). Messrs. Bonderman and Coulter (a) may be deemed to be the beneficial owners of the Non-Voting Securities and (b) each disclaims beneficial ownership in the Voting Common Stock. The address of Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Forth Worth, Texas 76102.

(5)	The members of Hamlet Holdings are Leon Black, Joshua Harris, Marc Rowan, each of whom is affiliated with Apollo, and David Bonderman, James Coulter and Jonathan Coslet, each of whom is affiliated with TPG. Each member holds approximately 17% of the limited liability company interests of Hamlet Holdings.
(6)	Jonathan Coslet is a Senior Partner of TPG Capital, L.P. and a member of Hamlet Holdings as defined in (4) above. TPG Capital, L.P. is affiliated with the Sponsor Entities as defined in (4) above which directly hold the Non-Voting Securities as defined in (4) above. Hamlet Holdings directly holds the Voting Common Stock as defined in (4) above. Mr. Coslet disclaims beneficial ownership of the Securities as defined in (4) above. The address of Mr. Coslet is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Forth Worth, Texas 76102.
(7)	Kelvin Davis is a Senior Partner and Karl Peterson is a Partner of TPG Capital, L.P. and each are officers of Hamlet Holdings as defined in (4) above. TPG Capital, L.P. is an affiliate of the Sponsor Entities as defined in (4) above which directly hold the Non-Voting Securities as defined in (4) above and Hamlet Holdings directly holds the Voting Common Stock as defined in (4) above. Each of Messrs. Davis and Peterson disclaim beneficial ownership of the Securities as defined in (4) above. The address of Messrs. Davis and Peterson is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Forth Worth, Texas 76102.
(8)	Includes 133,133 non-voting common shares that may be acquired within 60 days pursuant to outstanding stock options.
(9)	The address of each of our named executive officers is c/o Harrah’s Entertainment, Inc., One Caesars Palace Drive, Las Vegas, Nevada 89109.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our board of directors has approved related party transaction policy and procedures which gives our Audit Committee the power to approve or disapprove potential related party transactions of our directors and executive officers, their immediate family members and entities where they hold a 5% or greater beneficial ownership interest. The Audit Committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the person’s interest in the transaction.

The policy has pre-approved the following related party transactions:

•	Compensation to an executive officer or director that is reported in the company’s public filings and has been approved by the Human Resources Committee or our board of directors;

•

Transactions where the interest arises only from (a) the person’s position as a director on the related party’s board; (b) direct or indirect ownership of less than 5% of the related party or (c) the person’s position as a partner with the related party with less than 5% interest and not the general partner of the partnership; and

•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Related Party Transaction is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect interest.

The following discussion reflects our relationships and related party transactions entered into in connection with the Acquisition and does not reflect relationships prior to that time.

Hamlet Holdings Operating Agreement

All holders of Hamlet Holdings’ equity securities are parties to Hamlet Holdings’ limited liability company operating agreement. The operating agreement provides, among other things, for the various responsibilities of the members. The members include Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo (the “Apollo Members”), and David Bonderman, James Coulter and Jonathan Coslet, each of whom is affiliated with TPG (the “TPG Members” and, together with the Apollo Members, the “Members”). The Members have the full and exclusive right to manage Hamlet Holdings and the consent of at least one member from Apollo and one member from TPG is required for all decisions by or on behalf of Hamlet Holdings. The operating agreement also contains customary indemnification rights.

Stockholders’ Agreement

In connection with the Acquisition, Hamlet Holdings, the Sponsors and certain of their affiliates, the co-investors and certain of their affiliates entered into a stockholders’ agreement with the Company. The stockholders’ agreement contains, among other things, the agreement among the stockholders to restrict their ability to transfer stock of the Company as well as rights of first refusal, tag-along rights, drag-along rights and piggyback rights. Pursuant to the stockholders’ agreement, certain of the stockholders have, subject to certain exceptions, preemptive rights on future offerings of equity securities by the Company. The stockholders’ agreement also provides the stockholders with certain rights with respect to the approval of certain matters and the designation of nominees to serve on the Board of Directors of the Company, as well as registration rights of securities of the Company that they own.

The Board of Directors of the Company initially comprised at least nine (9) directors, (i) four (4) of whom were designated by the Apollo Members and (ii) four (4) of whom were designated by the TPG Members, and (iii) one (1) of whom shall be the chairman. As ownership in the Company by either of the Sponsors decreases, the stockholders’ agreement provides for the reduction in the number of directors each of the Apollo Members or TPG Members can designate.

Pursuant to the stockholders’ agreement, approval of the Board of Directors and at least two directors (one designated by Apollo Members and one designed by TPG Members) are required for various transactions by us, including, among other things, our liquidation, dissolution, merger, sale of all or substantially all of our assets as well as the issuance of our securities in connection with certain acquisitions and joint ventures.

Management Investor Rights Agreement

In connection with the Acquisition, the Company entered into a Management Investor Rights Agreement with certain holders of securities of the Company, including certain members of management of the Company. The agreement governs certain aspects of the Company’s relationship with its management securityholders. The agreement, among other things:

•

restricts the ability of management securityholders to transfer shares of non-voting common stock or non-voting preferred stock of the Company, with certain exceptions, prior to a qualified public offering;

•

allows the Sponsors to require management securityholders to participate in sale transactions in which the Sponsors sell more than 40% of their shares of non-voting common stock and non-voting preferred stock;

•	allows management securityholders to participate in sale transactions in which the Sponsors sell shares of non-voting common stock and non-voting preferred stock, subject to certain exceptions;

•

allows management securityholders to participate in registered offerings in which the Sponsors sell their shares of non-voting common stock and non-voting preferred stock, subject to certain limitations;

•

allows management securityholders below the level of senior vice president to require Harrah’s Entertainment to repurchase shares of non-voting common stock and non-voting preferred stock in the event that a management securityholder below the level of senior vice president experiences an economic hardship prior to an initial public offering, subject to annual limits on the company’s repurchase obligations;

•

allows management securityholders to require the Company to repurchase shares of non-voting common stock and non-voting preferred stock upon termination of employment without cause or for good reason; and

•

allows the Company to repurchase, subject to applicable laws, all or any portion of the Company’s non-voting common stock and non-voting preferred stock held by management securityholders upon the termination of their employment with the Company or its subsidiaries, in certain circumstances.

The agreement will terminate upon the earliest to occur of the dissolution of Hamlet Holdings or the occurrence of any event that reduces the number of securityholders to one.

Services Agreement

Upon the completion of the Acquisition, the Sponsors and their affiliates entered into a services agreement with the Company relating to the provision of certain financial and strategic advisory services and consulting services. The Company paid the Sponsors a one time transaction fee of $200 million for structuring the Acquisition and will pay an annual fee for their management services and advice equal to the greater of $30 million and 1% of the Company’s earnings before interest, taxes, depreciation and amortization. Also, under the services agreement, the Sponsors will have the right to act, in return for additional fees based on a percentage of the gross transaction value, as our financial advisor or investment banker for any merger, acquisition, disposition, financing or the like if we decide we need to engage someone to fill such a role. We will agree to indemnify the Sponsors and their affiliates and their directors, officers and representatives for losses relating to the services contemplated by the services agreement and the engagement of affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the services agreement.

Shared Services Agreement

Harrah’s Operating Company, Inc (“HOC”) entered into a shared services agreement with the certain of our entities involved in the CMBS financing (the “CMBS Entities”), pursuant to which HOC will provide to the CMBS Entities certain corporate services. The services include but are not limited to: information technology services; website management services; operations and production services; vendor relationship management services; strategic sourcing services; real estate services; development services; construction services; finance and accounting services; procurement services; treasury and trust services; human resources services; marketing and public relations services; legal services; insurance services; corporate/executive services; payroll services; security and surveillance services; government relation services; communication services; consulting services; and data access services.

Pursuant to the agreement, HOC granted the CMBS Entities the right to use certain software and other intellectual property rights granted or licensed to us and/or our direct or indirect subsidiaries. The agreement provides that the cost of the services described above will be allocated between HOC and the CMBS Entities on the property-level basis that the Company has historically used to allocate such costs, and on a 70%/30% basis for those costs that have not previously been allocated to the various properties, or pursuant to such other methods as the board of directors of the Company determines in good faith to be an equitable allocation of such costs between us and the CMBS Entities. The agreement also memorializes certain short-term cash management arrangements and other operating efficiencies that reflect the way in which the Company has historically operated its business. Payments made to HOC under the shared services agreement are subordinated to the obligations of the CMBS Entities under the CMBS financing. In addition, the agreement provides that certain insurance proceeds payable in respect of assets underling the CMBS financing and HOC properties will be paid first to the CMBS Entities to the extent of amounts payable thereto. The agreement terminates in January 2014 and may be terminated by the parties at any time prior to January 2014.

License Agreement

One of HOC’s subsidiaries entered into license agreements with certain of the CMBS Entities pursuant to which the CMBS Entities license certain trademarks that are owned or licensed by such subsidiary.

Director Independence

As of September 30, 2009, our Board of Directors is composed of Jeffrey Benjamin, David Bonderman, Anthony Civale, Jonathan Coslet, Kelvin Davis, Gary Loveman, Karl Peterson, Eric Press, Marc Rowan, Lynn C. Swann and Christopher J. Williams. Though not formally considered by our Board given that our securities are no longer registered or traded on any national securities exchange, based upon the listing standards of the New York Stock Exchange, the national securities exchange upon which our common stock was listed prior to the Acquisition, we do not believe that Messrs. Benjamin, Bonderman, Civale, Coslet, Davis, Loveman, Peterson, Press or Rowan would be considered independent because of their relationships with certain affiliates of the funds and other entities which hold 100% of our outstanding voting common stock, and other relationships with us.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

Overview. As of September 30, 2009, our senior secured credit facilities (the “Credit Facilities”) provide for senior secured financing of up to $7.47 billion, consisting of (i) senior secured term loan facilities in an aggregate principal amount of up to $5.84 billion maturing on January 28, 2015 and (ii) a senior secured revolving credit facility in an aggregate principal amount of $1.63 billion, maturing January 28, 2014, including both a letter of credit sub-facility and a swingline loan sub-facility. During the second quarter of 2009, the terms loans were reduced by approximately $0.8 billion and the revolving credit facility was reduced by approximately $0.2 billion as a result of debt retirements, and the mandatory quarterly payment obligation on the term loans decreased from $18.125 million to $5.0 million. During the third quarter of 2009, the term loans were permanently reduced by approximately $0.5 billion and the revolving credit facility was permanently reduced by approximately $0.1 billion as a result of debt retirements. In October 2009, we completed an incremental amendment to the Credit Facilities and funded $1 billion of the Incremental Loans maturing on October 31, 2016. A total of $6.6 billion in borrowings were outstanding under the Credit Facilities as of September 30, 2009, with an additional $162.2 million committed to letters of credit that were issued under the Credit Facilities. After consideration of these borrowings and letters of credit, $663 million of additional borrowing capacity was available to the Company under the Credit Facilities as of September 30, 2009. The Credit Facilities also allow us to request one or more incremental term loan facilities and/or increase commitments under our revolving facility in an aggregate amount of up to $750 million, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the retained notes.

Proceeds from the term loan drawn on the closing date were used to repay extinguished debt in the table above and pay expenses related to the Acquisition. Proceeds of the revolving loan draws, swingline and letters of credit are used for working capital and general corporate purposes. Proceeds from the Incremental Loans were used to refinance or retire existing debt and to provide additional liquidity.

Interest Rates and Fees. Borrowings under the Credit Facilities (other than the Incremental Loans), bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case plus an applicable margin. The Incremental Loans bear interest at a rate equal to the greater of the then current LIBOR rate subject to a 2.00% floor or at a rate equal to the alternate base rate, in each case plus an applicable margin. In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unused commitments under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of September 30, 2009, the Credit Facilities bore interest at LIBOR plus 300 basis points for the term loans and a portion of the revolver loan and at the alternate base rate plus 200 basis points for the remainder of the revolver loan and bore a commitment fee for unborrowed amounts of 50 basis points.

Collateral and Guarantors. HOC’s Credit Facilities are guaranteed by Harrah’s Entertainment, and are secured by a pledge of HOC’s capital stock, and by substantially all of the existing and future property and assets of HOC and its material, wholly owned domestic subsidiaries, including a pledge of the capital stock of HOC’s material, wholly owned domestic subsidiaries and 65% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. The following casino properties have mortgages under the Credit Facilities.

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Caesars Atlantic City	(Hotel only)	Harrah’s Council Bluffs
Imperial Palace	Showboat Atlantic City	Harrah’s Louisiana Downs	Horseshoe Council Bluffs/
Bill’s Gamblin’ Hall		Horseshoe Bossier City	Bluffs Run
Harrah’s Tunica
Horseshoe Tunica
Sheraton Tunica

Illinois/Indiana	Other Nevada
Horseshoe Southern Indiana	Harrah’s Reno
Harrah’s Metropolis	Harrah’s Lake Tahoe
Horseshoe Hammond	Harveys Lake Tahoe
Bill’s Lake Tahoe

Additionally, certain undeveloped land in Las Vegas also is mortgaged.

Restrictive Covenants and Other Matters. The Credit Facilities require, after an initial grace period, compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting HOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt”.

Harrah’s Entertainment is not bound by any financial or negative covenants contained in HOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of HOC.

Certain covenants contained in HOC’s credit agreement require the maintenance of a senior secured debt to last twelve months (LTM) Adjusted EBITDA (“Earnings Before Interest, Taxes, Depreciation and Amortization”), as defined in the agreements, ratio (“Senior Secured Leverage Ratio”). The amendment and waiver to our credit agreement excludes from the Senior Secured Leverage Ratio (a) notes secured with a first priority lien on the assets of HOC and its subsidiaries that secure the senior secured credit facilities (including the $1.375 billion senior secured notes issued June 15, 2009) that collectively result in up to $2 billion in net proceeds (provided that the aggregate face amount of all notes shall not exceed $2.2 billion) and (b) up to $250 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries. Certain covenants contained in HOC’s credit agreement governing its senior secured credit facilities, the indenture and other agreements governing HOC’s 10.0% Second-Priority Senior Secured Notes due 2015 and 2018 restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to LTM Adjusted EBITDA and consolidated debt to LTM Adjusted EBITDA ratios. The covenants that restrict additional indebtedness and the ability to make future acquisitions require an LTM Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

We believe we are in compliance with HOC’s credit agreement and indentures, including the Senior Secured Leverage Ratio, as of September 30, 2009. If our LTM Adjusted EBITDA were to decline significantly from the level achieved at September 30, 2009, it could cause us to exceed the Senior Secured Leverage Ratio and could be an Event of Default under HOC’s credit agreement. However, we could implement certain actions in an effort to minimize the possibility of a breach of the Senior Secured Leverage Ratio, including reducing payroll and other operating costs, deferring or eliminating certain maintenance, delaying or deferring capital expenditures, or selling assets. In addition, under certain circumstances, our credit agreement allows us to apply the cash contributions received by HOC as a capital contribution to cure covenant breaches. However, there is no guarantee that such contributions will be able to be secured.

Existing Indebtedness

Retained Notes. As of September 30, 2009, HOC has an aggregate principal amount of face value of $2.5 billion of notes that remained outstanding upon the closing of the Acquisition, of which $2.3 billion are senior notes and of which $178.1 million are senior subordinated notes, consisting of the following series:

•	$228.6 million aggregate principal amount of 5.5% Senior Notes due 2010;

•	$162.0 million aggregate principal amount of 7.875% Senior Subordinated Notes due 2010;

•	$32.8 million aggregate principal amount of 8% Senior Notes due 2011;

•	$16.1 million aggregate principal amount of 8.125% Senior Subordinated Notes due 2011;

•	$125.2 million aggregate principal amount of 5.375% Senior Notes due 2013;

•	$791.7 million aggregate principal amount of 5.625% Senior Notes due 2015;

•	$573.2 million aggregate principal amount of 6.5% Senior Notes due 2016; and

•	$538.8 million aggregate principal amount of 5.75% Senior Notes due 2017.

•	$0.8 million aggregate principal amount of debt securities not tendered in Tender Offers.

These notes contain covenants that limit the amount of secured indebtedness we may incur and our ability to enter into sale/leaseback transactions. Harrah’s Entertainment is a guarantor of these notes. Subject to the terms of the senior secured credit facilities and the indenture governing the notes, we may refinance these notes with debt that is guaranteed by our subsidiaries and/or secured by their and our assets.

Guaranteed Senior Notes. In connection with the Acquisition, Harrah’s Operating issued unsecured senior indebtedness that was guaranteed by the subsidiaries that have pledged their assets to secure the senior secured credit facilities. Of this guaranteed senior indebtedness, $488.0 million remains outstanding, consisting of $478.6 million of 10.75% Senior Notes due 2016 and $9.4 million of 10.75%/11.5% Senior Toggle Notes due 2018.

Other Indebtedness. As of September 30, 2009, Harrah’s Operating had other indebtedness in the aggregate principal amount of $355.0 million as described below.

•	$230.0 million of debt borrowed by a subsidiary of HOC under a senior secured term loan;

•	$68.4 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds;

•	$25.0 million aggregate principal amount of 6% secured promissory notes due 2010 issued by Hole in the Wall, LLC, a Nevada limited liability company, to certain lenders;

•	$17.0 million aggregate principal amount of unsecured Uruguay bonds due 2010, issued by Baluma, S.A., a Uruguay corporation; and

•	approximately $14.6 million of miscellaneous other indebtedness.

DESCRIPTION OF 2015 SECOND LIEN EXCHANGE NOTES

AND 2018(1) SECOND LIEN EXCHANGE NOTES

General

Harrah’s Operating Company, Inc., a Delaware corporation (“Harrah’s Operating” or, the “Issuer”), issued $214,800,000 aggregate principal amount of 10.0% Second-Priority Senior Secured Notes due 2015 (the “2015 Notes”) and $847,621,000 aggregate principal amount of 10.0% Second-Priority Senior Secured Notes due 2018 (the “2018 Notes” and, together with the 2015 Notes, the “Notes”) under an indenture (the “Indenture”), dated as of December 24, 2008, by and among itself, Harrah’s Entertainment, Inc. (“Harrah’s Entertainment”) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”). Copies of the Indenture may be obtained from Harrah’s Operating upon request. For purposes of this section, the 2018 Notes and the exchange 2018 notes are referred to as the “2018 Notes” and the 2015 Notes and the exchange 2015 notes are referred to as the “2015 Notes.” References herein to the “Notes” include the 2018 Notes and the 2015 Notes. However, the 2018 Notes and the 2015 Notes are two separate series of notes under the Indenture for purposes of, among other things, payments of principal and interest, rescinding certain Events of Default and consenting to certain amendments to the Indenture and the Notes.

The Issuer will issue the exchange notes under the Indenture. The terms of the exchange notes are identical in all material respects to the original notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

The following summary of certain provisions of the Indenture, the Notes, the Security Documents and the Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of 2015 Second Lien Exchange Notes and 2018(1) Exchange Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of 2015 Second Lien Exchange Notes and 2018(1) Exchange Notes” section, “Harrah’s Operating” and “HOC” mean Harrah’s Operating and its Subsidiaries, and the “Issuer” refers only to Harrah’s Operating but not to any of its Subsidiaries.

Harrah’s Operating issued Notes with an initial aggregate principal amount of up to the sum of the Maximum Exchange Amount and the amount of Notes issued to the Dealer Managers as compensation for their services relating to the exchange offers. The Issuer may issue additional Notes from time to time after this offering. Any offering of additional Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.” The 2018 Notes and any additional 2018 Notes subsequently issued under the Indenture may, at our election, be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The 2015 Notes and any additional 2015 Notes subsequently issued under the Indenture may, at our election, also be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of 2015 Second Lien Exchange Notes and 2018(1) Exchange Notes,” references to the Notes include any additional Notes actually issued.

Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge was made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

2018 Notes

The 2018 Notes are senior obligations of the Issuer, have the benefit of the second-priority security interest in the Collateral described below under “—Security for the Notes” and will mature on December 15, 2018. Each Note bears interest at a rate of 10.0% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year.

2015 Notes

The 2015 Notes are senior obligations of the Issuer, have the benefit of the second-priority security interest in the Collateral described below under “—Security for the Notes” and will mature on December 15, 2015. Each Note bears interest at a rate of 10.0% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year.

Optional Redemption

2018 Notes

On or after December 15, 2013, the Issuer may redeem the 2018 Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2013	105.000%
2014	103.333%
2015	101.667%
2016 and thereafter	100.000%

In addition, prior to December 15, 2013, the Issuer may redeem the 2018 Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the 2018 Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to December 15, 2011, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the 2018 Notes (calculated after giving effect to any issuance of additional 2018 Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 110.000%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the 2018 Notes (calculated after giving effect to any issuance of additional 2018 Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of 2018 Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

2015 Notes

On or after December 15, 2012, the Issuer may redeem the 2015 Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2012	105.000%
2013	102.500%
2014 and thereafter	100.000%

In addition, prior to December 15, 2012, the Issuer may redeem the 2015 Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the 2015 Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to December 15, 2011, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the 2015 Notes (calculated after giving effect to any issuance of additional 2015 Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 110.000%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the 2015 Notes (calculated after giving effect to any issuance of additional 2015 Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of 2015 Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption other than a Mandatory Principal Redemption, selection of 2018 Notes or 2015 Notes, as the case may be, for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no Notes of $2,000 (and integral multiples of $1,000 in excess thereof) or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as provided in the following paragraph, the Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” In addition, in the event any holder is found unsuitable by a Gaming Authority to hold the Notes, the Notes may be redeemed by the Issuer pursuant to the procedures described under the caption “Mandatory Disposition Pursuant to Gaming Laws.” Harrah’s Operating may at any time and from time to time purchase Notes in the open market or otherwise.

If either series of Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each accrual period ending after the fifth anniversary of the applicable Notes’ issuance (each, an “AHYDO redemption date”), the Issuer will be required to redeem for cash a portion of each such Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Note that must be required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to the AHYDO redemption date pursuant to any other provision of the indenture will alter the Issuer’s obligation to make the Mandatory Principal Redemption with respect to any applicable Notes that remain outstanding on the AHYDO redemption date.

Ranking

The indebtedness evidenced by the Notes is senior Indebtedness of the Issuer, ranks pari passu in right of payment with all existing and future senior Indebtedness of the Issuer, and is senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The Notes have the benefit of a security interest in the Collateral that is second in priority behind the senior secured credit facilities with respect to all Collateral, subject to Permitted Liens and exceptions described under “—Security for the Notes.” Although none of the Issuer’s Subsidiaries guarantee the Notes, all of the Issuer’s Domestic Wholly-Owned Subsidiaries that pledge their assets and property to secure the First Priority Lien Obligations are Subsidiary Pledgors with respect to the Notes, and their assets and property (other than a pledge of their capital stock) secure the Notes to the extent described below under “—Security for the Notes.”

At September 30, 2009, on a pro forma basis after giving effect to the 2010/2011 Tender Offers and the Incremental Loans:

(1)	the Issuer and its Subsidiaries would have had $8,970.1 million in aggregate principal amount of outstanding Indebtedness constituting First-Priority Lien Obligations (including the Additional First Lien Notes), including $6,875.1 million of Secured Indebtedness outstanding under the senior secured credit facilities;

(2)	the Issuer and its Subsidiaries would have had $4,767.9 million in aggregate principal amount of Original Second Lien Notes outstanding;

(3)	the Issuer and its Subsidiaries would have had $2,754.8 million of senior unsecured Indebtedness outstanding, of which $488.0 million was guaranteed or issued by its Subsidiaries and of which $853.9 million is owed to Harrah’s Entertainment;

(4)	the Issuer and its Subsidiaries would have had $156.8 million of senior Subordinated Indebtedness outstanding; and

(5)	the Issuer and its subsidiaries would have had $355.0 million of other obligations, including a $230.0 million senior secured term loan.

In addition, on a pro forma basis after giving effect to the 2010/2011 Tender Offers and the Incremental Loans, of the $17,004 million in aggregate principal amount of Indebtedness that would have been outstanding at September 30, 2009, the Issuer’s Subsidiaries that are not Subsidiary Pledgors would have had total Indebtedness of approximately $247 million (excluding intercompany liabilities of Subsidiaries that are not Subsidiary Pledgors). One of the Subsidiary Pledgors is an obligor of $25 million of senior secured Indebtedness that is secured by assets that do not secure Indebtedness of the Issuer or its other Subsidiaries. Further, as of September 30, 2009, the Real Estate Subsidiaries of Harrah’s Entertainment had $6,500 million of additional Indebtedness.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting a First-Priority Lien Obligation. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Subsidiary Pledgor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Subsidiary Pledgors. See note 19 to our audited consolidated financial statements and note 18 to our unaudited consolidated financial statements incorporated by reference in this prospectus for financial information regarding our subsidiaries that are not Subsidiary Pledgors. Although the Indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Further, holders of the Notes will have recourse to the Collateral pledged by the Subsidiary Pledgors, but they will have no direct recourse to the Subsidiary Pledgors, themselves. In addition, neither the Parent Guarantor nor any of its Subsidiaries (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) are subject to the covenants of the Indenture. See “—Parent Guarantee.”

Security for the Notes

The Notes are secured by second-priority security interests (subject to Permitted Liens) in the Collateral and the Notes share in the benefit of such security interest based on the respective amounts of the Obligations thereunder. The Collateral consists of substantially all of the property and assets, in each case, that are held by the Issuer or any of the Subsidiary Pledgors, to the extent that such assets secure the First Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein, subject to the exceptions described below. The initial Collateral does not include, subject to certain exceptions,

(i) any property or assets owned by any Foreign Subsidiaries, (ii) any Real Property or Vessel held by the Issuer or any of its Subsidiary Pledgors as a lessee under a lease or any Real Property owned in fee that is not Owned Real Property or any Vessel owned in fee that does not have an individual fair market value (as determined in good faith by the Issuer) of at least $15.0 million, (iii) any vehicle, (iv) cash, deposit accounts and securities accounts (to the extent that a Lien thereon must be perfected by any action other than the filing of customary financing statements), (v) any assets to the extent that, and for so long as, taking a security interest in such assets would violate any applicable law or regulation (including any Gaming Law or regulation) or an enforceable contractual obligation binding on the assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation or in connection with the acquisition of such assets (except in the case of assets (A) owned on the Issue Date or (B) acquired after the Issue Date with Indebtedness of the type permitted pursuant to clauses (d) or (w) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” that is secured by a Permitted Lien), (vi) any securities or other equity interests of the Issuer or any of the Issuer’s Subsidiaries, (vii) any right, title or interest in any license, contract or agreement to which the Issuer or a Subsidiary Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would violate applicable Gaming Laws or the terms of such license, contract or agreement, or result in a breach of the terms of, or constitute a default under, any such license, contract or agreement to which the Issuer or such Subsidiary Pledgor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include all such rights and interests as if such provision had never been in effect, (viii) any equipment or other asset owned by the Issuer or any Subsidiary Pledgor that is subject to a purchase money lien or a Capitalized Lease Obligation, in each case, as permitted under the Indenture, if the contract or other agreement in which the Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any Person other than the Issuer or the Subsidiary Pledgors as a condition to the creation of any other security interest on such Equipment or asset and, in each case, the prohibition or requirement is permitted under the Indenture, and (ix) certain other exceptions described in the Security Documents (all such excluded assets referred to as “Excluded Assets”). In addition, the aggregate principal amount of Notes secured by the Collateral will at all times be limited to the maximum amount that is permitted to be secured without equally and ratably securing the Existing Notes and the loans outstanding under the Senior Interim Loan Facility in accordance with the terms thereof as in effect on the Issue Date. Except for securities or other equity interests of certain of our Domestic Subsidiaries or “first-tier” Foreign Subsidiaries, the foregoing excluded property and assets do not secure the First Priority Lien Obligations. The security interests securing the Notes are second in priority to any and all security interests at any time granted to secure the First Priority Lien Obligations and are also subject to all other Permitted Liens. The First Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The Person holding such First Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the First Lien Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Issuer and the Subsidiary Pledgors are able to incur additional Indebtedness in the future that could share in the Collateral, including additional First Priority Lien Obligations and additional Indebtedness that would be secured on a second-priority basis with the Notes. The amount of such First Priority Lien Obligations and additional Indebtedness is limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First Priority Lien Obligations and additional Indebtedness could be significant.

Post-Acquisition Collateral

Subject to certain limitations and exceptions (including the exclusion of any securities or other equity interests of any of the Issuer’s Subsidiaries), if the Issuer or any Subsidiary Pledgor creates any additional security interest upon any property or asset to secure any First Priority Lien Obligations (which include

Obligations in respect of the Credit Agreement), it must concurrently grant a second priority security interest (subject to Permitted Liens, including the first priority lien that secures obligations in respect of the First Priority Lien Obligations) upon such property as security for the Notes.

Security Documents and Intercreditor Agreement

The Issuer, the Subsidiary Pledgors and the Trustee have entered into the Security Documents, which define the terms of the security interests that secure the Notes. These security interests secure the payment and performance when due of all of the Obligations of the Issuer under the Notes, the Indenture and the Security Documents, as provided in the Security Documents.

The Trustee, the First Lien Agent, the Issuer and the Subsidiary Pledgors have entered into the Intercreditor Agreement, which may be amended from time to time to add other parties holding Other Second-Lien Obligations and other First Priority Lien Obligations permitted to be incurred under the Indenture. The First Lien Agent is initially the administrative agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of Senior Lender Claims, the First Lien Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such notes or (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the second priority Liens. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The Second Lien Notes will be secured only to the extent of the value of the assets that have been granted as security for the Second Lien Notes and in the event that the security is enforced against the collateral, the holders of the Second Lien Notes will receive proceeds form the collateral only after the lenders under our senior secured credit facilities.” After the Discharge of Senior Lender Claims, the Trustee in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Trustee) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes and holders of Other Second- Lien Obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The rights of holders of Second Lien Notes to the collateral securing the Second Lien Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.”

In addition, the Intercreditor Agreement provides that, prior to the Discharge of Senior Lender Claims, (1) the holders of First Priority Lien Obligations and the First Lien Agent shall have the exclusive right to make determinations regarding the release of Collateral without the consent of the holders of the Notes, (2) the Intercreditor Agreement may be amended, without the consent of the Trustee and the holders of the Notes, to add additional secured creditors holding Other Second-Lien Obligations so long as such Other Second-Lien Obligations are not prohibited by the provisions of the Credit Agreement or the Indenture and (3) the holders of the First Priority Lien Obligations may change, waive, modify or vary the Security Documents without the consent of the holders of the Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of officers that such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether or not the Issuer has complied with its undertakings in the Indenture, the Security Documents or the Intercreditor Agreement.

In addition, if the Issuer or any Subsidiary Pledgor is subject to any insolvency or liquidation proceeding, the Trustee and the holders will agree that:

(1)	if the First Lien Agent shall desire to permit the use of cash collateral or to permit the Issuer or any Subsidiary Pledgor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Trustee and the holders agree not to object to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the clause 5 below) and, to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the First Priority Lien Obligations;

(2)	they will not object to, and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Lien Obligations made by the First Lien Agent or any holder of such obligations;

(3)	they will not object to, and will not otherwise contest any order relating to a sale of assets of the Issuer or any Subsidiary Pledgor for which the First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Priority Lien Obligations and the Notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4)	until the Discharge of Senior Lender Claims, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the First Lien Agent and the required lenders under the Credit Agreement;

(5)	none of them shall contest (or support any other Person contesting) (a) any request by the First Lien Agent or the holders of First Priority Lien Obligations for adequate protection or (b) any objection by the First Lien Agent or the holders of First Priority Lien Obligations to any motion, relief, action or proceeding based on the First Lien Agent’s or the holders of First Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Bankruptcy Code or any similar law, then the Trustee (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Notes are so subordinated to the Liens securing First Priority Lien Obligations under the Intercreditor Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event the Trustee seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Trustee and the Noteholders agree that the holders of the First Priority Lien Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable First Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Notes shall be subordinated to the Liens on such collateral securing the First Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Priority Lien Obligations as adequate protection on the same basis as the other Liens securing the Notes are so subordinated to such Liens securing First Priority Lien Obligations under the Intercreditor Agreement; and

(6)

until the Discharge of Senior Lender Claims has occurred, the Trustee, on behalf of itself and each noteholder, (i) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Lien Obligations for costs or expenses of preserving or disposing of any collateral, and (ii) will waive any claim it may have arising out of the election by any holder of First Priority Lien Obligations of the application of Section 111 1(b)(2) of the United States Bankruptcy Code.

Subject to the terms of the Security Documents, the Issuer and the Subsidiary Pledgors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the First Lien Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

The Issuer and the Subsidiary Pledgors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1)	upon the Discharge of Senior Lender Claims and concurrent release of all other Liens on such property or assets securing First Priority Lien Obligations (including all commitments and letters of credit thereunder); provided, however, that if the Issuer or any Subsidiary Pledgor subsequently incurs First Priority Lien Obligations that are secured by Liens on property or assets of the Issuer or any Subsidiary Pledgor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (6)(B) of the definition of Permitted Liens, then the Issuer and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First Priority Lien Obligations, will be second priority Liens on the Collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Priority Lien Obligations, with the second priority Lien held either by the administrative agent, collateral agent or other representative for such First Priority Lien Obligations or by a collateral agent or other representative designated by the Issuer to hold the second priority Liens for the benefit of the holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)	to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(3)	in respect of the property and assets of a Subsidiary Pledgor, upon the designation of such Subsidiary Pledgor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(4)	in respect of the property and assets of a Subsidiary Pledgor, upon the release or discharge of the pledge by such Subsidiary Pledgor of the Credit Agreement or other Indebtedness or the guarantee of any other Indebtedness which resulted in the obligation to become a Subsidiary Pledgor; and

(5)	as described under “—Amendments and Waivers” below.

If an Event of Default under the Indenture exists on the date of Discharge of Senior Lender Claims, the second priority Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (or another designated representative acting at the direction of the holders of a majority of outstanding principal amount of the Notes and Other Second-Lien Obligations) will have the right to direct the First Lien Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

The second priority security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “— Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Parent Guarantee

The Parent Guarantor irrevocably and unconditionally guarantees on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Parent Guarantor being herein called the “Parent Guaranteed Obligations”). The Parent Guarantor agrees to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Parent Guarantee.

The Parent Guarantee is subject to important limitations. The Parent Guarantor and each of its Subsidiaries (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) are not subject to any of the covenants set forth below other than those described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and each of the Subsidiaries of the Parent Guarantor (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) do not guarantee or otherwise are required to provide credit support for the Notes. As a result, the Parent Guarantee is effectively subordinated to the present and future liabilities of the Parent Guarantor’s Subsidiaries (other than the Issuer and the Restricted Subsidiaries). As of September 30, 2009, these liabilities were approximately $11,100 million.

The Parent Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Parent Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon the Parent Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

The Parent Guarantee will be automatically released upon:

(1)	the Issuer ceasing to be a Wholly Owned Subsidiary of Harrah’s Entertainment;

(2)	the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of Harrah’s Entertainment in accordance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and such transferee entity assumes the Issuer’s obligations under the Indenture; and

(3)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuer’s obligations under the Indenture are discharged in accordance with the terms of the Indenture.

In addition, the Parent Guarantee is automatically released upon the election of the Issuer and notice to the Trustee if the guarantee by Harrah’s Entertainment of the Credit Agreement, the Senior Interim Loan Facility, the Existing Notes or any other Indebtedness which resulted in the obligation to guarantee the Notes has been released or discharged.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously or concurrently elected to redeem Notes as described under “—Optional Redemption.”

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The Issuer may not be able to repurchase the Second Lien Notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The Issuer may not be able to repurchase the Second Lien Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of 2015 Second Lien Exchange Notes and 2018(1) Exchange Notes” section of this offering memorandum will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”; and

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture provides that:

(1)	the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of its Restricted Subsidiaries (other than a Subsidiary Pledgor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Subsidiary Pledgor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary of the Issuer that is not a Subsidiary Pledgor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed

Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

(a)	the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder up to an aggregate principal amount of $11,000 million;

(b)	the Incurrence by the Issuer of Indebtedness represented by the Notes (not including any additional Notes, but including any exchange Notes);

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets);

(e)	Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Acquisition Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Issuer to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Pledgor is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i)	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Pledgor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Pledgor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries), such Indebtedness is subordinated in right of payment to the obligations of such Subsidiary Pledgor in respect of the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j)	(x) Hedging Obligations entered into in connection with the Acquisition Transaction and (y) Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l)	Indebtedness or Disqualified Stock of the Issuer or, subject to the third paragraph of this covenant, Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $1,100 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 200.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or its Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(n)

any guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, any such guarantee of such Subsidiary Pledgor with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Pledgor’s obligations with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the obligations of such Subsidiary Pledgor in respect of the Notes, as applicable and (ii) if such guarantee is of Indebtedness of the Issuer, such guarantee is Incurred in accordance with the covenant described under “—Future Subsidiary Pledgors” solely to the extent such covenant is applicable;

(o)	the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (l), (m), (o), (p), (t) and (x) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(2)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, such Refinancing Indebtedness is junior to the Notes or such obligations of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3)	shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Subsidiary Pledgor that refinances Indebtedness of the Issuer or a Subsidiary Pledgor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided, further, that subclause (1) of this clause (o) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations and subclauses (1) and (2) of this clause (o) will not apply to any refunding or refinancing of any of the Retained Notes;

(p)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or, subject to the third paragraph of this covenant, any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(q)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(r)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(s)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(t)	Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $250.0 million and 7.5% of Total Assets of the Foreign Subsidiaries at any one time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (t) shall cease to be deemed incurred or outstanding for purposes of this clause (t) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (t));

(u)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v)	Indebtedness consisting of Indebtedness issued by the Issuer or a Restricted Subsidiary of the Issuer to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

(w)	Indebtedness incurred in connection with any Project Financing; and

(x)	Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of $300.0 million.

Restricted Subsidiaries that are not Subsidiary Pledgors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under the first paragraph of this covenant or clauses (l) or (p)(x) of the second paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Pledgors incurred or issued pursuant to the first paragraph of this covenant and clauses (l) and (p)(x) of the second paragraph of this covenant, collectively, would exceed the greater of $2,000 million and 5.0% of Total Assets.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (x) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; and

(2)	at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)

make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness or Long-Term Retained Notes of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness or Long-Term Retained Notes in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof), (6)(c), (8), (13)(b) and (19) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after February 1, 2008 (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer), plus

(3)	100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after February 1, 2008 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4)	100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after February 1, 2008 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

(B)	the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer in such Unrestricted Subsidiary (which, if the fair market value of such investment shall exceed $250.0 million, shall be determined by the Board of Directors of the Issuer, a copy of the resolution of which with respect thereto shall be delivered to the Trustee) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions do not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Subsidiary Pledgor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”),

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock, and

(c)	if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Pledgor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Subsidiary Pledgor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated to the Notes or such Subsidiary Pledgor’s obligations in respect of the Notes, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $50.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $100.0 million in any calendar year (which shall increase to $150.0 million subsequent to the consummation of an underwritten public Equity Offering of common stock); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under “—Limitation on Restricted Payments”), plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date, plus

(c)	the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer in connection with Acquisition Transactions that are foregone in return for the receipt of Equity Interests;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; and provided, further, that cancellation of

Indebtedness owing to the Issuer or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Issuer, any of its Restricted Subsidiaries or its direct or indirect parents in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(b)	a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $250.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer, other than public offerings with respect to the Issuer’s (or such direct or indirect parent’s) common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed the greater of $500.0 million and 2.5% of Total Assets at the time made;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12)

the payment of dividends or other distributions to any direct or indirect parent of the Issuer that files a consolidated tax return that includes the Issuer and its subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members) in an amount not to exceed the amount that the Issuer and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Issuer and its Restricted Subsidiaries paid such taxes as a stand-alone taxpayer (or standalone group);

(13)	the payment of Restricted Payment, if applicable:

(a)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer and general corporate operating and overhead expenses of any direct or indirect parent of the Issuer in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14)	any Restricted Payment used to fund the Acquisition Transactions or the Transactions and the payment of fees and expenses incurred in connection with the Acquisition Transactions or the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents, whether payable on the Issue Date or thereafter, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15)	any Restricted Payment made under the Operations Management Agreement;

(16)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(17)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(18)	Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(19)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(20)

payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(21)	payments made to repay, defease, discharge or otherwise refinance Retained Notes or to service Retained Notes; and

(22)	Restricted Payments made in connection with the incurrence of Indebtedness under the revolving portion of the Credit Agreement for the account or benefit of the Subsidiaries of Harrah’s Entertainment other than the Issuer or any of its Subsidiaries (including the distribution of the proceeds of any such Indebtedness and with respect to the issuance of, or payments in respect of drawings under, letters of credit), in each case for general corporate purposes of such Subsidiaries (including, without limitation, for business acquisitions and project development and, in the case of letters of credit, for the back-up or replacement of existing letters of credit) in an aggregate amount not to exceed $250.0 million at any time outstanding, so long as such proceeds are not distributed to the stockholders of Harrah’s Entertainment;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6)(b), (7), (10), (11) and (13)(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding the foregoing provisions of this covenant, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on, or in respect of, the Issuer’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Issuer or any direct or indirect parent of the Issuer for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of any direct or indirect parent of the Issuer for cash from, the Investors, or guarantee any Indebtedness of any Affiliate of the Issuer for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (1), (7) or (10) of the second paragraph of this covenant or clauses (9), (10), (15) or (20) of the definition of “Permitted Investments,” if (x) at the time and after giving effect to such payment, the Consolidated Leverage Ratio of the Company would be greater than 7.25 to 1.00 or (y) such payment is not otherwise in compliance with this covenant.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2)	the Indenture, the Notes (and any exchange Notes);

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock (a) of any Restricted Subsidiary of the Issuer that is a Subsidiary Pledgor or a Foreign Subsidiary, (b) of any Restricted Subsidiary that is not a Subsidiary Pledgor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer) or (c) of any Restricted Subsidiary incurred in connection with any Project Financing, provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings,

replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the Notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Notes or such Restricted Subsidiary’s obligations in respect of the Notes) that are assumed by the transferee of any such assets,

(b)	any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 5.0% of Total Assets and $850.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 15 months after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1)

to repay (a) Indebtedness constituting First Priority Lien Obligations and other Pari Passu Indebtedness that is secured by a Lien permitted under the Indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Pledgor, (c) Obligations under the Notes or (d) other Pari Passu Indebtedness (provided that if the Issuer or any Subsidiary Pledgor shall so reduce Obligations under Pari Passu Indebtedness that does not constitute First Priority Lien Obligations, the Issuer will equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; or

(2)	to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $200.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee; provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions do not apply to the following:

(1)	transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	(x) the entering into of any agreement (and any amendment or modification of any such agreement so long as, in the good faith judgment of the Board of Directors of the Issuer, any such amendment is not disadvantageous to the Holders when taken as a whole, as compared to such agreement as in effect on the Issue Date) to pay, and the payment of, management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $30 million and (B) 1% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year, plus out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary, any direct or indirect parent of the Issuer;

(5)	payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this offering memorandum or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6)	transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

(9)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this offering memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(10)	the execution of the Acquisition Transactions, and the payment of all fees and expenses related to the Acquisition Transactions, including fees to the Sponsors, which are described in this offering memorandum or contemplated by the Acquisition Documents;

(11)	any transactions made pursuant to any Operations Management Agreement and any transactions in connection with the use of the revolving credit facility under the Credit Agreement for the account or benefit of the Subsidiaries of Harrah’s Entertainment other than the Issuer and its Subsidiaries (including the distribution of the proceeds of any such revolving credit Indebtedness and with respect to the issuance of, or payments in respect of drawings under, letters of credit);

(12)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(13)	any transaction effected as part of a Qualified Receivables Financing;

(14)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(15)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(16)	the entering into of any tax sharing agreement or arrangement that complies with clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;
(17)	any contribution to the capital of the Issuer;

(18)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(19)	transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(20)	pledges of Equity Interests of Unrestricted Subsidiaries;

(21)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(22)	any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(23)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture; and

(24)	the execution of the Transactions and the payment of all fees and expenses related to the Transactions.

Liens

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien or (ii) any Lien securing any First Priority Lien Obligation of the Issuer or any Subsidiary Pledgor without effectively providing that the Notes or the obligations of such Subsidiary Pledgor in respect of the Notes, as the case may be, shall be granted a second priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First Priority Lien Obligations, except as set forth under “—Security for the Notes.”

Clause (i) of the preceding paragraph does not require the Issuer or any Restricted Subsidiary of the Issuer to secure the Notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Notes or the obligations of any Subsidiary Pledgor in respect of the Notes under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Subsidiary Pledgor obligations under such clause (i).

Reports and Other Information

The Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, subject, in the case of any such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, to exceptions consistent with the presentation of financial information in this offering memorandum.

Notwithstanding the foregoing, the Issuer will not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement.

In the event that:

(a)	the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b)	any direct or indirect parent of the Issuer is or becomes a Subsidiary Pledgor of the Notes,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant, and the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Pledgors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer is deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offers contemplated by the Registration Rights Agreement relating to the Notes or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offers registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and/or (2) the posting of reports that would be required to be provided to the Trustee and the holders on the Issuer’s website (or that of any of its parent companies).

Amendment of Security Documents

The Issuer will not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described above under “—Security for the Notes” or as permitted under “—Amendments and Waivers.”

Future Subsidiary Pledgors

The Indenture provides that the Issuer will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) and that provides a pledge of, or grants a Lien on, its assets to secure any First Priority Lien Obligations to execute and deliver to the Trustee the Security Documents necessary to cause such Restricted Subsidiary to become a Subsidiary Pledgor (or grantor) and take all actions required thereunder to perfect Liens created thereunder, as well as to execute and deliver to the Trustee a joinder to the Intercreditor Agreement.

The Indenture also provides that the Issuer shall cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) and that guarantees any First Priority Lien Obligations to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall guarantee the Issuer’s Obligations under the Notes and this Indenture.

After-Acquired Property

The Indenture provides that upon the acquisition by any Issuer or any Subsidiary Pledgor of any First Priority After-Acquired Property, the Issuer or such Subsidiary Pledgor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee a perfected security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect.

Mandatory Disposition Pursuant to Gaming Laws

Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The Gaming Authority of any jurisdiction in which Harrah’s Operating or any of its subsidiaries conduct or propose to conduct gaming may require that a holder of the Notes or the beneficial owner of the Notes of a holder be approved, licensed, qualified or found suitable under applicable gaming laws. Under the Indenture, each person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such notes, that if any such Gaming Authority requires such person to be approved, licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so (a “Disqualified Holder”), the Issuer shall have the right, at its election, (1) to require such person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be required by such Gaming Authority or (2) to redeem such notes at a redemption price that, unless otherwise directed by such Gaming Authority, shall be at a redemption price that is equal to the lesser of:

•	such person’s cost, or

•	100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date or (2) the date such person became a Disqualified Holder.

Harrah’s Operating will notify the Trustee and applicable Gaming Authority in writing of any such redemption as soon as practicable. Harrah’s Operating will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or finding of suitability.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)	the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	if the Issuer is not the Successor Issuer, each Subsidiary Pledgor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that obligations in respect of the Notes shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Issuer (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

The Indenture further provides that, subject to certain limitations in the Indenture governing release of assets and property securing the Notes upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Subsidiary Pledgor, no Subsidiary Pledgor will, and the Issuer will not permit any Subsidiary Pledgor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Pledgor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) such Subsidiary Pledgor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Pledgor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Pledgor or such Person, as the case may be, being herein called the “Successor Subsidiary Pledgor”) and the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) expressly assumes all the obligations of such Subsidiary Pledgor under the Indenture and the Security Documents pursuant to documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) will succeed to, and be substituted for, such Subsidiary Pledgor under the Indenture and such Subsidiary Pledgor’s obligations in respect of the Notes, and such Subsidiary Pledgor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Pledgor’s obligations in respect of the Notes. Notwithstanding the foregoing, (1) a Subsidiary Pledgor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Pledgor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Subsidiary Pledgor is not increased thereby and (2) a Subsidiary Pledgor may merge, amalgamate or consolidate with another Subsidiary Pledgor or the Issuer.

In addition, notwithstanding the foregoing, any Subsidiary Pledgor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to the Issuer or any Subsidiary Pledgor.

In addition, the Indenture provides that, subject to certain limitations in the Indenture governing release of Harrah’s Entertainment’s Note Guarantee upon the sale or disposition of the Issuer or the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of Harrah’s Entertainment in accordance with the first two paragraphs of this covenant, Harrah’s Entertainment will not consolidate, amalgamate or merge with or into or wind up into (whether or not Harrah’s Entertainment is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either Harrah’s Entertainment or the Issuer (provided that if the Issuer is to be the surviving Person, then such transaction shall comply with the first two paragraphs of this covenant) is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Harrah’s Entertainment) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Harrah’s Entertainment or such Person, as the case may be, being herein called the “Successor Parent Guarantor”) and the Successor Parent Guarantor (if other than Harrah’s Entertainment) expressly assumes all the obligations of Harrah’s Entertainment under the Indenture and Harrah’s Entertainment’s Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(2)	the Successor Parent Guarantor (if other than Harrah’s Entertainment) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Parent Guarantor (if other than Harrah’s Entertainment) will succeed to, and be substituted for, Harrah’s Entertainment under the Indenture, Harrah’s Entertainment’s Note Guarantee, and Harrah’s Entertainment will automatically be released and discharged from its obligations under the Indenture and such Note Guarantee.

Defaults

An Event of Default is defined in the Indenture with respect to a series of notes as:

(1)	a default in any payment of interest (including any additional interest) on any Note of such series when due, continued for 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note of such series when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes of such series or the Indenture,

(4)

the failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $150.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the “bankruptcy provisions”),

(6)	failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $150.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(7)	the Note Guarantee of the Parent Guarantor ceases to be in full force and effect (except as contemplated by the terms thereof) or the Parent Guarantor denies or disaffirms its obligations under the Indenture or its Note Guarantee and such Default continues for 10 days,

(8)	unless all of the Collateral has been released from the second priority Liens in accordance with the provisions of the Security Documents, the second priority Liens on all or substantially all of the Collateral cease to be valid or enforceable and such Default continues for 30 days, or the Issuer shall assert or any Subsidiary Pledgor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Issuer, the Issuer fails to cause such Subsidiary to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions, or

(9)	the failure by the Issuer or any Subsidiary Pledgor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (8) the “security default provisions”).

The foregoing constitutes Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (3) or (9) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of outstanding Notes of such series notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (3) or (9) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs with respect to a series of notes and is continuing, the Trustee or the holders of at least 30% in principal amount of outstanding Notes of such series by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes of such series to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within

20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 30% in principal amount of the outstanding Notes of the applicable series have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes of the applicable series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Issuer is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and Security Documents may be amended with respect to each series of Notes with the consent of the holders of a majority in principal amount of the Notes then outstanding of such series and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each holder of an outstanding Note of such series affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5)	make any Note payable in money other than that stated in such Note;

(6)	expressly subordinate the Notes to any other Indebtedness of the Issuer or any Subsidiary Pledgor;

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9)	make any change in the provisions in the Intercreditor Agreement or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Notes.

Without the consent of any holder, the Issuer and Trustee may amend the Indenture or the Intercreditor Agreement to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Issuer of the obligations of the Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Subsidiary Pledgor of the obligations of a Subsidiary Pledgor under the Indenture and the Security Documents, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Subsidiary Pledgor with respect to the Notes, to secure the Notes, to release Collateral as permitted by the Indenture, to add additional secured creditors holding Other Second-Lien Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to conform the text of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement, to any provision of this “Description of 2015 Second Lien Exchange Notes and 2018(1) Exchange Notes” to the extent that such provision in this “Description of 2015 Second Lien Exchange Notes and 2018(1) Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of additional Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, has any liability for any obligations of the Issuer under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes were issued in registered form and the registered holder of a Note is treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer has paid all other sums payable under the Indenture; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and the undertakings and covenants contained under “— Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Pledgor will be released from all of its obligations with respect to the Notes and the Security Documents.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4) and (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Affiliates of the Sponsors of substantially all of the outstanding shares of capital stock of Harrah’s Entertainment, Inc., pursuant to the Merger Agreement.

“Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter.

“Acquisition Transactions” means the transactions described under “Offering memorandum Summary— The Acquisition Transactions.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note, at December 15, 2013 (in the case of the 2018 Notes) and December 15, 2012 (in the case of the 2015 Notes) (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through December 15, 2013 (in the case of the 2018 Notes) and December 15, 2012 (in the case of the 2015 Notes) (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/ Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $50.0 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g)	foreclosure or any similar action with respect to any property or other asset of the Issuer or any of its Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(m)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Indenture;

(o)	dispositions in connection with Permitted Liens;

(p)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)	any disposition made pursuant to an Operations Management Agreement;

(r)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(s)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(t)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.
“Change of Control” means the occurrence of either of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of (prior to a Qualified IPO or upon or after an Issuer IPO) the Issuer or (upon or after a Holdco Qualified IPO) the Holdco Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the Indenture and under the Security Documents and any successor thereto in such capacity.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Indebtedness (other than Qualified Non-Recourse Debt) of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight- line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Acquisition Transactions or the Transactions, in each case, shall be excluded;

(2)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Acquisition Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary or a Qualified Non-Recourse Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof (other than a Qualified Non-Recourse Subsidiary of such referent Person) in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Pledgor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(11)	any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12)	any (a) one-time non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14)	solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)	any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded; and

(17)	to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means (i) the credit agreement, date as of January 28, 2008, entered into in connection with the consummation of the Acquisition, among the Issuer, the pledgors named therein, the financial institutions named therein, and Bank of America, N.A., as Administrative Agent and Collateral Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Discharge of Senior Lender Claims” means, except to the extent otherwise provided in the Intercreditor Agreement, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First Priority Lien Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Priority Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Lien Obligations. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Fixed Charges; plus

(3)	Consolidated Depreciation and Amortization Expense; plus

(4)	Consolidated Non-cash Charges; plus

(5)	any expenses or charges (other than Consolidated Depreciation or Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Bank Indebtedness, (ii) any amendment or other modification of the Notes or other Indebtedness, (iii) any additional interest in respect of the Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6)	business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)	the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(8)	the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(9)	any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Subsidiary Pledgor or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(10)	Pre-Opening Expenses; less, without duplication,

(11)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Existing Notes” means the Issuer’s 5.500% Senior Notes due 2010, 8.00% Senior Notes due 2011, 5.375% Senior Notes due 2013, 7.875% Senior Subordinated Notes due 2010, 8.125% Senior Subordinated Notes due 2011, 5.625% Senior Notes due 2015, 6.500% Senior Notes due 2016, 5.75% Senior Notes due 2017, 10.75% Senior Notes due 2016 and 10.75%/1 1.50% Senior Toggle Notes due 2018, in each case to the extent outstanding after completion of the Transactions.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Agent” has the meaning given to such term in the Intercreditor Agreement.

“First Priority After-Acquired Property” means any property of the Issuer or any Subsidiary Pledgor that secures any Secured Bank Indebtedness that is not already subject to the Lien under the Security Documents other than any Excluded Assets.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness and (ii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges (other than Fixed Charges in respect of Qualified Non-Recourse Debt) of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted

Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four- quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Gaming Authorities” means, in any jurisdiction in which Issuer or any of its subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after issuance of the Notes have, jurisdiction over the gaming activities of the Issuer or any of its subsidiaries, or any successor to such authority or (b) is, or may at any time after the issuance of the Notes be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treatises, laws and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of Issuer or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdco Issuer” means the issuer in any Holdco Qualified IPO.

“Holdco Qualified IPO” means any Qualified IPO in which a direct or indirect parent of the Issuer is the issuer.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)

the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means the intercreditor agreement among Bank of America, N.A., as agent under the Credit Agreement Documents, the Trustee, the Issuer and each Subsidiary Pledgor, as it may be amended from time to time in accordance with the Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Long-Term Retained Notes” means the Issuer’s 5.625% Senior Notes due 2015, 6.500% Senior Notes due 2016 and 5.75% Senior Notes due 2017.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Merger Agreement” means the Agreement and Plan of Merger among Hamlet Holdings LLC, Hamlet Merger Inc. and Harrah’s Entertainment, Inc., dated as of December 19, 2006, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter, in accordance with its terms.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” means the Real Properties owned or leased by the Issuer or any Subsidiary Pledgor encumbered by a Mortgage to secure the First Lien Obligations.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, as amended, supplemented or otherwise modified from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Project” means each capital project which is either a new project or a new feature of an existing project owned by the Issuer or its Restricted Subsidiaries which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, which meets the requirements set forth in the Indenture.

“Operations Management Agreement” means each of the real estate management agreements and any other operating management agreement entered into by the Issuer or any of its Restricted Subsidiaries with Harrah’s Entertainment or with any other direct or indirect Subsidiary of Harrah’s Entertainment, including, without limitation, any Real Estate Subsidiary, and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not materially less favorable, taken as a whole, to the Issuer and its Restricted Subsidiaries than the terms of such agreements as in effect on the Issue Date.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Other Second-Lien Obligations” means other Indebtedness of the Issuer and its Restricted Subsidiaries that is equally and ratably secured with the Notes as permitted by the Indenture and is designated by the Issuer as an Other Second-Lien Obligation.

“Owned Real Property” means each parcel of Real Property that is owned in fee by the Issuer or any Subsidiary Pledgor that has an individual fair market value (as determined by the Issuer in good faith) of at least $15.0 million (provided that such $15.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, with respect to any Real Property that is partially owned in fee and partially leased by the Issuer or any Subsidiary Pledgor, Owned Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual fair market value (as determined by the Issuer in good faith) of at least $15.0 million (provided that such $15.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (ii) a mortgage in favor of the Collateral Agent (for the benefit of the noteholders) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property.

“Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2)	with respect to any Subsidiary Pledgor, its obligations in respect of the Notes and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Pledgor’s obligations in respect of the Notes.

“Parent Guarantee” means a Note Guarantee of Harrah’s Entertainment and its successors. “Parent Guarantor” means Harrah’s Entertainment and its successors.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and

(ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6)	advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $25.0 million at any one time outstanding;

(7)	any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $500.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)

additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $950.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market

Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)	loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(12)	Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “— Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (11) and (12)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Subsidiary Pledgors,” including, without limitation, any guarantee or other obligation issued or incurred under the Credit Agreement in connection with any letter of credit issued for the account of Harrah’s Entertainment or any of its subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(16)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18)	any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivable Financing;

(20)	additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (20), the greater of $350.0 million and 2.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary;

(21)	Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(22)	any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)

(A) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Pledgor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (B) Liens securing an aggregate principal amount of First Priority Lien Obligations not to exceed the greater of (x) the aggregate amount of Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.50 to 1.00; and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l), (p), (t) or (w) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that (1) in the case of clause (d), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof,

(2) in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary, and (3) in the case of clause (w) such Lien applies solely to acquired property or asset of the acquired entity, as the case may be);

(7)	Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Agreement);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9)	Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Subsidiary Pledgor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B), for purposes of clause (1) under “—Security for the Notes —Release of Collateral” and for purposes of the definition of Secured Bank Indebtedness;

(21)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $100.0 million at any one time outstanding;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary; and

(28)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

For purposes of this definition, notwithstanding anything in the foregoing clauses (1) through (28), any Lien that secures Retained Notes or Long-Term Retained Notes shall not under any circumstances be deemed Permitted Liens.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock Issuer, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects that are classified as “pre-opening expenses” on the applicable financial statements of the Issuer and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Project Financings” means (1) any Capitalized Lease Obligations, mortgage financing, purchase money Indebtedness or other Indebtedness incurred in connection with the acquisition, lease, construction, repair, replacement, improvement or financing related to any of the Margaritaville Casino & Resort in Biloxi, Mississippi, the retail facilities related to the Margaritaville Casino & Resort and the planned casino and hotel in the community of Ciudad Real, Spain or any refinancing of any such Indebtedness that does not extend to any assets other than the assets listed above and (2) any Sale/Leaseback Transaction with respect to any of the Margaritaville Casino & Resort in Biloxi, Mississippi, the retail facilities related to the Margaritaville Casino & Resort and the planned casino and hotel in the community of Ciudad Real, Spain.

“Qualified IPO” means any underwritten public Equity Offering.

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (a) incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any property (real or personal) or equipment (whether through the direct purchase of property or the Equity Interests of any person owning such property and whether in a single acquisition or a series of related acquisitions) or (b) assumed by a Qualified Non-Recourse Subsidiary, (2) is non-recourse to the Issuer and any Subsidiary Pledgor and (3) is non-recourse to any Restricted Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” means (1) a Restricted Subsidiary that is not a Subsidiary Pledgor and that is formed or created after the Closing Date in order to finance an acquisition, lease, construction, repair, replacement or improvement of any property or equipment (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt and (2) any Restricted Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Real Estate Facility” means the mortgage financing and mezzanine financing arrangements between the Real Estate Subsidiaries, which are direct or indirect subsidiaries of Harrah’s Entertainment, and JPMorgan Chase Bank N.A. and its successors and assigns on behalf of the noteholders dated as of January 28, 2008, as amended, restated, supplemented, extended, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time.

“Real Estate Subsidiary” means those Subsidiaries of Harrah’s Entertainment that are party to (prior to, on or after the Issue Date) the Real Estate Facility (and their respective Subsidiaries) secured by the Real Property collateralizing such facility on the Issue Date plus any additional Real Property sold, contributed or transferred to such Subsidiaries by the Issuer or any Restricted Subsidiary (whether directly or indirectly through the sale, contribution or transfer of the Capital Stock of a Subsidiary the assets of which are comprised solely of such Real Property) subsequent to the Issue Date in accordance with the terms of the covenant described under “—Certain Covenants—Asset Sales.”

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)	to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for (i) such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under the Indenture and that is secured by such cash or Cash Equivalents and (ii) cash and Cash Equivalents constituting “cage cash.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of 2015 Second Lien Exchange Notes and 2018(1) Exchange Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Retained Notes” means the Issuer’s 5.500% Senior Notes due 2010, 8.00% Senior Notes due 2011, 5.375% Senior Notes due 2013, 7.875% Senior Subordinated Notes due 2010 and 8.125% Senior Subordinated Notes due 2011, in each case to the extent outstanding after completion of the Transactions.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof. “SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) First- Priority Lien Obligations of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Senior Interim Loan Facility” means the interim loan agreement, dated as of January 28, 2008 by and among the Issuer, as borrower, and the guarantors, the lenders party thereto in their capacities as lenders thereunder and Citibank N.A., as administrative agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications or restatements thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) Apollo Management, L.P. and any of its respective Affiliates other than any portfolio companies (collectively, the “Apollo Sponsors”), (ii) Texas Pacific Group and any of its respective Affiliates other than any portfolio companies (collectively, the “Texas Pacific Sponsors”), (iii) any individual who is a partner or employee of an Apollo Sponsor or a Texas Pacific Sponsor that is licensed by a relevant gaming authority on the Issue Date or thereafter replaces such licensee and (iv) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors and/or Texas Pacific Sponsors; provided that the Apollo Sponsors and/or the Texas Pacific Sponsors (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Subsidiary Pledgor, any Indebtedness of such Subsidiary Pledgor which is by its terms subordinated in right of payment to obligations in respect of the Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Pledgor” means any Person that pledges its property and assets to secure the Notes, as provided in the Security Documents; provided that upon the release or discharge of such Person from its obligations to pledge its assets and property to secure the Notes in accordance with the Indenture, such Person ceases to be a Subsidiary Pledgor.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer, without giving effect to any amortization of the amount of intangible assets since February 1, 2008.

“Transactions” means the transactions described under “The Acquisition Transactions.”

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2013 (in the case of the 2018 Notes) or December 15, 2012 (in the case of the 2015 Notes); provided, however, that if the period from such redemption date to December 15, 2013 or December 15, 2012, as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary;

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and

Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Vessel” means (a) any vessel, boat, ship, catamaran, riverboat, or barge of any kind or nature whatsoever, whether or not temporarily or permanently moored or affixed to any real property, (b) any improvement to real property which is used or susceptible of use as a dockside, riverboat or water-based venue for business operations, (c) any property which is a vessel within the meaning given to that term in 1 U.S.C. § 3, and (d) any property which would be a vessel within the meaning of that term as defined in 1 U.S.C. § 3 but for its removal from navigation for use in gaming or other business operations and/or any modifications made thereto to facilitate dockside gaming or other business operations which may affect its seaworthiness, and, in each case, all appurtenances thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF 2018(2) SECOND LIEN EXCHANGE NOTES

General

Harrah’s Operating Company, Inc., a Delaware corporation (“Harrah’s Operating” or, the “Issuer”) issued $3,705,498,000 aggregate principal amount of 10.0% Second-Priority Senior Secured Notes due 2018 (the “Notes”) under an indenture (the “Indenture”), dated April 15, 2009, by and among itself, Harrah’s Entertainment, Inc. (“Harrah’s Entertainment”) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and the Collateral Agent (as defined below). Copies of the Indenture may be obtained from Harrah’s Operating upon request. For purposes of this section, references to the “Notes” include the exchange Notes and Notes.

The Issuer will issue the exchange notes under the Indenture. The terms of the exchange notes are identical in all material respects to the original notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

The following summary of certain provisions of the Indenture, the Notes, the Security Documents, the Intercreditor Agreement and the Guarantor Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of 2018(2) Second Lien Exchange Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of 2018(2) Second Lien Exchange Notes” section, “Harrah’s Operating” and “HOC” mean Harrah’s Operating and its Subsidiaries, and the “Issuer” refers only to Harrah’s Operating but not to any of its Subsidiaries.

Harrah’s Operating issued Notes with an initial aggregate principal amount of up to the sum of the Maximum Exchange Amount or, if the requisite Consents are received from the holders of Priority 3 Notes, the amount required to be issued to all holders that properly tender their Old Notes in the exchange offers, subject, in the case of the Priority 2 Notes, to the Acceptance Priority 2 Cap, and the amount of Notes issued to the Dealer Managers as compensation for their services relating to the exchange offers and HBC Tender Offers. The Issuer may issue additional Notes from time to time after this offering. Any offering of additional Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.” The Notes and any additional Notes subsequently issued under the Indenture may, at our election, be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of 2018(2) Second Lien Exchange Notes,” references to the Notes include any additional Notes actually issued.

Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge was made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The Notes are senior obligations of the Issuer, will have the benefit of the second-priority security interest in the Collateral described below under “—Security for the Notes” and will mature on December 15, 2018. Each Note bears interest at a rate of 10.0% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year.

Optional Redemption

On or after December 15, 2013, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2013	105.000%
2014	103.333%
2015	101.667%
2016 and thereafter	100.000%

In addition, prior to December 15, 2013, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to December 15, 2011, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 110.000%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no Notes of $2,000 (and integral multiples of $1,000 in excess thereof) or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” In addition, in the event any holder is found unsuitable by a Gaming Authority to hold the Notes, the Notes may be redeemed by the Issuer pursuant to the procedures described under the caption “Mandatory Disposition Pursuant to Gaming Laws.” Harrah’s Operating may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Notes is senior Indebtedness of the Issuer, ranks pari passu in right of payment with all existing and future senior Indebtedness of the Issuer, and is senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The Notes have the benefit of a security interest in the Collateral that will be second in priority behind the senior secured credit facilities with respect to all Collateral, subject to Permitted Liens and exceptions described under “—Security for the Notes,” and pari passu in priority to the Existing Second Lien Notes, with respect to all Collateral. Although none of the Issuer’s Subsidiaries guarantee the Notes, all of the Issuer’s Domestic Wholly-Owned Subsidiaries that pledge their assets and property to secure the First Priority Lien Obligations are Subsidiary Pledgors with respect to the Notes, and their assets and property (other than a pledge of their capital stock) will secure the Notes to the extent described below under “—Security for the Notes.”

At September 30, 2009, on a pro forma basis after giving effect to the 2010/2011 Tender Offers and the Incremental Loans:

(1)	the Issuer and its Subsidiaries would have had $8,970.1 million in aggregate principal amount of outstanding Indebtedness constituting First-Priority Lien Obligations (including the Additional First Lien Notes), including $6,875.1 million of Secured Indebtedness outstanding under the senior secured credit facilities;

(2)	the Issuer and its Subsidiaries would have had $4,767.9 million in aggregate principal amount of Original Second Lien Notes outstanding;

(3)	the Issuer and its Subsidiaries would have had $2,754.8 million of senior unsecured Indebtedness outstanding, of which $488.0 million was guaranteed or issued by its Subsidiaries and of which $853.9 million is owed to Harrah’s Entertainment; and

(4)	the Issuer and its Subsidiaries would have had $156.8 million of senior Subordinated Indebtedness outstanding; and

(5)	the Issuer and its Subsidiaries would have had $355.0 million of other obligations, including a $230.0 million senior secured term loan.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and its Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting a First-Priority Lien Obligation. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Subsidiary Pledgor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Subsidiary Pledgors. See note 19 to our audited consolidated financial statements and note 18 to our unaudited consolidated financial statements included elsewhere in this prospectus for financial information regarding our subsidiaries that are not Subsidiary Pledgors. Although the Indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Further, unless the Subsidiary Pledgors guarantee the Notes pursuant to the covenant described below under “—Certain Covenants—Future Subsidiary Guarantors,” holders of the Notes will have recourse to the Collateral pledged by the Subsidiary Pledgors, but they will have no direct recourse to the Subsidiary Pledgors, themselves. In addition, neither the Parent Guarantor nor any of its Subsidiaries (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) are subject to the covenants of the Indenture. See “—Parent Guarantee.”

Security for the Notes

The Notes are secured by second-priority security interests (subject to Permitted Liens) in the Collateral and the Notes will share in the benefit of such security interest based on the respective amounts of the Obligations thereunder. The Collateral consists of substantially all of the property and assets, in each case, that are held by the Issuer or any of the Subsidiary Pledgors, to the extent that such assets secure the First Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein, subject to the exceptions described below. The initial Collateral does not include, subject to certain exceptions, (i) any property or assets owned by any Foreign Subsidiaries, (ii) any Real Property or Vessel held by the Issuer or any of its Subsidiary Pledgors as a lessee under a lease or any Real Property owned in fee that is not Owned Real Property or any Vessel owned in fee that does not have an individual fair market value (as determined in good faith by the Issuer) of at least $15.0 million, (iii) any vehicle, (iv) cash, deposit accounts and securities accounts (to the extent that a Lien thereon must be perfected by any action other than the filing of customary financing statements), (v) any assets to the extent that, and for so long as, taking a security interest in such assets would violate any applicable law or regulation (including any Gaming Law or regulation) or an enforceable contractual obligation binding on the assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation or in connection with the acquisition of such assets (except in the case of assets (A) owned on the Issue Date or (B) acquired after the Issue Date with Indebtedness of the type permitted pursuant to clauses (d) or (w) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” that is secured by a Permitted Lien), (vi) any securities or other equity interests of the Issuer or any of the Issuer’s Subsidiaries, (vii) any right, title or interest in any license, contract or agreement to which the Issuer or a Subsidiary Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would violate applicable Gaming Laws or the terms of such license, contract or agreement, or result in a breach of the terms of, or constitute a default under, any such license, contract or agreement to which the Issuer or such Subsidiary Pledgor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include all such rights and interests as if such provision had never been in effect, (viii) any equipment or other asset owned by the Issuer or any Subsidiary Pledgor that is subject to a purchase money lien or a Capitalized Lease Obligation, in each case, as permitted under the Indenture, if the contract or other agreement in which the Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any Person other than the Issuer or the Subsidiary Pledgors as a condition to the creation of any other security interest on such Equipment or asset and, in each case, the prohibition or requirement is permitted under the Indenture, and (ix) certain other exceptions described in the Security Documents (all such excluded assets referred to as “Excluded Assets”). In addition, the aggregate principal amount of Notes secured by the Collateral will at all times be limited to the maximum amount that is permitted to be secured without equally and ratably securing the Existing Notes and the loans outstanding under the Senior Interim Loan Facility in accordance with the terms thereof as in effect on the Issue Date. Except for securities or other equity interests of certain of our Domestic Subsidiaries or “first-tier” Foreign Subsidiaries, the foregoing excluded property and assets do not secure the First Priority Lien Obligations. The security interests securing the Notes are second in priority to any and all security interests at any time granted to secure the First Priority Lien Obligations and are also subject to all other Permitted Liens. The First Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The Person holding such First Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the First Lien Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Issuer and the Subsidiary Pledgors are able to incur additional Indebtedness in the future that could share in the Collateral, including additional First Priority Lien Obligations and additional Indebtedness that would be secured on a second-priority basis with the Notes. The amount of such First Priority Lien Obligations and additional Indebtedness is limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First Priority Lien Obligations and additional Indebtedness could be significant.

Post-Acquisition Collateral

Subject to certain limitations and exceptions (including the exclusion of any securities or other equity interests of any of the Issuer’s Subsidiaries), if the Issuer or any Subsidiary Pledgor creates any additional security interest upon any property or asset to secure any First Priority Lien Obligations (which include Obligations in respect of the Credit Agreement), it must concurrently grant a second priority security interest (subject to Permitted Liens, including the first priority lien that secures obligations in respect of the First Priority Lien Obligations) upon such property as security for the Notes.

Security Documents and Intercreditor Agreement

Pursuant to the terms of the Security Documents entered into in connection with the 2008 Exchange Offers, the Notes will be designated as additional second lien indebtedness and the Security Documents will define the terms of the security interests that secure the Notes. These security interests secure the payment and performance when due of all of the Obligations of the Issuer under the Notes, the Indenture and the Security Documents, as provided in the Security Documents.

The Trustee, the First Lien Agent, the Issuer and the Subsidiary Pledgors have entered into a joinder to the Intercreditor Agreement. The Intercreditor Agreement may be amended from time to time to add other parties holding Other Second-Lien Obligations and other First Priority Lien Obligations permitted to be incurred under the Indenture. The First Lien Agent is initially the administrative agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of Senior Lender Claims, the First Lien Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such notes or (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the second priority Liens. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The Second Lien Notes will be secured only to the extent of the value of the assets that have been granted as security for the Second Lien Notes and in the event that the security is enforced against the collateral, the holders of the Second Lien Notes will receive proceeds form the collateral only after the lenders under our senior secured credit facilities.” After the Discharge of Senior Lender Claims, the Trustee in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Trustee) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes and holders of Other Second- Lien Obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The rights of holders of Second Lien Notes to the collateral securing the Second Lien Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.”

In addition, the Intercreditor Agreement provides that, prior to the Discharge of Senior Lender Claims, (1) the holders of First Priority Lien Obligations and the First Lien Agent shall have the exclusive right to make determinations regarding the release of Collateral without the consent of the holders of the Notes, (2) the Intercreditor Agreement may be amended, without the consent of the Trustee and the holders of the Notes, to add additional secured creditors holding Other Second-Lien Obligations so long as such Other Second-Lien Obligations are not prohibited by the provisions of the Credit Agreement or the Indenture and (3) the holders of the First Priority Lien Obligations may change, waive, modify or vary the Security Documents without the consent of the holders of the Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of officers that such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether or not the Issuer has complied with its undertakings in the Indenture, the Security Documents or the Intercreditor Agreement.

In addition, if the Issuer or any Subsidiary Pledgor is subject to any insolvency or liquidation proceeding, the Trustee and the holders agree that:

(1)	if the First Lien Agent shall desire to permit the use of cash collateral or to permit the Issuer or any Subsidiary Pledgor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Trustee and the holders agree not to object to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the clause 5 below) and, to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the First Priority Lien Obligations;

(2)	they will not object to, and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Lien Obligations made by the First Lien Agent or any holder of such obligations;

(3)	they will not object to, and will not otherwise contest any order relating to a sale of assets of the Issuer or any Subsidiary Pledgor for which the First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Priority Lien Obligations and the Notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4)	until the Discharge of Senior Lender Claims, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the First Lien Agent and the required lenders under the Credit Agreement;

(5)	none of them shall contest (or support any other Person contesting) (a) any request by the First Lien Agent or the holders of First Priority Lien Obligations for adequate protection or (b) any objection by the First Lien Agent or the holders of First Priority Lien Obligations to any motion, relief, action or proceeding based on the First Lien Agent’s or the holders of First Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Bankruptcy Code or any similar law, then the Trustee (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Notes are so subordinated to the Liens securing First Priority Lien Obligations under the Intercreditor Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event the Trustee seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Trustee and the Noteholders agree that the holders of the First Priority Lien Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable First Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Notes shall be subordinated to the Liens on such collateral securing the First Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Priority Lien Obligations as adequate protection on the same basis as the other Liens securing the Notes are so subordinated to such Liens securing First Priority Lien Obligations under the Intercreditor Agreement; and

(6)	until the Discharge of Senior Lender Claims has occurred, the Trustee, on behalf of itself and each noteholder, (i) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Lien Obligations for costs or expenses of preserving or disposing of any collateral, and (ii) will waive any claim it may have arising out of the election by any holder of First Priority Lien Obligations of the application of Section 1111(b)(2) of the United States Bankruptcy Code.

Subject to the terms of the Security Documents, the Issuer and the Subsidiary Pledgors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the First Lien Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

The rights of holders of the Notes to the collateral will be governed by the Security Documents. The Security Documents do not provide that the Collateral Agent needs to act on the instructions of the majority of all holders of the Notes, the notes issued in the 2008 Exchange Offers and any Other Second-Lien Obligations. It is unclear if the holders of the Notes will be able to instruct the Collateral Agent to act (in the event the Collateral Agent is entitled to act with respect to any Collateral after the Discharge of Senior Lender Claims) with respect to the Collateral prior to the repayment of the notes issued in the 2008 Exchange Offers and how the collateral Agent will act if it receives conflicting instructions from holders of the Notes, the notes issued in the 2008 Exchange Offers and any Other Second-Lien Obligations.

Release of Collateral

The Issuer and the Subsidiary Pledgors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1)

upon the Discharge of Senior Lender Claims and concurrent release of all other Liens on such property or assets securing First Priority Lien Obligations (including all commitments and letters of credit thereunder); provided, however, that if the Issuer or any Subsidiary Pledgor subsequently incurs First Priority Lien Obligations that are secured by Liens on property or assets of the Issuer or any Subsidiary Pledgor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (6)(B) of the definition of Permitted Liens, then the Issuer and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First Priority Lien Obligations, will be second priority Liens on the Collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Priority Lien Obligations, with the second priority Lien held either by the administrative agent, collateral agent or other representative for such First Priority Lien Obligations or by a collateral agent or other representative designated by the Issuer to hold the second priority Liens for the benefit of the holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)	to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(3)	in respect of the property and assets of a Subsidiary Pledgor, upon the designation of such Subsidiary Pledgor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(4)	in respect of the property and assets of a Subsidiary Pledgor, upon the release or discharge of the pledge by such Subsidiary Pledgor of the Credit Agreement or other Indebtedness or the guarantee of any other Indebtedness which resulted in the obligation to become a Subsidiary Pledgor; and

(5)	as described under “—Amendments and Waivers” below.

If an Event of Default under the Indenture exists on the date of Discharge of Senior Lender Claims, the second priority Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (or another designated representative acting at the direction of the holders of a majority of outstanding principal amount of the Notes and Other Second-Lien Obligations) will have the right to direct the First Lien Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

The second priority security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Parent Guarantee

The Parent Guarantor irrevocably and unconditionally guarantees on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Parent Guarantor being herein called the “Parent Guaranteed Obligations”). The Parent Guarantor agrees to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Parent Guarantee.

The Parent Guarantee is subject to important limitations. The Parent Guarantor and each of its Subsidiaries (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) are not subject to any of the covenants set forth below other than those described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and each of the Subsidiaries of the Parent Guarantor (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) do not guarantee or otherwise are required to provide credit support for the Notes. As a result, the Parent Guarantee is effectively subordinated to the present and future liabilities of the Parent Guarantor’s Subsidiaries (other than the Issuer and the Restricted Subsidiaries). As of September 30, 2009, these liabilities were approximately $11,100 million.

The Parent Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Parent Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon the Parent Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

The Parent Guarantee will be automatically released upon:

(1)	the Issuer ceasing to be a Wholly Owned Subsidiary of Harrah’s Entertainment;

(2)	the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of Harrah’s Entertainment in accordance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and such transferee entity assumes the Issuer’s obligations under the Indenture; and

(3)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuer’s obligations under the Indenture are discharged in accordance with the terms of the Indenture.

In addition, the Parent Guarantee is automatically released upon the election of the Issuer and notice to the Trustee if the guarantee by Harrah’s Entertainment of the Credit Agreement, the Senior Interim Loan Facility, the Existing Notes or any other Indebtedness which resulted in the obligation to guarantee the Notes has been released or discharged.

Guarantor Intercreditor Agreement

The holders of the Notes will be subject to the Guarantor Intercreditor Agreement, which provides that, if any Subsidiary of the Issuer becomes a guarantor of the Notes pursuant to the requirements of the covenant described below under “Certain Covenants—Future Subsidiary Guarantors,” the Trustee and the holders of the Notes must pay over to the lenders of the Bank Indebtedness outstanding under the Credit Agreement referred to in clause (i) of the definition thereof any payment actually received in respect of any guarantee by a Subsidiary of the Issuer to the extent such payment consists of assets constituting collateral (or proceeds from assets securing collateral) securing such Credit Agreement until such Bank Indebtedness is paid in full. The Guarantor Intercreditor Agreement will also provide that other payments on any guarantee of the Notes by a Subsidiary of the Issuer will be shared ratably (based on the aggregate outstanding principal amounts of the applicable indebtedness) among the holders of the Notes and the lenders of the Bank Indebtedness outstanding under the Credit Agreement referred to in clause (i) of the definition thereof.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously or concurrently elected to redeem Notes as described under “—Optional Redemption.”

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The Issuer may not be able to repurchase the Second Lien Notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes and Our Indebtedness—The Issuer may not be able to repurchase the Second Lien Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of 2018(2) Second Lien Exchange Notes” section of this prospectus will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”; and

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted

Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture provides that:

(1)	the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of its Restricted Subsidiaries (other than a Subsidiary Pledgor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Subsidiary Pledgor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary of the Issuer that is not a Subsidiary Pledgor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

(a)	the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder up to an aggregate principal amount of $11,000 million;

(b)	the Incurrence of Indebtedness represented by the Notes (not including any additional Notes, but including any exchange Notes);

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets);

(e)	Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Acquisition Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Issuer to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Pledgor is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i)

Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Pledgor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Pledgor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries), such Indebtedness is subordinated in right of payment to the obligations of such Subsidiary Pledgor in respect of the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j)	(x) Hedging Obligations entered into in connection with the Acquisition Transaction and (y) Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l)	Indebtedness or Disqualified Stock of the Issuer or, subject to the third paragraph of this covenant, Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $1,100 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 200.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or its Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(n)	any guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, any such guarantee of such Subsidiary Pledgor with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Pledgor’s obligations with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the obligations of such Subsidiary Pledgor in respect of the Notes, as applicable and (ii) if such guarantee is of Indebtedness of the Issuer, such guarantee is Incurred in accordance with the covenant described under “—Future Subsidiary Pledgors” solely to the extent such covenant is applicable;

(o)	the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (l), (m), (o), (p), (t) and (x) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(2)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, such Refinancing Indebtedness is junior to the Notes or such obligations of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3)	shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Subsidiary Pledgor that refinances Indebtedness of the Issuer or a Subsidiary Pledgor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided, further, that subclause (1) of this clause (o) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations and subclauses (1) and (2) of this clause (o) will not apply to any refunding or refinancing of any of the Retained Notes;

(p)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or, subject to the third paragraph of this covenant, any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(q)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(r)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(s)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(t)	Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $250.0 million and 7.5% of Total Assets of the Foreign Subsidiaries at any one time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (t) shall cease to be deemed incurred or outstanding for purposes of this clause (t) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (t));

(u)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v)	Indebtedness consisting of Indebtedness issued by the Issuer or a Restricted Subsidiary of the Issuer to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

(w)	Indebtedness incurred in connection with any Project Financing; and

(x)	Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of $300.0 million.

Restricted Subsidiaries that are not Subsidiary Pledgors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under the first paragraph of this covenant or clauses (l) or (p)(x) of the second paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Pledgors incurred or issued pursuant to the first paragraph of this covenant and clauses (l) and (p)(x) of the second paragraph of this covenant, collectively, would exceed the greater of $2,000 million and 5.0% of Total Assets.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (x) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; and

(2)	at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness or Long-Term Retained Notes of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness or Long-Term Retained Notes in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof), (6)(c), (8), (13)(b) and (19) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after February 1, 2008 (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer), plus

(3)	100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after February 1, 2008 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4)	100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after February 1, 2008 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

(B)	the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer in such Unrestricted Subsidiary (which, if the fair market value of such investment shall exceed $250.0 million, shall be determined by the Board of Directors of the Issuer, a copy of the resolution of which with respect thereto shall be delivered to the Trustee) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions do not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Subsidiary Pledgor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”),

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock, and

(c)	if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Pledgor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Subsidiary Pledgor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated to the Notes or such Subsidiary Pledgor’s obligations in respect of the Notes, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $50.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $100.0 million in any calendar year (which shall increase to $150.0 million subsequent to the consummation of an underwritten public Equity Offering of common stock); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under “—Limitation on Restricted Payments”), plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date, plus

(c)	the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer in connection with Acquisition Transactions that are foregone in return for the receipt of Equity Interests;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Issuer, any of its Restricted Subsidiaries or its direct or indirect parents in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(b)	a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $250.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer, other than public offerings with respect to the Issuer’s (or such direct or indirect parent’s) common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed the greater of $500.0 million and 2.5% of Total Assets at the time made;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12)	the payment of dividends or other distributions to any direct or indirect parent of the Issuer that files a consolidated tax return that includes the Issuer and its subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members) in an amount not to exceed the amount that the Issuer and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Issuer and its Restricted Subsidiaries paid such taxes as a stand-alone taxpayer (or standalone group);

(13)	the payment of Restricted Payment, if applicable:

(a)

in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer and general corporate operating and overhead expenses of any direct or indirect parent of the Issuer in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14)	any Restricted Payment used to fund the Acquisition Transactions or the Transactions and the payment of fees and expenses incurred in connection with the Acquisition Transactions or the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents, whether payable on the Issue Date or thereafter, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15)	any Restricted Payment made under the Operations Management Agreement;

(16)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(17)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(18)	Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(19)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(20)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(21)	payments made to repay, defease, discharge or otherwise refinance Retained Notes or to service Retained Notes; and

(22)

Restricted Payments made in connection with the incurrence of Indebtedness under the revolving portion of the Credit Agreement for the account or benefit of the Subsidiaries of Harrah’s Entertainment other than the Issuer or any of its Subsidiaries (including the distribution of the proceeds of any such Indebtedness and with respect to the issuance of, or payments in respect of drawings under, letters of credit), in each case for general corporate purposes of such Subsidiaries (including, without limitation, for business acquisitions and project development and, in the case of letters of credit, for the back-up or replacement of existing letters of credit) in an aggregate amount not to exceed $250.0 million at any time outstanding, so long as such proceeds are not distributed to the stockholders of Harrah’s Entertainment;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6)(b), (7), (10), (11) and (13)(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding the foregoing provisions of this covenant, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on, or in respect of, the Issuer’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Issuer or any direct or indirect parent of the Issuer for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of any direct or indirect parent of the Issuer for cash from, the Investors, or guarantee any Indebtedness of any Affiliate of the Issuer for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (1), (7) or (10) of the second paragraph of this covenant or clauses (9), (10), (15) or (20) of the definition of “Permitted Investments,” if (x) at the time and after giving effect to such payment, the Consolidated Leverage Ratio of the Company would be greater than 7.25 to 1.00 or (y) such payment is not otherwise in compliance with this covenant.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2)	the Indenture, the Notes (and any exchange Notes);

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock (a) of any Restricted Subsidiary of the Issuer that is a Subsidiary Pledgor or a Foreign Subsidiary, (b) of any Restricted Subsidiary that is not a Subsidiary Pledgor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer) or (c) of any Restricted Subsidiary incurred in connection with any Project Financing, provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the Notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Notes or such Restricted Subsidiary’s obligations in respect of the Notes) that are assumed by the transferee of any such assets,

(b)	any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 5.0% of Total Assets and $850.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 15 months after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to repay (a) Indebtedness constituting First Priority Lien Obligations and other Pari Passu Indebtedness that is secured by a Lien permitted under the Indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Pledgor, (c) Obligations under the Notes or (d) other Pari Passu Indebtedness (provided that if the Issuer or any Subsidiary Pledgor shall so reduce Obligations under Pari Passu Indebtedness that does not constitute First Priority Lien Obligations, the Issuer will equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; or

(2)	to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $200.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee; provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions do not apply to the following:

(1)	transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	(x) the entering into of any agreement (and any amendment or modification of any such agreement so long as, in the good faith judgment of the Board of Directors of the Issuer, any such amendment is not disadvantageous to the Holders when taken as a whole, as compared to such agreement as in effect on the Issue Date) to pay, and the payment of, management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $30 million and (B) 1% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year, plus out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary, any direct or indirect parent of the Issuer;

(5)	payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this prospectus or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6)	transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

(9)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this prospectus and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(10)	the execution of the Acquisition Transactions, and the payment of all fees and expenses related to the Acquisition Transactions, including fees to the Sponsors, which are described in this prospectus or contemplated by the Acquisition Documents;

(11)	any transactions made pursuant to any Operations Management Agreement and any transactions in connection with the use of the revolving credit facility under the Credit Agreement for the account or benefit of the Subsidiaries of Harrah’s Entertainment other than the Issuer and its Subsidiaries (including the distribution of the proceeds of any such revolving credit Indebtedness and with respect to the issuance of, or payments in respect of drawings under, letters of credit);

(12)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(13)	any transaction effected as part of a Qualified Receivables Financing;

(14)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(15)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(16)	the entering into of any tax sharing agreement or arrangement that complies with clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(17)	any contribution to the capital of the Issuer;

(18)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(19)	transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(20)	pledges of Equity Interests of Unrestricted Subsidiaries;

(21)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(22)	any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(23)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture; and

(24)	the execution of the Transactions and the payment of all fees and expenses related to the Transactions.

Liens

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien or (ii) any Lien securing any First Priority Lien Obligation of the Issuer or any Subsidiary Pledgor without effectively providing that the Notes or the obligations of such Subsidiary Pledgor in respect of the Notes, as the case may be, shall be granted a second priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First Priority Lien Obligations, except as set forth under “—Security for the Notes.”

Clause (i) of the preceding paragraph does require the Issuer or any Restricted Subsidiary of the Issuer to secure the Notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Notes or the obligations of any Subsidiary Pledgor in respect of the Notes under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Subsidiary Pledgor obligations under such clause (i).

Notwithstanding the foregoing, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or Incur any Lien on the Collateral securing Indebtedness on a second-priority basis that is pari passu with the Liens securing the Notes pursuant to clause (i) of the second preceding paragraph (“Additional Second Priority Debt”), unless either (i) the Total Secured Leverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is created or Incurred would have been equal to or less than 7.25 to 1.00, determined on a pro forma basis after giving effect to the Incurrence of such Lien and related Additional Second Priority Debt (including a pro forma application of the net proceeds of such Additional Second Priority Debt ), as if such Lien and related Additional Second Priority Debt had been Incurred and the application of the proceeds from such Indebtedness had occurred, at the beginning of such four quarter period or (ii) the aggregate principal amount of the sum of all outstanding Additional Second Priority Debt, Notes and Old Second Lien Notes (collectively, “Second Priority Debt”) would be equal to or less than the greater of $5,562 million and the aggregate principal amount of such Second Priority Debt outstanding immediately after the Notes are issued on the Issue Date, after giving pro forma effect to the Incurrence of such Lien and related Additional Second

Priority Debt (including a pro forma application of the net proceeds of such Additional Second Priority Debt); provided that the foregoing will not restrict the Incurrence or creation by the Issuer or its Restricted Subsidiaries of Liens on the Collateral securing Additional Second Priority Debt otherwise permitted to be Incurred under the Indenture in an aggregate principal amount not to exceed $500 million outstanding at any one time, so long as the Issuer or a Restricted Subsidiary receives cash proceeds in connection with the Incurrence of such Additional Second Priority Debt pursuant to this proviso.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or Incur any Lien on the Collateral (including any Permitted Lien) securing Indebtedness on a second-priority basis that is junior in priority to the Liens securing First Priority Lien Obligations unless such Lien is pari passu with, or junior in priority to, the Liens securing the Notes. Further, the Issuer will not, and will not permit any of its Restricted Subsidiaries to exchange any Indebtedness Incurred as additional term loan Indebtedness under the “accordion” provisions of the Credit Agreement as in effect on the Issue Date for any Indebtedness of the Issuer (including any Notes) existing on the Issue Date.

Reports and Other Information

The Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, subject, in the case of any such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, to exceptions consistent with the presentation of financial information in this prospectus.

Notwithstanding the foregoing, the Issuer will not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement.

In the event that:

(a)	the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b)	any direct or indirect parent of the Issuer is or becomes a Subsidiary Pledgor of the Notes,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant, and the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Pledgors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer is deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offers contemplated by the Registration Rights Agreement relating to the Notes or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offers registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and/or (2) the posting of reports that would be required to be provided to the Trustee and the holders on the Issuer’s website (or that of any of its parent companies).

Amendment of Security Documents

The Issuer will not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described above under “—Security for the Notes” or as permitted under “—Amendments and Waivers.”

Future Subsidiary Pledgors

The Indenture provides that the Issuer will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) and that provides a pledge of, or grants a Lien on, its assets to secure any First Priority Lien Obligations to execute and deliver to the Trustee the Security Documents necessary to cause such Restricted Subsidiary to become a Subsidiary Pledgor (or grantor) and take all actions required thereunder to perfect Liens created thereunder, as well as to execute and deliver to the Trustee a joinder to the Intercreditor Agreement.

Future Subsidiary Guarantors

The Indenture provides that, promptly following the terms of the Issuer’s Indebtedness existing on the Issue Date no longer prohibiting the guarantee of the Second Lien Notes by the Subsidiary Pledgors (as determined in good faith by the Issuer) and requisite approvals are received from the applicable gaming authorities (the “Initial Guarantee Event”), each Subsidiary Pledgor will execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary Pledgor shall guarantee payment of the Notes, as well as execute and deliver to the Trustee a joinder to the Guarantor Intercreditor Agreement. In addition, the Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness the terms of which prohibit or restrict the ability of a Subsidiary Pledgor to provide such a guarantee.

The Indenture will further provide that, from and after the Initial Guarantee Event, the Issuer will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) that guarantees any Indebtedness of the Issuer or any other guarantor of the Notes to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes, as well as to execute and deliver a joinder to the Guarantor Intercreditor Agreement.

The Indenture also provides that the Issuer shall cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) and that guarantees any First Priority Lien Obligations to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall guarantee the payment of the Notes.

After-Acquired Property

The Indenture provides that upon the acquisition by any Issuer or any Subsidiary Pledgor of any First Priority After-Acquired Property, the Issuer or such Subsidiary Pledgor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee a perfected security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect.

Mandatory Disposition Pursuant to Gaming Laws

Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The Gaming Authority of any jurisdiction in which Harrah’s Operating or any of its subsidiaries conduct or propose to conduct gaming may require that a holder of the Notes or the beneficial owner of the Notes of a holder be approved, licensed, qualified or found suitable under applicable gaming laws. Under the Indenture, each person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such notes, that if any such Gaming Authority requires such person to be approved, licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so (a “Disqualified Holder”), the Issuer shall have the right, at its election, (1) to require such person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be required by such Gaming Authority or (2) to redeem such notes at a redemption price that, unless otherwise directed by such Gaming Authority, shall be at a redemption price that is equal to the lesser of:

•	such person’s cost, or

•	100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date or (2) the date such person became a Disqualified Holder.

Harrah’s Operating will notify the Trustee and applicable Gaming Authority in writing of any such redemption as soon as practicable. Harrah’s Operating will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or finding of suitability.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)	the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	if the Issuer is not the Successor Issuer, each Subsidiary Pledgor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that obligations in respect of the Notes shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Issuer (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the

United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

The Indenture further provides that, subject to certain limitations in the Indenture governing release of assets and property securing the Notes upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Subsidiary Pledgor, no Subsidiary Pledgor will, and the Issuer will not permit any Subsidiary Pledgor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Pledgor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) such Subsidiary Pledgor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Pledgor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Pledgor or such Person, as the case may be, being herein called the “Successor Subsidiary Pledgor”) and the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) expressly assumes all the obligations of such Subsidiary Pledgor under the Indenture and the Security Documents pursuant to documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) will succeed to, and be substituted for, such Subsidiary Pledgor under the Indenture and such Subsidiary Pledgor’s obligations in respect of the Notes, and such Subsidiary Pledgor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Pledgor’s obligations in respect of the Notes. Notwithstanding the foregoing, (1) a Subsidiary Pledgor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Pledgor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Subsidiary Pledgor is not increased thereby and (2) a Subsidiary Pledgor may merge, amalgamate or consolidate with another Subsidiary Pledgor or the Issuer.

In addition, notwithstanding the foregoing, any Subsidiary Pledgor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to the Issuer or any Subsidiary Pledgor.

In addition, the Indenture provides that, subject to certain limitations in the Indenture governing release of Harrah’s Entertainment’s Note Guarantee upon the sale or disposition of the Issuer or the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of Harrah’s Entertainment in accordance with the first two paragraphs of this covenant, Harrah’s Entertainment will not consolidate, amalgamate or merge with or into or wind up into (whether or not Harrah’s Entertainment is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)

either Harrah’s Entertainment or the Issuer (provided that if the Issuer is to be the surviving Person, then such transaction shall comply with the first two paragraphs of this covenant) is the surviving

Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Harrah’s Entertainment) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Harrah’s Entertainment or such Person, as the case may be, being herein called the “Successor Parent Guarantor”) and the Successor Parent Guarantor (if other than Harrah’s Entertainment) expressly assumes all the obligations of Harrah’s Entertainment under the Indenture and Harrah’s Entertainment’s Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(2)	the Successor Parent Guarantor (if other than Harrah’s Entertainment) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Parent Guarantor (if other than Harrah’s Entertainment) will succeed to, and be substituted for, Harrah’s Entertainment under the Indenture, Harrah’s Entertainment’s Note Guarantee, and Harrah’s Entertainment will automatically be released and discharged from its obligations under the Indenture and such Note Guarantee.

Defaults

An Event of Default is defined in the Indenture as:

(1)	a default in any payment of interest (including any additional interest) on any Note when due, continued for 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

(4)	the failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $150.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the “bankruptcy provisions”),

(6)	failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $150.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(7)	the Note Guarantee of the Parent Guarantor or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect (except as contemplated by the terms thereof) or the Parent Guarantor denies or disaffirms its obligations under the Indenture or its Note Guarantee and such Default continues for 10 days,

(8)	unless all of the Collateral has been released from the second priority Liens in accordance with the provisions of the Security Documents, the second priority Liens on all or substantially all of the

Collateral cease to be valid or enforceable and such Default continues for 30 days, or the Issuer shall assert or any Subsidiary Pledgor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Issuer, the Issuer fails to cause such Subsidiary to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions, or

(9)	the failure by the Issuer or any Subsidiary Pledgor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (8) the “security default provisions”).

The foregoing constitutes Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (3) or (9) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (3) or (9) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 30% in principal amount of outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Issuer is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any Note,

(3)	reduce the principal of or change the Stated Maturity of any Note,

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above,

(5)	make any Note payable in money other than that stated in such Note,

(6)	expressly subordinate the Notes to any other Indebtedness of the Issuer or any Subsidiary Pledgor;

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(9)	make any change in the provisions in the Intercreditor Agreement or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes; or

(10)	except as expressly provided by the Indenture, modify or release the Guarantee of any Significant Subsidiary in any manner adverse to the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Notes.

Without the consent of any holder, the Issuer and Trustee may amend the Indenture, the Security Documents or the Intercreditor Agreement to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Issuer of the obligations of the Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Subsidiary Pledgor of the obligations of a Subsidiary Pledgor under the Indenture and the Security Documents, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Subsidiary Pledgor with respect to the Notes, to secure the Notes, to release Collateral as permitted by the Indenture or the Intercreditor Agreement, to add additional secured creditors holding Other Second-Lien Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to conform the text of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement, to any provision of this “Description of 2018(2) Second Lien Exchange Notes” to the extent that such provision in this “Description of 2018(2) Second Lien Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of additional Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, has any liability for any obligations of the Issuer under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes were issued in registered form and the registered holder of a Note is treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)

either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer has paid all other sums payable under the Indenture; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Pledgor will be released from all of its obligations with respect to the Notes and the Security Documents.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4) and (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Affiliates of the Sponsors of substantially all of the outstanding shares of capital stock of Harrah’s Entertainment, Inc., pursuant to the Merger Agreement.

“Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter.

“Acquisition Transactions” means the transactions described under “Summary—The Acquisition Transactions.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note, at December 15, 2013 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through December 15, 2013 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/ Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $50.0 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g)	foreclosure or any similar action with respect to any property or other asset of the Issuer or any of its Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(m)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Indenture;

(o)	dispositions in connection with Permitted Liens;

(p)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)	any disposition made pursuant to an Operations Management Agreement;

(r)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(s)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(t)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of either of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of (prior to a Qualified IPO or upon or after an Issuer IPO) the Issuer or (upon or after a Holdco Qualified IPO) the Holdco Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the Indenture and under the Security Documents and any successor thereto in such capacity.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Indebtedness (other than Qualified Non-Recourse Debt) of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a

Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight-line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Acquisition Transactions or the Transactions, in each case, shall be excluded;

(2)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Acquisition Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary or a Qualified Non-Recourse Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof (other than a Qualified Non-Recourse Subsidiary of such referent Person) in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Pledgor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(11)	any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12)	any (a) one-time non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14)

solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and

(b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)	any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded; and

(17)	to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means (i) the credit agreement, date as of January 28, 2008, entered into in connection with the consummation of the Acquisition, among the Issuer, the pledgors named therein, the financial institutions named therein, and Bank of America, N.A., as Administrative Agent and Collateral Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Discharge of Senior Lender Claims” means, except to the extent otherwise provided in the Intercreditor Agreement, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First Priority Lien Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Priority Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Lien Obligations. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Fixed Charges; plus

(3)	Consolidated Depreciation and Amortization Expense; plus

(4)	Consolidated Non-cash Charges; plus

(5)	any expenses or charges (other than Consolidated Depreciation or Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Bank Indebtedness, (ii) any amendment or other modification of the Notes or other Indebtedness, (iii) any additional interest in respect of the Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6)	business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)	the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(8)	the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(9)	any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Subsidiary Pledgor or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(10)	Pre-Opening Expenses; less, without duplication,

(11)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Existing Notes” means the Issuer’s 5.500% Senior Notes due 2010, 8.00% Senior Notes due 2011, 5.375% Senior Notes due 2013, 7.875% Senior Subordinated Notes due 2010, 8.125% Senior Subordinated Notes due 2011, 5.625% Senior Notes due 2015, 6.500% Senior Notes due 2016, 5.75% Senior Notes due 2017, 10.75% Senior Notes due 2016 and 10.75%/11.50% Senior Toggle Notes due 2018, in each case to the extent outstanding after completion of the Transactions.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Agent” has the meaning given to such term in the Intercreditor Agreement.

“First Priority After-Acquired Property” means any property of the Issuer or any Subsidiary Pledgor that secures any Secured Bank Indebtedness that is not already subject to the Lien under the Security Documents other than any Excluded Assets.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness and (ii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges (other than Fixed Charges in respect of Qualified Non-Recourse Debt) of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four- quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Gaming Authorities” means, in any jurisdiction in which Issuer or any of its subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after issuance of the Notes have, jurisdiction over the gaming activities of the Issuer or any of its subsidiaries, or any successor to such authority or (b) is, or may at any time after the issuance of the Notes be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treatises, laws and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of Issuer or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor Intercreditor Agreement” means the intercreditor agreement among Bank of America, N.A., as agent under the Credit Agreement Documents, U.S. Bank National Association, as the Trustee, and the Issuer, dated as of the Issue Date, as it may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdco Issuer” means the issuer in any Holdco Qualified IPO.

“Holdco Qualified IPO” means any Qualified IPO in which a direct or indirect parent of the Issuer is the issuer.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means the intercreditor agreement among Bank of America, N.A., as agent under the Credit Agreement Documents, U.S. Bank National Association, as the trustee under the indenture governing the Existing Second Lien Notes, and the other parties from time to time party thereto, dated as of December 24, 2008, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Long-Term Retained Notes” means the Issuer’s 5.625% Senior Notes due 2015, 6.500% Senior Notes due 2016 and 5.75% Senior Notes due 2017.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Merger Agreement” means the Agreement and Plan of Merger among Hamlet Holdings LLC, Hamlet Merger Inc. and Harrah’s Entertainment, Inc., dated as of December 19, 2006, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter, in accordance with its terms.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” means the Real Properties owned or leased by the Issuer or any Subsidiary Pledgor encumbered by a Mortgage to secure the First Priority Lien Obligations.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, as amended, supplemented or otherwise modified from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Project” means each capital project which is either a new project or a new feature of an existing project owned by the Issuer or its Restricted Subsidiaries which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, which meets the requirements set forth in the Indenture.

“Operations Management Agreement” means each of the real estate management agreements and any other operating management agreement entered into by the Issuer or any of its Restricted Subsidiaries with Harrah’s Entertainment or with any other direct or indirect Subsidiary of Harrah’s Entertainment, including, without limitation, any Real Estate Subsidiary, and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not materially less favorable, taken as a whole, to the Issuer and its Restricted Subsidiaries than the terms of such agreements as in effect on the Issue Date.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Other Second-Lien Obligations” means other Indebtedness of the Issuer and its Restricted Subsidiaries that is equally and ratably secured with the Notes as permitted by the Indenture and is designated by the Issuer as an Other Second-Lien Obligation.

“Owned Real Property” means each parcel of Real Property that is owned in fee by the Issuer or any Subsidiary Pledgor that has an individual fair market value (as determined by the Issuer in good faith) of at least $15.0 million (provided that such $15.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, with respect to any Real Property that is partially owned in fee and partially leased by the Issuer or any Subsidiary Pledgor, Owned Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual fair market value (as determined by the Issuer in good faith) of at least $15.0 million (provided that such $15.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (ii) a mortgage in favor of the Collateral Agent (for the benefit of the noteholders) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property.

“Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2)	with respect to any Subsidiary Pledgor, its obligations in respect of the Notes and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Pledgor’s obligations in respect of the Notes.

“Parent Guarantee” means a Note Guarantee of Harrah’s Entertainment and its successors.

“Parent Guarantor” means Harrah’s Entertainment and its successors.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6)	advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $25.0 million at any one time outstanding;

(7)	any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $500.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $950.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)	loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(12)	Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (11) and (12)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Subsidiary Pledgors,” including, without limitation, any guarantee or other obligation issued or incurred under the Credit Agreement in connection with any letter of credit issued for the account of Harrah’s Entertainment or any of its subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(16)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18)	any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivable Financing;

(20)	additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (20), the greater of $350.0 million and 2.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary;

(21)	Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(22)	any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Pledgor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (B) Liens securing First Priority Lien Obligations in an aggregate principal amount not to exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.50 to 1.00; and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l), (p), (t) or (w) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that (1) in the case of clause (d), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof, (2) in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary, and (3) in the case of clause (w) such Lien applies solely to acquired property or asset of the acquired entity, as the case may be);

(7)	Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Agreement);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9)	Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Subsidiary Pledgor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B), for purposes of clause (1) under “—Security for the Notes —Release of Collateral” and for purposes of the definition of Secured Bank Indebtedness;

(21)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $100.0 million at any one time outstanding;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary; and

(28)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

For purposes of this definition, notwithstanding anything in the foregoing clauses (1) through (28), any Lien that secures Retained Notes or Long-Term Retained Notes shall not under any circumstances be deemed Permitted Liens.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock Issuer, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects that are classified as “pre-opening expenses” on the applicable financial statements of the Issuer and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Project Financings” means (1) any Capitalized Lease Obligations, mortgage financing, purchase money Indebtedness or other Indebtedness incurred in connection with the acquisition, lease, construction, repair, replacement, improvement or financing related to any of the Margaritaville Casino & Resort in Biloxi, Mississippi, the retail facilities related to the Margaritaville Casino & Resort and the planned casino and hotel in the community of Ciudad Real, Spain or any refinancing of any such Indebtedness that does not extend to any assets other than the assets listed above and (2) any Sale/Leaseback Transaction with respect to any of the Margaritaville Casino & Resort in Biloxi, Mississippi, the retail facilities related to the Margaritaville Casino & Resort and the planned casino and hotel in the community of Ciudad Real, Spain.

“Qualified IPO” means any underwritten public Equity Offering.

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (a) incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any property (real or personal) or equipment (whether through the direct purchase of property or the Equity Interests of any person owning such property and whether in a single acquisition or a series of related acquisitions) or (b) assumed by a Qualified Non-Recourse Subsidiary, (2) is non-recourse to the Issuer and any Subsidiary Pledgor and (3) is non-recourse to any Restricted Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” means (1) a Restricted Subsidiary that is not a Subsidiary Pledgor and that is formed or created after the Closing Date in order to finance an acquisition, lease, construction, repair, replacement or improvement of any property or equipment (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt and (2) any Restricted Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Real Estate Facility” means the mortgage financing and mezzanine financing arrangements between the Real Estate Subsidiaries, which are direct or indirect subsidiaries of Harrah’s Entertainment, and JPMorgan Chase Bank N.A. and its successors and assigns on behalf of the noteholders dated as of January 28, 2008, as amended, restated, supplemented, extended, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time.

“Real Estate Subsidiary” means those Subsidiaries of Harrah’s Entertainment that are party to (prior to, on or after the Issue Date) the Real Estate Facility (and their respective Subsidiaries) secured by the Real Property collateralizing such facility on the Issue Date plus any additional Real Property sold, contributed or transferred to such Subsidiaries by the Issuer or any Restricted Subsidiary (whether directly or indirectly through the sale, contribution or transfer of the Capital Stock of a Subsidiary the assets of which are comprised solely of such Real Property) subsequent to the Issue Date in accordance with the terms of the covenant described under “—Certain Covenants—Asset Sales.”

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)	to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for (i) such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under the Indenture and that is secured by such cash or Cash Equivalents and (ii) cash and Cash Equivalents constituting “cage cash.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of 2018(2) Second Lien Exchange Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Retained Notes” means the Issuer’s 5.500% Senior Notes due 2010, 8.00% Senior Notes due 2011, 5.375% Senior Notes due 2013, 7.875% Senior Subordinated Notes due 2010 and 8.125% Senior Subordinated Notes due 2011, in each case to the extent outstanding after completion of the Transactions.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a

Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness constituting First- Priority Lien Obligations of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Senior Interim Loan Facility” means the interim loan agreement, dated as of January 28, 2008 by and among the Issuer, as borrower, and the guarantors, the lenders party thereto in their capacities as lenders thereunder and Citibank N.A., as administrative agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications or restatements thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) Apollo Management, L.P. and any of its respective Affiliates other than any portfolio companies (collectively, the “Apollo Sponsors”), (ii) Texas Pacific Group and any of its respective Affiliates other than any portfolio companies (collectively, the “Texas Pacific Sponsors”), (iii) any individual who is a partner or employee of an Apollo Sponsor or a Texas Pacific Sponsor that is licensed by a relevant gaming authority on the Issue Date or thereafter replaces such licensee and (iv) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors and/or Texas Pacific Sponsors; provided that the Apollo Sponsors and/or the Texas Pacific Sponsors (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Subsidiary Pledgor, any Indebtedness of such Subsidiary Pledgor which is by its terms subordinated in right of payment to obligations in respect of the Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Pledgor” means any Subsidiary of the Issuer that pledges its property and assets to secure the Notes, as provided in the Security Documents; provided that upon the release or discharge of such Subsidiary from its obligations to pledge its assets and property to secure the Notes in accordance with the Indenture or the Security Documents, such Subsidiary ceases to be a Subsidiary Pledgor.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer, without giving effect to any amortization of the amount of intangible assets since February 1, 2008.

“Total Secured Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness (other than Qualified Non-Recourse Debt and Indebtedness secured by Liens that are junior in priority to the Liens securing the Notes) of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Total Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Total Secured Leverage Ratio is made (the “Total Secured Leverage Calculation Date”), then the Total Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Total Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Total Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Transactions” means the transactions described under “The Acquisition Transactions.”

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2013; provided, however, that if the period from such redemption date to December 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary;

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Vessel” means (a) any vessel, boat, ship, catamaran, riverboat, or barge of any kind or nature whatsoever, whether or not temporarily or permanently moored or affixed to any real property, (b) any improvement to real property which is used or susceptible of use as a dockside, riverboat or water-based venue for business operations, (c) any property which is a vessel within the meaning given to that term in 1 U.S.C. § 3, and (d) any property which would be a vessel within the meaning of that term as defined in 1 U.S.C. § 3 but for its removal from navigation for use in gaming or other business operations and/or any modifications made thereto to facilitate dockside gaming or other business operations which may affect its seaworthiness, and, in each case, all appurtenances thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF FIRST LIEN EXCHANGE NOTES

General

The Issuer issued $2,095,000,000 aggregate principal amount of 11 1/4% Senior Secured Notes due 2017 (the “Notes”) under an indenture (the “Indenture”), dated June 10, 2009, by and among itself, Harrah’s Entertainment, Inc. (“Harrah’s Entertainment”) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and Bank of America, N.A. as collateral agent (the “Collateral Agent”). For purposes of this section, references to the “Issuer” only refer to Harrah’s Operating Company, Inc. and not to any of its subsidiaries. Copies of the Indenture may be obtained from HOC upon request. References herein to the “Notes” include the Notes and the exchange Notes.

The Issuer will issue the exchange notes under the Indenture. The terms of the exchange notes are identical in all material respects to the original notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

The following summary of certain provisions of the Indenture, the Notes, the Security Documents, the First Lien Intercreditor Agreement and the Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of First Lien Exchange Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

The Issuer issued Notes with an initial aggregate principal amount of $2,095,000,000. The Issuer may issue additional Notes from time to time after this offering. Any offering of additional Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.” The Notes and any additional Notes subsequently issued under the Indenture may, at our election, be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of First Lien Exchange Notes,” references to the Notes include any additional Notes actually issued.

Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge was made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The Notes are senior obligations of the Issuer, have the benefit of the first-priority security interest in the Collateral described below under “—Security for the Notes” and will mature on June 1, 2017. Each Note bears interest at a rate of 11 1/4% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date on and of each year, commencing December 1, 2009.

The Notes will be secured only by the other Collateral described under the caption “—Security.”

Optional Redemption

On or after June 1, 2013, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed.

In addition, prior to June 1, 2013, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

during the 12-month period commencing on June 1 of the years set forth below:

Period	Redemption Price
2013	105.625%
2014	102.813%
2015 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time on or prior to June 1, 2012, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 111.25%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no Notes of $2,000 (and integral multiples of $1,000 in excess thereof) or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” In addition, in the event any holder is found unsuitable by a Gaming Authority to hold the Notes, the Notes may be redeemed by the Issuer pursuant to the procedures described under the caption “Mandatory Disposition Pursuant to Gaming Laws.” Harrah’s Operating may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Notes is senior Indebtedness of the Issuer, ranks pari passu in right of payment with all existing and future senior Indebtedness of the Issuer, and is senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The Notes have the benefit of a security interest in the Collateral that is pari passu in priority with the senior secured credit facilities and all other existing and future First Priority Lien Obligations with respect to all Collateral, subject to Permitted Liens and exceptions described under “—Security for the Notes,” and senior in priority to the Existing Second Lien Notes and all other existing and future Junior Lien Obligations, with respect to all Collateral. Although none of the Issuer’s Subsidiaries guarantee the Notes, all of the Issuer’s Domestic Wholly Owned Subsidiaries that pledge their assets and property to secure the existing First Priority Lien Obligations are Subsidiary Pledgors with respect to the Notes, and their assets and property (other than a pledge of their capital stock) secure the Notes to the extent described below under “—Security for the Notes.”

At September 30, 2009, on a pro forma basis after giving effect to the 2010/2011 Tender Offers and the Incremental Loans:

(1)	the Issuer and its Subsidiaries would have had $8,970.1 million in aggregate principal amount of outstanding Indebtedness constituting First-Priority Lien Obligations (including the Additional First Lien Notes), including $6,875.1 million of Secured Indebtedness outstanding under the senior secured credit facilities;

(2)	the Issuer and its Subsidiaries would have had $4,767.9 million in aggregate principal amount of Original Second Lien Notes outstanding;

(3)	the Issuer and its Subsidiaries would have had $2,754.8 million of senior unsecured Indebtedness outstanding, of which $488.0 million of which was guaranteed or issued by its Subsidiaries and of which $853.9 million is owed to Harrah’s Entertainment; and

(4)	the Issuer and its Subsidiaries would have had $156.8 million of Subordinated Indebtedness outstanding; and

(5)	the Issuer and its Subsidiaries would have had $355.0 million of other obligations, including a $230.0 million senior secured term loan.

In addition, on a pro forma basis after giving effect to the 2010/2011 Tender Offers, the Incremental Loans and the Revolver Loans, of the $17,004 million in aggregate principal amount of Indebtedness that would have been outstanding at September 30, 2009, the Issuer’s Subsidiaries that are not Subsidiary Pledgors would have had total Indebtedness of approximately $247 million (excluding intercompany liabilities of Subsidiaries that are not Subsidiary Pledgors). One of the Subsidiary Pledgors is an obligor of $25 million of senior secured Indebtedness that is secured by assets that do not secure Indebtedness of the Issuer or its other Subsidiaries. Further, as of September 30, 2009, the Real Estate Subsidiaries of Harrah’s Entertainment had $6,500 million of additional Indebtedness.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and its Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting a First-Priority Lien Obligation. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

A significant portion of the operations of the Issuer is conducted through its Subsidiaries. Unless the Subsidiary is a Subsidiary Pledgor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, are effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Subsidiary Pledgors. See note 17 to our audited consolidated financial statements and note 14 to our unaudited consolidated financial statements included elsewhere in this prospectus for financial information regarding our subsidiaries that are not Subsidiary Pledgors. Although the Indenture limits the Incurrence of Indebtedness by, and the issuance of Disqualified Stock and Preferred Stock of, certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Further, unless the Subsidiary Pledgors guarantee the Notes pursuant to the covenant described below under “—Certain Covenants—Future Subsidiary Guarantors,” holders of the Notes will have recourse to the Collateral pledged by the Subsidiary Pledgors, but they will have no direct recourse to the Subsidiary Pledgors, themselves. In addition, neither the Parent Guarantor nor any of its Subsidiaries (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) are subject to the covenants of the Indenture. See “—Parent Guarantee.”

Security for the Notes

General

The Notes are secured by first-priority security interests (subject to Permitted Liens) in the Collateral, and the Notes share in the benefit of such security interest based on the respective amounts of the Obligations thereunder. The Collateral consists of substantially all of the property and assets, in each case, that are held by the Issuer or any of the Subsidiary Pledgors, to the extent that such assets secure the First Priority Lien Obligations consisting of Secured Bank Indebtedness, subject to the exceptions described below. The initial Collateral does not include, subject to certain exceptions, (i) any property or assets owned by any Foreign Subsidiaries, (ii) any Real Property or Vessel held by the Issuer or any of its Subsidiary Pledgors as a lessee under a lease or any Real Property owned in fee that is not Owned Real Property or any Vessel owned in fee that does not have an individual fair market value (as determined in good faith by the Issuer) of at least $15.0 million, (iii) any vehicle, (iv) cash, deposit accounts and securities accounts (to the extent that a Lien thereon must be perfected by any action other than the filing of customary financing statements), (v) any assets to the extent that, and for so long as, taking a security interest in such assets would violate any applicable law or regulation (including any Gaming Law or regulation) or an enforceable contractual obligation binding on the assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation or in connection with the acquisition of such assets (except in the case of assets (A) owned on the Issue Date or (B) acquired after the Issue Date with Indebtedness of the type permitted pursuant to clauses (c) or (v) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that is secured by a Permitted Lien), (vi) any securities or other equity interests of the Issuer or any of the Issuer’s Subsidiaries to the extent that the pledge of such securities and/or equity interest and other securities results in the Issuer’s being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence and only with respect to the relevant Notes affected; provided that neither the Issuer nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any Capital Stock pursuant to this clause (vi), (vii) any right, title or interest in any license, contract or agreement to which the Issuer or a Subsidiary Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would violate applicable Gaming Laws or the terms of such license, contract or agreement, or result in a breach of the terms of, or constitute a default under, any such license, contract or agreement to which the Issuer or such Subsidiary Pledgor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include all such rights and interests as if such provision had never been in effect, (viii) any equipment or other asset owned by the Issuer or any Subsidiary Pledgor that is subject to a purchase money lien or a Capitalized Lease Obligation, in each case, as permitted under the Indenture, if the contract or other agreement in which the Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any Person other than the Issuer or the Subsidiary Pledgors as a condition to the creation of any other security interest on such Equipment or asset and, in each case, the prohibition or requirement is permitted under the Indenture, and (ix) certain other exceptions described in the Security Documents (all such excluded assets referred to as “Excluded Assets”). In addition, the aggregate principal amount of Notes secured by the Collateral will at all times be limited to the maximum amount that is permitted to be secured without equally and ratably securing the Existing Notes in accordance with the terms thereof as in effect on the Issue Date. Except for securities or other equity interests of certain of our Domestic Subsidiaries or “first tier” Foreign Subsidiaries, which secure the obligations outstanding under our senior secured credit facilities, the foregoing excluded property and assets do not secure the First Priority Lien Obligations.

In addition, with respect to clause (vi) above, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary’s Capital Stock secures the Notes affected thereby, then the Capital Stock of such Subsidiary will automatically be deemed not to be part of the Collateral securing the relevant Notes affected thereby but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of such Notes, to the extent necessary to release the security interests in favor of the First Lien Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral for the relevant Notes. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary will automatically be deemed to be a part of the Collateral for the relevant Notes.

Until such time as the Issuer has obtained approval from the Nevada Gaming State Control Board and the Nevada Gaming Commission, the pledge of the capital stock of the Issuer’s Subsidiaries that currently secures the Obligations under the Credit Agreement will not be effective. Although the Indenture provides that the Issuer will use commercially reasonable efforts to apply for and obtain such approval, there can be no assurance when and whether such approval will be obtained. See “After-Acquired Property and Gaming Approvals.”

Furthermore, any agreements restricting the ability of the Issuer or the Subsidiary Pledgors to transfer or encumber the shares and other ownership interest of the Issuer’s or a Subsidiary Pledgor’s registered subsidiaries or any of the Issuer’s or a Subsidiary Pledgor’s subsidiaries which hold gaming licenses cannot be effective without the prior approval of the Chairman of Nevada State Gaming Control Board, or the approval of the Nevada Gaming Commission, upon a recommendation of the Nevada State Gaming Control Board. While the Indenture provides that the Issuer agreed to use commercially reasonable efforts to seek required approvals, we cannot give any assurance that such approvals will be granted within any particular time period or at all.

In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of Collateral (after paying the fees and expenses of the Collateral Agent and any expenses of selling or otherwise foreclosing on the Collateral) will be applied pro rata to the repayment of the obligations under the Notes and the other outstanding First Priority Lien Obligations. The Issuer and the Subsidiary Pledgors are able to incur additional Indebtedness in the future that could share in the Collateral, including additional First Priority Lien Obligations. The amount of such First Priority Lien Obligations and additional Indebtedness is limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such additional First Priority Lien Obligations and additional Indebtedness could be significant.

After-Acquired Collateral

Subject to certain limitations and exceptions (including the exclusion of any securities or other equity interests of any of the Issuer’s Subsidiaries), if the Issuer or any Subsidiary Pledgor creates any additional security interest upon any property or asset to secure any First Priority Lien Obligations (which include Obligations in respect of Secured Bank Indebtedness), it must concurrently grant a first priority security interest (subject to Permitted Liens) upon such property as security for the Notes.

Security Documents

The Issuer, the Subsidiary Pledgors, the Trustee and the First Lien Collateral Agent have entered into an amended and restated collateral agreement (the “Collateral Agreement”) establishing the terms of the security interests and Liens that secure the Notes. These security interests secure the payment and performance when due of all of the Obligations of the Issuer under the Notes, the Indenture and the Security Documents, as provided in the Security Documents.

Subject to the terms of the Security Documents, the Issuer and the Subsidiary Pledgors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Credit Agreement Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

First Lien Intercreditor Agreement

The Trustee and the First Lien Collateral Agent entered into a First Lien Intercreditor Agreement (as the same may be amended from time to time, the “First Lien Intercreditor Agreement”) with the Authorized Representative of the Credit Agreement Obligations with respect to the Collateral, which may be amended from time to time without the consent of the holders of the Notes to add other parties holding First Priority Lien Obligations permitted to be incurred under the Indenture, the Credit Agreement and the First Lien Intercreditor Agreement. The First Lien Collateral Agent is initially the collateral agent under the Credit Agreement.

Under the First Lien Intercreditor Agreement, as described below, the “Applicable Authorized Representative” has the right to direct foreclosures and take other actions with respect to the Common Collateral, and the Authorized Representatives of other Series of First Priority Lien Obligations have no right to take actions with respect to the Common Collateral. The Applicable Authorized Representative will initially be the administrative agent under the Credit Agreement, and the Trustee for the holders of the Notes, as Authorized Representative in respect of the Notes, will have no rights to take any action under the First Lien Intercreditor Agreement.

The administrative agent under the Credit Agreement will remain the Applicable Authorized Representative until the earlier of (1) the Discharge of Credit Agreement Obligations and (2) the Non-Controlling Authorized

Representative Enforcement Date (such date, the “Applicable Authorized Agent Date”). After the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Authorized Representative of the Series of Additional First Priority Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Priority Lien Obligations, other than the Credit Agreement Obligations, with respect to the Common Collateral (the “Major Non-Controlling Authorized Representative”).

The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 180 days (throughout which 180-day period the applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default, as defined in the Indenture or other applicable indenture for that Series of First Priority Lien Obligations, and (b) the First Lien Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default, as defined in the Indenture or other applicable indenture for that Series of First Priority Lien Obligations, has occurred and is continuing and (ii) the First Priority Lien Obligations of that Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the Indenture or other applicable indenture for that Series of First Priority Lien Obligations; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Common Collateral (1) at any time the administrative agent under the Credit Agreement or the First Lien Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Common Collateral or (2) at any time the Issuer or the Subsidiary Pledgor that has granted a security interest in such Common Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

The Applicable Authorized Representative shall have the sole right to instruct the First Lien Collateral Agent to act or refrain from acting with respect to the Common Collateral, (b) the First Lien Collateral Agent shall not follow any instructions with respect to such Common Collateral from any representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative), and (c) no Authorized Representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative) will instruct the First Lien Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Common Collateral.

Notwithstanding the equal priority of the Liens, the First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative, may deal with the Common Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No representative of any Non-Controlling Secured Party may contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent, Applicable Authorized Representative or Controlling Secured Party. The Trustee and each other Authorized Representative will agree that it will not accept any Lien on any Collateral for the benefit of the holders of the Notes (other than funds deposited for the discharge or defeasance of the Notes) other than pursuant to the First Lien Security Documents. Each of the First Lien Secured Parties also will agree that it will not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of the First Lien Intercreditor Agreement.

If a First Lien Event of Default has occurred and is continuing and the First Lien Collateral Agent is taking action to enforce rights in respect of any Common Collateral, or any distribution is made with respect to any Common Collateral in any bankruptcy case of the Issuer or any Subsidiary Pledgor, the proceeds of any sale, collection or other liquidation of any such Collateral by the First Lien Collateral Agent or any other First Lien Secured Party (or received pursuant to any other intercreditor agreement), as applicable, and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the First Priority Lien Obligations are entitled under any other intercreditor agreement shall be applied among the First Priority Lien Obligations to the payment in full of the First Priority Lien Obligations on a ratable basis, after payment of all amounts owing to the First Lien Collateral Agent.

Notwithstanding the foregoing, with respect to any Common Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Priority Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Priority Lien Obligations (such third party, an “Intervening Creditor”), the value of any Common Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or proceeds to be distributed in respect of the Series of First Priority Lien Obligations with respect to which such Impairment exists.

None of the First Lien Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the First Lien Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral. In addition, none of the First Lien Secured Parties may seek to have any Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any First Lien Secured Party obtains possession of any Common Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of each of the First Priority Lien Obligations, then it must hold such Common Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Common Collateral, proceeds or payment to the First Lien Collateral Agent to be distributed in accordance with the First Lien Intercreditor Agreement.

If the Issuer or any Subsidiary Pledgor becomes subject to any bankruptcy case, the First Lien Intercreditor Agreement provides that (1) if the Issuer or any Subsidiary Pledgor shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party will agree not to object to any such financing or to the Liens on the Common Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Common Collateral granted to secure the First Priority Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth in the First Lien Intercreditor Agreement), in each case so long as:

(A)	the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case,

(B)	the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in the First Lien Intercreditor Agreement,

(C)	if any amount of such DIP Financing or cash collateral is applied to repay any of the First Priority Lien Obligations, such amount is applied pursuant to the First Lien Intercreditor Agreement, and

(D)	if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to the First Lien Intercreditor Agreement;

provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its representative that shall not constitute Common Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

The First Lien Secured Parties acknowledge that the First Priority Lien Obligations of any Series may, subject to the limitations set forth in the other First Lien Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the First Lien Intercreditor Agreement defining the relative rights of the First Lien Secured Parties of any Series.

Intercreditor Agreement

The Trustee and the Collateral Agent have entered into a joinder to the Intercreditor Agreement. The Intercreditor Agreement may be amended from time to time to add other parties holding Other First-Lien Obligations and other Second Priority Lien Obligations permitted to be incurred under the Indenture. Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of Senior Lender Claims, and as between the First Priority Lien Obligations and the Second Priority Lien Obligations, the First Lien Collateral Agent will determine the time and method by which the security interests in the Collateral will be enforced. The trustees for the Existing Second Lien Notes will not be permitted to enforce the security interests even if an Event of Default under the Second Lien Notes Indentures has occurred and the Existing Second Lien Notes issued thereunder have been accelerated, except (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such notes or (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the second priority Liens. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable.

In addition, the Intercreditor Agreement provides that, prior to the Discharge of Senior Lender Claims, the holders of First Priority Lien Obligations and the First Lien Collateral Agent shall have the exclusive right to make determinations regarding the release of Collateral without the consent of the holders of the Existing Second Lien Notes.

Release of Collateral

The Issuer and the Subsidiary Pledgors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1)	to enable us to consummate the disposition of property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(2)	to release Excess Proceeds and Collateral Excess Proceeds that remain unexpended after the conclusion of an Asset Sale Offer or a Collateral Asset Sale Offer conducted in accordance with the Indenture;

(3)	in respect of the property and assets of a Subsidiary Pledgor, upon the designation of such Subsidiary Pledgor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(4)	in respect of the property and assets of a Subsidiary Pledgor, upon the release or discharge of the pledge granted by such Subsidiary Pledgor to secure the obligations under the Credit Agreement or any other Indebtedness or the guarantee of any other Indebtedness which resulted in the obligation to become a Subsidiary Pledgor with respect to the Notes other than (x) in connection with a release or discharge by or as a result of payment in respect of the Credit Agreement or such other Indebtedness or guarantee or (y) at any time that the Credit Agreement or such other Indebtedness or guarantee does not constitute a majority of the aggregate principal amount of First Lien Obligations outstanding at such time; and

(5)	as described under “—Amendments and Waivers” below.

To the extent necessary and for so long as required for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Capital Stock of any Subsidiary of the Company shall not be included in the Collateral with respect to the respective Notes so affected (as described under “—Security for the Notes—General”) and shall not be subject to the Liens securing such Notes and the Notes Obligations.

The first priority security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuer, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

Notwithstanding anything to the contrary herein, the Issuer and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. The Issuer and the Subsidiary Pledgors may, subject to the provisions of the Indenture, among other things, without any release or consent by the Trustee, the Collateral Agent or the Credit Agreement Agent, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•

selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business;

•	collecting accounts receivable in the ordinary course of business as permitted by the covenant described under “Repurchase at the Option of Holders —Asset Sales”;

•

making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and

•	abandoning any intellectual property that is no longer used or useful in the Issuer’s business.

The Issuer must deliver an Officer’s Certificate to the Credit Agreement Agent within 30 calendar days following the end of each six-month period beginning on June 1 and December 1 of each year, to the effect that all such releases and withdrawals during the preceding six-month period in the ordinary course of the Issuer’s or the Subsidiary Pledgors’ business, as described in the preceding paragraph, were not prohibited by the Indenture.

Parent Guarantee

The Parent Guarantor irrevocably and unconditionally guarantees on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Parent Guarantor being herein called the “Parent Guaranteed Obligations”). The Parent Guarantor agrees to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Parent Guarantee.

The Parent Guarantee is subject to important limitations. The Parent Guarantor and each of its Subsidiaries (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) are not subject to any of the covenants set forth below other than those described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and each of the Subsidiaries of the Parent Guarantor (including the Real Estate Subsidiaries, but other than the Issuer and the Restricted Subsidiaries) do not guarantee or otherwise are required to provide credit support for the Notes. As a result, the Parent Guarantee is effectively subordinated to the present and future liabilities of the Parent Guarantor’s Subsidiaries (other than the Issuer and the Restricted Subsidiaries). As of September 30, 2009, these liabilities were approximately $11,100 million.

The Parent Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Parent Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon the Parent Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

The Parent Guarantee will be automatically released upon:

(1)	the Issuer ceasing to be a Wholly Owned Subsidiary of Harrah’s Entertainment;

(2)	the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of Harrah’s Entertainment in accordance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and such transferee entity assumes the Issuer’s obligations under the Indenture; and

(3)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuer’s obligations under the Indenture are discharged in accordance with the terms of the Indenture.

In addition, the Parent Guarantee is automatically released upon the election of the Issuer and notice to the Trustee if the guarantee by Harrah’s Entertainment of the Credit Agreement, the Existing Notes or any other Indebtedness which resulted in the obligation to guarantee the Notes has been released or discharged.

Guarantor Intercreditor Agreement

The holders of the Notes will benefit from the Guarantor Intercreditor Agreement, which provides that the trustee under the Guaranteed Notes Indenture and the holders of the Guaranteed Notes must pay over to the lenders of the Bank Indebtedness outstanding under the Credit Agreement referred to in clause (i) of the definition thereof, as well as to the holders of the Notes, any payment actually received in respect of any guarantee by a Subsidiary of the Issuer to the extent such payment consists of assets constituting collateral (or proceeds from assets securing collateral) securing such Credit Agreement and the Notes until such Obligations are paid in full. The Guarantor Intercreditor Agreement will also provide that other payments on any guarantee of the Guaranteed Notes by a Subsidiary of the Issuer will be shared ratably (based on the aggregate outstanding principal amounts of the applicable indebtedness) among the holders of the Guaranteed Notes, the holders of the Notes and the lenders of the Bank Indebtedness outstanding under the Credit Agreement referred to in clause (i) of the definition thereof. The Guarantor Intercreditor Agreement will terminate if any Subsidiary at any time provides a guarantee of the Bank Indebtedness and the Notes.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously or concurrently elected to redeem Notes as described under “—Optional Redemption.”

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Related to this Offering and the Notes—HOC may not be able to repurchase the notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to this Offering and the Notes—HOC may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of First Lien Exchange Notes” section of this prospectus will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”; and

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture provides that:

(1)	the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of its Restricted Subsidiaries (other than a Subsidiary Pledgor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Subsidiary Pledgor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary of the Issuer that is not a Subsidiary Pledgor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

(a)	the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder up to an aggregate principal amount of $11,000 million outstanding at any one time (including any Indebtedness Incurred and represented by the Notes or any Additional First Lien Obligations of the Issuer or its Restricted Subsidiaries, the proceeds of which Notes or First Lien Obligations are used to repay Indebtedness under such Credit Agreement);

(b)	Indebtedness existing on the Issue Date (other than Indebtedness described in clause (a));

(c)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets);

(d)	Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(e)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Acquisition Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(f)

Indebtedness of the Issuer to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Pledgor is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (f);

(g)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (g);

(h)	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Pledgor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Pledgor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries), such Indebtedness is subordinated in right of payment to the obligations of such Subsidiary Pledgor in respect of the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (h);

(i)	(x) Hedging Obligations entered into in connection with the Acquisition Transaction and (y) Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(j)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(k)	Indebtedness or Disqualified Stock of the Issuer or, subject to the third paragraph of this covenant, Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (k), does not exceed the greater of $1,100 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (k) shall cease to be deemed Incurred or outstanding for purposes of this clause (k) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (k));

(l)

Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 200.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or its Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(m)	any guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, any such guarantee of such Subsidiary Pledgor with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Pledgor’s obligations with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the obligations of such Subsidiary Pledgor in respect of the Notes, as applicable and (ii) if such guarantee is of Indebtedness of the Issuer, such guarantee is Incurred in accordance with the covenant described under “—Future Subsidiary Pledgors” solely to the extent such covenant is applicable;

(n)	the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (k), (l), (n), (o), (s) and (w) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(2)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, such Refinancing Indebtedness is junior to the Notes or such obligations of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3)	shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Subsidiary Pledgor that refinances Indebtedness of the Issuer or a Subsidiary Pledgor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided, further, that subclause (1) of this clause (n) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations and subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any of the Retained Notes;

(o)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or, subject to the third paragraph of this covenant, any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (s), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (s), does not exceed the greater of $250.0 million and 7.5% of Total Assets of the Foreign Subsidiaries at any one time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (s) shall cease to be deemed incurred or outstanding for purposes of this clause (s) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (s));

(t)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u)	Indebtedness consisting of Indebtedness issued by the Issuer or a Restricted Subsidiary of the Issuer to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

(v)	Indebtedness incurred in connection with any Project Financing; and

(w)	Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of $300.0 million.

Restricted Subsidiaries that are not Subsidiary Pledgors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under the first paragraph of this covenant or clauses (k) or (o)(x) of the second paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Pledgors incurred or issued pursuant to the first paragraph of this covenant and clauses (k) and (o)(x) of the second paragraph of this covenant, collectively, would exceed the greater of $2,000 million and 5.0% of Total Assets.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (w) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; and

(2)	at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness or Long-Term Retained Notes of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness or Long-Term Retained Notes in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (f) and (h) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof), (6)(c), (8), (13)(b) and (19) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after February 1, 2008 (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer), plus

(3)

100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after February 1, 2008 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur

Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4)	100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after February 1, 2008 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by (p) any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

(B)	the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer in such Unrestricted Subsidiary (which, if the fair market value of such investment shall exceed $250.0 million, shall be determined by the Board of Directors of the Issuer, a copy of the resolution of which with respect thereto shall be delivered to the Trustee) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions do not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)

(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Subsidiary Pledgor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”), (b) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock, and (c) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Pledgor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Subsidiary Pledgor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated to the Notes or such Subsidiary Pledgor’s obligations in respect of the Notes, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $50.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $100.0 million in any calendar year (which shall increase to $150.0 million subsequent to the consummation of an underwritten public Equity Offering of common stock); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under “—Limitation on Restricted Payments”), plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date, plus

(c)	the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer in connection with Acquisition Transactions that are foregone in return for the receipt of Equity Interests;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Issuer, any of its Restricted Subsidiaries or its direct or indirect parents in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; (b) a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $250.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer, other than public offerings with respect to the Issuer’s (or such direct or indirect parent’s) common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed the greater of $500.0 million and 2.5% of Total Assets at the time made;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12)	the payment of dividends or other distributions to any direct or indirect parent of the Issuer that files a consolidated tax return that includes the Issuer and its subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members) in an amount not to exceed the amount that the Issuer and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Issuer and its Restricted Subsidiaries paid such taxes as a standalone taxpayer (or standalone group);

(13)	the payment of Restricted Payment, if applicable:

(a)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer and general corporate operating and overhead expenses of any direct or indirect parent of the Issuer in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14)	any Restricted Payment used to fund the Acquisition Transactions or the Transactions and the payment of fees and expenses incurred in connection with the Acquisition Transactions or the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents, whether payable on the Issue Date or thereafter, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15)	any Restricted Payment made under the Operations Management Agreement;

(16)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(17)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(18)	Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(19)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of

Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(20)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(21)	payments made to repay, defease, discharge or otherwise refinance Retained Notes or to service Retained Notes; and

(22)	Restricted Payments made in connection with the incurrence of Indebtedness under the revolving portion of the Credit Agreement for the account or benefit of the Subsidiaries of Harrah’s Entertainment other than the Issuer or any of its Subsidiaries (including the distribution of the proceeds of any such Indebtedness and with respect to the issuance of, or payments in respect of drawings under, letters of credit), in each case for general corporate purposes of such Subsidiaries (including, without limitation, for business acquisitions and project development and, in the case of letters of credit, for the back-up or replacement of existing letters of credit) in an aggregate amount not to exceed $250.0 million at any time outstanding, so long as such proceeds are not distributed to the stockholders of Harrah’s Entertainment;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6)(b), (7), (10), (11) and (13)(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding the foregoing provisions of this covenant, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on, or in respect of, the Issuer’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Issuer or any direct or indirect parent of the Issuer for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of any direct or indirect parent of the Issuer for cash from, the Investors, or guarantee any Indebtedness of any Affiliate of the Issuer for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (1), (7) or (10) of the second paragraph of this covenant or clauses (9), (10), (15) or (20) of the definition of “Permitted Investments,” if (x) at the time and after giving effect to such payment, the Consolidated Leverage Ratio of the Company would be greater than 7.25 to 1.00 or (y) such payment is not otherwise in compliance with this covenant.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2)	the Indenture, the Notes (and any exchange Notes);

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)

other Indebtedness, Disqualified Stock or Preferred Stock (a) of any Restricted Subsidiary of the Issuer that is a Subsidiary Pledgor or a Foreign Subsidiary, (b) of any Restricted Subsidiary that is not a Subsidiary Pledgor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer) or

(c) of any Restricted Subsidiary incurred in connection with any Project Financing, provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the Notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Notes or such Restricted Subsidiary’s obligations in respect of the Notes) that are assumed by the transferee of any such assets,

(b)	any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 5.0% of Total Assets and $850.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 15 months after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to repay (a) Indebtedness constituting First Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) provided that (x) to the extent that the terms of First Priority Lien Obligations other than Notes Obligations, as such agreements are in existence on the Issue Date, require that such First Priority Lien Obligations are repaid with the Net Proceeds of Asset Sales prior to repayment of other Indebtedness, the Issuer and its Restricted Subsidiaries shall be entitled to repay such other Priority Lien Obligations prior to repaying the Notes Obligations and (y) subject to the foregoing clause (x), if the Issuer shall so reduce First Priority Lien Obligations, the Issuer will equally and ratably reduce Notes Obligations in any manner set forth in clause (d) below to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes, (b) Indebtedness constituting Pari Passu Indebtedness other than First Priority Lien Obligations so long as the Asset Sale proceeds are with respect to non-Collateral (provided that if the Issuer shall so reduce Pari Passu Indebtedness, the Issuer will equally and ratably reduce Notes Obligations in any manner set forth in clause (d) below), (c) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Pledgor, (d) Notes Obligations as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer or a Collateral Asset Sale Offer, as applicable); or

(2)	to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Collateral Excess Proceeds or Excess Proceeds, as applicable. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

Any Net Proceeds from Asset Sales of Collateral that are not invested or applied as set forth in the first sentence of the proceeding paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $200.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any First Priority Lien Obligations or Obligations secured by a Lien permitted under the Indenture (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to the holders of such First Priority Lien Obligations or such other Obligations (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such First Priority Lien Obligations or such other Obligations that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such First Priority Lien Obligations were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such First Priority Lien Obligations, such lesser price, if any, as may be provided for by the terms of such First Priority Lien Obligations), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence a Collateral Asset Sale Offer with respect to Collateral Express Proceeds within ten (10) Business Days after the date that Collateral Excess Proceeds exceed $200.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

Any Net Proceeds from any Asset Sale of non-Collateral that are not invested or applied as provided and within the time period set forth in the first sentence of the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $200.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and such other First Priority Lien Obligations or Obligations secured by a Lien permitted by the Indenture (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds, the Issuer may use any remaining Collateral Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of Notes or other First Priority Lien Obligations or such other Obligations surrendered by such holders thereof exceeds the amount of Collateral Excess Proceeds, the Trustee shall select the Notes and such other First Priority Lien Obligations or such other Obligations to be purchased in the manner described below. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Collateral Asset Sale Offer or Asset Sale Offer, the amount of Collateral Excess Proceeds or Excess Proceeds, as the case may be, shall be reset at zero.

The Issuer must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such First Priority Lien Obligations or Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer or a Collateral Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee; provided that no Notes of $2,000 or less shall be purchased in part. Selection of such First Priority Lien Obligations or Pari Passu Indebtedness, as applicable, will be made pursuant to the terms of such First Priority Lien Obligations or Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions do not apply to the following:

(1)	transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	(x) the entering into of any agreement (and any amendment or modification of any such agreement so long as, in the good faith judgment of the Board of Directors of the Issuer, any such amendment is not disadvantageous to the Holders when taken as a whole, as compared to such agreement as in effect on the Issue Date) to pay, and the payment of, management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $30 million and (B) 1% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year, plus out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary, any direct or indirect parent of the Issuer;

(5)	payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this prospectus or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6)	transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

(9)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this prospectus and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(10)	the execution of the Acquisition Transactions, and the payment of all fees and expenses related to the Acquisition Transactions, including fees to the Sponsors, which are described in this prospectus or contemplated by the Acquisition Documents;

(11)	any transactions made pursuant to any Operations Management Agreement and any transactions in connection with the use of the revolving credit facility under the Credit Agreement for the account or benefit of the Subsidiaries of Harrah’s Entertainment other than the Issuer and its Subsidiaries (including the distribution of the proceeds of any such revolving credit Indebtedness and with respect to the issuance of, or payments in respect of drawings under, letters of credit);

(12)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(13)	any transaction effected as part of a Qualified Receivables Financing;

(14)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(15)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(16)	the entering into of any tax sharing agreement or arrangement that complies with clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(17)	any contribution to the capital of the Issuer;

(18)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(19)	transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(20)	pledges of Equity Interests of Unrestricted Subsidiaries;

(21)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(22)	any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(23)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens

The Indenture provides that the Issuer will not, and will not permit any Subsidiary Pledgor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Indebtedness on any asset or property of the Issuer or any Subsidiary Pledgor, other than Liens securing Indebtedness that are junior in priority to the Liens on such property or assets securing the Notes.

Reports and Other Information

The Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or

15(d) of the Exchange Act, subject, in the case of any such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, to exceptions consistent with the presentation of financial information in this prospectus.

Notwithstanding the foregoing, the Issuer will not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement.

In the event that:

(a)	the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b)	any direct or indirect parent of the Issuer is or becomes a Subsidiary Pledgor of the Notes, consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant, and the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Pledgors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer is deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offers contemplated by the Registration Rights Agreement relating to the Notes or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offers registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and/or (2) the posting of reports that would be required to be provided to the Trustee and the holders on the Issuer’s website (or that of any of its parent companies).

Future Subsidiary Pledgors

The Indenture provides that the Issuer will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) and that provides a pledge of, or grants a Lien on, its assets to secure any other First Priority Lien Obligations or any Junior Lien Obligations to execute and deliver to the Trustee the Security Documents necessary to cause such Restricted Subsidiary to become a Subsidiary Pledgor (or grantor) and take all actions required thereunder to perfect Liens created thereunder, as well as to execute and deliver to the Trustee joinders to the Intercreditor Agreement and the First Lien Intercreditor Agreement.

Future Subsidiary Guarantors

The Indenture provides that, promptly following the terms of the Issuer’s Indebtedness existing on the Issue Date no longer prohibiting the guarantee of the Notes by the Subsidiary Pledgors (as determined in good faith by the Issuer) and requisite approvals are received from the applicable gaming authorities (the “Initial Guarantee Event”), each Subsidiary Pledgor will execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary Pledgor shall guarantee payment of the Notes; provided that the then-outstanding Bank Indebtedness under the Credit Agreement referred to in clause (i) of the definition thereof is also then guaranteed by such Subsidiary Pledgors. In addition, the Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness the terms of which prohibit or restrict the ability of a Subsidiary Pledgor to provide such a guarantee.

The Indenture will further provide that, from and after the Initial Guarantee Event, the Issuer will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) that guarantees any Indebtedness of the Issuer or any other guarantor of the Notes to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes.

The Indenture provides that the Issuer shall cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) and that guarantees any First Priority Lien Obligations to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall guarantee the payment of the Notes.

After-Acquired Property and Gaming Approval

The Indenture provides that upon the acquisition by any Issuer or any Subsidiary Pledgor of any First Priority After-Acquired Property, the Issuer or such Subsidiary Pledgor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected first priority security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect.

With respect to the Notes, the pledge of the capital stock of the Issuer’s Subsidiaries that currently secure the senior secured credit facilities requires the prior approval of the Nevada State Gaming Control Board and the Nevada Gaming Commission in order to be effective.

Mandatory Disposition Pursuant to Gaming Laws

Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The Gaming Authority of any jurisdiction in which Harrah’s Operating or any of its subsidiaries conduct or propose to conduct gaming may require that a holder of the Notes or the beneficial owner of the Notes of a holder be approved, licensed, qualified or found suitable under applicable gaming laws. Under the Indenture, each person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such notes, that if any such Gaming Authority requires such person to be approved, licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so (a “Disqualified Holder”), the Issuer shall have the right, at its election, (1) to require such person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be required by such Gaming Authority or (2) to redeem such notes at a redemption price that, unless otherwise directed by such Gaming Authority, shall be at a redemption price that is equal to the lesser of:

•	such person’s cost, or

•	100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date or (2) the date such person became a Disqualified Holder.

Harrah’s Operating will notify the Trustee and applicable Gaming Authority in writing of any such redemption as soon as practicable. Harrah’s Operating will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or finding of suitability.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)	the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either (a) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or (b) the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	if the Issuer is not the Successor Issuer, each Subsidiary Pledgor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that obligations in respect of the Notes shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Issuer (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

The Indenture further provides that, subject to certain limitations in the Indenture governing release of assets and property securing the Notes upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Subsidiary Pledgor, no Subsidiary Pledgor will, and the Issuer will not permit any Subsidiary Pledgor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Pledgor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) such Subsidiary Pledgor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Pledgor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Pledgor or such Person, as the case may be, being herein called the “Successor Subsidiary Pledgor”) and the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) expressly assumes all the obligations of such Subsidiary Pledgor under the Indenture and the Security Documents pursuant to documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Subsidiary Pledgor (if other than such Subsidiary Pledgor) will succeed to, and be substituted for, such Subsidiary Pledgor under the Indenture and such Subsidiary Pledgor’s obligations in respect of the Notes, and such Subsidiary Pledgor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Pledgor’s obligations in respect of the Notes. Notwithstanding the foregoing, (1) a Subsidiary Pledgor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Pledgor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Subsidiary Pledgor is not increased thereby and (2) a Subsidiary Pledgor may merge, amalgamate or consolidate with another Subsidiary Pledgor or the Issuer.

In addition, notwithstanding the foregoing, any Subsidiary Pledgor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to the Issuer or any Subsidiary Pledgor.

In addition, the Indenture provides that, subject to certain limitations in the Indenture governing release of Harrah’s Entertainment’s Note Guarantee upon the sale or disposition of the Issuer or the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly Owned Subsidiary of Harrah’s

Entertainment in accordance with the first two paragraphs of this covenant, Harrah’s Entertainment will not consolidate, amalgamate or merge with or into or wind up into (whether or not Harrah’s Entertainment is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either Harrah’s Entertainment or the Issuer (provided that if the Issuer is to be the surviving Person, then such transaction shall comply with the first two paragraphs of this covenant) is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Harrah’s Entertainment) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Harrah’s Entertainment or such Person, as the case may be, being herein called the “Successor Parent Guarantor”) and the Successor Parent Guarantor (if other than Harrah’s Entertainment) expressly assumes all the obligations of Harrah’s Entertainment under the Indenture and Harrah’s Entertainment’s Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(2)	the Successor Parent Guarantor (if other than Harrah’s Entertainment) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Parent Guarantor (if other than Harrah’s Entertainment) will succeed to, and be substituted for, Harrah’s Entertainment under the Indenture, Harrah’s Entertainment’s Note Guarantee, and Harrah’s Entertainment will automatically be released and discharged from its obligations under the Indenture and such Note Guarantee.

Defaults

An Event of Default is defined in the Indenture as:

(1)	a default in any payment of interest (including any additional interest) on any Note when due, continued for 30 days,

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

(4)	the failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $150.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the “bankruptcy provisions”),

(6)	failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $150.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(7)	the Note Guarantee of the Parent Guarantor or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect (except as contemplated by the terms thereof) or the Parent Guarantor denies or disaffirms its obligations under the Indenture or its Note Guarantee and such Default continues for 10 days,

(8)	unless all of the Collateral has been released from the first priority Liens in accordance with the provisions of the Security Documents, the first priority Liens on all or substantially all of the Collateral cease to be valid or enforceable and such Default continues for 30 days, or the Issuer shall assert or any Subsidiary Pledgor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Issuer, the Issuer fails to cause such Subsidiary to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions, or

(9)	the failure by the Issuer or any Subsidiary Pledgor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (8) the “security default provisions”).

The foregoing constitutes Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (3) or (9) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (3) or (9) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 30% in principal amount of outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Issuer is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any Note,

(3)	reduce the principal of or change the Stated Maturity of any Note,

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above,

(5)	make any Note payable in money other than that stated in such Note,

(6)	expressly subordinate the Notes to any other Indebtedness of the Issuer or any Subsidiary Pledgor;

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(9)	make any change in the provisions in the Intercreditor Agreement, the First Lien Intercreditor Agreement or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes; or

(10)	except as expressly provided by the Indenture, modify or release the Guarantee of any Significant Subsidiary in any manner adverse to the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Notes.

Without the consent of any holder, the Issuer and Trustee may amend the Indenture, the Security Documents, the First Lien Intercreditor Agreement or the Intercreditor Agreement to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Issuer of the obligations of the Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Subsidiary Pledgor of the obligations of a Subsidiary Pledgor under the Indenture and the Security Documents, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Subsidiary Pledgor with respect to the Notes, to secure the Notes, to release Collateral as permitted by the Indenture, the First Lien Intercreditor Agreement or the Intercreditor Agreement, to add additional secured creditors holding Other First-Lien Obligations or other Second Priority Lien Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to conform the text of the Indenture, the Notes, the Security Documents, the First Lien Intercreditor Agreement or the Intercreditor Agreement, to any provision of this “Description of First Lien Exchange Notes” to the extent that such provision in this “Description of First Lien Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Security Documents, the First Lien Intercreditor Agreement or the Intercreditor Agreement, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of additional Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, has any liability for any obligations of the Issuer under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes were issued in registered form and the registered holder of a Note is treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer has paid all other sums payable under the Indenture; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Pledgor will be released from all of its obligations with respect to the Notes and the Security Documents.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4) and (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

U.S. Bank National Association will be the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Affiliates of the Sponsors of substantially all of the outstanding shares of capital stock of Harrah’s Entertainment, Inc., pursuant to the Merger Agreement.

“Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter.

“Acquisition Transactions” means the transactions described under “The Acquisition Transactions.”

“Additional First Priority Lien Obligations” means the Notes Obligations and any other First Priority Lien Obligations that are Incurred after the Issue Date (other than Indebtedness incurred under clause (i) of the definition of Credit Agreement) and secured by the Common Collateral on a first priority basis pursuant to the Security Documents.

“Additional First Lien Secured Party” means the holders of any Additional First Priority Lien Obligations, including the holders of the notes, and any Authorized Representative with respect thereto, including the Trustee.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Authorized Representative” means, with respect to any Common Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the administrative agent under the Credit Agreement and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note, at June 1, 2013 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through June 1, 2013 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/ Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $50.0 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g)	foreclosure or any similar action with respect to any property or other asset of the Issuer or any of its Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(m)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Indenture;

(o)	dispositions in connection with Permitted Liens;

(p)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)	any disposition made pursuant to an Operations Management Agreement;

(r)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(s)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(t)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the administrative agent under the Credit Agreement, (ii) in the case of the Notes Obligations or the holders of the notes, the Trustee and (iii) in the case of any Series of Additional First Priority Lien Obligations or Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of either of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of (prior to a Qualified IPO or upon or after an Issuer IPO) the Issuer or (upon or after a Holdco Qualified IPO) the Holdco Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First Priority Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First Priority Lien Obligations are outstanding at any time and the holders of less than all Series of First Priority Lien Obligations hold a valid and perfected security interest in any Collateral at such time then such Collateral shall constitute Common Collateral for those Series of First Priority Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Indebtedness (other than Qualified Non-Recourse Debt) of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight-line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the three months ended March 31, 2009 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Acquisition Transactions or the Offering Transactions, in each case, shall be excluded;

(2)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Acquisition Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary or a Qualified Non-Recourse Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof (other than a Qualified Non-Recourse Subsidiary of such referent Person) in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Pledgor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(11)	any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12)	any (a) one-time non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14)	solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)	any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded; and

(17)	to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlling Secured Parties” means, with respect to any Common Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Common Collateral.

“Credit Agreement” means (i) the credit agreement, date as of January 28, 2008, entered into in connection with the consummation of the Acquisition, among the Issuer, the pledgors named therein, the financial institutions named therein, and Bank of America, N.A., as Administrative Agent and Collateral Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Agent” has the meaning given to such term in the Intercreditor Agreement.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Discharge of Credit Agreement Obligations” means, with respect to any Common Collateral, the date on which the Credit Agreement Obligations are no longer secured by such Common Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a refinancing of such Credit Agreement Obligations with additional First Priority Lien Obligations secured by such Common Collateral under an agreement relating to Additional First Priority Lien Obligations which has been designated in writing by the administrative agent under the Credit Agreement so refinanced to the First Lien Collateral Agent and each other Authorized Representative as the Credit Agreement for purposes of the First Lien Intercreditor Agreement.

“Discharge of Senior Lender Claims” means, except to the extent otherwise provided in the Intercreditor Agreement, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First Priority Lien Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Priority Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Lien Obligations. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Fixed Charges; plus

(3)	Consolidated Depreciation and Amortization Expense; plus

(4)	Consolidated Non-cash Charges; plus

(5)

any expenses or charges (other than Consolidated Depreciation or Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Bank Indebtedness, (ii) any amendment or other modification of the Notes or other Indebtedness, (iii) any additional interest in respect of the Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6)	business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)	the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(8)	the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(9)	any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Subsidiary Pledgor or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(10)	Pre-Opening Expenses; less, without duplication,

(11)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Existing Notes” means the Issuer’s 5.500% Senior Notes due 2010, 8.00% Senior Notes due 2011, 5.375% Senior Notes due 2013, 7.875% Senior Subordinated Notes due 2010, 8.125% Senior Subordinated Notes due 2011, 5.625% Senior Notes due 2015, 6.500% Senior Notes due 2016, 5.75% Senior Notes due 2017, 10.75% Senior Notes due 2016 and 10.75%/11.50% Senior Toggle Notes due 2018.

“Existing Second Lien Notes” means the Issuer’s 10.0% Second-Priority Senior Secured Notes due 2015 and 10.0% Second-Priority Senior Secured Notes due 2018 issued under the Second Lien Notes Indenture dated December 24, 2008 and the Issuer’s 10.0% Second-Priority Senior Secured Notes due 2018 issued under the Second Lien Notes Indenture dated April 15, 2009.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Collateral Agent” shall mean Bank of America, N.A., in its capacity as administrative agent and collateral agent for the lenders and other secured parties under the Credit Agreement and the other First Lien Documents and in its capacity as collateral agent for the New First Lien Secured Parties, together with its successors and permitted assigns under the Credit Agreement, the Indenture and the First Lien Documents exercising substantially the same rights and powers; and in each case provided that if such First Lien Collateral Agent is not Bank of America, N.A., such First Lien Collateral Agent shall have become a party to the Intercreditor Agreement and the other applicable First Lien Security Documents.

“First Lien Documents” means the credit, guarantee and security documents governing the New First Priority Lien Obligations, including, without limitation, the Indenture and the First Lien Security Documents.

“First Lien Secured Parties” means (a) the “Secured Parties,” as defined in the Credit Agreement, (b) the New First Lien Secured Parties and (c) any Additional First Lien Secured Parties.

“First Lien Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing New First Priority Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing both the New First Priority Lien Obligations and any Junior Lien Obligations.

“First Priority After-Acquired Property” means any property of the Issuer or any Subsidiary Pledgor that secures any Secured Bank Indebtedness that is not already subject to the Lien under the Security Documents, other than any Excluded Assets.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all Notes Obligations and (iii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges (other than Fixed Charges in respect of Qualified Non-Recourse Debt) of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the three months ended March 31, 2009 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Gaming Authorities” means, in any jurisdiction in which Issuer or any of its subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after issuance of the Notes have, jurisdiction over the gaming activities of the Issuer or any of its subsidiaries, or any successor to such authority or (b) is, or may at any time after the issuance of the Notes be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treatises, laws and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of Issuer or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor Intercreditor Agreement” means the intercreditor agreement among Bank of America, N.A., as agent under the Credit Agreement Documents, U.S. Bank National Association, as the Trustee, and the Issuer, dated as of the Issue Date, as it may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdco Issuer” means the issuer in any Holdco Qualified IPO.

“Holdco Qualified IPO” means any Qualified IPO in which a direct or indirect parent of the Issuer is the issuer.

“holder”or“noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Impairment” means, with respect to any First Priority Lien Obligations, (i) any determination by a court of competent jurisdiction that (x) any of the First Priority Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Priority Lien Obligations), (y) any of the First Priority Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Priority Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Priority Lien Obligations) on a basis ranking prior to the security interest of such Series of First Priority Lien Obligations but junior to the security interest of any other Series of First Priority Lien Obligations or (ii) the existence of any Collateral for any other Series of First Priority Lien Obligations that is not Common Collateral.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money;

(2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means the intercreditor agreement among Bank of America, N.A., as agent under the Credit Agreement Documents, U.S. Bank National Association, as the trustee under the Second Lien Notes Indentures, and the other parties from time to time party thereto, dated as of December 24, 2008, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB-(or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB-(or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means June 10, 2009.

“Junior Lien Obligations” means the Existing Second Lien Notes and Obligations with respect to other Indebtedness permitted to be incurred under the Second Lien Notes Indentures, the Credit Agreement and the Indenture, which is by its terms intended to be secured equally and ratably with the Existing Second Lien Notes or on a basis junior to the Liens securing the Existing Second Lien Notes; provided such Lien is permitted to be incurred under the Second Lien Notes Indentures, the Credit Agreement and the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Long-Term Retained Notes” means the Issuer’s 5.625% Senior Notes due 2015, 6.500% Senior Notes due 2016 and 5.75% Senior Notes due 2017.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Merger Agreement” means the Agreement and Plan of Merger among Hamlet Holdings LLC, Hamlet Merger Inc. and Harrah’s Entertainment, Inc., dated as of December 19, 2006, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter, in accordance with its terms.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” means the Real Properties owned or leased by the Issuer or any Subsidiary Pledgor encumbered by a Mortgage to secure the First Priority Lien Obligations.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, as amended, supplemented or otherwise modified from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New First Lien Secured Parties” means, at any relevant time, the holders of New First Priority Lien Obligations at such time, including without limitation the Trustee and the holders of the notes (including the holders of any Additional Notes subsequently issued under and in compliance with the terms of the Indenture).

“New First Priority Lien Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Issuer or any Subsidiary Pledgor arising under the Indenture and any other First Lien Documents, whether or not direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Issuer, any Subsidiary Pledgor or any Affiliate thereof of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“New Project” means each capital project which is either a new project or a new feature of an existing project owned by the Issuer or its Restricted Subsidiaries which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“Non-Controlling Secured Parties” means, with respect to any Common Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Common Collateral.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Notes Obligations” means Obligations in respect of the Notes, the Indenture and the Security Documents, including, for the avoidance of doubt, Obligations in respect of exchange notes and guarantees thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, which meets the requirements set forth in the Indenture.

“Operations Management Agreement” means each of the real estate management agreements and any other operating management agreement entered into by the Issuer or any of its Restricted Subsidiaries with Harrah’s Entertainment or with any other direct or indirect Subsidiary of Harrah’s Entertainment, including, without limitation, any Real Estate Subsidiary, and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not materially less favorable, taken as a whole, to the Issuer and its Restricted Subsidiaries than the terms of such agreements as in effect on the Issue Date.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Other First-Lien Obligations” means other Indebtedness of the Issuer and its Restricted Subsidiaries that is equally and ratably secured with the Notes as permitted by the Indenture and is designated by the Issuer as an Other First-Lien Obligation.

“Owned Real Property” means each parcel of Real Property that is owned in fee by the Issuer or any Subsidiary Pledgor that has an individual fair market value (as determined by the Issuer in good faith) of at least $15.0 million (provided that such $15.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, with respect to any Real Property that is partially owned in fee and partially leased by the Issuer or any Subsidiary Pledgor, Owned Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual fair market value (as determined by the Issuer in good faith) of at least $15.0 million (provided that such $15.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (ii) a mortgage in favor of the Collateral Agent (for the benefit of the noteholders) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property.

“Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2)	with respect to any Subsidiary Pledgor, its obligations in respect of the Notes and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Pledgor’s obligations in respect of the Notes.

“Parent Guarantee” means a Note Guarantee of Harrah’s Entertainment and its successors.

“Parent Guarantor” means Harrah’s Entertainment and its successors.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the

Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6)	advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $25.0 million at any one time outstanding;

(7)	any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $500.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $950.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)	loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(12)	Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (11) and (12)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Subsidiary Pledgors,” including, without limitation, any guarantee or other obligation issued or incurred under the Credit Agreement in connection with any letter of credit issued for the account of Harrah’s Entertainment or any of its subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(16)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18)	any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivable Financing;

(20)	additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (20), the greater of $350.0 million and 2.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary;

(21)	Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(22)	any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)

(A) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Pledgor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; (B) Liens securing First Priority Lien Obligations in an aggregate principal amount not to exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such

Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.50 to 1.00; provided that, with respect to Liens securing First Priority Lien Obligations permitted under this subclause (B), the Notes are secured by Liens on the assets subject to such Liens on at least a pari passu basis with the Liens securing all such First Priority Lien Obligations, with the priority and subject to intercreditor arrangements, in each case no less favorable to the holders of the Notes than those described under “Security” above; (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (c), (k), (o), (s) or (v) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that (1) in the case of clause (c), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof, (2) in the case of clause (s), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary, and (3) in the case of clause (v) such Lien applies solely to acquired property or asset of the acquired entity, as the case may be); and (D) Liens securing the Notes Obligations;

(7)	Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Agreement);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9)	Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Subsidiary Pledgor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) and for purposes of the definition of Secured Bank Indebtedness;

(21)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $100.0 million at any one time outstanding;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary;

(28)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution; and

(29)	Liens that rank junior to the Liens securing the Notes and secure the Junior Lien Obligations.

For purposes of this definition, notwithstanding anything in the foregoing clauses (1) through (29), any Lien that secures Retained Notes or Long-Term Retained Notes shall not under any circumstances be deemed Permitted Liens.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock Issuer, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects that are classified as “pre-opening expenses” on the applicable financial statements of the Issuer and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Project Financings” means (1) any Capitalized Lease Obligations, mortgage financing, purchase money Indebtedness or other Indebtedness incurred in connection with the acquisition, lease, construction, repair, replacement, improvement or financing related to any of the Margaritaville Casino & Resort in Biloxi, Mississippi, the retail facilities related to the Margaritaville Casino & Resort and the planned casino and hotel in the community of Ciudad Real, Spain or any refinancing of any such Indebtedness that does not extend to any assets other than the assets listed above and (2) any Sale/Leaseback Transaction with respect to any of the Margaritaville Casino & Resort in Biloxi, Mississippi, the retail facilities related to the Margaritaville Casino & Resort and the planned casino and hotel in the community of Ciudad Real, Spain.

“Qualified IPO” means any underwritten public Equity Offering.

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (a) incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any property (real or personal) or equipment (whether through the direct purchase of property or the Equity Interests of any person owning such property and whether in a single acquisition or a series of related acquisitions) or (b) assumed by a Qualified Non-Recourse Subsidiary, (2) is non-recourse to the Issuer and any Subsidiary Pledgor and (3) is non-recourse to any Restricted Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” means (1) a Restricted Subsidiary that is not a Subsidiary Pledgor and that is formed or created after the Closing Date in order to finance an acquisition, lease, construction, repair, replacement or improvement of any property or equipment (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt and (2) any Restricted Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Real Estate Facility” means the mortgage financing and mezzanine financing arrangements between the Real Estate Subsidiaries, which are direct or indirect subsidiaries of Harrah’s Entertainment, and JPMorgan Chase Bank N.A. and its successors and assigns on behalf of the noteholders dated as of January 28, 2008, as amended, restated, supplemented, extended, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time.

“Real Estate Subsidiary” means those Subsidiaries of Harrah’s Entertainment that are party to (prior to, on or after the Issue Date) the Real Estate Facility (and their respective Subsidiaries) secured by the Real Property collateralizing such facility on the Issue Date plus any additional Real Property sold, contributed or transferred to such Subsidiaries by the Issuer or any Restricted Subsidiary (whether directly or indirectly through the sale, contribution or transfer of the Capital Stock of a Subsidiary the assets of which are comprised solely of such Real Property) subsequent to the Issue Date in accordance with the terms of the covenant described under “—Certain Covenants—Asset Sales.”

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations

(other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)	to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for (i) such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under the Indenture and that is secured by such cash or Cash Equivalents and (ii) cash and Cash Equivalents constituting “cage cash.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of First Lien Exchange Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Retained Notes” means the Issuer’s 5.500% Senior Notes due 2010, 8.00% Senior Notes due 2011, 5.375% Senior Notes due 2013, 7.875% Senior Subordinated Notes due 2010 and 8.125% Senior Subordinated Notes due 2011.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Second Lien Notes Indentures” means the Indenture among the Issuer, Harrah’s Entertainment and U.S. Bank National Association, as trustee and collateral agent, dated December 24, 2008, and the Indenture among the Issuer, Harrah’s Entertainment and U.S. Bank National Association, as trustee and collateral agent, dated April 15, 2009, in each case as they may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Second Priority Liens Obligations” means any Junior Liens Obligations that are secured equally and ratably with the Existing Second Lien Notes.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness constituting First Priority Lien Obligations of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Acquisition Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight line basis during such period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Debt Covenant Compliance” in Exhibit 99.1 to the Quarterly Report on Form 10-Q for the three months ended March 31, 2009 for Harrah’s Entertainment to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the holders of the notes and the Trustee, each in their capacity as such) and (iii) the Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Priority Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Notes Obligations and (iii) the Additional First Priority Lien Obligations incurred pursuant to any applicable agreement, which pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional First Priority Lien Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) Apollo Management, L.P. and any of its respective Affiliates other than any portfolio companies (collectively, the “Apollo Sponsors”), (ii) Texas Pacific Group and any of its respective Affiliates other than any portfolio companies (collectively, the “Texas Pacific Sponsors”), (iii) any individual who is a partner or employee of an Apollo Sponsor or a Texas Pacific Sponsor that is licensed by a relevant gaming authority on the Issue Date or thereafter replaces such licensee and (iv) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors and/or Texas Pacific Sponsors; provided that the Apollo Sponsors and/or the Texas Pacific Sponsors (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Subsidiary Pledgor, any Indebtedness of such Subsidiary Pledgor which is by its terms subordinated in right of payment to obligations in respect of the Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Pledgor” means any Subsidiary of the Issuer that pledges its property and assets to secure the Notes, as provided in the Security Documents; provided that upon the release or discharge of such Subsidiary from its obligations to pledge its assets and property to secure the Notes in accordance with the Indenture or the Security Documents, such Subsidiary ceases to be a Subsidiary Pledgor.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer, without giving effect to any amortization of the amount of intangible assets since February 1, 2008.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 1, 2013; provided, however, that if the period from such redemption date to June 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary;

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Vessel” means (a) any vessel, boat, ship, catamaran, riverboat, or barge of any kind or nature whatsoever, whether or not temporarily or permanently moored or affixed to any real property, (b) any improvement to real property which is used or susceptible of use as a dockside, riverboat or water-based venue for business operations, (c) any property which is a vessel within the meaning given to that term in 1 U.S.C. § 3, and (d) any property which would be a vessel within the meaning of that term as defined in 1 U.S.C. § 3 but for its removal from navigation for use in gaming or other business operations and/or any modifications made thereto to facilitate dockside gaming or other business operations which may affect its seaworthiness, and, in each case, all appurtenances thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

To ensure compliance with Internal Revenue Service Circular 230, holders are hereby notified that any discussion of tax matters set forth in the this prospectus was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any holder, for the purpose of avoiding tax-related penalties under federal, state or local tax law. Each holder should seek advice based on its particular circumstances from an independent tax advisor.

General

The following is a summary of material U.S. federal income tax consequences of the exchange of original notes for exchange notes pursuant to the exchange offers, but does not address any other aspects of U.S. federal income tax consequences to holders of original notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange original notes for exchange notes in the exchange offers and who hold the original notes as capital assets within the meaning of Section 1221 of the Code. It does not address the tax consequences to holders who are subject to special rules under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations and insurance companies). A “U.S. holder” means a beneficial owner of a note and is, for U.S. federal income tax purposes: (i) an individual resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust.

This summary does not represent a detailed description of the U.S. federal income and tax consequences to holders in light of their particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of notes.

Persons considering the exchange of original notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Old Note for an Exchange Note Pursuant to the Exchange Offers

The exchange by any holder of an original note for an exchange note should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange original notes for exchange notes pursuant to the exchange offers. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange will be the same as such holder’s tax basis in the original note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the original notes.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes only where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offers are consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2009, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offers are consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the enforceability of obligations under the exchange notes and guarantees being issued are being passed upon for us by O’Melveny & Myers LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2008 (Successor Company) and December 31, 2007 (Predecessor Company), and for the period January 28, 2008 through December 31, 2008 (Successor Company), the period January 1, 2008 through January 27, 2008 (Predecessor Company), and the years ended December 31, 2007 and 2006 (Predecessor Company), included in this prospectus, and the related consolidated financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and includes an explanatory paragraph relating to Harrah’s Entertainment Inc.’s change in 2007 in its method of accounting for uncertainty in income taxes and Harrah’s Entertainment Inc.’s retrospective change in 2009 in its method of accounting for noncontrolling interests and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the original notes. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

HARRAH’S ENTERTAINMENT, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Audited Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-3
Consolidated Statements of Operations for the period from January 1, 2008 through January 27, 2008, from January 28, 2008 through December 31, 2008, and for years ended December 31, 2007 and 2006	F-4
Consolidated Statements of Stockholders’ Equity/(Deficit) and Comprehensive Income/(Loss)	F-5
Consolidated Statements of Cash Flows for the period from January 1, 2008 through January 27, 2008, from January 28, 2008 through December 31, 2008, and for years ended December 31, 2007 and 2006	F-7
Notes to Audited Consolidated Financial Statements	F-8
Unaudited Consolidated Condensed Financial Statements
Consolidated Condensed Balance Sheet as of September 30, 2009 and December 31, 2008	F-53

Consolidated Condensed Statements of Operations for the nine-month period ended September  30, 2009 and from January 1, 2008 through January 27, 2008, and from January 28, 2008 through September 30, 2008

F-54

Consolidated Condensed Statements of Cash Flows for the nine-month period ended September  30, 2009 and from January 1, 2008 through January 27, 2008, and from January 28, 2008 through September 30, 2008

F-55
Consolidated Condensed Statements of Stockholders’ (Deficit)/ Equity and Comprehensive Income for the nine month period ended September 30, 2009	F-56
Notes to Unaudited Consolidated Condensed Financial Statements	F-57
Consolidated Valuation and Qualifying Accounts	F-87

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Harrah’s Entertainment, Inc.

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Harrah’s Entertainment, Inc. and subsidiaries (the “Company”) as of December 31, 2008 (Successor Company) and December 31, 2007 (Predecessor Company), and the related consolidated statements of operations, stockholders’ (deficit)/equity and comprehensive (loss)/income, and cash flows for the period January 28, 2008 through December 31, 2008 (Successor Company), the period January 1, 2008 through January 27, 2008 (Predecessor Company), and the years ended December 31, 2007 and 2006 (Predecessor Company). Our audits also included the consolidated financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harrah’s Entertainment, Inc. and subsidiaries as of December 31, 2008 (Successor Company) and December 31, 2007 (Predecessor Company), and the results of their operations and their cash flows for the period January 28, 2008 through December 31, 2008 (Successor Company), the period January 1, 2008 through January 27, 2008 (Predecessor Company), and the years ended December 31, 2007 and 2006 (Predecessor Company), in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 10 to the Consolidated Financial Statements, the Company changed its method of accounting for uncertainty in income taxes to conform to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, in 2007. As discussed in Note 20 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB 51 (SFAS 160).

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 16, 2009

(September 21, 2009 as to the effects of the

adoption of SFAS 160 as discussed in Note 20)

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	December 31,
	Successor 2008	Predecessor 2007

Assets
Current assets
Cash and cash equivalents	$650.5	$710.0
Receivables, less allowance for doubtful accounts of $201.4 and $126.2	394.0	476.4
Deferred income taxes (Note 10)	157.6	200.0
Income tax receivable	5.5	5.0
Prepayments and other	193.9	216.2
Inventories	62.7	70.3

Total current assets	1,464.2	1,677.9

Land, buildings, riverboats and equipment
Land and land improvements	7,310.8	5,392.8
Buildings, riverboats and improvements	8,860.8	9,270.7
Furniture, fixtures and equipment	1,888.1	3,186.6
Construction in progress	821.7	903.4

	18,881.4	18,753.5
Less: accumulated depreciation	(614.3)	(3,182.0)

	18,267.1	15,571.5
Assets held for sale	49.3	4.5
Goodwill (Notes 2 and 3)	4,902.2	3,553.6
Intangible assets (Notes 2 and 3)	5,307.9	2,039.5
Investments in and advances to nonconsolidated affiliates (Note 17)	30.4	18.6
Deferred costs and other	1,027.5	492.1

	$31,048.6	$23,357.7

Liabilities and Stockholders’ (Deficit)/Equity
Current liabilities
Accounts payable	$382.3	$442.0
Accrued expenses (Note 5)	1,532.7	1,351.2
Current portion of long-term debt (Note 6)	85.6	10.8

Total current liabilities	2,000.6	1,804.0
Liabilities held for sale	—	0.6
Long-term debt (Note 6)	23,123.3	12,429.6
Deferred credits and other	669.1	464.8
Deferred income taxes (Note 10)	4,327.0	1,979.6

	30,120.0	16,678.6

Commitments and contingencies (Notes 6, 8, 12 through 14 and 17)

Preferred stock of Successor Entity; $0.01 par value; authorized-40,000,000 shares, outstanding-19,912,447 shares (net of 23,088 shares held in treasury)	2,289.4	—

Stockholders’ (deficit)/equity (Notes 4, 6, 14 and 17)
Common stock non-voting and voting of Successor Entity; $0.01 par value; 80,000,020 shares authorized; 40,711,008 shares issued and outstanding at December 31, 2008 (net of 47,201 shares held in treasury)	0.4	—
Common stock of Predecessor Entity; $0.10 par value, authorized - 720,000,000 shares, outstanding - 188,778,819 shares (net of 36,033,752 shares held in treasury) at December 31, 2007	—	18.9
Additional paid-in capital	3,825.1	5,395.4
(Accumulated deficit)/retained earnings	(5,096.3)	1,197.2
Accumulated other comprehensive (loss)/income	(139.6)	15.4

Total Harrah’s Entertainment, Inc. stockholders’ (deficit)/equity	(1,410.4)	6,626.9
Non-controlling interests(1)	49.6	52.2

Total (deficit)/equity(1)	(1,360.8)	6,679.1

	$31,048.6	$23,357.7

(1)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Successor	Predecessor
	January 28, 2008 Through December 31, 2008	January 1, 2008 Through January 27, 2008	Year Ended Dec. 31,
			2007	2006
Revenues
Casino	$7,476.9	$614.6	$8,831.0	$7,868.6
Food and beverage	1,530.2	118.4	1,698.8	1,577.7
Rooms	1,174.5	96.4	1,353.6	1,240.7
Management fees	59.1	5.0	81.5	89.1
Other	624.8	42.7	695.9	611.0
Less: casino promotional allowances	(1,498.6)	(117.0)	(1,835.6)	(1,713.2)

Net revenues	9,366.9	760.1	10,825.2	9,673.9

Operating expenses
Direct
Casino	4,102.8	340.6	4,595.2	3,902.6
Food and beverage	639.5	50.5	716.5	697.6
Rooms	236.7	19.6	266.3	256.6
Property general, administrative and other	2,143.0	178.2	2,421.7	2,206.8
Depreciation and amortization	626.9	63.5	817.2	667.9
Project opening costs	28.9	0.7	25.5	20.9
Other write-downs, reserves and recoveries (Note 9)	16.2	4.7	(59.9)	62.6
Impairment of intangible assets (Note 3)	5,489.6	—	169.6	20.7
Loss/(income) on interests in nonconsolidated affiliates (Note 17)	2.1	(0.5)	(3.9)	(3.6)
Corporate expense	131.8	8.5	138.1	177.5
Merger and integration costs	24.0	125.6	13.4	37.0
Amortization of intangible assets (Note 3)	162.9	5.5	73.5	70.7

Total operating expenses	13,604.4	796.9	9,173.2	8,117.3

(Loss)/income from operations	(4,237.5)	(36.8)	1,652.0	1,556.6
Interest expense, net of interest capitalized (Note 11)	(2,074.9)	(89.7)	(800.8)	(670.5)
Gains/(losses) on early extinguishments of debt (Note 6)	742.1	—	(2.0)	(62.0)
Other income, including interest income	35.2	1.1	43.3	10.7

(Loss)/income from continuing operations before income taxes	(5,535.1)	(125.4)	892.5	834.8
Income tax benefit/(provision) (Note 10)	360.4	26.0	(350.1)	(295.6)

(Loss)/income from continuing operations, net of tax(1)	(5,174.7)	(99.4)	542.4	539.2

Discontinued operations (Note 15)
Income from discontinued operations	141.5	0.1	145.4	16.4
Provision for income taxes	(51.1)	—	(53.2)	(4.5)

Income from discontinued operations	90.4	0.1	92.2	11.9

Net (loss)/income(1)	(5,084.3)	(99.3)	634.6	551.1
Less: net income attributable to non-controlling interests	(12.0)	(1.6)	(15.2)	(15.3)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(5,096.3)	$(100.9)	$619.4	$535.8

(1)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/(DEFICIT) AND COMPREHENSIVE INCOME/(LOSS)

(In millions)

(Notes 2, 4, 6, 14 and 17)

	Common Stock		Capital Surplus	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive (Loss)/Income	Deferred Compensation Related to Restricted Stock	Non-controlling(1) Interests	Total	Comprehensive Income/(Loss)
	Shares Outstanding	Amount
Predecessor Balance—December 31, 2005(1)	183.8	$18.4	$5,008.4	$654.4	$(5.3)	$(10.8)	$31.6	$5,696.7
Reclassification of deferred compensation to Capital Surplus			(10.8)			10.8		—
Net income(1)				535.8			15.3	551.1	$551.1
Reclassification of loss on derivative instrument from other comprehensive income to net income, net of tax provision of $0.3					0.6			0.6	0.6
Foreign currency translation adjustments, net of tax provision of $1.0					1.9			1.9	1.9
Cash dividends				(282.7)				(282.7)
Non-controlling distributions, net of contributions(1)							5.5	5.5
Net shares issued under incentive compensation plans, including share-based compensation expense of $52.8 and income tax benefit of $23.0	2.3	0.2	150.6	(0.4)				150.4

2006 Predecessor Comprehensive Income(1)									$553.6

Predecessor Balance—December 31, 2006(1)	186.1	18.6	5,148.2	907.1	(2.8)	—	52.4	6,123.5
Net income(1)				619.4			15.2	634.6	$634.6
Pension adjustment related to London Clubs International, net of tax benefit of $0.8					(1.8)			(1.8)	(1.8)
Reclassification of loss on derivative instrument from other comprehensive income to net income, net of tax provision of $0.3					0.6			0.6	0.6
Foreign currency translation adjustments, net of tax provision of $15.5					19.4			19.4	19.4
Cash dividends				(299.2)				(299.2)
Adjustment for initial adoption of FIN 48				(12.3)				(12.3)
Non-controlling distributions, net of contributions(1)							(15.4)	(15.4)
Net shares issued under incentive compensation plans, including share-based compensation expense of $53.0 and income tax benefit of $47.7	2.7	0.3	247.2	(17.8)				229.7

2007 Predecessor Comprehensive Income(1)									$652.8

Predecessor Balance—December 31, 2007(1)	188.8	18.9	5,395.4	1,197.2	15.4	—	52.2	6,679.1

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT)/EQUITY AND COMPREHENSIVE (LOSS)/INCOME—(Continued)

(In millions)

(Notes 2, 4, 6, 14 and 17)

	Common Stock		Capital Surplus	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive (Loss)/Income	Deferred Compensation Related to Restricted Stock	Non-controlling(1) Interests	Total	Comprehensive Income/(Loss)
	Shares Outstanding	Amount
Net (loss)/income(1)				(100.9)			1.6	(99.3)	$(99.3)
Foreign currency translation adjustments, net of tax benefit of $3.1					(1.8)			(1.8)	(1.8)
Non-controlling distributions, net of contributions(1)							(0.6)	(0.6)
Acceleration of predecessor incentive compensation plans, including share-based compensation expense of $2.9 and income tax benefit of $65.8			156.0					156.0

2008 Predecessor Comprehensive Loss(1)									$(101.1)

Predecessor Balance—January 27, 2008(1)	188.8	18.9	5,551.4	1,096.3	13.6	—	53.2	6,733.4
Redemption of Predecessor equity (Note 2)	(188.8)	(18.9)	(5,551.4)	(1,096.3)	(13.6)			(6,680.2)
Issuance of Successor common stock (Note 4)	40.7	0.4	4,085.0					4,085.4
Net (loss)/income(1)				(5,096.3)			12.0	(5,084.3)	$(5,084.3)
Net shares issued under incentive compensation plans, including share-based compensation expense of $15.8			11.9					11.9
Debt exchange transaction, net of tax provision of $13.9			25.7					25.7
Cumulative preferred stock dividends			(297.8)					(297.8)
Pension adjustment related to acquisition of London Clubs International, net of tax benefit of $3.0					(6.9)			(6.9)	(6.9)
Reclassification of loss on derivative instrument from other comprehensive income to net income, net of tax provision of $0.3					0.6			0.6	0.6
Foreign currency translation adjustments, net of tax benefit of $14.7					(31.2)		1.3	(29.9)	(29.9)
Fair market value of swap agreements, net of tax benefit of $28.2					(51.9)			(51.9)	(51.9)
Adjustment for FIN 48 tax implications			0.3					0.3
Non-controlling distributions, net of contributions(1)							(16.9)	(16.9)
Fair market value of interest rate cap agreement on commercial mortgage-backed securities, net of tax benefit of $28.4					(50.2)			(50.2)	(50.2)

2008 Successor Comprehensive Loss(1)									$(5,222.6)

Successor Balance—December 31, 2008(1)	40.7	$0.4	$3,825.1	$(5,096.3)	$(139.6)	$—	$49.6	$(1,360.8)

(1)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Note 11)

	Successor	Predecessor	Predecessor
	January 28, 2008 Through December 31, 2008	January 1, 2008 Through January 27, 2008	Year Ended Dec. 31,
			2007	2006
Cash flows from operating activities
Net (loss)/income, attributable to Harrah’s Entertainment, Inc.	$(5,096.3)	$(100.9)	$619.4	$535.8
Adjustments to reconcile net income to cash flows from operating activities:
Income from discontinued operations, before income taxes	(141.5)	(0.1)	(145.4)	(16.4)
Income from insurance claims for hurricane damage	(185.4)	—	(130.3)	—
(Gains)/losses on early extinguishments of debt	(742.1)	—	2.0	62.0
Depreciation and amortization	1,027.3	104.9	905.8	711.4
Write-downs, reserves and recoveries	5,541.3	(0.1)	195.8	39.9
Deferred income taxes	(466.7)	(19.0)	(35.0)	73.7
Share-based compensation expense	15.8	50.9	53.0	52.8
Tax benefit from stock equity plans	—	42.6	1.8	1.7
Other noncash items	132.2	34.4	134.6	37.2
Non-controlling interests’ share of net income	12.0	1.6	15.2	15.3
Loss/(income) on interests in nonconsolidated affiliates	2.1	(0.5)	(3.9)	(3.6)
Net change in insurance receivables for hurricane damage	(8.6)	—	(0.7)	81.8
Insurance proceeds for hurricane losses from business interruption	97.9	—	119.1	—
Returns on investment in nonconsolidated affiliate	2.5	0.1	1.8	2.5
Net losses/(gains) from asset sales	8.3	(7.4)	(8.0)	(5.5)
Net change in long-term accounts	(57.6)	68.3	(45.1)	(35.4)
Net change in working capital accounts	380.9	(167.6)	(171.3)	(13.6)

Cash flows provided by operating activities	522.1	7.2	1,508.8	1,539.6

Cash flows from investing activities
Land, buildings, riverboats and equipment additions	(1,169.3)	(117.4)	(1,379.5)	(2,511.3)
Payments for businesses acquired, net of cash acquired	—	0.1	(584.3)	(562.5)
Insurance proceeds for hurricane losses for continuing operations	98.1	—	15.7	124.9
Insurance proceeds for hurricane losses for discontinued operations	83.3	—	13.4	174.7
Proceeds from other asset sales	5.1	3.1	99.6	47.1
Purchase of non-controlling interest in subsidiary	—	—	(8.5)	(2.3)
Investments in and advances to nonconsolidated affiliates	(5.9)	—	(1.8)	(0.9)
(Decrease)/increase in construction payables	(12.1)	(8.2)	2.8	11.2
Proceeds from sales of discontinued operations	—	—	—	457.3
Payment for Merger	(17,490.2)	—	—	—
Proceeds from sale of long-term investments	—	—	—	49.4
Other	(23.2)	(1.7)	(81.0)	(31.3)

Cash flows used in investing activities	(18,514.2)	(124.1)	(1,923.6)	(2,243.7)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of issue costs	21,313.4	11,316.3	39,124.4	6,946.5
Repayments under lending agreements	(6,760.5)	(11,288.8)	(37,619.5)	(5,465.8)
Early extinguishments of debt	(1,941.5)	(87.7)	(120.1)	(1,195.0)
Scheduled debt retirements	(6.5)	—	(1,001.7)	(5.0)
Payment to bondholders for debt exchange	(289.0)	—	—	—
Dividends paid	—	—	(299.2)	(282.7)
Proceeds from exercises of stock options	—	2.4	126.2	66.3
Excess tax benefit from stock equity plans	(50.5)	77.5	51.7	21.3
Non-controlling interests’ distributions, net of contributions	(14.6)	(1.6)	(20.0)	(1.9)
Proceeds from issuance of senior notes, net of discount and issue costs of $10.9	—	—	—	739.1
Premiums paid on early extinguishments of debt	(225.9)	—	—	(56.7)
Equity contribution for buyout	6,007.0	—	—	—
Losses on derivative instruments	—	—	—	(2.6)
Other	(4.9)	(0.8)	(5.3)	1.3

Cash flows provided by financing activities	18,027.0	17.3	236.5	764.8

Cash flows from discontinued operations
Cash flows from operating activities	4.7	0.5	88.9	19.3
Cash flows from investing activities	—	—	(0.2)	(4.8)

Cash flows provided by discontinued operations	4.7	0.5	88.7	14.5

Net increase/(decrease) in cash and cash equivalents	39.6	(99.1)	(89.6)	75.2
Cash and cash equivalents, beginning of year	610.9	710.0	799.6	724.4

Cash and cash equivalents, end of year	$650.5	$610.9	$710.0	$799.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

HARRAH’S ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In these footnotes, the words “Company,” “Harrah’s Entertainment,” “we,” “our” and “us” refer to Harrah’s Entertainment, Inc., a Delaware corporation, and its wholly-owned subsidiaries, unless otherwise stated or the context requires otherwise.

Note 1—Summary of Significant Accounting Policies

BASIS OF PRESENTATION AND ORGANIZATION. As of December 31, 2008, we operated 53 casinos in six countries, primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States, including 34 land-based casinos, 12 riverboat or dockside casinos, one combination thoroughbred racetrack and casino, one combination greyhound racetrack and casino, one combination harness racetrack and casino, three managed casinos on Indian lands and one managed casino in Canada. We view each property as an operating segment and aggregate all operating segments into one reporting segment.

Certain of our properties were sold during 2006, and prior to their sales, assets and liabilities of these properties were classified in our Consolidated Balance Sheets as Assets/Liabilities held for sale, and their operating results through the dates of their sales were presented as discontinued operations, if appropriate. In addition to the completed sales, we also plan to sell certain assets that we have classified as Assets held for sale in our Consolidated Balance Sheets. See Note 15 for further information regarding dispositions.

ACQUISITION BY PRIVATE EQUITY FIRMS. On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG”) in an all cash transaction, hereinafter referred to as the “Merger.” Although Harrah’s Entertainment continued as the same legal entity after the Merger, the accompanying Consolidated Statement of Operations, the Consolidated Statement of Cash Flows and the Consolidated Statements of Stockholders’ (Deficit)/Equity and Comprehensive (Loss)/Income for the year ended December 31, 2008, are presented as the Predecessor period for the period preceding the Merger and as the Successor period for the period succeeding the Merger. As a result of the application of purchase accounting as of the Merger date, the consolidated financial statements for the Successor period and the Predecessor periods are presented on different bases and are, therefore, not comparable. As a result of the Merger, the issued and outstanding shares of non-voting common stock and the non-voting preferred stock of Harrah’s Entertainment are owned by entities affiliated with Apollo/TPG and certain co-investors and members of management, and the issued and outstanding shares of voting common stock of Harrah’s Entertainment are owned by Hamlet Holdings LLC, which is owned by certain individuals affiliated with Apollo/TPG. As a result of the Merger, our stock is no longer publicly traded.

PRINCIPLES OF CONSOLIDATION. Our Consolidated Financial Statements include the accounts of Harrah’s Entertainment and its subsidiaries after elimination of all significant intercompany accounts and transactions.

In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” we analyze our variable interests to determine if the entity that is party to the variable interest is a variable interest entity. Our analysis includes both quantitative and qualitative reviews. Quantitative analysis is based on the forecasted cash flows of the entity. Qualitative analysis is based on our review of the design of the entity, its organizational structure including decision-making ability, and financial agreements. Quantitative and qualitative analyses are also used to determine if we must consolidate a variable interest entity as the primary beneficiary. Based on these analyses there are no consolidated variable interest entities that are significant to our consolidated financial statements.

CASH AND CASH EQUIVALENTS. Cash includes the minimum cash balances required to be maintained by state gaming commissions or local and state governments, which totaled approximately

$27.4 million and $25.4 million at December 31, 2008 and 2007, respectively. Cash equivalents are highly liquid investments with an original maturity of less than three months and are stated at the lower of cost or market value.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves.

INVENTORIES. Inventories, which consist primarily of food, beverage, retail merchandise and operating supplies, are stated at average cost.

LAND, BUILDINGS, RIVERBOATS AND EQUIPMENT. As a result of the application of purchase accounting, land, buildings, riverboats and equipment were recorded at their estimated fair value and useful lives as of the Merger date. Additions to land, buildings, riverboats and equipment are stated at cost. Land includes land not currently identified for use in our operations, which totaled $87.2 million and $113.3 million at December 31, 2008 and 2007, respectively. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repairs cost as incurred. Gains or losses on the dispositions of land, buildings, riverboats or equipment are included in the determination of income. Interest expense is capitalized on internally constructed assets at our overall weighted-average borrowing rate of interest. Capitalized interest amounted to $56.0 million, $20.4 million and $24.3 million in 2008, 2007 and 2006, respectively.

We depreciate our buildings, riverboats and equipment using the straight-line method over the shorter of the estimated useful life of the asset or the related lease term, as follows:

Buildings and improvements	10 to 40 years
Riverboats and barges	30 years
Furniture, fixtures and equipment	2 to 15 years

We review the carrying value of land, buildings, riverboats and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino.

GOODWILL AND OTHER INTANGIBLE ASSETS. We have approximately $10.2 billion in goodwill and other intangible assets in our Consolidated Balance Sheet at December 31, 2008, resulting from the Merger. Goodwill and other intangible assets in our Consolidated Balance Sheet at December 31, 2007, resulted from our acquisitions of other businesses and was not recognized by the Successor entity. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. To the extent that the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired, such excess is allocated to goodwill. Intangible assets determined to have a finite life are amortized on a straight-line basis over the determined useful life of the asset. (See Note 3.)

An accounting standard adopted in 2002 requires a review at least annually of goodwill and other nonamortizing intangible assets for impairment. We complete our annual assessment for impairment in fourth quarter each year. Our 2008 analysis reflected factors impacted by current market conditions, including lower valuation multiples for gaming assets, higher discount rates resulting from on-going turmoil in the credit markets and the completion of our annual budget and forecasting process, and indicated that our goodwill and other nonamortizing intangible assets were impaired. A charge of $5.5 billion was recorded to our Consolidated Statement of Operations in fourth quarter 2008.

The annual evaluation of goodwill and other nonamortizing intangible assets requires the use of estimates about future operating results, valuation multiples and discount rates of each reporting unit to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Once an impairment of goodwill or other intangible assets has been recorded, it cannot be reversed. (See Note 3.)

UNAMORTIZED DEBT ISSUE COSTS. Debt discounts or premiums incurred in connection with the issuance of debt are capitalized and amortized to interest expense using the effective interest method. Debt issuance costs are amortized to interest expense based on the related debt agreements using the straight-line method, which approximates the effective interest method. Unamortized deferred financing charges are included in Deferred costs and other in our Consolidated Balance Sheets.

TOTAL REWARDS POINT LIABILITY PROGRAM. Our customer loyalty program, Total Rewards, offers incentives to customers who gamble at certain of our casinos throughout the United States. Under the program, customers are able to accumulate, or bank, Reward Credits over time that they may redeem at their discretion under the terms of the program. The Reward Credit balance will be forfeited if the customer does not earn a Reward Credit over the prior six-month period. As a result of the ability of the customer to bank the Reward Credits, we accrue the expense of Reward Credits, after consideration of estimated breakage, as they are earned. The value of the cost to provide Reward Credits is expensed as the Reward Credits are earned and is included in Casino expense in our Consolidated Statements of Operations. To arrive at the estimated cost associated with Reward Credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates and the mix of goods and services for which Reward Credits will be redeemed. We use historical data to assist in the determination of estimated accruals. At December 31, 2008 and 2007, $64.7 million and $72.8 million, respectively, were accrued for the cost of anticipated Total Rewards credit redemptions.

In addition to Reward Credits, customers at certain of our properties can earn points based on play that are redeemable in cash (“cash-back points”). In 2007, certain of our properties introduced a modification to the cash-back program whereby points are redeemable in playable credits at slot machines where, after one play-through, the credits can be cashed out. We accrue the cost of cash-back points and the modified program, after consideration of estimated breakage, as they are earned. The cost is recorded as contra-revenue and included in Casino promotional allowance in our Consolidated Statements of Operations. At December 31, 2008 and 2007, the liability related to outstanding cash-back points, which is based on historical redemption activity, was $9.3 million and $16.9 million, respectively.

SELF-INSURANCE ACCRUALS. We are self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. At December 31, 2008 and 2007, we had total self-insurance accruals reflected in our Consolidated Balance Sheets of $213.0 million and $210.5 million, respectively. In estimating those costs, we consider historical loss experience and make judgments about the expected levels of costs per claim. We also rely on consultants to assist in the determination of estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities. We continually monitor the potential for changes in estimates, evaluate our insurance accruals and adjust our recorded provisions.

REVENUE RECOGNITION. Casino revenues consist of net gaming wins. Food and beverage and rooms revenues include the aggregate amounts generated by those departments at all consolidated casinos and casino hotels.

Casino promotional allowances consist principally of the retail value of complimentary food and beverages, accommodations, admissions and entertainment provided to casino patrons. Also included is the value of coupons redeemed for cash at our properties. The estimated costs of providing such complimentary services, which we classify as casino expenses for continuing operations through interdepartmental allocations, were as follows:

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007	2006
Food and beverage	$500.6	$42.4	$582.9	$544.0
Rooms	168.7	12.7	192.3	168.0
Other	88.6	5.5	95.6	75.2

	$757.9	$60.6	$870.8	$787.2

ADVERTISING. The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense for continuing operations was $253.7 million for the period January 28, 2008 through December 31, 2008, $20.9 million for the period January 1, 2008 through January 27, 2008, and $294.9 million and $287.5 million for the years 2007 and 2006, respectively.

STOCK-BASED EMPLOYEE COMPENSATION. Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” and, as a result, we recognized stock option expense of $15.8 million for the period January 28, 2008, through December 31, 2008, and stock option and stock appreciation rights expense (“SARs”) of $2.9 million for the period January 1, 2008, through January 27, 2008, $53.0 million for the year ended December 31, 2007, and $52.8 million for the year ended December 31, 2006. In 2008 and 2007, we allocated a portion of the expense related to stock options and SARs to the applicable reporting segment, whereas, in 2006 that expense was included in Corporate expense in our Consolidated Statement of Operations. For the periods January 28, 2008, through December 31, 2008, and January 1, 2008, through January 27, 2008, and year ended December 31, 2007, $6.3 million, $0.9 million and $10.3 million, respectively, of the expense is included in Property general, administrative and other, and $9.5 million, $2.0 million and $42.7 million, respectively, is included in Corporate expense. The total income tax benefit recognized for 2008, 2007 and 2006, was approximately $6.6 million, $21.1 million and $20.4 million, respectively.

INCOME TAXES. We are subject to income taxes in the United States as well as various states and foreign jurisdictions in which we operate. We account for income taxes under SFAS No. 109, “Accounting for Income Taxes,” whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on differences between financial statement carrying amounts of existing assets and their respective tax bases using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As indicated in Note 10, we have provided a valuation allowance on foreign tax credits, certain foreign and state net operating losses (“NOLs”), and other deferred foreign and state tax assets. U.S. tax rules require us to allocate a portion of our total interest expense to our foreign operations for purposes of determining allowable foreign tax credits. Consequently, this decrease to taxable income from foreign operations results in a diminution of the foreign taxes available as a tax credit. Although we have consistently generated taxable income on a consolidated basis, certain foreign and state NOLs and other deferred foreign and state tax assets were not deemed realizable because they are attributable to subsidiaries that are not expected to produce future taxable earnings. Other than these exceptions, we are unaware of any circumstances that would cause the remaining deferred tax assets to not be realizable.

We adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. We establish reserves to remove some or all of the tax benefit of any of our tax positions at the time we determine that the positions become uncertain based upon one of the following: (1) the tax position is not “more likely than not” to be sustained, (2) the tax position is “more likely than not” to be sustained, but for a lesser amount, or (3) the tax position is “more likely than not” to be sustained, but not in the financial period in which the tax position was originally taken. When evaluating whether a tax position is uncertain, (1) we presume the tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information, (2) the tax position is based solely on its technical merits, and (3) each tax position is evaluated without considerations of the possibility of offset with other tax positions. We adjust these reserves, including related interest and penalties, based on new or changing facts and circumstances. As a result of the implementation of FIN 48, we recognized an approximate $12 million reduction to the January 1, 2007, balance of retained earnings.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. As a large taxpayer, we are under continual audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. We are participating in the IRS’s Compliance Assurance Program for 2008. This program accelerates the examination of key transactions with the goal of resolving any issues before the tax return is filed. We are no longer subject to U.S. federal income tax examination for years through 2003, and 2006 is currently under examination. Years 2004, 2005 and 2007 are in various stages of appeal for specific U.S. federal income tax positions.

We also are subject to exam by various state and foreign tax authorities, although tax years prior to 2004 are generally closed as the statutes of limitations have lapsed. However, various subsidiaries are still being examined by the New Jersey Division of Taxation for tax years as far back as 1999.

We classify reserves for tax uncertainties within Accrued expenses and Deferred credits and other in our Consolidated Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with FIN 48, reserve amounts relate to any uncertain tax position, as well as potential interest or penalties associated with those items.

RECLASSIFICATION. We have reclassified certain amounts for prior years to conform with our 2008 presentation. We have also corrected the classification of $22.5 million in investments from short-term assets to long-term assets in our December 31, 2008 Consolidated Balance Sheet. The Company has concluded that this change is not material.

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period. Our actual results could differ from those estimates.

Note 2—The Merger

As discussed in Note 1, the Merger was completed on January 28, 2008, and was financed by a combination of borrowings under the Company’s new term loan facility due 2015, the issuance of Senior Notes due 2016 and Senior PIK Toggle Notes due 2018, mortgage loans and/or related mezzanine financing and/or real estate term loans and equity investments of Apollo/TPG, co-investors and members of management. See Note 6 for a discussion of our debt.

The purchase price was approximately $30.7 billion, including the assumption of $12.4 billion of debt and approximately $1.0 billion of transaction costs. All of the outstanding shares of Harrah’s Entertainment stock were acquired, with shareholders receiving $90.00 in cash for each outstanding share of common stock.

The purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determined the estimated fair values after review and consideration of relevant information including discounted cash flow analyses, quoted market prices and our own estimates. To the extent that the purchase price exceeded the fair value of the net identifiable tangible and intangible assets, such excess was allocated to goodwill. Goodwill and intangible assets that are determined to have an indefinite life are not amortized.

The following table reconciles the purchase price and financing adjustments in connection with the Merger and summarizes the estimated fair values of the assets and liabilities assumed at the date of the Merger.

	Predecessor		Successor
(In millions)	January 27, 2008	Merger Adjustments	January 28, 2008
Assets
Current assets	$1,658.6	$696.8	$2,355.4
Land, buildings, riverboats and equipment	15,621.3	2,165.7	17,787.0
Long-term assets	511.5	812.9	1,324.4
Intangible assets	2,030.2	4,385.7	6,415.9
Goodwill	3,549.7	5,888.2	9,437.9

	$23,371.3	$13,949.3	$37,320.6

Liabilities and Stockholders’ Equity
Current liabilities, including current portion of long-term debt	$1,797.9	$321.7	$2,119.6
Deferred income taxes	1,974.1	2,914.4	4,888.5
Long-term debt	12,367.5	11,535.0	23,902.5
Other long-term liabilities	499.3	0.6	499.9

Total liabilities	16,638.8	14,771.7	31,410.5

Total Harrah’s Entertainment, Inc. stockholders’ equity	6,680.2	(822.4)	5,857.8
Non-controlling interests(1)	52.3	—	52.3

Total equity(1)	6,732.5	(822.4)	5,910.1

	$23,371.3	$13,949.3	$37,320.6

(1)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

Of the estimated $6,415.9 million of intangible assets, $2,732.0 million was assigned to trademarks that are not subject to amortization and $1,951.0 million was assigned to gaming rights that are not subject to amortization. The remaining intangible assets included customer relationships of $1,454.5 million (12-year weighted useful life), contract/management rights estimated at $134.3 million (5-year estimated useful life), gaming rights estimated at $42.8 million (16-year estimated useful life), trademarks subject to amortization estimated at $7.8 million (5-year estimated useful life) and internally developed information technology systems estimated at $93.5 million (8-year estimated useful life). The weighted-average useful life of all amortizing intangible assets related to the Merger is approximately 11 years. Certain of the goodwill and other non-amortizing intangible assets were determined to be impaired and charges of $5.5 billion were recorded to our Consolidated Statement of Operations in fourth quarter 2008. (See Note 3.)

We anticipate that the goodwill related to the Merger will not be deductible for tax purposes.

The following unaudited pro forma consolidated financial information assumes that the Merger was completed at the beginning of 2008 and 2007.

	December 31,
(In millions)	2008	2007
Net revenues	$10,127.0	$10,825.2

Loss from continuing operations, net of tax(1)	$(5,349.7)	$(409.1)

Net loss attributable to Harrah’s Entertainment, Inc.	$(5,272.8)	$(332.1)

(1)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

Prior to any pro forma adjustments, results for the year ended December 31, 2008, include non-recurring charges of $82.8 million related to the accelerated vesting of stock options, stock appreciation rights (SARs) and restricted stock and $66.8 million of legal and other professional charges related to the Merger. Pro forma results for the year ended December 31, 2007 included $13.4 million for costs related to the Merger.

The unaudited pro forma results are presented for comparative purposes only. The pro forma results are not necessarily indicative of what our actual results would have been had the Merger been completed at the beginning of the periods, or of future results.

Note 3—Goodwill and Other Intangible Assets

We account for our goodwill and other intangible assets in accordance with SFAS No. 142, which provides guidance regarding the recognition and measurement of intangible assets, eliminates the amortization of certain intangibles and requires assessments for impairment of intangible assets that are not subject to amortization at least annually.

We determine the fair value of a reporting unit as a function, or multiple, of earnings before interest, taxes, depreciation and amortization (“EBITDA”), or by using discounted cash flows, common measures used to value and buy or sell cash-intensive businesses such as casinos. Based on our annual assessments for impairment as of September 30, 2008, we determined that, based on the projected performance, which reflects factors impacted by current market conditions, including lower valuation multiples for gaming assets; higher discount rates resulting from on-going turmoil in the credit markets; and the completion of our annual budget and forecasting process, certain of our goodwill and other intangible assets were impaired. A charge of $5.5 billion was recorded to our Consolidated Statement of Operations in fourth quarter 2008. $4.6 billion of the charge related to goodwill, $687.0 million related to nonamortizing trademarks and $239.0 million related to gaming rights. We determine the fair values of our intangible assets by using the Relief From Royalty Method under the income approach.

Based on our annual assessment for impairment as of September 30, 2007, we determined that, based on historical and projected performance, intangible assets at London Clubs and Caesars Indiana (since re-branded to Horseshoe Southern Indiana) had been impaired, and we recorded impairment charges of $169.6 million in fourth quarter 2007. At December 31, 2007, London Clubs and Horseshoe Southern Indiana had intangible assets of $225.1 million and $193.4 million, respectively, that were not deemed to be impaired. The properties’ tangible assets were assessed for impairment applying the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and our analysis indicated that the carrying value of the tangible assets was not impaired.

Our annual assessment for impairment as of September 30, 2006, indicated that intangible assets at Harrah’s Louisiana Downs were impaired, and a charge of $20.7 million was recorded in fourth quarter 2006. At December 31, 2006, Harrah’s Louisiana Downs had $27.3 million of intangible assets that were not deemed to be impaired.

The following table sets forth changes in goodwill for the years ended December 31, 2007, and December 31, 2008.

(In millions)
Balance at December 31, 2006 (Predecessor)	$3,689.4
Additions or adjustments:
Finalization of purchase price allocation for London Clubs	(146.3)
Foreign currency translation	17.0
Adjustments for taxes related to acquisitions	(14.9)
Purchase of additional interest in subsidiary	8.4

Balance at December 31, 2007 (Predecessor)	3,553.6
Additions or adjustments	(3.9)

Balance at January 27, 2008 (Predecessor)	3,549.7
Elimination of Predecessor goodwill	(3,549.7)
Goodwill assigned in purchase price allocation	9,437.9
Adjustments for taxes	16.3
Foreign currency translation	(14.1)
Impairment losses	(4,537.9)

Balance at December 31, 2008 (Successor)	$4,902.2

The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets.

	Predecessor
(In millions)	As of December 31, 2007	Additions/ Other Changes	Amortization	As of January 27, 2008
Amortizing intangible assets
Trademarks	$15.2	$—	$(0.4)	$14.8
Gaming rights	34.2	—	(0.1)	34.1
Contract rights	100.8	—	(1.3)	99.5
Customer relationships	511.2	—	(3.7)	507.5

	661.4	—	(5.5)	655.9

Nonamortizing intangible assets
Trademarks	570.4	—		570.4
Gaming rights	807.7	(3.8)		803.9

	1,378.1	(3.8)		1,374.3

Total	$2,039.5	$(3.8)	$(5.5)	$2,030.2

	Successor
(In millions)	As of January 28, 2008	Additions/ Other Changes	Amortization	Impairment Losses	As of December 31, 2008
Amortizing intangible assets
Trademarks	$7.8	$—	$(1.4)		$6.4
Gaming rights	42.8	—	(2.4)		40.4
Patented technology	93.5	—	(10.7)		82.8
Contract rights	134.3	(5.5)	(33.2)		95.6
Customer relationships	1,454.5	—	(115.2)		1,339.3

	1,732.9	(5.5)	(162.9)		1,564.5

Nonamortizing intangible assets
Trademarks	2,732.0	(1.9)		$(687.0)	2,043.1
Gaming rights	1,951.0	(11.7)		(239.0)	1,700.3

	4,683.0	(13.6)		(926.0)	3,743.4

Total	$6,415.9	$(19.1)	$(162.9)	$(926.0)	$5,307.9

The aggregate amortization expense for those assets that continue to be amortized under provisions of SFAS No. 142 was $162.9 million for the period January 28, 2008, through December 31, 2008, $5.5 million for the period January 1, 2008, through January 27, 2008, $73.5 million for the year ended December 31, 2007 and $70.7 million for the year ended December 31, 2006. Estimated annual amortization expense for those assets for the years ending December 31, 2009, 2010, 2011, 2012 and 2013 is $175.4 million, $159.4 million, $155.8 million, $154.4 million and $152.1 million, respectively.

Note 4—Preferred and Common Stock

Preferred Stock

As of December 31, 2008, the authorized preferred stock shares are 40,000,000, par value $0.01 per share, stated value $100.00 per share.

On January 28, 2008, our Board of Directors adopted a resolution authorizing the creation and issuance of a series of preferred stock known as the Non-Voting Perpetual Preferred Stock. The number of shares constituting such series shall be 20,000,000.

On a quarterly basis, each share of non-voting preferred stock accrues dividends at a rate of 15.0% per annum, compounded quarterly. Dividends will be paid in cash when, if, and as declared by the board of directors, subject to approval by relevant regulators. We currently do not expect to pay cash dividends. Dividends on Non-Voting Perpetual Preferred Stock are cumulative. As of December 31, 2008, such dividends in arrears are $297.8 million. Shares of the non-voting preferred stock rank prior in right of payment to the non-voting and voting common stock and are entitled to a liquidation preference.

Upon the occurrence of any liquidating event, each holder of non-voting preferred stock shall have the right to require the Company to repurchase each outstanding share of non-voting preferred stock before any payment or distribution shall be made to the holders of non-voting common stock, voting common stock or any other junior stock. After the payment to the holders of non-voting preferred stock of the full preferential amounts, the holders of non-voting preferred stock shall have no right or claim to any of the remaining assets of the Company. Non-voting preferred stock may be converted into non-voting common stock on a pro rata basis with the consent of the holders of a majority of the non-voting preferred stock. Neither the non-voting preferred stock nor the non-voting common stock will have any voting rights. At December 31, 2008, the full preferential amount of the non-voting preferred stock was $2.3 billion. Changes in the fair value of the Company’s shares could materially impact the amount of a non-voting preferred stock repurchase.

Upon written notice from the holders of the majority of the outstanding non-voting preferred stock, the Company shall convert each share of non-voting preferred stock into the number of shares of non-voting common stock equal to the stated value plus accumulated dividends, divided by the fair market value of the non-voting common stock as determined by the Board. At December 31, 2008, the conversion rate was equal to 3.46 non-voting common shares per non-voting preferred share.

The amount that the Company could be required to pay or the number of shares that the Company could be required to issue is not limited by any contract.

Common Stock

As of December 31, 2008, the authorized common stock of the Company totaled 80,000,020 shares, consisting of 20 shares of voting common stock, par value $0.01 per share and 80,000,000 shares of non-voting common stock, par value $0.01 per share.

The voting common stock has no economic rights or privileges, including rights in liquidation. The holders of voting common stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Company.

Subject to the rights of holders of preferred stock, when, if, and as dividends are declared on the common stock, the holders of non-voting common stock shall be entitled to share in dividends equally, share for share.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of non-voting common stock will receive a pro rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on preferred stock, including the non-voting preferred stock, if any.

In 2007, the Predecessor company declared and paid the following quarterly cash dividends per common share:

First Quarter	Second Quarter	Third Quarter	Fourth Quarter
$0.40	$0.40	$0.40	$0.40

Note 5—Detail of Accrued Expenses

Accrued expenses consisted of the following as of December 31:

(In millions)	Successor 2008	Predecessor 2007
Payroll and other compensation	$193.1	$309.3
Insurance claims and reserves	213.0	210.5
Accrued interest payable	417.7	107.8
Accrued taxes	158.9	139.1
Other accruals	550.0	584.5

	$1,532.7	$1,351.2

Note 6—Debt

Long-term debt consisted of the following as of December 31:

	Successor	Predecessor
(In millions)	2008	2007
Credit facilities
Term loans, 4.46%–6.54% at December 31, 2008, maturities to 2015	$7,195.6	$—
Revolving credit facility, 3.49%–4.75% at December 31, 2008, maturities to 2014	533.0	—
Revolving credit facility, 4.05%–6.25% at December 31, 2007, retired in 2008	—	5,768.1
Subsidiary-guaranteed debt
10.75% Senior Notes due 2016, including senior interim loans of $342.6, 9.25% at January 28, 2008	4,542.7	—
10.75%/11.5% Senior PIK Toggle Notes due 2018, including senior interim loans of $97.4, 10.0% at January 28, 2008	1,150.0	—
Secured Debt
CMBS financing, 4.2% at December 31, 2008, maturity 2013	6,500.0	—
10.0% Second-Priority Senior Secured Notes, maturity 2018	542.7	—
10.0% Second-Priority Senior Secured Notes, maturity 2015	144.0	—
6.0%, maturity 2010	25.0	25.0
7.1%, maturity 2028	—	87.7
S. African prime less 1.5%, maturity 2009	—	10.5
4.25%–6.0%, maturities to 2035 at December 31, 2008	1.1	4.4
Unsecured Senior Notes
Floating Rate Notes, maturity 2008	—	250.0
7.5%, maturity 2009	5.1	136.2
7.5%, maturity 2009	0.9	442.4
5.5%, maturity 2010	321.5	747.1
8.0%, maturity 2011	47.4	71.7
5.375%, maturity 2013	200.6	497.7
7.0%, maturity 2013	0.7	324.4
5.625%, maturity 2015	578.1	996.3
6.5%, maturity 2016	436.7	744.3
5.75%, maturity 2017	372.7	745.8
Floating Rate Contingent Convertible Senior Notes, maturity 2024	0.2	370.6
Unsecured Senior Subordinated Notes
8.875%, maturity 2008	—	409.6
7.875%, maturity 2010	287.0	394.9
8.125%, maturity 2011	216.8	380.3
Other Unsecured Borrowings
LIBOR plus 4.5%, maturity 2010	23.5	29.1
5.3% special improvement district bonds, maturity 2037	69.7	—
Other, various maturities	1.4	1.6
Capitalized Lease Obligations
5.77%–10.0%, maturities to 2011	12.5	2.7

Total debt, net of unamortized discounts of $1,253.4 and premium of $77.4	23,208.9	12,440.4
Current portion of long-term debt	(85.6)	(10.8)

	$23,123.3	$12,429.6

$5.1 million, face amount, of our 7.5% Unsecured Senior Notes due in January 2009, and $0.8 million, face amount, of our 7.5% Unsecured Senior Notes due in September 2009, are classified as long-term in our Consolidated Balance Sheet as of December 31, 2008, because the Company has both the intent and the ability to refinance that portion of these notes.

As of December 31, 2008, aggregate annual principal maturities for the four years subsequent to 2009 were: 2010, $755.8 million; 2011, $376.6 million; 2012, $74.4 million; and 2013, $6.9 billion.

In July 2008, Harrah’s Operating Company, Inc. (“HOC”), a wholly-owned subsidiary of Harrah’s Entertainment, made the permitted election under the Indenture governing its 10.75%/11.5% Senior Toggle Notes due 2018 and the Senior Unsecured Interim Loan Agreement dated January 28, 2008, to pay all interest due on January 28, and February 1, 2009, for the loan in kind. A similar election was made in January 2009 to pay the interest due August 1, 2009, for the 10.75%/11.5% Senior Toggle Notes due 2018 in kind, and in March 2009, the election was made to pay the interest due April 28, 2009, on the Senior Unsecured Interim Loan Agreement in kind. The Company intends to use the cash savings generated by this election for general corporate purposes, including the early retirement of other debt.

In connection with the Merger, the following debt was issued on or about January 28, 2008:

Debt Issued	Face Value
(in millions)
Term loan facility, maturity 2015	$7,250.0
10.75% Senior Notes due 2016(a)	5,275.0
10.75%/11.5% Senior PIK Toggle Notes due 2018(b)	1,500.0
CMBS financing	6,500.0

(a)	includes senior unsecured cash pay interim loans of $342.6 million
(b)	includes senior unsecured PIK toggle interim loans of $97.4 million

In connection with the Merger, the following debt was retired on or about January 28, 2008:

Debt Extinguished	Face Value
(in millions)
Credit Facilities due 2011	$5,795.8
7.5% Senior Notes due 2009	131.2
8.875% Senior Subordinated Notes due 2008	394.3
7.5% Senior Notes due 2009	424.2
7.0% Senior Notes due 2013	299.4
Floating Rate Notes due 2008	250.0
Floating Rate Contingent Convertible Senior Notes due 2024	374.7

Subsequent to the Merger, the following debt was retired through purchase or exchange during 2008:

Debt Extinguished	Face Value
(in millions)
5.5% Senior Notes due 2010	$32.3
7.875% Senior Subordinated Notes due 2010	12.1
8.125% Senior Subordinated Notes due 2011	21.7
10.75% Senior PIK Toggle Notes due 2018	350.0
10.75% Senior Notes due 2016	732.0
5.5% Senior Notes due 2010	371.3
8.0% Senior Notes due 2011	19.7
5.375% Senior Notes due 2013	221.4
5.75% Senior Notes due 2017	140.2
5.625% Senior Notes due 2015	136.0
6.5% Senior Notes due 2016	98.8
7.875% Senior Subordinated Notes due 2010	63.8
8.125% Senior Subordinated Notes due 2011	91.1

Included in the table above is approximately $2.2 billion, face amount, of HOC’s debt that was retired in connection with private exchange offers in December 2008. Retired notes, maturing between 2010 and 2018, were exchanged for new 10.0% Second-Priority Senior Secured Notes due 2015 and new 10.0% Second-Priority Senior Secured Notes due 2018, as reflected in the table below. Approximately $448 million, face amount, of the $2.2 billion retired notes, maturing between 2010 and 2011 and participating in the exchange offers, elected to receive cash of approximately $289 million in lieu of new notes.

The following debt was issued in connection with our debt exchange in December 2008:

Debt Issued	Face Value
(in millions)
10.0% Second-Priority Senior Secured Notes due 2015	$214.8
10.0% Second-Priority Senior Secured Notes due 2018	847.6

Senior Secured Credit Facility

Overview. HOC’s senior secured credit facilities (the “Credit Facilities”) provide for senior secured financing of up to $9.196 billion, consisting of (i) senior secured term loan facilities in an aggregate principal amount of up to $7.196 billion maturing through January 28, 2015 and (ii) a senior secured revolving credit facility in an aggregate principal amount of $2.0 billion, maturing January 28, 2014, including both a letter of credit sub-facility and a swingline loan sub-facility. The Credit Facilities require scheduled quarterly payments on the term loans of $18.125 million each for six years and three quarters, with the balance paid at maturity. Interest on the Credit Agreement is based on our debt ratings and leverage ratio and is subject to change. In addition, we may request one or more incremental term loan facilities and/or increase commitments under our revolving facility in an aggregate amount of up to $1.75 billion, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders. As of December 31, 2008, $7.73 billion in borrowings was outstanding under the Credit Facilities with an additional $0.2 billion committed to back letters of credit. After consideration of these borrowings and letters of credit, $1.29 billion of additional borrowing capacity was available to the Company under the Credit Facilities as of December 31, 2008. Subsequent to December 31, 2008, HOC borrowed the remaining amount available, except for amounts committed to back letters of credit, under the $2.0 billion senior secured revolving credit facility. The remaining amount available was borrowed in light of the continuing uncertainty in the credit market and general economic conditions. The funds will be used for general corporate purposes, including capital expenditures.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the retained notes.

Proceeds from the term loan drawn on the closing date were used to repay extinguished debt in the table above and pay expenses related to the Merger. Proceeds of the revolving loan draws, swingline and letters of credit will be used for working capital and general corporate purposes.

Interest Rates and Fees. Borrowings under the Credit Facilities bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case plus an applicable margin. In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unused commitments under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of December 31, 2008, the Credit Facilities bore interest based upon 300 basis points over LIBOR for the term loans, 200 basis points over the alternate base rate for the revolver loan and 150 basis points over LIBOR for the swingline loan and bore a commitment fee for unborrowed amounts of 50 basis points.

Collateral and Guarantors. HOC’s Credit Facilities are guaranteed by Harrah’s Entertainment, and are secured by a pledge of HOC’s capital stock, and by substantially all of the existing and future property and assets of HOC and its material, wholly-owned domestic subsidiaries, including a pledge of the capital stock of HOC’s material, wholly-owned domestic subsidiaries and 65% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. The following casino properties have mortgages under the Credit Facilities:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Caesars Atlantic City	(Hotel only)	Harrah’s Council Bluffs
Imperial Palace	Showboat Atlantic City	Harrah’s Louisiana Downs	Horseshoe Council Bluffs/
Bill’s Gamblin’ Hall		Horseshoe Bossier City	Bluffs Run
Harrah’s Tunica
Horseshoe Tunica
Sheraton Tunica

Illinois/Indiana	Other Nevada
Horseshoe Southern Indiana	Harrah’s Reno
Harrah’s Metropolis	Harrah’s Lake Tahoe
Horseshoe Hammond	Harveys Lake Tahoe
Bill’s Lake Tahoe

Additionally, certain undeveloped land in Las Vegas also is mortgaged.

Restrictive Covenants and Other Matters. The Credit Facilities require, after an initial grace period, compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting HOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of the assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt.”

Harrah’s Entertainment is not bound by any financial or negative covenants contained in HOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of HOC.

Certain covenants contained in HOC’s credit agreement require the maintenance of a senior secured debt to last twelve months (LTM) Adjusted EBITDA (“Earnings Before Interest, Taxes, Depreciation and Amortization”), as defined in the agreements, ratio (“Senior Secured Leverage Ratio”). Certain covenants contained in HOC’s credit agreement governing its senior secured credit facilities, the indenture and other agreements governing HOC’s 10.75% Senior Notes due 2016, 10.75% Senior Toggle Notes due 2018 and senior interim loans restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to LTM Adjusted EBITDA and consolidated debt to LTM Adjusted EBITDA ratios. The covenants that restrict additional indebtedness and the ability to make future acquisitions require an LTM Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0: 1.0.

10.75% Senior Notes, 10.75%/11.5% Senior PIK Toggle Notes and Senior Interim Loans

On January 28, 2008, HOC entered into a Senior Interim Loan Agreement for $6.775 billion, consisting of $5.275 billion Senior Interim Cash Pay Loans and $1.5 billion Interim Toggle Loans. On February 1, 2008,

$4,932.4 million of the Senior Interim Cash Pay Loans and $1,402.6 million of the Interim Toggle Loans were repaid, and $4,932.4 million of 10.75% Senior Notes due 2016 and $1,402.6 million of 10.75%/11.5% Senior Toggle Notes due 2018 were issued.

The indenture governing the 10.75% Senior Notes, 10.75%/11.5% Senior Toggle Notes and the agreements governing the other cash pay debt and PIK toggle debt will limit HOC’s (and most of its subsidiaries’) ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) with respect to HOC only, engage in any business or own any material asset other than all of the equity interest of HOC so long as certain investors hold a majority of the notes; (vi) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vii) create liens on certain assets to secure debt; (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (ix) enter into certain transactions with its affiliates; and (x) designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the notes and the agreements governing the other cash pay debt and PIK toggle debt will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

10.0% Second-Priority Senior Secured Notes

In December 2008, HOC completed private exchange offers whereby approximately $2.2 billion, face amount, of HOC’s debt maturing between 2010 and 2018 was exchanged for new 10.0% Second-Priority Senior Secured Notes with a face value of $214.8 million due 2015 and new 10.0% Second-Priority Senior Secured Notes with a face value of $847.6 million due 2018. Gains of $946.0 million were recognized on the debt exchanged and on the debt exchanged and retired for cash. Interest on the new notes will be payable in cash each June 15 and December 15 until maturity. The Second-Priority Senior Secured Notes will be secured by a second priority security interest in substantially all of HOC’s and its subsidiary pledgor’s property and assets that secure the senior secured credit facilities. These liens will be junior in priority to the liens on substantially the same collateral (including mortgages) securing the senior secured credit facilities.

On March 4, 2009, HOC announced private exchange offers to exchange up to $2.8 billion aggregate principal amount (subject to increase) of new 10.0% Second-Priority Senior Secured Notes due 2018 for its outstanding debt due between 2010 and 2018. The new notes will also be guaranteed by Harrah’s Entertainment and will be secured on a second-priority lien basis by substantially all of HOC’s and its subsidiary’s property and assets that secure the senior secured credit facilities. In addition to the exchange offers, a subsidiary of Harrah’s Entertainment is offering to spend up to $150 million to purchase for cash certain notes of HOC maturing between 2015 and 2017. Additionally, HOC is offering to spend up to $50 million to purchase for cash old notes from holders that are not eligible to participate in the exchange offers.

Concurrently with these transactions, affiliates of Apollo and TPG and certain other co-investors announced that they are commencing a $250 million cash tender offer for the outstanding 10.0% Second-Priority Senior Secured Notes due 2015 and 10.0% Second-Priority Senior Secured notes due 2018. Upon the closing of the exchange offers, this offer will be expanded to include the new 10% Second-Priority Senior Secured notes issued in the exchange offers.

Commercial Mortgaged-Backed Securities (“CMBS”) Financing

In connection with the Merger, eight properties (“the CMBS properties”) and their related assets were spun out of HOC to Harrah’s Entertainment. As of the Merger date, the CMBS properties were Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Showboat Atlantic City, Harrah’s Lake Tahoe, Harveys Lake Tahoe and Bill’s Lake Tahoe. The CMBS properties borrowed $6.5 billion of mortgage loans and/or related mezzanine financing and/or real estate term loans (the “CMBS Financing”). The CMBS Financing is secured by the assets of the CMBS properties and certain aspects of the financing is guaranteed by Harrah’s Entertainment.

On May 22, 2008, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of HOC to Harrah’s Entertainment and became property secured under the CMBS loans, and Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City were transferred to HOC from Harrah’s Entertainment as contemplated under the debt agreements effective pursuant to the Merger.

Derivative Instruments

We account for derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and all amendments thereto. SFAS No. 133 requires that all derivative instruments be recognized in the financial statements at fair value. Any changes in fair value are recorded in the income statement or in other comprehensive income, depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts.

Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty, if the derivative is an asset, or the Company, if the derivative is a liability.

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of December 31, 2008, we had ten interest rate swap agreements for a total notional amount of $6.5 billion. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreement will have a corresponding effect on future cash flows. The major terms of the interest rate swaps are as follows:

Effective Date	Notional Amount	Fixed Rate Paid	Variable Rate Received as of December 31, 2008	Next Reset Date	Maturity Date
	(In millions)
April 25, 2007	$200	4.898%	3.535%	January 26, 2009	April 25, 2011
April 25, 2007	200	4.896%	3.535%	January 26, 2009	April 25, 2011
April 25, 2007	200	4.925%	3.535%	January 26, 2009	April 25, 2011
April 25, 2007	200	4.917%	3.535%	January 26, 2009	April 25, 2011
April 25, 2007	200	4.907%	3.535%	January 26, 2009	April 25, 2011
September 26, 2007	250	4.809%	3.535%	January 26, 2009	April 25, 2011
September 26, 2007	250	4.775%	3.535%	January 26, 2009	April 25, 2011
April 25, 2008	1,000	4.172%	3.535%	January 26, 2009	April 25, 2012
April 25, 2008	2,000	4.276%	3.535%	January 26, 2009	April 25, 2013
April 25, 2008	2,000	4.263%	3.535%	January 26, 2009	April 25, 2013

Until February 15, 2008, none of our interest rate swap agreements were designated as hedging instruments; therefore, gains or losses resulting from changes in the fair value of the swaps were recognized in earnings in the period of the change. On February 15, 2008, eight of our interest rate swap agreements for notional amounts totaling $3.5 billion were designated as hedging instruments, and on April 1, 2008, the remaining swap agreements were designated as hedging instruments. Upon designation as hedging instruments, only any measured ineffectiveness is recognized in earnings in the period of change. Interest rate swaps increased our 2008 and 2007 interest expense by $161.9 million and $44.0 million, respectively.

Additionally, on January 28, 2008, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the CMBS financing. The interest rate cap agreement, which was effective January 28, 2008, and terminates February 13, 2013, is for a notional amount of $6.5 billion at a LIBOR cap rate of 4.5%. The interest rate cap was designated as a hedging instrument on May 1, 2008. For the year ended December 31, 2008, a net charge of $19.9 million is included in Interest expense in our Consolidated Statement of Operations.

Note 7—Fair Value Measurements

We adopted the required provisions of SFAS No. 157, “Fair Value Measurements,” on January 1, 2008. SFAS No. 157 outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures.

FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157,” defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). At this time, we have chosen not to apply SFAS No. 157 early for nonrecurring measurements made for nonfinancial assets and nonfinancial liabilities. Goodwill and certain other nonamortizing intangible assets were tested for impairment during fourth quarter 2008. As a result of that testing, goodwill and certain other nonamortizing intangible assets were adjusted to their fair values; however, we have not applied the provisions of SFAS No. 157 to these nonfinancial assets in accordance with the delayed adoption date for FASB Staff Position 157-2. (See Note 3.)

Under SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of SFAS No. 115,” entities are permitted to choose to measure many financial instruments and certain other items at fair value. We did not elect the fair value measurement option under SFAS No. 159 for any of our financial assets or financial liabilities.

Items Measured at Fair Value on a Recurring Basis

In accordance with the fair value hierarchy described in SFAS No. 157, the following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of December 31, 2008.

(In millions)	Balance at December 31, 2008	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$77.6	$77.6	$—	$—
Investments	45.6	45.6	—	—
Derivative instruments	32.4	—	32.4	—
Liabilities:
Derivative instruments	(335.3)	—	(335.3)	—

The following section describes the valuation methodologies used to measure fair value, key inputs, and significant assumptions:

Cash equivalents—Cash equivalents are investments in money market accounts and utilize level 1 inputs to determine fair value.

Derivative instruments—The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. Derivative instruments are included in the Deferred costs and other and Deferred credits and other lines of our Consolidated Balance Sheets. We have applied SFAS No. 157 to recognize the liability related to our derivative instruments at fair value to consider the changes in the creditworthiness of the Company and our counterparties in determining any credit valuation adjustment. See Note 6 for more information on our derivative instruments.

Investments—Investments are primarily debt and equity securities that are traded in active markets, have readily determined market values and utilize level 1 inputs. These investments are included in Prepayments and other in our Consolidated Balance Sheets.

Items Disclosed at Fair Value

Long-Term Debt—The fair value of the Company’s debt has been calculated based on the borrowing rates available as of December 31, 2008, for debt with similar terms and maturities and market quotes of our publicly traded debt.

As of December 31, 2008, the Company’s outstanding debt had a fair value of $17,770.7 million and a carrying value of $23,208.9 million. As of December 31, 2007, the Company’s outstanding debt had a fair value of $11,723.1 million and a carrying value of $12,440.4 million. The fair value of the Company’s interest rate swaps used for hedging purposes had a fair value and carrying value of $(335.3) million, and our interest rate cap agreement had a fair value and carrying value of $32.4 million at December 31, 2008. The fair value of our interest rate swaps at December 31, 2007, was $45.9 million and their carrying value was $45.9 million.

Note 8—Leases

We lease both real estate and equipment used in our operations and classify those leases as either operating or capital leases following the provisions of SFAS No. 13, “Accounting for Leases.” At December 31, 2008, the remaining lives of our operating leases ranged from one to 84 years, with various automatic extensions totaling up to 85 years.

Rental expense associated with operating leases for continuing operations is charged to expense in the year incurred and was included in the Consolidated Statements of Operations as follows:

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007	2006
Noncancelable
Minimum	$81.8	$7.3	$88.9	$70.0
Contingent	5.5	0.4	5.2	3.0
Sublease	(1.0)	—	(1.2)	(0.2)
Other	32.9	2.9	33.9	35.7

	$119.2	$10.6	$126.8	$108.5

Our future minimum rental commitments as of December 31, 2008, were as follows:

(In millions)	Noncancelable Operating Leases
2009	$82.9
2010	63.0
2011	57.5
2012	54.8
2013	54.0
Thereafter	1,582.1

Total minimum lease payments	$1,894.3

In addition to these minimum rental commitments, certain of these operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts.

Note 9—Write-downs, Reserves and Recoveries

Our operating results include various pretax charges to record asset impairments, contingent liability reserves, project write-offs, demolition costs, recoveries of previously recorded reserves and other non-routine transactions. The components of Write-downs, reserves and recoveries for continuing operations were as follows:

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Predecessor
			2007	2006
Remediation costs	$60.5	$4.4	$—	$—
Impairment of long-term assets	39.6	—	—	23.6
Write-off of abandoned assets	34.3	—	21.0	0.2
Efficiency projects	29.4	0.6	21.5	5.2
Termination of contracts	14.4	—	—	—
Litigation awards and settlements	10.1	—	8.5	32.5
Demolition costs	9.2	0.2	7.3	11.4
Other	4.1	(0.5)	12.1	(0.1)
Insurance proceeds in excess of deferred costs	(185.4)	—	(130.3)	(10.2)

	$16.2	$4.7	$(59.9)	$62.6

Remediation costs relate to room remediation projects at certain of our Las Vegas properties.

Impairment of long-term assets in 2008 represents declines in the market value of certain assets that are held for sale and reserves for amounts that are not expected to be recovered for other non-operating assets. The impairment in 2006 resulted from an assessment of certain bonds classified as held-to-maturity and the determination that they were highly uncollectible.

Write-off of abandoned assets represents costs associated with various projects that are determined to no longer be viable.

Efficiency projects in 2006 and 2007 represents costs incurred to identify efficiencies and cost savings in our corporate organization. Expense in 2008 represents costs related to additional projects aimed at stream-lining corporate and operations functions to achieve further cost savings and efficiencies.

Termination of contracts in 2008 represents amounts recognized in connection with abandonment of buildings under long-term lease arrangements.

Insurance proceeds in excess of deferred costs represent proceeds received from our insurance carriers for hurricane damages incurred in 2005. The proceeds included in Write-downs, reserves and recoveries are for those properties that we still own and operate. Proceeds related to properties that were subsequently sold are included in Discontinued operations in our Consolidated Statements of Operations.

We account for the impairment of long-lived assets to be held and used by evaluating the carrying value of the long-lived assets in relation to the operating performance and future undiscounted cash flows of the underlying operating unit when indications of impairment are present. Long-lived assets to be disposed of are evaluated in relation to the estimated fair value of such assets less costs to sell.

Note 10—Income Taxes

Our federal and state income tax (benefit)/provision allocable to our Consolidated Statements of Operations and our Consolidated Balance Sheets line items was as follows:

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Predecessor
			2007	2006
(Loss)/income from continuing operations before income taxes	$(360.4)	$(26.0)	$350.1	$295.6
Discontinued operations	51.1	—	53.2	4.5
Stockholders’ (deficit)/equity
Unrealized (loss)/gain on derivatives qualifying as cash flow hedges	(56.3)	—	0.3	0.3
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	—	(116.3)	(47.7)	(23.0)

	$(365.6)	$(142.3)	$355.9	$277.4

Income tax expense attributable to Income from continuing operations before income taxes consisted of the following:

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Predecessor
			2007	2006
United States
Current
Federal	$113.3	$(11.1)	$341.2	$245.0
State	9.5	(1.2)	24.9	28.9
Deferred	(471.8)	(15.9)	7.1	13.7
Other countries
Current	10.0	2.2	11.0	7.2
Deferred	(21.4)	—	(34.1)	0.8

	$(360.4)	$(26.0)	$350.1	$295.6

The differences between the statutory federal income tax rate and the effective tax rate expressed as a percentage of Income from continuing operations before income taxes were as follows:

	Successor	Predecessor
	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Predecessor
			2007	2006
Statutory tax rate	35.0%	35.0%	35.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit	—	0.6	1.3	2.1
Foreign income taxes, net of credit	(1.1)	(1.4)	3.1	0.6
Goodwill	(27.2)	0.1	—	—
Tax credits	0.1	0.3	(0.5)	(0.7)
Political contributions/lobbying expenses	—	—	0.1	1.0
Officers’ life insurance/insurance proceeds	0.1	(1.7)	(0.5)	(0.6)
Merger and acquisition costs	(0.1)	(12.0)	0.5	0.4
Non-controlling interests in partnership earnings	0.1	0.5	(0.6)	(0.6)
Income tax reserve	(0.3)	(0.2)	0.4	(1.5)
Other	(0.1)	(0.4)	0.4	(0.3)

Effective tax rate	6.5%	20.8%	39.2%	35.4%

The components of our net deferred tax balance included in our Consolidated Balance Sheets at December 31 were as follows:

(In millions)	Successor 2008	Predecessor 2007
Deferred tax assets
Compensation programs	$73.6	$169.6
Bad debt reserve	72.1	61.2
Self-insurance reserves	29.7	38.5
Deferred income	2.8	0.2
Debt costs	—	8.1
Investments in nonconsolidated affiliates	7.6	—
Project opening costs and prepaid expenses	15.3	—
Foreign tax credit	18.9	24.3
Valuation allowance on foreign tax credit	(18.9)	(18.9)
State and foreign net operating losses	151.4	131.1
Valuation allowance on net operating losses and other deferred foreign and state tax assets	(151.4)	(148.7)
Other	142.0	152.2

	343.1	417.6

Deferred tax liabilities
Property	(2,440.6)	(1,522.6)
Management and other contracts	(31.2)	(26.3)
Intangibles	(1,770.0)	(464.4)
Investments in nonconsolidated affiliates	—	(40.9)
Debt costs	(267.7)	—
Undistributed foreign earnings	(3.0)	(4.7)
Project opening costs and prepaid expenses	—	(138.3)

	(4,512.5)	(2,197.2)

Net deferred tax liability	$(4,169.4)	$(1,779.6)

Our 2008 tax rate changed primarily as a result of the goodwill impairment charges described in Note 3, which are not generally deductible for income tax purposes. In December 2008, the Company recognized cancellation of indebtedness income of $983 million. The Company is entering into an agreement with the IRS to defer payment of its 2008 income tax liability until March 2010, as the Company will be able to settle the liability at that time through cash payment or through application of its expected net operating loss for 2009. The Company will be subject to payment of interest to the IRS during the deferral period.

We anticipate that state net operating losses NOLs valued at $0.6 million (subject to a full valuation allowance) will expire in 2009. The remaining state NOLs valued at $121.7 million (subject to a full valuation allowance) will expire between 2010 and 2028. Foreign NOLs valued at $29.2 million (subject to a full valuation allowance) have an indefinite carryforward period. Included in deferred tax expense above is the utilization of state NOLs in the amount of $1.5 million.

Unremitted earnings of our foreign subsidiaries amounted to $72 million in 2008 and $29 million in 2007. We have not recognized deferred taxes for U.S. federal income tax purposes on the unremitted earnings of our foreign subsidiaries that are deemed to be permanently reinvested. Upon distribution, in the form of dividends or otherwise, these unremitted earnings would be subject to U.S. federal income tax. Unrecognized foreign tax credits would be available to reduce a portion of the U.S. tax liability. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable.

As discussed in Note 1, we adopted the provisions of FIN 48, on January 1, 2007. As a result of the implementation of FIN 48, we recognized an approximate $12 million reduction to the January 1, 2007, balance of retained earnings. A reconciliation of the beginning and ending amounts of unrecognized tax benefits are as follows.

(in millions)
Balance at January 1, 2007	$183
Additions based on tax positions related to the current year	11
Additions for tax positions of prior years	12
Reductions for tax positions for prior years	(27)
Settlements	(37)
Expiration of statutes	—

Balance at December 31, 2007	142
Additions based on tax positions related to the current year	2
Additions for tax positions of prior years	16
Reductions for tax positions for prior years	(12)
Settlements	(12)
Expiration of statutes	—

Balance at December 31, 2008	$136

We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense. We accrued approximately $7 million and $9 million, respectively during 2008 and 2007; additionally, we had accrued, in total, approximately $45 million and $38 million for the payment of interest and penalties at December 31, 2008 and 2007, respectively. Included in the balance of unrecognized tax benefits at December 31, 2008 and 2007, are $108 million and $49 million, respectively, of unrecognized tax benefits that, if recognized, would impact the effective tax rate. As a result of the expected resolution of examination issues with both federal and state tax authorities, the lapsing of various state statutes and the remittance of tax payments, we believe it is reasonably possible that the amount of unrecognized tax benefits will decrease during 2009 between $0 million and $36 million. Included in this range are expected adjustments from the IRS to increase income tax for prior years as well as the recognition of previously unrecognized tax benefits attributable to various federal audit issues.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. As a large taxpayer, we are under continual audit by the IRS on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. We are participating in the IRS’s Compliance Assurance Program for 2008. This program accelerates the examination of key transactions with the goal of resolving any issues before the tax return is filed. We are no longer subject to U.S. federal income tax examination for years through 2003, and 2006 is currently under examination. Years 2004, 2005, and 2007 are in various stages of appeal for specific U.S. federal income tax positions.

We also are subject to exam by various state and foreign tax authorities, although tax years prior to 2004 are generally closed as the statutes of limitations have lapsed. However, various subsidiaries are still being examined by the New Jersey Division of Taxation for tax years as far back as 1999.

Note 11—Supplemental Cash Flow Information

The change in Cash and cash equivalents due to the changes in long-term and working capital accounts was as follows:

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007	2006
Long term accounts
Deferred costs and other	$41.8	$14.0	$(30.4)	$(28.1)
Deferred credits and other	(99.4)	54.3	(14.7)	(7.3)

Net change in long-term accounts	$(57.6)	$68.3	$(45.1)	$(35.4)

Working capital accounts
Receivables	$(55.6)	$33.0	$(145.7)	$(119.0)
Inventories	8.9	(1.4)	(6.8)	(0.8)
Prepayments and other	26.0	(26.5)	1.6	7.5
Accounts payable	(95.8)	56.9	(25.0)	78.3
Accrued expenses	497.4	(229.6)	4.6	20.4

Net change in working capital accounts	$380.9	$(167.6)	$(171.3)	$(13.6)

Non-cash transactions are described in Notes 4, 6 and 18.

SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR INTEREST AND TAXES. The following table reconciles our Interest expense, net of interest capitalized, as reported in the Consolidated Statements of Operations, to cash paid for interest.

	Successor	Predecessor
(In millions)	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	2007	2006
Interest expense, net of interest capitalized	$2,074.9	$89.7	$800.8	$670.5
Adjustments to reconcile to cash paid for interest:
Net change in accruals	(196.4)	8.7	43.3	(4.2)
Amortization of deferred finance charges	(91.8)	(0.8)	(10.1)	(8.4)
Net amortization of discounts and premiums	(129.2)	2.9	40.2	71.0
Amortization of other comprehensive income	(0.9)	(0.1)	(0.9)	—
Change in accrual (related to interest paid in kind)	(68.4)	—	—	—
Change in fair value of interest rate swaps	(65.0)	(39.2)	(45.9)	—

Cash paid for interest, net of amount capitalized	$1,523.2	$61.2	$827.4	$728.9

Cash payments for income taxes, net of refunds	$11.0	$1.0	$372.6	$238.8

Note 12—Commitments and Contingencies

CONTRACTUAL COMMITMENTS. We continue to pursue additional casino development opportunities that may require, individually and in the aggregate, significant commitments of capital, up-front payments to third parties and development completion guarantees. The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments, pursuant to these contracts for the three managed Indian-owned facilities now open, which extend for periods of up to 59 months from December 31, 2008, is $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

In February 2008, we entered into an agreement with the State of Louisiana whereby we extended our guarantee of an annual payment obligation of Jazz Casino Company, LLC, our wholly-owned subsidiary, of $60 million owed to the State of Louisiana. The guarantee was extended for one year to end March 31, 2011.

In addition to the guarantees discussed above, as of December 31, 2008, we had commitments and contingencies of $1,758.9 million, including construction-related commitments.

SEVERANCE AND EMPLOYMENT AGREEMENTS.

Severance Agreements. As of December 31, 2008, we have severance agreements with 18 of our executives, which provide for payments to the executives in the event of their termination after a change in control, as defined. These agreements provide, among other things, for a compensation payment of 1.5 to 3.0 times the executive’s average annual compensation, as defined. The estimated amount, computed as of December 31, 2008, that would be payable under the agreements to these executives aggregated approximately $43.2 million. The estimated amount that would be payable to these executives does not include an estimate for the tax gross-up payment, provided for in the agreements, that would be payable to the executive if the executive becomes entitled to severance payments which are subject to federal excise tax imposed on the executive. These severance agreements terminate February 1, 2010.

Employment Agreement. We entered into an employment agreement with one executive that replaced his severance agreement as of January 28, 2008. The employment agreement provides for payments to the executive in the event of his termination after a change in control, as defined, and provides for, among other things, a compensation payment of 3.0 times the executive’s average annual compensation, as defined. The estimated amount, computed as of December 31, 2008, that would be payable under the agreement to the executive based on the compensation payment aggregated approximately $18.0 million. The estimated amount that would be payable to the executive does not include an estimate for the tax gross-up payment, provided for in the agreement, that would be payable to the executive if the executive becomes entitled to severance payments which are subject to federal excise tax imposed on the executive.

SELF-INSURANCE. We are self-insured for various levels of general liability, workers’ compensation and employee medical coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims.

Note 13—Litigation

Litigation Related to Our Operations

In April 2000, the Saint Regis Mohawk Tribe (the “Tribe”) granted Caesars the exclusive rights to develop a casino project in the State of New York. On April 26, 2000, certain individual members of the Tribe purported to commence a class action proceeding in a “Tribal Court” in Hogansburg, New York, against Caesars seeking to nullify Caesars’ agreement with the Tribe. On March 20, 2001, the “Tribal Court” purported to render a default judgment against Caesars in the amount of $1,787 million. Prior to our acquisition of Caesars in June 2005, it was believed that this matter was settled pending execution of final documents and mutual releases. Although fully executed settlement documents were never provided, on March 31, 2003, the United States District Court for the Northern District of New York dismissed litigation concerning the validity of the judgment, without prejudice, while retaining jurisdiction to reopen that litigation, if, within three months thereof, the settlement had not been completed. On June 22, 2007, a lawsuit was filed in the United States District Court for the Northern District of New York against us by certain trustees of the Catskill Litigation Trust alleging the Catskill Litigation Trust had been assigned the “Tribal Court” judgment and seeks to enforce it, with interest. According to a “Tribal Court” order, accrued interest through July 9, 2007, was approximately $1,014 million. We filed a motion to dismiss the case which was denied the first week of December 2007 on procedural grounds. In the Court’s ruling, we were granted leave to renew our request for relief as a summary judgment motion. We have filed the motion for summary judgment, which is currently pending with the Court. We believe this matter to be without merit and will vigorously contest any attempt to enforce the judgment.

Litigation Related to Development

On March 6, 2008, Caesars Bahamas Investment Corporation (“CBIC”), an indirect subsidiary of Harrah’s Operating Company, Inc. (“HOC”) terminated its previously announced agreement to enter into a joint venture in the Bahamas with Baha Mar Joint Venture Holdings Ltd. and Baha Mar JV Holding Ltd. (collectively, “Baha Mar”). To enforce its rights, on March 13, 2008, CBIC filed a complaint against Baha Mar and the Baha Mar Development Company Ltd. in the Supreme Court of the State of New York, seeking a declaratory judgment with respect to CBIC’s rights under the Subscription and Contribution Agreement (the “Subscription Agreement”), between CBIC and Baha Mar, dated January 12, 2007. Pursuant to the Subscription Agreement, CBIC agreed, subject to certain conditions, to subscribe for shares in Baha Mar Joint Venture Holdings Ltd., which was formed to develop and construct a casino, golf course and resort project in the Bahamas. The complaint alleges that (i) the Subscription Agreement grants CBIC the right to terminate the agreement at any time prior to the closing of the transactions contemplated therein, if the closing does not occur on time; (ii) the closing did not occur on time; and, (iii) CBIC exercised its right to terminate the Subscription Agreement, and to abandon the transactions contemplated therein. The complaint seeks a declaratory judgment that the Subscription Agreement has been terminated in accordance with its terms and the transactions contemplated therein have been abandoned.

Baha Mar and Baha Mar Development Company Ltd. (“Baha Mar Development”) filed an Amended Answer and Counterclaims against CBIC and a Third Party Complaint dated June 18, 2008 against HOC in the Supreme Court of the State of New York. Baha Mar and the Baha Mar Development allege that CBIC wrongfully terminated the Subscription Agreement and that CBIC wrongfully failed to make capital contributions under the Joint Venture Investors Agreement, by and between CBIC and Baha Mar, dated January 12, 2007. In addition, Baha Mar and Baha Mar Development allege that HOC wrongfully failed to perform its purported obligations under the Harrah’s Baha Mar Joint Venture Guaranty, dated January 12, 2007. Baha Mar and Baha Mar Development assert claims for breach of contract, breach of fiduciary duty, promissory estoppel, equitable estoppel and negligent misrepresentation. Baha Mar and Baha Mar Development seek (i) declaratory relief; (ii) specific performance; (iii) the recovery of alleged monetary damages; (iv) the recovery of attorneys fees, costs, and expenses and (v) the dismissal with prejudice of CBIC’s Complaint. CBIC and HOC have each answered, denying all allegations of wrongdoing.

Litigation Related to the December 2008 Exchange Offer

On January 9, 2009, S. Blake Murchison and Willis Shaw filed a purported class action lawsuit in the United Stated District Court for the District of Delaware, Civil Action No. 09-00020-SLR, against Harrah’s Entertainment, Inc. and its board of directors, and Harrah’s Operating Company, Inc. The lawsuit was amended on March 4, 2009, alleging that the bond exchange offer which closed on December 24, 2008, wrongfully impaired the rights of bondholders. The amended complaint alleges, among others, breach of the bond indentures, violation of the Trust Indenture Act of 1939, equitable rescission, and liability claims against the members of the board. The amended complaint seeks, among other relief, class certification of the lawsuit, declaratory relief that the alleged violations occurred, unspecified damages to the class, and attorneys’ fees. On February 23, 2009, prior to the amended complaint being filed, the defendants filed a motion to dismiss the complaint, which had not been ruled upon by the Court.

In addition, the Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any pending litigation to have a material adverse effect on our consolidated financial position or results of operations.

Note 14—Employee Benefit Plans

We have established a number of employee benefit programs for purposes of attracting, retaining and motivating our employees. The following is a description of the basic components of these programs as of December 31, 2008.

EQUITY INCENTIVE AWARDS. Prior to the completion of the Merger, the Company granted stock options, SARs and restricted stock for a fixed number of shares to employees and directors under share-based compensation plans. The exercise prices of the stock options and SARs were equal to the fair market value of the underlying shares at the date of grant. Compensation expense for restricted stock awards was measured at fair value on the date of grant based on the number of shares granted and the quoted market price of the Company’s common stock. Such value was recognized as expense over the vesting period of the award adjusted for actual forfeitures.

In connection with the Merger, on January 28, 2008, outstanding and unexercised stock options and SARs, whether vested or unvested, were cancelled and converted into the right to receive a cash payment equal to the product of (a) the number of shares of common stock underlying the options and (b) the excess, if any, of the Merger consideration over the exercise price per share of common stock previously subject to such options, less any required withholding taxes. In addition, outstanding restricted shares vested and became free of restrictions, and each holder received $90 in cash for each outstanding share.

The following is a summary of activity under the equity incentive plans that were in effect upon adoption of SFAS No. 123 (R) through the effective date of the Merger, when all of the stock options and SARs were cancelled and restricted shares were vested:

	Predecessor
Plan	Outstanding at January 1, 2008	Cancelled	Outstanding at January 27, 2008
Stock options
2004 Equity Incentive Award Plan	7,303,293	7,303,293	—
Broad-Based Stock Incentive Plan	50,097	50,097	—
2004 Long Term Incentive Plan	537,387	537,387	—
1998 Caesars Plans	102,251	102,251	—

Total options outstanding	7,993,028	7,993,028	—

Weighted average exercise price per option	$57.51	$57.51	—
Weighted average remaining contractual term per option	3.5 years	—	—
Options exercisable at January 27, 2008:
Number of options			—
Weighted average exercise price			—
Weighted average remaining contractual term			—
SARs
2004 Equity Incentive Award Plan	3,229,487	3,229,487	—
Broad-Based Stock Incentive Plan	—	—	—
2004 Long Term Incentive Plan	27,695	27,695	—
1998 Caesars Plans	—	—	—

Total SARs outstanding	3,257,182	3,257,182	—

Weighted average exercise price per SAR	$69.26	$69.26	—
Weighted average remaining contractual term per SAR	5.7 years	—	—
SARs exercisable at January 27, 2008:
Number of SARs			—
Weighted average exercise price			—
Weighted average remaining contractual term			—

		Vested
Restricted shares
2004 Equity Incentive Award Plan	687,624	687,624	—
Broad-Based Stock Incentive Plan	—	—	—
2004 Long Term Incentive Plan	36,691	36,691	—
1998 Caesars Plans	—	—	—

Total restricted shares outstanding	724,315	724,315	—

Grant date fair value per restricted share	$70.71	$70.71	—

Prior to the Merger, our employees were also granted restricted stock or options to purchase shares of common stock under the Harrah’s Entertainment, Inc. 2001 Broad-based Stock Incentive Plan (the “2001 Plan”). Two hundred thousand shares were authorized for issuance under the 2001 Plan, which was an equity compensation plan not approved by stockholders.

There were no share-based grants during the period January 1, 2008 through January 27, 2008.

The total intrinsic value of stock options and SARs cancelled and restricted shares vested due to the Merger was approximately $456.9 million, $225.3 million and $46.9 million, respectively, for the period January 1, 2008 through January 27, 2008.

The following is a summary of the activity for nonvested stock option and SAR grants and restricted share awards as of January 27, 2008 and the changes for the period January 1, 2008 to January 27, 2008:

	Predecessor
	Stock Options		SARs		Restricted Shares
	Options	Fair Value(1)	SARs	Fair Value(1)	Shares	Fair Value(1)
Nonvested at January 1, 2008	2,157,766	$19.87	2,492,883	$19.51	724,315	$70.71
Grants	—	—	—	—	—	—
Vested	(1,505,939)	19.82	(16,484)	23.71	(724,315)	70.71
Cancelled	(651,827)	20.00	(2,476,399)	19.48	—	—

Nonvested at January 27, 2008	—	$—	—	$—	—	$—

(1)	Represents the weighted-average grant date fair value per share-based unit, using the Black-Scholes option-pricing model for stock options and SARs and the average high/low market price of the Company’s common stock for restricted shares.

The total fair value of stock options and SARs cancelled and restricted shares vested during the period from January 1, 2008, through January 27, 2008, was approximately $42.9 million, $48.6 million and $51.2 million, respectively.

As of December 31, 2007, there was approximately $12.7 million, $38.2 million and $36.6 million of total unrecognized compensation cost related to stock option grants, SARs and restricted share awards, respectively, under the stock-based compensation plans. The consummation of the Merger accelerated the recognition of compensation cost of $82.8 million, which was included in Merger and integration costs in the Consolidated Statements of Operations in the period from January 1, 2008, through January 27, 2008.

Share-based Compensation Plans—Successor Entity

In February 2008, the Board of Directors approved and adopted the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Equity Plan”). The Board of Directors approved the grant of options to purchase 3,733,835 shares of our non-voting common stock in February 2008. The Equity Plan authorizes equity award options to be granted to management and other personnel and key service providers. Grants may be either shares of time-based options or shares of performance-based options, or a combination. Time-based options generally vest in equal increments of 20% on each of the first five anniversaries of the grant date. The performance-based options vest based on the investment returns of our stockholders. One-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to two times their amount vested, and one-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to three times their amount vested subject to certain conditions and limitations. In addition, the performance-based options may vest earlier at lower thresholds upon liquidity events prior to December 31, 2009 and 2011, as well as pro rata, in certain circumstances. The Equity Plan was amended in December 2008 to allow grants at a price above fair market value, as defined in the Equity Plan.

The following is a summary of share-based option activity for the period January 28, 2008 through December 31, 2008:

	Successor Entity
Options	Shares	Weighted Average Exercise Price	Fair Value(1)	Weighted Average Remaining Contractual Term (years)
Outstanding at January 28, 2008	133,133	$25.00	$20.82
Options granted	3,417,770	99.13	35.81
Exercised	—	—	—
Cancelled	(379,303)	100.00	36.68

Outstanding at December 31, 2008	3,171,600	$95.91	$35.07	8.9

Exercisable at December 31, 2008(2)	133,133	$25.00	$20.82	3.5

(1)	Represents the weighted-average grant date fair value per option, using the Monte Carlo simulation option-pricing model for performance-based options, and the Black-Scholes option-pricing model for time-based options.
(2)	On January 27, 2008, an executive and the Company entered into a stock option rollover agreement that provides for the conversion of options to purchase shares of the Company prior to the Merger into options to purchase shares of the Company following the Merger with such conversion preserving the intrinsic “spread value” of the converted option. The rollover option is immediately exercisable with respect to 133,133 shares of non-voting common stock of the Company at an exercise price of $25.00 per share. The rollover options expire on June 17, 2012.

There are no provisions in the Equity Plan for the issuance of SARs or restricted shares.

The weighted-average grant date fair value of options granted during 2008 was $35.81. There were no stock option exercises during the period January 28, 2008 to December 31, 2008.

The Company utilized historical optionee behavioral data to estimate the option exercise and termination rates used in the option-pricing models. The expected term of the options represents the period of time the options were expected to be outstanding based on historical trends. Expected volatility was based on the historical volatility of the common stock of Harrah’s Entertainment and its competitor peer group for a period approximating the expected life. The Company does not expect to pay dividends on common stock. The risk-free interest rate within the expected term was based on the U.S. Treasury yield curve in effect at the time of grant.

As of December 31, 2008, there was approximately $66.3 million of total unrecognized compensation cost related to stock option grants. This cost is expected to be recognized over a remaining weighted-average period of 2.1 years. The compensation cost that has been charged against income for stock option grants was approximately $15.8 million for the period January 28, 2008 through December 31, 2008. $9.5 million was included in Corporate expense and $6.3 million was included in Property general, administrative and other in the Consolidated Statements of Operations for the period January 28, 2008 through December 31, 2008.

Presented below is a comparative summary of valuation assumptions for the indicated periods:

	2008 Successor	2007 Predecessor	2006 Predecessor
Expected volatility	35.4%	25.1%	30.3%
Expected dividend yield	—	1.9%	2.4%
Expected term (in years)	6.0	4.8	5.1
Risk-free interest rate	3.3%	4.6%	5.0%
Weighted average fair value per share of options granted	$35.81	$21.06	$18.98

SAVINGS AND RETIREMENT PLAN. We maintain a defined contribution savings and retirement plan, which, among other things, allows pretax and after-tax contributions to be made by employees to the plan. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings. The Company fully matches 50% of the first six percent of employees’ contributions. The Merger was a change in control under the savings and retirement plan, and therefore, all unvested Company match as of the Merger became vested. Amounts contributed to the plan are invested, at the participant’s direction, in up to 19 separate funds. Participants become vested in the matching contribution over five years of credited service. Our contribution expense for this plan was $28.5 million for the January 28 to December 31, 2008 period and $2.4 million for the period of January 1, 2008 to January 27, 2008, $33.1 million and $17.6 million in 2007 and 2006, respectively. In February 2009, Harrah’s Entertainment announced the suspension of the employer match for all participating employees, where allowed by law or not in violation of an existing agreement.

DEFERRED COMPENSATION PLANS. Harrah’s maintains deferred compensation plans, (collectively, “DCP”) and an Executive Supplemental Savings Plan (“ESSP”) under which certain employees may defer a portion of their compensation. Amounts deposited into these plans are unsecured liabilities of the Company. Amounts deposited into DCP earn interest at rates approved by the Human Resources Committee of the Board of Directors. The ESSP is a variable investment plan, which allows employees to direct their investments by choosing from several investment alternatives. In connection with the Caesars acquisition, we assumed the outstanding liability for Caesars’ deferred compensation plan; however, the balance was frozen and former Caesars employees may no longer contribute to that plan. The total liability included in Deferred credits and other for these plans at December 31, 2008 and 2007 was $100.3 million and $213.3 million, respectively. In connection with the administration of one of these plans, we have purchased company-owned life insurance policies insuring the lives of certain directors, officers and key employees.

Beginning in 2005, we implemented Executive Supplemental Savings Plan II (“ESSPII”) for certain executive officers, directors and other key employees of the Company to replace the ESSP, which was frozen for new contributions as of December 31, 2004. Eligible employees may elect to defer a percentage of their salary and/or bonus under ESSPII, and the Company may make matching contributions with respect to deferrals of salary to those participants who are eligible to receive matching contributions under the Company’s 40l(k) plan and discretionary contributions. In February 2009, the Company eliminated the matching contribution with respect to deferrals of salary. Employees vest in matching and discretionary contributions over five years or, under certain conditions, employees may immediately vest.

The Merger was a change in control under our deferred compensation plans, and therefore, all unvested Company match as of the Merger became vested. The change in control also requires that the trust and escrow funds related to our deferred compensation plans be fully funded.

MULTI-EMPLOYER PENSION PLAN. We have approximately 26,000 employees covered under collective bargaining agreements, and the majority of those employees are covered by union sponsored, collectively bargained multi-employer pension plans. We contributed and charged to expense $34.7 million for the period of January 28, 2008 to December 31, 2008 and $3.0 million for the period of January 1, 2008 to January 27, 2008, $35.9 million in 2007 and $34.6 million in 2006 for such plans. The plans’ administrators do not provide sufficient information to enable us to determine our share, if any, of unfunded vested benefits.

PENSION COMMITMENTS. With the acquisition of London Clubs in December 2006, we assumed a defined benefit plan, which provides benefits based on final pensionable salary. The assets of the plan are held in a separate trustee-administered fund, and death-in-service benefits, professional fees and other expenses are paid by the pension plan. The most recent actuarial valuation of the plan showed a deficit of approximately $18.2 million, which is recognized as a liability in our Consolidated Balance Sheet at December 31, 2008. The London Clubs pension plan is not material to our Company.

With our acquisition of Caesars, we assumed certain obligations related to the Employee Benefits and Other Employment Matters Allocation Agreement by and between Hilton Hotels Corporation and Caesars dated December 31, 1998, pursuant to which we shall retain or assume, as applicable, liabilities and excess, if any, related to the Hilton Hotels Retirement Plan based on the ratio of accrued benefits of Hilton employees and the Company’s employees covered under the plan. Based on this ratio, our share of any benefit or obligation would be approximately 30 percent of the total. The Hilton Hotels Retirement Plan is a defined benefit plan that provides benefits based on years of service and compensation, as defined. Since December 31, 1996, employees have not accrued additional benefits under this plan. The plan is administered by Hilton Hotels Corporation. Hilton Hotels Corporation has informed the Company that as of December 31, 2008, the plan benefit obligations exceeded the fair value of the plan assets by $61.0 million, of which $18.3 million is our share; however, no contributions to the plan were required during 2008, and no contributions are expected to be required for 2009.

Note 15—Discontinued Operations

The following properties were sold in the three-year period ended December 31, 2008, and their operating results, prior to their sales, are included in Discontinued operations in our Consolidated Statements of Operations.

HARRAH’S LAKE CHARLES. In first quarter 2006, we determined that Harrah’s Lake Charles should be classified as assets held for sale and discontinued operations. These assets were classified in Assets held for sale in our Consolidated Balance Sheets, and we ceased depreciating these assets. Results for Harrah’s Lake Charles, until its sale in November 2006, are presented as discontinued operations in each of the years presented. We reported a pretax gain of approximately $10.9 million on this sale in fourth quarter 2006.

RENO HILTON. Prior to our acquisition of Caesars, an agreement was reached to sell the Reno Hilton, and that sale closed in June 2006. Prior to its sale, Reno Hilton’s results are presented as discontinued operations. No depreciation was recorded subsequent to its acquisition, and no gain or loss was recorded on the sale.

FLAMINGO LAUGHLIN. Included in the Caesars acquisition was the Flamingo Laughlin Casino in Laughlin, Nevada, that we determined to classify as Assets/Liabilities held for sale in our 2005 Consolidated Balance Sheet. Operating results for Flamingo Laughlin are presented as discontinued operations from its acquisition until its sale in May 2006, and no depreciation was recorded. No gain or loss was recorded on this sale.

GRAND GULFPORT. In March 2006, we sold the assets of Grand Casino Gulfport, which had been damaged in a hurricane in August 2005, in their “as is” condition, and those assets were included in Assets/Liabilities held for sale in our 2005 Consolidated Balance Sheet. Operating results for Grand Casino Gulfport are presented as discontinued operations until its sale. No gain or loss was recorded on this sale.

SUMMARY FINANCIAL INFORMATION

Summary operating results for the discontinued operations reflect the results of Harrah’s Lake Charles through the date of its sale in November 2006, including the gain on the sale; the operating results of Reno Hilton, Flamingo Laughlin and Grand Casino Gulfport through the dates of their sales in June 2006, May 2006 and March 2006, respectively; and insurance recoveries related to Grand Casino Gulfport and Harrah’s Lake Charles.

	Successor	Predecessor
	Jan. 28, 2008 Through	Jan. 1, 2008 Through	Predecessor
(In millions)	Dec. 31, 2008	Jan. 27, 2008	2007	2006
Net revenues	$0.0	$0.0	$0.2	$106.8

Pretax income from discontinued operations	$0.1	$141.5	$145.4	$16.4

Discontinued operations, net of tax	$0.1	$90.4	$92.2	$11.9

Assets held for sale at December 31, 2008, primarily consists of two airplanes and one riverboat.

Note 16—Insurance Proceeds Related to Hurricane Damaged Properties

In 2008, we settled final claims associated with damages incurred in 2005 from hurricanes and received the final payment from our insurance carriers. Insurance proceeds exceeded the net book value of the impacted assets and costs and expenses that were reimbursed under our business interruption claims, and the excess is recorded as income in the line item, Write-downs, reserves and recoveries, for properties included in continuing operations and in the line item, Income/(loss) from discontinued operations, for properties included in discontinued operations. We recorded $185.4 million in the period January 28, 2008, through December 31, 2008, and $130.3 million and $10.2 million as of December 31, 2007 and 2006, respectively, for insurance proceeds included in Write-downs, reserves and recoveries and $141.1 million in the period January 28, 2008, through December 31, 2008, and $141.6 million and $3.2 million, as of December 31, 2007 and 2006, respectively, for insurance proceeds included in Discontinued operations in our Consolidated Statements of Operations.

Note 17—Nonconsolidated Affiliates

As of December 31, 2008, our investments in nonconsolidated affiliates consisted primarily of interests in a company that provides management services to a casino in Windsor, Canada, a casino club in South Africa, a horse-racing facility in Florence, Kentucky, a hotel in Metropolis, Illinois and a joint venture to construct a hotel at our combination thoroughbred racetrack and casino in Bossier City, Louisiana.

Our Investments in and advances to nonconsolidated affiliates are reflected in our accompanying Consolidated Balance Sheets as follows:

(In millions)	Successor 2008	Predecessor 2007
Investments in and advances to nonconsolidated affiliates
Accounted for under the equity method	$25.3	$16.6
Accounted for at historical cost	5.1	2.0

	$30.4	$18.6

Note 18—Related Party Transactions

In connection with the Merger, Apollo/TPG and their affiliates entered into a services agreement with Harrah’s Entertainment relating to the provision of financial and strategic advisory services and consulting services. We paid Apollo/TPG a one-time transaction fee of $200 million for structuring the Merger and debt financing negotiations. This amount has been included in the overall purchase price of the Merger. In addition, we pay an annual monitoring fee equal to the greater of $30 million or 1% of the Company’s EBITDA, as defined, for management services and advice.

In connection with our debt exchange in December 2008, the $39.6 million gain on the portion of our debt that was held by Apollo/TPG and exchanged for new debt, was recorded to equity.

Note 19—Consolidating Financial Information of Guarantors and Issuers

As of December 31, 2008, HOC, a 100% owned subsidiary of Harrah’s Entertainment, is the issuer of certain debt securities that have been guaranteed by Harrah’s Entertainment and certain subsidiaries of HOC. The following consolidating schedules present condensed financial information for Harrah’s Entertainment, the parent and guarantor; HOC, the subsidiary issuer; guarantor subsidiaries of HOC; and non-guarantor subsidiaries of Harrah’s Entertainment and HOC, which includes the CMBS properties, as of December 31, 2008 and 2007, and for the successor companies for the period January 28, 2008, through December 31, 2008, and for the predecessor companies for the periods from January 1, 2008, through January 27, 2008 and the years ended December 31, 2007 and 2006.

The financial information included in this section reflects ownership of the CMBS properties pursuant to the spin-off and transfer described in Note 6—Debt, CMBS Financing.

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2008

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$0.1	$7.1	$318.3	$325.0	$—	$650.5
Receivables, net of allowance for doubtful accounts	0.1	8.1	271.5	114.3	—	394.0
Deferred income taxes	—	56.5	79.4	21.7	—	157.6
Income tax receivable	—	—	1.0	4.5	—	5.5
Prepayments and other	—	12.9	100.6	80.4	—	193.9
Inventories	—	1.2	42.0	19.5	—	62.7
Intercompany receivables	0.2	261.6	161.5	168.0	(591.3)	—

Total current assets	0.4	347.4	974.3	733.4	(591.3)	1,464.2
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	252.0	10,992.0	6,996.4	26.7	18,267.1
Assets held for sale	—	35.0	14.3	—	—	49.3
Goodwill	—	—	2,737.2	2,165.0	—	4,902.2
Intangible assets	—	7.0	4,506.2	794.7	—	5,307.9
Investments in and advances to nonconsolidated affiliates	728.2	15,879.1	4.1	26.3	(16,607.3)	30.4
Deferred costs and other	—	524.1	249.4	254.0	—	1,027.5
Intercompany receivables	160.6	1,256.9	1,687.7	1,202.4	(4,307.6)	—

	$889.2	$18,301.5	$21,165.2	$12,172.2	$(21,479.5)	$31,048.6

Liabilities and Stockholders’ (Deficit)/Equity
Current liabilities
Accounts payable	$0.5	$156.8	$153.6	$71.4	$—	$382.3
Accrued expenses	7.7	624.4	510.6	390.0	—	1,532.7
Current portion of long-term debt	—	72.5	6.3	6.8	—	85.6
Intercompany payables	—	18.9	298.2	274.2	(591.3)	—

Total current liabilities	8.2	872.6	968.7	742.4	(591.3)	2,000.6
Long-term debt	—	16,503.2	102.6	6,517.5	—	23,123.3
Deferred credits and other	—	480.6	131.5	57.0	—	669.1
Deferred income taxes	—	358.5	2,551.8	1,416.7	—	4,327.0
Intercompany notes	2.0	258.7	1,973.4	2,073.5	(4,307.6)	—

	10.2	18,473.6	5,728.0	10,807.1	(4,898.9)	30,120.0

Preferred stock	2,289.4	—	—	—	—	2,289.4

Harrah’s Entertainment, Inc. stockholders’ (deficit)/equity	(1,410.4)	(172.1)	15,437.2	1,315.5	(16,580.6)	(1,410.4)
Non-controlling interests(1)	—	—	—	49.6	—	49.6

Total (deficit)/equity(1)	(1,410.4)	(172.1)	15,437.2	1,365.1	(16,580.6)	(1,360.8)

	$889.2	$18,301.5	$21,165.2	$12,172.2	$(21,479.5)	$31,048.6

(1)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2007

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$—	$15.2	$353.1	$341.7	$—	$710.0
Receivables, less allowance for doubtful accounts	—	55.3	300.1	121.0	—	476.4
Deferred income taxes	—	114.1	70.2	15.7	—	200.0
Income tax receivable	—	—	2.9	2.1	—	5.0
Prepayments and other	—	11.8	96.5	107.9	—	216.2
Inventories	—	1.6	46.5	22.2	—	70.3
Intercompany receivables	—	288.6	151.2	69.8	(509.6)	—

Total current assets	—	486.6	1,020.5	680.4	(509.6)	1,677.9
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	352.6	9,919.4	5,304.8	(5.3)	15,571.5
Assets held for sale	—	—	4.5	—	—	4.5
Goodwill	—	—	2,575.8	977.8	—	3,553.6
Intangible assets	—	—	1,608.4	431.1	—	2,039.5
Investments in and advances to nonconsolidated affiliates	6,628.1	16,446.1	10.8	7.8	(23,074.2)	18.6
Deferred costs and other	—	169.4	261.9	60.8	—	492.1
Intercompany receivable	—	2,296.0	1,902.7	1,915.4	(6,114.1)	—

	$6,628.1	$19,750.7	$17,304.0	$9,378.1	$(29,703.2)	$23,357.7

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$—	$149.1	$186.7	$106.2	$—	$442.0
Accrued expenses	1.2	408.6	567.5	373.9	—	1,351.2
Current portion of long-term debt	—	—	2.5	8.3	—	10.8
Intercompany payables	—	10.7	437.8	61.1	(509.6)	—

Total current liabilities	1.2	568.4	1,194.5	549.5	(509.6)	1,804.0
Liabilities held for sale	—	—	0.6	—	—	0.6
Long-term debt	—	12,279.4	118.0	32.2	—	12,429.6
Deferred credits and other	—	308.4	108.0	48.4	—	464.8
Deferred income taxes	—	(110.7)	1,449.0	641.3	—	1,979.6
Intercompany notes	—	98.1	2,564.7	3,451.3	(6,114.1)	—

	1.2	13,143.6	5,434.8	4,722.7	(6,623.7)	16,678.6

Harrah’s Entertainment, Inc. stockholders’ equity	6,626.9	6,607.1	11,869.2	4,603.2	(23,079.5)	6,626.9
Non-controlling interests(1)	—	—	—	52.2	—	52.2

Total equity(1)	6,626.9	6,607.1	11,869.2	4,655.4	(23,079.5)	6,679.1

	$6,628.1	$19,750.7	$17,304.0	$9,378.1	$(29,703.2)	$23,357.7

(1)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD

JANUARY 28, 2008 THROUGH DECEMBER 31, 2008

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$87.7	$4,963.3	$2,425.9	$—	$7,476.9
Food and beverage	—	20.2	868.8	641.2	—	1,530.2
Rooms	—	18.4	648.6	507.5	—	1,174.5
Management fees	—	8.0	62.1	(0.1)	(10.9)	59.1
Other	—	41.1	415.7	288.5	(120.5)	624.8
Less: casino promotional allowances	—	(24.9)	(973.6)	(500.1)	—	(1,498.6)

Net revenues	—	150.5	5,984.9	3,362.9	(131.4)	9,366.9

Operating expenses
Direct
Casino	—	54.1	2,696.7	1,352.0	—	4,102.8
Food and beverage	—	10.7	334.4	294.4	—	639.5
Rooms	—	1.9	122.3	112.5	—	236.7
Property general, administrative and other	—	57.0	1,410.3	775.1	(99.4)	2,143.0
Depreciation and amortization	—	7.2	432.4	187.3	—	626.9
Project opening costs	—	—	22.5	6.4	—	28.9
Write-downs, reserves and recoveries	9.0	42.4	3,399.0	2,055.3	0.1	5,505.8
Losses/(income) on interests in nonconsolidated affiliates	5,072.1	3,006.3	(107.5)	1.2	(7,970.0)	2.1
Corporate expense	31.0	80.6	23.1	29.2	(32.1)	131.8
Acquisition and integration costs	—	24.0	—	—	—	24.0
Amortization of intangible assets	—	0.6	105.2	57.1	—	162.9

Total operating expenses	5,112.1	3,284.8	8,438.4	4,870.5	(8,101.4)	13,604.4

(Loss)/income from operations	(5,112.1)	(3,134.3)	(2,453.5)	(1,507.6)	7,970.0	(4,237.5)
Interest expense, net of interest capitalized	—	(1,673.7)	(187.5)	(520.7)	307.0	(2,074.9)
Gain on early extinguishment of debt	—	742.1	—	—	—	742.1
Other income, including interest income	4.9	117.5	119.0	100.8	(307.0)	35.2

(Loss)/income from continuing operations before income taxes	(5,107.2)	(3,948.4)	(2,522.0)	(1,927.5)	7,970.0	(5,535.1)
Benefit/(provision) for income taxes	10.9	315.0	40.1	(5.6)	—	360.4

(Loss)/income from continuing operations, net of tax(1)	(5,096.3)	(3,633.4)	(2,481.9)	(1,933.1)	7,970.0	(5,174.7)

Discontinued operations
Income from discontinued operations	—	—	141.5	—	—	141.5
Provision for income taxes	—	—	(51.1)	—	—	(51.1)

Income from discontinued operations, net	—	—	90.4	—	—	90.4

Net (loss)/income(1)	(5,096.3)	(3,633.4)	(2,391.5)	(1,933.1)	7,970.0	(5,084.3)
Net income attributable to non-controlling interests	—	—	—	(12.0)	—	(12.0)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(5,096.3)	$(3,633.4)	$(2,391.5)	$(1,945.1)	$7,970.0	$(5,096.3)

(1)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD

JANUARY 1, 2008 THROUGH JANUARY 27, 2008

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$5.7	$400.5	$208.4	$—	$614.6
Food and beverage	—	1.5	65.7	51.2	—	118.4
Rooms	—	1.3	52.7	42.4	—	96.4
Management fees	—	0.7	6.0	0.1	(1.8)	5.0
Other	—	0.7	26.3	22.0	(6.3)	42.7
Less: casino promotional allowances	—	(1.5)	(76.9)	(38.6)	—	(117.0)

Net revenues	—	8.4	474.3	285.5	(8.1)	760.1

Operating expenses
Direct
Casino	—	4.1	217.8	118.7	—	340.6
Food and beverage	—	1.0	26.0	23.5	—	50.5
Rooms	—	0.2	10.0	9.4	—	19.6
Property general, administrative and other	—	5.6	112.7	68.0	(8.1)	178.2
Depreciation and amortization	—	1.1	41.9	20.5	—	63.5
Project opening costs	—	—	(0.2)	0.9	—	0.7
Write-downs, reserves and recoveries	—	0.6	(0.4)	4.5	—	4.7
Losses/(income) on interests in nonconsolidated affiliates	102.3	(1.3)	1.6	(0.2)	(102.9)	(0.5)
Corporate expense	—	7.9	0.6	—	—	8.5
Acquisition and integration costs	—	125.6	—	—	—	125.6
Amortization of intangible assets	—	—	5.2	0.3	—	5.5

Total operating expenses	102.3	144.8	415.2	245.6	(111.0)	796.9

(Loss)/income from operations	(102.3)	(136.4)	59.1	39.9	102.9	(36.8)
Interest expense, net of interest capitalized	—	(89.3)	(7.1)	(27.3)	34.0	(89.7)
Other income, including interest income	—	12.6	9.8	12.7	(34.0)	1.1

(Loss)/income from continuing operations before income taxes	(102.3)	(213.1)	61.8	25.3	102.9	(125.4)
Benefit/(provision) for income taxes	1.4	56.3	(18.9)	(12.8)	—	26.0

(Loss)/income from continuing operations, net of tax(1)	(100.9)	(156.8)	42.9	12.5	102.9	(99.4)

Discontinued operations
Income from discontinued operations	—	—	0.1	—	—	0.1
Provision for income taxes	—	—	—	—	—	—

Income from discontinued operations, net	—	—	0.1	—	—	0.1

Net (loss)/income(1)	(100.9)	(156.8)	43.0	12.5	102.9	(99.3)
Net income attributable to non-controlling interests	—	—	—	(1.6)	—	(1.6)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(100.9)	$(156.8)	$43.0	$10.9	$102.9	$(100.9)

(1)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In millions)	HET (Parent)	Subsidiary Issuer	Other Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$109.1	$5,953.1	$2,768.8	$—	$8,831.0
Food and beverage	—	24.0	963.0	711.8	—	1,698.8
Rooms	—	22.2	752.2	579.2	—	1,353.6
Management fees	—	8.1	87.2	—	(13.8)	81.5
Other	—	5.1	398.1	364.1	(71.4)	695.9
Less: casino promotional allowances	—	(26.8)	(1,217.0)	(591.8)	—	(1,835.6)

Net revenues	—	141.7	6,936.6	3,832.1	(85.2)	10,825.2

Operating expenses
Direct
Casino	—	59.2	3,015.5	1,520.5	—	4,595.2
Food and beverage	—	12.8	374.1	329.6	—	716.5
Rooms	—	3.3	138.1	124.9	—	266.3
Property general, administrative and other	—	104.8	1,569.6	832.3	(85.0)	2,421.7
Depreciation and amortization	—	14.3	545.0	258.1	(0.2)	817.2
Project opening costs	—	—	3.1	22.4	—	25.5
Write-downs, reserves and recoveries	—	25.5	16.1	68.1	—	109.7
Income on interests in nonconsolidated affiliates	(621.1)	(1,306.9)	40.9	(113.1)	1,996.3	(3.9)
Corporate expense	0.2	122.0	15.8	0.1	—	138.1
Acquisition and integration costs	—	13.4	—	—	—	13.4
Amortization of intangible assets	—	—	69.8	3.7	—	73.5

Total operating expenses	(620.9)	(951.6)	5,788.0	3,046.6	1,911.1	9,173.2

Income from operations	620.9	1,093.3	1,148.6	785.5	(1,996.3)	1,652.0
Interest expense, net of interest capitalized	—	(818.3)	(245.1)	(328.3)	590.9	(800.8)
Losses on early extinguishments of debt	—	—	—	(2.0)	—	(2.0)
Other income, including interest income	(0.1)	136.0	284.2	214.1	(590.9)	43.3

Income from continuing operations before income taxes	620.8	411.0	1,187.7	669.3	(1,996.3)	892.5
Provision for income taxes	(1.4)	308.3	(471.0)	(186.0)	—	(350.1)

Income from continuing operations, net of tax(1)	619.4	719.3	716.7	483.3	(1,996.3)	542.4

Discontinued operations
Income from discontinued operations	—	—	145.4	—	—	145.4
Provision for income taxes	—	—	(53.2)	—	—	(53.2)

Income/(loss) from discontinued operations, net	—	—	92.2	—	—	92.2

Net income(1)	619.4	719.3	808.9	483.3	(1,996.3)	634.6
Net income attributable to non-controlling interests	—	—	—	(15.2)	—	(15.2)

Net income attributable to Harrah’s Entertainment, Inc.	$619.4	$719.3	$808.9	$468.1	$(1,996.3)	$619.4

(1)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$112.6	$5,650.9	$2,105.1	$—	$7,868.6
Food and beverage	—	24.1	922.0	631.6	—	1,577.7
Rooms	—	20.5	684.7	535.5	—	1,240.7
Management fees	—	7.8	154.3	1.1	(74.1)	89.1
Other	—	5.4	293.5	313.2	(1.1)	611.0
Less: casino promotional allowances	—	(27.3)	(1,164.0)	(521.9)	—	(1,713.2)

Net revenues	—	143.1	6,541.4	3,064.6	(75.2)	9,673.9

Operating expenses
Direct
Casino	—	61.4	2,823.8	1,017.4	—	3,902.6
Food and beverage	—	12.0	372.2	313.4	—	697.6
Rooms	—	3.4	135.6	117.6	—	256.6
Property general, administrative and other	—	181.4	1,448.5	652.1	(75.2)	2,206.8
Depreciation and amortization	—	14.4	457.5	196.0	—	667.9
Project opening costs	—	—	12.1	8.8	—	20.9
Write-downs, reserves and recoveries	—	63.2	10.3	9.8	—	83.3
Income on interests in nonconsolidated affiliates	(536.9)	(1,233.0)	68.9	(3.4)	1,700.8	(3.6)
Corporate expense	0.2	161.4	18.9	(3.0)	—	177.5
Acquisition and integration costs	—	37.0	—	—	—	37.0
Amortization of intangible assets	—	1.0	68.2	1.5	—	70.7

Total operating expenses	(536.7)	(697.8)	5,416.0	2,310.2	1,625.6	8,117.3

Income from operations	536.7	840.9	1,125.4	754.4	(1,700.8)	1,556.6
Interest expense, net of interest capitalized	—	(704.6)	(139.9)	(218.0)	392.0	(670.5)
Losses on early extinguishments of debt	—	(62.0)	—	—	—	(62.0)
Other income, including interest income	—	32.6	210.8	159.3	(392.0)	10.7

Income from continuing operations before income taxes	536.7	106.9	1,196.3	695.7	(1,700.8)	834.8
Provision for income taxes	(0.9)	394.7	(455.2)	(234.2)	—	(295.6)

Income from continuing operations, net of tax(1)	535.8	501.6	741.1	461.5	(1,700.8)	539.2

Discontinued operations
Income from discontinued operations	—	14.0	2.4	—	—	16.4
Provision for income taxes	—	—	(4.5)	—	—	(4.5)

Income/(loss) from discontinued operations, net	—	14.0	(2.1)	—	—	11.9

Net income(1)	535.8	515.6	739.0	461.5	(1,700.8)	551.1
Net loss/(income), attributable to non-controlling interests	—	—	0.2	(15.5)	—	(15.3)

Net income attributable to Harrah’s Entertainment, Inc.	$535.8	$515.6	$739.2	$446.0	$(1,700.8)	$535.8

(1)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD

JANUARY 28, 2008 THROUGH DECEMBER 31, 2008

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$106.6	$(911.5)	$1,757.7	$(430.7)	$—	$522.1

Cash flows from investing activities
Land, buildings, riverboats and equipment additions	—	(27.8)	(943.8)	(197.7)	—	(1,169.3)
(Decrease)/increase in construction payables	—	—	(1.7)	(10.4)	—	(12.1)
Insurance proceeds for hurricane losses from asset recovery	—	—	181.4	—	—	181.4
Payment for Merger	(17,490.2)	—	—	—	—	(17,490.2)
Investments in and advances to non-consolidated affiliates	—	—	—	(5.9)	—	(5.9)
Proceeds from other asset sales	—	0.1	4.7	0.3	—	5.1
Other	—	—	(17.4)	(5.8)	—	(23.2)

Cash flows used in investing activities	(17,490.2)	(27.7)	(776.8)	(219.5)	—	(18,514.2)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of issue costs	—	14,983.5	—	6,329.9	—	21,313.4
Repayments under lending agreements	—	(6,750.2)	—	(10.3)	—	(6,760.5)
Early extinguishments of debt	—	(1,941.5)	—	—	—	(1,941.5)
Premiums paid on early extinguishments of debt	—	(225.9)	—	—	—	(225.9)
Scheduled debt retirement	—	—	—	(6.5)	—	(6.5)
Equity contribution from buyout	6,007.0	—	—	—	—	6,007.0
Payment to bondholders for debt exchange	—	(289.0)	—	—	—	(289.0)
Non-controlling interests’ distributions, net of contributions	—	—	—	(14.6)	—	(14.6)
Excess tax benefit from stock equity plans	(50.5)	—	—	—	—	(50.5)
Other	—	(3.4)	(1.3)	(0.2)	—	(4.9)
Transfers from/(to) affiliates	11,424.9	(4,837.7)	(929.0)	(5,658.2)	—	—

Cash flows provided by/(used in) financing activities	17,381.4	935.8	(930.3)	640.1	—	18,027.0

Cash flows from discontinued operations
Cash flows from operating activities	—	—	4.7	—	—	4.7
Cash flows from investing activities	—	—	—	—	—	—

Cash flows provided by discontinued operations	—	—	4.7	—	—	4.7

Net (decrease)/increase in cash and cash equivalents	(2.2)	(3.4)	55.3	(10.1)	—	39.6
Cash and cash equivalents, beginning of period	2.3	10.5	263.0	335.1	—	610.9

Cash and cash equivalents, end of period	$0.1	$7.1	$318.3	$325.0	$—	$650.5

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD

JANUARY 1, 2008 THROUGH JANUARY 27, 2008

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$43.9	$(106.4)	$(25.3)	$95.0	$—	$7.2

Cash flows from investing activities
Land, buildings, riverboats and equipment additions	—	(1.0)	(69.1)	(47.3)	—	(117.4)
Payments for businesses acquired, net of cash acquired	—	—	—	0.1	—	0.1
Proceeds from other asset sales	—	—	0.1	3.0	—	3.1
(Decrease)/increase in construction payables	—	(0.4)	2.8	(10.6)	—	(8.2)
Other	—	—	(1.2)	(0.5)	—	(1.7)

Cash flows used in investing activities	—	(1.4)	(67.4)	(55.3)	—	(124.1)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of issue costs	—	11,316.3	—	—	—	11,316.3
Repayments under lending agreements	—	(11,288.6)	—	(0.2)	—	(11,288.8)
Early extinguishments of debt	—	—	(87.7)	—	—	(87.7)
Non-controlling interests’ distributions, net of contributions	—	—	—	(1.6)	—	(1.6)
Proceeds from exercises of stock options	2.4	—	—	—	—	2.4
Excess tax benefit from stock equity plans	77.5	—	—	—	—	77.5
Other	—	—	(0.7)	(0.1)	—	(0.8)
Transfers (to)/from affiliates	(121.5)	75.4	90.5	(44.4)	—	—

Cash flows (used in)/provided by financing activities	(41.6)	103.1	2.1	(46.3)	—	17.3

Cash flows from discontinued operations
Cash flows from operating activities	—	—	0.5	—	—	0.5
Cash flows from investing activities	—	—	—	—	—	—

Cash flows provided by discontinued operations	—	—	0.5	—	—	0.5

Net increase/(decrease) in cash and cash equivalents	2.3	(4.7)	(90.1)	(6.6)	—	(99.1)
Cash and cash equivalents, beginning of period	—	15.2	353.1	341.7	—	710.0

Cash and cash equivalents, end of period	$2.3	$10.5	$263.0	$335.1	$—	$610.9

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$65.4	$(450.9)	$639.4	$1,254.9	$—	$1,508.8

Cash flows from investing activities
Land, buildings, riverboats and equipment additions	—	(59.1)	(777.3)	(543.1)	—	(1,379.5)
Insurance proceeds for hurricane losses from asset recovery	—	—	29.1	—	—	29.1
Payments for businesses acquired, net of cash acquired	—	—	—	(584.3)	—	(584.3)
Purchase of non-controlling interest in subsidiary		—	—	(8.5)	—	(8.5)
Investments in and advances to nonconsolidated affiliates	—	—	(1.8)	—	—	(1.8)
Proceeds from other asset sales	—	88.2	7.7	3.7	—	99.6
(Decrease)/increase in construction payables	—	(2.4)	—	5.2	—	2.8
Other	—	—	(21.3)	(59.7)	—	(81.0)

Cash flows provided by/(used in) investing activities	—	26.7	(763.6)	(1,186.7)	—	(1,923.6)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of issue costs	—	39,072.3	—	52.1	—	39,124.4
Repayments under lending agreements	—	(37,617.6)	—	(1.9)	—	(37,619.5)
Early extinguishments of debt	—	—	—	(120.1)	—	(120.1)
Scheduled debt retirements	—	(996.7)	—	(5.0)	—	(1,001.7)
Dividends paid	(299.2)	—	—	—	—	(299.2)
Proceeds from exercises of stock options	126.2	—	—	—	—	126.2
Excess tax benefit from stock equity plans	51.7	—	—	—	—	51.7
Non-controlling interests’ contributions/(distributions), net	—	—	—	(20.0)	—	(20.0)
Other	—	(2.7)	(2.4)	(0.2)	—	(5.3)
Transfers from/(to) affiliates	55.9	(28.5)	(80.4)	53.0	—	—

Cash flows (used in)/provided by financing activities	(65.4)	426.8	(82.8)	(42.1)	—	236.5

Cash flows from discontinued operations
Cash flows from operating activities	—	—	88.9	—	—	88.9
Cash flows from investing activities	—	—	(0.2)	—	—	(0.2)

Cash flows provided by discontinued operations	—	—	88.7	—	—	88.7

Net increase/(decrease) in cash and cash equivalents	—	2.6	(118.3)	26.1	—	(89.6)
Cash and cash equivalents, beginning of period	—	12.6	471.4	315.6	—	799.6

Cash and cash equivalents, end of period	$—	$15.2	$353.1	$341.7	$—	$710.0

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2006

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$61.2	$(705.6)	$887.4	$1,296.6	$—	$1,539.6

Cash flows from investing activities
Land, buildings, riverboats and equipment additions	—	(1,050.5)	(938.5)	(522.3)	—	$(2,511.3)
Insurance proceeds for hurricane losses from asset recovery	—	—	299.6	—	—	299.6
Payments for businesses acquired, net of cash acquired	—	—	—	(562.5)	—	(562.5)
Purchase of non-controlling interest in subsidiary	—	—	—	(2.3)	—	(2.3)
Investments in and advances to nonconsolidated affiliates	—	—	(0.9)	—	—	(0.9)
Proceeds from sales of discontinued operations	—	—	457.3	—	—	457.3
Proceeds from sale of long-term investments	—	49.4	—	—	—	49.4
Proceeds from other asset sales	—	43.3	3.3	0.5	—	47.1
(Decrease)/increase in construction payables	—	(7.3)	3.1	15.4	—	11.2
Other	—	(1.3)	(26.4)	(3.6)	—	(31.3)

Cash flows used in investing activities	—	(966.4)	(202.5)	(1,074.8)	—	(2,243.7)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of issue costs	—	7,685.6	—	—	—	7,685.6
Repayments under lending agreements	—	(5,465.8)	—	—	—	(5,465.8)
Early extinguishments of debt	—	(1,195.0)	—	—	—	(1,195.0)
Premiums paid on early extinguishments of debt	—	(56.7)	—	—	—	(56.7)
Scheduled debt retirements	—	—	—	(5.0)	—	(5.0)
Losses on derivative contracts	—	(2.6)	—	—	—	(2.6)
Proceeds from exercises of stock options	66.3	—	—	—	—	66.3
Excess tax benefit from stock equity plans	21.3	—	—	—	—	21.3
Dividends paid	(282.7)	—	—	—	—	(282.7)
Non-controlling interests’ distributions, net of contributions	—	—	—	(1.9)	—	(1.9)
Other	—	3.5	(2.2)	—	—	1.3
Transfers from/(to) affiliates	133.9	693.8	(674.5)	(153.2)	—	—

Cash flows (used in)/provided by financing activities	(61.2)	1,662.8	(676.7)	(160.1)	—	764.8

Cash flows from discontinued operations
Cash flows from operating activities	—	—	19.3	—	—	19.3
Cash flows from investing activities	—	—	(4.8)	—	—	(4.8)

Cash flows provided by discontinued operations	—	—	14.5	—	—	14.5

Net (decrease)/increase in cash and cash equivalents	—	(9.2)	22.7	61.7	—	75.2
Cash and cash equivalents, beginning of period	—	21.8	448.7	253.9	—	724.4

Cash and cash equivalents, end of period	$—	$12.6	$471.4	$315.6	$—	$799.6

Note 20—Non-Controlling Interest

Effective January 1, 2009, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” The adoption of SFAS No. 160 did not have a material impact on our financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of non-controlling (minority) interests in our consolidated financial statements.

Note 21—Quarterly Results of Operations (Unaudited)

	Predecessor	Successor
(In millions)	January 1 through January 27	January 28 through March 31	Second Quarter	Third Quarter	Fourth Quarter	January 28 through December 31(c)
2008(a)

Revenues	$760.1	$1,840.5	$2,602.1	$2,645.9	$2,278.4	$9,366.9
(Loss)/income from operations	(36.8)	437.8	323.1	349.6	(5,348.0)	(4,237.5)
Loss from continuing operations, net of tax(d)	(99.4)	(175.6)	(97.5)	(123.3)	(4,778.3)	(5,174.7)
Net loss attributable to Harrah’s Entertainment, Inc.	(100.9)	(86.9)	(97.6)	(129.7)	(4,782.1)	(5,096.3)

	Predecessor
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year(c)
2007(b)

Revenues	$2,655.6	$2,701.7	$2,840.3	$2,627.5	$10,825.2
Income from operations	451.2	477.9	577.2	145.8	1,652.0
Income/(loss) from continuing operations, net of tax(d)	173.3	200.6	226.6	(58.1)	542.4
Net income/(loss) attributable to Harrah’s Entertainment, Inc.	185.3	237.5	244.4	(47.8)	619.4

(a)	2008 includes the following:

	Predecessor	Successor
	January 1 through January 27	January 28 through March 31	Second Quarter	Third Quarter	Fourth Quarter	January 28 through December 31(c)
Loss/(income)
Pretax charges for
Project opening costs	$0.7	$2.8	$7.2	$16.3	$2.6	$28.9
Insurance proceeds for hurricane losses	—	(185.4)	—	—	—	(185.4)
Impairment of goodwill and other intangible assets	—	—	—	—	5,489.6	5,489.6
Write-downs, reserves and recoveries	4.7	26.6	50.1	46.8	78.0	201.6
Acquisition and integration costs	125.6	17.0	5.1	1.0	1.0	24.0
After-tax write-downs, reserves and recoveries for discontinued operations	—	—	—	(0.8)	—	(0.8)
Insurance proceeds for hurricane losses, net of tax	—	(87.4)	0.1	—	(2.4)	(89.7)

(b) 2007 includes the following:	Predecessor
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year(c)
Loss/(income)
Pretax charges for
Project opening costs	$8.9	$8.3	$4.8	$3.4	$25.5
Insurance proceeds for hurricane losses	(18.7)	(37.0)	(61.1)	(13.4)	(130.3)
Impairment of intangible assets	—	—	—	169.6	169.6
Write-downs, reserves and recoveries	11.3	16.2	6.6	36.4	70.4
Acquisition and integration costs	4.0	3.5	0.7	5.1	13.4
After-tax write-downs, reserves and recoveries for discontinued operations	0.2	(0.1)	(1.1)	(1.4)	(2.4)
Insurance proceeds for hurricane losses, net of tax	(18.2)	(42.0)	(22.5)	(7.0)	(89.6)

(c)	The sum of the quarterly amounts may not equal the annual amount reported, as quarterly amounts are computed independently for each quarter and for the full year.
(d)	Due to the January 1, 2009 adoption of a recent accounting pronouncement, certain prior period amounts have been recast to conform to the 2009 presentation.

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HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

	Successor
(In millions, except share amounts)	September 30, 2009	December 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$948.2	$650.5
Receivables, less allowance for doubtful accounts of $220.2 and $201.4	332.3	394.0
Deferred income taxes	162.0	157.6
Prepayments and other	184.2	199.4
Inventories	52.7	62.7

Total current assets	1,679.4	1,464.2

Land, buildings, riverboats and equipment	19,219.0	18,881.4
Less: accumulated depreciation	(1,124.2)	(614.3)

	18,094.8	18,267.1
Assets held for sale	7.3	49.3
Goodwill	3,458.9	4,902.2
Intangible assets	5,004.1	5,307.9
Investments in and advances to non-consolidated affiliates	41.7	30.4
Deferred costs and other	944.3	1,027.5

	$29,230.5	$31,048.6

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$271.7	$382.3
Interest payable	336.4	417.7
Accrued expenses	1,141.2	1,115.0
Current portion of long-term debt	49.0	85.6

Total current liabilities	1,798.3	2,000.6
Long-term debt	19,293.4	23,123.3
Deferred credits and other	850.4	669.1
Deferred income taxes	5,822.0	4,327.0

	27,764.1	30,120.0

Commitments and contingencies
Preferred stock; $0.01 par value; 40,000,000 shares authorized; 19,895,157 and 19,912,447 shares issued and outstanding (net of 40,377 and 23,088 shares held in treasury)	2,547.1	2,289.4

Stockholders’ equity/(deficit)
Common stock, non-voting and voting; $0.01 par value; 80,000,020 shares authorized; 40,675,660 and 40,711,008 shares issued and outstanding (net of 82,550 and 47,201 shares held in treasury)	0.4	0.4
Additional paid-in capital	3,576.2	3,825.1
Accumulated deficit	(4,568.9)	(5,096.3)
Accumulated other comprehensive loss	(145.4)	(139.6)

Total Harrah’s Entertainment, Inc. stockholders’ deficit	(1,137.7)	(1,410.4)
Non-controlling interests	57.0	49.6

Total deficit	(1,080.7)	(1,360.8)

	$29,230.5	$31,048.6

See accompanying Notes to Consolidated Condensed Financial Statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Successor				Predecessor
(In millions)	Quarter Ended September 30, 2009	Quarter Ended September 30, 2008	Nine Months Ended September 30, 2009	January 28, 2008 Through September 30, 2008	Jan. 1, 2008 Through Jan. 27, 2008
Revenues
Casino	$1,822.0	$2,130.1	$5,444.8	$5,653.2	$614.6
Food and beverage	381.5	427.6	1,129.3	1,160.2	118.4
Rooms	271.5	316.7	817.8	894.2	96.4
Management fees	14.9	16.6	43.5	45.8	5.0
Other	159.5	181.9	447.9	462.4	42.7
Less: casino promotional allowances	(367.2)	(427.0)	(1,075.0)	(1,127.3)	(117.0)

Net revenues	2,282.2	2,645.9	6,808.3	7,088.5	760.1

Operating expenses
Direct
Casino	997.6	1,129.4	2,968.0	3,037.1	340.6
Food and beverage	152.9	178.1	451.1	486.1	50.5
Rooms	54.3	64.9	160.4	179.4	19.6
Property general, administrative and other	513.7	631.8	1,518.3	1,619.0	178.2
Depreciation and amortization	175.6	152.0	516.8	452.4	63.5
Project opening costs	0.3	16.3	2.9	26.3	0.7
Write-downs, reserves and recoveries	24.3	46.8	78.6	(61.8)	4.7
Impairment of intangible assets	1,328.6	—	1,625.7	—	—
Losses/(income) on interests in non-consolidated affiliates	1.2	2.5	1.3	1.3	(0.5)
Corporate expense	39.7	34.7	111.7	95.9	8.5
Merger and integration costs	—	1.0	0.3	23.1	125.6
Amortization of intangible assets	44.2	38.8	131.7	119.2	5.5

Total operating expenses	3,332.4	2,296.3	7,566.8	5,978.0	796.9

(Loss)/income from operations	(1,050.2)	349.6	(758.5)	1,110.5	(36.8)
Interest expense, net of interest capitalized	(444.5)	(533.4)	(1,404.7)	(1,469.4)	(89.7)
(Losses)/gains on early extinguishments of debt	(1.5)	7.4	4,279.2	(203.9)	—
Other income, including interest income	4.1	7.2	23.2	18.7	1.1

(Loss)/income from continuing operations before income taxes	(1,492.1)	(169.2)	2,139.2	(544.1)	(125.4)
(Provision)/benefit for income taxes	(128.9)	46.0	(1,590.8)	147.7	26.0

(Loss)/income from continuing operations, net of tax	(1,621.0)	(123.2)	548.4	(396.4)	(99.4)

Discontinued operations
(Loss)/income from discontinued operations	(0.1)	0.7	(0.4)	141.6	0.1
Benefit/(provision) for income taxes	—	—	0.1	(53.2)	—

(Loss)/income from discontinued operations, net	(0.1)	0.7	(0.3)	88.4	0.1

Net (loss)/income	(1,621.1)	(122.5)	548.1	(308.0)	(99.3)
Less: net income attributable to non-controlling interests	(3.2)	(7.2)	(16.1)	(6.2)	(1.6)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(1,624.3)	$(129.7)	$532.0	$(314.2)	$(100.9)

See accompanying Notes to Consolidated Condensed Financial Statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Successor		Predecessor
(In millions)	Nine Months Ended September 30, 2009	January 28, 2008 Through September 30, 2008	January 1, 2008 Through January 27, 2008
Cash flows from operating activities
Net income/(loss) attributable to Harrah’s Entertainment, Inc.	$532.0	$(314.2)	$(100.9)
Adjustments to reconcile net loss to cash flows from operating activities:
Loss/(income) from discontinued operations, before income taxes	0.4	(141.6)	(0.1)
Income from insurance claims for hurricane damage	—	(185.5)	—
(Gains)/losses on early extinguishments of debt	(4,279.2)	203.9	—
Depreciation and amortization	873.4	744.4	104.9
Write-downs, reserves and recoveries	17.6	37.5	(0.1)
Impairment of intangible assets	1,625.7	—	—
Other non-cash items	(31.5)	91.1	34.4
Share-based compensation expense	12.4	11.8	50.9
Deferred income taxes	1,490.6	(251.2)	(19.0)
Tax benefit from stock equity plans	—	—	42.6
Non-controlling interests’ share of net income	16.1	6.2	1.6
Loss/(income) on interests in non-consolidated affiliates	1.3	1.3	(0.5)
Net change in insurance receivables for hurricane damage	—	0.9	—
Returns on investment in non-consolidated affiliates	1.3	2.5	0.1
Insurance proceeds for hurricane losses	—	97.9	—
Net losses/(gains) from asset sales	0.7	8.0	(7.4)
Net change in long-term accounts	142.4	(42.6)	68.3
Net change in working capital accounts	(5.6)	390.4	(167.6)

Cash flows provided by operating activities	397.6	660.8	7.2

Cash flows from investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	(411.9)	(965.0)	(125.6)
Insurance proceeds for hurricane losses for discontinued operations	—	83.3	—
Insurance proceeds for hurricane losses for continuing operations	—	98.1	—
Payment for Merger	—	(17,490.2)	—
Payments for businesses acquired, net of cash acquired	—	—	0.1
Investments in and advances to non-consolidated affiliates	(12.8)	(5.9)	—
Proceeds from other asset sales	20.0	4.6	3.1
Other	(12.3)	(31.4)	(1.7)

Cash flows used in investing activities	(417.0)	(18,306.5)	(124.1)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of issue costs	2,259.6	20,764.9	11,316.3
Deferred financing costs	(54.1)	(663.7)	—
Borrowings under lending agreements	1,651.6	—	—
Repayments under lending agreements	(2,730.2)	(5,834.8)	(11,288.8)
Early extinguishments of debt	(680.8)	(1,941.5)	(87.7)
Premiums paid on early extinguishments of debt	—	(225.9)	—
Scheduled debt retirements	(17.4)	(6.5)	—
Equity contribution from buyout	—	6,007.0	—
Purchase of additional interest in subsidiary	(83.7)	—	—
Non-controlling interests’ distributions, net of contributions	(13.0)	(7.6)	(1.6)
Proceeds from exercises of stock options	—	—	2.4
Excess tax benefit from stock equity plans	—	(50.5)	77.5
Other	(14.5)	(2.3)	(0.8)

Cash flows provided by financing activities	317.5	18,039.1	17.3

Cash flows from discontinued operations
Cash flows from operating activities	(0.4)	1.6	0.5

Cash flows (used in)/provided by discontinued operations	(0.4)	1.6	0.5

Net increase/(decrease) in cash and cash equivalents	297.7	395.0	(99.1)
Cash and cash equivalents, beginning of period	650.5	610.9	710.0

Cash and cash equivalents, end of period	$948.2	$1,005.9	$610.9

See accompanying Notes to Consolidated Condensed Financial Statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY/(DEFICIT) AND COMPREHENSIVE INCOME

	Common Stock		Capital Surplus	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-controlling interests	Total	Comprehensive Income
(In millions)	Shares Outstanding	Amount
Predecessor Balance—January 27, 2008	188.8	$18.9	$5,551.4	$1,096.3	$13.6	$53.2	$6,733.4	$
Redemption of Predecessor equity	(188.8)	(18.9)	(5,551.4)	(1,096.3)	(13.6)		(6,680.2)
Issuance of Successor common stock	40.7	0.4	4,085.0				4,085.4
Net loss				(5,096.3)		12.0	(5,084.3)		(5,084.3)
Net shares issued under incentive compensation plans, including share-based compensation expense of $15.8			11.9				11.9
Debt exchange transaction, net of tax provision of $13.9			25.7				25.7
Cumulative preferred stock dividends			(297.8)				(297.8)
Pension adjustment related to acquisition of London Clubs International, net of tax benefit of $3.0					(6.9)		(6.9)		(6.9)
Reclassification of loss on derivative instrument from other comprehensive income to net income, net of tax provision of $0.3					0.6		0.6		0.6
Foreign currency translation adjustments, net of tax benefit of $14.7					(31.2)	1.3	(29.9)		(29.9)
Fair market value of swap agreements, net of tax benefit of $28.2					(51.9)		(51.9)		(51.9)
Adjustment for FIN 48 tax implications			0.3				0.3
Non-controlling distributions, net of contributions						(16.9)	(16.9)
Fair market value of interest rate cap agreement on commercial mortgage-backed securities, net of tax benefit of $28.4					(50.2)		(50.2)		(50.2)

2008 Successor Comprehensive Loss									$(5,222.6)

Successor Balance—December 31, 2008	40.7	$0.4	$3,825.1	$(5,096.3)	$(139.6)	$49.6	$(1,360.8)
Net income				532.0		16.1	548.1		548.1
Share-based compensation expense			12.4				12.4
Stock payouts			(1.0)				(1.0)
Cumulative preferred stock dividends			(259.3)				(259.3)
Debt exchange transaction, net of tax provision of $52.3			80.0				80.0
Pension adjustment, net of tax provision of $0.0					(0.7)		(0.7)		(0.7)
Foreign currency translation adjustments, net of tax provision of $7.2					29.2	4.3	33.5		33.5
Fair market value of swap agreements, net of tax benefit of $27.1					(50.2)		(50.2)		(50.2)
Adjustment for FIN 48 tax implications			(1.9)				(1.9)
Purchase of non-controlling interest in subsidiary			(83.7)				(83.7)
Non-controlling interests’ distributions, net of contributions						(13.0)	(13.0)
Fair market value of interest rate cap agreements on commercial mortgage backed securities, net of tax provision of $8.6					15.5		15.5		15.5
Reclassification of loss on derivative instrument from other comprehensive loss to net loss, net of tax provision of $0.2					0.4		0.4		0.4
Other			4.6	(4.6)

2009 Comprehensive Income									$546.6

Successor Balance—September 30, 2009	40.7	$0.4	$3,576.2	$(4,568.9)	$(145.4)	$57.0	$(1,080.7)

See accompanying Notes to Consolidated Condensed Financial Statements.

HARRAH’S ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS –

SEPTEMBER 30, 2009

(UNAUDITED)

Note 1—Basis of Presentation and Organization

Harrah’s Entertainment, Inc. (“Harrah’s Entertainment,” the “Company,” “we,” “our” or “us,” and including our subsidiaries where the context requires) is a Delaware corporation. As of September 30, 2009, we own or manage 52 casinos, primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States. Our casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one managed casino in Canada, one combination thoroughbred racetrack and casino, one combination greyhound racetrack and casino, and one combination harness racetrack and casino. Our 33 land-based casinos include one in Uruguay, eleven in the United Kingdom, two in Egypt and one in South Africa. We view each property as an operating segment and aggregate all operating segments into one reporting segment.

On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG”) in an all cash transaction, hereinafter referred to as the “Merger.” Although Harrah’s Entertainment continued as the same legal entity after the Merger, the accompanying Consolidated Condensed Statement of Operations, the Consolidated Condensed Statement of Cash Flows and the Consolidated Condensed Statement of Comprehensive Loss for the nine months ended September 30, 2008, are presented as the Predecessor period for the period preceding the Merger and as the Successor period for the period succeeding the Merger. As a result of the application of purchase accounting as of the Merger date, the consolidated condensed financial statements for the Successor period and the Predecessor period are presented on different bases and are, therefore, not comparable.

We have recast certain amounts for prior periods to conform to our 2009 presentation. We have also corrected the classification of $22.5 million in investments from short-term assets to long-term assets in our December 31, 2008 Consolidated Balance Sheet. The Company has concluded that this change is not material.

Note 2—Recently Issued Accounting Pronouncements

On July 1, 2009 the Financial Accounting Standards Board (“FASB”) launched the Accounting Standards Codification (“ASC”), a structural overhaul to U.S. GAAP that changes from a standards-based model (with thousands of individual standards) to a topical based model. For final consensuses that have been ratified by the FASB, the ASC will be updated with an Accounting Standards Update (“ASU”), which is assigned a number that corresponds to the year and that ASU’s spot in the progression (e.g., 2010—1 will be the first ASU issued in 2010). ASUs will replace accounting changes that historically were issued as Statement of Financial Accounting Standards (“SFAS”), FASB Interpretations (“FIN,”) FASB Staff Positions (“FSPs,”) or other types of FASB Standards.

The following are accounting standards adopted or issued in the first nine months of 2009 that could have an impact on our Company.

We adopted the provisions of ASC 805, (formerly SFAS No. 141(R) (Revised 2007)) on January 1, 2009. This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and non-controlling interest in the acquiree and the goodwill acquired. The revision is intended to simplify existing guidance and converge rulemaking under U.S. GAAP with international accounting rules. ASC 805 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The primary impact to our financial results will be possible charges to income tax expense for changes in deferred tax valuation allowances and income tax uncertainties related to the Merger.

We adopted the provision of ASC 810-10-65-1, (formerly SFAS No. 160 “Non-controlling Interests in Consolidated Financial Statements—An Amendment of Accounting Research Bulletin No. 51,”) on January 1, 2009. This statement requires an entity to classify non-controlling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and non-controlling interests are required to be treated as equity transactions. As a result of the adoption of this standard, we have recast certain amounts within our 2008 financial statements to conform to the 2009 presentation.

On January 1, 2009, we adopted the provisions of ASC 815, (formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133,”) which requires disclosures that allow financial statement users to understand (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under ASC 815 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Because ASC 815 applies only to financial statement disclosures, it did not have a material impact on our consolidated financial position, results of operations and cash flows.

In April 2009, the FASB issued ASC 320, (formerly FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,”) which amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This statement is effective for interim and annual reporting periods ending after June 15, 2009, but did not affect our consolidated condensed financial statements upon adoption.

In April 2009, the FASB issued ASC 825, (formerly FSP No. FAS 107-1 and Accounting Principles Board (“APB”) 28-1, “Interim Disclosures about Fair Value of Financial Instruments,”) which requires disclosures about fair value of financial instruments, whether recognized or not recognized in the statement of financial position, for interim reporting periods of publicly traded companies as well as in annual financial statements. This statement is effective for interim reporting periods ending after June 15, 2009, and have included the required disclosure in our interim financial statements for the period ended September 30, 2009.

In second quarter 2009, we adopted the provisions of ASC 855 (formerly FASB Statement No. 165, “Subsequent Events”). ASC 855 establishes general standards for accounting for and disclosing events that occur after the balance sheet date, but before the financial statements are issued or are available to be issued. We have evaluated subsequent events through November 12, 2009, which represents the date these financial statements are issued. The results of our evaluation are described further in Note 17.

In June 2009, the FASB issued ASC 810, (formerly SFAS No. 167, “Amendments to FASB Interpretation (FIN) No. 46(R),”) which is effective as of January 1, 2010. The new standard, which amends existing consolidation guidance for variable interest entities, requires a company to perform a qualitative analysis when determining whether it must consolidate a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the company that has both the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and either the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. We are currently evaluating the impact of this statement on our consolidated condensed financial statements.

In August 2009, the FASB issued ASU 2009-05 (previously exposed for comments as proposed FSP FAS 157-f) to provide guidance on measuring the fair value of liabilities under ASC 820. The ASU clarifies that the quoted price for the identical liability, when traded as an asset in an active market, is also a Level 1 measurement for that liability when no adjustment to the quoted price is required. In the absence of a Level 1 measurement, an entity must use a valuation technique that uses a quoted price or another valuation technique consistent with the principles of Topic 820 (e.g., a market approach or an income approach). The ASU is effective for the first interim or annual reporting period beginning after ASU’s issuance. We are currently evaluating the impact of this update on our financial statements.

Note 3—The Merger

The Merger was completed on January 28, 2008 and was financed by a combination of borrowings under the Company’s term loan facility due 2015, the issuance of Senior Notes due 2016 and Senior Toggle Notes due 2018, certain real estate term loans and equity investments of Apollo, TPG, co-investors and members of management. See Note 5 for a discussion of our debt.

The purchase price was approximately $30.7 billion, including the assumption of $12.4 billion of debt and the incurrence of approximately $1.0 billion of transaction costs. All of the outstanding shares of Harrah’s Entertainment stock were redeemed, with stockholders receiving $90.00 in cash for each outstanding share of common stock.

As a result of the Merger, the issued and outstanding shares of non-voting common stock and non-voting preferred stock of Harrah’s Entertainment are owned by entities affiliated with Apollo, TPG, certain co-investors and members of management, and the issued and outstanding shares of voting common stock of Harrah’s Entertainment are owned by Hamlet Holdings LLC, which is owned by certain individuals affiliated with Apollo and TPG. As a result of the Merger, our stock is no longer publicly traded.

The following unaudited pro forma consolidated financial information assumes that the Merger was completed at the beginning of 2008.

(In millions)	Nine Months Ended September 30, 2008
Net revenues	$7,848.6

Loss from continuing operations, net of tax	$(600.9)

Net loss attributable to Harrah’s Entertainment, Inc.	$(520.2)

Prior to any pro forma results adjustments, results for the nine months ended September 30, 2008, include non-recurring charges of $82.8 million related to the accelerated vesting of stock options, stock appreciation rights (“SARs”) and restricted stock and $65.9 million of other costs related to the Merger.

The unaudited pro forma results are presented for comparative purposes only. The pro forma results are not necessarily indicative of what our actual results would have been had the Merger been completed at the beginning of the period, or of future results.

Note 4—Goodwill and Other Intangible Assets

The following table sets forth changes in our goodwill for the nine months ended September 30, 2009:

(In millions)
Balance at December 31, 2008	$4,902.2
Additions or adjustments	—
Impairments	(1,443.3)

Balance at September 30, 2009	$3,458.9

The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets other than goodwill:

	September 30, 2009			December 31, 2008
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets:
Trademarks	$7.8	$(2.6)	$5.2	$7.8	$(1.4)	$6.4
Gaming rights	42.8	(4.3)	38.5	42.8	(2.4)	40.4
Patented technology	93.5	(19.5)	74.0	93.5	(10.7)	82.8
Contract rights	130.1	(59.1)	71.0	128.8	(33.2)	95.6
Customer relationships	1,454.5	(209.4)	1,245.1	1,454.5	(115.2)	1,339.3

	$1,728.7	$(294.9)	$1,433.8	$1,727.4	$(162.9)	$1,564.5

Non-amortizing intangible assets:
Trademarks			1,948.6			2,043.1
Gaming rights			1,621.7			1,700.3

			3,570.3			3,743.4

Total			$5,004.1			$5,307.9

The aggregate amortization of intangible assets for the quarter and nine months ended September 30, 2009 was $44.2 million and $131.7 million, respectively. Estimated annual amortization expense for the years ending December 31, 2009, 2010, 2011, 2012 and 2013 is $175.4 million, $159.4 million, $155.8 million, $154.4 million and $152.1 million, respectively. Patented technology, contract rights, and customer relationships were valued and recorded at the time of the leveraged buyout, January 28, 2008.

Patented technology was assigned lives ranging from 1 to 10 years based on the estimated remaining usefulness of that technology for Harrah’s Entertainment. Amortizing contract rights were assigned lives based on the remaining life of the contract, ranging from 3 months to 4 years. Amortizing customer relationships were given lives of 10 to 14 years based upon attrition rates and computations of incremental value derived from existing relationships.

We account for our goodwill and other intangible assets in accordance with ASC 350, which provides guidance regarding the recognition and measurement of intangible assets, eliminates the amortization of certain intangibles and requires assessments for impairment of intangible assets that are not subject to amortization at least annually.

We have completed a preliminary assessment of goodwill and other non-amortizing intangible assets as of September 30, 2009, and as a result of this assessment, recorded a charge of approximately $1.3 billion within our Consolidated Statement of Operations in the third quarter which brings the charge recorded for the nine months ended September 30, 2009 to approximately $1.6 billion. This impairment charge is largely a result of adjustments to our long-term operating plan as a result of the current economic climate. We are not able to finalize our impairment charge until such time as we finalize our 2010 operating plan and certain other assumptions, which we expect to complete during fourth quarter 2009 in conjunction with our annual assessment for impairment as of September 30, 2009. Changes to the preliminary 2010 operating plan or other assumptions could require us to update our assessment of impairment, which could change the required impairment charge.

For our preliminary assessment, we determined the estimated fair value of each reporting unit as a function, or multiple, of earnings before interest, taxes, depreciation and amortization (“EBITDA”), combined with estimated future cash flows discounted at rates commensurate with the Company’s capital structure and the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell cash-intensive businesses such as casinos. A break-down of the impairment charge is highlighted below. We determine the estimated fair values of our non-amortizing intangible assets by using the Relief From Royalty Method under the income approach.

The table below summarizes the 2009 impairments of goodwill and other non-amortizing intangible assets:

	Quarter ended	Nine months ended
(In millions)	September 30, 2009
Goodwill	$1,188.2	$1,443.3
Trademarks	53.0	95.0
Gaming rights and other	87.4	87.4

Total impairment of goodwill and other non-amortizing intangible assets	$1,328.6	$1,625.7

Note 5—Debt

The following table presents our debt as of September 30, 2009 and December 31, 2008:

Detail of Debt (dollars in millions)	Maturity	Rate(s) at September 30, 2009	Balance at September 30, 2009	Balance at December 31, 2008
Credit Facilities and Secured Debt
Term Loans	2015	3.5%-3.6%	$5,840.1	$7,195.6
Revolving Credit Facility	2014	3.25%-3.5%	804.9	533.0
Senior Secured notes	2017	11.25%	2,044.3	—
CMBS financing	2013	3.27%	6,500.0	6,500.0
Second-Priority Senior Secured Notes	2018	10.0%	1,943.6	542.7
Second-Priority Senior Secured Notes	2015	10.0%	149.3	144.0
6.0% Secured debt	2010	6.0%	25.0	25.0
Chester Downs term loan	2016	12.375%	216.8	—
Other, various maturities	Varied	4.375%-5.75%	2.0	1.1
Subsidiary-guaranteed debt
Senior Notes, including senior interim loans	2016	10.75%	478.6	4,542.7
Senior PIK Toggle Notes, including senior interim loans	2018	10.75%	9.4	1,150.0
Unsecured Senior Debt
7.5%	2009	7.5%	—	6.0
5.5%	2010	5.5%	219.7	321.5
8.0%	2011	8.0%	30.9	47.4
5.375%	2013	5.375%	94.1	200.6
7.0%	2013	7.0%	0.7	0.7
5.625%	2015	5.625%	315.3	578.1
6.5%	2016	6.5%	249.3	436.7
5.75%	2017	5.75%	145.5	372.7
Floating Rate Contingent Convertible Senior Notes	2024	0.5%	0.2	0.2
Unsecured Senior Subordinated Notes
7.875%	2010	7.875%	159.6	287.0
8.125%	2011	8.125%	15.2	216.8
Other Unsecured Borrowings
5.3% special improvement district bonds	2035	5.3%	68.4	69.7
Other, various maturities	Varied	Varied	18.2	24.9
Capitalized Lease Obligations
6.42%-9.8%	to 2011	6.42%-9.8%	11.3	12.5

Total debt, net of unamortized discounts of $3,123.9 and premiums of $0.1			19,342.4	23,208.9
Current portion of long-term debt			(49.0)	(85.6)

Long-term debt			$19,293.4	$23,123.3

At September 30, 2009, $162.0 million, face amount, of our 7.875% Senior Subordinated Notes due March 15, 2010, $228.6 million, face amount, of our 5.5% Senior Notes due July 1, 2010, and $25.0 million, face amount, of our 6.0% Secured Note due July 15, 2010, are classified as long-term in our Consolidated Condensed Balance Sheet because the Company currently has both the intent and the ability to refinance these notes under our revolving credit facility.

Exchange Offers and Open Market Repurchases

From time to time, we may retire portions of our outstanding debt in open market purchases, privately negotiated transactions or otherwise. These repurchases will be funded through available cash from operations and from our established debt programs. Such repurchases are dependent on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors.

As previously disclosed, on April 15, 2009, HOC completed private exchange offers to exchange approximately $3.6 billion aggregate principal amount of new 10.0% Second-Priority Senior Secured Notes due 2018 for approximately $5.4 billion principal amount of its outstanding debt due between 2010 and 2018. The new notes are guaranteed by Harrah’s Entertainment and are secured on a second-priority lien basis by substantially all of HOC’s and its subsidiaries’ assets that secure the senior secured credit facilities. In addition to the exchange offers, a subsidiary of Harrah’s Entertainment paid approximately $97 million to purchase for cash certain notes of HOC with an aggregate principal amount of approximately $523 million maturing between 2015 and 2017. The notes purchased pursuant to this tender offer will remain outstanding for HOC but will reduce Harrah’s Entertainment’s outstanding debt on a consolidated basis. Additionally, HOC paid approximately $4.8 million in cash to purchase notes of approximately $24 million aggregate principal amount from retail holders that were not eligible to participate in the exchange offers.

As a result of the exchange and tender offers, we recorded a pretax gain in the second quarter of 2009 of approximately $4.0 billion arising from this early extinguishment of debt. As a result of the receipt of the requisite consent of lenders having loans made under the Senior Unsecured Interim Loan Agreement (“Interim Loan Agreement”) representing more than 50% of the sum of all loans outstanding under the Interim Loan Agreement, waivers or amendments of certain provisions of the Interim Loan Agreement to permit HOC, from time to time, to buy back loans at prices below par from specific lenders in the form of voluntary prepayments of the loans by HOC on a non-pro rata basis are now operative. Included in the exchanged debt discussed above are approximately $297 million of 10.0% Second-Priority Senior Secured Notes that were exchanged for approximately $442 million principal amount of loans surrendered in the exchange offer for loans outstanding under the Interim Loan Agreement. As a result of these transactions, all loans outstanding under the Interim Loan Agreement have been retired.

The table below summarizes the open market purchase activity and exchange offers for the quarter and nine months ended September 30, 2009:

(In millions)	Quarter ended September 30, 2009	Nine months ended September 30, 2009
Face value of HOC Open Market Purchases:
5.50% due 7/01/2010	$11.0	$31.0
7.875% due 3/15/2010	75.9	92.9
8.00% due 02/01/2011	0.1	18.1
8.125% due 05/15/2011	121.3	174.0
5.375% due 12/15/2013	—	87.2
10.75% due 1/28/2016	—	265.0

Face value of other HET Subsidiary Open Market Purchases:
5.625% due 06/01/2015	—	$138.0
5.750% due 06/01/2017	—	169.0
6.50% due 06/01/2016	—	24.0

Total Face Value of open market purchases	208.3	999.2
Cash paid for open market purchases	200.1	579.2

Net cash gain on purchases	8.2	420.0
Write-off of unamortized discounts and debt fees	(9.7)	(163.8)
Pre-tax gain on debt exchanges	—	4,023.0

Aggregate (losses)/gains on early extinguishments of debt	$(1.5)	$4,279.2

Under the American Recovery and Reinvestment Act of 2009 (“the Act”), the Company will receive temporary tax relief under the Delayed Recognition of Cancellation of Debt Income (“CODI”) rules. The Act contains a provision that allows for a five-year deferral for tax purposes of CODI for debt reacquired in 2009, followed by recognition of CODI ratably over the succeeding five years. The provision applies for specified types of repurchases including the acquisition of a debt instrument for cash and the exchange of one debt instrument for another.

Note Offering and Credit Facility Amendment

On June 3, 2009, HOC entered into an amendment and waiver to its credit agreement to, among other things: (i) allow for one or more future issuances of additional secured notes or loans which may include, in each case, indebtedness secured on a pari passu basis with the obligations under its senior secured credit facilities, so long as, in each case, among other things, an agreed amount of the net cash proceeds from any such issuance are used to prepay term loans and revolving loans under such senior secured credit facilities at par; (ii) exclude from the maintenance covenant under its senior secured credit facilities (a) notes secured with a first priority lien on the assets of HOC and its subsidiaries that secure the senior secured credit facilities that collectively result in up to $2 billion of net proceeds (provided that the aggregate face amount of all such notes shall not collectively exceed $2.2 billion) and (b) up to $250 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries; (iii) subject to specified procedures, allow HOC to buyback loans from individual lenders at negotiated prices, which may be less than par and (iv) subject to the requirement to make such offers on a pro rata basis to all lenders, allow HOC to agree with certain lenders to extend the maturity of their term loans or revolving commitments, and for HOC to pay increased interest rates or otherwise modify the terms of their loans or revolving commitments in connection with such an extension

In June 2009, HOC issued $1.375 billion principal amount of 11.25% senior secured notes due 2017 (“Original First Lien Notes”). On September 11, 2009, HOC issued an additional $720 million principal amount of 11.25% senior secured notes due 2017 (“Additional First Lien Notes”). Both the Original First Lien Notes and the Additional First Lien Notes are secured with a first priority lien on the assets of HOC and the subsidiaries that secure the senior secured credit facilities. HOC used the net proceeds from the September 2009 private offering to repay a portion of its existing term loan and the debt under the revolving credit facility under HOC’s senior secured credit facilities, of which approximately $0.1 billion was used to permanently reduce commitments under the revolving credit facility and approximately $0.5 billion was used to reduce amounts due on the term loan during the third quarter 2009; remaining amounts were used to temporarily reduce amounts under the revolving credit facility.

Credit Agreement and Incremental Facility Amendment

As of September 30, 2009, our senior secured credit facilities (the “Credit Facilities”) provide for senior secured financing of up to $7.47 billion, consisting of (i) senior secured term loan facilities in an aggregate principal amount of up to $5.84 billion maturing on January 28, 2015 and (ii) a senior secured revolving credit facility in an aggregate principal amount of $1.63 billion, maturing January 28, 2014, including both a letter of credit sub-facility and a swingline loan sub-facility. The credit facilities require scheduled quarterly payments on the term loans of $5 million, with the balance paid at maturity. During the third quarter of 2009, the term loan was reduced by approximately $0.5 billion and the revolving credit facility was permanently reduced by approximately $0.1 billion as a result of debt retirements; remaining amounts were used to temporarily reduce amounts under the revolving credit facility . A total of $6.6 billion in borrowings were outstanding under the Credit Facilities as of September 30, 2009, with an additional $162.2 million committed to letters of credit that were issued under the Credit Facilities. After consideration of these borrowings and letters of credit, $663 million of additional borrowing capacity was available to the Company under the Credit Facilities as of September 30, 2009.

The Credit Facilities also allow us to request one or more incremental term loan facilities and/or increase commitments under our revolving facility in an aggregate amount of up to $1.75 billion. On September 26, 2009, HOC entered into an amendment to its senior secured credit facilities to allow for $1.0 billion (of the $1.75 billion available) of incremental term loans under the Credit Facilities (“Incremental Facility Amendment”). On October 15, 2009, HOC borrowed the $1 billion available under the Incremental Facility Amendment, with net proceeds used to temporarily repay most of our revolving debt under the Credit Facility. The additional $1.0 billion borrowed under the Incremental Facility Amendment matures on October 31, 2016 and bears interest at LIBOR plus 750 basis points, subject to a 200 basis point LIBOR floor.

Borrowings under the Credit Facilities bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case plus an applicable margin. In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unused commitments under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of September 30, 2009, the Credit Facilities bore interest at LIBOR plus 300 basis points for the term loans and a portion of the revolver loan and at the alternate base rate plus 200 basis points for the remainder of the revolver loan and bore a commitment fee for unborrowed amounts of 50 basis points.

Certain covenants contained in HOC’s credit agreement require the maintenance of a senior first priority secured debt to last twelve months (LTM) Adjusted EBITDA (“Earnings Before Interest, Taxes, Depreciation and Amortization”), as defined in the agreements, ratio (“Senior Secured Leverage Ratio”). The amendment and waiver to our credit agreement excludes from the Senior Secured Leverage Ratio (a) the $1.375 billion Original First Lien Notes issued June 15, 2009 and the $720 million Additional First Lien Notes issued on September 11, 2009 and (b) up to $250 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries. Certain covenants contained in HOC’s credit agreement governing its senior secured credit facilities, the indenture and other agreements governing HOC’s 10.0% Second-Priority Senior Secured Notes due 2015 and 2018, Original First Lien Notes and Additional First Lien Notes restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to LTM Adjusted EBITDA and consolidated debt to LTM Adjusted EBITDA ratios. The covenants that restrict additional indebtedness and the ability to make future acquisitions require an LTM Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

Other Financing Transactions

In August 2009, Chester Downs and Marina LLC (“Chester Downs”), a majority-owned subsidiary of HOC, entered into an agreement to borrow under a senior secured term loan in the amount of $230 million and borrowed such amount, net of original issue discount. The proceeds of the term loan were used to pay off intercompany debt due to HOC and to repurchase equity interests from certain minority partners of Chester Downs. HOC currently owns 95.0% of Chester Downs.

Derivative Instruments

We account for derivative instruments in accordance with ASC 815, (formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”). ASC 815 requires that all derivative instruments be recognized in the financial statements at fair value. Any changes in fair value are recorded in the statements of operations or in other comprehensive income/(loss), depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts.

Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty, if the derivative is an asset, or the Company, if the derivative is a liability.

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of September 30, 2009, we have 10 interest rate swap agreements for notional amounts totaling $6.5 billion. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows. The major terms of the interest rate swap agreements are as follows.

Effective Date	Notional Amount	Fixed Rate Paid	Variable Rate Received as of September 30, 2009	Next Reset Date	Maturity Date
	(In millions)
April 25, 2007	$200	4.898%	0.504%	October 26, 2009	April 25, 2011
April 25, 2007	200	4.896%	0.504%	October 26, 2009	April 25, 2011
April 25, 2007	200	4.925%	0.504%	October 26, 2009	April 25, 2011
April 25, 2007	200	4.917%	0.504%	October 26, 2009	April 25, 2011
April 25, 2007	200	4.907%	0.504%	October 26, 2009	April 25, 2011
September 26, 2007	250	4.809%	0.504%	October 26, 2009	April 25, 2011
September 26, 2007	250	4.775%	0.504%	October 26, 2009	April 25, 2011
April 25, 2008	2,000	4.276%	0.504%	October 26, 2009	April 25, 2013
April 25, 2008	2,000	4.263%	0.504%	October 26, 2009	April 25, 2013
April 25, 2008	1,000	4.172%	0.504%	October 26, 2009	April 25, 2012

Until February 15, 2008, our interest rate swap agreements were not designated as hedging instruments; therefore, gains or losses resulting from changes in the fair value of the swaps were recognized in earnings in the period of the change. On February 15, 2008, eight of our interest rate swap agreements for notional amounts totaling $3.5 billion were designated as cash flow hedging instruments and on April 1, 2008, the remaining swap agreements were designated as cash flow hedging instruments. As of September 30, 2009, we removed the cash flow hedge designation for the $1.0 billion swap, thus reducing the total notional amount on interest rate swaps designated as cash flow hedging instruments to $5.5 billion. Upon designation as cash flow hedging instruments, only any measured ineffectiveness is recognized in earnings in the period of change. There was no measured ineffectiveness recognized in earnings for the quarter and nine months ended September 30, 2009, compared with a credit of $13.9 million and a net charge of $54.6 million, respectively, for the third quarter 2008 and the period from January 28, 2008 through September 30, 2008, due to changes in the fair values of swap agreements. Due to current interest rate levels, interest rates swaps increased interest expense $50.0 million and $147.6 million for the quarter and nine months ended September 30, 2009, respectively, compared to $26.6 million and $50.4 million, respectively, for the quarter ended September 30, 2008, and the period from January 28, 2008 through September 30, 2008. The variable rate did not materially change as a result of the October 26, 2009, reset.

Additionally, on January 28, 2008, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the CMBS financing. The interest rate cap agreement, which was effective January 28, 2008, and terminates February 13, 2013, is for a notional amount of $6.5 billion at a LIBOR cap rate of 4.5%. The interest rate cap was designated as a cash flow hedging instrument on May 1, 2008. The change in the fair value of the interest rate cap did not impact interest expense for the third quarter and nine months ended September 30, 2009, whereas, for the quarter ended and period from January 28, 2008 through September 30, 2008, a credit of $0.1 million and a net charge of $12.2 million, respectively, representing the change in the fair value, are included in Interest expense in our Consolidated Condensed Statement of Operations.

Subsequent to the end of the third quarter 2009, on October 15, 2009, we borrowed $1 billion under the Incremental Facility Amendment and used a majority of the net proceeds to temporarily repay most of our revolving debt under the Credit Facility. As a result, we no longer have a sufficient amount of outstanding debt under the same terms as our interest rate swap agreements to support hedge accounting treatment for the full $6.5 billion in interest rate swaps. As previously discussed, we have removed the cash flow hedge designation and discontinued hedge accounting for the last hedge we executed, specifically the $1 billion hedge entered into on April 25, 2008. At September 30, 2009, $22.8 million of existing deferred losses related to this hedge contract is included in accumulated other comprehensive income on our consolidated condensed balance sheet. Beginning October 1, 2009, these deferred losses will be amortized into income over the original remaining term of the hedged forecasted transactions that are still considered to be probable of occurring. Therefore, we will record $8.7 million as an increase to interest expense and other comprehensive income over the next 12 months. Any future changes in fair value of the interest rate swap will be recognized in earnings during the period in which the changes in value occur.

Note 6—Stock-Based Employee Compensation

As of September 30, 2009, there was approximately $50.8 million of total unrecognized compensation cost related to stock option grants. In 2009, our share-based compensation expense consists primarily of time-based options and performance-based options that have been granted to management, other personnel and key service providers.

	Successor				Predecessor
	Quarter Ended Sept. 30,		Nine months ended Sept. 30, 2009	For the period from Jan. 28 Through Sept. 30, 2008	For the period from Jan. 1 Through Jan. 27, 2008
(In millions)	2009	2008
Amounts included in:
Corporate expense	$2.6	$3.4	$5.8	$8.5	$—
Property G&A	1.4	1.5	6.6	3.3	—
Merger & integration costs	—	—	—	—	82.8

Total Compensation Cost	4.0	$4.9	$12.4	$11.8	$82.8

There was no material stock-based compensation activity during the nine months ended September 30, 2009.

In connection with the Merger, outstanding and unexercised stock options and stock appreciation rights, whether vested or unvested, and unvested restricted stock were cancelled and converted into the right to receive cash, accelerating the recognition of compensation cost of $82.8 million, which was included in Merger and integration costs in the Consolidated Condensed Statement of Operations in the period from January 1, 2008 through January 27, 2008 (Predecessor period).

Note 7—Preferred and Common Stock

Preferred Stock

On January 28, 2008, our Board of Directors adopted a resolution authorizing the creation of a series of preferred stock known as the Non-Voting Perpetual Preferred Stock. The total number of Preferred Stock shares authorized are 40,000,000, par value $0.01 per share, stated value $100.00 per share.

On a quarterly basis, each share of non-voting preferred stock accrues dividends at a rate of 15.0% per annum, compounded quarterly. Dividends will be paid in cash, when, if, and as declared by the Board of Directors, subject to approval by the appropriate regulators. We currently do not expect to pay cash dividends. Dividends on the non-voting perpetual preferred stock are cumulative. As of September 30, 2009, such dividends in arrears are $557.0 million. Shares of the non-voting preferred stock rank prior in right of payment to the non-voting and voting common stock and are entitled to a liquidation preference.

Upon the occurrence of any liquidating event, each holder of non-voting preferred stock shall have the right to require the Company to repurchase each outstanding share of non-voting preferred stock before any payment or distribution shall be made to the holders of non-voting common stock, voting common stock or any other junior stock. After the payment to the holders of non-voting preferred stock of the full preferential amounts, the holders of non-voting preferred stock shall have no right or claim to any of the remaining assets of the Company. Non-voting preferred stock may be converted into non-voting common stock on a pro rata basis with the consent of the holders of a majority of the non-voting preferred stock. Neither the non-voting preferred stock nor the non-voting common stock has any voting rights.

Common Stock

As of September 30, 2009, the authorized common stock of the Company totaled 80,000,020 shares, consisting of 20 shares of voting common stock, par value $0.01 per share and 80,000,000 shares of non-voting common stock, par value $0.01 per share.

The voting common stock has no economic rights or privileges, including rights in liquidation. The holders of voting common stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Company.

Subject to the rights of holders of preferred stock, when, if, and as dividends are declared on the common stock, the holders of non-voting common stock shall be entitled to share in dividends equally, share for share.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of non-voting common stock will receive a pro rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on preferred stock, including the non-voting preferred stock, if any.

Note 8—Acquisition of Non-Controlling Interest

In the third quarter 2009, Chester Downs and Marina LLC (“Chester Downs”), a majority-owned subsidiary of HOC, entered into an agreement to borrow under a senior secured term loan in the amount of approximately $230.0 million, net of original issue discount. The proceeds were used to pay off intercompany debt due to HOC and to purchase interests from other owners of Chester Downs. As a result of this acquisition, HOC increased its ownership interest to approximately 95.0% of Chester Downs. The purchase was accounted for as an equity transaction.

Note 9—Write-downs, Reserves and Recoveries

Our operating results include various pretax charges to record tangible asset impairments, contingent liability reserves, project write-offs, demolition costs, recoveries of previously recorded reserves and other non-routine transactions. The components of Write-downs, reserves and recoveries for continuing operations were as follows:

	Successor				Predecessor
(In millions)	Quarter ended September 30,		Nine months ended September 30, 2009	For the period from Jan. 28, 2008 Through Sept. 30, 2008	For the period from Jan. 1, 2008 Through Jan. 27, 2008
	2009	2008
Impairment of long-lived tangible assets	$35.7	$—	$43.7	$—	$—
Write-off of abandoned assets	3.3	9.2	4.8	47.6	—
Litigation-related charges, settlements or reversals	(29.3)	9.3	(29.2)	9.4	—
Remediation costs	8.4	8.1	28.2	35.2	4.4
Efficiency programs	6.0	2.1	27.9	5.0	0.6
Insurance proceeds in excess of deferred costs	—	—	—	(185.4)	—
Termination of contracts	—	12.6	—	14.0	—
Other	0.2	5.5	3.2	12.4	(0.3)

Total write-downs, reserves and recoveries	$24.3	$46.8	$78.6	$(61.8)	$4.7

We account for long-lived tangible assets to be held and used by evaluating their carrying value in relation to the operating performance and estimated future undiscounted cash flows generated by such assets, when indications of impairment are present. For the quarter and nine months ended September 30, 2009, we recorded impairment charges related to long-lived tangible assets of $35.7 million and $43.7 million, respectively. The third quarter charge was related to the Company’s office building in Memphis, Tennessee due to the relocation to Las Vegas, Nevada of those corporate functions formerly performed at that location. Although the Company is marketing this building for sale, the building does not meet all requirements under generally accepted accounting principles to be classified as held for sale at this time.

Write-off of abandoned assets represents costs associated with various projects that are determined to no longer be viable.

During the third quarter ended September 30, 2009, an approximate $30 million judgment against the Company was vacated. This amount was previously charged to write-downs, reserves and recoveries in 2006 and was reversed accordingly upon the vacated judgment.

Remediation costs relate to property remediation projects at certain of our Las Vegas properties.

Efficiency programs represent costs incurred to identify efficiencies and cost savings. Expenses in 2009 and 2008 represent costs related to additional projects aimed at stream-lining corporate and operations functions to achieve further cost savings and efficiencies.

Insurance proceeds in excess of deferred costs represent proceeds received from our insurance carriers for hurricane damages incurred in 2005. The proceeds included in Write-downs, reserves and recoveries are for those properties that we still own and operate. Proceeds related to properties that were subsequently sold are included in Discontinued operations in our Consolidated Statements of Operations.

Termination of contracts in 2008 represents amounts recognized in connection with abandonment of buildings under long-term lease arrangements.

Note 10—Income Taxes

We are subject to income taxes in the United States as well as various states and foreign jurisdictions in which we operate. We account for income taxes under ASC 740, (formerly FASB Statement No. 109, “Accounting for Income Taxes,”) whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on differences between financial statement carrying amounts of existing assets and their respective tax bases using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company’s income tax provision/(benefit) and effective tax rate were as follows:

	Successor				Predecessor
(In millions, except effective tax rate)	Quarter ended September 30,		Nine months ended September 30, 2009	For the period from Jan. 28, 2008 Through Sept. 30, 2008	For the period from Jan. 1, 2008 Through Jan. 27, 2008
	2009	2008
(Loss)/income from continuing operations before income tax	(1,492.1)	(169.2)	2,139.2	(544.1)	(125.4)
Provision/(benefit) for income taxes	128.9	(46.0)	1,590.8	(147.7)	(26.0)
Effective tax rate	8.6%	(27.2)%	74.4%	(27.1)%	(20.7)%
(Benefit)/provision for income taxes at 35%	(522.2)	(59.2)	748.7	(190.4)	(43.9)
Difference between tax at effective vs. statutory rate	651.1	13.2	842.1	42.7	17.9

For the quarter ended September 30, 2009, the difference between the Company’s recorded provision and the tax benefit that would result from applying the U.S. statutory rate of 35.0% is primarily attributable to: (i) non-deductible goodwill impairments; (ii) a net increase in liability for unrecognized tax benefit (“UTB”); and (iii) Merger-related deferred tax liabilities booked in the quarter.

For the nine months ended September 30, 2009, the difference between the Company’s recorded provision and the provision that would result from applying the U.S. statutory rate of 35.0% is primarily attributable to: (i) non-deductible goodwill impairments; (ii) state income taxes; (iii) a net increase in liability for UTB; and (iv) Merger-related deferred tax liabilities.

For the quarter and nine months ended September 30, 2008, the difference between the Company’s recorded tax benefit and the tax benefit that would result from applying the U.S. statutory rate of 35.0% is primarily attributable to: (i) non-deductible Merger costs; (ii) international income taxes; and (iii) state income taxes.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. As a large taxpayer, we are under continual audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. Our 2004 federal income tax year was closed and the IRS audit of our 2006 federal income tax year concluded during the quarter ended September 30, 2009. Our 2005 and 2007 federal income tax years have reached the IRS appeals stage of the audit process. Our 2008 federal income tax year is currently under audit by the IRS.

We also are subject to exam by various state and foreign tax authorities, although tax years prior to 2004 are generally closed as the statutes of limitations have lapsed. However, various subsidiaries are still being examined by the New Jersey Division of Taxation for tax years beginning with 1999.

We classify reserves for tax uncertainties within Accrued expenses and Deferred credits and other in our Consolidated Condensed Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740, reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities. For the quarter ended September 30, 2009, we recorded an increase in gross UTB of $60.0 million as a result of tax positions taken during a prior year. The increase in gross UTB related to costs associated with the Merger. Year-to-date we have recorded increases in our gross UTB of $140.0 million. The year-to-date increases relate to costs associated with the Merger, cancellation of indebtedness and other identified uncertain tax positions. Partially offsetting the increase in overall UTB in the quarter ended September 30, 2009, was a decrease of UTB of $29.2 million (yielding a net increase in gross UTB for the quarter of $30.8 million). The $29.2 million of decrease consisted of $19.4 million related to settlements with tax authorities and $9.8 million as a result of the expiration of the 2004 federal income tax statute of limitations. The total amount of the increase in gross UTB during the quarter ended September 30, 2009, which, if recognized, would benefit the effective tax rate, is $60.0 million. Year to date, the total amount of the increase in gross UTB that, if recognized, would benefit the effective tax rate, is $112.0 million. The total amount of decrease in gross UTB during the quarter ended September 30, 2009, which, upon recognition, benefited the effective tax rate, was $3.0 million.

Note 11—Fair Value Measurements

We adopted the required provisions of ASC 820, (formerly FASB Statement No. 157, “Fair Value Measurements,”) on January 1, 2008. ASC 820 outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date. Level 2 inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable and should be used to measure fair value to the extent that observable inputs are not available.

ASC 820, (formerly FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157,”) deferred the effective date of ASC 820 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at estimated fair value in an entity’s financial statements on a recurring basis (at least annually). We adopted the provisions of ASC 820 for non-recurring measurements made for non-financial assets and non-financial liabilities on January 1, 2009. Based on our preliminary assessment for impairment as of September 30, 2009, we determined that, based on the projected performance, which reflects factors impacted by current market conditions and our initial annual budget process, certain of our goodwill and other intangible assets were impaired. We expect to complete the assessment of goodwill and other intangible assets during the fourth quarter 2009. The impairment analysis on goodwill and certain intangible assets includes an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecast cash flows) inputs. See Note 4 Goodwill and Other Intangible Assets for more information on the application of ASC 820 to goodwill and other intangible assets.

Under ASC 825, (formerly FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of SFAS No. 115,”) entities are permitted to choose to measure many financial instruments and certain other items at fair value. We did not elect the fair value measurement option under ASC 825 for any of our financial assets or financial liabilities.

Items Measured at Fair Value on a Recurring Basis

The following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of September 30, 2009.

(In millions)	Balance at September 30, 2009	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$367.7	$367.7	$—	$—
Derivative instruments	55.0	—	55.0	—
Investments	88.9	88.9	—	—
Liabilities:
Derivative instruments	(412.6)	—	(412.6)	—

The following section describes the valuation methodologies used to estimate or measure fair value, key inputs, and significant assumptions:

Cash equivalents—Cash equivalents are investments in money market accounts and utilize Level 1 inputs to determine fair value.

Derivative instruments—The estimated fair values of our derivative instruments are derived from market prices obtained from dealer quotes for similar assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. Derivative instruments are included in Deferred costs and other and Deferred credits and other in our Consolidated Condensed Balance Sheets. See Note 5 for more information on our derivative instruments.

Investments—Investments are primarily debt and equity securities that are traded in active markets, have readily determined market values and utilize Level 1 inputs. These investments are included in Prepayments and other in the Consolidated Condensed Balance Sheets.

Items Disclosed at Fair Value

Long-Term Debt—The fair value of the Company’s debt has been calculated based on the borrowing rates available as of September 30, 2009, for debt with similar terms and maturities and market quotes of our publicly traded debt. As of September 30, 2009, the Company’s outstanding debt had a fair value of $21.1 billion and a carrying value of $19.3 billion. The Company’s interest rate swaps used for hedging purposes had a fair value and carrying value of $(412.6) million, and our interest rate cap agreement had a fair value and carrying value of $55.0 million at September 30, 2009.

Note 12—Commitments and Contingent Liabilities

Contractual Commitments

We continue to pursue additional casino development opportunities that may require, individually and in the aggregate, significant commitments of capital, up-front payments to third parties and development completion guarantees.

The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments, pursuant to these contracts for the three managed Indian-owned facilities now open, which extend for periods of up to 50 months from September 30, 2009, is $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

In February 2008, we entered into an agreement with the State of Louisiana whereby we extended our guarantee of an annual payment obligation of JCC Fulton Development, LLC, our wholly-owned subsidiary, of $60 million owed to the State of Louisiana. The guarantee was extended for one year to end March 31, 2011.

In addition to the guarantees discussed above, as of September 30, 2009, we had commitments and contingencies of $1,354.5 million, including construction-related commitments.

Severance Agreements

As of September 30, 2009, we have severance agreements with 13 of our executives that provide for payments to the executives in the event of their termination after a change in control, as defined. These agreements provide, among other things, for a compensation payment of 1.5 to 3.0 times the executives’ average annual compensation, as defined. The estimated amount, computed as of September 30, 2009, that would be payable under the agreements to these executives aggregated approximately $37.8 million. The estimated amount that would be payable to these executives does not include an estimate for the tax gross-up payment, provided for in the agreements, that would be payable to the executive if the executive becomes entitled to severance payments which are subject to federal excise tax imposed on the executive. These severance agreements terminate February 1, 2010.

Employment Agreements

We entered into an employment agreement with one executive that replaced his severance agreement as of January 28, 2008. The employment agreement provides for payments to the executive in the event of his termination after a change in control, as defined, and provides for, among other things, a compensation payment of 3.0 times the executive’s average annual compensation, as defined. The estimated amount, computed as of September 30, 2009, that would be payable under the agreement to the executive based on the compensation payment aggregated approximately $17.3 million. The estimated amount that would be payable to the executive does not include an estimate for the tax gross-up payment, provided for in the agreement, that would be payable to the executive if the executive becomes entitled to severance payments which are subject to federal excise tax.

Self-Insurance

We are self-insured for various levels of general liability, workers’ compensation, employee medical and other coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims.

Note 13—Litigation
Litigation Related to Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (“Hilton”) spun-off its gaming operations as Park Place Entertainment Corporation (“Park Place”). In connection with the spin-off, Hilton and Park Place entered an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the “Allocation Agreement”) whereby Park Place assumed or retained, as applicable, liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the “Hilton Plan”) based on the accrued benefits of Hilton employees and Park Place employees. Park Place changed its name to Caesars Entertainment, Inc. (“Caesars”) and the Company acquired Caesars in June 2005. In 1999 and 2005, the United States District Court for the District of Columbia certified two nationwide class action lawsuits against Hilton alleging that the Hilton Plan’s benefit formula was back loaded in violation of ERISA, and that Hilton failed to properly calculate Hilton Plan participants’ service for vesting purposes. In May 2009, the Court issued a decision granting summary judgment to the plaintiffs. In November 2009, the plaintiffs and Hilton are scheduled to attend a Court-mandated mediation session in an effort to determine an appropriate remedy.

The Company received a letter from Hilton in October 2009 alleging potential liability under the above described claims and under the terms of the Allocation Agreement. The Company may be responsible for a portion of the liability resulting from the claims noted above. We are monitoring the status of the lawsuit, remedy determination, and our potential liability, if any.

Certain of our legal proceedings are reported in our Annual Report on Form 10-K for the year ended December 31, 2008, with material developments since that report described below.

Litigation Related to Our Operations

In April 2000, the Saint Regis Mohawk Tribe (the “Tribe”) granted Caesars the exclusive rights to develop a casino project in the State of New York. On April 26, 2000, certain individual members of the Tribe purported to commence a class action proceeding in a “Tribal Court” in Hogansburg, New York, against Caesars seeking to nullify Caesars’ agreement with the Tribe. On March 20, 2001, the “Tribal Court” purported to render a default judgment against Caesars in the amount of $1,787 million. Prior to our acquisition of Caesars in June 2005, it was believed that this matter was settled pending execution of final documents and mutual releases. Although fully executed settlement documents were never provided, on March 31, 2003, the United States District Court for the Northern District of New York dismissed litigation concerning the validity of the judgment, without prejudice, while retaining jurisdiction to reopen that litigation, if, within three months thereof, the settlement had not been completed. On June 22, 2007, a lawsuit was filed in the United States District Court for the Northern District of New York against us by certain trustees of the Catskill Litigation Trust alleging the Catskill Litigation Trust had been assigned the “Tribal Court” judgment and seeks to enforce it, with interest. According to a “Tribal Court” order, accrued interest through July 9, 2007, was approximately $1,014 million. On September 28, 2009, the Court entered summary judgment against the Tribe and dismissed the action, ruling that although alternative grounds were presented in the motion, the subject matter of the action was asserted in a prior action and settled by and oral agreement to end that matter with prejudice. On October 27, 2009, the Tribe filed a Notice of Appeal to the United States Court of Appeals for the Second Circuit. We intend to oppose the appeal.

Litigation Related to Development

On March 6, 2008, Caesars Bahamas Investment Corporation (“CBIC”), an indirect subsidiary of HOC terminated its previously announced agreement to enter into a joint venture in the Bahamas with Baha Mar Joint

Venture Holdings Ltd. and Baha Mar JV Holding Ltd. (collectively, “Baha Mar”). To enforce its rights, on March 13, 2008, CBIC filed a complaint against Baha Mar, and the Baha Mar Development Company Ltd., in the Supreme Court of the State of New York, seeking a declaratory judgment with respect to CBIC’s rights under the Subscription and Contribution Agreement (the “Subscription Agreement”), between CBIC and Baha Mar, dated January 12, 2007. Pursuant to the Subscription Agreement, CBIC agreed, subject to certain conditions, to subscribe for shares in Baha Mar Joint Venture Holdings Ltd., which was formed to develop and construct a casino, golf course and resort project in the Bahamas. The complaint alleges that (i) the Subscription Agreement grants CBIC the right to terminate the agreement at any time prior to the closing of the transactions contemplated therein, if the closing does not occur on time; (ii) the closing did not occur on time; and, (iii) CBIC exercised its right to terminate the Subscription Agreement, and to abandon the transactions contemplated therein. The complaint seeks a declaratory judgment that the Subscription Agreement has been terminated in accordance with its terms and the transactions contemplated therein have been abandoned.

Baha Mar and Baha Mar Development Company Ltd. (“Baha Mar Development”) filed an Amended Answer and Counterclaims against CBIC and a Third Party Complaint dated June 18, 2008 against HOC in the Supreme Court of the State of New York. Baha Mar and the Baha Mar Development allege that CBIC wrongfully terminated the Subscription Agreement and that CBIC wrongfully failed to make capital contributions under the Joint Venture Investors Agreement, by and between CBIC and Baha Mar, dated January 12, 2007. In addition, Baha Mar and Baha Mar Development allege that HOC wrongfully failed to perform its purported obligations under the Harrah’s Baha Mar Joint Venture Guaranty, dated January 12, 2007. Baha Mar and Baha Mar Development assert claims for breach of contract, breach of fiduciary duty, promissory estoppel, equitable estoppel and negligent misrepresentation. Baha Mar and Baha Mar Development seek (i) declaratory relief; (ii) specific performance; (iii) the recovery of alleged monetary damages; (iv) the recovery of attorneys fees, costs, and expenses and (v) the dismissal with prejudice of CBIC’s Complaint. CBIC and HOC have each answered, denying all allegations of wrongdoing. In the second quarter 2009, both sides filed motions for summary judgment.

At the conclusion of oral argument on October 6, 2009, on cross motions for summary judgment, the Court stated that it was going to grant summary judgment to CBIC and HOC and that Baha Mar Development’s claims are dismissed. The Court stated that it will issue a written opinion, but the opinion has not been issued to date.

Litigation Related to the December 2008 Exchange Offer

On January 9, 2009, S. Blake Murchison and Willis Shaw filed a purported class action lawsuit in the United Stated District Court for the District of Delaware, Civil Action No. 09-00020-SLR, against Harrah’s Entertainment, Inc. and its board of directors, and Harrah’s Operating Company, Inc. The lawsuit was amended on March 4, 2009, alleging that the bond exchange offer which closed on December 24, 2008, wrongfully impaired the rights of bondholders. The amended complaint alleges, among others, breach of the bond indentures, violation of the Trust Indenture Act of 1939, equitable rescission, and liability claims against the members of the board. The amended complaint seeks, among other relief, class certification of the lawsuit, declaratory relief that the alleged violations occurred, unspecified damages to the class, and attorneys’ fees. On April 30, 2009, the defendants filed a motion to dismiss the amended complaint. Prior to responding to the motion to dismiss, the defendants stipulated to the plaintiff’s request to dismiss the lawsuit, without prejudice, which the court entered on June 18, 2009. Both sides have reserved the right to request the court to award attorneys fees.

Other

In addition, the Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any pending litigation to have a material adverse effect on our consolidated financial position or results of operations.

Note 14—Supplemental Cash Flow Disclosures

Cash Paid for Interest and Taxes

The following table reconciles our Interest expense, net of interest capitalized, per the Consolidated Statements of Operations, to cash paid for interest:

	Successor	Successor	Predecessor
(In millions)	Nine months Ended September 30, 2009	January 28, 2008 Through September 30, 2008	January 1, 2008 Through January 27, 2008
Interest expense, net of interest capitalized	$1,404.7	$1,469.4	$89.7
Adjustments to reconcile to cash paid for interest:
Net change in accruals	104.1	(210.3)	8.7
Amortization of deferred finance charges	(106.7)	(67.4)	(0.8)
Net amortization of discounts and premiums	(105.7)	(92.8)	2.9
Amortization of other comprehensive income	(2.2)	(0.6)	(0.1)
Rollover of PIK interest into principal	(79.1)	—	—
Change in accrual (related to PIK)	(40.1)	(26.9)	—
Change in fair value of interest rate swaps	—	(27.7)	(39.2)

Cash paid for interest, net of amount capitalized	$1,175.0	$1,043.7	$61.2

Cash payments of income taxes, net	$29.2	$5.5	$1.0

Note 15—Insurance Proceeds Related to Hurricane-Damaged Properties

In first quarter 2008, we entered into a settlement agreement with our insurance carriers related to the remaining unsettled claims associated with damages incurred in Mississippi from Hurricane Katrina in 2005, and the final payment of $338.1 million was received. Insurance proceeds exceeded the net book value of the impacted assets and costs and expenses that were reimbursed under our business interruption claims, and the excess is recorded as income in the line item, Write-downs, reserves and recoveries, for properties included in continuing operations and in the line item, (Loss)/income from discontinued operations, for properties included in discontinued operations. We recorded $185.4 million in the Successor period from January 28, 2008 through September 30, 2008, for insurance proceeds included in Write-downs, reserves and recoveries and $141.1 million in the Successor period from January 28, 2008 through September 30, 2008, and $0.1 million in the Predecessor period from January 1, 2008 through January 27, 2008, for insurance proceeds included in Discontinued operations in our Consolidated Statements of Operations.

Note 16—Related Party Transactions

In connection with the Merger, Apollo, TPG and their affiliates entered into a services agreement with Harrah’s Entertainment relating to the provision of financial and strategic advisory services and consulting services. We paid Apollo and TPG a one-time transaction fee of $200 million for structuring the Merger and debt financing negotiations. This amount was included in the overall purchase price of the Merger. In addition, we pay a monitoring fee for management services and advice. Fees for the quarter and nine months ended September 30, 2009 were $7.2 million and $21.5 million, respectively. For the quarter ended September 30, 2008, fees were $7.6 million. For the period from January 28, 2008, through September 30, 2008, these fees totaled $20.4 million, which are included in Corporate expense in our Consolidated Statements of Operations for the applicable Successor periods. We also reimburse Apollo and TPG for expenses that they incur related to their management services.

In connection with our debt exchange in April 2009, certain debt held by Apollo and TPG was exchanged for new debt and the related party gain on that exchange totaling $80.0 million, net of deferred tax of $52.3 million, has been recorded to stockholders’ equity.

During the quarter ended June 30, 2009, our sponsors completed their own tender offer and purchased some of our Second Lien Notes.

Note 17—Subsequent Events

Additional Borrowings Under Credit Facilities

On September 26, 2009, HOC entered into an amendment to its senior secured credit facilities to allow for $1.0 billion (of the $1.75 billion available) of incremental term loans under the Credit Facilities (“Incremental Facility Amendment”). On October 15, 2009, HOC borrowed the $1 billion available under the Incremental Facility Amendment, and used a majority of the proceeds to temporarily repay most of our revolving debt under the Credit Facilities. The additional $1.0 billion borrowed under the Incremental Facility Amendment matures on October 31, 2016 and bears interest at LIBOR plus 750 basis points, subject to a 200 basis point LIBOR floor.

CMBS Repurchases

On October 22, 2009, HET entered into purchase and sale agreements with certain lenders to acquire mezzanine loans (“CMBS Loans”) under its commercial mortgaged-back securities (“CMBS”) financing. HET will purchase CMBS Loans using up to an aggregate amount of $250 million of cash, at a purchase price of between 25 and 30 cents per $1.00 principal amount of CMBS Loans, depending on certain circumstances.

Note 18—Consolidating Financial Information of Guarantors and Issuers

As of September 30, 2009, HOC is the issuer of certain debt securities that have been guaranteed by Harrah’s Entertainment and certain subsidiaries of HOC. The following consolidating schedules present condensed financial information for Harrah’s Entertainment, the parent and guarantor; HOC, the subsidiary issuer; guarantor subsidiaries of HOC; and non-guarantor subsidiaries of Harrah’s Entertainment and HOC, which includes the CMBS properties, as of September 30, 2009, and December 31, 2008, and for the Successor companies for the quarter and nine months ended September 30, 2009, and the quarter ended September 30, 2008, and the period January 28, 2008, through September 30, 2008, and for the Predecessor companies for the period from January 1, 2008, through January 27, 2008.

In connection with the CMBS financing for the Merger, HOC spun off to Harrah’s Entertainment the following casino properties and related operating assets: Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Showboat Atlantic City, Harrah’s Lake Tahoe, Harvey’s Lake Tahoe and Bill’s Lake Tahoe. Upon receipt of regulatory approvals that were requested prior to the closing of the Merger, in May 2008, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of HOC to Harrah’s Entertainment and Harrah’s Lake Tahoe, Harvey’s Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City and their related operating assets were transferred to HOC from Harrah’s Entertainment. We refer to the May spin-off and transfer as the “Post-Closing CMBS Transaction.” The financial information included in this section reflects ownership of the CMBS properties pursuant to the spin-off and transfer of the Post-Closing CMBS Transaction.

In lieu of providing separate unaudited financial statements for the guarantor subsidiaries, we have included the accompanying consolidating condensed financial statements based on our understanding of the Securities and Exchange Commission’s interpretation and application of ASC 470-S99, (formerly Rule 3-10 of the Securities and Exchange Commission’s Regulation S-X and Staff Accounting Bulletin No. 53). Management does not believe that separate financial statements of the guarantor subsidiaries are material to our investors. Therefore, separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented.

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONSOLIDATING CONDENSED BALANCE SHEET

SEPTEMBER 30, 2009

(UNAUDITED)

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$175.3	$160.3	$301.4	$311.2	$—	$948.2
Receivables, net of allowance for doubtful accounts	—	15.1	227.7	89.5	—	332.3
Deferred income taxes	—	58.4	72.9	30.7	—	162.0
Prepayments and other	—	13.5	96.7	74.0	—	184.2
Inventories	—	0.6	35.5	16.6	—	52.7
Intercompany receivables	0.2	236.6	240.2	279.0	(756.0)	—

Total current assets	175.5	484.5	974.4	801.0	(756.0)	1,679.4
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	242.5	10,984.7	6,867.6	—	18,094.8
Assets held for sale	—	—	7.3	—	—	7.3
Goodwill	—	—	1,753.0	1,705.9	—	3,458.9
Intangible assets	—	6.5	4,273.1	724.5	—	5,004.1
Investments in and advances to non-consolidated affiliates	1,249.9	15,097.5	16.6	51.1	(16,373.4)	41.7
Deferred costs and other	—	384.1	252.1	308.1	—	944.3
Intercompany receivables	—	1,111.9	1, 687.7	1,780.1	(4,579.7)	—

	$1,425.4	$17,327.0	$19,948.9	$12,238.3	$(21,709.1)	$29,230.5

Liabilities and Stockholders’ (Deficit)/Equity
Current liabilities
Accounts payable	$—	$94.7	$107.3	$69.7	$—	$271.7
Interest payable	—	323.6	2.2	10.6	—	336.4
Accrued expenses	12.0	199.9	497.5	431.8	—	1,141.2
Current portion of long-term debt	—	20.0	5.0	24.0	—	49.0
Intercompany payables	—	44.2	403.1	308.7	(756.0)	—

Total current liabilities	12.0	682.4	1,015.1	844.8	(756.0)	1,798.3
Long-term debt	—	13,056.3	102.6	6,710.2	(575.7)	19,293.4
Deferred credits and other	—	655.8	140.7	53.9	—	850.4
Deferred income taxes	—	1,824.3	2,463.3	1,534.4	—	5,822.0
Intercompany notes	4.0	98.1	1,973.4	1,928.5	(4,004.0)	—

	16.0	16,316.9	5,695.1	11,071.8	(5,335.7)	27,764.1

Preferred stock	2,547.1	—	—	—	—	2,547.1

Harrah’s Entertainment, Inc. stockholders’ (deficit)/equity	(1,137.7)	1,010.1	14,253.8	1,109.5	(16,373.4)	(1,137.7)
Non-controlling interests	—	—	—	57.0	—	57.0

Total (deficit)/equity	(1,137.7)	1,010.1	14,253.8	1,166.5	(16,373.4)	(1,080.7)

	$1,425.4	$17,327.0	$19,948.9	$12,238.3	$(21,709.1)	$29,230.5

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONSOLIDATING CONDENSED BALANCE SHEET

DECEMBER 31, 2008

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$0.1	$7.1	$318.3	$325.0	$—	$650.5
Receivables, net of allowance for doubtful accounts	0.1	8.1	271.5	114.3	—	394.0
Deferred income taxes	—	56.5	79.4	21.7	—	157.6
Prepayments and other	—	12.9	101.6	84.9	—	199.4
Inventories	—	1.2	42.0	19.5	—	62.7
Intercompany receivables	0.2	261.6	161.5	168.0	(591.3)	—

Total current assets	0.4	347.4	974.3	733.4	(591.3)	1,464.2
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	252.0	10,992.0	6,996.4	26.7	18,267.1
Assets held for sale	—	35.0	14.3	—	—	49.3
Goodwill	—	—	2,737.2	2,165.0	—	4,902.2
Intangible assets	—	7.0	4,506.2	794.7	—	5,307.9
Investments in and advances to non-consolidated affiliates	728.2	15,879.1	4.1	26.3	(16,607.3)	30.4
Deferred costs and other	—	524.1	249.4	254.0	—	1,027.5
Intercompany receivables	160.6	1,256.9	1,687.7	1,202.4	(4,307.6)	—

	$889.2	$18,301.5	$21,165.2	$12,172.2	$(21,479.5)	$31,048.6

Liabilities and Stockholders’ (Deficit)/Equity
Current liabilities
Accounts payable	$0.5	$156.8	$153.6	$71.4	$—	$382.3
Interest payable	—	400.0	1.8	15.9	—	417.7
Accrued expenses	7.7	224.4	508.8	374.1	—	1,115.0
Current portion of long-term debt	—	72.5	6.3	6.8	—	85.6
Intercompany payables	—	18.9	298.2	274.2	(591.3)	—

Total current liabilities	8.2	872.6	968.7	742.4	(591.3)	2,000.6
Long-term debt	—	16,503.2	102.6	6,517.5	—	23,123.3
Deferred credits and other	—	480.6	131.5	57.0	—	669.1
Deferred income taxes	—	358.5	2,551.8	1,416.7	—	4,327.0
Intercompany notes	2.0	258.7	1,973.4	2,073.5	(4,307.6)	—

	10.2	18,473.6	5,728.0	10,807.1	(4,898.9)	30,120.0

Preferred stock	2,289.4	—	—	—	—	2,289.4

Harrah’s Entertainment, Inc. stockholders’ (deficit)/equity	(1,410.4)	(172.1)	15,437.2	1,315.5	(16,580.6)	(1,410.4)
Non-controlling interests	—	—	—	49.6	—	49.6

Total (deficit)/equity	(1,410.4)	(172.1)	15,437.2	1,365.1	(16,580.6)	(1,360.8)

	$889.2	$18,301.5	$21,165.2	$12,172.2	$(21,479.5)	$31,048.6

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE QUARTER ENDED SEPTEMBER 30, 2009

(UNAUDITED)

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$22.1	$1,218.2	$581.7	$—	$1,822.0
Food and beverage	—	4.8	219.3	157.4	—	381.5
Rooms	—	5.1	154.3	112.1	—	271.5
Management fees	—	2.1	23.2	0.4	(10.8)	14.9
Other	—	11.0	90.3	85.8	(27.6)	159.5
Less: casino promotional allowances	—	(6.8)	(230.9)	(129.5)	—	(367.2)

Net revenues	—	38.3	1,474.4	807.9	(38.4)	2,282.2

Operating expenses
Direct
Casino	—	11.7	652.1	333.8	—	997.6
Food and beverage	—	2.4	82.5	68.0	—	152.9
Rooms	—	0.5	28.9	24.9	—	54.3
Property general, administrative and other	—	7.2	340.7	195.1	(29.3)	513.7
Depreciation and amortization	—	1.8	122.8	51.0	—	175.6
Project opening costs	—	—	0.1	0.2	—	0.3
Write-downs, reserves and recoveries	—	(28.4)	44.1	8.6	—	24.3
Impairment of intangible assets	—	—	1,090.2	238.4	—	1,328.6
Losses/(income) on interests in non-consolidated affiliates	1,619.1	1,039.2	(6.4)	0.5	(2,651.2)	1.2
Corporate expense	8.0	27.3	4.3	9.2	(9.1)	39.7
Merger and integration costs	—	—	—	—	—	—
Amortization of intangible assets	—	0.2	28.3	15.7	—	44.2

Total operating expenses	1,627.1	1,061.9	2,387.6	945.4	(2,689.6)	3,332.4

Loss from operations	(1,627.1)	(1,023.6)	(913.2)	(137.5)	2,651.2	(1,050.2)
Interest expense, net of interest capitalized	—	(398.6)	(37.1)	(99.9)	91.1	(444.5)
Losses on early extinguishments of debt	—	(1.5)	—	—	—	(1.5)
Other income, including interest income	—	23.2	27.1	44.9	(91.1)	4.1

Loss from continuing operations before income taxes	(1,627.1)	(1,400.5)	(923.2)	(192.5)	2,651.2	(1,492.1)
Benefit/(provision) for income taxes	2.8	(6.9)	(128.3)	3.5	—	(128.9)

Loss from continuing operations, net of tax	(1,624.3)	(1,407.4)	(1,051.5)	(189.0)	2,651.2	(1,621.0)

Discontinued operations
Loss from discontinued operations	—	—	(0.1)	—	—	(0.1)
Benefit for income taxes	—	—	—	—	—	—

Loss from discontinued operations, net	—	—	(0.1)	—	—	(0.1)

Net loss	(1,624.3)	(1,407.4)	(1,051.6)	(189.0)	2,651.2	(1,621.1)
Less: net income attributable to non-controlling interests	—	—	—	(3.2)	—	(3.2)

Net loss attributable to Harrah’s Entertainment, Inc.	$(1,624.3)	$(1,407.4)	$(1,051.6)	$(192.2)	$2,651.2	$(1,624.3)

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE QUARTER ENDED SEPTEMBER 30, 2008

(UNAUDITED)

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$27.5	$1,415.2	$687.4	$—	$2,130.1
Food and beverage	—	6.1	247.9	173.6	—	427.6
Rooms	—	6.1	177.3	133.3	—	316.7
Management fees	—	2.3	17.5	(0.7)	(2.5)	16.6
Other	—	9.2	92.6	81.7	(1.6)	181.9
Less: casino promotional allowances	—	(8.0)	(279.9)	(139.1)	—	(427.0)

Net revenues	—	43.2	1,670.6	936.2	(4.1)	2,645.9

Operating expenses
Direct
Casino	—	16.4	756.8	356.2	—	1,129.4
Food and beverage	—	2.9	93.9	81.3	—	178.1
Rooms	—	0.5	33.7	30.7	—	64.9
Property general, administrative and other	—	19.7	377.9	232.3	1.9	631.8
Depreciation and amortization	—	2.1	91.0	58.8	0.1	152.0
Project opening costs	—	—	15.2	1.1	—	16.3
Write-downs, reserves and recoveries	9.0	2.5	20.6	14.7	—	46.8
Losses/(income) on interests in non-consolidated affiliates	118.5	(237.1)	(40.0)	2.1	159.0	2.5
Corporate expense	9.9	19.6	7.1	4.1	(6.0)	34.7
Merger and integration costs	—	1.0	—	—	—	1.0
Amortization of intangible assets	—	0.1	25.6	13.1	—	38.8

Total operating expenses	137.4	(172.3)	1,381.8	794.4	155.0	2,296.3

(Loss)/income from operations	(137.4)	215.5	288.8	141.8	(159.1)	349.6
Interest expense, net of interest capitalized	—	(429.8)	(45.0)	(140.2)	81.6	(533.4)
Gains on early extinguishments of debt	—	7.4	—	—	—	7.4
Other income, including interest income	1.6	30.3	27.0	29.9	(81.6)	7.2

(Loss)/income from continuing operations before income taxes	(135.8)	(176.6)	270.8	31.5	(159.1)	(169.2)
Benefit/(provision) for income taxes	6.1	142.2	(88.1)	(14.2)	—	46.0

(Loss)/income from continuing operations, net of tax	(129.7)	(34.4)	182.7	17.3	(159.1)	(123.2)

Discontinued operations
Income from discontinued operations	—	—	0.7	—	—	0.7
Provision for income taxes	—	—	—	—	—	—

Income from discontinued operations, net	—	—	0.7	—	—	0.7

Net (loss)/income	(129.7)	(34.4)	183.4	17.3	(159.1)	(122.5)
Net loss/(income) attributable to non-controlling interests	—	—	0.1	(7.3)	—	(7.2)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(129.7)	$(34.4)	$183.5	$10.0	$(159.1)	$(129.7)

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(UNAUDITED)

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$60.0	$3,609.3	$1,775.5	$—	$5,444.8
Food and beverage	—	13.4	639.6	476.3	—	1,129.3
Rooms	—	13.7	459.0	345.1	—	817.8
Management fees	—	6.2	71.7	1.0	(35.4)	43.5
Other	—	29.6	259.2	238.8	(79.7)	447.9
Less: casino promotional allowances	—	(17.7)	(676.5)	(380.8)	—	(1,075.0)

Net revenues	—	105.2	4,362.3	2,455.9	(115.1)	6,808.3

Operating expenses
Direct
Casino	—	34.8	1,941.3	991.9	—	2,968.0
Food and beverage	—	7.2	237.2	206.7	—	451.1
Rooms	—	1.4	83.6	75.4	—	160.4
Property general, administrative and other	—	24.3	1,008.9	575.6	(90.5)	1,518.3
Depreciation and amortization	—	6.4	360.3	150.1	—	516.8
Project opening costs	—	—	1.7	1.2	—	2.9
Write-downs, reserves and recoveries	—	(26.3)	74.3	30.6	—	78.6
Impairment of intangible assets	—	—	1,132.2	493.5	—	1,625.7
(Income)/losses on interests in non-consolidated affiliates	(551.8)	734.7	(37.6)	0.9	(144.9)	1.3
Corporate expense	30.8	68.7	12.2	24.6	(24.6)	111.7
Merger and integration costs	—	0.3	—	—	—	0.3
Amortization of intangible assets	—	0.5	85.2	46.0	—	131.7

Total operating expenses	(521.0)	852.0	4,899.3	2,596.5	(260.0)	7,566.8

Income/(loss) from operations	521.0	(746.8)	(537.0)	(140.6)	144.9	(758.5)
Interest expense, net of interest capitalized	—	(1,241.7)	(115.3)	(298.9)	251.2	(1,404.7)
Gains on early extinguishments of debt	—	3,931.4	—	347.8	—	4,279.2
Other income, including interest income	0.3	78.2	83.1	112.8	(251.2)	23.2

Income/(loss) from continuing operations before income taxes	521.3	2,021.1	(569.2)	21.1	144.9	2,139.2
Benefit/(provision) for income taxes	10.7	(1,205.7)	(249.4)	(146.4)	—	(1,590.8)

Income/(loss) from continuing operations, net of tax	532.0	815.4	(818.6)	(125.3)	144.9	548.4

Discontinued operations
Loss from discontinued operations	—	—	(0.4)	—	—	(0.4)
Benefit for income taxes	—	—	0.1	—	—	0.1

Loss from discontinued operations, net	—	—	(0.3)	—	—	(0.3)

Net income/(loss)	532.0	815.4	(818.9)	(125.3)	144.9	548.1
Less: net income attributable to non-controlling interests	—	—	—	(16.1)	—	(16.1)

Net income/(loss) attributable to Harrah’s Entertainment, Inc.	$532.0	$815.4	$(818.9)	$(141.4)	$144.9	$532.0

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD

JANUARY 28, 2008 THROUGH SEPTEMBER 30, 2008

(UNAUDITED)

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$68.6	$3,745.3	$1,839.3	$—	$5,653.2
Food and beverage	—	15.4	657.6	487.2	—	1,160.2
Rooms	—	14.4	492.0	387.8	—	894.2
Management fees	—	6.3	47.1	(0.1)	(7.5)	45.8
Other	—	29.2	303.6	210.9	(81.3)	462.4
Less: casino promotional allowances	—	(19.2)	(733.4)	(374.7)	—	(1,127.3)

Net revenues	—	114.7	$4,512.2	2,550.4	(88.8)	7,088.5

Operating expenses
Direct
Casino	—	41.3	1,994.4	1,001.4	—	3,037.1
Food and beverage	—	8.1	254.4	223.6	—	486.1
Rooms	—	1.5	92.6	85.3	—	179.4
Property general, administrative and other	—	40.5	1,046.8	598.8	(67.1)	1,619.0
Depreciation and amortization	—	5.4	290.2	156.8	—	452.4
Project opening costs	—	—	20.3	6.0	—	26.3
Write-downs, reserves and recoveries	9.0	5.7	(143.1)	66.6	—	(61.8)
Losses/(income) on interests in non-consolidated affiliates	294.6	(435.7)	(52.7)	0.8	194.3	1.3
Corporate expense	22.7	58.6	17.0	19.3	(21.7)	95.9
Merger and integration costs	—	23.1	—	—	—	23.1
Amortization of intangible assets	—	0.4	77.2	41.6	—	119.2

Total operating expenses	326.3	(251.1)	3,597.1	2,200.2	105.5	5,978.0

(Loss)/income from operations	(326.3)	365.8	915.1	350.2	(194.3)	1,110.5
Interest expense, net of interest capitalized	—	(1,178.2)	(150.4)	(369.2)	228.4	(1,469.4)
Losses on early extinguishment of debt	—	(203.9)	—	—	—	(203.9)
Other income, including interest income	3.6	79.9	89.9	73.7	(228.4)	18.7

(Loss)/income from continuing operations before income taxes	(322.7)	(936.4)	854.6	54.7	(194.3)	(544.1)
Benefit/(provision) for income taxes	8.5	467.9	(290.7)	(38.0)	—	147.7

(Loss)/income from continuing operations, net of tax	(314.2)	(468.5)	563.9	16.7	(194.3)	(396.4)
Discontinued operations
Income from discontinued operations	—	—	141.6	—	—	141.6
Provision for income taxes	—	—	(53.2)	—	—	(53.2)

Income from discontinued operations, net	—	—	88.4	—	—	88.4

Net (loss)/income	(314.2)	(468.5)	652.3	16.7	(194.3)	(308.0)
Net loss/(income) attributable to non-controlling interests	—	—	0.1	(6.3)	—	(6.2)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(314.2)	$(468.5)	$652.4	$10.4	$(194.3)	$(314.2)

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD

JANUARY 1, 2008 THROUGH JANUARY 27, 2008

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$5.7	$400.5	$208.4	$—	$614.6
Food and beverage	—	1.5	65.7	51.2	—	118.4
Rooms	—	1.3	52.7	42.4	—	96.4
Management fees	—	0.7	6.0	0.1	(1.8)	5.0
Other	—	0.7	26.3	22.0	(6.3)	42.7
Less: casino promotional allowances	—	(1.5)	(76.9)	(38.6)	—	(117.0)

Net revenues	—	8.4	474.3	285.5	(8.1)	760.1

Operating expenses
Direct
Casino	—	4.1	217.8	118.7	—	340.6
Food and beverage	—	1.0	26.0	23.5	—	50.5
Rooms	—	0.2	10.0	9.4	—	19.6
Property general, administrative and other	—	5.6	112.7	68.0	(8.1)	178.2
Depreciation and amortization	—	1.1	41.9	20.5	—	63.5
Project opening costs	—	—	(0.2)	0.9	—	0.7
Write-downs, reserves and recoveries	—	0.6	(0.4)	4.5	—	4.7
Losses/(income) on interests in non-consolidated affiliates	102.3	(1.3)	1.6	(0.2)	(102.9)	(0.5)
Corporate expense	—	7.9	0.6	—	—	8.5
Merger and integration costs	—	125.6	—	—	—	125.6
Amortization of intangible assets	—	—	5.2	0.3	—	5.5

Total operating expenses	102.3	144.8	415.2	245.6	(111.0)	796.9

(Loss)/income from operations	(102.3)	(136.4)	59.1	39.9	102.9	(36.8)
Interest expense, net of interest capitalized	—	(89.3)	(7.1)	(27.3)	34.0	(89.7)
Other income, including interest income	—	12.6	9.8	12.7	(34.0)	1.1

(Loss)/income from continuing operations before income taxes	(102.3)	(213.1)	61.8	25.3	102.9	(125.4)
Benefit/(provision) for income taxes	1.4	56.3	(18.9)	(12.8)	—	26.0

(Loss)/income from continuing operations, net of tax	(100.9)	(156.8)	42.9	12.5	102.9	(99.4)

Discontinued operations
Income from discontinued operations	—	—	0.1	—	—	0.1
Provision for income taxes	—	—	—	—	—	—

Income from discontinued operations, net	—	—	0.1	—	—	0.1

Net (loss)/income	(100.9)	(156.8)	43.0	12.5	102.9	(99.3)
Less: net income attributable to non-controlling interests	—	—	—	(1.6)	—	(1.6)

Net (loss)/income attributable to Harrah’s Entertainment, Inc.	$(100.9)	$(156.8)	$43.0	$10.9	$102.9	$(100.9)

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(UNAUDITED)

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$15.3	$(368.8)	$258.2	$492.9	$—	$397.6

Cash flows from investing activities
Land, buildings, riverboats and equipment additions, net of changes in construction payable	—	(5.8)	(375.6)	(30.5)	—	(411.9)
Investments in and advances to nonconsolidated affiliates	—	(12.8)	—	—	—	(12.8)
Proceeds from other asset sales	—	20.0	—	—	—	20.0
Other	—	—	—	(12.3)	—	(12.3)

Cash flows provided by/(used in) investing activities	—	1.4	(375.6)	(42.8)	—	(417.0)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of issue costs	—	2,259.6	—	—	—	2,259.6
Deferred financing costs	—	(54.1)	—	—	—	(54.1)
Borrowings under lending agreements	—	1,651.6	—	—	—	1,651.6
Repayments under lending agreements	—	(2,730.2)	—	—	—	(2,730.2)
Early extinguishments of debt	—	(467.1)	—	—	—	(467.1)
Purchase of HOC debt	—	—	—	(213.7)	—	(213.7)
Scheduled debt retirement	—	(10.9)	—	(6.5)	—	(17.4)
Purchase of additional interest in subsidiary	—	—	—	(83.7)	—	(83.7)
Non-controlling interests’ contributions, net of distributions	—	—	—	(13.0)	—	(13.0)
Other	(2.6)	(7.9)	(4.0)	—	—	(14.5)
Transfers from/(to) affiliates	162.5	(120.4)	104.9	(147.0)	—	—

Cash flows provided by/(used in) financing activities	159.9	520.6	100.9	(463.9)	—	317.5

Cash flows from discontinued operations
Cash flows from operating activities	—	—	(0.4)	—	—	(0.4)

Cash flows used in discontinued operations	—	—	(0.4)	—	—	(0.4)

Net increase/(decrease) in cash and cash equivalents	175.2	153.2	(16.9)	(13.8)	—	297.7
Cash and cash equivalents, beginning of period	0.1	7.1	318.3	325.0	—	650.5

Cash and cash equivalents, end of period	$175.3	$160.3	$301.4	$311.2	$—	$948.2

HARRAH’S ENTERTAINMENT, INC.

(SUCCESSOR ENTITY)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD

JANUARY 28, 2008 THROUGH SEPTEMBER 30, 2008

(UNAUDITED)

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows (used in)/provided by operating activities	$(13.1)	$(495.0)	$850.1	$318.8	$—	$660.8

Cash flows from investing activities
Land, buildings, riverboats and equipment additions, net of changes in construction payable	—	(24.8)	(767.2)	(173.0)	—	(965.0)
Insurance proceeds for hurricane losses from asset recovery	—	—	181.4	—	—	181.4
Payment for Merger	(17,490.2)	—	—	—	—	(17,490.2)
Investments in and advances to non-consolidated affiliates	—	—	—	(5.9)	—	(5.9)
Proceeds from other asset sales	—	0.1	4.2	0.3	—	4.6
Other	—	—	(13.8)	(17.6)	—	(31.4)

Cash flows used in investing activities	(17,490.2)	(24.7)	(595.4)	(196.2)	—	(18,306.5)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of issue costs	—	14,275.0	—	6,489.9	—	20,764.9
Deferred financing costs	—	(503.7)	—	(160.0)	—	(663.7)
Repayments under lending agreements	—	(5,832.1)	—	(2.7)	—	(5,834.8)
Early extinguishments of debt	—	(1,941.5)	—	—	—	(1,941.5)
Premiums paid on early extinguishments of debt	—	(225.9)	—	—	—	(225.9)
Scheduled debt retirement	—	—	—	(6.5)	—	(6.5)
Equity contribution from buyout	6,007.0	—	—	—	—	6,007.0
Non-controlling interests’ contributions, net of distributions	—	—	—	(7.6)	—	(7.6)
Excess tax benefit from stock equity plans	(50.5)	—	—	—	—	(50.5)
Other	—	(2.0)	(0.2)	(0.1)	—	(2.3)
Transfers from/(to) affiliates	11,597.2	(4,855.9)	(264.6)	(6,476.7)	—	—

Cash flows provided by/(used in) financing activities	17,553.7	913.9	(264.8)	(163.7)	—	18,039.1

Cash flows from discontinued operations
Cash flows from operating activities	—	—	1.6	—	—	1.6

Cash flows provided by discontinued operations	—	—	1.6	—	—	1.6

Net increase/(decrease) in cash and cash equivalents	50.4	394.2	(8.5)	(41.1)	—	395.0
Cash and cash equivalents, beginning of period	2.3	10.5	263.0	335.1	—	610.9

Cash and cash equivalents, end of period	$52.7	$404.7	$254.5	$294.0	$—	$1,005.9

HARRAH’S ENTERTAINMENT, INC.

(PREDECESSOR ENTITY)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD

JANUARY 1, 2008 THROUGH JANUARY 27, 2008

(In millions)	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$43.9	$(106.4)	$(25.3)	$95.0	$—	$7.2

Cash flows from investing activities
Land, buildings, riverboats and equipment additions, net of changes in construction payable	—	(1.4)	(66.3)	(57.9)	—	(125.6)
Payments for businesses acquired, net of cash acquired	—	—	—	0.1	—	0.1
Proceeds from other asset sales	—	—	0.1	3.0	—	3.1
Other	—	—	(1.2)	(0.5)	—	(1.7)

Cash flows used in investing activities	—	(1.4)	(67.4)	(55.3)	—	(124.1)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of issue costs	—	11,316.3	—	—	—	11,316.3
Deferred financing costs	—	—	—	—	—	—
Repayments under lending agreements	—	(11,288.6)	—	(0.2)	—	(11,288.8)
Early extinguishments of debt	—	—	(87.7)	—	—	(87.7)
Non-controlling interests’ distributions, net of contributions	—	—	—	(1.6)	—	(1.6)
Proceeds from exercises of stock options	2.4	—	—	—	—	2.4
Excess tax benefit from stock equity plans	77.5	—	—	—	—	77.5
Other	—	—	(0.7)	(0.1)	—	(0.8)
Transfers (to)/from affiliates	(121.5)	75.4	90.5	(44.4)	—	—

Cash flows (used in)/provided by financing activities	(41.6)	103.1	2.1	(46.3)	—	17.3

Cash flows from discontinued operations
Cash flows from operating activities	—	—	0.5	—	—	0.5

Cash flows provided by discontinued operations	—	—	0.5	—	—	0.5

Net increase/(decrease) in cash and cash equivalents	2.3	(4.7)	(90.1)	(6.6)	—	(99.1)
Cash and cash equivalents, beginning of period	—	15.2	353.1	341.7	—	710.0

Cash and cash equivalents, end of period	$2.3	$10.5	$263.0	$335.1	$—	$610.9

Schedule II

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

(In millions)

Column A	Column B	Column C		Column D		Column E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions from Reserves		Balance at End of Period
YEAR ENDED DECEMBER 31, 2008
Allowance for doubtful accounts
Current	$126.2	$85.9	$45.3	$(56.0	)(a)	$201.4

Long-term	$0.3	$—	$—	$—		$0.3

Liability to sellers under acquisition agreement (b)	$1.8	$—	$—	$(0.2)		$1.6

YEAR ENDED DECEMBER 31, 2007
Allowance for doubtful accounts
Current	$94.7	$135.3	$—	$(103.8	)(a)	$126.2

Long-term	$0.3	$—	$—	$—		$0.3

Liability to sellers under acquisition agreement (b)	$2.0	$—	$—	$(0.2)		$1.8

YEAR ENDED DECEMBER 31, 2006
Allowance for doubtful accounts
Current	$111.8	$71.8	$—	$(88.9	)(a)	$94.7

Long-term	$0.3	$—	$—	$—		$0.3

Liability to sellers under acquisition agreement (b)	$3.6	$—	$—	$(1.6)		$2.0

(a)	Uncollectible accounts written off, net of amounts recovered.

(b)	We acquired Players International, Inc., (“Players”) in March 2000. In 1995, Players acquired a hotel and land adjacent to its riverboat gaming facility in Lake Charles, Louisiana, for cash plus future payments to the seller based on the number of passengers boarding the riverboat casinos during a defined term. In accordance with the guidance provided by APB 16 regarding the recognition of liabilities assumed in a business combination accounted for as a purchase, Players estimated the net present value of the future payments to be made to the sellers and recorded that amount as a component of the total consideration paid to acquire these assets. Our recording of this liability in connection with the purchase price allocation process following the Players acquisition was originally reported in 2000. Our casino operations in Lake Charles sustained significant damage in late third quarter 2005 as a result of Hurricane Rita. As a result of hurricane damage, and upon the Company’s subsequent decision to scale back operations in Lake Charles and ultimately sell the property, the current and long-term portions of this obligation were written down in fourth quarter 2005; the credit was included in Discontinued operations on our Consolidated Statements of Operations. We sold Harrah’s Lake Charles in fourth quarter 2006. Prior to the sale, the current and long-term portions of this obligation were included in Liabilities held for sale on our Consolidated Balance Sheets. The remaining long-term portion of this liability is included in Deferred credits and other on our Consolidated Balance Sheets; the current portion of this obligation is included in Accrued expenses on our Consolidated Balance Sheets.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Harrah’s Entertainment, Inc. and Harrah’s Operating Company, Inc. are incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The bylaws of all the Delaware registrants indemnify to the fullest extent of the law every director and officer against expenses incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation.

Under the bylaws of Harrah’s Operating Company, Inc., no indemnification shall be made in respect of any claim as to which such person has been adjudged to be liable to the corporation unless the court in which such action was brought shall determine that, despite adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. For these registrants, any indemnification shall be made by the corporation only as authorized by (i) the Board of Directors, (ii) independent legal counsel if the Board of Directors cannot obtain a quorum, or (iii) by the stockholders. However, to the extent that a director or officer has been successful on the merits or otherwise in defense of any action, he shall be indemnified against expenses without authorization. Expenses incurred in defending or investigating a threatened or pending action may be paid by the corporation in advance of the final disposition of such action upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)	Financial Statement Schedules

Schedules for the years ended December 31, 2008, 2007 and 2006, are as follows:

Schedule II—Consolidated valuation and qualifying accounts.

Schedule I, III, IV, and V are not applicable and have therefore been omitted.

Item 22.	Undertakings.

(a)	Each of the undersigned registrants hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Harrah’s Entertainment Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 25th day of November, 2009.

HARRAH’S ENTERTAINMENT, INC.

By:	/S/ GARY W. LOVEMAN
Gary W. Loveman Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Gary W. Loveman	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	November 25, 2009

* Jonathan S. Halkyard	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 25, 2009

* Diane E. Wilfong	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 25, 2009

* Jeffrey Benjamin	Director	November 25, 2009

* David Bonderman	Director	November 25, 2009

* Anthony Civale	Director	November 25, 2009

Jonathan Coslet	Director

* Kelvin Davis	Director	November 25, 2009

* Karl Peterson	Director	November 25, 2009

[Signatures continue]

Signature	Capacity	Date

* Eric Press	Director	November 25, 2009

* Marc Rowan	Director	November 25, 2009

* Lynn C. Swann	Director	November 25, 2009

* Christopher J. Williams	Director	November 25, 2009

*By:	/S/ JONATHAN S. HALKYARD
Jonathan S. Halkyard Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Harrah’s Operating Company, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 25th day of November, 2009.

HARRAH’S OPERATING COMPANY, INC.

By:	/S/ GARY W. LOVEMAN
Gary W. Loveman Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Gary W. Loveman	Chief Executive Officer, President and Director (Principal Executive Officer)	November 25, 2009

* Jonathan S. Halkyard	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	November 25, 2009

* Diane E. Wilfong	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 25, 2009

*By:	/S/ JONATHAN S. HALKYARD
Jonathan S. Halkyard Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger among Hamlet Holdings LLC, Hamlet Merger Inc. and Harrah’s Entertainment, Inc. dated as of December 19, 2006 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed December 20, 2006).

3.1	Amended Certificate of Incorporation of Harrah’s Entertainment, Inc. (incorporated by reference to the exhibit to the Company’s Registration Statement on Form S-8 filed January 31, 2008.)

3.2	Bylaws of Harrah’s Entertainment, Inc., as amended on January 28, 2008. (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed February 1, 2008.)

3.3

Restated Certificate of Incorporation of Harrah’s Operating Company, Inc. (f/k/a Embassy Suites, Inc.), as amended. (incorporated by reference to the exhibit to the Company’s Registration Statement on Form S-4 filed October 29, 2008.)

3.4

Certificate of Amendment of Restated Certificate of Incorporation of Harrah’s Operating Company, Inc. (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.)

3.5	Bylaws of Harrah’s Operating Company, Inc., as amended. (incorporated by reference to the exhibit to the Company’s Registration Statement on Form S-4 filed October 29, 2008.)

4.1	Certificate of Designation of Non-Voting Perpetual Preferred Stock of Harrah’s Entertainment, Inc., dated January 28, 2008 (incorporated by reference to the exhibit to the Company’s Registration Statement on Form S-8 filed January 31, 2008).

4.2	Indenture, dated as of December 18, 1998, among Harrah’s Operating Company, Inc. as obligor, Harrah’s Entertainment, Inc., as Guarantor, and IBJ Schroder Bank & Trust Company, as Trustee relating to the 7 1/2% Senior Notes Due 2009 (incorporated by reference to the exhibit to the Registration Statement on Form S-3 of Harrah’s Entertainment, Inc. and Harrah’s Operating Company, Inc., File No. 333-69263, filed December 18, 1998).

4.3	Indenture, dated as of November 9, 1999 between Park Place Entertainment Corp., as Issuer, and Norwest Bank Minnesota, N.A., as Trustee relating to the 8.5% Senior Notes due 2006 and 8.875% Senior Subordinated Notes due 2008 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.4	Officers’ Certificate, dated as of September 12, 2000 with respect to the 8.875% Senior Subordinated Notes due 2008 (incorporated by reference to the exhibit to Park Place Entertainment Corporation’s Current Report on Form 8-K, filed September 19, 2000).

4.5	First Supplemental Indenture, dated as of June 13, 2005, to Indenture dated as of November 9, 1999, between Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., Caesars Entertainment, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 8.5% Senior Notes due 2006 and the 8.875% Senior Subordinated Notes due 2008 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.6	Second Supplemental Indenture, dated as of July 28, 2005, among Harrah’s Entertainment, Inc., as Guarantor, Harrah’s Operating Company, Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of November 9, 1999, as supplemented by certain Officers’ Certificates dated as of November 9, 1999 and September 12, 2000, and as further amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 8.5% Senior Notes due 2006 and the 8.875% Senior Subordinated Notes due 2008 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed August 2, 2005).

Exhibit No.	Exhibit
4.7	Indenture, dated as of January 29, 2001, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and Bank One Trust Company, N.A., as Trustee, relating to the 8.0% Senior Notes Due 2011 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000).

4.8	Indenture, dated as of May 14, 2001, between Park Place Entertainment Corp., as Issuer, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 8 1/8% Senior Subordinated Notes due 2011 (incorporated by reference to the exhibit to the Registration Statement on Form S-4 of Park Place Entertainment Corporation, File No. 333-62508, filed June 7, 2001).

4.9	First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of May 14, 2001, between Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., Caesars Entertainment, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 8 1/8% Senior Subordinated Notes due 2011 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.10	Second Supplemental Indenture, dated as of July 28, 2005, among Harrah’s Entertainment, Inc., as Guarantor, Harrah’s Operating Company, Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of May 14, 2001, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 8 1/8% Senior Subordinated Notes due 2011 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed August 2, 2005).

4.11	Indenture, dated as of August 22, 2001, between Park Place Entertainment Corp., as Issuer, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 7.50% Senior Notes due 2009 (incorporated by reference to the exhibit to the Registration Statement on Form S-4 of Park Place Entertainment Corporation, File No. 333-69838, filed September 21, 2001).

4.12	First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of August 22, 2001, between Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., Caesars Entertainment, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 7.50% Senior Notes due 2009 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.13	Second Supplemental Indenture, dated as of July 28, 2005, among Harrah’s Entertainment, Inc., as Guarantor, Harrah’s Operating Company, Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of August 22, 2001, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 7.50% Senior Notes due 2009 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed August 2, 2005).

4.14	Indenture, dated as of March 14, 2002, between Park Place Entertainment Corp., as Issuer, and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 7 7/8% Senior Subordinated Notes due 2010 (incorporated by reference to the exhibit to the Registration Statement on Form S-4 of Park Place Entertainment Corporation, File No. 333-86142, filed April 12, 2002).

4.15	First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of March 14, 2002, between Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., Caesars Entertainment, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 7 7/8% Senior Subordinated Notes due 2010 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

Exhibit No.	Exhibit
4.16	Second Supplemental Indenture, dated as of July 28, 2005, among Harrah’s Entertainment, Inc., as Guarantor, Harrah’s Operating Company, Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee, to the Indenture, dated as of March 14, 2002, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 7 7/8% Senior Subordinated Notes due 2010 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed August 2, 2005).

4.17	Indenture, dated as of April 11, 2003, between Park Place Entertainment Corp., as Issuer, and U.S. Bank National Association, as Trustee, with respect to the 7% Senior Notes due 2013 (incorporated by reference to the exhibit to the Registration Statement on Form S-4 of Park Place Entertainment Corporation, File No. 333-104829, filed April 29, 2003).

4.18	First Supplemental Indenture, dated as of June 13, 2005, to Indenture, dated as of April 11, 2003, between Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., Caesars Entertainment, Inc. and U.S. Bank National Association, as Trustee, with respect to the 7% Senior Notes due 2013 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.19	Second Supplemental Indenture, dated as of July 28, 2005, among Harrah’s Entertainment, Inc., as Guarantor, Harrah’s Operating Company, Inc., as Issuer, and U.S. Bank National Association, as Trustee, to the Indenture, dated as of April 11, 2003, as amended and supplemented by a First Supplemental Indenture, dated as of June 13, 2005, with respect to the 7% Senior Notes due 2013 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed August 2, 2005).

4.20	Indenture, dated as of December 11, 2003, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.375% Senior Notes due 2013 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

4.21	Indenture, dated as of June 25, 2004, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.50% Senior Notes due 2010 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.22	Indenture, dated as of February 9, 2005, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the Senior Floating Rate Notes due 2008 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

4.23	Amended and Restated Indenture, dated as of July 28, 2005, among Harrah’s Entertainment, Inc., as Guarantor, Harrah’s Operating Company, Inc., as Issuer, and U.S. Bank National Association, as Trustee, relating to the Floating Rate Contingent Convertible Senior Notes due 2024 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed August 2, 2005).

4.24	First Supplemental Indenture, dated as of September 9, 2005, to Amended and Restated Indenture, dated as of July 28, 2005, among Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc. as Guarantor, and U.S. Bank National Association, as Trustee, relating to the Floating Rate Contingent Convertible Senior Notes due 2024 (incorporated by reference to the exhibit to the Registration Statement on Form S-3/A of Harrah’s Entertainment, Inc., File No. 333-127210, filed September 19, 2005).

Exhibit No.	Exhibit
4.25	Second Supplemental Indenture, dated as of January 8, 2008, to Amended and Restated Indenture, dated as of July 28, 2005, among Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc. as Guarantor, and U.S. Bank National Association, as Trustee, relating to the Floating Rate Contingent Convertible Senior Notes due 2024 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)

4.26	Third Supplemental Indenture, dated as of January 28, 2008, to Amended and Restated Indenture, dated as of July 28, 2005, among Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc. as Guarantor, and U.S. Bank National Association, as Trustee, relating to the Floating Rate Contingent Convertible Senior Notes due 2024 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed January 28, 2008)

4.27	Indenture, dated as of May 27, 2005, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.625% Senior Notes due 2015 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed June 3, 2005).

4.28	First Supplemental Indenture, dated as of August 19, 2005, to Indenture, dated as of May 27, 2005, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.625% Senior Notes due 2015 (incorporated by reference to the exhibit to the Registration Statement on Form S-4 of Harrah’s Entertainment, Inc., File No. 333-127840, filed August 25, 2005).

4.29	Second Supplemental Indenture, dated as of September 28, 2005, to Indenture, dated as of May 27, 2005, between Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.625% Senior Notes due 2015 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed October 3, 2005).

4.30	Indenture dated as of September 28, 2005, among Harrah’s Operating Company, Inc., as Issuer, Harrah’s Entertainment, Inc., as Guarantor, and U.S. Bank National Association, as Trustee, relating to the 5.75% Senior Notes due 2017 (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed October 3, 2005).

4.31	Indenture, dated as of June 9, 2006, between Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. National Bank Association, as Trustee, relating to the 6.50% Senior Notes due 2016 (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed June 14, 2006).

4.32	Officers’ Certificate, dated as of June 9, 2006, pursuant to Sections 301 and 303 of the Indenture dated as of June 9, 2006 between Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. National Bank Association, as Trustee, relating to the 6.50% Senior Notes due 2016 (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed June 14, 2006).

4.33	Indenture, dated as of February 1, 2008, by and among Harrah’s Operating Company, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee, relating to the 10.75% Senior Cash Pay Notes due 2016 and 10.75%/11.5% Senior Toggle Notes due 2018 (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed February 4, 2008).

Exhibit No.	Exhibit
4.34	First Supplemental Indenture, dated as of June 12, 2008, by and among Harrah’s Operating Company, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee, relating to the 10.75% Senior Cash Pay Notes due 2016 and 10.75%/11.5% Senior Toggle Notes due 2018 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

4.35	Second Supplemental Indenture, dated as of January 9, 2009, to the Indenture, dated as of February 1, 2008, by and among Harrah’s Operating Company, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee, relating to the 10.75% Senior Cash Pay Notes due 2016 and 10.75%/11.5% Senior Toggle Notes due 2018 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2009).

4.36	Third Supplemental Indenture, dated as of March 26, 2009, by and among Harrah’s Operating Company, Inc., the Note Guarantors (as defined therein) and U.S. Bank National Association, as Trustee, relating to the 10.75% Senior Notes due 2016 and 10.75%/11.5% Senior Toggle Notes due 2018 (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed March 31, 2009).

4.37	Registration Rights Agreement, dated as of February 1, 2008, by and among Harrah’s Operating Company, Inc., the Guarantors (as defined therein), Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA), LLC, Deutsche Bank Securities, Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Sterns & Co., Inc., Goldman, Sachs & Co., Morgan Stanley & Co (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed February 4, 2008).

4.38	Indenture, dated as of December 24, 2008, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. Bank National Association, as Trustee, relating to the 10.00% Second-Priority Senior Secured Notes due 2018 and 10.00% Second-Priority Senior Secured Notes due 2015 (incorporated by reference to the exhibit filed with the Company’s Registration Statement on Form S-4/A, filed December 24, 2008).

4.39	First Supplemental Indenture, dated as of July 22, 2009, to Indenture, dated as of December 24, 2008, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. Bank National Association, as Trustee, relating to the 10.00% Second-Priority Senior Secured Notes due 2018 and 10.00% Second-Priority Senior Secured Notes due 2015 (incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2009).

4.40	Collateral Agreement, dated as of December 24, 2008, by and among Harrah’s Operating Company, Inc. as Issuer, each Subsidiary of the Issuer identified therein, and U.S. Bank National Association, as Collateral Agent (incorporated by reference to the exhibit filed with the Company’s Registration Statement on Form S-4/A, filed December 24, 2008).

4.41	Registration Rights Agreement, dated as of December 24, 2008, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc., Citigroup Global Markets Inc. and Banc of America Securities LLC (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed December 30, 2008).

Exhibit No.	Exhibit
4.42	Indenture, dated as of April 15, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. Bank National Association, as Trustee and as Collateral Agent, relating to the 10.00% Second-Priority Senior Secured Notes due 2018 (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed April 20, 2009).

4.43	First Supplemental Indenture, dated as of May 18, 2009, to Indenture, dated as of April 15, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc. and U.S. Bank National Association, as Trustee and as Collateral Agent, relating to the 10.00% Second-Priority Senior Secured Notes due 2018 (incorporated by reference to the exhibit filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2009).

4.44	Registration Rights Agreement, dated as of April 15, 2009, by and among Harrah’s Operating Company, Inc., Harrah’s Entertainment, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities, Inc. (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed April 20, 2009).

4.45	Indenture, dated as of June 10, 2009, by and among Harrah’s Operating Escrow LLC, Harrah’s Escrow Corporation, Harrah’s Entertainment, Inc. and U.S. Bank National Association, as Trustee, relating to the 11.25% Senior Secured Notes due 2017 (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed June 15, 2009).

4.46	Supplemental Indenture, dated as of June 10, 2009, to the Indenture, dated as of June 10, 2009, by and among Harrah’s Operating Escrow LLC, Harrah’s Escrow Corporation, Harrah’s Entertainment, Inc. and U.S. Bank National Association, as Trustee, relating to the 11.25% Senior Secured Notes due 2017 (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed June 15, 2009).

4.47	Supplemental Indenture, dated as of June 10, 2009, to the Indenture, dated as of June 10, 2009, by and among Harrah’s Operating Escrow LLC, Harrah’s Escrow Corporation, Harrah’s Entertainment, Inc. and U.S. Bank National Association, as Trustee, relating to the 11.25% Senior Secured Notes due 2017 (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed September 17, 2009).

4.48	Registration Rights Agreement, dated as of June 10, 2009, by and among Harrah’s Operating Escrow LLC and Harrah’s Escrow Corporation (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed June 15, 2009).

4.49	Registration Rights Agreement, dated as of September 11, 2009, by and among Harrah’s Operating Company, Inc., the Parent Guarantor (as defined therein), Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA), LLC, Deutsche Bank Securities, Inc. and J.P. Morgan Securities Inc. (incorporated by reference to the exhibit filed with the Company’s Current Report on Form 8-K, filed September 17, 2009).

4.50	Stockholders’ Agreement, dated as of January 28, 2008, by and among Apollo Hamlet Holdings, LLC, Apollo Hamlet Holdings B, LLC, TPG Hamlet Holdings, LLC, TPG Hamlet Holdings B, LLC, Co-Invest Hamlet Holdings, Series LLC, Co-Invest Hamlet Holdings B, LLC, Hamlet Holdings LLC and Harrah’s Entertainment, Inc., and, solely with respect to Sections 3.01 and 6.07, Apollo Investment Fund VI, L.P. and TPG V Hamlet AIV, L.P. (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed February 7, 2008).

4.51	Services Agreement, dated as of January 28, 2008, by and among Harrah’s Entertainment, Inc., Apollo Management VI, L.P., Apollo Alternative Assets, L.P. and TPG Capital, L.P. (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed February 7, 2008).

Exhibit No.	Exhibit
4.52	Management Investor Rights Agreement, dated as of January 28, 2008, by and among Harrah’s Entertainment, Inc., Apollo Hamlet Holdings, LLC, Apollo Hamlet Holdings B, LLC, TPG Hamlet Holdings, LLC, TPG Hamlet Holdings B, LLC, Hamlet Holdings LLC and the stockholders that are parties thereto (incorporated by reference to Exhibit 4.2 to Harrah’s Entertainment, Inc.’s Registration Statement on Form S-8 filed January 31, 2008)

*5.1	Opinion of O’Melveny & Myers LLP regarding the validity of the registered 10.00% Second-Priority Senior Secured Notes due 2015, registered 10.00% Second-Priority Senior Secured Notes due 2018, the registered 10.00% Second-Priority Senior Secured Notes due 2018 and the registered 11.25% Senior Secured Notes due 2017 offered hereby

10.1	Credit Agreement, dated as of January 28, 2008, by and among Hamlet Merger Inc., Harrah’s Operating Company, Inc. as Borrower, the Lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent and Collateral Agent, Deutsche Bank AG New York Branch, as Syndication Agent, and Citibank, N.A., Credit Suisse, Cayman Islands Branch, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc., and Bear Sterns Corporate Lending, Inc., as Co-Documentation Agents (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed February 7, 2008).

10.2	Amendment and Waiver, dated June 3, 2009, to Credit Agreement, dated as of January 28, 2008, by and among Hamlet Merger Inc., Harrah’s Operating Company, Inc. as Borrower, the Lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent and Collateral Agent, Deutsche Bank AG New York Branch, as Syndication Agent, and Citibank, N.A., Credit Suisse, Cayman Islands Branch, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc., and Bear Sterns Corporate Lending, Inc., as Co-Documentation Agents (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed June 11, 2009).

10.3	Incremental Facility Amendment, dated September 26, 2009, to Credit Agreement, dated as of January 28, 2008 by and among Hamlet Merger Inc., Harrah’s Operating Company, Inc. as Borrower, the Lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent and Collateral Agent, Deutsche Bank AG New York Branch, as Syndication Agent, and Citibank, N.A., Credit Suisse, Cayman Islands Branch, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc., and Bear Sterns Corporate Lending, Inc., as Co-Documentation Agents (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed September 26, 2009).

10.4	Amended and Restated Collateral Agreement, dated and effective as of January 28, 2008 (as amended and restated on June 10, 2009), among Harrah’s Operating Company, Inc., each Subsidiary Party that is party thereto and Bank of America, N.A., as Collateral Agent (incorporated by reference to the exhibit to the Registrant’s Current Report on Form 8-K/A filed June 11, 2009).

10.5	Other First Lien Secured Party Consent, dated as of September 11, 2009, of U.S. Bank National Association, as Authorized Representative, to the Collateral Agreement, dated and effective as of January 28, 2008 (as amended and restated on June 10, 2009), among Harrah’s Operating Company, Inc., each Subsidiary Party that is party thereto and Bank of America, N.A., as Collateral Agent (incorporated by reference to the exhibit to the Registrant’s Current Report on Form 8-K filed September 17, 2009).

Exhibit No.	Exhibit
10.6	Intercreditor Agreement, dated as of January 28, 2008, by and among Bank of America, N.A. as administrative agent and collateral agent under the Credit Agreement, Citibank, N.A. as administrative agent under the Bridge-Loan Agreement and U.S. Bank National Association as Trustee under the Indenture (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

10.7	Intercreditor Agreement, dated as of December 24, 2008, by and among Bank of America, N.A. as Credit Agreement Agent, each other First Priority Lien Obligations Agent from time to time, U.S. Bank National Association as Trustee and each collateral agent for any Future Second Lien Indebtedness from time to time (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008).

10.8	Joinder and Supplement, dated as of September 11, 2009, to the Intercreditor Agreement, dated as of December 24, 2008, by and among Bank of America, N.A. as Credit Agreement Agent, each other First Priority Lien Obligations Agent from time to time, U.S. Bank National Association as Trustee and each collateral agent for any Future Second Lien Indebtedness from time to time (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed September 17, 2009).

10.9	Amended and Restated Guaranty and Pledge Agreement dated and effective as of January 28, 2008 (as amended and restated on June 10, 2009), made by Harrah’s Entertainment, Inc. (as successor to Hamlet Merger Inc.) in favor of Bank of America, N.A., as Administrative Agent and Collateral Agent (incorporated by reference to the exhibit to the Registrant’s Current Report on Form 8-K/A filed June 11, 2009).

10.10	Other First Lien Secured Party Consent, dated as of September 11, 2009, of U.S. Bank National Association, as Authorized Representative, to the Amended and Restated Guaranty and Pledge Agreement dated and effective as of January 28, 2008 (as amended and restated on June 10, 2009), made by Harrah’s Entertainment, Inc. (as successor to Hamlet Merger Inc.) in favor of Bank of America, N.A., as Administrative Agent and Collateral Agent (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed September 17, 2009).

10.11	Senior Unsecured Interim Loan Agreement, dated as of January 28, 2008, by and among Harrah’s Operating Company, Inc., as Borrower, the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, Deutsche Bank AG New York Branch, as Syndication Agent, Banc of America Bridge LLC, Credit Suisse, Cayman Islands Branch, JPMorgan Chase Bank, N.A., and Merrill Lynch Capital Corporation, as Co-Documentation Agents, Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunners and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Lead Arrangers (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed February 7, 2008).

10.12	Amendment and Waiver, dated as of March 26, 2009, to Senior Unsecured Interim Loan Agreement, dated as of January 28, 2008, by and among Harrah’s Operating Company, Inc., as Borrower, the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, Deutsche Bank AG New York Branch, as Syndication Agent, Banc of America Bridge LLC, Credit Suisse, Cayman Islands Branch, JPMorgan Chase Bank, N.A., and Merrill Lynch Capital Corporation, as Co-Documentation Agents, Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunners and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Lead Arrangers (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed March 31, 2009).

Exhibit No.	Exhibit
10.13	Amended and Restated Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Propco, LLC, Harrah’s Atlantic City Propco, LLC, Rio Propco, LLC, Flamingo Las Vegas Propco, LLC, Paris Las Vegas Propco, LLC and Harrah’s Laughlin Propco, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.14	Amended and Restated First Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 1, LLC, Harrah’s Atlantic City Mezz 1, LLC, Rio Mezz 1, LLC, Flamingo Las Vegas Mezz 1, LLC, Paris Las Vegas Mezz 1, LLC and Harrah’s Laughlin Mezz 1, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.15	Amended and Restated Second Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 2, LLC, Harrah’s Atlantic City Mezz 2, LLC, Rio Mezz 2, LLC, Flamingo Las Vegas Mezz 2, LLC, Paris Las Vegas Mezz 2, LLC and Harrah’s Laughlin Mezz 2, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.16	Amended and Restated Third Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 3, LLC, Harrah’s Atlantic City Mezz 3, LLC, Rio Mezz 3, LLC, Flamingo Las Vegas Mezz 3, LLC, Paris Las Vegas Mezz 3, LLC and Harrah’s Lauglin Mezz 3, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.17	Amended and Restated Fourth Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 4, LLC, Harrah’s Atlantic City Mezz 4, LLC, Rio Mezz 4, LLC, Flamingo Las Vegas Mezz 4, LLC, Paris Las Vegas Mezz 4, LLC and Harrah’s Laughlin Mezz 4, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.18	Amended and Restated Fifth Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 5, LLC, Harrah’s Atlantic City Mezz 5, LLC, Rio Mezz 5, LLC, Flamingo Las Vegas Mezz 5, LLC, Paris Las Vegas 5, LLC and Harrah’s Laughlin Mezz 5, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.19	Amended and Restated Sixth Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 6, LLC, Harrah’s Atlantic City Mezz 6, LLC, Rio Mezz 6, LLC, Flamingo Las Vegas Mezz 6, LLC, Paris Las Vegas Mezz 6, LLC and Harrah’s Laughlin Mezz 6, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.20	Amended and Restated Seventh Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 7, LLC, Harrah’s Atlantic City Mezz 7, LLC, Rio Mezz 7, LLC, Flamingo Las Vegas Mezz 7, LLC, Paris Las Vegas Mezz 7, LLC and Harrah’s Laughlin Mezz 7, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.21	Amended and Restated Eighth Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 8, LLC, Harrah’s Atlantic City Mezz 8, LLC, Rio Mezz 8, LLC, Flamingo Las Vegas Mezz 8, LLC, Paris Las Vegas Mezz 8, LLC and Harrah’s Laughlin Mezz 8, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

Exhibit No.	Exhibit
10.22	Amended and Restated Ninth Mezzanine Loan Agreement, dated as of May 22, 2008, by and among Harrah’s Las Vegas Mezz 9, LLC, Harrah’s Atlantic City Mezz 9, LLC, Rio Mezz 9, LLC, Flamingo Las Vegas Mezz 9, LLC, Paris Las Vegas Mezz 9, LLC and Harrah’s Laughlin Mezz 9, LLC, as Borrowers, and JPMorgan Chase Bank, N.A., as Lender (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.23	Employment Agreement, dated as of January 28, 2008, by and between Harrah’s Entertainment, Inc. and Gary W. Loveman (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed February 7, 2008).

10.24	Rollover Option Agreement, dated as of January 28, 2008, by and between Harrah’s Entertainment, Inc. and Gary W. Loveman (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K/A filed February 7, 2008).

10.25	Form of Employment Agreement between Harrah’s Operating Company, Inc. and Charles L. Atwood and J. Carlos Tolosa (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed April 11, 2008).

10.26	Form of Employment Agreement between Harrah’s Operating Company, Inc. and Jonathan S. Halkyard and Thomas M. Jenkin (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed April 11, 2008).

10.27	Form of Severance Agreement entered into with Charles L. Atwood, Jonathan S. Halkyard, Thomas M. Jenkin, John W. R. Payne and J. Carlos Tolosa (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

10.28	Form of Indemnification Agreement entered into by the Company and each of its directors and executive officers (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed October 6, 2008).

10.29	Financial Counseling Plan of Harrah’s Entertainment, Inc. as amended June 1996 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

10.30	Summary Plan Description of Executive Term Life Insurance Plan (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

10.31	Harrah’s Entertainment, Inc. 2009 Senior Executive Incentive Plan (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed December 15, 2008).

10.32	The 2001 Restatement of the Harrah’s Entertainment, Inc. Savings And Retirement Plan, effective January 1, 2002 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

10.33	First Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan effective January 1, 1997 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.34	Second Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan effective January 1, 2002 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.35	Third Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan effective November 24, 2003 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

Exhibit No.	Exhibit
10.36	Fourth Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan executed December 22, 2003 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.37	Fifth Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan effective January 1, 2005 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.38	Sixth Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan adopted July 20, 2005 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.39	Seventh Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan effective August 30, 2005 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.40	Eighth Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan adopted September 20, 2006 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.41	Ninth Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan adopted November 7, 2006 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.42	Tenth Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan executed December 29, 2006 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.43	Eleventh Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan executed July 11, 2008 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.44	Twelfth Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan executed July 11, 2008 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed February 13, 2009).

10.45	Trust Agreement dated June 20, 2001 by and between Harrah’s Entertainment, Inc. and Wells Fargo Bank Minnesota, N.A (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.46	Escrow Agreement, dated February 6, 1990, by and between The Promus Companies Incorporated, certain subsidiaries thereof, and Sovran Bank, as escrow agent (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 1989).

10.47	Amendment to Escrow Agreement dated as of October 29, 1993 among The Promus Companies Incorporated, certain subsidiaries thereof, and NationsBank, formerly Sovran Bank (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993).

10.48	Amendment, dated as of June 7, 1995, to Escrow Agreement among The Promus Companies Incorporated, certain subsidiaries thereof and NationsBank (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed June 15, 1995).

10.49	Amendment, dated as of July 18, 1996, to Escrow Agreement between Harrah’s Entertainment, Inc. and NationsBank (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).

Exhibit No.	Exhibit
10.50	Amendment, dated as of October 30, 1997, to Escrow Agreement between Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc. and NationsBank (incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed March 10, 1998, File No. 1-10410).

10.51	Amendment to Escrow Agreement, dated April 26, 2000, between Harrah’s Entertainment, Inc. and Wells Fargo Bank Minnesota, N.A., Successor to Bank of America, N.A (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

10.52	Letter Agreement with Wells Fargo Bank Minnesota, N.A., dated August 31, 2000, concerning appointment as Escrow Agent under Escrow Agreement for deferred compensation plans (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

10.53	Harrah’s Entertainment, Inc. Amended and Restated Executive Deferred Compensation Trust Agreement dated January 11, 2006 by and between Harrah’s Entertainment, Inc. and Wells Fargo Bank, N.A (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)

10.54	Amendment to the Harrah’s Entertainment, Inc. Amended and Restated Executive Deferred Compensation Trust Agreement effective January 28, 2008 by and between Harrah’s Entertainment, Inc. and Wells Fargo Bank, N.A (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)

10.55	Amendment and Restatement of Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan, effective August 3, 2007 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

10.56	Amendment and Restatement of Harrah’s Entertainment, Inc. Deferred Compensation Plan, effective as of August 3, 2007 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

10.57	Amendment and Restatement of Park Place Entertainment Corporation Executive Deferred Compensation Plan, effective as of August 3, 2007 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

10.58	Amendment and Restatement of Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan, effective as of August 3, 2007 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

10.59	Amendment and Restatement of Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II, effective as of August 3, 2007 (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

10.60	First Amendment to the Amendment and Restatement of the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II executed February 9, 2009 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed February 13, 2009).

10.61	Harrah’s Entertainment, Inc. Management Equity Incentive Plan, as amended December 10, 2008 (incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K filed December 15, 2008).

10.62	Stock Option Grant Agreement dated February 27, 2008 between Gary W. Loveman and Harrah’s Entertainment, Inc. (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

Exhibit No.	Exhibit
10.63	Stock Option Grant Agreement dated February 27, 2008 between Charles L. Atwood and Harrah’s Entertainment, Inc. (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.64	Stock Option Grant Agreement dated February 27, 2008 between Jonathan S. Halkyard and Harrah’s Entertainment, Inc. (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.65	Stock Option Grant Agreement dated February 27, 2008 between J. Carlos Tolosa and Harrah’s Entertainment, Inc. (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.66	Stock Option Grant Agreement dated February 27, 2008 between Thomas M. Jenkin and Harrah’s Entertainment, Inc. (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

10.67	Form of Stock Option Grant Agreement dated July 1, 2008 between Harrah’s Entertainment, Inc. and each of Lynn C. Swann and Christopher J. Williams (incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008).

**12	Computation of Ratio of Earnings to Fixed Charges.

14	Harrah’s Entertainment, Inc. Code of Business Conduct and Ethics for Principal Officers, adopted February 26, 2003 (incorporated by reference to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 10, 2003).

**21	Subsidiaries of Harrah’s Entertainment, Inc. and Harrah’s Operating Company, Inc.

*23.1	Consent of independent registered public accounting firm to use of report relating to the consolidated financial statements of the Company, dated November 25, 2009.

**23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

**24	Powers of Attorney.

**25	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of U.S. National Bank Association, as Trustee with respect to the Indentures governing the registered 10.00% Second-Priority Senior Secured Notes due 2015, registered 10.00% Second-Priority Senior Secured Notes due 2018, the registered 10.00% Second-Priority Senior Secured Notes due 2018 and the registered 11.25% Senior Secured Notes due 2017 offered hereby.

**99.1	Form of Transmittal Letter.

**99.2	Form of Notice of Guaranteed Delivery.

**99.3	Form of Letter to Brokers.

**99.4	Form of Letter to Clients.

*	Filed herewith.
**	Previously filed.